As filed with the U.S. Securities and Exchange Commission on May 12, 2022

Registration No. 333-262465

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOUNDER SPAC

(Exact name of registrant as specified in its charter)

Cayman Islands	6770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

11752 Lake Potomac Drive

Potomac,   MD,  20854

(240) 418-2649
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Osman Ahmed
Chief Executive Officer

Founder SPAC

11752 Lake Potomac Drive
Potomac, MD, 20854

(240) 418-2649

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Blankenship James R. Brown Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 Telephone: (713) 651-2600	Evan M. D’Amico Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Telephone: (202) 955-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/consent solicitation statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/consent solicitation statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 12, 2022

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

FOUNDER SPAC

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR 196,351,653 SHARES OF CLASS A COMMON STOCK AND 15,812,500 PUBLIC
WARRANTS OF FOUNDER SPAC

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),

WHICH WILL BE RENAMED “RUBICON TECHNOLOGIES, INC.” IN CONNECTION WITH
THE DOMESTICATION DESCRIBED HEREIN

The board of directors of Founder SPAC, a Cayman Islands exempted company (“Founder” and, after the Domestication as described below, “New Rubicon”), has unanimously approved (a) the continuation and deregistration of Founder under the Cayman Islands Companies Act (As Revised) and the domestication of Founder as a Delaware corporation under Section 388 of the Delaware General Corporation Law (the “Domestication”); (b) the merger of Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder (“Merger Sub”), with and into Rubicon Technologies, LLC (the “Merger”), to be renamed “Rubicon Technologies Holdings, LLC” immediately prior to the Domestication (“Rubicon”), surviving the Merger as a wholly owned subsidiary of New Rubicon; (c) a series of sequential mergers of (i) Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”) merging with Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 1”), with Blocker Company 1 surviving, followed by Blocker Company 1 merging with and into New Rubicon with New Rubicon surviving, followed by (ii) NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”) merging with Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 2”), with Blocker Company 2 surviving, followed by Blocker Company 1 merging with and into New Rubicon with New Rubicon surviving, and followed by (iii) PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3”, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), merging with Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 3”, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), with Blocker Company 3 surviving, followed by Blocker Company 3 merging with and into New Rubicon with New Rubicon surviving (collectively the “Blocker Mergers” and, together with the Merger, the “Mergers”); and (d) the other transactions contemplated by the Agreement and Plan of Merger, dated as of December 15, 2021, by and among Founder, Rubicon, Merger Sub, the Blocker Companies, and the Blocker Merger Subs (the “Merger Agreement”) and documents related thereto, in each case pursuant to the terms of the Merger Agreement and as more fully described elsewhere in this proxy statement/consent solicitation statement/prospectus.

As a result of and upon the effective time of the Domestication, among other things, (a) each then-issued and outstanding Class A ordinary share, par value $0.0001 per share, of Founder (“Founder Class A Shares”) will automatically convert into one share of Class A common stock, par value $0.0001 per share of New Rubicon (“Domestication Class A Common Stock”), (b) each then-issued and outstanding Class B ordinary share, par value $0.0001 per share, of Founder (“Founder Class B Shares” and, together with Founder Class A Shares, “Founder Ordinary Shares”), will convert into one share of Domestication Class A Common Stock pursuant to the Sponsor Agreement, dated December 15, 2021, by and among Founder, Founder SPAC Sponsor LLC (“Sponsor”), Rubicon, and certain insiders of Founder (the “Sponsor Agreement”), (c) each then-issued and outstanding public warrant of Founder, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Public Warrant”), will convert automatically, on a one-for-one basis, into a public warrant of New Rubicon (the “Domestication Public Warrant”) that represents a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to section 4.5 of the Warrant Agreement, dated October 14, 2021, by and between Founder and Continental Stock Transfer and Trust Company (the “Warrant Agreement”), (d) each then-issued and outstanding private placement warrant, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Private Placement Warrant”), will convert automatically, on a one-for-one basis, into a private placement warrant of New Rubicon (the “Domestication Private Warrant”) that represents a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement, and (e) each then-issued and outstanding unit of Founder, each representing a Founder Class A Share and one-half of a Founder Public Warrant (a “Founder Unit”), that has not been previously separated into the underlying Founder Class A Share and one-half of one Founder Public Warrant upon the request of the holder thereof, will be separated and automatically convert into one share of Domestication Class A Common Stock and one-half of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Founder Units. In addition, the certificate of incorporation of New Rubicon (the “Proposed Charter”) will authorize Class V common stock, par value $0.0001 per share (“Domestication Class V Common Stock”). Domestication Class A Common Stock will be entitled to economic rights and one vote per share and Domestication Class V Common Stock will be entitled to one vote per share with no economic rights.

Following the Merger, among other things, New Rubicon will be issued Class A Units in Rubicon and all preferred units, common units, and incentive units of Rubicon (“Rubicon Interests”) outstanding as of immediately prior to the Merger will automatically be recapitalized into Class A Units and Class B Units of Rubicon as authorized by the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon that will be adopted at the time of the Merger. Following the Blocker Mergers, (a) holders of Rubicon Interests immediately before the consummation of the transactions contemplated by the Merger Agreement (the “Closing” and the date on which the Closing occurs, the “Closing Date”), other than the Blocker Companies (the “Blocked Unitholders”), will be issued Class B Units in Rubicon (the “Rubicon Continuing Unitholders”), (b) Rubicon Continuing Unitholders will be issued a number of shares of Domestication Class V Common Stock equal to the number of Class B Units of Rubicon issued to the Rubicon Continuing Unitholders, (c) Blocked Unitholders will be issued shares of Domestication Class A Common Stock (as a result of the Blocker Mergers), (d) Rubicon Continuing Unitholders and Rubicon Blocked Unitholders will have a right to receive payments under the Tax Receivable Agreement, (e) holders of phantom units of Rubicon immediately prior to the Closing (“Rubicon Phantom Unitholders”) and those current and former directors, officers and employees of Rubicon entitled to certain cash bonuses and issuance of restricted shares of Domestication Class A Common Stock (the “Rubicon Management Rollover Holders”) will be issued restricted shares of Domestication Class A Common Stock following the adoption of New Rubicon’s equity incentive award plan (the “Incentive Award Plan”) and the effectiveness of a registration statement filed by New Rubicon on Form S-8 following the Closing, whereby such restricted shares of Domestication Class A Common Stock will vest six months following the Closing, and (f) New Rubicon will issue 11,100,000 of shares of Domestication Class A Common Stock (the “PIPE Investment”) to certain investors (“PIPE Investors”) pursuant to those certain subscription agreements, dated December 15, 2021, entered into with Founder (the “Subscription Agreements”). In addition to the securities issuable at the Closing and pursuant to the Incentive Award Plan, certain of the Rubicon Management Rollover Holders will be entitled to receive one-time cash payments (the “Cash Transaction Bonuses”). Any Cash Transaction Bonuses in excess of $17.5 million in the aggregate will reduce the Merger Consideration on a dollar-for-dollar basis. The total value of the Merger Consideration issuable by Rubicon and New Rubicon to holders of Rubicon Interests, subject to certain adjustments set forth in the Merger Agreement, is equal to $1.5 billion. It is expected that (i) Blocked Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 1,494,811 shares of Domestication Class A Common Stock and (ii) Rubicon Continuing Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 8,894,549 Class B Units of Rubicon and an equivalent number of shares of Domestication Class V Common Stock, in each case, depending upon the performance of Domestication Class A Common Stock during the five (5) year period after the Closing.

This prospectus covers (a) 31,625,000 shares of Domestication Class A Common Stock that will be issued to holders of Founder Class A Shares in connection with the Domestication, (b) 15,812,500 Domestication Public Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire Domestication Class A Common Stock upon exercise following the Domestication, (c) 15,812,500 shares of Domestication Class A Common Stock that, pursuant to the terms of the Warrant Agreement underly the Domestication Public Warrants in accordance with the Warrant Agreement, and (d) 148,914,153 shares of Domestication Class A Common Stock issuable as Merger Consideration.

This prospectus does not cover (A) 7,906,250 shares of Domestication Class A Common Stock that will be issued to holders of Founder Class B Shares in connection with the Domestication, (B) 14,204,375 Domestication Private Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire Domestication Class A Common Stock upon exercise following the Domestication, (C) 14,204,375 shares of Domestication Class A Common Stock that, pursuant to the Warrant Agreement underly the Domestication Private Warrants in accordance with the Warrant Agreement, (D) 11,100,000 shares of Domestication Class A Common Stock that will be issued to PIPE Investors, (E) 118,593,980 shares of Domestication Class V Common Stock that will be issued to Rubicon Continuing Unitholders, (F) the Class A Units of Rubicon that will be issued to New Rubicon, (G) the Class B Units of Rubicon that will be issued to Rubicon Continuing Unitholders, and (H) 9,836,017 shares of restricted Domestication Class A Common Stock that will be issued to the Rubicon Phantom Unitholders and Rubicon Management Rollover Holders following the Closing.

The Founder Units, Founder Class A Shares and Founder Public Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FOUNU,” “FOUN” and “FOUNW,” respectively. New Rubicon will apply for listing, to be effective at the time of the Business Combination, of the Domestication Class A Common Stock and Domestication Public Warrants on the New York Stock Exchange (“NYSE”) under the proposed symbols “RBT” and “RBT WS”, respectively. It is a condition to the consummation of the Business Combination that Founder receive confirmation from NYSE that the Domestication Class A Common Stock and Domestication Public Warrants have been approved for listing on NYSE. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless such listing condition is waived by the applicable parties.

This proxy statement/consent solicitation statement/prospectus provides shareholders of Founder with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of Founder’s shareholders. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” of this proxy statement/consent solicitation statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/consent solicitation statement/prospectus is dated           , 2022, and is first being mailed to Founder’s shareholders on or about           , 2022.

FOUNDER SPAC
11752 Lake Potomac Drive
Potomac, Maryland 20854
Telephone: (240) 418-2649

Dear Shareholders of Founder SPAC:

You are cordially invited to attend the extraordinary general meeting of the shareholders (the “Meeting”) of Founder SPAC (“Founder”), which will be held at          :           a.m., Eastern time, on           , 2022 at 800 Capitol Street, Suite 2400, Houston, Texas 77002 and via a virtual meeting format at          . Due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the Meeting to be held virtually over the Internet, but the physical location of the Meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. This proxy statement/consent solicitation statement/prospectus includes instructions on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Founder is a Cayman Islands exempted company established for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of Class A ordinary shares, par value $0.0001 per share, of Founder (“Founder Class A Shares”) and Class B ordinary shares, par value $0.0001 per share, of Founder (“Founder Class B Shares”, together with Founder Class A Shares, “Founder Ordinary Shares”), will be asked to approve, among other things, the Agreement and Plan of Merger, dated as of December 15, 2021 (the “Merger Agreement”), by and among Founder, Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder (“Merger Sub”), Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), and Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon”), and the other related proposals set forth in the accompanying proxy statement/consent solicitation statement/prospectus. The transactions contemplated under the Merger Agreement relating to the Merger are referred to in this proxy statement/consent solicitation statement/prospectus as the “Business Combination”.

Pursuant to the Merger Agreement, immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing” and the date on which the Closing occurs, the “Closing Date”), Founder will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware (the “Domestication”), and, conditional upon, and with effect from, the registration of Founder as a corporation in the State of Delaware, Founder will change its from “Founder SPAC” to “Rubicon Technologies, Inc.” (referred to herein as “New Rubicon”). Pursuant to the Domestication: (a) each then-issued and outstanding Founder Class A Share will automatically convert into one share of Class A common stock, par value $0.0001 per share, of New Rubicon (“Domestication Class A Common Stock”), (b) each then-issued and outstanding Founder Class B Share, will convert into one share of Domestication Class A Common Stock pursuant to the Sponsor Agreement, dated December 15, 2021, by and among Founder, Founder SPAC Sponsor LLC (“Sponsor”), Rubicon, and certain insiders of Founder (the “Sponsor Agreement”), (c) each then-issued and outstanding public warrant of Founder, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Public Warrant”), will convert automatically, on a one-for-one basis, into a public warrant of New Rubicon (the “Domestication Public Warrant”) that represents a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to section 4.5 of the Warrant Agreement, dated October 14, 2021, by and between Founder and Continental Stock Transfer and Trust Company (the “Warrant Agreement”), (d) each then-issued and outstanding private placement warrant, each representing a right to acquire one Founder Class A Share for $11.50 (a “Founder Private Placement Warrant”), will convert automatically, on a one-for-one basis, into a private placement warrant of New Rubicon (the “Domestication Private Warrant”) that represents a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement, and (e) each then-issued and outstanding unit of Founder, each representing a Founder Class A Share and one-half of a Founder Public Warrant (a “Founder Unit”), that has not been previously separated into the underlying Founder Class A Share and one-half of one Founder Public Warrant upon the request of the holder thereof, will be separated and automatically convert into one share of Domestication Class A Common Stock and one-half of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Founder Units. In addition, the certificate of incorporation of New Rubicon (the “Proposed Charter”) will authorize Class V common stock, par value $0.0001 per share (“Domestication Class V Common Stock”). Domestication Class A Common Stock will be entitled to economic rights and one vote per share and Domestication Class V Common Stock will be entitled to one vote per share with no economic rights.

Immediately following the Domestication, Merger Sub will merge with and into Rubicon, with Rubicon surviving the merger (the “Merger”), followed by a series of sequential two-step mergers among the Blocker Merger Subs, Blocker Companies, and New Rubicon, such that (x) each Blocker Merger Sub will merge with and into its corresponding Blocker Company, with the Blocker Company surviving as a wholly owned subsidiary of New Rubicon, following which (y) the surviving Blocker Company will merge with and into New Rubicon, with New Rubicon surviving the merger (collectively, the “Blocker Mergers” and, together with the Merger, the “Mergers”) as necessary to effectuate the UP-C structure, in which substantially all of the assets and business of New Rubicon will be held by Rubicon.

The aggregate value of the securities consideration to be issued to the holders of Rubicon Interests at the Closing pursuant to the Mergers, as applicable (the “Merger Consideration”), shall be an amount equal to $1.5 billion minus (a) the Excess Cash Bonuses, (b) the total amount of the Management Rollover Consideration, and (c) the total amount of the Phantom Unit Consideration (in each case, as defined below).

In connection with the Merger, among other things, New Rubicon will be issued Class A Units in Rubicon and all preferred units, common units, and incentive units of Rubicon (“Rubicon Interests”) outstanding as of immediately prior to the Merger will automatically be recapitalized into Class A Units and Class B Units of Rubicon as authorized by the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon that will be adopted at the time of the Merger. Following the Blocker Mergers, (a) holders of Rubicon Interests immediately before the Closing, other than the Blocker Companies (the “Blocked Unitholders”), will be issued Class B Units in Rubicon (the “Rubicon Continuing Unitholders”), (b) Rubicon Continuing Unitholders will be issued a number of shares of Domestication Class V Common Stock equal to the number of Class B Units of Rubicon issued to the Rubicon Continuing Unitholders, (c) Blocked Unitholders will be issued shares of Domestication Class A Common Stock (as a result of the Blocker Mergers), (d) Rubicon Continuing Unitholders and Rubicon Blocked Unitholders will have a right to receive payments under the Tax Receivable Agreement, (e) holders of phantom units of Rubicon immediately prior to the Closing (“Rubicon Phantom Unitholders”) and certain current and former directors, officers and employees of Rubicon entitled to certain cash bonuses and issuance of restricted shares of Domestication Class A Common Stock (“Rubicon Management Rollover Holders”) will be issued restricted shares of Domestication Class A Common Stock following the adoption of New Rubicon’s equity incentive award plan (the “Incentive Award Plan”) and the effectiveness of a registration statement filed by New Rubicon on Form S-8 following the Closing, whereby such restricted shares of Domestication Class A Common Stock will vest six months following the Closing, and (f) New Rubicon will issue 11,100,000 shares of Domestication Class A Common Stock (the “PIPE Investment”) to certain investors (“PIPE Investors”) pursuant to those certain subscription agreements, dated December 15, 2021, entered into with Founder (the “Subscription Agreements”).

In addition to the securities issuable in connection with the Mergers, the Rubicon Management Rollover Holders will be entitled to receive one-time cash payments (the “Cash Transaction Bonuses”). Any Cash Transaction Bonuses in excess of $17.5 million in the aggregate (the “Excess Cash Bonuses”) will reduce the Merger Consideration issuable as securities and set forth above on a dollar-for-dollar basis.

It is expected that (i) Blocked Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 1,494,811 shares of Domestication Class A Common Stock, and (ii) Rubicon Continuing Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 8,894,549 Class B Units of Rubicon and an equivalent number of shares of Domestication Class V Common Stock, in each case, depending upon the performance of Domestication Class A Common Stock during the five (5) year period after the Closing.

It is anticipated that upon completion of the Business Combination, assuming a No Redemption Scenario: (a) Founder’s public shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 16.7% of New Rubicon, (b) the PIPE Investors will have an aggregate Voting Power and Implied Ownership of approximately 5.9% of New Rubicon, (c) the Initial Shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 4.2% of New Rubicon, and (d) Blocked Unitholders and Rubicon Continuing Unitholders will have an aggregate Voting Power and Implied Ownership of approximately 73.2% of New Rubicon. If the actual facts are different from the assumptions underlying the No Redemption Scenario (which they are likely to be), the Voting Power and Implied Ownership of New Rubicon’s stockholders will be different. For more information regarding post-Business Combination ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination” in the proxy statement/consent solicitation statement/prospectus.

As of January 31, 2022, there was approximately $321 million in the Trust Account. On           , 2022, the record date for the Meeting, the last sale price of Founder Ordinary Shares was $           per share. Pursuant to Founder’s second amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), Founder is providing its holders of Founder Class A Shares with the opportunity to redeem all or a portion of their Founder Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding Founder Class A Shares that were sold as part of Founder’s initial public offering (“IPO”), subject to the limitations described herein.

To exercise your redemption rights, you must (i): (a) hold Founder Class A Shares, or (b) hold Founder Class A Shares underlying Founder Units and elect to separate your Founder Units into the underlying Founder Class A Shares prior to exercising your redemption rights with respect to the Founder Class A Shares; and (ii) prior to 5:00 P.M., eastern time, on           , 2022, (a) submit a written request to continental that Founder redeem your Founder Class A Shares for cash and (b) deliver your Founder Class A Shares to Continental physically or electronically using the Depository Trust Company’s DWAC (deposit/withdrawal at custodian) system, in each case, in accordance with the procedures described in the proxy statement/consent solicitation statement/prospectus. if the business combination is not consummated, then the Founder Class A Shares will not be redeemed for cash. if you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. see “Founder’s Extraordinary General Meeting — Redemption Rights” in this proxy statement/consent solicitation statement/prospectus for more specific instructions.

Founder is providing this proxy statement/consent solicitation statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Meeting and at any adjournments or postponements thereof. Founder’s initial shareholders, including Founder SPAC Sponsor, LLC, a Delaware limited liability company (“Sponsor”), and its officers and directors, who own approximately 20% of Founder Ordinary Shares as of the record date, have separately agreed to vote their Founder Ordinary Shares in favor of the proposals set forth in this proxy statement/consent solicitation statement/prospectus.

Founder’s Board recommends that Founder shareholders vote “FOR” approval of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. Each shareholder’s vote is very important. Whether or not you plan to participate in the Meeting, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the Meeting. Voting by proxy will not prevent a shareholder from voting at the Meeting if such shareholder subsequently chooses to participate in the Meeting.

We encourage you to read this proxy statement/consent solicitation statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 38.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/consent solicitation statement/prospectus is dated           , 2022, and is first being mailed to shareholders of Founder and Rubicon on or about           , 2022.

/s/
Osman Ahmed
Chief Executive Officer
Founder SPAC
, 2022

FOUNDER SPAC
11752 Lake Potomac Drive
Potomac, Maryland 20854
Telephone: (240) 418-2649

NOTICE OF EXTRAORDINARY GENERAL MEETING OF
FOUNDER SPAC SHAREHOLDERS
To Be Held on

To Founder SPAC Shareholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the shareholders of Founder SPAC (“Founder,” “we”, “our”, or “us”), which will be held at           :           a.m., Eastern time, on           , 2022, at            800 Capitol Street, Suite 2400, Houston, Texas 77002 and via a virtual meeting format at (the “Meeting”). You can participate in the Meeting as described in the section titled “Founder’s Extraordinary General Meeting” in the accompanying proxy statement/consent solicitation statement/prospectus. During the Meeting, Founder’s shareholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

●	To consider and vote upon a proposal to approve by ordinary resolution the transactions contemplated under the Agreement and Plan of Merger, dated as of December 15, 2021 (the “Merger Agreement”), by and among Founder, Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder (“Merger Sub”), Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon”), and the other parties thereto (the “Business Combination”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

●	To consider and vote upon a proposal to approve by special resolution a change in Founder’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware (the “Domestication”). This Proposal is referred to as the “Domestication Proposal” or “Proposal 2.” For the purpose of the Memorandum and Articles of Association of Founder, the full text of the resolution is as follows: RESOLVED, as a special resolution, that Founder be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Founder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Founder as a corporation in the State of Delaware, the name of Founder be changed from “Founder SPAC” to “Rubicon Technologies, Inc.”.

●	To consider and vote upon a proposal to approve by special resolution the certificate of incorporation of Founder in connection with the Domestication, in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex B (the “Proposed Charter”) to, among other things, change Founder’s name to “Rubicon Technologies, Inc.,” to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Charter Proposal” or “Proposal 3.” For the purpose of the Memorandum and Articles of Association of Founder, the full text of the resolution is as follows: RESOLVED, as a special resolution, that the Memorandum and Articles of Association of Founder currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter (a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex B)”

●	To approve and adopt, on a non-binding advisory basis and by ordinary resolution, certain governance provisions set forth in the Proposed Charter, as differing from the Memorandum and Articles of Association, which are being separately presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals. These Proposals are referred to as the “Governance Proposals” or “Proposals 4A-4H”:

○	Proposal 4A: A proposal to amend the Memorandum and Articles of Association to authorize the change in the authorized capital stock of Founder from (i) 479,000,000 Founder Class A Shares, 20,000,000 Founder Class B Shares and 1,000,000 preference shares, par value $0.0001 per share, of Founder to (ii) shares of Domestication Class A Common Stock, shares of Domestication Class V Common Stock and 5,000,000 shares of New Rubicon preferred stock, par value $0.0001 per share.

○	Proposal 4B: A proposal to amend the Memorandum and Articles of Association to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

○	Proposal 4C: A proposal to amend the Memorandum and Articles of Association to authorize adopting Section 203 of the Delaware General Corporation Law to prevent certain takeovers by interested stockholders.

○

Proposal 4D: A proposal to amend the Memorandum and Articles of Association to require at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V (the provisions regarding the size of the New Rubicon Board of Directors, the classification of the New Rubicon Board of Directors, the filling of vacancies and the election and removal of directors), VI (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), IX (the provisions regarding requirements to amend the Proposed Organizational Documents by the New Rubicon Board of Directors or by stockholders), and X (the provisions regarding the limited liability of directors of New Rubicon) of the Proposed Charter or any provision of the Proposed Bylaws.

○	Proposal 4E: A proposal to amend the Memorandum and Articles of Association to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

○	Proposal 4F: A proposal to amend the Memorandum and Articles of Association to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

○	Proposal 4G: A proposal to amend the Memorandum and Articles of Association to adopt a waiver of corporate opportunities for its non-employee directors.

○	Proposal 4H: A proposal to amend the Memorandum and Articles of Association to authorize (1) changing the corporate name from “Founder SPAC” to “Rubicon Technologies, Inc.”, (2) making New Rubicon’s corporate existence perpetual, and (3) removing certain provisions related to Founder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

●	To consider and vote upon a proposal to elect by ordinary resolution, effective as of the consummation of the Business Combination, Nate Morris, Andres Chico, Paula Henderson, Coddy Johnson, Osman Ahmed, Jack Selby, Ambassador Paula Dobriansky, Berry Caldwell, and Brent Callinicos, to serve on the Board until their respective successors are duly elected and qualified. This Proposal is referred to as the “Directors Proposal” or “Proposal 5.”

●	To consider and vote upon a proposal to approve by ordinary resolution the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Incentive Award Plan”), a copy of which is to be attached to this proxy statement/consent solicitation statement/prospectus as Annex K, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Share Plan Proposal” or “Proposal 6.”

●	To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding ordinary shares and the resulting change in control in connection with the Business Combination. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 7.”

●	To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event Founder does not receive the requisite shareholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 8.”

The Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal are each cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”).Each of the Directors Proposal and the Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals. Each of the Domestication Proposal and the Charter Proposal requires approval by special resolution, which is the affirmative vote of a two-thirds majority of the votes cast by the holders of the issued and outstanding ordinary shares of Founder represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Each of the Business Combination Proposal, Governance Proposals, Directors Proposal, Share Plan Proposal, Nasdaq Proposal and Adjournment Proposal require approval by ordinary resolution, which is the affirmative vote of a majority of the votes cast by the holders of the issued and outstanding ordinary shares of Founder represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Under the terms of the Memorandum and Articles of Association, only the holders of Class B Shares are entitled to vote on the election of directors to the board of directors of Founder. Therefore, only holders of the Class B Shares will vote on the Directors Proposal at the Meeting.

It is important for you to note that in the event that the Business Combination Proposal is not approved, Founder will not consummate the Business Combination. If Founder does not consummate the Business Combination and fails to complete an initial business combination by January 19, 2023 (or April 19, 2023 if extended pursuant to the Memorandum and Articles of Association), Founder will be required to dissolve and liquidate, unless we seek shareholder approval to amend the Memorandum and Articles of Association to extend the date by which an initial business combination may be consummated.

As of           , 2022, there were 39,531,250 ordinary shares issued and outstanding and entitled to vote. Only Founder shareholders who hold ordinary shares of record as of the close of business on           , 2022 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/consent solicitation statement/prospectus is first being mailed to Founder shareholders on or about           , 2022.

Investing in Founder’s securities involves a high degree of risk. See “Risk Factors” beginning on page 38 for a discussion of information that should be considered in connection with an investment in Founder’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your ordinary shares if you subsequently choose to participate in the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only shareholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not participate in the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Morrow Sodali LLC (“Morrow Sodali”), that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Founder’s Board recommends that Founder shareholders vote “FOR” approval of each of the Proposals. When you consider the Board’s recommendation of these Proposals, you should keep in mind that Founder’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a shareholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination — Founder.”

On behalf of the Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

/s/
Osman Ahmed
Chief Executive Officer
Founder SPAC

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) (A) HOLD FOUNDER CLASS A SHARES, OR (B) HOLD FOUNDER CLASS A SHARES THROUGH FOUNDER UNITS AND ELECT TO SEPARATE YOUR FOUNDER UNITS INTO THE UNDERLYING FOUNDER CLASS A SHARES PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE FOUNDER CLASS A SHARES; AND (II) PRIOR TO 5:00 P.M., EASTERN TIME, ON           , 2022, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT FOUNDER REDEEM YOUR FOUNDER CLASS A SHARES FOR CASH AND (B) DELIVER YOUR FOUNDER CLASS A SHARES TO CONTINENTAL PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE FOUNDER CLASS A SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “FOUNDER’S EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/consent solicitation statement/prospectus incorporates important business and financial information about Founder that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Founder with the SEC, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

MORROW SODALI LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

Toll Free: (800) 662-5200

International: (203) 658-9400
Email: FOUND.info@investor.morrowsodali.com

If you would like to request documents, please do so no later than _____, to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Founder and Rubicon.

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Unitholders of Rubicon Technologies, LLC:

Pursuant to an Agreement and Plan of Merger, dated as of December 15, 2021 (the “Merger Agreement”), by and among Founder SPAC, a Cayman Islands exempted company (“Founder”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder (“Merger Sub”), Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon”), and the other parties thereto (the “Business Combination”), a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, Merger Sub will merge with and into Rubicon, with Rubicon surviving the merger as a wholly owned subsidiary of Founder (the “Merger”).

This proxy statement/consent solicitation statement/prospectus is being delivered to you on behalf of the Rubicon board of managers to request that our holders of Common Units of Rubicon (“Legacy Rubicon Common Units”), Series A Units of Rubicon (“Legacy Rubicon Series A Units”), Series B Units of Rubicon (“Legacy Rubicon Series B Units”), Series C Units of Rubicon (“Legacy Rubicon Series C Units”), Series D Units of Rubicon (“Legacy Rubicon Series D Units”), and Series E Units of Rubicon (“Legacy Rubicon Series E Units”, together with Legacy Rubicon Series A Units, Legacy Rubicon Series B Units, Legacy Rubicon Series C Units and Legacy Rubicon Series D Units, “Legacy Rubicon Preferred Units” and collectively with Legacy Rubicon Common Units, the “Legacy Rubicon Units”), execute and return written consents to adopt and approve the Merger Agreement and the transactions contemplated therein, including the Merger.

Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding Legacy Rubicon Units entitled to vote, voting together as a single class and (ii) at least two-thirds of the outstanding Legacy Rubicon Preferred Units entitled to vote, voting together as a single class. As a closing condition to the Merger Agreement, Rubicon must deliver written consents adopting the Merger Agreement and approving the Merger; Founder has a right to terminate the Merger Agreement if such consent is not received within one (1) business day prior to Founder’s extraordinary general meeting of its shareholders to approve the Merger Agreement and the transactions contemplated thereby, as further detailed in this proxy statement/consent solicitation statement/prospectus.

This proxy statement/consent solicitation statement/prospectus describes the proposed Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

The Rubicon board of managers has considered the Merger and the terms of the Merger Agreement and has unanimously determined that the Merger and the Merger Agreement are advisable, fair to and in the best interests of Rubicon and its interest holders and recommends that holders of Legacy Rubicon Units adopt the Merger Agreement and approve the Merger Agreement by submitting a written consent attached as Annex L to this proxy statement/consent solicitation statement/prospectus.

Please complete, date and sign the written consent furnished with this proxy statement/consent solicitation statement/prospectus and return it promptly to Rubicon by one of the means described in “Rubicon’s Solicitation of Written Consents”, as set forth in this proxy statement/consent solicitation statement/prospectus.

BY ORDER OF THE BOARD OF MANAGERS

/s/
Nate Morris Chairman of the Board and Chief Executive Officer

ABOUT THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Founder, constitutes a prospectus of Founder under the Securities Act of 1933, as amended (the “Securities Act”), with respect to securities of Rubicon and New Rubicon to be issued to Rubicon’s equity holders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Founder under Section 14(a) of the Exchange Act.

You should rely only on the information contained in this proxy statement/consent solicitation statement/prospectus in deciding how to vote on the Business Combination. Neither Founder nor Rubicon has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/consent solicitation statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/consent solicitation statement/prospectus. The information contained in this proxy statement/consent solicitation statement/prospectus may change after the date set forth above. Do not assume after the date of this proxy statement/consent solicitation statement/prospectus that the information contained in this proxy statement/consent solicitation statement/prospectus is still correct.

Information contained in this proxy statement/consent solicitation statement/prospectus regarding Founder and its business, operations, management, and other matters has been provided by Founder and information contained in this proxy statement/consent solicitation statement/prospectus regarding Rubicon and its business, operations, management, and other matters has been provided by Rubicon.

This proxy statement/consent solicitation statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and Founder’s and Rubicon’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/consent solicitation statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/consent solicitation statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. These estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Proposal 1—The Business Combination Proposal—Certain Rubicon Projected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon” in this proxy statement/consent solicitation statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/consent solicitation statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/consent solicitation statement/prospectus, the terms “we,” “us,” “our,” “Founder” and “Company” refer to Founder SPAC, a Cayman Islands exempted company. Further, in this document:

●	“A&R LLCA” means the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon.

●	“Blocker Companies” means, collectively, Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), and PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company”).

●	“Blocker Merger Subs” means, collectively, Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 2”), and Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of Founder (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”).

●	“Board” or “Founder Board” means the board of directors of Founder.

●	“Business Combination” means the transactions contemplated by the Merger Agreement, including the Merger.

●	“Cayman Islands Companies Act” means the Companies Act (Revised) of the Cayman Islands as the same may be amended from time to time.

●	“Class A Units” means Class A Units of Rubicon, as set forth in the A&R LLCA.

●	“Class B Units” means Class B Units of Rubicon, as set forth in the A&R LLCA.

●	“Closing” means the closing of the Business Combination.

●	“Closing Date” means the date on which the Closing occurs.

●	“Code” means the Internal Revenue Code of 1986, as amended.

●	“Combination Period” means the period of time from the closing of the IPO to consummate an initial business combination pursuant to the Memorandum and Articles of Association.

●	“Continental” means Continental Stock Transfer & Trust Company, Founder’s transfer agent for the Founder Ordinary Shares, warrant agent for the Founder Warrants and trustee to the Trust Account.

●	“Current LLC Agreement” means the Seventh Amended and Restated Operating Agreement of Rubicon, dated April 27, 2018, as amended.

●	“DGCL” means the General Corporation Law of the State of Delaware.

●	“Domestication Class A Common Stock” means Class A common stock, par value $0.0001, of New Rubicon.

●	“Domestication Class V Common Stock” means Class V common stock, par value $0.0001, of New Rubicon.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

●	“Founder Class A Shares” means Class A ordinary shares, par value $0.0001, of Founder sold in the IPO as part of the Founder Units, whether purchased in the IPO or thereafter in the open market.

●	“Founder Class B Shares” means an aggregate of 7,906,250 Class B ordinary shares, par value $0.0001, of Founder, which were issued to and are held by our Sponsor.

●	“Founder Entities” means, collectively, Founder, the Blocker Merger Subs, and Merger Sub.

●	“Founder Ordinary Shares” means, collectively, the Founder Class A Shares and Founder Class B Shares.

●	“Founder Private Placement Warrants” means the 14,204,375 private placement warrants issued to the Sponsor and Jefferies, each exercisable for one Founder Class A Share for $11.50. Following the Domestication, Founder Private Placement Warrants are referred to as “Domestication Private Warrants” and pursuant to the terms of the Warrant Agreement will each be exercisable for one share of Domestication Class A Common Stock at a price of $11.50 per share.

●	“Founder Public Warrants” refers to the redeemable warrants issued in connection with the IPO that entitle the holder thereof to purchase one Founder Class A Share at a price of $11.50 per share. Following the Domestication, Founder Public Warrants are referred to as “Domestication Public Warrants” and pursuant to the terms of the Warrant Agreement will each be exercisable for one share of Domestication Class A Common Stock at a price of $11.50 per share.

●	“Founder Units” means those units of Founder sold in connection with the IPO, where each unit consists of one Founder Class A Share and one-half of one Founder Public Warrant.

●	“Founder Warrants” means, collectively, the Founder Public Warrants and Founder Private Placement Warrants.

●	“GAAP” means accounting principles generally accepted in the United States of America.

●	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

●	“Incentive Award Plan” means the Rubicon Technologies, Inc. 2022 Equity Incentive Plan.

●	“Initial Shareholders” means the Sponsor and other initial holders of Founder Class B Shares and those Founder Private Placement Warrants purchased by the Sponsor.

●	“IPO” refers to the initial public offering of 27,500,000 Founder Units consummated on October 19, 2021, including the additional 4,125,000 Founder Units issued pursuant to the full exercise of the underwriters’ over-allotment option.

●	“IRS” means the United States Internal Revenue Service.

●	“Jefferies” or “Jefferies LLC” means Jefferies LLC, the representative of the underwriters in the IPO.

●	“Legacy Rubicon Common Units” means the common units of Rubicon prior to the effectiveness of the A&R LLCA.

●	“Legacy Rubicon Incentive Units” means those units of Rubicon granted pursuant to the Rubicon Global Holdings, LLC Profits Participation Plan, dated December 11, 2014.

●	“Legacy Rubicon Phantom Units” means those phantom units granted pursuant to the Rubicon Global Holdings, LLC Unit Appreciation Rights Plan, dated December 11, 2014.

●	“Legacy Rubicon Preferred Units” means, collectively, the Legacy Rubicon Series A Units, Legacy Rubicon Series B Units, Legacy Rubicon Series C Units, Legacy Rubicon Series D Units, and Legacy Rubicon Series E Units prior to the effectiveness of the A&R LLCA.

●	“Legacy Rubicon Units” means, collectively, the Legacy Rubicon Common Units and the Legacy Rubicon Preferred Units.

●	“Management Rollover Consideration” means the 8,325,594 shares of restricted Domestication Class A Common Stock issuable following the Closing upon the adoption of the Incentive Award Plan and effectiveness of a Form S-8 filed by New Rubicon.

●	“Meeting” means the extraordinary general meeting of the shareholders of Founder, which will be held at : a.m., Eastern time, on , 2022.

●	“Memorandum and Articles of Association” means Founder’s current Second Amended and Restated Memorandum and Articles of Association.

●	“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 15, 2021, by and among Founder, Merger Sub, the Blocker Merger Subs, the Blocker Companies and Rubicon.

●	“Merger Consideration” means the aggregate value of the securities consideration to be issued to the holders of Rubicon Interests at the Closing pursuant to the Mergers.

●	“Merger Sub” means Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder.

●	“New Rubicon” means Rubicon Technologies, Inc., a Delaware corporation, following the Domestication.

●	“New Rubicon Board of Directors” means the board of directors of New Rubicon following the Business Combination.

●	“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

●	“public shareholders” means holders of Founder Class A Shares.

●	“Rubicon” means Rubicon Technologies, LLC, a Delaware limited liability company. Immediately prior to the Domestication, Rubicon will change its name to “Rubicon Technologies Holdings, LLC”, which name shall survive following the Merger. References to Rubicon herein following the Merger shall mean “Rubicon Technologies Holdings, LLC”.

●	“Rubicon Interests” means, collectively, the Legacy Rubicon Units and Legacy Rubicon Incentive Units.

●	“SEC” means the U.S. Securities and Exchange Commission.

●	“Securities Act” means the Securities Act of 1933, as amended.

●	“Sponsor” means Founder SPAC Sponsor, LLC, a Delaware limited liability company.

●	“Subscription Agreements” means those certain subscription agreements, dated as of December 15, 2021, in the form attached hereto as Annex E, between Founder and the PIPE Investors, pursuant to which New Rubicon will issue and sell to PIPE Investors an aggregate of 11,100,00 shares of Domestication Class A Common Stock for $10.00 per share, for a total of $111,000,000 (the “PIPE Investment”).

●	“Trust Account” means Founder’s trust account maintained by Continental.

Basis of Presentation

Numerical figures included in this proxy statement/consent solicitation statement/prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Unless specified otherwise, amounts in this proxy statement/consent solicitation statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/consent solicitation statement/prospectus have the meanings ascribed to them in the financial statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/consent solicitation statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook, and prospects of Founder and/or Rubicon and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/consent solicitation statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon” and “Information about Rubicon.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this proxy statement/consent solicitation statement/prospectus include, but are not limited to, statements about the ability of Founder and Rubicon prior to the Business Combination, and New Rubicon following the Business Combination, to:

●	access, collect and use personal data about consumers;

●	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

●	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

●	manage risks associated with operational changes in response to the COVID-19 pandemic;

●	meet the closing conditions to the Merger, including approval by the shareholders of Founder and interest holders of Rubicon on the expected terms and schedule;

●	realize the benefits expected from the proposed Merger;

●	anticipate the uncertainties inherent in the development of new business lines and business strategies;

●	retain and hire necessary employees;

●	increase brand awareness;

●	attract, train and retain effective officers, key employees or directors;

●	upgrade and maintain information technology systems;

●	acquire and protect intellectual property;

●	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

●	effectively respond to general economic and business conditions;

●	maintain Founder’s listing on Nasdaq or an inability to have New Rubicon’s securities following the consummation of the Business Combination listed on NYSE or another national securities exchange;

●	obtain additional capital, including use of the debt market;

●	enhance future operating and financial results;

●	anticipate rapid technological changes;

●	comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

●	stay abreast of modified or new laws and regulations applying to its business;

●	anticipate the impact of, and respond to, new accounting standards;

●	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

●	anticipate the rise in interest rates which would increase the cost of capital;

●	anticipate the significance and timing of contractual obligations;

●	maintain key strategic relationships with partners and distributors;

●	respond to uncertainties associated with product and service development and market acceptance;

●	anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

●	manage to finance operations on an economically viable basis;

●	anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

●	successfully defend litigation; and

●	successfully deploy the proceeds from the Merger.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. The forward-looking statements are based on the current and reasonable expectations of the management of Founder and Rubicon, as applicable, but are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated or that we will achieve or realize these plans, intentions or expectations. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should understand that the following important factors, in addition to those factors described in the sections titled “Risk Factors,” “Proposal 1 — The Business Combination Proposal — Certain Rubicon Projected Financial Information” and elsewhere in this proxy statement/consent solicitation statement/prospectus, could affect the future results of Founder and Rubicon prior to the Business Combination, and New Rubicon following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/consent solicitation statement/prospectus:

●	any delay in the closing of the Merger;

●	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

●	litigation, complaints, product liability claims and/or adverse publicity;

●	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

●	increases and/or decreases in utility and other energy costs;

●	increased costs related to utility or governmental requirements;

●	privacy and data protection laws, privacy or data breaches, or the loss of data;

●	the impact of the COVID-19 pandemic and its effect on the business and financial condition of Rubicon; and

●	those factors set forth in documents of Founder filed, or to be filed, with the SEC.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/consent solicitation statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/consent solicitation statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/consent solicitation statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Founder and Rubicon prior to the Business Combination, and New Rubicon following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Founder or Rubicon assess the impact of all such risk factors on the business of Founder and Rubicon prior to the Business Combination, and New Rubicon following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Founder or Rubicon or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Founder and Rubicon prior to the Business Combination, and New Rubicon following the Business Combination, undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of Founder or Rubicon, as applicable, on the relevant subject. These statements are based upon information available to Founder or Rubicon, as applicable, as of the date of this proxy statement/consent solicitation statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Founder or Rubicon, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “Proposal 1 — The Business Combination Proposal — Certain Rubicon Projected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon” in this proxy statement/consent solicitation statement/prospectus.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/consent solicitation statement/prospectus and attributable to Founder, Rubicon or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/consent solicitation statement/prospectus. Except to the extent required by applicable law or regulation, Founder and Rubicon undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/consent solicitation statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Merger, the Meeting and the Rubicon consent solicitation. We urge you to read carefully the remainder of this proxy statement/consent solicitation statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/consent solicitation statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND FOUNDER’S EXTRAORDINARY GENERAL MEETING

Q:	What is the purpose of this document?

A:	Founder, Merger Sub, and Rubicon have agreed to consummate the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A and incorporated into this proxy statement/consent solicitation statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned Founder Ordinary Shares at the close of business on , 2022, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/consent solicitation statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:	What is being voted on?

A:	Below are the proposals that Founder’s shareholders are being asked to vote on:

1.	Proposal 1 — The Business Combination Proposal. To consider and vote upon a proposal to approve by ordinary resolution the transactions contemplated under the Merger Agreement.

2.	Proposal 2 — The Domestication Proposal. To consider and vote upon a proposal to approve by special resolution the Domestication.

3.	Proposal 3 — The Charter Proposal. To consider and vote upon a proposal to approve by special resolution the certificate of incorporation of Founder in connection with the Domestication (the “Proposed Charter”).

4.	Proposals 4A-4H — The Governance Proposals. To approve and adopt, on a non-binding advisory basis and by ordinary resolution, certain governance provisions set forth in the Proposed Charter, which are being separately presented in accordance with the requirements of the SEC.

a.	Proposal 4A: A proposal to amend the Memorandum and Articles of Association to authorize the change in the authorized capital stock of Founder from (i) 479,000,000 Founder Class A Shares, 20,000,000 Founder Class B Shares and 1,000,000 preference shares, par value $0.0001 per share, of Founder to (ii) shares of Domestication Class A Common Stock, shares of Domestication Class V Common Stock and 5,000,000 shares of New Rubicon preferred stock, par value $0.0001 per share.

b.	Proposal 4B: A proposal to amend the Memorandum and Articles of Association to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

c.	Proposal 4C: A proposal to amend the Memorandum and Articles of Association to authorize adopting Section 203 of the Delaware General Corporation Law to prevent certain takeovers by interested stockholders.

d.	Proposal 4D: A proposal to amend the Memorandum and Articles of Association to require at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, to adopt, amend or repeal, or adopt any provision inconsistent with. Articles V (the provisions regarding the size of the New Rubicon Board of Directors, the classification of the New Rubicon Board of Directors, the filling of vacancies and the election and removal of directors), VI (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), IX (the provisions regarding requirements to amend the Proposed Organizational Documents by the New Rubicon Board of Directors or by stockholders), and X (the provisions regarding the limited liability of directors of New Rubicon) of the Proposed Charter or any provision of the Proposed Bylaws.

e.	Proposal 4E: A proposal to amend the Memorandum and Articles of Association to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

f.	Proposal 4F: A proposal to amend the Memorandum and Articles of Association to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

g.	Proposal 4G: A proposal to amend the Memorandum and Articles of Association to adopt a waiver of corporate opportunities for its non-employee directors.

h.	Proposal 4H: A proposal to amend the Memorandum and Articles of Association to authorize (1) changing the corporate name from “Founder SPAC” to “Rubicon Technologies, Inc.”, (2) making New Rubicon’s corporate existence perpetual, and (3) removing certain provisions related to Founder’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

5.	Proposal 5 — The Directors Proposal. To consider and vote upon a proposal to elect by ordinary resolution, effective as of the consummation of the Business Combination, Nate Morris, Andres Chico, Paula Henderson, Coddy Johnson, Osman Ahmed, Jack Selby, Ambassador Paula Dobriansky, Barry Caldwell, and Brent Callinicos, to serve on the Board until their respective successors are duly elected and qualified. Pursuant to the Memorandum and Articles of Association, only holders of Founder Class B Shares may vote on the Directors Proposal.

6.	Proposal 6 — The Share Plan Proposal. To consider and vote upon a proposal to approve by ordinary resolution the Incentive Award Plan.

7.	Proposal 7 — The Nasdaq Proposal. To consider and vote upon a proposal to approve by ordinary resolution the issuance of more than 20% of the issued and outstanding Founder Ordinary Shares in connection with the Business Combination, as required by Nasdaq Listing Rule 5635(a) and (b).

8.	Proposal 8 — The Adjournment Proposal. To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Meeting.

Q:	What vote is required to approve the Proposals?

A:	Approval of each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Directors Proposal, the Stock Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter. Pursuant to the Memorandum and Articles of Association, only holders of Founder Class B Shares may vote on the Directors Proposal.

Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter.

Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting, and accordingly will have no effect on any of the Proposals.

Q:	Are any of the Proposals conditioned on one another?

A:	The Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal are each cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. Each of the Directors Proposal and the Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals. If Founder does not consummate the Business Combination and fails to complete an initial business combination by January 19, 2023 (or April 19, 2023 if extended pursuant to the Memorandum and Articles of Association), Founder will be required to dissolve and liquidate, unless we seek shareholder approval to amend our Memorandum and Articles of Association to extend the date by which an initial business combination may be consummated.

Q:	What will happen in the Business Combination?

A:	At the closing of the Business Combination, Merger Sub will merge with and into Rubicon, with Rubicon surviving such merger, followed by a series of sequential two-step mergers among the Blocker Merger Subs, Blocker Companies, and New Rubicon, such that (x) each Blocker Merger Sub will merge with and into its corresponding Blocker Company, with the Blocker Company surviving as a wholly owned subsidiary of New Rubicon, following which (y) the surviving Blocker Company will merge with and into New Rubicon, with New Rubicon surviving the merger (together the “Blocker Mergers”) as necessary to effectuate the UP-C structure, in which substantially all of the assets and business of New Rubicon will be held by Rubicon. Upon consummation of the Business Combination, Rubicon will become a wholly-owned subsidiary of New Rubicon. In connection with the Business Combination, the cash held in the Trust Account, after giving effect to any redemption of shares by Founder’s public shareholders and the proceeds from the PIPE Investment, will be used to pay certain fees and expenses in connection with the Business Combination and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/consent solicitation statement/prospectus as Annex A.

Q:	How will the Initial Shareholders vote?

A:

Pursuant to a letter agreement, the Initial Shareholders agreed to vote their respective Founder Class B Shares acquired by them prior to the IPO and any Founder Class A Shares purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Initial Shareholders entered into the Sponsor Agreement with Rubicon pursuant to which they agreed to vote all Founder Ordinary Shares beneficially owned by them in favor of the proposals set forth in this proxy statement/consent solicitation statement/prospectus (the “Sponsor Agreement”). As of           , 2022, a total of 7,906,250 Founder Ordinary Shares or approximately 20% of the outstanding Founder Ordinary Shares were subject to the Letter Agreement and the Sponsor Agreement. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding Founder Ordinary Shares present and entitled to vote at the Meeting, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 1,976,564 Founder Class A Shares, or approximately 6.3% of the outstanding Founder Class A Shares held by the public shareholders, must vote in favor of the Business Combination Proposal for it to be approved.

Q:	How many votes do I and others have?

A:

You are entitled to one vote for each Founder Ordinary Share that you held as of the Record Date. As of the close of business on the Record Date, there were 39,531,250 outstanding Founder Ordinary Shares.

Pursuant to the Memorandum and Articles of Association, only holders of Founder Class B Shares are entitled to vote on the Directors Proposal. As of the close of business on the Record Date, there were 7,906,250 outstanding Founder Class B Shares.

Q:	Are Rubicon’s interest holders required to approve the Business Combination?

A:	Yes. Rubicon’s interest holders are required to approve the Merger Agreement and the consummation of the Business Combination. In connection with the execution of the Merger Agreement, certain Rubicon interest holders, holding approximately (i) 89.2% of the Legacy Rubicon Units and (ii) 87.5% of the Legacy Rubicon Preferred Units, representing the requisite voting power of Rubicon’s interest holders to approve the Merger Agreement and the consummation of the Business Combination, entered into a Support Agreement, dated December 15, 2021, with Founder, whereby such holders agreed to vote to approve the Merger Agreement and the consummation of the Business Combination (the “Support Agreement”).

Q:	What is the consideration being paid to Rubicon security holders?

A:

The aggregate value of the securities consideration to be issued to the holders of Rubicon Interests at the Closing pursuant to the Mergers, as applicable (the “Merger Consideration”), shall be an amount equal to $1.5 billion minus (a) the Excess Cash Bonuses, (b) the total amount of the Management Rollover Consideration, and (c) the total amount of the Phantom Unit Consideration. Rubicon Interests outstanding as of immediately prior to the Merger will automatically be recapitalized into Class A Units and Class B Units of Rubicon as authorized by the A&R LLCA that will be adopted at the time of the Merger. Following the Blocker Mergers, (i) Rubicon Continuing Unitholders will be issued Class B Units in Rubicon, (ii) Rubicon Continuing Unitholders will be issued a number of shares of Domestication Class V Common Stock equal to the number of Class B Units of Rubicon issued to the Rubicon Continuing Unitholders, and (iii) Blocked Unitholders will be issued shares of Domestication Class A Common Stock (as a result of the Blocker Mergers). In addition, Rubicon Continuing Unitholders and Rubicon Blocked Unitholders will have a right to receive payments under the Tax Receivable Agreement.

Concurrent with the issuance of Merger Consideration, (i) Rubicon Phantom Unitholders will be entitled to receive an aggregate of 1,510,424 restricted shares of Domestication Class A Common Stock (“Phantom Unit Consideration”) and (ii) Rubicon Management Rollover Holders will be entitled to receive an aggregate of 8,325,594 restricted shares of Domestication Class A Common Stock (the “Management Rollover Consideration”), in each case, to be issued by New Rubicon as soon as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8. The Management Rollover Consideration and Phantom Unit Consideration will vest upon the six (6) month anniversary of the Closing Date.

In addition to the securities issuable in connection with the Mergers, certain of the Rubicon Management Rollover Holders will be entitled to receive one-time cash payments in an aggregate amount not to exceed $35.0 million. Any cash transaction bonuses in excess of $17.5 million in the aggregate (the “Excess Cash Bonuses”) will reduce the Merger Consideration on a dollar-for-dollar basis.

Assuming there are no adjustments to the Merger Consideration issuable at Closing as a result of Excess Cash Bonuses (other than as set forth in the No Redemption Scenario and Maximum Redemption Scenario), it is expected that (i) Blocked Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 1,494,811 shares of Domestication Class A Common Stock (“Earn-Out Class A Shares”), and (ii) Rubicon Continuing Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 8,894,549 Class B Units of Rubicon (“Earn-Out Units”) and an equivalent number of shares of Domestication Class V Common Stock (“Earn-Out Class V Shares”, together with Earn-Out Class A Shares and Earn-Out Units, “Earn-Out Interests”), in each case, depending upon the performance of Domestication Class A Common Stock during the five (5) year period after the Closing.

Q:	Will I experience dilution as a result of the Business Combination?

A:	Assuming a No Redemption Scenario, it is anticipated that (a) Founder’s public shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 16.7% of New Rubicon, (b) the PIPE Investors will have an aggregate Voting Power and Implied Ownership of approximately 5.9% of New Rubicon, (c) the Initial Shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 4.2% of New Rubicon, and (d) Blocked Unitholders and Rubicon Continuing Unitholders will have an aggregate Voting Power and Implied Ownership of approximately 73.2% of New Rubicon.

Assuming a Maximum Redemption Scenario, it is anticipated that (a) Founder’s public shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 0.3% of New Rubicon, (b) the PIPE Investors will have an aggregate Voting Power and Implied Ownership of approximately 7.0% of New Rubicon, (c) the Initial Shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 5.0% of New Rubicon, and (d) Blocked Unitholders and Rubicon Continuing Unitholders will have an aggregate Voting Power and Implied Ownership of approximately 87.7% of New Rubicon.

If the actual facts are different from the assumptions underlying the No Redemption Scenario and Maximum Redemption Scenario (which they are likely to be), the Voting Power and Implied Ownership of New Rubicon’s stockholders will be different. For more information regarding post-Business Combination ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination.”

Q:	Do any of Founder’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:	In considering the recommendation of the Board to approve the Merger Agreement, Founder’s public shareholders should be aware that certain Founder executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Founder’s public shareholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination — Founder.”

Q:	Are there any arrangements to help ensure that Founder will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:

Yes. Founder entered into subscription agreements, dated as of December 15, 2021, with the PIPE Investors pursuant to which, among other things, Founder agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 11,100,000 shares of Domestication Class A Common Stock for $10.00 per share, for a total of $111,000,000. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. Founder will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable.

Q:	What amendments will be made to the Memorandum and Articles of Association?

A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Founder’s public shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Memorandum and Articles of Association, in each case, under the Cayman Islands Companies Act, with the Proposed Charter and Proposed Bylaws, in each case, under the DGCL, which differ materially from the Memorandum and Articles of Association. A table summarizing the material differences between the Memorandum and Articles of Association and the Proposed Charter and Proposed Bylaws is found in the section entitled “Comparison of Stockholders’ Rights” and further described in “Proposal 3 — The Charter Proposal” and “Proposals 4A-4H — The Governance Proposals.”

Q:	How will the Domestication affect my Founder Ordinary Shares, Founder Public Warrants, Founder Private Placement Warrants and Founder Units?

A:	As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Founder Class A Share will convert automatically, on a one-for-one basis, into a share of Domestication Class A Common Stock; (2) each then issued and outstanding Founder Class B Share will convert automatically, on a one-for-one basis, into a share Domestication Class A Common Stock; (3) each then issued and outstanding Founder Public Warrant will represent a right to acquire one share of Domestication Class A Common Stock (the “Domestication Public Warrants”), on the terms and conditions set forth in the warrant agreement, dated October 14, 2021, between Founder and Continental, as warrant agent (the “Warrant Agreement”); (4) each then issued and outstanding Founder Private Placement Warrant will represent a right to acquire one share of Domestication Class A Common Stock (the “Domestication Private Warrants”), on the terms and conditions set forth in the Warrant Agreement; and (5) each then issued and outstanding Founder Unit that has not been previously separated into the underlying Founder Class A Shares and Founder Public Warrants will be separated and will entitle the holder thereof to one share of Domestication Class A Common Stock and one-half of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued when Founder Units are separated.

Currently, Founder Units, Founder Class A Shares and Founder Public Warrants are listed on Nasdaq under the symbols, “FOUNU”, “FOUN” and “FOUNW”, respectively. In connection with the Business Combination, New Rubicon intends to list the Domestication Class A Common Stock and Domestication Public Warrants on NYSE under the symbols “RBT” and “RBT WS”.

Q:	How do the Founder Public Warrants differ from the Founder Private Placement Warrants and what are the related risks for any holders of Domestication Public Warrants following the Business Combination?

A:	The Founder Private Placement Warrants are (and the Domestication Private Warrants will be) identical to the Founder Public Warrants and Domestication Public Warrants, as applicable, in all material respects, except that the Founder Private Placement Warrants/Domestication Private Warrants and the Founder Class A Shares/Domestication Class A Common Stock issuable upon the exercise of the Founder Private Placement Warrants/Domestication Private Warrants will not be transferable, assignable or saleable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the Founder Private Placement Warrants/Domestication Private Warrants will be exercisable on a cashless basis and will not be redeemable by Founder/New Rubicon (except as described in the notes to Founder’s financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus) so long as they are held by the initial purchasers or their permitted transferees. If the Founder Private Placement Warrants/Domestication Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Founder Private Placement Warrants/Domestication Private Warrants will be redeemable by Founder/New Rubicon and exercisable by such holders on the same basis as the Founder Public Warrants/Domestication Public Warrants.

Following the Business Combination, New Rubicon may redeem the Domestication Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. New Rubicon will have the ability to redeem outstanding Domestication Public Warrants upon not less than 30 days’ prior written notice of redemption to each warrant holder at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Domestication Class A Common Stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). New Rubicon will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Domestication Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to that Domestication Class A Common Stock is available throughout the 30-day redemption period. If and when the Domestication Public Warrants become redeemable by New Rubicon, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Domestication Public Warrants could force the holders of Domestication Public Warrants (i) to exercise their Domestication Public Warrants and pay the exercise price therefore at a time when it may be disadvantageous for such holders to do so, (ii) to sell their Domestication Public Warrants at the then-current market price when they might otherwise wish to hold their Domestication Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Domestication Public Warrants are called for redemption, is likely to be substantially less than the market value of the Domestication Public Warrants.

New Rubicon may only call the Domestication Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Domestication Public Warrants prior to the time of redemption and, at New Rubicon’s election, any such exercise may be required to be on a cashless basis. As required by the terms of the Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by New Rubicon to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books of New Rubicon. (The Warrant Agreement provides that any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice.) In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New Rubicon’s posting of the redemption notice to DTC. Recent trading prices for the Founder Class A Shares have not exceeded the $18.00 per share threshold at which the Founder Public Warrants would become redeemable.

Q:	What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that will be issued a part of the PIPE Investment at the closing of the Business Combination? Will Sponsor or any of its directors, officers or affiliates invest in the PIPE Investment?

A:

The Founder Units issued at the time of the IPO consisted of one Founder Class A Share and one-half of one Founder Public Warrant, at an offering price of $10.00 per unit. Founder entered into Subscription Agreements with certain PIPE Investors, whereby the PIPE Investors agreed to subscribe for and purchase, and Founder agreed to issue and sell to such PIPE Investors, prior to or substantially concurrently with the Closing, $111,000,000 of Domestication Class A Common Stock at $10.00 per share. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Closing. The Subscription Agreements provide for certain customary registration rights with respect to the shares issued thereunder. The Sponsor and its directors, officers and its affiliates will not invest in the PIPE Investment.

Q:	When and where is the Meeting?

A:	In Person: The Meeting will take place at _____, on _____, 2022, at _____ a.m. at 800 Capitol Street, Suite 2400, Houston, Texas 77002.

Virtual: The Company’s shareholders may attend, vote, and examine the list of shareholders entitled to vote at the Meeting by visiting https://www.cstproxy.com/founderspac/2022 and following the instructions noted below.

Telephone: You may also attend the meeting telephonically by dialing 1 800-450-7155 (toll-free within the United States and Canada) or + 1 857-999-9155 (outside of the United States and Canada, standard rates apply). You will then be prompted to enter the following conference identification number 1536201#.

Q:	How do I virtually/remotely attend the Meeting?

A:

As a registered shareholder, you received a proxy card from Continental. The proxy card contains instructions on how to virtually attend the Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, please contact Continental at the number or e-mail address below.

Continental Support Contact: 917-262-2373 or proxy@continentalstock.com.

You can pre-register to virtually attend the Meeting starting on              , 2022 at 9:00am Eastern Time (5 business days prior to the Meeting date). In order to pre-register, please enter the URL address, https://www.cstproxy.com/founderspac/2022, into your browser, and then enter your control number, name, and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting, you will need to re-log in with your control number and then be prompted to enter your control number to vote during the Meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Meeting, you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. In either event you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the aforementioned number or email address. Please allow up to 72 hours prior to the Meeting to process your control number.

If you do not have internet capabilities, you can listen to the Meeting by dialing + 1 800-450-7155 (toll free within the U.S. and Canada) or + 1 857-999-9155 (outside the U.S. and Canada) (standard rates apply). You will then be prompted to enter the following conference identification number 1536201#. This is listen only. You will not be able to vote nor enter questions during the Meeting.

Q:	Who may vote at the Meeting?

A:

Only holders of record of Founder Ordinary Shares as of the close of business on           , 2022 may vote at the Meeting. As of the record date, there were 7,906,250 Founder Ordinary Shares outstanding and entitled to vote. Please see “Founder’s Extraordinary General Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Meeting?

A:

One or more shareholders who together hold not less than a majority of the issued and outstanding Founder Ordinary Shares entitled to attend and vote at the Meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Founder Ordinary Shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the Meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank, or custodian. In the absence of a quorum, shareholders representing a majority of the votes present in person or represented by proxy at such Meeting may adjourn the Meeting until a quorum is present.

Q:	Am I required to vote against the Business Combination Proposal in order to have my Founder Class A Shares redeemed?

A:

No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Founder redeem your Founder Class A Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on your pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Founder Class A Shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of Founder Class A Shares electing to exercise their redemption rights will not be entitled to receive such payments and their Founder Class A Shares will be returned to them.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and you seek to have your Founder Class A Shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on , 2022 (at least two business days before the Meeting), that Founder redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

Public shareholders may seek to have their Founder Class A Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Founder Class A Shares as of the Record Date. Any public shareholder who holds Founder Class A Shares on or before           , 2022 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on your pro rata portion of the Trust Account, net of taxes payable), divided by the number of Founder Class A Shares. Please see the section titled “Founder’s Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Founder Class A Shares for cash.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	In the event that a holder elects to redeem its Founder Class A Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Founder Class A Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances applicable to each particular holder at the time such holder exercises his, her, or its redemption rights. See “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its Founder Class A Shares for cash.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/consent solicitation statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/consent solicitation statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How can I vote?

A:

If you are a shareholder of record, you may vote in person, online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Meeting and vote, if you choose.

To vote in person, follow the instructions which will be presented to you at 800 Capitol Street, Suite 2400, Houston, Texas 77002. Please have your proxy card handy when you attend in person.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to _____ and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on           , 2022. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank, or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete, and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of Founder Ordinary Shares you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank, or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than            a.m./p.m., Eastern Time, on           , 2022.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check-in.

Q:	How may I participate in the Meeting?

A.	If you are a shareholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental containing instructions on how to attend the Meeting, including the URL address along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting on           , 2022. Go to https://www.cstproxy.com/founderspac/2022, enter the control number found on the proxy card you previously received, as well as your name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting you will need to re-log into https://www.cstproxy.com/founderspac/2022 using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Meeting for processing your control number.

Q:	Who can help answer any other questions I might have about the virtual Meeting?

A.	If you have any questions concerning the virtual Meeting (including accessing the Meeting by virtual means) or need help voting your Founder Ordinary Shares, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Extraordinary General Meeting, proxy statement/consent solicitation statement/prospectus and form of Proxy Card are available at: https://www.cstproxy.com/founderspac/2022.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:	No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the proposals set forth in this proxy statement/consent solicitation statement/prospectus.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:	Founder will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal set forth in this proxy statement/consent solicitation statement/prospectus as present for the purposes of determining whether a quorum is present at the Meeting.

Q:	If I am not going to attend the Meeting, should I return my proxy card instead?

A.	Yes. Whether you plan to attend the Meeting or not, please read the enclosed proxy statement/consent solicitation statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	How can I submit a proxy?

A.	You may submit a proxy by (a) visiting _____ and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free _____ in the U.S. or _____ from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your Founder Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

MORROW SODALI LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

Toll Free: (800) 662-5200

International: (203) 658-9400
Email: FOUND.info@investor.morrowsodali.com

Unless revoked, a proxy will be voted at the Meeting in accordance with the shareholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Founder Ordinary Shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:	Should I send in my share certificates now to have my Founder Class A Shares redeemed?

A:	Founder’s public shareholders who intend to have their Founder Class A Shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “Founder’s Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Founder Class A Shares for cash.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:	Founder will pay the cost of soliciting proxies for the Meeting. Founder has engaged Morrow Sodali to assist in the solicitation of proxies for the Meeting. Founder has agreed to pay Morrow Sodali a fee of $35,000, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages, and expenses. Founder will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Founder Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the Founder Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What happens if I sell my shares before the Meeting?

A:	The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your Founder Ordinary Shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in Founder after the Business Combination is consummated.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite regulatory and shareholder approvals are received, Founder expects that the Business Combination will occur as soon as possible following the Meeting.

Q:	Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/consent solicitation statement/prospectus. Please read with particular care the detailed description of the risks described in the section entitled “Risk Factors.”

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:	No. Appraisal rights are not available to holders of Founder Ordinary Shares in connection with the proposed Business Combination. For additional information, see the section titled “Founder’s Extraordinary General Meeting — Appraisal Rights.”

Q:	What happens if the Business Combination is not consummated?

A:	If Founder does not consummate an initial business combination by January 19, 2023 (or April 19, 2023 if extended pursuant to the Memorandum and Articles of Association), then pursuant to Article 36 of its current Memorandum and Articles of Association, Founder’s officers must take all actions necessary in accordance with Cayman Law to dissolve and liquidate Founder as soon as reasonably possible. Following dissolution, Founder will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of Founder Ordinary Shares who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each Founder Class A Share would be paid at liquidation would be approximately $10.15 per share for shareholders based on amounts on deposit in the Trust Account as of , 2022. The closing price of our Founder Class A Shares on , 2022 was $ . The Initial Shareholders waived the right to any liquidation distribution with respect to any Founder Class B Shares held by them (such waiver entered into in connection with the IPO for which the Initial Shareholders received no additional consideration).

Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:

Following the Closing, holders of Founder Class A Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to Rubicon to fund working capital needs of New Rubicon. As of January 31, 2022, there was approximately $321 million in the Trust Account. Founder estimates that approximately $10.15 per Founder Class A Share will be paid to the public shareholders exercising their redemption rights.

Q:	Who will manage New Rubicon after the Business Combination?

A:	As a condition to the closing of the Business Combination, all of the officers and directors of Founder will resign, subject to certain closing conditions. For information on the anticipated directors and management of New Rubicon, see the section titled “Management of New Rubicon After the Business Combination” in this proxy statement/consent solicitation statement/prospectus.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals set forth in this proxy statement/consent solicitation statement/prospectus or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or the enclosed proxy card, you should contact Founder’s proxy solicitor at:

MORROW SODALI LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

Toll Free: (800) 662-5200

International: (203) 658-9400
Email: FOUND.info@investor.morrowsodali.com

You may also obtain additional information about Founder from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT RUBICON’S CONSENT SOLICITATION

Q:	Who is entitled to give a written consent for Rubicon?

A:	The holders of record, as of , 2022, of Common Units of Rubicon (“Legacy Rubicon Common Units”), Series A Units of Rubicon (“Legacy Rubicon Series A Units”), Series B Units of Rubicon (“Legacy Rubicon Series B Units”), Series C Units of Rubicon (“Legacy Rubicon Series C Units”), Series D Units of Rubicon (“Legacy Rubicon Series D Units”), and Series E Units of Rubicon (“Legacy Rubicon Series E Units” and, together with Legacy Rubicon Series A Units, Legacy Rubicon Series B Units, Legacy Rubicon Series C Units and Legacy Rubicon Series D Units, “Legacy Rubicon Preferred Units” and collectively with Legacy Rubicon Common Units, the “Legacy Rubicon Units”).

Q:	What approval is required by holders of Legacy Rubicon Units to adopt the Merger Agreement?

A:	Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding Legacy Rubicon Units entitled to vote, voting together as a single class and (ii) at least two-thirds of the outstanding Legacy Rubicon Preferred Units entitled to vote, voting together as a single class. As a closing condition to the Merger Agreement, Rubicon must deliver written consents adopting the Merger Agreement and approving the Merger; Founder has a right to terminate the Merger Agreement if such consent is not received within one (1) business day prior to the Meeting.

Concurrent with the execution of the Merger Agreement, certain holders of Legacy Rubicon Units holding approximately (i) 89.2% of the Legacy Rubicon Units and (ii) 87.5% of the Legacy Rubicon Preferred Units, representing a sufficient number of shares to approve the Merger Agreement entered into the Support Agreement with Founder in connection with the closing of the Business Combination whereby they agreed to vote such securities in favor of the Merger Agreement and the transactions contemplated thereunder. Under the Support Agreement, the supporting holders agreed, among other things, to execute and deliver a written consent within five business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC, adopting the Merger Agreement and the transactions contemplated thereunder.

Q:	Do any of Rubicon’s directors or officers have interests in the Merger that may differ from or be in addition to the interests of holders of Legacy Rubicon Units?

A:	Rubicon’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of holders of Legacy Rubicon Units generally. The Rubicon board of managers was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement be approved by the holders of Legacy Rubicon Units. For more information, see “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — Rubicon.”

Q:	How can I return my written consent?

A:	If you hold Legacy Rubicon Units and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Rubicon. Once you have completed, dated and signed the written consent, you may deliver it to Rubicon by emailing a .pdf copy to Rubicon’s counsel at Erica.Opitz@chamberlainlaw.com or by mailing it to Chamberlain, Hrdlicka, White, Williams & Aughtry, 191 Peachtree Street N.E., Floor 46, Atlanta, Georgia 30303-1740, Attention: Erica L. Opitz, Esq. Rubicon does not intend to hold a meeting to consider the Merger Agreement, and, unless Rubicon decides to hold a meeting for such purposes, you will be unable to vote in person or virtually by attending a meeting.

Q:	What is the deadline for returning my written consent?

A:	The Rubicon board of directors has set 5:00 p.m. Eastern Time, on the fifth day following this proxy statement/consent solicitation statement/prospectus being declared effective by the SEC as the targeted final date for the receipt of written consents (the “target date”). The target date is the date on which Rubicon expects to receive the written consents of the supporting holders under the Support Agreement. Rubicon reserves the right to extend the final date for the receipt of written consents beyond the target date. Any such extension may be made without notice to holders of Legacy Rubicon Units. Once a sufficient number of consents to adopt the Merger Agreement have been received, the consent solicitation will conclude.

Q:	What voting options do I have with respect to the proposed Merger?

A:	With respect to the Legacy Rubicon Units that you hold, you may execute a written consent to approve the Merger Agreement. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Merger Agreement.

Q:	Are holders of Legacy Rubicon Units entitled to exercise appraisal rights?

A:	No, holders of Legacy Rubicon Units are not entitled to appraisal rights in connection with the Merger under Delaware law.

Q:	Should Rubicon equity holders send in their stock certificates now?

A:	No. Rubicon equity holders SHOULD NOT send in any Legacy Rubicon Unit certificates now. If the Merger Agreement is adopted and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to holders of Legacy Rubicon Units who hold physical certificates and the certificates should be sent at that time in accordance with such instructions. Securities consideration issuable to holders of Legacy Rubicon Units in connection with the Mergers will not be issued until such holders complete and return the requisite transmittal materials along with any certificated Legacy Rubicon Units.

Q:	Whom should I contact if I have any questions about the consent solicitation?

A:	If you have any questions about the Merger or how to return your written consent or letter of transmittal, or if you need additional copies of this proxy statement/consent solicitation statement/prospectus or a replacement written consent or letter of transmittal, you should contact Rubicon via email at elizabeth.montoya@rubicon.com or by mail at Rubicon, 100 W Main Street, Suite 610, Lexington, Kentucky 40507, Attention: Elizabeth Montoya.

Q:	How do holders of Legacy Rubicon Preferred Units, Legacy Rubicon Common Units, Legacy Rubicon Phantom Units and Legacy Rubicon Incentive Units receive Merger Consideration?

A:	will serve as the exchange agent to facilitate the exchange of Legacy Rubicon Preferred Units, Legacy Rubicon Common Units, and Legacy Rubicon Phantom Units for shares of Domestication Class A Common Stock, shares of Domestication Class V Common Stock and Class B Units of Rubicon, in each case, issuable in connection with the consummation of the Business Combination and as set forth in the Merger Agreement.

Prior to the effectiveness of this proxy statement/consent solicitation statement/prospectus, each holder of Legacy Rubicon Preferred Units, Legacy Rubicon Common Units, and Legacy Rubicon Phantom Units was mailed a letter of transmittal (“Letter of Transmittal”) with instructions on how to receive the applicable securities issuable as Merger Consideration in connection with the Business Combination. In addition to executing and returning a Letter of Transmittal, each holder will need to deliver, among other things, (i) any certificate it holds representing Legacy Rubicon Preferred Units and Legacy Rubicon Common Units (or an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Founder), (ii) a properly completed and duly executed IRS Form W-8 or W-9, as applicable, and (iii) such other documents as may be reasonably requested by Continental and Founder, in each case, as set forth in the Letter of Transmittal.

If you have any questions regarding the Letter of Transmittal, please contact            at:

Attn:

Email

Phone:

SUMMARY OF THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/consent solicitation statement/prospectus but may not contain all of the information that may be important to you. Accordingly, Founder encourages you to read carefully this entire proxy statement/consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Founder’s shareholders.

The Parties to the Business Combination

Founder

Founder was incorporated as an exempted company formed under the laws of the Cayman Islands on April 26, 2021. Founder was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On October 19, 2021, Founder consummated its IPO of 31,625,000 Founder Units, including the issuance of 4,125,000 Founder Units as a result of the underwriters’ exercise of their over-allotment option in full. The Founder Units were sold at a price of $10.00 per Founder Unit, generating gross proceeds to the Company of $316,250,000. Simultaneously with the closing of the IPO, Founder consummated the sale of 14,204,375 Founder Private Placement Warrants at a price of $1.00 per Founder Private Placement Warrant in a private placement to the Sponsor and Jefferies, generating gross proceeds of $14,204,375, whereby 12,623,125 Founder Private Placement Warrants were purchased by our Sponsor and 1,581,250 Founder Private Placement Warrants were purchased by Jefferies.

The amounts held in the Trust Account may only be used by Founder upon the consummation of a business combination, except that there can be released to Founder, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Founder’s liquidation. Founder executed the Merger Agreement on December 15, 2021 and it must liquidate unless a business combination is consummated by January 19, 2023, the date that is 15 months from the closing of the IPO (or April 19, 2023, the date that is 18 months from the closing of the IPO, if the Combination Period is extended by the full amount of time allowed under the Memorandum and Articles of Association).

After deducting the underwriting discounts, offering expenses, and commissions from the IPO (including the over-allotment option) and the sale of the Founder Private Placement Warrants, a total of $320,993,750 was deposited into the Trust Account, and the remaining $2,435,625 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

As of           , 2022, Founder had cash outside the Trust Account of $____ available for its working capital needs. As of January 31, 2022, there was $321,015,932.27 held in the Trust Account (including $22,182.27 of accrued interest which Founder can withdraw to pay taxes).

The Founder Units, Founder Class A Shares and Founder Public Warrants are currently listed on Nasdaq under the symbols “FOUNU,” “FOUN,” and “FOUNW,” respectively. The Founder Units, Founder Class A Shares and Founder Public Warrants commenced trading on Nasdaq separately on or about December 6, 2021. We intend to apply to continue the listing of Domestication Class A Common Stock and Domestication Public Warrants on NYSE under the symbols “RBT” and “RBT WS”.

Founder’s principal executive offices are located at 11752 Lake Potomac Drive Potomac, Maryland 20854 and its telephone number is (240) 418-2649.

Rubicon

Founded in 2008, Rubicon is a digital marketplace for waste and recycling and a global leader in providing cloud-based waste and recycling solutions to businesses and governments. As a digital challenger to status quo waste companies, Rubicon has developed and commercialized proven, cutting-edge solutions that bring transparency and environmental innovation to the waste and recycling industry, enabling customers to make data-driven decisions that can lead to more efficient and effective operations and yield more sustainable outcomes.

Underpinning the digital marketplace for waste and recycling services is a cutting-edge, modular, digital platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. Rubicon provides its waste generator customers with a digital marketplace that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals. Rubicon enhances its hauling and recycling partners’ economic opportunities by democratizing access to large, national accounts that typically engage suppliers at the corporate level. By providing telematics-based and waste-specific solutions as well as access to group purchasing efficiencies, Rubicon helps large national accounts optimize their businesses. Rubicon helps governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively by digitizing their routing and back-office operations and using Rubicon’s computer vision technology to combat recycling material contamination at the source.

Over the past decade, this value proposition has allowed Rubicon to scale its platform considerably. Rubicon’s digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, and encompasses over 8,000 hauling and recycling partners across North America. Rubicon has also deployed its technology in over 70 municipalities within the United States and operates in 20 countries. Furthermore, Rubicon has secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

For more information on Rubicon, please see the sections titled “Information about Rubicon” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of Founder formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Rubicon, with Rubicon surviving the Merger as a wholly-owned subsidiary of Founder.

The Merger Agreement

On December 15, 2021, Founder, Merger Sub, Rubicon, the Blocker Merger Subs and the Blocker Companies entered into the Merger Agreement, pursuant to which, among other things, (i) at or prior to the Closing, Founder will transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised), changing its name to Rubicon Technologies, Inc. (“New Rubicon”), (ii) following the Domestication, a business combination between Founder and Rubicon will be effected through the merger of Merger Sub with and into Rubicon (the “Merger”), with Rubicon surviving the Merger, whereby Rubicon’s Current LLC Agreement will be amended and restated substantially in the form attached hereto as Annex D (the “A&R LLCA”), and (iii) immediately following the effectiveness of the A&R LLCA, parties to the Merger Agreement will effectuate the Blocker Mergers (together with the Merger, the “Mergers”). Upon consummation of the transactions contemplated by the Merger Agreement, the combined company will be organized in an “UP-C” structure, in which substantially all of the assets and business of the combined company will be held by Rubicon. The Founder Board has (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and the proposals set forth in this proxy statement/consent solicitation statement/prospectus by Founder’s shareholders.

Merger Consideration

The aggregate value of the securities consideration to be issued to the holders of Rubicon Interests at the Closing pursuant to the Mergers, as applicable (the “Merger Consideration”), shall be an amount equal to $1.5 billion minus (a) the Excess Cash Bonuses, (b) the total amount of the Management Rollover Consideration, and (c) the total amount of the Phantom Unit Consideration. Rubicon Interests outstanding as of immediately prior to the Merger will automatically be recapitalized into Class A Units and Class B Units of Rubicon as authorized by the A&R LLCA that will be adopted at the time of the Merger. Following the Blocker Mergers, (i) Rubicon Continuing Unitholders will be issued Class B Units in Rubicon, (ii) Rubicon Continuing Unitholders will be issued a number of shares of Domestication Class V Common Stock equal to the number of Class B Units of Rubicon issued to the Rubicon Continuing Unitholders, and (iii) Blocked Unitholders will be issued shares of Domestication Class A Common Stock (as a result of the Blocker Mergers). In addition, Rubicon Continuing Unitholders and Rubicon Blocked Unitholders will have a right to receive payments under the Tax Receivable Agreement.

Concurrent with the issuance of Merger Consideration, (i) Rubicon Phantom Unitholders will be entitled to receive an aggregate of 1,510,424 restricted shares of Domestication Class A Common Stock (“Phantom Unit Consideration”) and (ii) Rubicon Management Rollover Holders will be entitled to receive an aggregate of 8,325,594 restricted shares of Domestication Class A Common Stock (the “Management Rollover Consideration”), in each case, to be issued by New Rubicon as soon as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8. The Management Rollover Consideration and Phantom Unit Consideration will vest upon the six (6) month anniversary of the Closing Date.

In addition to the securities issuable in connection with the Mergers, certain of the Rubicon Management Rollover Holders will be entitled to receive one-time cash payments in an aggregate amount not to exceed $35.0 million. Any cash transaction bonuses in excess of $17.5 million in the aggregate (the “Excess Cash Bonuses”) will reduce the Merger Consideration on a dollar-for-dollar basis.

Earn-Out Consideration

Holders of Rubicon Interests (but not Rubicon Phantom Unitholders and Rubicon Management Rollover Holders) immediately before the Closing will also be entitled to receive a pro rata portion of the Earn-Out Interests, depending upon the performance of Domestication Class A Common Stock during the five (5) year period after the Closing. For additional information regarding the Earn-Out Interests, please see the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Earn-Out Consideration.”

Certain Related Agreements

In connection with the Merger Agreement, certain additional agreements were entered into concurrently with the execution of the Merger Agreement and certain additional agreements will be entered into in connection with the consummation of the Business Combination, which we refer to as the “Related Agreements.” The Related Agreements include the Subscription Agreements, Sponsor Agreement, Support Agreement, Lock-Up Agreements, A&R Registration Rights Agreement, Tax Receivable Agreement, and A&R LLCA. For more information regarding each Related Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.” Founder’s public shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals set forth in this proxy statement/consent solicitation statement/prospectus.

Management

Pursuant to the Merger Agreement, the board of managers of Rubicon will nominate seven of the nine initial directors of New Rubicon and Founder will nominate two of the initial directors of New Rubicon, in each case as set forth in this proxy statement/consent solicitation statement/prospectus. For a description the directors and management team of New Rubicon following the Business Combination, see the section titled “Management of New Rubicon After the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were 39,531,250 Founder Ordinary Shares issued and outstanding. Only holders of Founder Ordinary Shares of record as of the close of business on           , 2022 are entitled to vote at the Meeting or any adjournment thereof.

Approval of each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Directors Proposal, the Stock Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter. Pursuant to the Memorandum and Articles of Association, only holders of Founder Class B Shares may vote on the Directors Proposal.

Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter.

Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting, and accordingly will have no effect on any of the Proposals.

With respect to the Business Combination, pursuant to the Letter Agreement and the Sponsor Agreement, the Initial Shareholders holding an aggregate of 7,906,250 Founder Class B Shares (or 20% of the outstanding Founder Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding Founder Ordinary Shares present and entitled to vote at the Meeting, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 1,976,564 Founder Class A Shares or approximately 6.3% of the outstanding Founder Class A Shares held by the public shareholders must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of Founder Ordinary Shares in connection with the proposed Business Combination under Cayman law.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, holders of Founder Class A Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Founder Class A Shares. As of           , 2022, this would have amounted to approximately $10.15 per share.

You will be entitled to receive cash for any Founder Class A Shares to be redeemed only if you:

(i)	(a)	hold Founder Class A Shares, or

(b)	hold Founder Class A Shares through Founder Units and you elect to separate your Founder Units into the underlying Founder Class A Shares prior to exercising your redemption rights with respect to the Founder Class A Shares; and

(ii)	prior to 5:00 p.m., Eastern Time, on _____, 2022,

(a)	submit a written request to Continental that Founder redeem your Founder Class A Shares for cash and

(b)	deliver your Founder Class A Shares to Continental, physically or electronically through DTC.

Holders of outstanding Founder Units must separate the underlying Founder Class A Shares prior to exercising redemption rights with respect to the Founder Class A Shares. If the Founder Units are registered in a holder’s own name, the holder must deliver the certificate for its Founder Units to Continental, with written instructions to separate the Founder Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Founder Class A Shares from the Founder Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her Founder Class A Shares for cash and will no longer own shares of New Rubicon. Such a holder will be entitled to receive cash for its Founder Class A Shares only if it properly demands redemption and delivers its Founder Class A Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “Founder’s Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Founder Class A Shares for cash.

Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination

We present in the tables below the various pro forma Voting Power and Implied Ownership of New Rubicon following the consummation of the Business Combination and PIPE Investment, based, among other things, public shareholder redemptions in connection with the Business Combination.

The following table presents the pro forma Voting Power and Implied Ownership of New Rubicon immediately following the consummation of the Business Combination, exclusive of (i) the 8,325,594 shares restricted Domestication Class A Common Stock that will be issued to Rubicon Phantom Unitholders and Rubicon Management Rollover Holders post-Closing upon the effectiveness of a Form S-8 registration statement, (ii) the 1,494,811 shares of Domestication Class A Common Stock and 8,894,549 shares of Domestication Class V Common Stock (and equivalent number of Class B Units of Rubicon) issuable as Earn-Out Interests following the Closing, (iii) the 15,812,500 shares of Domestication Class A Common Stock that underly the Domestication Public Warrants, and (iv) the 14,204,375 shares of Domestication Class A Common Stock that underly the Domestication Private Warrants (collectively, the “Dilutive Interests”), in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	No Redemption Scenario(1)			25% Redemption Scenario(2)			50% Redemption Scenario(3)			75% Redemption Scenario(4)			Max Redemption Scenario(5)
	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)
Public Shareholders(7)	31,625,000	-	16.7%	23,718,750	-	13.1%	15,812,500	-	9.1%	7,906,250	-	4.8%	492,611	-	0.3%
Sponsor(7)	7,906,250	-	4.2%	7,906,250	-	4.4%	7,906,250	-	4.6%	7,906,250	-	4.8%	7,906,250	-	5.0%
PIPE Investors(8)	11,100,000	-	5.9%	11,100,000	-	6.1%	11,100,000	-	6.4%	11,100,000	-	6.7%	11,100,000	-	7.0%
Blocked Unitholders and Rubicon Continuing Unitholders(9)	19,930,813	118,593,980	73.2%	19,930,813	118,593,980	76.4%	19,930,813	118,593,980	79.9%	19,930,813	118,593,980	83.7%	19,930,813	118,593,980	87.7%
Total	70,562,063	118,593,980	100%	62,655,813	118,593,980	100%	54,749,563	118,593,980	100%	46,843,313	118,593,980	100%	39,429,674	118,593,980	100.0%

(1)	The No Redemption Scenario assumes no redemptions by public shareholders in connection with the Business Combination.
(2)	The 25% Redemption Scenario assumes that public shareholders elect to redeem 25% of the Founder Class A Shares (i.e., 7,906,250 shares) in connection with the Business Combination.
(3)	The 50% Redemption Scenario assumes that public shareholders elect to redeem 50% of the Founder Class A Shares (i.e., 15,812,500 shares) in connection with the Business Combination.
(4)	The 75% Redemption Scenario assumes that public shareholders elect to redeem 75% of the Founder Class A Shares (i.e., 23,718,750 shares) in connection with the Business Combination.
(5)	The Maximum Redemption Scenario assumes public shareholders elect to redeem 31,132,389 Founder Class A Shares in connection with the Business Combination, assuming a per share redemption price of $10.15, such that after redemptions the Trust Account will contain at least $5,000,001.
(6)	Voting Power and Implied Ownership is derived from the total issued and outstanding shares of Domestication Class A Common Stock and Domestication Class V Common Stock. Domestication Class V Common Stock will be retired and cancelled on a one-to-one basis upon redemption or exchange of such holder’s Class B Units of Rubicon. For purposes of calculating Voting Power and Implied Ownership, figures exclude the number of shares of Domestication Class A Common Stock underlying and issuable upon the exercise of Domestication Public Warrants or Domestication Private Warrants as neither will be exercisable within 60 days following the Closing.
(7)	These scenarios assume that Founder Class A Shares and Founder Class B Shares convert on a one-to-one basis into shares of Domestication Class A Common Stock in connection with the Domestication.
(8)	These scenarios assume that the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $111 million in connection with the issuance of 11.1 million shares of Domestication Class A Common Stock to the PIPE Investors.
(9)	These scenarios assume that (a) 118,593,980 shares of Domestication Class V Common Stock and an equal number of Class B Units in Rubicon will be issued to Rubicon Continuing Unitholders at Closing, (b) 19,930,813 shares of Domestication Class A Common Stock will be issued to Blocked Unitholders at Closing, and (c) aggregate Cash Transaction Bonuses of approximately $33.89 million will be paid at Closing resulting in a reduction to the Merger Consideration issuable at Closing by approximately $16.39 million.

The following table presents pro forma Voting Power and Implied Ownership of New Rubicon inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the Voting Power and Implied Ownership of New Rubicon immediately following the consummation of the Business Combination is as follows:

	No Redemption Scenario(1)			25% Redemption Scenario(2)			50% Redemption Scenario(3)			75% Redemption Scenario(4)			Max Redemption Scenario(5)
	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock
Public Shareholders(7)	47,437,500	-	19.1%	39,531,250	-	16.4%	31,625,000	-	13.6%	23,718,750	-	10.6%	16,305,111	-	7.5%
Sponsor(8)	22,110,625	-	8.9%	22,110,625	-	9.2%	22,110,625	-	9.5%	22,110,625	-	9.9%	22,110,625	-	10.2%
PIPE Investors(9)	11,100,000	-	4.5%	11,100,000	-	4.6%	11,100,000	-	4.8%	11,100,000	-	5.0%	11,100,000	-	5.1%
Blocked Unitholders and Rubicon Continuing Unitholders(10) Rubicon	21,425,624	127,488,529	59.9%	21,425,624	127,488,529	62.0%	21,425,624	127,488,529	64.2%	21,425,624	127,488,529	66.5%	21,425,624	127,488,529	68.9%
Phantom Unitholders and Rubicon Management Rollover Holders(11)	8,325,594	-	3.3%	8,325,594	-	3.5%	8,325,594	-	3.6%	8,325,594	-	3.7%	8,325,594	-	3.9%
Morris Time-Based Grant(12)	7,136,636	-	2.9%	6,899,449	-	2.9%	6,662,261	-	2.9%	6,425,074	-	2.9%	6,202,664	-	2.9%
Morris Performance-Based Grant(13)	3,568,318	-	1.4%	3,449,724	-	1.4%	3,331,131	-	1.4%	3,212,537	-	1.4%	3,101,332	-	1.4%
Total	121,104,296	127,488,529	100%	112,842,265	127,488,529	100%	104,580,234	127,488,529	100%	96,318,203	127,488,529	100%	88,570,950	127,488,529	100.0%

(1)	The No Redemption Scenario assumes no redemptions by public shareholders in connection with the Business Combination.
(2)	The 25% Redemption Scenario assumes that public shareholders elect to redeem 25% of the Founder Class A Shares (i.e., 7,906,250 shares) in connection with the Business Combination.
(3)	The 50% Redemption Scenario assumes that public shareholders elect to redeem 50% of the Founder Class A Shares (i.e., 15,812,500 shares) in connection with the Business Combination.
(4)	The 75% Redemption Scenario assumes that public shareholders elect to redeem 75% of the Founder Class A Shares (i.e., 23,718,750 shares) in connection with the Business Combination.
(5)	The Maximum Redemption Scenario assumes public shareholders elect to redeem 31,132,389 Founder Class A Shares in connection with the Business Combination, assuming a per share redemption price of $10.15, such that after redemptions the Trust Account will contain at least $5,000,001.
(6)	Voting Power and Implied Ownership is derived from the total issued and outstanding shares of Domestication Class A Common Stock and Domestication Class V Common Stock. Domestication Class V Common Stock will be retired and cancelled on a one-to-one basis upon redemption or exchange of such holder’s Class B Units of Rubicon. For purposes of calculating Voting Power and Implied Ownership, figures exclude the number of shares of Domestication Class A Common Stock underlying and issuable upon the exercise of Domestication Public Warrants or Domestication Private Warrants as neither will be exercisable within 60 days following the Closing.
(7)	These scenarios assume that (a) Founder Class A Shares convert on a one-to-one basis into shares of Domestication Class A Common Stock in connection with the Domestication and (b) all 15,812,500 shares of Domestication Class A Common Stock that underly the 15,812,500 Domestication Public Warrants are fully exercised for cash by such holders.
(8)	These scenarios assume that (a) Founder Class B Shares convert on a one-to-one basis into shares of Domestication Class A Common Stock in connection with the Domestication and (b) all 14,204,375 shares of Domestication Class A Common Stock that underly the 14,204,375 Domestication Private Warrants are fully exercised for cash by Sponsor.
(9)	These scenarios assume that the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $111 million in connection with the issuance of 11.1 million shares of Domestication Class A Common Stock to the PIPE Investors
(10)	These scenarios assume that (a) 118,593,980 shares of Domestication Class V Common Stock and an equal number of Class B Units in Rubicon will be issued to Rubicon Continuing Unitholders at Closing, (b) 19,930,813 shares of Domestication Class A Common Stock will be issued to Blocked Unitholders at Closing, (c) aggregate Cash Transaction Bonuses of approximately $33.89 million will be paid at Closing resulting in a reduction to the Merger Consideration issuable at Closing by approximately $16.39 million, (d) the Earnout Conditions are fully satisfied and 1,494,811 shares of Domestication Class A Common Stock and 8,89,549 shares of Domestication Class V Common Stock (and an equivalent number of Class B Units of Rubicon) are issued to Rubicon Continuing Unitholders. Upon effectiveness of a Form S-8 registering the shares issuable pursuant to the Incentive Plan, New Rubicon will issue (a) 1,510,424 shares of restricted Domestication
(11)	Upon effectiveness of a Form S-8 registering the shares issuable pursuant to the Incentive Plan, New Rubicon will issue (a) 1,510,424 shares of restricted Domestication. Class A Common Stock to Rubicon Phantom Unitholders and (b) 8,325,594 shares of restricted Domestication Class A Common Stock to Rubicon Management Rollover Holders. For purposes of these scenarios, ownership is presented as if such restricted Domestication Class A Common Stock is fully vested.
(12)	Represents restricted stock units issuable as a Time-Based Grant pursuant to the Morris Employment Agreement, as further discussed under the section entitled “Directors and Executive Officer Compensation—Executive and Director Compensation of Rubicon—Sale or IPO Events.” For purposes of these scenarios, ownership is presented as if such restricted Time-Based Grant is fully vested.
(13)	Represents restricted stock units issuable as a Performance-Based Grant pursuant to the Morris Employment Agreement, as further discussed under the section entitled “Directors and Executive Officer Compensation—Executive and Director Compensation of Rubicon—Sale or IPO Events.” For purposes of these scenarios, ownership is presented as if such restricted Performance-Based Grant is fully vested.

	Value of Public
	Warrants Assuming no redemption	Assuming 50% of Max Redemption	Assuming Max Redemption
Number of Public Warrants	15,812,500	15,812,500	15,812,500

Trading value per Public Warrant as of March 31, 2022	0.43	0.43	0.43

Aggregate trading value of Public Warrants as of March 31, 2022	6,799,375	6,799,375	6,799,375

Organizational Structure

Before the Business Combination

The diagrams below depict simplified versions of the current organizational structures of Founder and Rubicon, respectively.

Pre-IPO Founder SPAC

(as of April 27, 2021)

Post-IPO Founder SPAC

Rubicon Technologies, LLC

After the Business Combination

The diagram below depicts a simplified version of New Rubicon’s organizational structure immediately following the completion of the Domestication and the Business Combination. Ownership percentages are presented assuming a No Redemption Scenario.

Rubicon Technologies, Inc.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals set forth in this proxy statement/consent solicitation statement/prospectus, you should keep in mind that Founder’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

●	If an initial business combination, such as the Business Combination, is not completed, Founder will be required to dissolve and liquidate. In such event, the 7,906,250 Founder Class B Shares currently held by the Initial Shareholders, which were acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions (such waiver entered into in connection with the IPO for which the Initial Shareholders received no additional consideration). The Founder Class B Shares were purchased for an aggregate purchase price of $25,000.

●	If an initial business combination, such as the Business Combination, is not completed, an aggregate of 14,204,375 Founder Private Placement Warrants purchased by our Sponsor and Jefferies for a total purchase price of $14,204,375 will be worthless. The Founder Private Placement Warrants had an aggregate market value of approximately $_____ based on the closing price of Founder Public Warrants on Nasdaq as of , 2022.

●	The exercise of Founder’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

●	If the Business Combination is completed, Rubicon will designate seven members of the New Rubicon Board of Directors and Founder will designate two members of the New Rubicon Board of Directors.

●	The Memorandum and Articles of Association provide for, and the Proposed Organizational Documents would provide for, indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

●	Founder’s existing directors and officers will be eligible for continued indemnification and continued coverage under Founder’s directors’ and officers’ liability insurance following the consummation of the Business Combination for a period of six years.

●	Founder’s officers, directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Founder’s behalf, such as identifying and investigating possible business targets and business combinations. As of , 2022, there was $ in out-of-pocket expenses payable to Founder’s officers, directors, and their affiliates. However, if Founder fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Founder may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 19, 2023, or if extended, April 19, 2023.

●	The Sponsor (including its representatives and affiliates) and Founder’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Founder. The Sponsor and Founder’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Founder completing its initial business combination. Certain of Founder’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Founder’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Founder and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Founder’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Founder, subject to applicable fiduciary duties under Cayman Islands laws. The Memorandum and Articles of Association provide that Founder renounces its interest in any corporate opportunity offered to any director or officer of Founder that is a director, manager, officer, member, partner, managing member, employee and/or agent of one or more members of the Sponsor or its affiliates (the “Sponsor Group”) unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Founder and it is an opportunity that Founder is able to complete on a reasonable basis.

●	The Sponsor has invested an aggregate of $12,212,500 in Founder, paid in connection with the purchase of the Founder Private Placement Warrants. In the event that the initial business combination is not consummated, the Sponsor will lose all of its $12,212,500 investment in Founder, as the Founder Private Placement Warrants will expire worthless. Other than its $12,212,500 investment in the Founder Private Placement Warrants, the Sponsor does not have any other investments (including, but not limited to, securities held, loans extended, fees due, or out-of-pocket expenses awaiting reimbursement) nor amounts that are at risk of being lost if the initial business combination is not consummated. As a result, the Sponsor has a personal and financial interest in completing the initial business combination which may result in a conflict of interest.

●	Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including certain demand and piggy-back rights, with respect to Registrable Securities held by Sponsor. Please see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — A&R Registration Rights Agreement” for further information.

In addition, our Memorandum and Articles of Association provide that Founder renounces its interest in any corporate opportunity offered to any director or officer of Founder unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Founder and such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. Founder does not believe, however, that this waiver of the corporate opportunities doctrine materially affected its search for an acquisition target or will materially affect its ability to complete the Business Combination.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination—Founder” for additional information.

Anticipated Accounting Treatment

Under any of the redemption scenarios, we anticipate that the Mergers will be accounted for akin to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. We anticipate that the Mergers will not be treated as a change in control of Rubicon as RGH, Inc. controls (x) Rubicon through its rights to nominate the majority of the members of the board of managers directors of Rubicon under Rubicon’s existing operating agreement and (y) New Rubicon through its control of the board of managers of Rubicon and, pursuant to Section 8.7(a)(i) of the Merger Agreement, such board’s right prior to Closing to nominate seven of the nine initial directors to be appointed to the board of directors of New Rubicon effective upon the Closing (the “Rubicon Nominees”). Pursuant to Section 8.7(a)(i) of the Merger Agreement, we also anticipate that one of the Rubicon Nominees will serve as the chairman of the New Rubicon Board of Directors effective upon the Closing and that all Rubicon Nominees will continue to control and serve on the New Rubicon Board of Directors until at least the 2023 annual shareholder meeting of New Rubicon. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Rubicon and Founder are recognized at their carrying amounts on the date of the Mergers.

Summary of Material United States Federal Income Tax Considerations for Holders of Founder’s Securities

As discussed more fully below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders,” the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Section 367(b) of the Code, which applies to the domestication of a foreign corporation in an F Reorganization and imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free, may apply with respect to U.S. Holders (as defined below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders”) on the date of the Domestication. Consequently, for U.S. federal income tax purposes:

●	a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Founder Public Warrants) Founder Class A Shares with a fair market value of $50,000 or more but with less than 10% of the total combined voting power of all classes of Founder stock entitled to vote and less than 10% of the total value of all classes of Founder stock, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as discussed more fully below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b)”;

●	a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Founder Public Warrants) Founder Class A Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss in connection with the Domestication or to include any part of the “all earnings and profits amount” in income and;

●	a U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Founder Public Warrants) Founder Class A Shares with a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Founder Public Warrants) 10% or more of the total combined voting power of all classes of Founder stock entitled to vote or 10% or more of the total value of all classes Founder stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Founder stock. Founder does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Further, the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (“PFIC”) provisions of the Code. Because Founder is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Founder believes that it likely was treated as a PFIC for the 2021 taxable year and likely will be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

If finalized in their proposed form, proposed U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Founder Class A Shares and Founder Public Warrants, as applicable, for Domestication Class A Common Stock and Domestication Public Warrants in the Domestication if Founder were classified as a PFIC at any time during such U.S. Holder’s holding period for such Founder Class A Shares or Founder Public Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. Such rules are discussed more fully below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules.” However, a U.S. Holder may be able to avoid the PFIC gain and certain other tax consequences associated with PFIC status with respect to its Founder Class A Shares (but not its Founder Public Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules”) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Founder Class A Shares and in which Founder was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules”) with respect to its Founder Class A Shares. Generally, neither election is available with respect to the Founder Public Warrants.

The rules governing the U.S. federal income tax treatment of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of Founder Public Securities are urged to consult with, and rely solely upon, their tax advisors regarding the potential tax consequences to them of the Domestication, including the effects of Section 367(b) of the Code, the application of the PFIC rules, and the tax consequences if the Domestication were to fail to qualify as an F Reorganization. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the discussion below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders.”

The receipt of cash by a Holder (as defined below under the caption “Material U.S. Federal Income Tax Consequences”) of Domestication Class A Common Stock in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders”) and may be a taxable event for U.S. federal income tax purposes in the case of a Non-U.S. Holder (as defined below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of Non-U.S. Holders”). Please see the discussion below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders—Redemption of Domestication Class A Common Stock” for additional information. All Holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the U.S. federal income tax consequences of exercising such redemption rights.

Because the Domestication will occur immediately prior to the redemption of Domestication Class A Common Stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of the Domestication, including the effects of Section 367(b) of the Code and the application of the PFIC rules to the Domestication. The tax considerations for U.S. Holders with respect to the Domestication are discussed more fully below under the caption “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Taxation of U.S. Holders.”

All Holders of Founder Public Securities considering exercising their redemption rights are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the exercise of their redemption rights and of the Domestication.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Founder and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and evaluated materials provided by Rubicon. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that Founder shareholders vote:

●	FOR the Business Combination Proposal;

●	FOR the Domestication Proposal;
●	FOR the Charter Proposal;
●	FOR each of the Governance Proposals;
●	FOR the Directors Proposal;
●	FOR the Share Plan Proposal;
●	FOR the Nasdaq Proposal; and
●	FOR the Adjournment Proposal.

Rubicon’s Solicitation of Written Consents

Consents; Required Consents

Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of the holders of (i) at least a majority of the outstanding Legacy Rubicon Units entitled to vote, voting together as a single class and (ii) at least a two-thirds of the outstanding Legacy Rubicon Preferred Units entitled to vote, voting together as a single class. As a closing condition to the Merger Agreement, Rubicon must deliver written consents adopting the Merger Agreement and approving the Merger; Founder has a right to terminate the Merger Agreement if such consent is not received within one (1) business day prior to the Meeting.

Recommendation of the Rubicon Board of Managers

After consideration, the Rubicon board of managers adopted resolutions and (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Rubicon, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted to the holders of Legacy Rubicon Units for their consideration and approval. The Rubicon board of managers recommends that holders of Legacy Rubicon Units adopt the Merger Agreement by submitting a written consent and thereby approve the Merger and the transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Submission of Consents

You may provide the requisite consent and approval with respect to your Legacy Rubicon Units by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Rubicon. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Merger Agreement and the transactions contemplated thereunder.

If you hold Legacy Rubicon Units and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Rubicon. Once you have completed, dated and signed the written consent, you may deliver it to Rubicon by emailing a .pdf copy to Rubicon’s counsel at Erica.Opitz@chamberlainlaw.com or by mailing it to Chamberlain, Hrdlicka, White, Williams & Aughtry, 191 Peachtree Street N.E., Floor 46, Atlanta, Georgia 30303-1740, Attention: Erica L. Opitz, Esq.

If you have any questions regarding the written consent, you should contact Rubicon via email at elizabeth.montoya@rubicon.com or by mail at Rubicon, 100 W Main Street, Suite 610, Lexington, Kentucky 40507, Attention: Elizabeth Montoya

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Rubicon. Officers and employees of Rubicon may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

Rubicon’s Directors and Executive Officers Have Financial Interests in the Merger

Certain of Rubicon’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of holders of Legacy Rubicon Units. The members of the Rubicon board of managers were aware of and considered these interests, to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement and recommended that holders of Legacy Rubicon Units approve the Merger Agreement. For more information, see “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Interests of Certain Persons in the Proposed Transaction — Rubicon.”

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” of this proxy statement/consent solicitation statement/prospectus. Some of these risks related to this proxy statement/consent solicitation statement/prospectus are summarized below. References in the summary below to “Rubicon” generally refer to Rubicon in the present tense or New Rubicon from and after the Business Combination.

The following summarizes certain principal factors that make an investment in New Rubicon speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing Founder’s, Rubicon’s and/or New Rubicon’s business.

Risks Related to Rubicon’s Business and Industry

●	We have a history of net losses and project net losses in future periods. We may not appropriately manage our expenses, nor achieve nor maintain profitability in the future.

●	We may be unable to manage our growth effectively.

●	The waste and recycling industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

●	Our sales cycles can be long and unpredictable, and our sales efforts require considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.

●	Our customers and the third parties with whom we contract, including waste haulers, are participants in the waste and recycling industry and are therefore subject to a number of unique risks specific to this industry, which directly or indirectly subjects our business to many of the same risks to which their respective operations are subject.

●	Demand for our solutions is subject to volatility in our accounts’ and our haulers’ underlying businesses.

●	Demand for our solutions can be affected by changes in recyclable commodity prices and quantities.

Risks Related to Founder’s Business

●	Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect Founder’s business, financial condition, and results of operations.

●	The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

●	Founder will be forced to liquidate the Trust Account if it cannot consummate a business combination by January 19, 2023, the date that is 15 months from the closing of the IPO (or April 19, 2023, the date that is 18 months from the closing of the IPO, if the Combination Period is extended by the full amount of time allowed under the Memorandum and Articles of Association). In the event of a liquidation, Founder’s public shareholders will receive approximately $10.15 per Founder Class A Share and the Founder Warrants will expire worthless.

Risks Related to the Business Combination

●	You must tender your Founder Class A Shares in order to validly seek redemption at the Meeting.

●	If third parties bring claims against Founder, the proceeds held in trust could be reduced and the per-share liquidation price received by Founder’s shareholders may be less than $10.15.

●	Any distributions received by Founder shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Founder was unable to pay its debts as they fell due in the ordinary course of business.

●	If Founder’s due diligence investigation of Rubicon was inadequate, then shareholders of Founder following the Business Combination could lose some or all of their investment.

Risks Related to New Rubicon’s Securities

●	Founder shareholders will experience immediate dilution as a consequence of the issuance of Domestication Class A Common Stock and Class B Units of Rubicon as consideration in the Business Combination. Having a minority share position may reduce the influence that Founder’s current shareholders have on the management of New Rubicon.

●	Even if the Business Combination is consummated, the Domestication Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

●	There can be no assurance that the Domestication Class A Common Stock and Domestication Public Warrants will be approved for listing on NYSE following the Closing, or if approved, that we will be able to comply with the continued listing standards of NYSE.

●	The market price and trading volume of Domestication Class A Common Stock may be volatile and could decline significantly following the Business Combination.

●	New Rubicon may be subject to securities litigation, which is expensive and could divert management attention.

●	Rubicon’s Key Projected Financial Metrics are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations. As a result, New Rubicon’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

Risks Related to New Rubicon Operating as a Public Company

●	New Rubicon’s management does not have prior experience in operating a public company.

●	Founder and Rubicon have incurred and expect to incur significant costs associated with the Business Combination. The incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Founder if the Business Combination is not completed.

●	The announcement of the proposed Business Combination could disrupt Rubicon’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

SELECTED HISTORICAL FINANCIAL DATA OF FOUNDER

Founder is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following table sets forth selected historical financial information derived from Founder's (i) unaudited consolidated statement of operations for the three months ended March 31, 2022, (ii) unaudited consolidated balance sheet as of March 31, 2022, (iii) audited consolidated statement of operations for the year ended December 31, 2021, (iv) audited consolidated balance sheet as of December 31, 2021, each of which is derived from Founder’s audited and unaudited financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The historical results of Founder included below and elsewhere in this proxy statement/consent solicitation statement/prospectus are not necessarily indicative of the future performance of Founder. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Founder” and the financial statements and the related notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

BALANCE SHEET DATA:

	As of March 31, 2022	As of December 31, 2021
Cash	$161,924	$761,605
Investments held in Trust Account	$321,077,139	$321,015,932
Total assets	$322,024,202	$322,690,554
Total liabilities	$11,171,417	$11,267,417
Value of ordinary shares subject to redemption	$320,993,750	$320,993,750
Shareholders’ equity (deficit)	$(10,140,965)	$(9,570,614)

STATEMENT OF OPERATIONS:

	As of March 31, 2022	As of December 31, 2021
Formation costs and other operating expenses	$631,558	$937,887
Net Loss	$(570,351)	$(915,705)
Weighted average Class A ordinary shares outstanding, basic and diluted (1)	$31,625,000	$9,271,586
Basic and diluted net loss per ordinary share, Class A	$(0.01)	$0.02
Weighted average Class B ordinary shares outstanding, basic and diluted	$7,906,250	$7,906,250
Basic and diluted net loss per share, Class B	$(0.01)	$(0.14)

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF RUBICON

Rubicon is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following table sets forth selected historical financial information derived from Rubicon’s (i) unaudited consolidated statements of operations for the three months ended March 31, 2022 and 2021, (ii) unaudited consolidated balance sheets as of March 31, 2022 and 2021, (iii) audited consolidated statements of operations for the years ended December 31, 2021 and 2020, (iv) audited consolidated balance sheets as of December 31, 2021 and 2020, each of which is included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Rubicon’s historical results included below and elsewhere in this proxy statement/consent solicitation statement/prospectus are not necessarily indicative of the future performance of Rubicon. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon,” and the financial statements and related notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

Selected Consolidated Statement of Operations Data:

	For the Three Months Ended March 31,		For the Years Ended December 31,
(in thousands, except unit data)	2022	2021	2021	2020
Total Revenue	$159,806	$132,970	$583,050	$539,373
Total Costs and Expenses	180,214	145,610	655,657	590,774
Loss from operations	(20,408)	(12,640)	(72,607)	(51,401)

Other Income (Expense)
Gain on forgiveness of debt	-	1,008	10,900	-
Other expense	(330)	(184)	(1,055)	(427)
Interest expense, net	(3,775)	(2,194)	(11,453)	(8,209)
Total Other Income (Expense)	(4,383)	(1,370)	(2,214)	(8,636)
Loss Before Income Tax Expense (Benefit)	(24,791)	(14,010)	(74,821)	(60,037)
Income Tax Expense (Benefit)	28	(149)	(1,670)	(1,454)
Net Loss	$(24,819)	$(13,861)	$(73,151)	$(58,583)
Net loss per common unit, basic and diluted	$(0.74)	$(0.43)	$(2.21)	$(1.81)
Weighted-average units used in computing net loss per common unit, basic and diluted	33,509,272	32,426,264	33,048,809	32,426,264

Selected Consolidated Balance Sheet Data:

	For the Three Months Ended March 31,		For the Years Ended December 31,
(in thousands)	2022	2021	2021	2020
Cash and cash equivalents	$9,459	$7,916	$10,617	$6,021
Accounts receivable, net	40,291	47,388	42,660	45,019
Total Assets	170,633	161,943	175,641	159,899
Accounts payable	59,793	46,039	47,531	41,915
Line of credit	33,132	30,027	29,916	29,373
Accrued expenses	68,003	42,039	65,538	48,990
Long-term debt, net of debt issuance costs	49,500	62,401	51,000	47,024
Total Liabilities	256,698	196,870	236,945	181,085
Members’ (Deficit) Equity	(86,065)	(34,927)	(61,304)	(21,186)

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Merger and the other transactions contemplated by the Merger Agreement described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Founder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Rubicon issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder will be stated at their historical value within the pro formas with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 combines the historical unaudited statement of operations of Founder for the three months ended March 31, 2022 with the historical unaudited consolidated statement of operations of Rubicon for the three months ended March 31, 2022.

The summary unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 combines the historical audited statement of operations of Founder for the period April 26, 2021 (inception) through December 31, 2021 with the historical audited consolidated statement of operations of Rubicon for the fiscal year ended December 31, 2021. The unaudited pro forma statements of operations give effect to the Mergers as if they had been consummated on January 1, 2021.

The summary unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the historical financial statements of Rubicon and Founder and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus. The summary unaudited pro forma condensed combined financial information should also be read together with the “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Founder” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon,” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Founder Class A Shares into cash:

No Redemption Scenario.

●	This presentation assumes that no holders of Founder Class A Shares exercise their redemption rights upon the Closing.

Maximum Redemption Scenario.

●	This presentation assumes the redemption of 31.1 million Founder Class A Shares, at a per share redemption price of $10.15, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $316.0 million from the Trust Account, such that after redemptions the Trust Account will be at least $5,000,001.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, as well as the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Statement of Operations Data for the Three Months Ended March 31, 2022
Revenue	$159,806	$159,806
Net loss attributable to Rubicon Technologies Inc.	$(9,502)	$(6,355)
Net loss per share attributable to common stockholders - basic and diluted	$(0.13)	$(0.16)
Weighted average common shares outstanding - basic and diluted	70,562,063	39,429,674

Statement of Operations Data for the Year Ended December 31, 2021
Revenue	$583,050	$583,050
Net loss attributable to Rubicon Technologies Inc.	$(89,012)	$(59,539)
Net loss per share attributable to common stockholders - basic and diluted	$(1.26)	$(1.51)
Weighted average common shares outstanding - basic and diluted	70,562,063	39,429,674

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Founder and Rubicon on a stand-alone basis and the unaudited pro forma combined share information, after giving effect to the Mergers, assuming (i) no Founder shareholders exercise redemption rights with respect to their Founder Class A Shares upon the consummation of the Mergers; and (ii) Founder shareholders exercise their redemption rights with respect to a maximum of 31,132,389 Founder Class A Shares. This leads to a total maximum redemption value of approximately $316 million calculated by multiplying the maximum of 31,132,389 Founder Class A Shares by the redemption price of approximately $10.15 per share. The estimated per share redemption value of $10.15 was calculated by dividing the amount of $321 million in the Trust Account as of March 31, 2022 by the 31,625,000 issued and outstanding Founder Class A Shares. Furthermore, a provision within the Merger Agreement that requires a cash closing balance of at least $5,000,001 for Founder as a condition to the consummation of the Mergers was considered. This requirement leads to a calculated potential redemption value of approximately $316 million calculated as the difference between the balance of $321 million in the Trust Account as of March 31, 2022 and the cash closing requirement amount of at least $5,000,001.

The pro forma stockholders’ equity information reflects the Mergers as if they had occurred on March 31, 2022. The weighted average shares outstanding and net loss per share information give pro forma effect to the Mergers as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/consent solicitation statement/prospectus, and the historical financial statements of Founder and Rubicon and related notes that are included elsewhere in this proxy statement/consent solicitation statement/prospectus. The unaudited pro forma combined per share information of Founder and Rubicon is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Founder and Rubicon would have been had the companies been combined during the periods presented.

Unaudited Comparative per Share Information
(in thousands, except share and per share amounts)

			Combined Pro Forma
As of and for the Three Months Ended March 31, 2022	Founder (Historical)	Rubicon (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)
Stockholders’ equity (deficit)	$(10,141)	$(86,065)	$230,780	$(85,296)
Net loss(1)	$(571)	$(24,819)	$(9,502)	$(6,355)
Common shares outstanding as of March 31, 2022 – basic and diluted	7,906,250 (2)	33,571,274	70,562,063	39,429,674
Weighted average common shares outstanding – basic and diluted	7,906,250 (2)	33,509,272	70,562,063	39,429,674
Stockholders’ equity per share – basic and diluted	$(1.28)	$(2.56)	$3.27	$(2.16)
Net loss per share attributable to common stockholders – basic and diluted	$(0.01)	$(0.74)	$(0.13)	$(0.16)
For the Year Ended December 31, 2021
Net loss(1)	$(916)	$(73,151)	$(89,012)	$(59,539)
Weighted average common shares outstanding – basic and diluted	7,906,250 (2)	33,048,809	70,562,063	39,429,674
Net loss per share attributable to common stockholders – basic and diluted	$(0.14)	$(2.21)	$(1.26)	$(1.51)

(1)	Net losses on a pro forma basis relate to the net loss attributable to Rubicon Technologies, Inc.
(2)	Common shares outstanding relate to Founder Class B Shares as these are the only participating shares outstanding.

RISK FACTORS

Your investment in Founder will involve substantial risks. You should carefully review and consider the following risk factors and all other information included in this proxy statement/consent solicitation statement/prospectus before making an investment decision. The occurrence of one of more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Rubicon following the Business Combination. Some statements in this proxy statement/consent solicitation statement/prospectus, including statements in the following risk factors, constitute forward-looking statements. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/consent solicitation statement/prospectus. See “Where You Can Find More Information” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/consent solicitation statement/prospectus. Although we describe below and elsewhere in this proxy statement/consent solicitation statement/prospectus the risks we consider to be the most material, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our results of operations, financial condition or business in the future. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of these risks were to materialize, individually or in combination, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected.

References in this section to the “we,” “our,” or “us” generally refer to Rubicon, unless otherwise specified.

Risks Related to Rubicon’s Business and Industry

We have a history of net losses and project net losses in future periods. We may not appropriately manage our expenses, nor achieve nor maintain profitability in the future.

We have experienced net losses in each year since inception, including net losses of $73.2 million and $58.6 million for the fiscal years ended December 31, 2021 and 2020, respectively, and $24.8 million and $13.9 million for the three months ended March 31, 2022 and 2021, respectively, and we may incur net losses in the future. While we project net losses to continue in future periods, it is difficult for us to predict our future results of operations, and we expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, integrate completed acquisitions, make and integrate future acquisitions and invest in product development. In addition to the expected costs to grow our business, we also expect to incur significant additional legal, accounting and other expenses as a public company. Our indebtedness also bears interest at rates as high as 15%, which requires us to commit significant amounts to interest expense. If we fail to increase our revenue to offset the increases in our operating expenses, we may not achieve or sustain profitability in the future.

We may be unable to manage our growth effectively.

Our growth strategy places significant demands on our financial, operational and management resources. To continue our growth, we may need to add administrative, managerial and other personnel, and may need to make additional investments in operations and systems and this expansion will require us to increase our spending on working capital. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or to expand or otherwise modify our operations and systems to the extent, and in the time, required, or that we will be able to fund this expansion and increased spending on working capital from operating cash flows, debt or equity financing or other sources.

We are an emerging growth company and smaller reporting company and as such are subject to various risks unique only to emerging growth companies and smaller reporting companies, including but not limited to, no requirement to provide an assessment of the effectiveness of internal controls over financial reporting.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the date of the first sale of the Founder’s IPO; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules.

We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2026. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

● being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

● not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

● not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

● reduced disclosure obligations regarding executive compensation; and

● not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Additionally, as an emerging growth company and smaller reporting company our status as such carries various unique risks such as the risk that our financial statements may not be comparable to those of other public companies, and the risk that we will not be required to provide an assessment of the effectiveness of our internal controls over financial reporting until our second annual report following our initial public offering.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of those reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may suffer harm to our reputation and investor confidence levels.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404. As a public company, we have significant requirements for enhanced financial reporting and internal controls.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy its reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our Annual Report on Form 10-K for the fiscal year ending December 31, 2022. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. This assessment will need to include disclosure of any material weaknesses identified by our management in its internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2022, our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented or detected on a timely basis. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected. The existence of any material weakness would require management to devote significant time and incur significant expense to remediate any such material weakness, and management may not be able to remediate any such material weakness in a timely manner.

If we fail to implement the requirements of Section 404 in the required timeframe once we are no longer an emerging growth company or a smaller reporting company, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and the Nasdaq. Furthermore, if we are unable to conclude that our internal controls over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict our future access to the capital markets.

The waste and recycling industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.

Our industry is highly competitive. Competition in the waste and recycling industry is typically based on the quality of services, ease of doing business, and price. We encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. We principally compete with large national waste management companies, counties and municipalities that maintain and manage their own waste collection and disposal operations and regional and local companies of varying sizes and financial resources. Our industry also includes companies that specialize in certain discrete areas of waste management, operators of alternative disposal facilities, companies that seek to use parts of the waste stream as feedstock for renewable energy and other by-products, and other waste brokers that rely upon haulers in local markets to address customer needs. Any shortage of haulers or negative impact on our relationship with haulers in local markets may adversely affect our ability to serve our customers and result in a negative impact to our customer relationships, revenue and growth potential. In recent years, the waste and recycling industry has seen some additional consolidation, which has reduced the number of haulers, though the industry remains intensely competitive.

We compete with national waste management companies who may have significantly greater resources than we do and some of whom have and may internally develop services and solutions similar to ours. Counties and municipalities may have financial competitive advantages to us because of their ability to collect tax revenues and issue tax-exempt financing with the associated governmental underwriting bond ratings. In addition, some of our competitors may have lower costs, debt levels or financial expectations than we do, allowing them to reduce their prices to expand their reach or to win competitively-bid contracts, including large national accounts and exclusive franchise arrangements with municipalities. When this happens, we may lose customers and be unable to execute our pricing strategy, resulting in a negative impact to our revenue growth from yield on base business. Any failure to effectively compete would adversely affect our business, financial condition and results of operations.

Weakness in the U.S. economy may expose us to credit risk for amounts due from governmental entities, large national accounts, industrial customers and others.

Weakness in the U.S. economy, including contractions caused by the COVID-19 pandemic, reduces the amount of taxes collected by various governmental entities. We provide services to a number of these entities, including numerous municipalities. These governmental entities may suffer financial difficulties resulting from a decrease in tax revenue and may ultimately be unable or unwilling to pay amounts owed to us. In addition, weakness in the economy may cause other customers, including our large national accounts, or industrial or environmental services clients, to suffer financial difficulties and ultimately to be unable or unwilling to pay amounts owed to us. Purchasers of our recyclable commodities can be particularly vulnerable to financial difficulties in times of commodity price volatility. The inability of our customers to pay us in a timely manner or to pay increased rates, particularly governmental entities and large national accounts, could negatively affect our business, financial condition and results of operations.

The COVID-19 pandemic has adversely affected our business and may continue to do so in the future.

During 2021 and continuing into 2022, federal, state and local governments throughout North America, Europe, Asia and other parts of the world have imposed varying degrees of restriction on social, commercial and economic activity to slow the spread of COVID-19. The pandemic and related measures have had a significant adverse impact on many sectors of the economy, including the waste and recycling industry. The resulting business closures, increases in unemployment and loss of consumer financial stability and confidence resulted in waste and recycling volume declines and reductions in customers’ waste service needs, which adversely affected business as well as those of our customers and others within the waste and recycling industry.

Our business and the waste and recycling industry have been adversely, and may be materially adversely affected, by the COVID-19 pandemic and the global response. Primarily due to the impact of COVID-19, a number of our customers either closed operations for a period of time and/or reduced operations or on-site work, particularly those in the restaurant and foodservice industries, resulting in the production of less waste and recyclable materials and, consequently, less demand for waste brokerage services. Several of our customers ultimately declared bankruptcy due to the impact of the pandemic. Additionally, within the waste and recycling industry, during the early stages of the pandemic, there was a decrease in the availability of haulers and other industry participants, primarily due to labor shortages. We also incurred some costs related to health, safety and financial security of our workforce during the COVID-19 pandemic, including increased automation in connection with transitioning our workforce to work-from-home. Costs increased for others within the waste and recycling industry as well, in part due to increased vendor costs particularly with respect to owners and operators of landfills and hauling services, many of which guaranteed full-time hourly employees compensation for a 40-hour work week regardless of any service decreases or reduced work schedules. It could be necessary for us and others within the waste and recycling industry to incur additional such costs in the future related to pandemic conditions or in connection with transitioning back to an in-office work environment.

We received $10.8 million in loans under the U.S. federal government’s Paycheck Protection Program established under the CARES Act. The receipt and any forgiveness of these loans was dependent on us having initially qualified for the loans and qualifying for forgiveness based on the funds being used for certain expenditures such as payroll costs and rent. We initially elected to repay $2.3 million of the loans during the year ended December 31, 2020. However, the full $10.8 million amount of the loans was forgiven in March and June 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon,” Note 5 – Contingencies and uncertainties/COVID-19 pandemic and Note 19 – Subsequent events in the notes to our audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

A broad-based economic slowdown resulting from prolonged negative effects of COVID-19 could have significant adverse consequences for the financial condition of our customers or suppliers. As a result, customers may seek to reduce service levels or terminate contracts, or they may be unable to timely pay outstanding receivables owed to us, each of which would adversely affect our results of operations and cash flows. Additionally, such factors have made it more challenging to negotiate, renew or expand service contracts with acceptable pricing terms. Volume changes can fluctuate dramatically by line of business and decreases in volumes in higher margin businesses, such as what we have seen with COVID-19, can impact key financial metrics. Additionally, as stay-at-home orders and work from home trends continue, the demand for our services from our commercial and public customers could continue to negatively impact us. To the extent the landfills and waste haulers experience a deterioration in financial condition or operational capability as a result of the impacts of COVID-19, we may experience material supply chain disruptions and delays, which could also increase our operating costs. If a large portion of our employee base or our hauler base were to become ill, it could impact our ability to provide timely and reliable service. Additionally, the transition of most of our back-office employees to work-from-home increases various operational risks, including potential exposure to cyber incidents, loss of data, fraud, internal control challenges and other disruptions as a consequence of more employees accessing our systems and information remotely in the course of their ordinary work. Many within the waste and recycling industry were exposed to these same risks as well.

The COVID-19 pandemic has adversely affected many industries as well as the economies and financial markets of many countries, causing a significant deceleration of economic activity. This slowdown reduced production, decreased demand for a broad variety of goods and services, diminished trade levels and led to widespread corporate downsizing, causing a sharp increase in unemployment. Although some of these impacts have lessened, there are still significant global supply chain issues impacting many different industries. We have also seen significant disruption of and extreme volatility in the global capital markets, which could increase the cost of, or entirely restrict access to, capital. The impact of this outbreak on the United States and world economies is uncertain and these adverse impacts could worsen, impacting all segments of the global economy, and could result in a significant recession or worse, any of which could impact our business.

Considerable uncertainty still surrounds the COVID-19 virus and the new strains identified globally as well as the extent and effectiveness of responses taken on a local, national, and global level, including the roll-out and long-term efficacy of vaccines. While we expect the pandemic and related events will have a negative effect on our business and could accelerate or magnify one or more of the risks described in “Risk Factors” or elsewhere in this proxy statement/consent solicitation statement/prospectus, the full extent and scope of the impact on our business and industry as well as on national, regional and global markets and economies is highly uncertain and cannot be predicted. Accordingly, our ability to conduct our business in the manner and on the timelines previously done or presently planned could be adversely affected. Any of the foregoing risks, or other direct or indirect effects of the COVID-19 pandemic that are not currently foreseeable, could materially and adversely affect our business, financial condition and results of operations.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.

We have historically incurred significant costs and experienced long sales cycles when selling to customers. The decision to adopt our modules may require the approval of multiple technical and business decision makers, including security, compliance, operations, finance and treasury, marketing, and IT. In addition, before our customers will commit to deploying our modules at scale, they often require extensive education about our modules and significant customer support time or pilot programs, engage in protracted pricing negotiations and seek to secure development resources. In addition, sales cycles for our customers are inherently complex and unpredictable. These complex and resource intensive sales efforts could place additional strain on our development and engineering resources. Further, even after our customers contract to use our platform, they may require extensive integration or deployment resources from us before they become active customers, which has at times extended to multiple quarterly periods following the execution of the agreement. Finally, our customers may choose to develop their own solutions that do not include any or all of our modules. They also may demand reductions in pricing as their usage of our modules increases, which could have an adverse impact on our gross margin. If we are unable to increase the revenue that we derive from these customers, then our business, results of operations and financial condition may be adversely affected.

We may have environmental liabilities that are not covered by our insurance, regardless of whether we are at fault.

We may incur environmental liabilities arising from our operations or third-parties with whom we do business. Even if we obtain legally enforceable representations, warranties and indemnities from the parties with whom we do business, these protections may not fully cover the liabilities or these parties may not have sufficient funds to perform their obligations. Some environmental laws and regulations may impose strict, joint and several liability in connection with releases of regulated substances into the environment, and can impose liability on parties who were not to blame. New or increased regulation of substances, such as PFAS or other emerging contaminants, could also lead to increased or previously unauthorized remediation costs or litigation risk. Therefore, in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties for which we are not at fault. Further, we maintain insurance with respect to these environmental liabilities, but in certain cases we have determined to do so with high deductibles. If we were to incur substantial liability for environmental damage, our insurance coverage may be inadequate to cover such liability. Also, due to the variable condition of the insurance market, we have experienced, and may experience in the future, increased insurance retention levels and increased premiums or unavailability of insurance. As we assume more risk for insurance through higher retention levels, we may experience more variability in our insurance reserves and expense. If we were to incur liability for environmental damage, environmental clean-ups, corrective action or damage not covered by insurance or in excess of the amount of our coverage, our business, financial condition and results of operations could be adversely affected.

Our customers and the third parties with whom we contract, including waste haulers, are participants in the waste and recycling industry and are therefore subject to a number of unique risks specific to this industry, which directly or indirectly subjects our business to many of the same risks to which their respective operations are subject.

We participate within the waste and recycling industry by providing consulting and management services to our customers for waste removal, waste management, logistics, and recycling solutions. Many of our customers and each of the parties with whom we contract on behalf of our customers, including waste haulers, operate within the waste and recycling industry, some of which may also construct, own and operate landfills, recycling facilities and transfer stations, and own or lease and operate collection and transfer trucks and other equipment used for collection, transfer and disposal of waste. As a result, our future financial performance and success is dependent in large part upon the viability of the waste and recycling industry and the success and survival of industry participants. However, waste and recycling industry participants and their operations are subject to a number of unique risks, including:

●	Fluctuations in the cost of fuel and other petrochemicals – Landfill operators and waste haulers need diesel fuel and other petrochemicals to run a significant portion of their operations and prices for these commodities fluctuate significantly based on international, political and economic circumstances, as well as other factors beyond their control, such as supply shortages and actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, regional production patterns, weather conditions and environmental concerns. As fuel prices increase, these companies’ direct operating costs increase, adversely affecting their business. The war in Ukraine may also adversely affect the commodities markets, including trading prices and volatility.

●	Fluctuations in commodity prices – Landfill operators and waste haulers purchase or collect and process recyclable materials, including paper, cardboard, plastics, aluminum and other metals for sale to third parties, and prices for these recyclable commodities are volatile and subject to a number of factors outside of their control, including economic conditions and governmental action such as the Chinese government’s 2017 imposition of strict limitations and 2021 ban on the import of recyclable commodities as well as international regulation on the trade of these materials such as the Basel Convention on the Control of Transboundary Movements of Hazardous Wastes and Their Disposal, which imposed new restrictions on the trade of plastic beginning January 1, 2021. The resulting price increase for recycling services in communities and at businesses in the U.S. has resulted in some recyclers and customers reducing or eliminating their recycling service. These and other factors have caused recyclable commodity prices to fall and operating costs of those in the waste and recycling industry to increase, adversely affecting their business.

●	The capital-intensive nature of the industry – The waste and recycling industry is capital intensive and the waste haulers we contract with depend significantly on cash flow from operations and access to capital to operate and grow their respective businesses. Any inability to generate and raise sufficient capital could increase our costs and cause these companies to reduce or cease operations.

●	Accruals closure and post-closure activities – Landfill operators have significant financial obligations for capping and closure activities once a landfill reaches its permitted capacity as well as for environmental remediation and other post-closure activities. Further, these capital requirements may increase above their current estimates due to changes in federal, state or local government requirements and other factors beyond their control. Operators establish accruals and trust funds to cover these costs, but actual obligations may exceed their expectations. Any failure of operators to properly estimate these future capital requirements could adversely affect their financial condition and jeopardize the future viability of their business. Any closures of landfill operators may negatively impact the ability of waste haulers to meet our customers’ demands or may result in increased transportation or other costs associated with disposal of our customers’ waste.

●	Alternatives to landfill disposal – Many state and local governments are developing comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs such as extended producer responsibility regulations, which are designed to make producers fund the post-use life cycle of their products by providing recycling programs or otherwise taking their post-use products back from consumers. Many communities are also mandating waste reduction at the source and prohibiting disposal of waste, such as food and yard waste, at landfills. There is also a trend of voluntarily diverting waste to landfill alternatives, such as recycling and composting, while also working to reduce the amount of waste being generated. Many of the largest U.S. companies have or intend to set zero-waste goals in which they strive to send no waste to landfills. These actions, as well as the actions of our customers to reduce waste or seek disposal alternatives, have reduced and may in the future further reduce the volume of waste going to landfills in certain areas, which may affect operators’ financial condition, and therefore their ability to operate landfills at full capacity and could adversely affect their operating results.

●	Governmental regulations – The waste and recycling industry is highly regulated with a complex array of laws, rules, orders and interpretations governing environmental protection, health, safety, land use, zoning, transportation and related matters. These regulations and related enforcement actions can significantly restrict operations by imposing: limitations on siting and constructing new or expanding existing waste disposal, transfer, recycling or processing facilities; limitations or levies on collection and disposal prices, rates and volumes; limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; mandates regarding management of solid waste, including requirements to recycle, divert or otherwise process certain waste, recycling and other streams; or limitations or restrictions on the recycling, processing or transformation of waste, recycling and other streams. Additionally, landfill operations emit anthropogenic methane, identified as a greenhouse gas, and vehicle fleets emit, among other things, carbon dioxide, which also is a greenhouse gas, and efforts to curtail the emission of these and other greenhouse gases and to ameliorate the effects of climate change continue to progress. Although passage of comprehensive, federal climate change legislation may not occur in the near term, any such legislation, if enacted, could significantly restrict and impose significant costs on the waste and recycling industry.

●	The ability to obtain and maintain required permits and approvals – The waste and recycling industry is highly regulated and landfill and hauler owners and operators are required to obtain and maintain permits and approvals to operate their business, including to open or operate new landfills and transfer stations, or to expand the permitted capacity of existing landfills or increase acceptable volume at transfer stations, and these permits and approvals have become more difficult and expensive to obtain and maintain. These permits are also often subject to resistance from citizen or other groups and other political pressures. The inability to obtain or renew required permits and approvals or significant cost increases in doing so would adversely affect the ability of landfill and hauler owners and operators to operate their business.

●	Operational and safety risks, including the risk of personal injury – Operating landfills, transfer stations, large fleets of trucks and other waste-related assets involves the use of dangerous equipment and coming into contact with hazardous substances. These activities involve risks, including risk of accidents, equipment defects, malfunctions and failures, improper use, fire and explosion, any of which could result in environmental liability, personal injury, loss of life, business interruption or property damage or destruction. These types of events have happened in the past and will happen in the future. Any substantial losses of an owner or operator not covered by insurance could have a material adverse effect on the business, results of operations and financial condition of the waste haulers with whom we contract.

●	Labor union activity and work stoppages – Labor unions are very active in the waste and recycling industry, representing a meaningful percentage of the workforce. These unions are continuously recruiting additional employees, and these efforts will likely continue in the future. If unionized workers engage in strikes, work stoppages or other slowdowns, the operations of one or more companies could be significantly disrupted, which could have an adverse effect on their ability to operate their business and results of operations.

●	Multiemployer pension plans – Many companies operating in the waste and recycling industry participate in trustee-managed multiemployer defined benefit pension plans, a number of which are either “critical” or “endangered,” meaning participating employers may be obligated to provide significant amounts of additional funding to these plans. Additionally, upon termination of a multiemployer pension plan, or in the event an employer determines to withdraw from a plan or a mass withdrawal of contributing employers, participating companies would be required to make payments for their proportionate share of the plan’s unfunded vested liabilities. These payments could be substantial and could adversely affect the companies’ financial condition.

If any of the foregoing risks or other risks adversely affects those in the waste and recycling industry, including the waste haulers and landfill operators with whom we contract, it could cause them to raise the prices that they charge us and our customers. Any reduction in the demand for their services could also cause certain haulers and operators to consider offering services and solutions similar to ours, increasing our direct competition. Further, any events that impact the viability of their business as presently conducted or proposed to be conducted in the future or reduce the number of waste and recycling facilities or haulers could have an adverse effect on the demand for certain of our services or increase the cost thereof. Therefore, any of the foregoing risks or others that adversely affect participants in the waste and recycling industry could similarly have an adverse effect on our business, financial condition and results of operations.

Demand for our solutions is subject to volatility in our accounts’ and our haulers’ underlying businesses.

Our sales are based on accounts’ demand for solutions to manage waste and recycling needs. This sector periodically experiences economic declines and may be exacerbated by other economic, environmental and social factors. If participants in this sector reduce spending or allocate future funding in a manner that results in fewer projects, then our accounts’ underlying business may be impacted and demand for our solutions may decrease or our rate of contract renewals may decrease. A prolonged decrease in such spending may harm our results of operations. Our accounts may request discounts or extended payment terms on new arrangements or seek to extend payment terms on existing arrangements due to lower levels of infrastructure spending or for other reasons, all of which may reduce revenue. For example, during the COVID-19 pandemic, a number of our customers in the restaurant and foodservice industries ceased or significantly scaled back operations, adversely affecting our results. We may not be able to adjust our operating expenses to offset such discounts or other arrangements because a substantial portion of our operating expenses relate to personnel, facilities, and marketing programs. The level of personnel and related expenses may not be able to be adjusted quickly and is based, in significant part, on our expectations for future revenues and demand.

Our sales are also premised on the availability of haulers to transport our accounts’ waste and recyclable materials. If there is volatility within the waste and recycling industry or decreased availability of adequate haulers or other necessary vendors we may not be able to meet our customers’ needs, which would adversely affect our business. Any increase in hauler or vendor costs may also adversely affect our margins or may require us to offset such expenses or to pass these increased expenses on to our customers which may further negatively impact our relationship with our accounts and demand for our solutions.

Demand for our solutions can be affected by changes in recyclable commodity prices and quantities.

Certain of our customers collect and process, purchase or sell recyclable materials such as paper, cardboard, plastics, aluminum and other metals, and utilize our solutions and services in connection with these activities. The sale prices of and the demand for recyclable commodities are frequently volatile and when they decline, demand for our solutions will be affected. The market demand for recyclable commodities is volatile due to changes in economic conditions and numerous other factors beyond our and our customers’ control. The value of plastics are influenced by the volatility of crude oil prices, and in 2020 there was a resulting decline in the value of plastic recyclables associated with the precipitous drop in the value of crude at the onset of the COVID-19 pandemic. The value of paper products is often influenced by quality concerns, which have resulted in the imposition of restrictions by other countries, including China, on the import of certain recyclables. For instance, in 2017 the Chinese government imposed strict limits on the import of recyclable materials, including by restricting the amount of contaminants allowed in imported recycled paper. These limitations significantly decreased the global demand for recyclable commodities and resulted in lower commodity prices. The war in Ukraine may also adversely affect the commodities markets, including trading prices and volatility. Additionally, future regulation, tariffs, international trade policies or initiatives may result in further reduced demand. Any decrease in recyclable commodity prices or other facts which cause the profitability of recycling operations to decline could adversely affect demand for our solutions and have an adverse effect on our business, financial condition and results of operations.

The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Charter will provide that, unless New Rubicon selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of New Rubicon that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Domestication Class A Common Stock or Domestication Class V Common Stock will be deemed to have notice of and consented to the provisions of this provision.

This choice of forum provision may limit a New Rubicon stockholder’s ability to bring a claim in a forum that it finds favorable for disputes with us or any of our directors, officers or employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce this provision. If a court ruled the choice of forum provision was inapplicable or unenforceable in an action, New Rubicon may incur additional costs to resolve such action in other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any claims arising under the Securities Act of 1933 be brought in the federal district courts of the United States in accordance with clause (b) of the choice of forum provision, and (ii) any derivative actions, including those brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be brought in the United States District Court for the District of Delaware in accordance with clause (a) of the choice of forum provision. The provision does not apply to any direct claims brought by New Rubicon’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. New Rubicon shareholders will not be deemed, by operation of the choice of forum provision, to have waived New Rubicon’s obligation to comply with all applicable federal securities laws and the rules and regulations thereunder.

Rubicon’s Cybersecurity and Technology Related Risks

If we fail to continue to improve and enhance the functionality, performance, reliability, design, security, or scalability of our platform in a manner that responds to our customers’ evolving needs, our business may be adversely affected.

The on-demand commerce and digital ordering markets are characterized by rapid technological change, frequent new product and service introductions, and evolving industry standards. Our success has been based on our ability to identify and anticipate the needs of our customers and design and maintain a platform that provides them with the tools they need to operate their businesses in a manner that is productive and meets or exceeds their expectations. Our ability to attract new customers, retain revenue from existing customers, and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security, and scalability of our platform. Additionally, to achieve and maintain market acceptance for our platform, we must effectively integrate with new or existing solutions that meet changing customer demands in a timely manner.

As we expand our platform and services, and as the number of our customers with higher volume sales increases, we expect that we will need to offer increased functionality, scalability and support, including to keep our platform, systems, and services secure, which requires us to devote additional resources to such efforts. To the extent we are not able to enhance our platform’s functionality in order to maintain its utility and security, enhance our platform’s scalability in order to maintain its performance and availability, or improve our support functions in order to meet increased customer service demands, our business, operating results, and financial condition could be adversely affected.

The success of enhancements, new features and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. We may make significant investments in new modules or enhancements that may not achieve expected returns. The continual improvement and enhancement of our platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. The improvement and enhancement of the functionality, performance, reliability, design, security, and scalability of our platform is expensive and complex, and to the extent we are not able to perform it in a manner that responds to our customers’ evolving needs, our business, operating results, and financial condition will be adversely affected.

Quality problems, defects, errors, failures, or vulnerabilities in our solutions or services could harm our reputation and adversely affect our business, financial condition, results of operations, and prospects.

Our solutions are, in some cases, highly complex and incorporate advanced technologies that we attempt to make interoperable with the products of other providers. Despite testing prior to release, our solutions may contain undetected defects or errors. Further, the combined use of our solutions with those of other providers may cause errors or failures, or it may expose undetected defects, errors, or failures in our solutions. These defects, errors, or failures could affect performance of the solutions and damage the businesses of our accounts, as well as delay the development or release of new offerings or new versions of solutions. Allegations of unsatisfactory performance in any of these situations could damage our reputation in the market and our relationships with our accounts, cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in analyzing, correcting, or redesigning the solutions, cause us to lose accounts, subject us to liability for damages, and divert our resources from other tasks, any one of which could adversely affect our business, financial condition, results of operations, and prospects. We may also be required to provide full replacements or refunds for such defective product. We cannot assure you that such remediation would not harm our business, financial condition, results of operations, and prospects.

If our security measures or those of our third-party cloud data hosts, cloud computing platform providers, or third-party service partners, are breached and unauthorized access is obtained to an account’s data, our data or our IT systems our services may be perceived as not being secure, accounts may curtail or stop using our services, and we may incur significant legal and financial exposure and liabilities.

As we digitize and use cloud and web-based technologies to leverage account data to deliver a more complete account experience, we are exposed to increased security risks and the potential for unauthorized access to, or improper use of, our and our accounts’ information. Certain of our services involve the storage and transmission of accounts’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and possible liability. Although we devote resources to maintaining our security and integrity, we may not prevent security incidents.

The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. These threats, some of which we have experienced, include but are not limited to identity theft, unauthorized access, domain name system attacks, wireless network attacks, viruses and worms, ransomware attacks, advanced persistent threat, application centric attacks, peer-to-peer attacks, phishing, backdoor trojans, and distributed denial of service attacks. Any of the foregoing could attack our accounts’ data (including their employees’ personal data), our data (including colleagues’ personal data), or our IT systems. It is virtually impossible for us to entirely eliminate this risk. Like all solutions, our products are vulnerable to cyber-attacks. For example, in April 2021 we discovered a ransomware event in which an unauthorized third party gained access to our network. Although the April 2021 incident was fully remediated and no incidents to date of which we have knowledge have had a material impact on our business, financial condition or results of operations, the impact of cyber-attacks could disrupt the proper functioning of our solutions or services, cause errors in the output of our accounts’ work, allow unauthorized access to sensitive, proprietary, or confidential information of ours or our accounts, and other destructive outcomes.

Additionally, third parties may attempt to fraudulently induce colleagues or accounts into disclosing sensitive information such as usernames, passwords, or other information in order to gain access to our accounts’ data, our data, or our IT systems. Malicious third parties may also conduct attacks designed to temporarily deny accounts access to our services. Any security breach could result in a loss of confidence in the security of our products and services, damage our reputation, negatively impact our future sales, disrupt our business, and lead to regulatory inquiry and legal liability.

Material portions of our business require the Internet infrastructure to be reliable.

Part of our future success continues to depend on the use of the Internet as a means to perform transactions electronically, including, for example, document digitization. This in part requires ongoing maintenance of the Internet infrastructure, especially to prevent interruptions in service, as well as additional development of that infrastructure. This requires a reliable network backbone with the necessary speed, data capacity, security, and timely development of complementary products for providing reliable Internet access and services. If this infrastructure fails to be sufficiently developed or be adequately maintained, our business would be harmed because users may not be able to access our portals.

Rubicon’s General Business Risks

The success of our business depends, in part, on our ability to execute on our acquisition strategy.

A portion of our historical growth has occurred through acquisitions, and we anticipate continued growth through acquisitions in the future. We are presently evaluating, and we expect to continue to evaluate on an ongoing basis, a variety of possible acquisition transactions. We cannot predict the timing of any contemplated transactions, and there can be no assurances that we will identify suitable acquisition opportunities or, if we do identify such opportunities, that any transaction can be consummated on terms acceptable to us. A significant change in our business or the economy, an unexpected decrease in our cash flows or any restrictions imposed by our debt may limit our ability to obtain the necessary capital for acquisitions or otherwise impede our ability to complete an acquisition. Certain proposed acquisitions or dispositions may also trigger a review by the U.S. Department of Justice, or DOJ, and the U.S. Federal Trade Commission, or FTC, under their respective regulatory authority, focusing on the effects on competition, including the size or structure of the relevant markets and the pro-competitive benefits of the transaction. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed acquisition or could require us to modify or abandon an otherwise attractive acquisition opportunity. The failure to identify suitable transaction partners and to consummate transactions on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

Acquisitions also involve risks that the businesses acquired will not perform as expected, that our judgments concerning the value, strengths and weaknesses of acquired businesses will prove wrong or that we will incur unanticipated costs as a result of a transaction. We may become liable for certain unforeseen pre-acquisition liabilities of an acquired business, including, among others, tax liabilities, environmental liabilities, contingent consideration and liabilities for employment practices. In addition, an acquisition could result in the impairment of client relationships and other acquired assets such as goodwill. We may also incur costs and experience inefficiencies to the extent an acquisition expands the services, markets or geographies in which we operate due to our limited exposure and experience. Acquisitions can also involve post-transaction disputes regarding a number of matters, including a purchase price or working capital adjustment, earn-out or other contingent payments, environmental liabilities, and indemnification or other obligations. Acquisitions also place significant demands on our management’s time, which may divert their attention from our day-to-day business operations, and may lead to significant due diligence and other expenses regardless of whether we pursue or consummate any acquisition. We may also not be able to manage our growth through acquisitions due to the number and the diversity of the businesses we have acquired or for other reasons. Acquisitions may require that we incur additional debt to finance the transaction, which could be substantial and limit our operating flexibility or, alternatively, acquisitions may require that we issue stock as consideration, which could dilute share ownership. If any of these risks were to occur, our business, financial condition and results of operations may be adversely affected.

Any inability to successfully integrate our recent or future acquisitions, or realize their anticipated benefits, could have a material adverse effect on us.

Acquisitions have required, and in the future will require, that we integrate into our existing operations separate companies that historically operated independently or as part of another, larger organization, and had different systems processes and cultures. Risks involved with the successful integration of an acquired business include, but are not limited to:

●	assimilating personnel and operating and administrative departments, including finance;

●	integrating operations under differing legal and regulatory regimes and any governmental contracting work;

●	diverting management’s attention and that of the acquired business;

●	merging and updating different accounting and financial reporting systems and policies, including with respect to revenue recognition, and systems of internal controls;

●	merging computer, technology and other information networks and systems;

●	disrupting relationships with or losses of key clients and suppliers of our business or the acquired business;

●	interfering with, or loss of momentum in, our ongoing business or that of the acquired company;

●	failure to retain our key personnel or that of the acquired company; and

●	delays or cost-overruns in the integration process.

We may not be able to successfully integrate any business we have acquired or may acquire, or may not be able to do so in a timely, efficient or cost-effective manner. Our inability to effectively complete the integration of new businesses on schedule and in an orderly manner could increase costs and lower profits. Our inability to manage our growth through acquisitions, including the integration process, and to realize the anticipated benefits of an acquisition could have a material adverse effect on our business, financial condition and results of operations.

A large percentage of our revenue is tied to a small number of customers, such that the loss of any of these customers could materially and adversely affect our business, results of operations and financial condition.

We derive a significant portion of our revenues from two customers. For the years ended December 31, 2021 and 2020, we derived approximately 30% and 28%, respectively, of our total revenues from these customers. For the three months ended March 31, 2022 and 2021, we derived approximately 32% and 27%, respectively, of our total revenues from these customers. We cannot assure you that these customers will continue to contract with us on terms or at rates currently in effect, or will not elect to contract with our competitors or attempt to perform the services we provide themselves. Further, as of March 31, 2022, December 31, 2021 and 2020, approximately 25%, 23% and 23%, respectively, of our aggregate accounts receivable and contract assets were due from these two customers. The contract term with these two customers ranges from 2 to 3 years, but one of the customers has the right to terminate without penalty with 60 days advance written notice. These contracts do not include any minimum purchase requirements for the customers and were made in the ordinary course of business. As a result, these customers could stop purchasing our services, reduce their purchase levels or request reduced pricing structures at any time. We may therefore need to adapt our pricing and marketing strategies in response to a customer who may seek concessions in return for its continued or increased business. In addition, a macroeconomic downturn or any other cause of consolidation in our industry or among our other customers could significantly increase the market share and bargaining power of a limited number of customers and give them significant additional leverage to negotiate more favorable terms and place greater demands on us. The loss of either of these customers, if not offset by revenues from new or other existing customers, or any inability of either customer to pay amounts as and when due, could adversely affect our business, financial condition and results of operations.

Our business depends on customers using our platform, and any loss of customers or decline in their use of our platform could materially and adversely affect our business, results of operations, and financial condition.

Our ability to grow and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with existing customers, to have them increase their deployment and use of our platform, and to increase or maintain transaction volume on our platform. Although our customers generally have multi-year contracts with us, they can typically terminate the agreement without penalty by providing as little as 30 days written notice and may elect not to renew the agreement following the expiration date. In addition, if our customers do not increase their use of our platform or adopt and deploy additional modules, then our revenue may decline and our results of operations may be harmed. Customers may not renew their contracts with us or reduce their use of our platform for any number of reasons, including if they are not satisfied with our platform or modules, the value proposition of our platform or our ability to meet their needs and expectations, security or platform reliability issues, or if they decide to build their own solution internally. Additionally, consumers may change their purchasing habits or reduce their orders from our current customers, which could harm their business and reduce their use of our platform. We cannot accurately predict our customers’ usage levels and the loss of customers or their usage levels of our modules may each have a negative impact on our business, results of operations, and financial condition and may cause our expansion rate to decline. If a significant number of customers cease using, or reduce their usage of our platform, then we may be required to spend significantly more on sales and marketing than we currently plan to spend in order to maintain or increase revenue from our customers. Such additional sales and marketing expenditures could adversely affect our business, results of operations, and financial condition.

Clients may elect to terminate our contracts and manage operations internally.

It is possible that our clients may elect to not renew contracts for our solutions. Alternatively, clients may elect to drop maintenance on certain modules that they ultimately decide not to use. This could adversely affect our revenues and profits. Additionally, they may inadvertently allow our intellectual property or other information to fall into the hands of third parties, including our competitors, which could adversely affect our business.

Selling products and services into the public sector poses unique challenges.

We derive a portion of our revenue from sales of software-as-a-service and professional services to state, county, and city governments, other federal or municipal agencies, and other public entities. We expect that sales to public sector clients will continue to account for a portion of our revenue in the future. We face many risks and challenges associated with contracting with governmental entities, including:

●	Resource limitations caused by budgetary constraints, which may provide for a termination of executed contracts due to a lack of future funding;

●	Long and complex sales cycles;

●	Contract payments at times being subject to achieving implementation milestones, and we may have differences with clients as to whether milestones have been achieved;

●	Political resistance to the concept of contracting with third parties to provide IT solutions;

●	Legislative changes affecting a local government’s authority to contract with third parties;

●	Varying bid procedures and internal processes for bid acceptance; and

●	Various other political factors, including changes in governmental administrations and personnel.

Each of these risks is outside our control. If we fail to adequately adapt to these risks and uncertainties, our financial performance could be adversely affected.

If we fail to attract and retain qualified management and skilled technical personnel, our business may be adversely affected.

Our long-term success depends, in significant part, upon the continued service and performance of our senior management and other key personnel. We rely on knowledgeable, experienced and skilled technical personnel, particularly analysts, product developers and service personnel to provide our services, often in a stringent regulatory environment. Certain of our employees, including our senior management and the key employees of the various businesses we have acquired, have exceptionally strong knowledge of our businesses, sectors and clients. Their departure could lead to the loss of know-how and information of value to us, and their departure could pose a risk to key client relationships. Our continued growth will also depend upon our ability to attract and retain additional skilled management and other key employees, including in new markets, whether organically or through acquisitions. For certain of positions, there may be a limited number of qualified people to fulfill the roles, whether limited based on scarcity with respect to the particular skillset, within a given geography or otherwise. The loss of the services of one or more members of our management team or of qualified employees and other key personnel, or the inability to identify, hire and retain the key personnel that may be necessary to grow our business, could have a material adverse effect on our business, financial condition and results of operations.

Our international operations subject us to additional risks that could adversely affect our business.

We have activities outside of the United States and work with some international third-party providers, including product developers in Europe. Our operations, those of the third parties with which we work as well as those of our customers, are therefore subject to regulatory, economic, political and other events and uncertainties in countries where these operations are located. Further, our growth strategy includes expansion into additional international markets. In addition to the risks discussed elsewhere herein that are common to both our domestic and international operations, we face risks specific to our foreign activities, including but not limited to:

●	political, social, economic and financial instability, including wars, civil unrest, acts of terrorism and other conflicts, including the war in Ukraine;

●	difficulties and increased costs in developing, staffing and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural difference;

●	restrictions and limitations on the transfer or repatriation of funds and fluctuations in currency exchange rates;

●	complying with varying legal and regulatory environments in multiple foreign jurisdictions, including privacy laws such as the E.U. General Data Protection Regulation, export controls and trade and economic sanctions laws and regulations and anti-corruption laws and regulations of the United States and various international jurisdictions, including the Foreign Corrupt Practices Act;

●	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

●	potential for privatization and other confiscatory action; and

●	other dynamics in international jurisdictions, any of which could result in substantial additional legal or compliance costs, liabilities or obligations for us or could require us to significantly modify our current business practices or even exit a given market.

Foreign operations bring increased complexity and the costs of managing or overseeing foreign operations, including adapting and localizing services or systems to specific regions and countries, can be material. Further, international operations carry inherent uncertainties regarding the effect of local or domestic actions, such as the unpredictable impact of the referendum vote in the United Kingdom to leave the European Union (Brexit) and the uncertainty regarding the terms that govern its exit, any of which could be material. These and other risks related to our foreign operations, or the associated costs or liabilities, could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our proprietary rights.

Many of our product and service offerings incorporate proprietary information, trade secrets, know-how, and other intellectual property rights. We rely on a combination of contracts, patents, copyrights, and trade secret laws to establish and protect our proprietary rights in our technology. We cannot be certain that we have taken all appropriate steps to deter misappropriation of our intellectual property. There has also been an apparent evolution in the legal standards and regulations courts and the U.S. patent office may apply in favorably evaluating software patent rights. We are not currently involved in any material intellectual property litigation; however, we may be a party to such litigation in the future to protect our proprietary information, trade secrets, know-how, and other intellectual property rights. We cannot assure you that third parties will not assert infringement or misappropriation claims against us with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, costly, and a diversion to management. Any such claims and litigation could also cause delays or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. Therefore, litigation to defend and enforce our intellectual property rights could have a material adverse effect on our business, regardless of the final outcome of such litigation.

We rely on software licensed from, and services rendered by, third parties in order to provide our modules and run our business.

We rely on software licensed from, and services rendered by, third parties in order to provide our modules and run our business. Third-party software and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use, or any failures of, third-party software or services could result in delays in our ability to provide our modules or run our business until equivalent software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent module, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with such service disruption or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our modules.

If we lose our certification as a Certified B Corp or our publicly reported B Corp score declines, our reputation could be harmed and our business could be adversely affected.

Our business model and brand could be harmed if we were to lose our certification as a Certified B Corp. The term “Certified B Corporation” does not refer to a particular form of legal entity, but instead refers to companies certified by the B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability and transparency. We believe that Certified B Corp status has allowed us to build credibility and trust among our customers and with our employees. Whether due to our choice because, for example, the standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies, or our failure to meet B Lab’s existing certification requirements or any changes they may implement to the standards over time, any change in our status could create a perception that we are more focused on financial performance and no longer as committed to the values shared by Certified B Corps. Likewise, our reputation could be harmed if our publicly reported B Corp score declines and there is a perception that we are no longer committed to the Certified B Corp standards. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with B Lab’s values. See “Business—Certified B Corporation Status.”

Pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

As a large company with international operations, across the U.S. and Canada in particular, we are, and from time to time become, involved in lawsuits, regulatory inquiries, and governmental and other legal proceedings arising out of the ordinary course of our business, including with respect to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. Additionally, our participation in the waste and recycling industry, even though we are only an indirect market participant that does not own or operate any landfill or hauling operations, subjects us to additional claims that many other companies in other industries are not likely to face. Many of these matters raise complicated factual and legal issues and are subject to uncertainties and complexities, all of which make the matters costly and often divert management’s attention from day-to-day operations. For example, we may incur costs to defend against litigation brought by government agencies and private parties who allege we are in violation of our permits and applicable environmental laws and regulations, or who assert claims alleging nuisance, environmental damage, personal injury or property damage. Additionally, in recent years, wage and employment laws have changed regularly and become increasingly complex, which has fostered litigation, including purported class actions. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. We may be required to pay fines or judgments, which could be significant, or implement corrective measures, or we may have our permits and licenses modified or revoked as a result of these actions. We establish accruals for our estimates of the costs associated with lawsuits, regulatory, governmental and other legal proceedings. We could underestimate such accruals. Such shortfalls could result in significant unanticipated charges to income. A significant judgment against us, the loss of a significant permit or license, or the imposition of a significant fine or other expenses in excess of any accrual or reserve could have a material adverse effect on our business, financial condition and results of operations. See Note 16 – Commitments and contingencies in our audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Risks Related to Rubicon’s Indebtedness

Our substantial levels of indebtedness could adversely affect our business.

As of March 31, 2022, we had approximately $106.1 million of indebtedness, consisting of $73.0 million in borrowings under our term loan (including a subordinated term loan in the amount of $20.0 million) and $33.1 million under our revolving credit facility. As of December 31, 2021, we had approximately $103.6 million of indebtedness, consisting of $73.7 million in borrowings under our term loan (including a subordinated term loan in the amount of $20.0 million) and $29.9 million under our revolving credit facility. Our indebtedness could have important consequences for us and our investors, including, but not limited to:

●	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

●	requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund operations, working capital, capital expenditures, acquisitions, joint ventures or other future business opportunities;

●	exposing us to the risk of increased interest rates on our borrowings under our credit facility, which is at variable rates of interest;

●	limiting flexibility in planning for, or reacting to, changes in our business, market conditions and the competitive environment, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

●	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

In addition, as our indebtedness matures, or if we are unable to service our high level of indebtedness, we may need to restructure or refinance all or a portion of our indebtedness, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms, or at all, and these actions may not be sufficient to meet our capital requirements. Furthermore, we may not be able to invest in our business and as a result, we may not be able to achieve our forecasted results of operation.

The interest rates under our existing indebtedness are significant - LIBOR plus 9.5% for our term loan, 15.0% for our subordinated term loan and LIBOR plus 4.5% for our revolving credit facility bears interest. Our ability to make payments on debt (including interest), to repay existing or future indebtedness when due, to fund operations and significant planned capital expenditures and to support our growth strategy will depend on our ability to generate cash in the future. Our ability to produce cash from operations is, and will be, subject to a number of risks, including those described above in “—Risks Related to Rubicon’s Business and Industry” and elsewhere in this proxy statement/consent solicitation statement/prospectus. Our ability to repay debt will also depend on external factors that are outside of our control, including economic, financial, competitive, legislative, regulatory and other factors. If we are unable to make required interest and principal payments on our indebtedness, it would result in an event of default under the agreements governing such indebtedness, which may result in the acceleration of some or all of our outstanding indebtedness and foreclosure on the assets that secure such indebtedness.

Although our debt agreements contain restrictions on the incurrence of additional indebtedness, the amount of indebtedness that could be incurred in the future in compliance with these restrictions could be substantial, thereby exacerbating the risks associated with our high level of indebtedness. For example, under our credit facility, we may borrow up to $20 million in the form of a term loan and, subject to outstanding letters of credit, up to $60 million under our revolving credit facility.

Any of the foregoing risks could adversely affect our business, financial condition and results of operations. For additional information on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon — Liquidity and Capital Resources” and Note 4 – Debt in our audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The terms and covenants in our existing indebtedness restrict our ability to engage in some business and financial transactions, which could adversely affect our business.

Our credit facility has restrictive covenants that limit our and our subsidiaries’ ability to, among other things:

●	pay dividends, redeem capital stock and make other restricted payments and investments;

●	sell assets or merge, consolidate, or transfer all or substantially all of our subsidiaries’ assets;

●	engage in certain transactions with affiliates;

●	amend or otherwise modify our governing documents;

●	incur or guarantee additional debt;

●	impose dividend or other distribution restrictions on our subsidiaries; and

●	create liens on our subsidiaries’ assets.

In addition, our credit facility contains financial maintenance covenants that, among other things, require us to maintain minimum qualified billed and unbilled receivables and to not exceed a specified borrowing base or net leverage ratio tested at the end of each quarter. Among other things, we may not be able to borrow money under our credit facility if we are unable to comply with the financial and other covenants included therein. Our credit facility also contains certain customary representations and warranties, affirmative covenants and events of default with acceleration rights (including, among other things, an event of default upon a material adverse change in our business condition (financial or otherwise), operations, properties or prospects, change of management, or change of control). If an event of default occurs, our lenders will be entitled to take various actions, including the acceleration of amounts due under our credit facility and all actions permitted to be taken by a secured creditor. Our revolving credit facility also includes a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender. Our term loan also includes a qualified equity contributions requirement of $50.0 million during the period on or prior to February 28, 2022 and, because the Mergers did not occur prior to this date, we did not satisfy the equity contributions requirement, giving the lender the right to use our available funds under our revolving credit facility as term loan collateral. Although the lender has temporarily waived this requirement through June 30, 2022 while we negotiate a term loan amendment, it may exercise its right at any time, which could reduce or eliminate the availability of additional funds under our revolving credit facility.

Any future debt that we incur may contain additional and more restrictive negative covenants and financial maintenance covenants. These restrictions could limit our ability to obtain debt financing, repurchase stock, pay dividends, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.

Our failure to comply with obligations under our credit facility or the agreements governing any future indebtedness may result in an event of default under the applicable agreement. A default, if not cured or waived, may permit acceleration of some or all of our other indebtedness and trigger other termination and similar rights under other contracts. We cannot be certain that we will be able to remedy any defaults and, if our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all, any of which could have a material adverse effect on our business, financial condition and results of operations.

The required interest payments on our indebtedness under the credit facility may be impacted by reforms related to the London Interbank Offered Rate (“LIBOR”). The variable interest rates applicable under the credit facility are linked to LIBOR as the benchmark rate for establishing such rates. Recent national, international, and other regulatory guidance and reform proposals regarding LIBOR are requiring certain LIBOR tenors to be discontinued or become unavailable by the end of 2021 and LIBOR to be fully discontinued or become unavailable as a benchmark rate by June 2023. Although one or more of our credit facilities includes mechanics to facilitate the adoption by us and our lenders of an alternative benchmark rate for use in place of LIBOR, no assurance can be made that such alternative benchmark rate will perform in a manner similar to LIBOR or result in interest rates that are at least as favorable to us as those that would have resulted had LIBOR remained in effect, which could result in an increase in our interest expense and other debt service obligations. In addition, the overall credit market may be disrupted as a result of the replacement of LIBOR or in the anticipation thereof, which could have an adverse impact on our ability to refinance, reprice, or amend our existing indebtedness or incur additional indebtedness on favorable terms or at all.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon—Liquidity and Capital Resources” and Note 4 – Debt in our audited consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Risks Related to Founder’s Business and the Business Combination

Founder will be forced to liquidate the Trust Account if it cannot consummate a business combination by January 19, 2023, the date that is 15 months from the closing of the IPO (or April 19, 2023, the date that is 18 months from the closing of the IPO, if the Combination Period is extended by the full amount of time allowed under the Memorandum and Articles of Association). In the event of a liquidation, Founder’s public shareholders will receive approximately $10.15 per Founder Class A Share and the Founder Warrants will expire worthless.

If Founder is unable to complete a business combination by January 19, 2023, or if extended, April 19, 2023, Founder will be forced to liquidate, and the per-Founder Class A Share liquidation distribution will be approximately $10.15. Founder Warrants will expire worthless.

You must tender your Founder Class A Shares in order to validly seek redemption at the Meeting.

In connection with tendering your Founder Class A Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Founder Class A Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Founder, the proceeds held in trust could be reduced and the per share liquidation price received by Founder’s public shareholders may be less than $10.15.

Founder’s placing of funds in trust may not protect those funds from third party claims against Founder. Although Founder has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Founder’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Founder’s public shareholders. If Founder liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor have contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Founder cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our public shareholders may be less than $10.15 per share due to such claims.

Additionally, if Founder is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Founder’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Founder may not be able to return $10.15 to our public shareholders.

Any distributions received by Founder shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Founder was unable to pay its debts as they fell due in the ordinary course of business.

The Memorandum and Articles of Association provide that Founder will continue in existence only until the date that is 15 months from the closing of the IPO (or the date that is 18 months from the closing of the IPO, if the Combination Period is extended by the full amount of time allowed under the Memorandum and Articles of Association). If Founder is unable to consummate a transaction within the required time periods, upon notice from Founder, the trustee of the Trust Account will distribute the amount in the Trust Account to Founder’s public shareholders. Concurrently, Founder shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Founder cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,800,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our shareholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.

If Founder’s due diligence investigation of Rubicon was inadequate, then shareholders of Founder following the Business Combination could lose some or all of their investment.

Even though Founder conducted a due diligence investigation of Rubicon, it cannot be sure that this diligence uncovered all material issues that may be present inside Rubicon or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Rubicon and its business and outside of its control will not later arise.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm Founder’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any shareholder litigation and/or regulatory investigations against Founder, whether or not resolved in Founder’s favor, could result in substantial costs and divert Founder’s management’s attention from other business concerns, which could adversely affect Founder’s business and cash resources and the ultimate value Founder’s shareholders receive as a result of the Business Combination.

The Initial Shareholders who own Founder Class B Shares and Founder Private Placement Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Shareholders owned an aggregate of 7,906,250 Founder Class B Shares and 14,204,375 Founder Private Placement Warrants. They have waived their right to redeem any Founder Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination (such waiver entered into in connection with the IPO for which the Initial Shareholders received no additional consideration) or sell any Founder Ordinary Shares to Founder in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Founder Ordinary Shares upon the liquidation of the Trust Account if Founder is unable to consummate a business combination. Based on a market price of $           per Founder Class A Shares on           , 2022, the total value of the Founder Ordinary Shares held by the Initial Shareholders was $          . Based on a market price of $           per Founder Public Warrant on           , 2022, the total value of the Founder Private Placement Warrants held by the Initial Shareholders was $          . The Founder Private Placement Warrants (including underlying securities) and Founder Class B Shares acquired prior to the IPO will be worthless if Founder does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting Rubicon as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Founder’s public shareholders’ best interest.

Founder is requiring shareholders who wish to redeem their Founder Class A Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising such rights.

Founder is requiring shareholders who wish to redeem their Founder Class A Shares to either tender their certificates to Continental or to deliver their Founder Class A Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Founder’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While we have been advised that it takes a short time to deliver Founder Class A Shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than Founder anticipates for shareholders to deliver their Founder Class A Shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Founder Class A Shares.

Founder will require its public shareholders who wish to redeem their Founder Class A Shares in connection with the Business Combination to comply with specific requirements for redemption described above, and such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Founder requires public shareholders who wish to redeem their Founder Class A Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Founder will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their Founder Class A Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Founder has returned their securities to them. The market price of Founder Class A Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

If Founder’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Founder’s securities.

Founder’s Initial Shareholders are entitled to make a demand that it register the resale of their Founder Class B Shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of Founder Private Placement Warrants and any Founder Units the Initial Shareholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to Founder, are entitled to demand that Founder register the resale of the Founder Private Placement Warrants and any other Founder Units issued to them (and the underlying securities) commencing at any time after Founder consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 7,906,250 Founder Class B Shares and 14,204,375 Founder Private Placement Warrants (and underlying securities) eligible for trading in the public market.

Founder will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders.

Founder is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public shareholders from a financial point of view. Founder’s public shareholders therefore, must rely solely on the judgment of the Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Founder’s securities may decline.

The market price of Founder’s securities may decline as a result of the Business Combination if:

●	Founder does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

●	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing share prices.

Public shareholders who redeem their Founder Class A Shares may continue to hold any Founder Public Warrants they own, which results in additional dilution to non-redeeming holders upon exercise of the Founder Public Warrants.

Public shareholders who redeem their Founder Class A Shares may continue to hold any Founder Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Founder Public Warrants. Assuming (i) all redeeming public shareholders acquired Public Units in the IPO and continue to hold the Founder Public Warrants that were included in the Founder Units, and (ii) maximum redemption of the shares of Founder Class A Shares held by the redeeming public shareholders, 15,812,500 Founder Public Warrants would be retained by redeeming public shareholders with a value of $6,799,375, based on the market price of $0.43 of the Founder Public Warrants as of March 31, 2022. As a result, the redeeming public shareholders would recoup their entire investment and continue to hold Founder Public Warrants with an aggregate market value of $6,799,375, while non-redeeming public shareholders would suffer additional dilution in their percentage ownership and voting interest of New Rubicon upon exercise of the Founder Public Warrants held by redeeming public shareholders.

Founder’s directors and officers may have certain conflicts in determining to recommend the acquisition of Rubicon, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

Founder’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that the Founder Class B Shares and Founder Private Placement Warrants (including the underlying securities) owned by Founder’s Sponsor, management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and Founder otherwise fails to consummate a business combination prior to January 19, 2023 (unless such date has been extended as described herein). For more information, see the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination — Founder” of this proxy statement/consent solicitation statement/prospectus.

The Sponsor may have interests in the Business Combination different from the interests of public shareholders and may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate.

The Sponsor has financial interests in the Business Combination that are different from, or in addition to, those of other public shareholders generally. In addition, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Rubicon is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Founder board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to public shareholders that they approve the Business Combination.

Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our public shareholders; if our public shareholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The underwriters in our IPO are entitled to deferred underwriting commissions totalling $11,068,750 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. Such amounts will not be adjusted to account for redemptions of Founder Class A Shares by our public shareholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Founder Class A Shares redeemed increases. The following table sets forth the underwriting fees payable as a percentage of IPO proceeds retained by New Rubicon after accounting for redemptions by public shareholders:

Redemption Scenario(1)	Founder Class A Shares Redeemed	Founder Class A Shares Outstanding (after redemptions)(2)	Trust Account Proceeds (after redemptions)(3)	Underwriting Fee(4)
No Redemptions	0	31,625,000	$316,250,000	3.50%
25% Redemptions	7,906,250	23,718,750	$237,187,500	4.67%
50% Redemptions	15,812,500	15,812,500	$158,125,000	7.00%
75% Redemptions	23,718,750	7,906,250	$79,062,500	14.00%
Maximum Redemptions	31,132,389	492,611	$4,926,110	224.70%

1.	For more information regarding redemption scenarios, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination.”
2.	Reflects 31,625,000 Founder Class A Shares, less the number of shares redeemed by public shareholders. Amounts do not include Founder Class B Shares as they are not redeemable.
3.	Trust Account proceeds reflect a per Founder Unit price of $10.00 per unit, as sold in the IPO. Amounts do not reflect any additional contributions to the Trust Account as a result of the sale of Founder Private Placement Warrants and Founder Class B Shares.
4.	Reflects the deferred underwriting fee as a percentage of IPO proceeds retained by New Rubicon after accounting for redemptions by public shareholders.

Founder will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

Founder will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Founder may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/consent solicitation statement/prospectus may not be indicative of what New Rubicon’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/consent solicitation statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Rubicon’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Founder Class A Shares are redeemed, our Domestication Class A Common Stock may become less liquid following the Business Combination.

If a significant number of Founder Class A Shares are redeemed, Founder may be left with a significantly smaller number of shareholders. As a result, trading in the shares of New Rubicon may be limited and your ability to sell your shares in the market could be adversely affected. New Rubicon intends to apply to list its shares on NYSE, and NYSE may not list Domestication Class A Common Stock on its exchange, which could limit investors’ ability to make transactions in Founder’s securities and subject Founder to additional trading restrictions.

New Rubicon will be required to meet the initial listing requirements to be listed on NYSE. However, New Rubicon may be unable to maintain the listing of its securities in the future.

If New Rubicon fails to meet the continued listing requirements and NYSE delists its securities, Founder could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for New Rubicon; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Founder may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

Founder may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/consent solicitation statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, Founder has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to Founder’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination; however, if the Board determines that any such order or injunction is not material to the business of Rubicon, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.

Founder’s shareholders will experience immediate dilution as a consequence of the issuance of Domestication Class A Stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that Founder’s current shareholders have on the management of New Rubicon.

Prior to the PIPE Investment and the Business Combination, the Founder public shareholders who hold shares issued in the IPO own approximately 80% of the issued and outstanding Founder Class A Shares as of           , 2022. It is anticipated that upon completion of the Business Combination, assuming a No Redemption Scenario: (a) Founder’s public shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 16.7% of New Rubicon, (b) the PIPE Investors will have an aggregate Voting Power and Implied Ownership of approximately 5.9% of New Rubicon, (c) the Initial Shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 4.2% of New Rubicon, and (d) Blocked Unitholders and Rubicon Continuing Unitholders will have an aggregate Voting Power and Implied Ownership of approximately 73.2% of New Rubicon. If the actual facts are different from the assumptions underlying the No Redemption Scenario (which they are likely to be), the Voting Power and Implied Ownership of New Rubicon’s stockholders will be different. For more information regarding post-Business Combination ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination.” The minority position of the former Founder public shareholders will give them limited influence over the management and operations of New Rubicon.

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are, and New Rubicon following the Business Combination will be, an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we (including New Rubicon following the Business Combination) continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this Form S-4 and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this Form S-4. We (including New Rubicon following the Business Combination) could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we (including New Rubicon following the Business Combination) no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our Founder Class A Shares (or Domestication Class A Common Stock following the Business Combination) less attractive because we may rely on these exemptions. If some investors find our Founder Class A Shares (or Domestication Class A Common Stock following the Business Combination) less attractive as a result, there may be a less active trading market for our Founder Class A Shares (or Domestication Class A Common Stock following the Business Combination) and our stock price may be more volatile.

Our independent registered public accounting firm (including the independent registered public accounting firm of New Rubicon following the Business Combination) will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves, and expect that New Rubicon following the Business Combination will continue to avail itself, of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The nominal purchase price paid by the Sponsor for the Founder Class B Shares may significantly dilute the implied value of the Founder Class A Shares in the event we complete an initial business combination. In addition, the value of the Sponsor’s Founder Class B Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the Business Combination causes the trading price of the post-combination company’s common stock to materially decline.

The Sponsor invested an aggregate of $12,648,125 in us, comprised of the $25,000 purchase price for the Founder Class B Shares and the $12,623,125 purchase price for the Founder Private Placement Warrants. Simultaneously, Jefferies LLC invested an aggregate of $1,581,250 for the purchase of the Founder Private Placement Warrants. The amount held in our Trust Account was $320,993,750 as of October 19, 2021, implying a value of $10.15 per Founder Class A Shares.

The following table shows the Public Shareholders’ and our Initial Shareholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of the post-combination company common stock upon the completion of our initial business combination. The following table assumes that (i) our valuation is $320,993,750 (which is the amount we held in our Trust Account as of October 19, 2021), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Founder Class A Shares are redeemed in connection with our initial business combination and (iv) all Founder Class B Shares are held by the Sponsor and Initial Shareholders upon completion of our initial business combination, and does not take into account other potential impacts on our valuation at the time of the initial business combination such as (a) the value of our Founder Public Warrants and Founder Private Placement Warrants, (b) the trading price of our common stock, (c) the initial business combination transaction costs (including payment of $11,068,750 of deferred underwriting commissions), (d) any equity issued or cash paid to the Rubicon stockholders, (e) any equity issued to other third party investors, or (f) Rubicon’s business itself.

Founder Class A Shares held by Public Shareholders	31,625,000 shares
Founder Class B Shares held by the Sponsor and Initial Shareholders	7,906,250 shares
Total shares of common stock	39,531,250 shares
Total funds in trust at the initial business combination	$320,993,750
Public Shareholders’ investment per Founder Class A Shares (1)	$10.00
The Sponsor’s investment per Founder Class B Share(2)	$0.003
Implied value per share of post-combination company common stock upon the initial business combination	$8.88

(1)	While the Public Shareholders’ investment is in both the Founder Class A Shares and the Founder Public Warrants, for purposes of this table the full investment amount is ascribed to the Founder Class A Shares only.
(2)	The Sponsor’s total investment in the equity of the company, inclusive of the Founder Class B Shares and the Sponsor’s $12,623,125 investment in the Founder Private Placement Warrants, is $12,648,125. For purposes of this table, the full investment amount is ascribed to the Founder Class B Shares only.

Based on these assumptions, each share of the post-combination company’s common stock would have an implied value of $8.88 per share upon completion of our initial business combination, representing a 11 % decrease from the initial implied value of $10.00 per Founder Class A Share. While the implied value of $8.88 per share upon completion of our initial business combination would represent a dilution to our Public Shareholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Class B Share. At $0.003 per share, the 7,906,250 shares of the post-combination company’s common stock that the Sponsor and our Initial Shareholders holding Founder Class B Shares would own upon completion of our initial business combination would have an aggregate implied value of $8.88. As a result, even if the trading price of the post-combination company’s common stock significantly declines, the value of the Founder Class B Shares held by the Sponsor and Initial Shareholders will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Founder Private Placement Warrants, even if the trading price of the post-combination company’s common stock after the initial business combination is as low as $1.12 per share. As a result, the Sponsor and Initial Shareholders holding Founder Class B Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of post-combination company’s common stock even if the trading price of the post-combination company’s common stock declines after we complete our initial business combination. The Sponsor and Initial Shareholders holding Founder Class B Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Shareholders, rather than liquidating Founder SPAC. This dilution would increase to the extent that Public Shareholders seek redemptions from the Trust Account for their Founder Class A Shares.

Risks Relating to Ownership of New Rubicon’s Securities Following the Business Combination

Founder Warrants will become exercisable for Domestication Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Following the consummation of the Business Combination, it is expected that New Rubicon will have an aggregate of 30,016,875 Domestication Public Warrants and Domestication Private Warrants issued and outstanding, representing the right to purchase an equivalent number of shares of Domestication Class A Common Stock, which will become exercisable in accordance with the terms of the Warrant Agreement. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our IPO. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Domestication Class A Common Stock will be issued, which will result in dilution to the holders of New Rubicon and, once registered, increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Domestication Class A Common Stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Even if the Business Combination is consummated, the Domestication Public Warrants may never be in the money, and they may expire worthless and the terms of such warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Domestication Public Warrants approve of such amendment

The Founder Warrants were issued in registered form pursuant to the Warrant Agreement. The Warrant Agreement provides that the terms of the Founder Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval of the holders of at least 50% of the then-outstanding Founder Public Warrants to make any change that adversely affects the interests of the registered holders of Founder Public Warrants. Accordingly, we may amend the terms of the Founder Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Founder Public Warrants approve of such amendment. Although our ability to amend the terms of the Founder Public Warrants with the consent of at least 50% of the then outstanding Founder Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Founder Ordinary Shares purchasable upon exercise of a Founder Public Warrant.

New Rubicon may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, New Rubicon may redeem outstanding Domestication Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. New Rubicon will have the ability to redeem outstanding Domestication Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Domestication Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders.

New Rubicon will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Domestication Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those Domestication Class A Common Stock is available throughout the 30-day redemption period. If and when the Domestication Public Warrants become redeemable by New Rubicon, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Domestication Public Warrants could force you (i) to exercise your Domestication Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Domestication Public Warrants at the then-current market price when you might otherwise wish to hold your Domestication Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Domestication Public Warrants are called for redemption, is likely to be substantially less than the market value of your Domestication Public Warrants.

The value received upon exercise of the Domestication Public Warrants (1) may be less than the value the holders would have received if they had exercised their Domestication Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Domestication Public Warrants.

As of May         , 2022, the most recent practicable date prior to the date of this proxy statement/consent solicitation statement/prospectus, the last reported sale of price of the Founder Class A Shares was [$10.03] per share, which is below the threshold required for redemption.

In the event we elect to redeem the Domestication Public Warrants that are subject to redemption, we will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and we are not required to provide any notice to the beneficial owners of such warrants. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption. If you do not exercise your Domestication Public Warrants in connection with a redemption, including because you are unaware that such Domestication Public Warrants are being redeemed, you would only receive the nominal redemption price for your Domestication Public Warrants.

There can be no assurance that the Domestication Class A Common Stock and Domestication Public Warrants will be approved for listing on NYSE following the Closing, or if approved, that we will be able to comply with the continued listing standards of NYSE.

Founder Class A Shares, Founder Units and Founder Public Warrants are currently listed on Nasdaq. On the effective date of the Domestication, the currently issued and outstanding Founder Class A Shares will automatically convert by operation of law, on a one-for-one basis, into a share of Domestication Class A Common Stock and the currently issued and outstanding Founder Public Warrants will automatically convert by operation of law, on a one-for-one basis, into a Domestication Public Warrant. In connection with the Closing, Founder intends to apply to list the Domestication Class A Common Stock and Domestication Public Warrants on NYSE after the Closing under the symbols “RBT” and “RBT WS” respectively. As part of the application process, Founder is required to provide evidence that Founder is able to meet the initial listing requirements of NYSE which may depend, in part, on the number of Founder Class A Shares that are redeemed in connection with the Business Combination.

If, after the Closing, NYSE delists New Rubicon’s shares from trading on its exchange for failure to meet the listing standards, New Rubicon and its shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that Domestication Class A Common Stock are a “penny stock” which will require brokers trading in Domestication Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Under certain circumstances, holders of Rubicon Interests will be entitled to Earn-Out Interests, which will increase the number of shares eligible for future resale in the public market and result in dilution of New Rubicon stockholders.

After the Closing, subject to the terms and conditions set forth in the Merger Agreement, the holders of Rubicon Interests (excluding, for the avoidance of doubt, Rubicon Phantom Unitholders and Rubicon Management Rollover Holders), as applicable, shall be issued their pro rata portion of a number of Earn-Out Interests (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) as additional consideration based on the performance of the Domestication Class A Common Stock during the five (5) year period after the Closing. Assuming there are no adjustments to the Merger Consideration issuable at Closing as a result of Excess Cash Bonuses (other than as set forth in the No Redemption Scenario and Maximum Redemption Scenario), it is expected that (i) Blocked Unitholders immediately before the Closing will be entitled to receive a pro rata portion of 1,494,811 Earn-Out Class A Shares and (ii) Rubicon Continuing Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 8,894,549 Earn-Out Units and an equivalent number of Earn-Out Class V Shares. For more information regarding the Earn-Out Interests and the conditions for their issuances, see the section entitled “Proposal 1—The Business Combination Proposal—The Merger Agreement—Earn-Out Consideration.”

Certain holders of Rubicon interests will be entitled to a contingent right to receive Earn-Out Interests that is conditioned on specific circumstances, of which the occurrence is uncertain, and the failure of any of such circumstances to occur could create potential negative effects such as an increased risk of litigation.

After the Closing, subject to the terms and conditions set forth in the Merger Agreement, the holders of Rubicon Interests (excluding, for the avoidance of doubt, Rubicon Phantom Unitholders and Rubicon Management Rollover Holders), as applicable, shall be issued their pro rata portion of a number of Earn-Out Interests (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) as additional consideration based on the performance of the Domestication Class A Common Stock during the five (5) year period after the Closing (the “Earn-Out Period”), as set forth below upon satisfaction of any of the following conditions (each, an “Earn-Out Condition”):

(1) 50% of the Earn-Out Interests if the volume-weighted average price of the Domestication Class A Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for twenty (20) of thirty (30) consecutive trading days during the Earn-Out Period;

(2) 50% of the Earn-Out Interests if the volume-weighted average price of the Domestication Class A Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for twenty (20) of any thirty (30) consecutive trading days during the Earn-Out Period.

Whether the Earn-Out Conditions will be met is uncertain and depends on factors that may be out of New Rubicon’s direct control, such as market conditions and its stock price. The failure of either Earn-Out Condition to occur could give rise to potential litigation and other negative effects because of management’s business decisions, which may negatively impact New Rubicon’s stock price. For more information regarding the Earn-Out Interests and the conditions for their issuances, see the section entitled “Proposal 1—The Business Combination Proposal—The Merger Agreement—Earn-Out Consideration.”

A significant portion of the total outstanding shares of Domestication Class A Common Stock (or shares of Domestication Class A Common Stock that may be issued in the future pursuant to an exchange or redemption of Class B Units) are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of Domestication Class A Common Stock to drop significantly, even if the New Rubicon business is doing well.

Pursuant to the Sponsor Agreement, the Sponsor and each Insider agreed not to transfer any Founder Class B Shares or Founder Private Placement Warrants (or any shares of Domestication Class A Common Stock issuable upon conversion or exercise thereof) until the earlier of (i) 180 days after the Closing Date and (ii) the date after the Closing on which New Rubicon completes a liquidation, merger, or similar transaction that results in all of New Rubicon’s stockholders having the right to exchange their shares of Domestication Class A Common Stock for cash, securities or other property. It is expect that Sponsor will hold 7,906,250 shares of Domestication Class A Common Stock and 12,623,125 Domestication Private Warrants (exercisable into 12,623,125 shares of Domestication Class A Common Stock) following the Business Combination. Domestication Class A Common Stock and Domestication Private Warrants held by Sponsor are not registered for resale, but pursuant to the terms of the A&R Registration Rights Agreement, it is expected that New Rubicon will seek to register such securities (and their underlying Domestication Class A Common Stock) for resale on Form S-1 shortly following the Closing.

Pursuant to those Lock-Up Agreements entered into by certain holders of Rubicon Interests, each holder agreed to certain transfer restrictions with respect to securities to be received by such holder as transaction consideration pursuant to the Merger Agreement, until the earlier of (i) 180 days after the Closing Date and (ii) the date after the Closing on which New Rubicon completes a liquidation, merger, or similar transaction that results in all of New Rubicon’s stockholders having the right to exchange their equity holdings for cash, securities or other property. It is expected that such holders will hold approximately            shares of Domestication Class A Common Stock (or Class B Units otherwise exchangeable for shares of Domestication Class A Common Stock).

Pursuant to the Subscription Agreements, New Rubicon will issue 11.1 million shares of Domestication Class A Common Stock. PIPE Investors will not be restricted from reselling such securities in the market upon registration of such securities on Form S-1 following the Business Combination. Domestication Class A Common Stock that will be issued to PIPE Investors will not be registered for resale at issuance, but pursuant to the terms of the Subscription Agreement, it is expected that New Rubicon will seek to register such securities for resale on Form S-1 shortly following the Closing.

The market price and trading volume of Domestication Class A Common Stock may be volatile and could decline significantly following the Business Combination.

Stock markets, including the NYSE, the NYSE Amex and the Nasdaq Capital Market, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Domestication Class A Common Stock and Domestication Public Warrants following the Business Combination, the market price of Domestication Class A Common Stock and Domestication Public Warrants may be volatile and could decline significantly. In addition, the trading volume in Domestication Class A Common Stock and Domestication Public Warrants may fluctuate and cause significant price variations to occur. If the market price of Domestication Class A Common Stock and Domestication Public Warrants declines significantly, you may be unable to resell your shares and warrants at or above the market price of Domestication Class A Common Stock and Domestication Public Warrants as of the date of the consummation of the Business Combination. Founder cannot assure you that the market price of Domestication Class A Common Stock and Domestication Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this proxy statement/consent solicitation statement/prospectus;

●	actual or anticipated differences in New Rubicon’s estimates, or in the estimates of analysts, for New Rubicon’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of Nasdaq or NYSE;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales or resales, or anticipated issuances, sales or resales, of Domestication Class A Common Stock;

●	perceptions of the investment opportunity associated with Domestication Class A Common Stock relative to other investment alternatives;

●	the performance and market valuations of other similar companies;

●	future announcements concerning New Rubicon’s business or its competitors’ businesses;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems;

●	changes in accounting principles, policies and guidelines; and

●	general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, including the outbreak of war in Ukraine.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert New Rubicon’s management’s attention and resources, which could have a material adverse effect on New Rubicon.

You may not have the same benefits as an investor in an underwritten public offering and may be subject to material risks present when a company is taken public through a merger including, but not limited to, the absence of due diligence conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement.

We will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/consent solicitation statement/prospectus are not an underwritten initial public offering of New Rubicon’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following.

Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Founder and Rubicon have each engaged financial advisors (rather than underwriters) in connection with the Business Combination. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the New Rubicon Domestication Class A Common Stock on the Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New Rubicon Domestication Class A Common Stock or helping to stabilize, maintain or affect the public price of the New Rubicon Domestication Class A Common Stock following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Rubicon Domestication Class A Common Stock that will be outstanding immediately following the closing. All of these differences from an underwritten public offering of Rubicon’s securities could result in a more volatile price for the New Rubicon Domestication Class A Common Stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New Rubicon Domestication Class A Common Stock on the Nasdaq. There can be no guarantee that any information made available in this proxy statement/consent solicitation statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New Rubicon Domestication Class A Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New Rubicon Domestication Class A Common Stock.

In addition, our Initial Shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Rubicon’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/consent solicitation statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Rubicon became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Rubicon, its share price and trading volume could decline significantly.

The market for Domestication Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about New Rubicon or its business. Securities and industry analysts do not currently, and may never, publish research on New Rubicon. If no securities or industry analysts commence coverage of New Rubicon, the market price and liquidity for Domestication Class A Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Rubicon downgrade their opinions about Domestication Class A Common Stock, publish inaccurate or unfavorable research about New Rubicon, or cease publishing about New Rubicon regularly, demand for Domestication Class A Common Stock could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect New Rubicon, including the market price of Domestication Class A Common Stock, and may be dilutive to existing shareholders.

There is no assurance that New Rubicon will not incur debt or issue equity ranking senior to Domestication Class A Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that New Rubicon issues in the future may have rights, preferences and privileges more favorable than those of Domestication Class A Common Stock. Because New Rubicon’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond New Rubicon’s control, it cannot predict or estimate the amount, timing, nature or success of New Rubicon’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Domestication Class A Common Stock and be dilutive to existing shareholders.

New Rubicon does not intend to pay cash dividends for the foreseeable future, except for those required under the A&R LLCA.

Following the Business Combination, and subject to its obligations under the Tax Receivable Agreement and A&R LLCA, New Rubicon currently intends to retain its future earnings, if any, to finance the further development and expansion of its business (including by re-investing such future earnings in Rubicon) and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be subject to the Tax Receivable Agreement, A&R LLCA, and at the discretion of the New Rubicon Board of Directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Upon completion of the Business Combination, New Rubicon will be a holding company with no material assets other than its interest in Rubicon. We intend to cause Rubicon to make distributions to holders of Class A Units and Class B Units such that the total cash distribution from Rubicon to the holders are sufficient to enable each holder to pay all applicable taxes on taxable income allocable to such holder (the “Tax Distributions”). New Rubicon will use the Tax Distributions to satisfy its obligations under the Tax Receivable Agreement, as well as any cash dividends declared by New Rubicon. In addition, Rubicon will reimburse New Rubicon for corporate and other overhead expenses.

The A&R LLCA will provide that the Tax Distributions will be made to holders of Class A Units and Class B Units (including New Rubicon) at the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in the U.S. for the fiscal year. New Rubicon anticipates that the Tax Distributions it will receive from Rubicon may, in certain periods, exceed New Rubicon’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The New Rubicon Board of Directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Domestication Class A Common Stock or to re-invest in Rubicon. New Rubicon will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by New Rubicon and shares of Domestication Class A Common Stock.

For more information regarding distributions under the Tax Receivable Agreement and A&R LLCA, see the sections titled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Tax Receivable Agreement” and “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Eighth Amended and Restated Limited Liability Company Agreement of Rubicon” and Annex J and Annex D, respectively.

New Rubicon may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Domestication Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Rubicon may be the target of this type of litigation in the future. Securities litigation against New Rubicon could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Rubicon’s Key Projected Financial Metrics are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations. As a result, New Rubicon’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

The Key Projected Financial Metrics (as defined in the section entitled “Proposal 1 — The Business Combination Proposal — Certain Rubicon Projected Financial Information”) are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations. As a result, Rubicon’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

Rubicon operates in a rapidly evolving and highly competitive industry and its Key Projected Financial Metrics (as defined herein) are subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on Rubicon’s assessment of factors that are inherently beyond its control and impossible to predict with certainty, such as the development and commercialization of new products.

Additionally, as described above, New Rubicon’s business is dependent on, among other things, attracting new customers, developing and marketing new products, brand protection and employee retention, many of which may be difficult to predict. This may result in decreased projected revenue levels, and Rubicon may be unable to adopt timely measures to compensate for any shortcomings in revenue and/or operating profitability. This inability could cause Rubicon’s operating results in a given period to be higher or lower than budgeted.

Because New Rubicon will become a public reporting company by means other than a traditional underwritten initial public offering, the shareholders of New Rubicon may face additional risks and uncertainties.

Because New Rubicon will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Domestication Class A Common Stock, and, accordingly, the stockholders of New Rubicon will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Domestication Class A Common Stock, New Rubicon stockholders must rely on the information included in this proxy statement/consent solicitation statement/prospectus. Although Founder’s management conducted a due diligence review and investigation of Rubicon in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in New Rubicon because it may not have uncovered facts that would be important to a potential investor.

Moreover, New Rubicon’s public shareholders will not benefit from possible recourse against an underwriter for material misstatements or omissions in this proxy statement/consent solicitation statement/prospectus or additional roles of the underwriters in a traditional underwritten initial public offering, such as the book-building process, which helps inform efficient price discovery, and underwriter support to help stabilize the public price of the new issue immediately after listing. The lack of such recourse process and support in connection with the Domestication Class A Common Stock could result in greater potential for errors, diminished investor demand, inefficiencies in pricing and a more volatile public price for the shares during the period immediately following the listing.

In addition, because New Rubicon will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of New Rubicon. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of New Rubicon than they might if New Rubicon became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with New Rubicon as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Domestication Class A Common Stock could have an adverse effect on New Rubicon’s ability to develop a liquid market for the Domestication Class A Common Stock. See “— Risks Related to the Merger — If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Rubicon, its share price and trading volume could decline significantly.”

Other Risks Related to New Rubicon Operating as a Public Company

New Rubicon’s management does not have prior experience in operating a public company.

New Rubicon’s management does not have prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing its transition to a public company following the Business Combination and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result the management of New Rubicon being required to devote significant time to these activities which may result in less time being devoted to the management and growth of New Rubicon. Additionally, New Rubicon will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. New Rubicon may be required to incur significant expense in connection with these efforts.

Founder and Rubicon have incurred and expect to incur significant costs associated with the Business Combination. The incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Founder if the Business Combination is not completed.

Founder and Rubicon have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Founder and Rubicon may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Rubicon following the closing of the Business Combination. These expenses will reduce the amount of cash available to be used for other corporate purposes by New Rubicon if the Business Combination is completed or by Founder if the Business Combination is not completed.

The announcement of the proposed Business Combination could disrupt Rubicon’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Rubicon’s business include the following:

●	its employees may experience uncertainty about their future roles, which might adversely affect New Rubicon’s ability to retain and hire key personnel and other employees;

●	customers, suppliers, business partners and other parties with which Rubicon maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Rubicon or fail to extend their existing relationship to New Rubicon; and

●	Rubicon has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Rubicon’s results of operations and the cash available to fund its business.

New Rubicon will depend on distributions from Rubicon to pay any taxes and other expenses, including payments under the Tax Receivable Agreement.

New Rubicon will be a holding company and, following the Business Combination, its only business will be to act as the managing member of Rubicon, and its only material assets will be Class A Units representing approximately 37.3%1 of the membership interests of Rubicon (under the No Redemption Scenario). New Rubicon does not have any independent means of generating revenue. We anticipate that Rubicon will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to the members of Rubicon. Accordingly, New Rubicon will be required to pay income taxes on its allocable share of any net taxable income of Rubicon. We intend to cause Rubicon to make pro rata distributions to each of its members, including New Rubicon, in an amount intended to enable each member to pay all applicable taxes on taxable income allocable to such member and to allow New Rubicon to make payments under the Tax Receivable Agreement. In addition, Rubicon will reimburse New Rubicon for corporate and other overhead expenses. If the amount of tax distributions to be made exceeds the amount of funds available for distribution, New Rubicon shall receive a tax distribution payment before the other members of Rubicon receive any distribution and the balance, if any, of funds available for distribution shall be distributed to the other members of Rubicon pro rata in accordance with their assumed tax liabilities. To the extent that New Rubicon needs funds, and Rubicon is restricted from making such distributions under applicable laws or regulations, or is otherwise unable to provide such funds, it could materially and adversely affect New Rubicon’s ability to pay taxes and other expenses, including payments under the Tax Receivable Agreement, and affect our liquidity and financial condition. Although we do not currently expect to pay dividends, such restrictions could also affect New Rubicon’s ability to pay any dividends (if declared) in the future.

New Rubicon will be required to pay over to the TRA Holders of Rubicon most of the tax benefits New Rubicon receives from tax basis step-ups (and certain other tax benefits) attributable to its acquisition of Legacy Rubicon Units in connection with the Business Combination and in the future, and the amount of those payments are expected to be substantial.

New Rubicon will enter into the Tax Receivable Agreement with the TRA Holders. The Tax Receivable Agreement will provide for payment by New Rubicon to the TRA Holders of 85% of the amount of the net cash tax savings, if any, that New Rubicon realizes (or, under certain circumstances, is deemed to realize) as a result of (i) increases in tax basis (and utilization of certain other tax benefits) resulting from New Rubicon’s acquisition of Legacy Rubicon Units in connection with the Business Combination and in Class B Unit future exchanges, (ii) certain favorable tax attributes (such as net operating losses attributable to pre-merger tax periods) New Rubicon will acquire in the Blocker Mergers and (iii) any payments New Rubicon makes to the TRA Holders under the Tax Receivable Agreement (including tax benefits related to imputed interest). New Rubicon will retain the benefit of the remaining 15% of these net cash tax savings.

The term of the Tax Receivable Agreement will commence upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or have expired, unless we exercise our right to terminate the Tax Receivable Agreement (or it is terminated due to a change in control or our breach of a material obligation thereunder), in which case New Rubicon will be required to make the termination payment specified in the Tax Receivable Agreement. In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

The actual tax benefit, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, as further set forth herein in this proxy statement/consent solicitation statement/prospectus. For the sake of illustration, if there were an exchange of all of the outstanding Class B Units immediately after the Business Combination in exchange for Domestication Class A Common Stock, the estimated tax benefits to New Rubicon subject to the Tax Receivable Agreement would be approximately $[___] million and the related undiscounted payment to the TRA Holders equal to 85% of the benefit would be approximately $[___] million. The foregoing assumes price of our Domestication Class A Common Stock of $10.15 per share), although the actual future payments to the TRA Holders will vary based on the factors discussed below, and estimating the amount and timing of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation of amounts payable depends on a variety of factors and future events. We expect to receive distributions from Rubicon in order to make any required payments under the Tax Receivable Agreement. However, we may need to incur debt to finance payments under the Tax Receivable Agreement to the extent such distributions or our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

The actual tax benefit, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the price of our Domestication Class A Common Stock at the time of the exchange; the timing of future exchanges; the extent to which exchanges are taxable; the amount and timing of the utilization of tax attributes; the amount, timing and character of New Rubicon’s income; the U.S. federal, state and local tax rates then applicable; the depreciation and amortization periods that apply to the increases in tax basis; the timing and amount of any earlier payments that New Rubicon may have made under the Tax Receivable Agreement; and the portion of New Rubicon’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. We expect that, as a result of the increases in the tax basis (including actual and deemed increases) of the tangible and intangible assets of Rubicon attributable to the initial acquisitions and exchanged Rubicon interests, the Blocker Mergers, and certain other tax benefits, the payments that New Rubicon will be required to make to the beneficiaries under the Tax Receivable Agreement will be substantial. There may be a material negative effect on our financial condition and liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits New Rubicon receives in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to New Rubicon by Rubicon are not sufficient to permit New Rubicon to make payments under the Tax Receivable Agreement.

In certain circumstances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual tax benefits, if any, that New Rubicon actually realizes.

The Tax Receivable Agreement will provide that if (i) New Rubicon exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) New Rubicon experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) New Rubicon fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date, or (v) New Rubicon materially breaches its obligations under the Tax Receivable Agreement, New Rubicon will be obligated to make an early termination payment to holders of rights under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by New Rubicon under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in the Tax Receivable Agreement, including (i) the assumption that New Rubicon would have enough taxable income to fully utilize the tax benefit resulting from the tax assets that are the subject of the Tax Receivable Agreement, (ii) the assumption that any item of loss, deduction, or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by New Rubicon ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (iv) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change; and (v) the assumption that any exchangeable units of Rubicon (other than those held by New Rubicon) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Domestication Class A Common Stock on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by New Rubicon under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) LIBOR (as defined in the Tax Receivable Agreement), plus 400 basis points.

Moreover, as a result of an elective early termination, a change in control or New Rubicon’s material breach of its obligations under the Tax Receivable Agreement, New Rubicon could be required to make payments under the Tax Receivable Agreement that exceed its actual cash savings. Thus, New Rubicon’s obligations under the Tax Receivable Agreement could have a substantial negative effect on its financial condition and liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. We cannot assure you that we will be able to finance any early termination payment. It is also possible that the actual benefits ultimately realized by us may be significantly less than were projected in the computation of the early termination payment. We will not be reimbursed if the actual benefits ultimately realized by us are less than were projected in the computation of the early termination payment.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine and the IRS or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. If any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, New Rubicon would be entitled to reduce future amounts otherwise payable to a holder of rights under the Tax Receivable Agreement to the extent the holder has received excess payments. However, the required final and binding determination that a holder of rights under the applicable Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and New Rubicon will not be permitted to reduce its payments under the Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under such Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. New Rubicon will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the basis increases described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are significantly in excess of the benefit that New Rubicon actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) and New Rubicon may not be able to recoup those payments, which could adversely affect New Rubicon’s financial condition and liquidity.

In certain circumstances, Rubicon will be required to make distributions to us and the continuing members of Rubicon, and the distributions that Rubicon will be required to make may be substantial.

Rubicon is expected to continue to be treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, taxable income will be allocated to members, including New Rubicon Pursuant to the A&R LLC Agreement, Rubicon will make pro rata tax distributions to its members, including New Rubicon, which generally will be pro rata based on the ownership of Rubicon units, calculated using an assumed tax rate, to enable each of the members to pay taxes on that member’s allocable share of Rubicon’s net taxable income. Under applicable tax rules, Rubicon is required to allocate net taxable income disproportionately to its members in certain circumstances. Because tax distributions will be determined based on assumptions, including an assumed tax rate that is the highest combined effective marginal tax rate applicable to an individual resident in the U.S. for the taxable year, but will be made pro rata based on ownership of Rubicon units, Rubicon will be required to make tax distributions that, in the aggregate, will likely exceed the aggregate amount of taxes payable by its members with respect to the allocation of Rubicon income.

Funds used by Rubicon to satisfy its tax distribution obligations (other than to us) will not be available for reinvestment in our business. Moreover, the tax distributions Rubicon will be required to make may be substantial, and may significantly exceed (as a percentage of Rubicon’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, because these payments will be calculated with reference to an assumed tax rate, and because of the disproportionate allocation of net taxable income, these payments may exceed the actual tax liability for members of Rubicon.

As a result of potential differences in the amount of net taxable income allocable to us and to other members of Rubicon, as well as the use of an assumed tax rate in calculating Rubicon’s Tax Distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. We may choose to manage these excess distributions through a number of different approaches, including through the payment of dividends to our holders of Domestication Class A Common Stock or by applying them to other corporate purposes.

The Internal Revenue Service (IRS) might challenge the tax basis step-ups and other tax benefits we receive in connection with this Business Combination and the related transactions and in connection with future acquisitions of Class B Units.

The Rubicon Continuing Unitholders may exchange Class B Units for shares of our Domestication Class A Common Stock in the future or, at the election of New Rubicon in its sole discretion, for cash. The Blocker Mergers and exchanges by Rubicon Continuing Unitholders in the future may result in increases in the tax basis of the assets of Rubicon that otherwise would not have been available. These increases in tax basis are expected to increase, or deemed to increase (for U.S. tax purposes) New Rubicon’s depreciation and amortization and, together with other tax benefits, reduce the amount of tax that New Rubicon would otherwise be required to pay, although it is possible that the Internal Revenue Service (the “IRS”) might challenge all or part of these tax basis increases or other tax benefits, and a court might sustain such a challenge. New Rubicon’s ability to achieve benefits from any tax basis increases or other tax benefits will depend upon a number of factors, as discussed below, including the timing and amount of our future income. We will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the basis increases or other tax benefits described above are successfully challenged by the IRS or another taxing authority. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our ultimate cash tax savings.

We may incur tax and other liabilities attributable to Blocked Unitholders as a result of certain reorganization transactions.

In connection with the Blocker Mergers, New Rubicon will pay Blocked Unitholders shares of Domestication Class A Common Stock as Merger Consideration. As the successor to these merged entities, New Rubicon generally will succeed to and be responsible for any outstanding or historical tax or other liabilities of the Blocker Companies, including any liabilities that might be incurred as a result of the Blocker Mergers. Any such liabilities for which New Rubicon is responsible could have an adverse effect on our liquidity and financial condition.

Future changes to tax laws or our effective tax rate could materially and adversely affect our company and reduce net returns to our stockholders.

Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in various jurisdictions, all of which could change on a prospective or retroactive basis. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, or the taxation of partnerships and other passthrough entities. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future, reduce post-tax returns to our stockholders, and increase the complexity, burden and cost of tax compliance.

Our businesses are subject to income taxation in the United States. Tax rates at the federal, state and local levels in the United States may be subject to significant change. If our effective tax rate increases, our operating results and cash flow could be adversely affected. Our effective income tax rate can vary significantly between periods due to a number of complex factors including, projected levels of taxable income in each jurisdiction, tax audits conducted and settled by various tax authorities, and adjustments to income taxes upon finalization of income tax returns.

We may be required to pay additional taxes because of the U.S. federal partnership audit rules and potentially also state and local tax rules.

Under the U.S. federal partnership audit rules, subject to certain exceptions, audit adjustments to items of income, gain, loss, deduction, or credit of an entity (and any holder’s share thereof) are determined, and taxes, interest, and penalties attributable thereto, are assessed and collected at the entity level. Rubicon (or any of its applicable subsidiaries or other entities in which Rubicon directly or indirectly invests that are classified as partnerships for U.S. federal income tax purposes) may be required to pay additional taxes, interest and penalties as a result of an audit adjustment, and New Rubicon, as a member of Rubicon (or such other entities), could be required to indirectly bear the economic burden of those taxes, interest, and penalties even though we may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Audit adjustments for state or local tax purposes similarly could result in Rubicon (or any of its applicable subsidiaries or other entities in which Rubicon directly or indirectly invests) being required to pay or indirectly bear the economic burden of state or local taxes and associated interest, and penalties.

Under certain circumstances, Rubicon or an entity in which Rubicon directly or indirectly invests may be eligible to make an election to cause members of Rubicon (or such other entity) to take into account the amount of any understatement, including any interest and penalties, in accordance with such member’s share in Rubicon in the year under audit. We will decide whether or not to cause Rubicon to make this election (subject to the terms of the A&R LLC Agreement); however, there are circumstances in which the election may not be available and, in the case of an entity in which Rubicon directly or indirectly invests, such decision may be outside of our control. If Rubicon or an entity in which Rubicon directly or indirectly invests does not make this election, the then-current members of Rubicon (including New Rubicon) could economically bear the burden of the understatement.

If Rubicon were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, New Rubicon and Rubicon might be subject to potentially significant tax inefficiencies, and New Rubicon would not be able to recover payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that Rubicon does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is an entity that otherwise would be treated as a partnership for U.S. federal income tax purposes, the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. From time to time the U.S. Congress has considered legislation to change the tax treatment of partnerships and there can be no assurance that any such legislation will not be enacted or if enacted will not be adverse to us.

If Rubicon were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for New Rubicon and Rubicon, including as a result of New Rubicon’s inability to file a consolidated U.S. federal income tax return with Rubicon. In addition, New Rubicon may not be able to realize tax benefits covered under the Tax Receivable Agreement and would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of Rubicon’s assets) were subsequently determined to have been unavailable.

RUBICON’S SOLICITATION OF WRITTEN CONSENTS

Recommendation of the Rubicon Board of Managers

After consideration, the Rubicon board of managers adopted resolutions and (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of Rubicon and its interest holders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) directed that the Merger Agreement be submitted to the holders of Legacy Rubicon Units for their consideration and approval. The Rubicon board of managers recommends that holders of Legacy Rubicon Units adopt the Merger Agreement by submitting a written consent and thereby approve the Merger and the transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this proxy statement/consent solicitation statement/prospectus.

Rubicon Interest Holders Entitled to Consent

Holders of record of Common Units of Rubicon (“Legacy Rubicon Common Units”), Series A Units of Rubicon (“Legacy Rubicon Series A Units”), Series B Units of Rubicon (“Legacy Rubicon Series B Units”), Series C Units of Rubicon (“Legacy Rubicon Series C Units”), Series D Units of Rubicon (“Legacy Rubicon Series D Units”), and Series E Units of Rubicon (“Legacy Rubicon Series E Units”, together with Legacy Rubicon Series A Units, Legacy Rubicon Series B Units, Legacy Rubicon Series C Units and Legacy Rubicon Series D Units, “Legacy Rubicon Preferred Units” and collectively with Legacy Rubicon Common Units, the “Legacy Rubicon Units”), in each case, as of           , 2022 are entitled to sign and deliver written consents with respect to the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Consents; Required Consents

Adoption of the Merger Agreement and the transactions contemplated thereby requires the approval of at least (i) a majority of Legacy Rubicon Units, voting together as a single class and (ii) at least two-thirds of the Legacy Rubicon Preferred Units, voting together as a single class.

Concurrent with the execution of the Merger Agreement, certain holders of Legacy Rubicon Units holding approximately (i) 89.2% of the Legacy Rubicon Units and (ii) 87.5% of the Legacy Rubicon Preferred Units, representing a sufficient number of Legacy Rubicon Units to approve the Merger Agreement and transactions contemplated thereunder, entered into the Support Agreement with Founder. Pursuant to the Support Agreement, the supporting holders agreed, among other things, to execute and deliver a written consent within five business days after this proxy statement/consent solicitation statement/prospectus is declared effective by the SEC, adopting the Merger Agreement and the transactions contemplated thereunder. Please see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Support Agreement” for further information.

Submission of Consents

You may consent to the adoption of the Merger Agreement and the transactions contemplated thereunder with respect to your Legacy Rubicon Units by completing, dating and signing the written consent enclosed with this proxy statement/consent solicitation statement/prospectus and returning it to Rubicon.

If you hold Legacy Rubicon Units and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Rubicon. Once you have completed, dated and signed the written consent, you may deliver it to Rubicon by emailing a .pdf copy to Rubicon’s counsel at Erica.Opitz@chamberlainlaw.com or by mailing it to Chamberlain, Hrdlicka, White, Williams & Aughtry, 191 Peachtree Street N.E., Floor 46, Atlanta, Georgia 30303-1740, Attention: Erica L. Opitz, Esq.

Executing Consents

You may execute a written consent to approve of the Merger Agreement and the transactions contemplated thereunder. A written consent to approve the Merger Agreement and the transactions contemplated thereunder is equivalent to a vote for such proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent, it has the same effect as voting against the Merger Agreement and the transactions contemplated thereunder.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials to holders of Legacy Rubicon Units is being borne by Rubicon. Officers and employees of Rubicon may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

FOUNDER’S EXTRAORDINARY GENERAL MEETING

General

Founder is furnishing this proxy statement/consent solicitation statement/prospectus to the Founder shareholders as part of the solicitation of proxies by the Board for use at the Meeting to be held on           , 2022 and at any adjournment or postponement thereof. This proxy statement/consent solicitation statement/prospectus is first being furnished to our shareholders on or about           , 2022 in connection with the vote on the Proposals set forth herein. This proxy statement/consent solicitation statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held at           :           a.m., Eastern Time, on           , 2022 at 800 Capitol Street, Suite 2400, Houston, Texas 77002 as well as virtually at            at           , or such other date, time and place to which such Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. Due to the current novel coronavirus (“COVID-19”) global pandemic, there are restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the Meeting to be held virtually over the Internet, but the physical location of the Meeting will remain at the location specified above for the purposes of our amended and restated Memorandum and Articles of Association. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and Founder. The virtual Meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of shareholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at https://www.cstproxy.com/founderspac/2022.

Virtual Meeting Registration

To register for the virtual Meeting, please follow these instructions as applicable to the nature of your ownership of our Founder Ordinary Shares.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to https://www.cstproxy.com/founderspac/2022, enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the Meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial shareholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and emailing a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the Meeting with a link and instructions for entering the virtual Meeting. Beneficial shareholders should contact Continental at least five business days prior to the Meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial shareholders who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental’s contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

Founder has fixed the close of business on           , 2022, as the record date for determining those Founder shareholders entitled to notice of and to vote at the Meeting. As of the close of business on           , 2022, there were 39,531,250 Founder Ordinary Shares issued and outstanding and entitled to vote, of which 31,625,000 are Founder Class A Shares and 7,906,250 are Founder Class B Shares held by the Initial Shareholders. Each holder of Founder Ordinary Shares is entitled to one vote per share on each Proposal, except for the Directors Proposal, whereby, pursuant to the Memorandum and Articles of Association, only holders of Founder Class B Shares are entitled to vote. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, the Initial Shareholders entered into the Letter Agreement, pursuant to which they agreed to, among other things, vote any Founder Ordinary Shares owned by them in favor of our initial business combination. The Initial Shareholders also entered into the Sponsor Agreement, pursuant to which they agreed to, among other things, vote in favor of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As of the date of this proxy statement/consent solicitation statement/prospectus, the Initial Shareholders hold approximately 20% of the outstanding Founder Ordinary Shares.

Quorum and Required Vote for Shareholder Proposals

A quorum of Founder shareholders is necessary to hold a valid meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding Founder Ordinary Shares entitled to attend and vote at the Meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting, and accordingly will have no effect on any of the Proposals.

Approval of each of the Business Combination Proposal, the Governance Proposals, the Nasdaq Proposal, the Directors Proposal, the Stock Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter. Pursuant to the Memorandum and Articles of Association, only holders of Founder Class B Shares may vote on the Directors Proposal.

Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter.

The Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal are each cross-conditioned on the approval of each other. The Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/consent solicitation statement/prospectus. Each of the Directors Proposal and the Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals.

Voting Your Shares

Each Founder Ordinary Shares that you own in your name entitles you to one vote on each Proposal (other than the Directors Proposal) for the Meeting. Your proxy card shows the number of Founder Ordinary Shares that you own.

There are two ways to ensure that your Founder Ordinary Shares are voted at the Meeting:

●	You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our Board. Our Board recommends voting “FOR” each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. If you hold your Founder Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

●	You can participate in the Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Founder can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our proxy solicitor, Morrow Sodali, in writing before the Meeting that you have revoked your proxy; or

●	you may participate in the Meeting, revoke your proxy, and vote during the Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Founder Ordinary Shares, you may contact Morrow Sodali, our proxy solicitor as follows:

MORROW SODALI LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

Toll Free: (800) 662-5200

International: (203) 658-9400
Email: FOUND.info@investor.morrowsodali.com

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Governance Proposals, the Director Proposal, the Share Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our Memorandum and Articles of Association, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Redemption Rights

Pursuant to our Memorandum and Articles of Association, a holder of Founder Class A Shares may demand that Founder redeem such Founder Class A Shares for cash in connection with a business combination. You may not elect to redeem your Founder Class A Shares prior to the completion of a business combination.

If you are a public shareholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Founder Class A Shares for cash no later than           : 5:00 p.m., Eastern Time on           , 2022 (at least two business days before the Meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A public shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Founder Class A Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn:  Mark Zimkind

E-mail: mzimkind@continentalstock.com

You must tender the Founder Class A Shares for which you are electing redemption at least two business days before the Meeting by either:

●	Delivering certificates representing the Founder Class A Shares to Continental, or

●	Delivering the Founder Class A Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public shareholders may seek to have their Founder Class A Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Founder Class A Shares as of the Record Date. Any public shareholder who holds Founder Class Shares on or before           , 2022 (at least two business days before the Meeting) will have the right to demand that his, her or its Founder Class A Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your Founder Class A Shares to Continental electronically using DTC’s DWAC system, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Founder Class A Shares through the DWAC system. Delivering Founder Class A Shares physically may take significantly longer. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is Founder’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. Founder does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Shareholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Founder Class A Shares before exercising their redemption rights and thus will be unable to redeem their Founder Class A Shares.

In the event that a public shareholder tenders its Founder Class A Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its Founder Class A Shares, the shareholder may withdraw the tender. In the event that a public shareholder tenders Founder Class A Shares and the Business Combination is not completed, these Founder Class A Shares will not be redeemed for cash and the physical certificates representing these Founder Class A Shares will be returned to the public shareholder promptly following the determination that the Business Combination will not be consummated. Founder anticipates that a public shareholder who tenders Founder Class A Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Founder Class A Shares soon after the completion of the Business Combination.

If properly demanded by Founder’s public shareholders, Founder will redeem each Founder Class A Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of           , 2022, this would amount to approximately $10.15 per share. If you exercise your redemption rights, you will be exchanging your Founder Class A Shares for cash and will no longer own the Founder Class A Shares.

Notwithstanding the foregoing, a holder of Founder Class A Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Founder Class A Shares.

If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to security holders of Founder in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

Founder is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Founder and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/consent solicitation statement/prospectus and proxy card. Founder will bear the cost of solicitation. Morrow Sodali, a proxy solicitation firm that Founder has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $35,000 and be reimbursed out-of-pocket expenses.

Founder will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Founder will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our shareholders should read carefully this proxy statement/consent solicitation statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our shareholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/consent solicitation statement/prospectus.

Background of the Business Combination

Founder is a blank check company incorporated on April 26, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While Founder is not limited to a particular industry or geographic region in its identification and acquisition of a target company, Founder focuses its search on businesses within the technology sector, with a specific focus on the theme of digital transformation, which Founder believes is the secular shift of compute and business processes migrating to the cloud (“Digital Transformation”).

Founder is the Sponsor’s first, and currently only, special purpose acquisition company. As of the date of this proxy statement/consent solicitation/prospectus, the Sponsor does not have a track record with other special purpose acquisition companies. Additionally, the Sponsor does not have other special purpose acquisition companies in the process of searching for a target company nor has the Sponsor considered more than one active special purpose acquisition company to be the potential acquirer. Among Founder’s management and advisory team, Adeel Rouf has previous experience with SPACs. Adeel Rouf is currently the Senior Vice President of Corporate Finance of Altitude Acquisition Corp, a SPAC primarily targeting the travel sector. Prior to joining Altitude Acquisition Corp., Mr. Rouf was an Investment Professional at FinTech Acquisition Corp. III and Insurance Acquisition Corp., SPACs which recently completed mergers with Paya and Shift Technologies, respectively.

The Business Combination is the result of a search for a potential transaction utilizing the network, and investing and transaction experience of Founder’s management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Founder and Rubicon. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation among representatives of Founder, Rubicon and their respective advisors.

On October 19, 2021, Founder completed its IPO of 31,625,000 Founder Units, including the issuance of 4,125,000 Founder Units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one Founder Class A Share and one-half of one redeemable Founder Public Warrant to purchase one Founder Class A Share. The units were sold at an offering price of $10.00 per Founder Unit, generating gross proceeds of $316,250,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO and the sale of the Founder Units, Founder consummated the sale of 12,623,125 Founder Private Placement Warrants to Sponsor and 1,581,250 Founder Private Placement Warrants to Jefferies LLC, in each case, at a price of $1.00 per warrant, generating gross proceeds to the Company of $14,204,375, with each warrant being exercisable to purchase one Founder Class A Share at a price of $11.50 per share. The net proceeds from the IPO and the private placement (other than limited funds held outside the trust for the purposes detailed in Founder’s filings with the SEC) were deposited in the Trust Account established for the benefit of Founder’s public shareholders.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Founder to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of its initial business combination or its failure to effect a business combination within the allotted time.

Founder did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, Founder considered twenty four (24) potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. Of those potential targets, Founder entered into non-disclosure agreements with ten (10) entities. Founder primarily focused its search on businesses that, in Founder’s view, are best in class within the Digital Transformation industry. Founder prioritized companies that target large addressable markets with long-term growth potential and whose products and technologies have low risk of obsolescence. Founder also focused on companies that could serve as platforms for both organic and acquisitive growth and were led by an experienced management team with a proven track record and complementary capabilities. Founder focused primarily on companies with an equity value between $1,000,000,000 and $2,000,000,000, but did evaluate companies outside of that range as well. Additional criteria that Founder considered for potential target companies are described in its prospectus related to its IPO.

Throughout this process, Founder leveraged the investing, industry and transaction experience of Sponsor, Founder’s management and members of the Founder Board to screen, prioritize and diligence potential acquisition candidates. Additionally, following the IPO, Founder’s management team met with the Founder Board on regularly scheduled conference calls every other week to discuss the current list of, and the status of evaluations and negotiations with, potential business combination targets. A number of the potential targets that Founder evaluated did not, in Founder’s opinion, meet enough of the criteria it sought in its initial business combination partner.

The following chronology summarizes the key meetings and events that led to the signing of the letter of intent and Merger Agreement with Founder, but it does not purport to catalogue every conversation among representatives of Founder, Rubicon and their respective advisors.

On October 20, 2021, Moelis & Company (“Moelis”) provided Mr. Osman Ahmed, CEO of Founder, with an overview the Rubicon business, during which Mr. Ahmed expressed an interest in potentially exploring a business combination with Rubicon. On the same day, Rubicon sent a non-disclosure agreement to Founder management in order to facilitate the disclosure of financial and other information of Rubicon to Founder and its advisors. On October 21, 2021, Rubicon and Founder executed a non-disclosure agreement.

On October 21, 2021, Founder management team was provided access to the Rubicon virtual data room (“VDR”) in order to facilitate their diligence process. The VDR contained, but was not limited to, information regarding Rubicon’s prior equity offerings and unit certificates, a financial model, information regarding taxes, information regarding vendors and suppliers and a capitalization table.

On October 26, 2021, Rubicon management held an in-person introductory meeting with the Founder management team and Moelis, Founder’s financial advisor. Rubicon presented an overview of their business and answered initial questions on the business. The presentation deepened Founder’s interest in Rubicon as a business combination target and, following the meeting, representatives of Founder, including Moelis, initiated further discussions with Rubicon and its financial advisors regarding the potential for a transaction between the parties.

On October 27, 2021, Moelis and Rubicon held a virtual meeting to discuss market conditions, the amount of cash needed to fund the Rubicon business plan, the status of Rubicon’s audit process, and potential additional financing sources. Later in the day, Moelis reviewed the details with the Founder management team. Additionally, Mr. Ahmed, CEO of Founder, had multiple conversations with the Founder management team and spoke to each Founder Board member about a potential transaction with Rubicon.

On October 28, 2021, Rubicon shared a form of non-binding letter of intent for a potential business combination with a SPAC with Founder for Founders’ review ahead of submitting a formal non-binding letter of intent.

On October 29, 2021, Founder shared a preliminary non-binding letter of intent (“Draft LOI”), with Rubicon outlining in broad terms the proposed business combination between Founder and Rubicon, including (i) a pre-money equity value of Rubicon of $1.5 billion; (ii) the potential of obtaining, in connection with the execution of a definitive agreement, subscriptions from third party investors for a private placement of equity or other alternative financing in an amount up to $150 million (a “PIPE”); (iii) a seller earnout with two earnout tranches and (iv) that management of Rubicon shall be entitled to receive cash transaction bonuses equal to $10 million plus the amount of funds remaining in the Trust Account after redemptions by Founder’s public shareholders, but prior to the payment of Founder’s transaction expenses and other liabilities due at the Closing, in such amount as determined by Founder up to a maximum of $35 million. The seller earnout concept was proposed by Rubicon in a competitive process and the parties agreed that it demonstrated an alignment of interests in the long-term success of Rubicon.

During the week of November 1, 2021, Winston & Strawn LLP (“Winston”), Founder’s legal counsel, created a preliminary IP and legal due diligence list and started dialogue with Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Rubicon’s legal counsel.

On November 1, 2021, the Moelis team spoke with Rubicon about procedural items, timeline considerations, stock exchange options, and PIPE amount. Rubicon’s board of managers met over the previous weekend and determined that Rubicon should continue discussions with the Founder team.

On November 2, 2021, Winston was provided access to the VDR in order to facilitate legal due diligence.

On November 5, 2021, Founder and Moelis held a virtual business due diligence meeting with Rubicon. The meeting covered the topics of business positioning, financials, historical and potential future M&A, public company readiness, and extra document requests for the VDR.

From November 8, 2021 through November 15, 2021, there were numerous calls between Founder management and Rubicon management and their respective financial and legal advisors regarding the Draft LOI, business and financial due diligence, and transaction terms.

During the week of November 8, 2021, Winston continued to have an open dialogue with Gibson Dunn around the remaining outstanding legal due diligence items.

On November 10, 2021, Moelis and Founder received an updated Rubicon financial model. Rubicon’s management team held a virtual meeting to walk the Moelis team through updates to the financial model which included, but were not limited to, incorporating actual financial results through September 2021 (resulting in an increase in organic revenue growth), revised estimated transaction closing of April 2022 (resulting in a delay in the impact of inorganic revenue growth) and discussions around organic and inorganic revenue projections. From November 10, 2021 to November 13, 2021, the Moelis team performed due diligence on the updated financial model.

On November 11, 2021, Rubicon’s management team met with the Founder Board virtually. Discussions included the Rubicon business plan, financial forecasts, distinguishing Rubicon business, strategy and positioning in the market compared to its competitors, and the opportunity for Q&A with Rubicon’s management team. Representatives of Moelis and Rubicon met in a separate meeting that day to discuss transaction timeline, due diligence and next steps.

On November 12, 2021, Founder received supportive feedback from its board of directors and discussed outstanding due diligence items and additional financing alternatives with Moelis and Winston.

On November 13, 2021, Moelis and the Founder management team, virtually reviewed and compared the updated Rubicon financial model shared on November 10th to the previous iteration. Moelis walked the Founder management team through the updates to the financial model discussed with the Rubicon management team. Following these discussions, the Founder management team had direct discussions with the Rubicon management team to discuss the updated financial model as well. Ultimately, Founder was comfortable with the revised model and valuation.

On November 14, 2021, the Founder management team presented virtually to Rubicon management and some of Rubicon’s existing investors. Founder presented on the management team’s public company experience, size of its Trust Account and IPO, its investment thesis, and Rubicon’s potential fit as a business combination partner. The following day, Rubicon existing investors shared supportive feedback of the transaction moving forward.

On November 15, 2021, Founder, Moelis and Winston met to discuss the process timeline, finalization of the Draft LOI, and PIPE financing. Later the same day, Moelis sent Rubicon a revised Draft LOI, and the parties finalized the Draft LOI.

On November 15, 2021, Founder executed a letter of intent, countersigned by Rubicon on November 16, 2021 (“Executed LOI”). The Executed LOI provided for a $1.5 billion pre-money equity valuation, with up to 150 million shares of Founder being issued as merger consideration (prior to any reductions as a result of certain cash transaction bonus payments in excess of $17.5 million due to certain members of Rubicon’s management team), an additional earn-out of shares following the Closing in an amount of up to 7.5% of the total number of shares issued at Closing (subject to certain post-Closing trading thresholds), estimated transaction expenses of $45 million, and estimated new cash added to the post-merger balance sheet of $391 million assuming no redemptions. The Executed LOI also provided for a six month lock-up period on the new shares of Founder issued to those managers, officers and members holding 1% or more beneficial interest in Rubicon, and a mutual exclusivity period of 45 days.

Following execution of the Executed LOI, the parties and their respective legal counsel began to draft and negotiate the definitive agreements governing the proposed Business Combination.

During the week of November 17, 2021, following the signing of the Executed LOI, Founder and its advisors continued detailed due diligence on Rubicon, including the review of materials requested by Founder and its advisors and provided by Rubicon. The parties also prepared an investor presentation for meetings with certain targeted, prospective PIPE Investors.

From November 17, 2021 to November 28, 2021, Founder and its advisors met several times to discuss prospective PIPE Investor outreach.

On November 22, 2021, Gibson Dunn shared with Winston the preliminary draft of the Subscription Agreement, which reflected comments from certain holders of Rubicon Interests that were expected to participate in the PIPE. The draft Subscription Agreement provided for the purchase of shares of Founder at a price of $10.00 per share, and each such purchase would be consummated substantially concurrently with the Closing, subject to the terms and conditions set forth therein.

On November 23, 2021, Mr. Osman Ahmed met with Mr. Morris and other members of the Rubicon executive leadership team on-site in Lexington, Kentucky. At the meeting, the Rubicon team discussed the business and the general plan for the future of the company. Mr. Ahmed presented on his experience as well as the background and experience of other people involved with Founder, and addressed why they were a good fit to merge with Rubicon.

On November 24, 2021, Gibson Dunn shared with Winston the preliminary draft of the Merger Agreement, reflecting the terms set forth in the Executed LOI.

On November 30, 2021, Founder and Moelis discussed the final points of the PIPE investor presentation and opened the PIPE virtual data room, which included the PIPE investor presentation and draft Subscription Agreement.

On December 1, 2021, Moelis and Cohen & Company Capital Markets (“Cohen”) commenced wall crossing potential PIPE Investors. Through the execution of the Merger Agreement, Founder, Rubicon, Moelis and Cohen participated in various virtual meetings with prospective participants in the PIPE Investment. Representatives from Founder’s and Rubicon’s management teams participated in virtual meetings and diligence calls with potential investors in the PIPE Investment. During this period of time, after a draft form of the Subscription Agreement had been provided to the prospective PIPE Investors, the terms of the form of Subscription Agreement, including with respect to the conditions to closing of the PIPE Investment and the registration rights granted to the PIPE Investors, were further negotiated between representatives of Gibson Dunn and Winston, on behalf of their respective clients, and representatives of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed form of Subscription Agreement by the parties thereto on December 15, 2021.

On December 1, 2021, Winston emailed comments and edits on the draft Merger Agreement back to Gibson Dunn, which, among other things, included certain changes with respect to the representations and warranties of the parties, covenants relating to Rubicon’s operation of its business between signing and closing, and closing conditions. The terms of the Merger Agreement, including with respect to transaction structure, exclusivity, restrictions on the conduct of Rubicon’s business between signing and closing, the scope of representations and warranties, parameters of financial statement deliverables, and certain other terms and conditions, the details of which were not fully addressed in the Executed LOI, were the subject of additional extensive negotiation by the parties over the course of the next several weeks and were reflected in revised drafts of the Merger Agreement exchanged during that period between Winston and Gibson Dunn on behalf of their respective clients.

On December 7, 2021, Jefferies led an organizational meeting with Founder, Rubicon, and their advisors to discuss the transaction process, where the parties discussed the anticipated transaction timeline and necessary activities and deliverables to consummate a business combination.

On December 8, 2021, Winston provided the Founder Board with a meeting agenda, draft resolutions, a transaction summary, the investor presentation and diligence reports. At the beginning of the meeting, Founder’s management presented the background and strategic rationale for a business combination with Rubicon, along with their perspective on Rubicon’s business, prospects and valuation, to the Founder Board. Winston presented a summary of the currently proposed terms of the Merger Agreement, PIPE Financing terms, and various ancillary agreements, and the nature of the directors’ fiduciary duties to Founder’s shareholders. The Founder Board asked questions of management and Winston and discussed the benefits and risks of the contemplated business combination to Founder’s shareholders. Following the discussion, the Founder Board unanimously adopted resolutions by written consent (i) determining that it was in the best interests of Founder and its shareholders for Founder to enter into the Merger Agreement and consummate the transactions contemplated thereby, (ii) authorizing management to negotiate, execute and deliver the transaction documents and (iii) authorizing management to consummate the transactions contemplated by the Merger Agreement, among other things.

The Founder Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that Founder’s management, Sponsor and the members of the Founder Board had substantial experience in evaluating the operating, financial and business merits of companies similar to Rubicon, sufficient to make its own determination of the merits of a business combination with Rubicon. Founder reviewed certain financial and operational information of the business, as well as precedent company transactions, selected based on the experience and the professional judgement of Founder’s management.

On December 14, 2021, Mr. Ahmed presented to Rubicon’s board of managers, where Mr. Ahmed (i) discussed the management and board members of Founder, its investment thesis, why they thought Rubicon was a good transaction partner, Founder’s existing investors, and how a business combination with Founder could bring value to Rubicon, and (ii) answered questions about potential Founder public shareholder redemptions and the timing of a transaction. Following the meeting, the Rubicon board of managers adopted a unanimous written consent (i) determining that it was in the best interests of Rubicon and its equity holders for Rubicon to enter into the Merger Agreement and the transactions contemplated thereby, and (ii) adopting the Merger Agreement and approving Rubicon’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

On December 15, 2021, the parties executed the Merger Agreement, Sponsor Agreement, Support Agreement, and Lock-Up Agreements, and the PIPE Investors executed their respective Subscription Agreements and other documentation thereto.

Prior to the market open on December 16, 2021, Founder and Rubicon jointly issued a press release announcing the signing of the Merger Agreement, and Founder filed a Current Report on Form 8-K announcing the execution of the Merger Agreement.

On December 17, 2021, Founder filed a Current Report on Form 8-K disclosing the material terms of the Business Combination, including the ancillary agreements thereto.

The Merger Agreement

The Domestication

Pursuant to the Merger Agreement, prior to the consummation of the Mergers, at or prior to the Closing, Founder will transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised). Concurrently with the Domestication, Founder shall file the Proposed Charter substantially in the form attached as Annex B hereto with the Secretary of State of Delaware, pursuant to which Founder will change its name to Rubicon Technologies, Inc. (“New Rubicon”), and adopt bylaws substantially in the form attached as Annex C hereto, with such changes as may be agreed in writing by Founder and Rubicon.

At the effective time of the Domestication, (a) each then issued and outstanding Founder Class A Share will automatically convert into one share of Domestication Class A Common Stock, (b) each then issued and outstanding Founder Class B Share will automatically convert into one share of Domestication Class A Common Stock, (c) each then issued and outstanding Founder Public Warrant will automatically convert, on a one-for-one basis, into a Domestication Public Warrant, (d) each then issued and outstanding Founder Private Placement Warrant will automatically convert, on a one-for-one basis, into a Domestication Private Warrant, and (e) each then issued and outstanding Founder Unit that has not previously been separated into the underlying Founder Class A Share and one-half of one Founder Public Warrant upon the request of the holder thereof will be separated and convert automatically into one share of Domestication Class A Common Stock and one-half of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Founder Units. In addition, the Proposed Charter will authorize Class V common stock, par value $0.0001 (“Domestication Class V Common Stock”). Domestication Class A Common Stock will be entitled to economic rights and one vote per share and Domestication Class V Common Stock will be entitled to one vote per share but no economic rights.

Immediately prior to the Domestication, Rubicon will change its name to “Rubicon Technologies Holdings, LLC.”

The Mergers

Following the Domestication, Merger Sub will merge with and into Rubicon (the “Merger”), with Rubicon surviving the Merger as “Rubicon Technologies Holdings, LLC”, whereby Rubicon’s Current LLC Agreement will be amended and restated substantially in the form attached hereto as Annex D (the “A&R LLCA”). Immediately following the consummation of the Merger and the effectiveness of the A&R LLCA, the Blocker Mergers will be consummated. Upon consummation of the transactions contemplated by the Merger Agreement, the combined company will be organized in an “UP-C” structure, in which substantially all of the assets and business of the combined company will be held by Rubicon.

Merger Consideration

The aggregate value of the Merger Consideration to be issued to the holders of Rubicon Interests at the Closing pursuant to the Mergers shall be an amount equal to $1.5 billion minus (a) the Excess Cash Bonuses, (b) the total amount of the Management Rollover Consideration, and (c) the total amount of the Phantom Unit Consideration. Rubicon Interests outstanding as of immediately prior to the Merger will automatically be recapitalized into Class A Units and Class B Units of Rubicon as authorized by the A&R LLCA that will be adopted at the time of the Merger. Following the Blocker Mergers, (i) Rubicon Continuing Unitholders will be issued Class B Units in Rubicon, (ii) Rubicon Continuing Unitholders will be issued a number of shares of Domestication Class V Common Stock equal to the number of Class B Units of Rubicon issued to the Rubicon Continuing Unitholders, and (iii) Blocked Unitholders will be issued shares of Domestication Class A Common Stock (as a result of the Blocker Mergers). In addition, Rubicon Continuing Unitholders and Rubicon Blocked Unitholders will have a right to receive payments under the Tax Receivable Agreement.

Concurrent with the issuance of Merger Consideration, (i) Rubicon Phantom Unitholders will be entitled to receive Phantom Unit Consideration and (ii) Rubicon Management Rollover Holders will be entitled to receive Management Rollover Consideration, in each case, to be issued by New Rubicon as soon as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8. The Management Rollover Consideration and Phantom Unit Consideration will vest upon the six (6) month anniversary of the Closing Date.

In addition to the securities issuable in connection with the Mergers, certain of the Rubicon Management Rollover Holders will be entitled to receive one-time cash payments in an aggregate amount not to exceed $35 million. Any cash transaction bonuses in excess of $17.5 million in the aggregate (the “Excess Cash Bonuses”) will reduce the Merger Consideration on a dollar-for-dollar basis.

Earn-Out Consideration

After the Closing, subject to the terms and conditions set forth in the Merger Agreement, the holders of Rubicon Interests (excluding, for the avoidance of doubt, Rubicon Phantom Unitholders and Rubicon Management Rollover Holders), as applicable, shall be issued their pro rata portion of a number of Earn-Out Interests (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) as additional consideration based on the performance of the Domestication Class A Common Stock during the five (5) year period after the Closing (the “Earn-Out Period”), as set forth below upon satisfaction of any of the following conditions (each, an “Earn-Out Condition”):

●	50% of the Earn-Out Interests if the volume-weighted average price of the Domestication Class A Common Stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for twenty (20) of thirty (30) consecutive trading days during the Earn-Out Period.

●	50% of the Earn-Out Interests if the volume-weighted average price of the Domestication Class A Common Stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for twenty (20) of any thirty (30) consecutive trading days during the Earn-Out Period.

Each Earn-Out Condition will be evaluated on a stand-alone basis, without reference to any other Earn-Out Condition. Additionally, an Earn-Out Condition will be satisfied if New Rubicon consummates a Change of Control which results in New Rubicon’s stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the applicable share price target set forth above (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the New Rubicon Board of Directors). A “Change of Control” is defined as any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than New Rubicon), has direct or indirect beneficial ownership of equity securities (or rights convertible or exchangeable into equity securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in New Rubicon; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the New Rubicon Board of Directors immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors or similar governing body of the ultimate parent entity resulting from such transaction or series of related transactions or (ii) the voting equity securities of New Rubicon immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the direct or indirect combined voting power of the then outstanding voting equity securities of the ultimate parent entity resulting from such transaction or series of related transactions; or (c) the result of which is a sale of all or substantially all of the assets of New Rubicon and its subsidiaries, taken as a whole, to any person other than New Rubicon or its affiliates.

Assuming there are no adjustments to the Merger Consideration issuable at Closing as a result of Excess Cash Bonuses (other than as set forth in the No Redemption Scenario and Maximum Redemption Scenario), it is expected that (i) Blocked Unitholders immediately before the Closing will be entitled to receive a pro rata portion of 1,494,811 Earn-Out Class A Shares and (ii) Rubicon Continuing Unitholders immediately before the Closing will also be entitled to receive a pro rata portion of 8,894,549 Earn-Out Units and an equivalent number of Earn-Out Class V Shares.

Representation and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) due authorization to execute and deliver the Merger Agreement, (c) no conflicts, (d) capitalization, (e) financial statements and internal controls, (f) absence of undisclosed liabilities, (g) litigation, (h) legal compliance, (i) material contracts, (j) company benefit plans, (k) employees and labor relations, (l) taxes, (m) insurance, (n) licenses, (o) real and personal property, (p) intellectual property, (q) environmental matters, (r) absence of changes, (s) top customers and haulers, and (t) transactions with affiliates.

Covenants

Covenants of Founder

The Merger Agreement contains customary covenants of Founder with respect to its operations prior to the Closing and efforts to satisfy certain closing conditions, which include, among other things, covenants regarding (a) shareholder litigation, (b) the Trust Account, (c) listing on exchanges, (d) conduct of business, (e) the PIPE Investment, (f) the Domestication, and (g) the post-closing directors and officers of New Rubicon.

Covenants of Rubicon

The Merger Agreement contains customary covenants of Rubicon with respect to its operations prior to the Closing and efforts to satisfy certain closing conditions, which include, among other things, covenants regarding (a) conduct of business, (b) Founder’s right to inspect certain books and records of Rubicon, (c) preparation and delivery of financial statements, (d) affiliate agreements, (e) efforts to obtain certain required consents, (f) restrictions on trading of Founder securities while in possession of material nonpublic information, and (g) the conduct of business of the Blocker Companies.

Joint Covenants

The Merger Agreement also contains certain joint covenants of the parties, including, among others, covenants that obligate Founder and Rubicon (a) to comply promptly with the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), request early termination of the HSR Act waiting period, and exercise reasonable best efforts to obtain termination or expiration of the HSR Act waiting period, (b) to jointly prepare this registration statement on Form S-4 and use reasonable best efforts to (i) have such registration statement declared effective under the Securities Act as promptly as practicable after filing and (ii) maintain the effectiveness of such registration statement as long as necessary to consummate the transactions contemplated by the Merger Agreement. Founder also agreed to recommend, through its Board, that Founder’s shareholders approve all of the Proposals to be presented at the Meeting.

Closing Conditions

Mutual Closing Conditions

The parties’ obligations to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)	Founder’s shareholders’ approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, and the Nasdaq Proposal;

(b)	Founder shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(c)	the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement and the ancillary agreements shall have expired or been terminated;

(d)	this registration statement on Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to this registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

(e)	there shall not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the governmental authority issuing such governmental order has jurisdiction over the parties to the Merger Agreement with respect to the transactions contemplated thereby;

(f)	the Proposed Charter shall have been filed with the Secretary of State of Delaware at or prior to the Closing and prior to the consummation of the Mergers; and

(g)	the shares of Domestication Class A Common Stock and Domestication Public Warrants to be issued in connection with the Mergers and the Closing shall have been approved for listing on the New York Stock Exchange.

Conditions to the Obligations of the Founder Entities

The obligations of the Founder Entities to consummate, or cause to be consummated, the Mergers and the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Founder:

(a)	The representations and warranties of Rubicon shall be true and correct, subject to certain bring-down standards;

(b)	Rubicon and its subsidiaries shall have performed in all material respects their obligations under the Merger Agreement required to be performed by them at or prior to the Closing;

(c)	no material adverse effect (as defined in the Merger Agreement) with respect to Rubicon shall have occurred since the date of the Merger Agreement;

(d)	Rubicon shall have delivered, or caused to be delivered, to Founder duly executed copies of the agreements and documents required to be delivered by Rubicon at the Closing; and

(e)	the required approval of the holders of Rubicon Interests shall have been obtained.

Conditions to the Obligations of Rubicon and the Blocker Companies

The obligations of Rubicon and its subsidiaries and the Blocker Companies to consummate, or cause to be consummated, the Mergers and the transactions contemplated by the Merger Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Rubicon:

(a)	The representations and warranties of Founder shall be true and correct, subject to certain bring-down standards;

(b)	Founder and its subsidiaries shall have performed in all material respects their obligations under the Merger Agreement required to be performed by them at or prior to the Closing;

(c)	no material adverse effect (as defined in the Merger Agreement) with respect to Founder shall have occurred since the date of the Merger Agreement;

(d)	Founder shall have delivered, or caused to be delivered, to Rubicon duly executed copies of the agreements and documents required to be delivered by Founder at the Closing; and

(e)	the amount of cash available in the Trust Account at the Closing, after deducting the amount required to satisfy any shareholder redemptions (but prior to the payment of any unpaid transaction expenses), plus the proceeds of the PIPE Investment, shall equal or exceed $111,000,000.

Termination

The Merger Agreement may be terminated by Rubicon or Founder under certain circumstances, including, among others, (i) by mutual written consent of Rubicon and Founder, (ii) by Rubicon or Founder if Founder’s shareholders fail to approve the Business Combination and certain related proposals at the Meeting or any adjournment or postponement thereof, (iii) by Founder if Rubicon fails to obtain the required approval of its interest holders and deliver to Founder, within one (1) business day prior to the Meeting, evidence that such approval has been obtained, and (iv) by Rubicon or Founder if the Closing has not occurred on or before the date that is eight (8) months after the date of the Merger Agreement (the “Agreement End Date”), provided, however, that if the required approval of Founder’s shareholders is obtained prior to the Agreement End Date, the Agreement End Date shall be extended by thirty (30) days.

Waiver; Amendments

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of another party) that are contained in the Merger Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement or the transactions contemplated thereby will be paid by the party incurring such fees and expenses.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference. The Merger Agreement contains representations, warranties, and covenants that the parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The Merger Agreement has been attached to this proxy statement/consent solicitation statement/prospectus to provide investors with information regarding its terms and is not intended to provide any other factual information about Founder or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and to reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants, and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. In addition, the representations, warranties, covenants, and agreements and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Founder’s public disclosures.

Certain Related Agreements

Subscription Agreements

Concurrent with the execution of the Merger Agreement, Founder entered into subscription agreements (the “Subscription Agreements”) with certain PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Founder agreed to issue and sell to such PIPE Investors, prior to or substantially concurrently with the Closing, $111,000,000 of Domestication Class A Common Stock at $10.00 per share (the “PIPE Investment”).

The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Closing. The Subscription Agreements provide for certain customary registration rights with respect to the shares issued thereunder.

The foregoing description of the Subscription Agreements and the PIPE Investment does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is attached as Annex E to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference.

Sponsor Agreement

Concurrent with the execution of the Merger Agreement, the Sponsor and certain insiders of Founder (the “Insiders”) entered into an agreement (the “Sponsor Agreement”) with Founder and Rubicon, pursuant to which the Sponsor and the Insiders agreed, among other things, to (i) vote all Founder Ordinary Shares beneficially owned by them in favor of the Merger and each other proposal related to the Merger included on the agenda for the Meeting, (ii) appear at the Meeting or otherwise cause their shares to be counted as present thereat for the purpose of establishing a quorum, (iii) vote their shares against any proposal that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or the transactions contemplated by the Merger Agreement, (iv) vote their shares against any change in the business, management, or Board (other than in connection with the Merger and the other proposals related to the Merger), (v) not redeem any of their Founder Ordinary Shares in connection with the approval of the Business Combination, and (vi) execute and return an action by written resolution approving the New Rubicon Board of Directors in accordance with the terms of the Merger Agreement.

Pursuant to the Sponsor Agreement, the Sponsor and each Insider agreed not to transfer any Founder Class B Shares or Founder Private Placement Warrants (or any shares of Domestication Class A Common Stock issuable upon conversion or exercise thereof) until the earlier of (i) 180 days after the Closing Date and (ii) the date after the Closing on which New Rubicon completes a liquidation, merger, or similar transaction that results in all of New Rubicon’s stockholders having the right to exchange their shares of Domestication Class A Common Stock for cash, securities or other property. In the event that Rubicon waives, releases, or terminates a Lock-Up Agreement (discussed below) with respect to any shares or holders, then the holders of the Founder Class B Shares and Founder Private Placement Warrants subject to the Sponsor Agreement will be granted a pro rata share in such waiver, release, or termination.

Pursuant to the Sponsor Agreement, each Founder Class B Share will be converted into one share of Domestication Class A Common Stock in connection with the Closing.

The insiders who are party to the Sponsor Agreement include Founder directors and executive officers Manpreet Singh, Allen Salmasi, Steve Papa, Rob Theis, Jack Selby, Hassan Ahmed, and Osman Ahmed.

The foregoing description of the Sponsor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Agreement. A copy of the Sponsor Agreement is attached as Annex F to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference.

Support Agreement

Concurrent with the execution of the Merger Agreement, certain holders of Legacy Rubicon Units (the “Supporting Holders”) holding approximately (i) 89.2% of the Legacy Rubicon Units and (ii) 87.5% of the Legacy Rubicon Preferred Units, entered into a support agreement with Founder (the “Support Agreement”). Pursuant to the Support Agreement, the Supporting Holders agreed to, as promptly as practicable and in any event not later than five (5) business days after this registration statement on Form S-4 is declared effective by the SEC, deliver to Founder and Rubicon a written consent voting all of their Legacy Rubicon Units in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (including the Mergers). The Supporting Holders further agreed that prior to the termination of the Support Agreement, the Supporting Holders will at any meeting of the holders of Rubicon Interests (and at any adjournment or postponement thereof), and in any written actions by consent of the holders of Rubicon Interests, cause their Legacy Rubicon Units to be voted (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Legacy Rubicon Series A Units, Legacy Rubicon Series B Units, Legacy Rubicon Series C Units, Legacy Rubicon Series D Units, and Legacy Rubicon Series E Units present in person or represented by proxy to constitute a quorum, and (iii) against any proposals, offers, or submissions with respect to other business combinations.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, a copy of which is attached as Annex G to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference.

Lock-Up Agreements

Concurrent with the execution of the Merger Agreement, certain holders of Rubicon Interests entered into lock-up agreements (the “Lock-Up Agreements”) with Founder and Rubicon. Pursuant to the Lock-Up Agreements, each holder agreed to certain transfer restrictions with respect to securities to be received by such holder as transaction consideration pursuant to the Merger Agreement, until the earlier of (i) 180 days after the Closing Date and (ii) the date after the Closing on which New Rubicon completes a liquidation, merger, or similar transaction that results in all of New Rubicon’s stockholders having the right to exchange their equity holdings for cash, securities or other property. In the event that New Rubicon waives, releases, or terminates the lock-up provision in another Lock-Up Agreement, then the other holders of the common stock subject to the Lock-Up Agreements will be granted a pro rata share in such waiver, release or termination.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreements. A copy of the form of Lock-Up Agreement is attached as Annex H to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference.

A&R Registration Rights Agreement

Concurrent with the Closing, Founder and the Sponsor will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with Rubicon and certain Rubicon equity holders (collectively, the “Legacy Rubicon Equityholders” and, together with the Sponsor and any persons who thereafter become party to the A&R Registration Rights Agreement, the “Holders”). Pursuant to the A&R Registration Rights Agreement, New Rubicon will file within 30 days after the Closing Date, and will use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement registering for resale (i) all outstanding shares of Domestication Class A Common Stock held by the Holders immediately following the Closing, (ii) all shares of Domestication Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by a Holder immediately following the Closing, (iii) any warrants or shares of Domestication Class A Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Domestication Class A Common Stock held by a Holder immediately following the Closing, (iv) any shares of Domestication Class A Common Stock or warrants to purchase Domestication Class A Common Stock otherwise acquired or owned by a Holder following the date of the A&R Registration Rights Agreement to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of New Rubicon, and (v) any other equity security of New Rubicon or its subsidiaries issued or issuable with respect to any of (i)-(iv) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, reorganization or similar transaction (all such securities, collectively, “Registrable Securities”). New Rubicon is required to maintain a continuously effective registration statement until such time as there are no longer any Registrable Securities outstanding, and to use its commercially reasonable efforts to as promptly as reasonably practicable cause a registration statement to regain effectiveness in the event that such registration statement ceases to be effective for any reason at any time while Registrable Securities are still outstanding. At any time that a registration statement is effective, any one or more Holders may request to sell all or a portion of its Registrable Securities in an underwritten offering that is registered pursuant to the registration statement; provided in each case that New Rubicon will only be obligated to effect an underwritten offering if such offering will include Registrable Securities proposed to be sold by the demanding Holders with a total offering price reasonably expected to exceed, in the aggregate, $35 million. The Legacy Rubicon Equityholders and the Sponsor may each demand not more than two (2) underwritten shelf takedowns in any 12-month period. The Holders also have certain customary “piggyback” registration rights with respect to registrations initiated by New Rubicon. New Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.

The foregoing description of the A&R Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of A&R Registration Rights Agreement, a copy of which is attached as Annex I to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference.

Tax Receivable Agreement

Concurrent with the Closing, Rubicon will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with New Rubicon, certain holders party thereto (the “TRA Holders”), and a designated TRA representative. Pursuant to the Tax Receivable Agreement, among other things, New Rubicon will be required to pay to the TRA Holders 85% of certain tax benefits, if any, that it realizes (or in certain cases, is deemed to realize) as a result of certain tax assets or tax attributes, including tax assets or tax attributes (i) of Rubicon at the time of the Merger, (ii) of the Blocker Companies at the time of the Blocker Mergers, (iii) arising in connection with the Merger or the Blocker Mergers, and/or (iv) arising in connection with any exchange of Class B Units for shares of Domestication Class A Common Stock or cash in the future. In certain cases, New Rubicon’s obligations under the Tax Receivable Agreement accelerate upon a change of control and certain other termination events, as described in the Tax Receivable Agreement.

The foregoing description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Tax Receivable Agreement, a copy of which is attached as Annex J to this proxy statement/consent solicitation statement/prospectus and incorporated herein by reference.

Eighth Amended and Restated Limited Liability Company Agreement of Rubicon

In connection with the Closing, New Rubicon and the Rubicon Continuing Unitholders will enter into the A&R LLCA.

Equity. Immediately following the consummation of the Business Combination, (a) New Rubicon will hold a number of Class A Units in Rubicon equal to the number of Domestication Class A Common Stock issued and outstanding immediately following the consummation of the Business Combination and (b) Rubicon Continuing Unitholders will hold a number of Class B Units in Rubicon equal to the number of Domestication Class V Common Stock issued and outstanding Immediately following the consummation of the Business Combination.

Redemption Right. Beginning on the date on which the aggregate interest of holders of Class B Units (other than the Class A Units and Class B Units held directly or indirectly by New Rubicon) is less than fifteen (15) percent, Rubicon shall have the right, but not the obligation, to redeem all (but not less than all) outstanding Class B Units. Class B Units may be redeemed, at Rubicon’s election, for either shares of Domestication Class A Common Stock, cash of an equivalent value, or a combination thereof, in each case subject to certain adjustments made pursuant to and in accordance with the terms of the A&R LLCA.

Exchange Right. Following the consummation of the Business Combination, Class B Unit holders will have the right, from time to time, to elect to surrender Class B Units (an “Elective Exchange”) in exchange for (a) shares of Domestication Class A Common Stock, (b) cash, or (c) a combination of cash and Domestication Class A Common Stock, on the terms and subject to the conditions set forth in the A&R LLCA and the Policy Regarding Exchanges set forth as Annex E thereto. Upon the exchange of a Class B Unit, one share of Class V Common Stock held by such holder of Class B Units will be automatically cancelled. Holders may make an Elective Exchange on a quarterly exchange date set by Rubicon, or prior to (i) certain extraordinary transactions (e.g., merger, consolidation) involving Rubicon or New Rubicon or (ii) an Applicable Sale or Termination Transaction (each as defined in the A&R LLCA). At least two business days before an exchange date, New Rubicon will give written notice of its intended form of exchange consideration; if it does not timely deliver such notice, New Rubicon will be deemed to have elected to settle the exchange with shares of Domestication Class A Common Stock.

Adjustments. Following the Business Combination, Rubicon shall have the authority, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by New Rubicon and shares of Domestication Class A Common Stock.

Management. New Rubicon shall serve as the managing member of Rubicon. As the sole manager, New Rubicon will generally be able to control all of the day-to-day business affairs and decision-making of Rubicon without the approval of any other member. As such, New Rubicon, through its officers and directors, will be responsible for all operational and administrative decisions of Rubicon and daily management of Rubicon’s business. Pursuant to the terms of the A&R LLCA, New Rubicon cannot be removed or replaced as the sole manager of Rubicon except by its resignation, which may be given at any time by written notice to the other members. Holders of Class B Units will have no participation rights other than as set forth in the A&R LLCA.

Compensation, Expenses. New Rubicon will not be entitled to compensation for its services as the manager of Rubicon except as expressly provided for in the A&R LLCA. New Rubicon will be entitled to reimbursement by Rubicon for reasonable out-of-pocket expenses incurred on behalf of Rubicon, including all expenses associated with being a public company and maintaining its corporate existence.

Distributions. The A&R LLCA generally will require Tax Distributions (as defined in the A&R LLCA) to be made by Rubicon to its members on a pro rata basis, except to the extent such distributions would render Rubicon insolvent or are otherwise prohibited by law. Tax Distributions will be made on a quarterly basis, to each member of Rubicon, including New Rubicon, based on such member’s allocable share of the taxable income of Rubicon and an assumed tax rate that will be determined by New Rubicon, as described below. For this purpose, each member’s allocable share of Rubicon’s taxable income shall be net of its share of taxable losses of Rubicon. The assumed tax rate for purposes of determining tax distributions from Rubicon to its members will be the highest combined federal, state, and local tax rate that may potentially apply to an individual resident in the U.S. (as reasonably determined by Rubicon). The A&R LLCA will also allow for cash distributions to be made by Rubicon (subject to New Rubicon’s sole discretion as the sole manager of Rubicon) to its members on a pro rata basis out of Available Cash (as defined in the A&R LLCA). We expect Rubicon may make distributions out of Available Cash periodically and as necessary to enable us to cover New Rubicon’s operating expenses and other obligations, including tax liability and other obligations under the Tax Receivable Agreement, except to the extent such distributions would render Rubicon insolvent or are otherwise prohibited by law.

Transfer Restrictions. The A&R LLCA generally does not permit transfers of Class A Units or Class B Units, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The A&R LLCA also imposes additional restrictions on transfers (including redemptions described below with respect to each Class B Unit) so that the transfers would not cause a material risk of Rubicon being treated as a “publicly traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the A&R LLCA, such transferring member will be required to simultaneously transfer shares of Domestication Class V Common Stock held by such transferring member to such transferee equal to the number of Common Units that were transferred to such transferee in such permitted transfer. Except for certain exceptions, any transferee of Class A Units or Class B Units must assume, by executing a joinder to the A&R LLCA, all of the obligations of a transferring member with respect to the transferred Class A Units or Class B Units, and such transferee shall be bound by any limitations and obligations under the A&R LLCA (without relieving the transferring member from any applicable limitations and obligations). A member shall retain all duties, liabilities and obligations of a member until the transferee is accepted as a substitute member in accordance with the A&R LLCA and New Rubicon, as manager, may, in its sole discretion, reinstate all or any portion of the rights and privileges of such member with respect to such transferred Class A Units or Class B Units for any period of time prior to the admission date of the substitute member.

Dissolution. The A&R LLCA will provide that the consent of New Rubicon, as the managing member of Rubicon, and members holding a majority of the Class B Units then outstanding (excluding Class A Units and Class B Units held directly or indirectly by New Rubicon) will be required to voluntarily dissolve Rubicon. In addition to a voluntary dissolution, Rubicon will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay debts, liabilities and obligations owed to creditors of Rubicon; (2) second, to pay debts, liabilities and obligations owed to the members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in Rubicon (as determined based on the number of Class A Units and/or Class B Units held by a member relative to the aggregate number of all outstanding Class A Units and Class B Units).

Indemnification. The A&R LLCA will provide for indemnification of the manager, members and officers of Rubicon and their respective subsidiaries or affiliates, as well as the Tax Representative and Designated Person (each as defined in the A&R LLCA).

Amendments. In addition to certain other requirements, New Rubicon’s prior written consent, as manager, and the prior written consent of members holding a majority of the Class B Units then outstanding and entitled to vote (excluding Class A Units and Class B Units held directly or indirectly by New Rubicon) will generally be required to amend or modify the A&R LLCA.

Letter Agreement

Concurrent with the closing of the IPO, Founder, the Sponsor, and the other parties named therein entered into a Letter Agreement. The Letter Agreement provides, among other things, that (i) the Sponsor and Insiders (as defined therein) will vote any shares in favor of any proposed business combination and not redeem any shares in connection with the Business Combination, (ii) the Sponsor and Insiders will take reasonable steps to cause Founder to cease all operations, redeem all shares sold as part of the IPO, and dissolve and liquidate, in the event Founder fails to consummate a business combination within the prescribed period, (iii) the Sponsor and Insiders shall not transfer any Founder Class A Shares during the Founder Shares Lock-up Period (as defined therein), and (iv) the Sponsor and Insiders shall not transfer any Founder Private Placement Warrants during the Private Placement Warrants Lock-up Period (as defined therein).

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Letter Agreement, a copy of which is attached as Exhibit 10.1 to this proxy statement/consent solicitation/prospectus and incorporated herein by reference.

Founder Board’s Discussion of Valuation and Reasons for the Approval of the Business Combination

Founder was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Founder Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Founder Board and management to identify, acquire and operate one or more businesses. The members of the Founder Board and management have extensive transactional experience across multiple industries.

As described under “—Background to the Business Combination” above, the Founder Board, in evaluating the Business Combination, consulted with Founder’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Founder Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed Business Combination, the Founder Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Founder Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Founder Board’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “—Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the Founder Board decided not to obtain a fairness opinion. The officers and directors of Founder have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The Founder Board conducted an in-depth project-by-project review of Rubicon’s projects. Over the course of this review and the Founder Board’s diligence process more generally, including its investigation of the broader waste and recycling industry, the Founder Board and management team alike were impressed with Rubicon’s management team. The Founder Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby. More specifically, the Founder Board took into consideration the following factors or made the following determinations, as applicable:

Meets the acquisition criteria that Founder had established to evaluate prospective business combination targets. The Founder Board determined that Rubicon satisfies a number of the criteria and guidelines that Founder established at its IPO, including its fundamentally sound financial performance and anticipated revenue and cash flow growth potential, its exposure to large addressable markets with long-term tailwinds, its differentiated assets and sustainable competitive advantages, its organic and acquisitive growth potential, its experienced management team, and embrace of Founder’s industry experience.

Experienced management team. The Founder Board determined that Rubicon has a proven and experienced team, whose development, construction and operating experience and industry relationships position the team to lead New Rubicon successfully after the Business Combination. The executive team has extensive experience in the waste and recycling market and was largely responsible for the successful build out of Rubicon’s platform over the last several years.

Valuation supported by financial analysis and due diligence. The Founder Board determined that the valuation analysis conducted by Founder’s management team, based on its analysis of operational, financial and valuation data of comparable companies, trading levels of comparable companies, publicly disclosed information regarding comparable transactions and the materials and financial projections provided by Rubicon, supported the equity valuation of Rubicon. As part of this determination, Founder’s management, the Founder Board and legal counsel conducted a comprehensive due diligence examination of Rubicon and discussed the financial, technical, operational and legal outlook of Rubicon with Rubicon’s management.

Multiple avenues to accelerate organic growth opportunities. The Founder Board considered that Rubicon benefits from multiple opportunities to drive accelerated and profitable organic growth. Rubicon is well positioned to expand its waste and recycling operations by bringing sustainable waste management solutions to market through its innovative technology and services. In addition, the Founder Board evaluated the execution risk for Rubicon’s currently planned growth as low, in part, because it will be carried out by Rubicon’s experienced and proven management team.

Significant value creation and organic growth opportunities. In addition to the organic growth opportunities described above, the Founder Board considered that Rubicon would have the potential to add substantial value by acquiring additional businesses that would be integrated and managed by the Rubicon management team and benefit from Rubicon’s longstanding partnerships and other strategic advantages.

Rubicon’s post-closing financial condition. The Founder Board also considered factors such as Rubicon’s outlook, financial plan, and debt structure, taking into consideration the fact that, after consummation of the Business Combination, Rubicon will have more than $352 million of cash on its balance sheet, (assuming no redemptions and after payment of estimated transaction expenses at closing) which may be used strategically to fund growth or pay down debt.

The Founder Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination including, but not limited to, the following: redemptions, complexities related to the shareholder vote, litigation and threats of litigation and broader macro risks. Specifically, the Founder Board considered the following issues and risks:

Risk that the benefits described above may not be achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

Risk of the liquidation of Founder. The risks and costs to Founder if the Business Combination is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in Founder being unable to effect a business combination in the requisite time frame and force Founder to liquidate.

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits Founder from soliciting other business combination proposals, which restricts Founder’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

Risks regarding the shareholder vote. The risk that Founder’s shareholders may fail to provide the votes necessary to approve the Business Combination.

Limitations of review. The Founder Board did not obtain an opinion from any independent investment banking or accounting firm that the consideration to be exchanged is fair to Founder, Rubicon or their respective shareholders from a financial point of view. Accordingly, the Founder Board considered the possibility that Founder may not have properly valued Rubicon.

Closing conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Founder’s control, including approval by Founder’s shareholders and approval by NYSE of the listing application in connection with the Business Combination.

Fees and expenses. The magnitude of fees and expenses associated with completing the Business Combination, and the corresponding condition to closing the Business Combination in favor of Rubicon.

Public company readiness of Rubicon’s management team. The demands of transitioning from a private to a public company, and the limited experience of individual members of Rubicon’s management team in navigating the requirements and complexities of operating as a public company.

Potential litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Potential impacts of COVID-19. Uncertainties regarding the potential impacts of the COVID-19 virus and related economic and other disruptions to Rubicon’s operations and demand for its products.

Other risk factors. Various other risk factors associated with the respective businesses of Founder and Rubicon.

In addition to considering the factors described above, the Founder Board also considered that some officers and directors of Founder might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Founder’s shareholders. Founder’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Founder Board, the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

The Founder Board concluded that the potential benefits that it expected Founder and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Founder Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Founder and its shareholders.

Certain Rubicon Projected Financial Information

Rubicon provided Founder with its internally prepared forecasts, as described below (the “Key Projected Financial Metrics”). These forecasts were prepared by Rubicon solely for internal use for various purposes, including for workforce staffing, resource allocation and other management objectives, are subjective in many respects and are therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. These forecasts were not intended for third-party use, including by investors or holders. You are cautioned not to place undue reliance upon these forecasts and that these forecasts are not guarantees of future performance. We cannot assure you that the forecasts will be realized, and actual results may be materially different from the forecasts due to various factors, including those discussed in this section and under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon” in this proxy statement/consent solicitation statement/prospectus.

We encourage you to review Rubicon’s financial statements included in this proxy statement/consent solicitation statement/prospectus as well as the sections entitled “Selected Historical Financial and Other Data of Rubicon” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/consent solicitation statement/prospectus and to not rely on any single financial measure.

The Key Projected Financial Metrics were prepared solely for internal use to assist Founder in its evaluation of Rubicon and the proposed Business Combination. Rubicon has not warranted the accuracy, reliability, appropriateness or completeness of the Key Projected Financial Metrics to anyone, including Founder. Neither Rubicon’s management nor any of its representatives have made or makes any representations to any person regarding the ultimate performance of Rubicon relative to the Key Projected Financial Metrics. The Key Projected Financial Metrics are not fact and are not a guarantee of actual future performance. The Key Projected Financial Metrics were based on numerous variables and assumptions made by Rubicon management at the time, and prepared with respect to matters specific to Rubicon. Based upon the passage of time and actual events that have occurred since the forecasts were developed, the assumptions may be out of date.

Key Projected Financial Metrics:

The Key Projected Financial Metrics provided to Founder, which assumes a continuation of the growth Rubicon’s historical grown, are summarized in the following table. These forecasts were not based on PCAOB compliant audited financials.

	For the Period Ended / Ending December 31,
($in millions)	2018A	2019A	2020A	2021E	2022E	2023E	2024E
Revenue	$358.9	$509.4	$539.4	$576.8	$736.1	$1,152.4	$1,596.0
Costs of Revenue	352.3	493.5	518.5	551.8	693.8	1,041.9	1,408.5
Operating Expenses	75.1	71.6	72.3	88.9	108.7	166.5	218
Operating Income / (Loss)	$(68.5)	$(55.7)	$(51.4)	$(63.9)	$(66.4)	$(56.0)	$(30.5)
Adjusted EBITDA(1)	$(62.2)	$(48.1)	$(44.2)	$(52.8)	$(50.7)	$(19.1)	$15.4

(1)	Adjusted EBITDA is a non-GAAP measure and is defined as earnings before interest, taxes, amortization and depreciation, equity-based compensation, phantom unit expense, other non-operating income and expenses, and unique non-recurring income and expenses. Adjusted EBITDA is supplemental to, and not a substitute for or superior to, a measure of financial performance prepared in accordance with U.S. GAAP and should not be considered as an alternative to net income (loss), operating income (loss) or any other performance measure derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a U.S. GAAP financial measure. Accordingly, neither Founder nor Rubicon has provided a reconciliation of the adjusted EBITDA to net income (loss), the most directly comparable financial measure prepared in accordance with U.S. GAAP.

Underlying Assumptions to the Key Projected Financial Metrics:

The Key Projected Financial Metrics reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions, and other future events, as well as matters specific to Rubicon’s business, all of which are difficult to predict and subject to change and many of which are beyond Rubicon’s control. Among other things, the following Key Projected Financial Metrics were based on assumptions regarding the timing of new contract sales and ramp of new commercial accounts, pricing, customers’ recycling rates, costs of revenue, and costs to service accounts. The Key Projected Financial Metrics are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Rubicon’s control. The Rubicon management team considered the following material estimates and hypothetical assumptions with respect to development of the Key Projected Financial Metrics:

-	Rubicon management projects increases in sales attributable to continued growth within existing customer accounts and strength in its commercial offering with prospective new customer accounts, as well as execution against its inorganic customer portfolio acquisition pipeline. Estimates of customer churn and revenue net retention were based on historical Rubicon data and historical averages.

-	Revenue projections were prepared based on estimates of the number of sales representatives and new commercial accounts closed per each sales representative, commercial account size, and time to ramp new accounts. These projections also consider the size and probability-weighted outcome of Rubicon’s qualified commercial pipeline, as assessed by Rubicon’s commercial leadership.

-	Rubicon management projects revenue will increase by approximately 28% and 57% in 2022 and 2023, respectively, based on the combination of continued organic growth with existing and new customers, as well as anticipated mergers and acquisitions activities.

(in millions)	2022	2023
Revenue, Prior Period	$577	$736
Net Additional Organic Growth	80	194
Net Additional Contract Portfolio Acquisitions	79	222
Revenue in Period	$736	$1,152

-	Rubicon management projects its adjusted gross profit margin will increase from approximately 8% in 2021 to approximately 13% in 2022 and approximately 18% in 2023. This uplift in Rubicon’s margin profile is anticipated to result from new customer acquisitions exhibiting higher adjusted gross profit margins than the existing blended portfolio (both organically and inorganically), accretive expansion programs within existing customer accounts, improvements in customers’ overall recycling rates, improved procurement efficiencies, and continued product mix shift towards higher-margin SaaS products.

(in millions)	2022	2023
Adjusted Gross Profit, Prior Period	$45	$77
Net Additional Organic Growth	22	64
Net Additional Contract Portfolio Acquisitions	10	40
Adjusted Gross Profit in Period	$77	$181

-	Given a significant portion of this projected adjusted gross profit margin expansion is attributable to the mix shift towards higher-margin SaaS products, Rubicon management projects it will similarly incur additional costs of revenue associated with these product lines, including customer data and hosting charges, hardware device costs, and other customers costs to serve. Additionally, as the sales mix shifts towards higher-margin products, Rubicon management also projects achieving increased operating leverage within its core digital waste marketplace operations and is projecting to incur a relatively lower cost to serve for new clients as its platform scales.

(in millions, except percentages)	2021	2022	2023
Revenue	$577	$736	$1,152
Marketplace Vendor Costs	92%	90%	84%
Adjusted Gross Profit	8%	10%	16%

-	Sales and marketing operating expenses and product development operating expenses are projected to remain relatively constant as a percentage of total revenue as Rubicon anticipates continued investment in growth in order to achieve its revenue and adjusted gross profit projections as well as its overall product strategy.

-	General and administrative operating expenses are projected to decrease from approximately 8% of revenue in 2021 to approximately 5% of revenue in 2023. This reduction is expected to result from increased operating leverage out of Rubicon’s existing back-office infrastructure and executive functions as Rubicon scales and improves its margin profile.

(in millions, except percentages)	2021	2022	2023
Revenue	$577	$736	$1,152
Sales and Marketing	2%	2%	3%
Product Development	4%	5%	4%
General and Administrative	8%	6%	5%
Total Operating Expenses	14%	13%	11%
Adjusted EBITDA	(9)%	(7)%	(2)%

These Key Projected Financial Metrics do not take into account any circumstances or events occurring after the date they were prepared and presented to Founder on November 11, 2021.

Although the assumptions and estimates on which Key Projected Financial Metrics are believed by Rubicon’s management to be reasonable and representing the best then-currently available information, the financial forecasts are forward-looking statements that are driven by assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Rubicon’s control. While all forecasts are necessarily speculative, Rubicon believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be considered in that context. There will inevitably be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/consent solicitation statement/prospectus should not be regarded as an indication that Rubicon, Founder or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Founder for use as a component in its overall evaluation of Rubicon, and are included elsewhere in this proxy statement/consent solicitation statement/prospectus on that account. Rubicon has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Founder. Neither Rubicon’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Rubicon compared to the information contained in the forecasts, and none of them intends to do so or to undertake any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when the assumptions were made, or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort and are not included in this proxy statement/consent solicitation statement/prospectus in order to induce any Founder shareholder to vote in favor of any of the Proposals at the Founder Annual Meeting. Rubicon will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Rubicon does not as a matter of course make public projections as to future sales, earnings or other results. However, Rubicon’s management has prepared the Key Projected Financial Metrics set forth above to present the key elements of the forecasts provided to Founder. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Rubicon’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Rubicon. However, this information does not reflect statements of fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/consent solicitation statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Rubicon’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS THE FINANCIAL PROJECTIONS FOR RUBICON, EACH OF FOUNDER AND RUBICON UNDERTAKES NO OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of the 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by Founder have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Rubicon considered in approving the transaction, including primarily a comparison of comparable companies, the Founder Board determined that Rubicon had a fair market value of approximately $1.68 billion. As of December 15, 2021, the date the Merger Agreement was executed, the balance of the funds in the Trust Account was approximately $321,006,121.99 and the threshold amount for satisfaction of the 80% test was therefore approximately $256,804,897.59. Accordingly, the Founder Board determined that such test was met. The Founder Board believes that the financial skills and background of its members qualify it to conclude that the Business Combination met this test.

Interests of Certain Persons in the Business Combination—Founder

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals set forth in this proxy statement/consent solicitation statement/prospectus, you should keep in mind that Founder’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

●	If an initial business combination, such as the Business Combination, is not completed, Founder will be required to dissolve and liquidate. In such event, the 7,906,250 Founder Class B Shares currently held by the Initial Shareholders, which were acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions (such waiver entered into in connection with the IPO for which the Initial Shareholders received no additional consideration). The Founder Class B Shares were purchased for an aggregate purchase price of $25,000.

●	If an initial business combination, such as the Business Combination, is not completed, an aggregate of 14,204,375 Founder Private Placement Warrants purchased by our Sponsor and Jefferies for a total purchase price of $14,204,375 will be worthless. The Founder Private Placement Warrants had an aggregate market value of approximately $ based on the closing price of Founder Public Warrants on Nasdaq as of , 2022.

●	The exercise of Founder’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

●	If the Business Combination is completed, Rubicon will designate seven members of the New Rubicon Board of Directors and Founder will designate two members of the New Rubicon Board of Directors.

●	The Memorandum and Articles of Association provide for, and the Proposed Charter and Proposed Bylaws would provide for, indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

●	Founder’s existing directors and officers will be eligible for continued indemnification and continued coverage under Founder’s directors’ and officers’ liability insurance following the consummation of the Business Combination for a period of six years.

●	Founder’s officers, directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Founder’s behalf, such as identifying and investigating possible business targets and business combinations. As of , 2022, there was $ in out-of-pocket expenses payable to Founder’s officers, directors, and their affiliates. However, if Founder fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Founder may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 19, 2023, or if extended, April 19, 2023.

●	The Sponsor (including its representatives and affiliates) and Founder’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Founder. The Sponsor and Founder’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Founder completing its initial business combination. Certain of Founder’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Founder’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Founder and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Founder’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Founder, subject to applicable fiduciary duties under Cayman Islands laws. The Memorandum and Articles of Association provide that Founder renounces its interest in any corporate opportunity offered to any director or officer of Founder that is a director, manager, officer, member, partner, managing member, employee and/or agent of one or more members of the Sponsor Group unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Founder and it is an opportunity that Founder is able to complete on a reasonable basis.

●	The Sponsor has invested an aggregate of $12,212,500 in Founder, paid in connection with the purchase of the Founder Private Placement Warrants. In the event that the initial business combination is not consummated, the Sponsor will lose all of its $12,212,500 investment in Founder, as the Founder Private Placement Warrants will expire worthless. Other than its $12,212,500 investment in the Founder Private Placement Warrants, the Sponsor does not have any other investments (including, but not limited to, securities held, loans extended, fees due, or out-of-pocket expenses awaiting reimbursement) nor amounts that are at risk of being lost if the initial business combination is not consummated. As a result, the Sponsor has a personal and financial interest in completing the initial business combination which may result in a conflict of interest.

●	Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including certain demand and piggyback rights, with respect to Registrable Securities held by Sponsor. Please see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — A&R Registration Rights Agreement” for further information.

Interests of Certain Persons in the Business Combination—Rubicon

When you consider the recommendation of Rubicon’s board of managers in favor of adoption of the Merger Agreement and the transactions contemplated thereby, you should keep in mind that certain holders of equity interests in Rubicon, including directors and officers of Rubicon, have interests that may differ from holders of Rubicon Interests:

Waiver and Indemnification

The exercise of Rubicon’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interest of Rubicon’s equity holders.

The governing documents of Rubicon and the Proposed Organizational Documents would provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such.

Pursuant to the Merger Agreement, Rubicon will purchase a tail policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of Rubicon’s current officers and directors, on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Rubicon’s existing directors’ and officers’ liability insurance policies. New Rubicon is required to keep such tail policies in effect for a period of six years following the Closing Date. Additionally, Rubicon’s existing directors and officers that serve as directors or officers of New Rubicon will be eligible for continued indemnification and continued coverage under New Rubicon’s directors’ and officers’ liability insurance following the consummation of the Business Combination pursuant to the Proposed Organizational Documents.

Certain Cash Payments

Pursuant to the Merger Agreement, certain current and former executives, employees and directors of Rubicon will be entitled to receive the one-time Cash Transaction Bonuses upon consummation of the Business Combination, in an aggregate amount of approximately $33.9 million. Any Cash Transaction Bonuses in excess of $17.5 million in the aggregate will reduce the Merger Consideration on a dollar-for-dollar basis.

Support Agreement

Certain holders of Legacy Rubicon Units, holding approximately (i) 89.2% of the Legacy Rubicon Units and (ii) 87.5% of the Legacy Rubicon Preferred Units, entered into the Support Agreement with Founder, pursuant to which such holders agreed to vote all of their Legacy Rubicon Units in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement. Please see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Support Agreement” for further information.

Lock-up Agreements

Certain holders of Rubicon Interests entered into Lock-Up Agreements with Founder and Rubicon, whereby such holders agreed to be bound by certain transfer restrictions with respect to securities to be received as transaction consideration pursuant to the Merger Agreement. Please see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Lock-Up Agreements” for further information.

A&R Registration Rights Agreement

Concurrent with the Closing, Rubicon and certain holders of Rubicon Interests, together with Founder and the Sponsor, will enter into the A&R Registration Rights Agreement, which provides for customary registration rights, including certain demand and piggyback rights, with respect to Registrable Securities held by such holders. Please see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — A&R Registration Rights Agreement” for further information.

Employment Agreements

Pursuant to the Merger Agreement, Rubicon agreed to enter into amended employment agreements with certain of its executive officers prior to Closing, the terms of which will become effective upon the completion of the Business Combination. For a description of these agreements, see “Narrative Disclosure to the Summary Compensation Table — Employment Agreements.”

In addition, our Memorandum and Articles of Association provide that Founder renounces its interest in any corporate opportunity offered to any director or officer of Founder unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Founder and such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. Founder does not believe, however, that this waiver of the corporate opportunities doctrine materially affected its search for an acquisition target or will materially affect its ability to complete the Business Combination.

Sources and Uses

The following tables summarize the estimated sources and uses for funding the Business Combination:

No Redemption Scenario

Source of Funds ($in millions)		Uses ($in millions)
Founder SPAC Cash in the Trust(1)	$321	Rubicon Equity Rollover	$1,483
PIPE Financing	111	Cash to Balance Sheet	352
Rubicon Equity Rollover	1,483	Company Transaction Bonuses(2)	35
Founder Shares	79	Founder Shares	79
		Estimated Transaction Costs	45
Total Sources	$1,994	Total Uses	$1,994

(1)	As of March 31, 2022
(2)	Assumes no adjustment to Transaction Consideration for Excess Transaction Bonuses

Maximum Redemption Scenario

Source of Funds ($in millions)		Uses ($in millions)
Founder SPAC Cash in the Trust(1)	$5	Rubicon Equity Rollover	$1,483
PIPE Financing	111	Cash to Balance Sheet	36
Rubicon Equity Rollover	1,483	Company Transaction Bonuses(2)	35
Founder Shares	79	Founder Shares	79
		Estimated Transaction Costs	45
Total Sources	$1,678	Total Uses	$1,678

(1)	As of March 31, 2022
(2)	Assumes no adjustment to Transaction Consideration for Excess Transaction Bonuses

Appraisal Rights

There are no appraisal rights available to our shareholders in connection with the Business Combination.

Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination

We present in the tables below the various pro forma Voting Power and Implied Ownership of New Rubicon following the consummation of the Business Combination and PIPE Investment, based, among other things, public shareholder redemptions in connection with the Business Combination.

The following table presents the pro forma Voting Power and Implied Ownership of New Rubicon immediately following the consummation of the Business Combination, exclusive of Dilutive Interests, in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	No Redemption Scenario(1)			25% Redemption Scenario(2)			50% Redemption Scenario(3)			75% Redemption Scenario(4)			Max Redemption Scenario(5)
	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)
Public Shareholders(7)	31,625,000	-	16.7%	23,718,750	-	13.1%	15,812,500	-	9.1%	7,906,250	-	4.8%	492,611	-	0.3%
Sponsor(7)	7,906,250	-	4.2%	7,906,250	-	4.4%	7,906,250	-	4.6%	7,906,250	-	4.8%	7,906,250	-	5.0%
PIPE Investors(8)	11,100,000	-	5.9%	11,100,000	-	6.1%	11,100,000	-	6.4%	11,100,000	-	6.7%	11,100,000	-	7.0%
Blocked Unitholders and Rubicon Continuing Unitholders(9)	19,930,813	118,593,980	73.2%	19,930,813	118,593,980	76.4%	19,930,813	118,593,980	79.9%	19,930,813	118,593,980	83.7%	19,930,813	118,593,980	87.7%
Total	70,562,063	118,593,980	100%	62,655,813	118,593,980	100%	54,749,563	118,593,980	100%	46,843,313	118,593,980	100%	39,429,674	118,593,980	100.0%

(1)	The No Redemption Scenario assumes no redemptions by public shareholders in connection with the Business Combination.
(2)	The 25% Redemption Scenario assumes that public shareholders elect to redeem 25% of the Founder Class A Shares (i.e., 7,906,250 shares) in connection with the Business Combination.
(3)	The 50% Redemption Scenario assumes that public shareholders elect to redeem 50% of the Founder Class A Shares (i.e., 15,812,500 shares) in connection with the Business Combination.
(4)	The 75% Redemption Scenario assumes that public shareholders elect to redeem 75% of the Founder Class A Shares (i.e., 23,718,750 shares) in connection with the Business Combination.
(5)	The Maximum Redemption Scenario assumes public shareholders elect to redeem 31,132,389 Founder Class A Shares in connection with the Business Combination, assuming a per share redemption price of $10.15, such that after redemptions the Trust Account will contain at least $5,000,001.
(6)	Voting Power and Implied Ownership is derived from the total issued and outstanding shares of Domestication Class A Common Stock and Domestication Class V Common Stock. Domestication Class V Common Stock will be retired and cancelled on a one-to-one basis upon redemption or exchange of such holder’s Class B Units of Rubicon. For purposes of calculating Voting Power and Implied Ownership, figures exclude the number of shares of Domestication Class A Common Stock underlying and issuable upon the exercise of Domestication Public Warrants or Domestication Private Warrants as neither will be exercisable within 60 days following the Closing.
(7)	These scenarios assume that Founder Class A Shares and Founder Class B Shares convert on a one-to-one basis into shares of Domestication Class A Common Stock in connection with the Domestication.
(8)	These scenarios assume that the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $111 million in connection with the issuance of 11.1 million shares of Domestication Class A Common Stock to the PIPE Investors.
(9)	These scenarios assume that (a) 118,593,980 shares of Domestication Class V Common Stock and an equal number of Class B Units in Rubicon will be issued to Rubicon Continuing Unitholders at Closing, (b) 19,930,813 shares of Domestication Class A Common Stock will be issued to Blocked Unitholders at Closing, and (c) aggregate Cash Transaction Bonuses of approximately $33.89 million will be paid at Closing resulting in a reduction to the Merger Consideration issuable at Closing by approximately $16.39 million.

The following table presents pro forma Voting Power and Implied Ownership of New Rubicon inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the Voting Power and Implied Ownership of New Rubicon immediately following the consummation of the Business Combination is as follows:

	No Redemption Scenario(1)			25% Redemption Scenario(2)			50% Redemption Scenario(3)			75% Redemption Scenario(4)			Max Redemption Scenario(5)
	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership(6)	Domestication Class A Common Stock	Domestication Class V Common Stock
Public Shareholders(7)	47,437,500	-	19.1%	39,531,250	-	16.4%	31,625,000	-	13.6%	23,718,750	-	10.6%	16,305,111	-	7.5%
Sponsor(8)	22,110,625	-	8.9%	22,110,625	-	9.2%	22,110,625	-	9.5%	22,110,625	-	9.9%	22,110,625	-	10.2%
PIPE Investors(9)	11,100,000	-	4.5%	11,100,000	-	4.6%	11,100,000	-	4.8%	11,100,000	-	5.0%	11,100,000	-	5.1%
Blocked Unitholders and Rubicon Continuing Unitholders(10) Rubicon	21,425,624	127,488,529	59.9%	21,425,624	127,488,529	62.0%	21,425,624	127,488,529	64.2%	21,425,624	127,488,529	66.5%	21,425,624	127,488,529	68.9%
Phantom Unitholders and Rubicon Management Rollover Holders(11)	8,325,594	-	3.3%	8,325,594	-	3.5%	8,325,594	-	3.6%	8,325,594	-	3.7%	8,325,594	-	3.9%
Morris Time-Based Grant(12)	7,136,636	-	2.9%	6,899,449	-	2.9%	6,662,261	-	2.9%	6,425,074	-	2.9%	6,202,664	-	2.9%
Morris Performance-Based Grant(13)	3,568,318	-	1.4%	3,449,724	-	1.4%	3,331,131	-	1.4%	3,212,537	-	1.4%	3,101,332	-	1.4%
Total	121,104,296	127,488,529	100%	112,842,265	127,488,529	100%	104,580,234	127,488,529	100%	96,318,203	127,488,529	100%	88,570,950	127,488,529	100.0%

(1)	The No Redemption Scenario assumes no redemptions by public shareholders in connection with the Business Combination.
(2)	The 25% Redemption Scenario assumes that public shareholders elect to redeem 25% of the Founder Class A Shares (i.e., 7,906,250 shares) in connection with the Business Combination.
(3)	The 50% Redemption Scenario assumes that public shareholders elect to redeem 50% of the Founder Class A Shares (i.e., 15,812,500 shares) in connection with the Business Combination.
(4)	The 75% Redemption Scenario assumes that public shareholders elect to redeem 75% of the Founder Class A Shares (i.e., 23,718,750 shares) in connection with the Business Combination.
(5)	The Maximum Redemption Scenario assumes public shareholders elect to redeem 31,132,389 Founder Class A Shares in connection with the Business Combination, assuming a per share redemption price of $10.15, such that after redemptions the Trust Account will contain at least $5,000,001.
(6)	Voting Power and Implied Ownership is derived from the total issued and outstanding shares of Domestication Class A Common Stock and Domestication Class V Common Stock. Domestication Class V Common Stock will be retired and cancelled on a one-to-one basis upon redemption or exchange of such holder’s Class B Units of Rubicon. For purposes of calculating Voting Power and Implied Ownership, figures exclude the number of shares of Domestication Class A Common Stock underlying and issuable upon the exercise of Domestication Public Warrants or Domestication Private Warrants as neither will be exercisable within 60 days following the Closing.
(7)	These scenarios assume that (a) Founder Class A Shares convert on a one-to-one basis into shares of Domestication Class A Common Stock in connection with the Domestication and (b) all 15,812,500 shares of Domestication Class A Common Stock that underly the 15,812,500 Domestication Public Warrants are fully exercised for cash by such holders.
(8)	These scenarios assume that (a) Founder Class B Shares convert on a one-to-one basis into shares of Domestication Class A Common Stock in connection with the Domestication and (b) all 14,204,375 shares of Domestication Class A Common Stock that underly the 14,204,375 Domestication Private Warrants are fully exercised for cash by Sponsor.
(9)	These scenarios assume that the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $111 million in connection with the issuance of 11.1 million shares of Domestication Class A Common Stock to the PIPE Investors.
(10)	These scenarios assume that (a) 118,593,980 shares of Domestication Class V Common Stock and an equal number of Class B Units in Rubicon will be issued to Rubicon Continuing Unitholders at Closing, (b) 19,930,813 shares of Domestication Class A Common Stock will be issued to Blocked Unitholders at Closing, (c) aggregate Cash Transaction Bonuses of approximately $33.89 million will be paid at Closing resulting in a reduction to the Merger Consideration issuable at Closing by approximately $16.39 million, (d) the Earnout Conditions are fully satisfied and 1,494,811 shares of Domestication Class A Common Stock and 8,89,549 shares of Domestication Class V Common Stock (and an equivalent number of Class B Units of Rubicon) are issued to Rubicon Continuing Unitholders.
(11)	Upon effectiveness of a Form S-8 registering the shares issuable pursuant to the Incentive Plan, New Rubicon will issue (a) 1,510,424 shares of restricted Domestication Class A Common Stock to Rubicon Phantom Unitholders and (b) 8,325,594 shares of restricted Domestication Class A Common Stock to Rubicon Management Rollover Holders. For purposes of these scenarios, ownership is presented as if such restricted Domestication Class A Common Stock is fully vested.
(12)

Represents restricted stock units issuable as a Time-Based Grant pursuant to the Morris Employment Agreement, as further discussed under the section entitled “Directors and Executive Officer Compensation—Executive and Director Compensation of Rubicon—Sale or IPO Events.” For purposes of these scenarios, ownership is presented as if such restricted Time-Based Grant is fully vested.

(13)	Represents restricted stock units issuable as a Performance-Based Grant pursuant to the Morris Employment Agreement, as further discussed under the section entitled “Directors and Executive Officer Compensation—Executive and Director Compensation of Rubicon—Sale or IPO Events.” For purposes of these scenarios, ownership is presented as if such restricted Performance-Based Grant is fully vested.

Anticipated Accounting Treatment

Under any of the redemption scenarios, we anticipate that the Mergers will be accounted for akin to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. We anticipate that the Mergers will not be treated as a change in control of Rubicon as RGH, Inc. controls (x) Rubicon through its rights to nominate the majority of the members of the board of managers directors of Rubicon under Rubicon’s existing operating agreement and (y) New Rubicon through its control of the board of managers of Rubicon and, pursuant to Section 8.7(a)(i) of the Merger Agreement, such board’s right prior to Closing to nominate seven of the Rubicon Nominees. Pursuant to Section 8.7(a)(i) of the Merger Agreement, we also anticipate that one of the Rubicon Nominees will serve as the chairman of the New Rubicon Board of Directors effective upon the Closing and that all Rubicon Nominees will continue to control and serve on the New Rubicon Board of Directors until at least the 2023 annual shareholder meeting of New Rubicon. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Rubicon and Founder are recognized at their carrying amounts on the date of the Mergers.

Under this method of accounting, Founder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Rubicon issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder will be stated at historical cost, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to our Memorandum and Articles of Association, our public shareholders may elect to have their Founder Class A Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Founder Class A Shares. As of           , 2022, this would have amounted to approximately $10.15 per share.

You will be entitled to receive cash for any Founder Class A Shares to be redeemed only if you:

(i)	(a)	hold Founder Class A Shares, or

(b)	hold Founder Class A Shares through Founder Units and you elect to separate your Founder Units into the underlying Founder Class A Shares prior to exercising your redemption rights with respect to the Founder Class A Shares; and

(ii)	prior to p.m., Eastern Time, on , 2022, (a) submit a written request to Continental that Founder redeem your Founder Class A Shares for cash and (b) deliver your Founder Class A Shares to Continental, physically or electronically through DTC.

Holders of outstanding Founder Units must separate the underlying Founder Class A Shares prior to exercising redemption rights with respect to the Founder Class A Shares. If the Founder Units are registered in a holder’s own name, the holder must deliver the certificate for its Founder Units to Continental, with written instructions to separate the Founder Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Founder Class A Shares from the Founder Units.

If a holder exercises its redemption rights, then such holder will be exchanging its Founder Class A Shares for cash and will no longer own securities of New Rubicon. Such a holder will be entitled to receive cash for its Founder Class A Shares only if it properly demands redemption and delivers its Founder Class A Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “Founder’s Extraordinary General Meeting - Redemption Rights” for the procedures to be followed if you wish to redeem your Founder Class A Shares for cash.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The Business Combination Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Founder Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Initial Shareholders holding an aggregate of 7,906,250 Founder Class B Shares (or 20% of the outstanding Founder Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding Founder Ordinary Shares present and entitled to vote at the Meeting, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 1,976,564 Founder Class A Shares or approximately 6.3% of the outstanding Founder Class A Shares held by the public shareholders must vote in favor of the Business Combination Proposal for it to be approved.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Founder SPAC’s entry into and consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 15, 2021 (the “Merger Agreement”), by and among Founder SPAC, Ravenclaw Merger Sub LLC (“Merger Sub”), Ravenclaw Merger Sub Corporation 1 (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2 (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3 (together with Merger Sub Inc. 1 and Merger Sub Inc. 2, the “Blocker Merger Subs”), Boom Clover Business Limited (“Blocker Company 1”), NZSF Frontier Investments Inc. (“Blocker Company 2”), PLC Blocker A LLC (together with Blocker Company 1 and Blocker Company 2, the “Blocker Companies”), and Rubicon Technologies, LLC (“Rubicon”) (a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex A), pursuant to which, among other things, (i) Founder SPAC will domesticate as a Delaware corporation and change its name to Rubicon Technologies, Inc. (“New Rubicon”), and (ii) Merger Sub will merge with and into Rubicon (the “Merger”), with Rubicon surviving the Merger, followed by a series of sequential two-step mergers among the Blocker Merger Subs, Blocker Companies, and New Rubicon, such that (x) each Blocker Merger Sub will merge with and into its corresponding Blocker Company, with the Blocker Company surviving as a wholly owned subsidiary of New Rubicon, following which (y) the surviving Blocker Company will merge with and into New Rubicon, with New Rubicon surviving the merger, as necessary to effectuate the UP-C structure, in which substantially all of the assets and business of New Rubicon will be held by Rubicon, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE DOMESTICATION PROPOSAL

Overview

If the Business Combination Proposal is approved, then Founder is asking its shareholders to approve this Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to Closing, the Board has unanimously approved a change of Founder’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Founder will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Founder will be domesticated and continue as a Delaware corporation.

As a result of the Domestication:

●	Each then-issued and outstanding Founder Class A Share will convert automatically, on a one-for-one basis, into a share of Domestication Class A Common Stock;

●	Each then-issued and outstanding Founder Class B Share will convert automatically, on a one-for-one basis, into a share of Domestication Class A Common Stock;

●	Each then-issued and outstanding Founder Public Warrant will represent a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to section 4.5 of the Warrant Agreement;

●	Each then-issued and outstanding Founder Private Placement Warrant will represent a right to acquire one share of Domestication Class A Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement; and

●	Each then-issued and outstanding Founder Unit that has not been previously separated into the underlying Founder Class A Share and one-half of one Founder Public Warrant upon the request of the holder thereof, will be separated and automatically convert into one share of Domestication Class A Common Stock and one-half of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Founder Units.

The Domestication Proposal, if approved, will approve a change of Founder’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Founder is currently governed by the Cayman Islands Companies Act, upon the Domestication, New Rubicon will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Stockholders’ Rights.” Additionally, we note that if the Domestication Proposal is approved, then Founder will also ask its shareholders to approve the Proposed Charter (discussed below), which, if approved, will replace the Memorandum and Articles of Association with a certificate of incorporation of New Rubicon under the DGCL. The Proposed Charter differs in certain material respects from the Memorandum and Articles of Association and we encourage shareholders to carefully consult the information set out below under “Proposals 4A-4H – Governance Proposals,” the Memorandum and Articles of Association of Founder, and the Proposed Charter and Proposed Bylaws of New Rubicon attached hereto as Annex B and Annex C.

Reasons for the Domestication

Our Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Founder and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

●	Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Rubicon, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Rubicon’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Founder’s incorporation in Delaware may make New Rubicon more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Rubicon to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The Domestication Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of Founder Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Initial Shareholders holding an aggregate of 7,906,250 Founder Class B Shares (or 20% of the outstanding Founder Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Domestication Proposal is at least two-thirds of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 5,257,657 Founder Class A Shares, or approximately 16.6% of the outstanding Founder Class A Shares held by the public shareholders must vote in favor of the Domestication Proposal for it to be approved.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Founder be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, Founder be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of Founder as a corporation in the State of Delaware, the name of Founder be changed from “Founder SPAC” to “Rubicon Technologies, Inc.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL 3 — THE CHARTER PROPOSAL

Overview

Our shareholders are being asked to adopt the Proposed Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex B, which, in the judgment of the Founder Board, is necessary to adequately address the needs of New Rubicon.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B:

1.	Name Change: Pursuant to the Domestication, change our name from Founder SPAC to “Rubicon Technologies, Inc.”

2.	Corporate Purpose: Provide that the purpose of the post-combination company is “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware” and delete a prior provision in Article 49 pertaining to a blank-check company.

3.	Authorized Shares: Provide for two classes of common stock of New Rubicon, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock) and provide for a capital structure of New Rubicon that will enable it to continue as an operating company governed by the DGCL. The capital structure of Founder will be changed from (i) 479,000,000 Founder Class A Shares, 20,000,000 Founder Class B Shares and 1,000,000 preference shares, par value $0.0001 per share, of Founder (the “Founder Preference Shares”) to (ii) shares of Domestication Class A Common Stock, shares of Domestication Class V Common Stock and 5,000,000 shares of New Rubicon preferred stock.

4.	Exclusive Forum Provision: Establish that unless New Rubicon, in writing, selects or consents to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims is, to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Delaware Court of Chancery (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act is, to the fullest extent permitted by law, the federal district courts of the United States of America.

5.	Adoption of Supermajority Vote Requirement to Amend the Proposed Charter: Require at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, to adopt, amend or repeal, or adopt any provision inconsistent with Articles V (the provisions regarding the size of the New Rubicon Board of Directors, the classification of the New Rubicon Board of Directors, the filling of vacancies and the election and removal of directors), VI (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), IX (the provisions regarding requirements to amend the Proposed Organizational Documents by the New Rubicon Board of Directors or by stockholders), and X (the provisions regarding the limited liability of directors of New Rubicon) of the Proposed Charter or any provision of the Proposed Bylaws.

6.	Election and Removal of Directors: Provide that subject to the rights of the holders of any outstanding series of preferred stock, any director, or the entire New Rubicon Board of Directors, may be removed, for cause, by the affirmative vote of at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon.

7.	Action by Written Consent of Stockholders: Eliminate the right of stockholders to act by written consent.

8.	Corporate Opportunities: Provide that only non-employee directors and their affiliates are permitted to engage and may continue to engage in the same or similar activities or related lines of business as those in which New Rubicon, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which New Rubicon may engage shall be subject to a waiver of corporate opportunities.

9.	Provisions Related to Status as Blank Check Company: Provide for certain amendments to better reflect New Rubicon’s existence as an operating company. For example, the Proposed Charter would remove the requirement to dissolve New Rubicon and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Reason for the Amendments

The Founder Board’s reasons for proposing the Charter Proposal are set forth below. The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

1.	Name Change: Our name is Founder SPAC. Our Board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

2.	Corporate Purpose: Our Board believes this change is appropriate to remove language applicable to a blank check company.

3.	Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New Rubicon that will enable it to continue as an operating company governed by the DGCL. The Founder Board believes that it is important for Founder to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.	Exclusive Forum Provision: Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Rubicon in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolution of such claims. The Founder Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Rubicon will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to direct claims brought by New Rubicon’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. The exclusive forum provision establishes federal district courts as the exclusive forum for Securities Act actions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Rubicon’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

5.	Adoption of Supermajority Vote Requirement to Amend the Proposed Charter: The Memorandum and Articles of Association provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Charter requires at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, to adopt, amend or repeal, or adopt any provision inconsistent with Articles V (the provisions regarding the size of the New Rubicon Board of Directors, the classification of the New Rubicon Board of Directors, the filling of vacancies and the election and removal of directors), VI (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), IX (the provisions regarding requirements to amend the Proposed Organizational Documents by the New Rubicon Board of Directors or by stockholders), and X (the provisions regarding the limited liability of directors of New Rubicon) of the Proposed Charter or any provision of the Proposed Bylaws. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

6.	Election and Removal of Directors: The Memorandum and Articles of Association provide that before a business combination, only holders of Founder Class B Shares may elect or remove any director, and that after a business combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at an election of directors. The Proposed Organizational Documents provide that directors will be elected by a plurality voting standard. The Founder Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Rubicon’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Rubicon Board of Directors.

7.	Action by Written Consent of Stockholders: Under the Proposed Charter, New Rubicon’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Rubicon’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Rubicon. Further, the Founder Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Founder is aware to obtain control of New Rubicon, and Founder and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Founder Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Rubicon. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

8.	Corporate Opportunities: The Founder Board believes that amending New Rubicon’s corporate opportunities provision is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New Rubicon and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New Rubicon. The Founder Board believes that without such a waiver, qualified directors could be dissuaded from serving on New Rubicon’s board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New Rubicon and its affiliates). The Founder Board believes that the corporate opportunity waiver included in the Proposed Charter provides a clear delineation between what constitutes a corporate opportunity for New Rubicon and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New Rubicon to attract and retain qualified directors.

9.	Provisions Related to Status as Blank Check Company: The Founder Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Rubicon. The elimination of certain provisions related to Founder’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve New Rubicon and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Founder Board believes it is the most appropriate period for New Rubicon following the Business Combination. In addition, certain other provisions in Founder’s current organizational documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Founder has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued outstanding Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The Charter Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Charter Proposal will have no effect, even if approved by holders of Founder Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Initial Shareholders holding an aggregate of 7,906,250 Founder Class B Shares (or 20% of the outstanding Founder Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Charter Proposal is at least two-thirds of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 5,257,657 Founder Class A Shares, or approximately 16.6% of the outstanding Founder Class A Shares held by the public shareholders must vote in favor of the Charter Proposal for it to be approved.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association of Founder currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex B”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” THE CHARTER PROPOSAL.

PROPOSAL 4A - 4H — THE GOVERNANCE PROPOSALS

Overview

Our shareholders are also being asked to vote on eight separate proposals with respect to certain governance provisions in the Memorandum and Articles of Association, which are being presented separately in order to give Founder shareholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Founder and Rubicon intend that the Proposed Charter in the form attached to this proxy statement/consent solicitation statement/prospectus as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Proposal (Proposal 3). In the judgment of the Board, these provisions are necessary to adequately address the needs of New Rubicon.

The Proposed Organizational Documents differ materially from the Memorandum and Articles of Association. The following table sets forth a summary of the principal, material changes proposed to be made between the Memorandum and Articles of Association and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Memorandum and Articles of Association, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex C (together with the Proposed Charter, the “Proposed Organizational Documents”). All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of its terms. Additionally, as the Memorandum and Articles of Association are governed by the Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the sections entitled “Proposal 3 – The Charter Proposal” and “Comparison of Stockholders’ Rights.”

	Memorandum and Articles of Association	Proposed Charter
Authorized Shares (Non-Binding Governance Proposal 4A)

The Memorandum and Articles of Association authorize 479,000,000 Founder Class A Shares, 20,000,000 Founder Class B Shares and 1,000,000 preference shares, par value $0.0001 per share, of Founder.

See paragraph 8 of the Memorandum and Articles of Association.

The Proposed Organizational Documents authorize shares, consisting of            shares of Domestication Class A Common Stock,            shares of Domestication Class V Common Stock and            shares of New Rubicon preferred stock.

See Article IV of the Proposed Charter.

Exclusive Forum Provision (Non-Binding Governance Proposal 4B)	The Memorandum and Articles of Association do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum. See Article XI of the Proposed Charter.

Takeovers by Interested Stockholders (Non-Binding Governance Proposal 4C)	The Memorandum and Articles of Association do not provide restrictions on takeovers of Founder by a related shareholder following a business combination.	The Proposed Organizational Documents do not opt-out of Section 203 of the DGCL relating to takeovers by interested stockholders.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Non-Binding Governance Proposal 4D)

The Memorandum and Articles of Association provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 34 of the Memorandum and Articles of Association.

The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, to adopt, amend or repeal, or adopt any provision inconsistent with Articles V (the provisions regarding the size of the New Rubicon Board of Directors, the classification of the New Rubicon Board of Directors, the filling of vacancies and the election and removal of directors), VI (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), IX (the provisions regarding requirements to amend the Proposed Organizational Documents by the New Rubicon Board of Directors or by stockholders), and X (the provisions regarding the limited liability of directors of New Rubicon) of the Proposed Charter or any provision of the Proposed Bylaws.

See Article IX of the Proposed Charter.

Election and Removal of Directors (Non-Binding Governance Proposal 4E)

The Memorandum and Articles of Association provide that before a business combination, only holders of Founder Class B Shares may appoint and remove any director, and that after a business combination, shareholders may by an Ordinary Resolution appoint and remove any director.

See Article 15 of the Memorandum and Articles of Association.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at an election of directors. Directors will be elected by a plurality voting standard.

See Article V of the Proposed Charter.

Action by Written Consent of Stockholders (Non-Binding Governance Proposal 4F)	The Memorandum and Articles of Association permit shareholders to approve matters by unanimous written resolution.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

See Article VI of the Proposed Charter.

Corporate Opportunities (Non-Binding Governance Proposal 4G)

The Memorandum and Articles of Association explicitly waive any expectation of corporate opportunities with respect to any member of the Sponsor Group serving as an officer or director of Founder.

See Article 39 of the Memorandum and Articles of Association.

The Proposed Charter explicitly waives any expectation of corporate opportunities with respect to only its non-employee directors. See Article VIII of the Proposed Charter.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Non-Binding Governance Proposal 4H)

The Memorandum and Articles of Association include provisions related to Founder’s status as a blank check company prior to the consummation of a business combination.

See Article 36 of the Memorandum and Articles of Association.

The Proposed Organizational Documents do not include such provisions related to Founder’s status as a blank check company, which no longer will apply upon consummation of the Merger, as Founder will cease to be a blank check company at such time.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex B and Annex C. All Founder shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of each of the non-binding Governance Proposals will result, upon the Domestication, in the wholesale replacement of the Memorandum and Articles of Association with the Proposed Organizational Documents. While certain material changes between the Memorandum and Articles of Association and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in these Governance Proposals, there are other differences between the Memorandum and Articles of Association and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if Founder shareholders approve the Charter Proposal.

Reasons for Amendments

Non-Binding Governance Proposal 4A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of New Rubicon that will enable it to continue as an operating company governed by the DGCL. The Founder Board believes that it is important for Founder to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

Non-Binding Governance Proposal 4B — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Rubicon in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolution of such claims. The Founder Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Rubicon will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to direct claims brought by New Rubicon’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. The exclusive forum provision establishes federal district courts as the exclusive forum for Securities Act actions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Rubicon’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Non-Binding Governance Proposal 4C — Takeovers by Interested Stockholders

The Founder Board intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

New Rubicon will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. The Founder Board has elected not to opt out of Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of New Rubicon. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving New Rubicon that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and that they will also help to prevent a third party from acquiring “creeping control” of New Rubicon without paying a fair premium to all stockholders.

Non-Binding Governance Proposal 4D — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Memorandum and Articles of Association provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V (the provisions regarding the size of the New Rubicon Board of Directors, the classification of the New Rubicon Board of Directors, the filling of vacancies and the election and removal of directors), VI (the provisions regarding stockholder actions without a meeting and who can call special meetings of stockholders), IX (the provisions regarding requirements to amend the Proposed Organizational Documents by the New Rubicon Board of Directors or by stockholders), and X (the provisions regarding the limited liability of directors of New Rubicon) of the Proposed Charter or any provision of the Proposed Bylaws. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Non-Binding Governance Proposal 4E — Election and Removal of Directors

The Memorandum and Articles of Association provide that before a business combination, only holders of Founder Class B Shares may elect or remove any director, and that after a business combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. The Proposed Organizational Documents provide that directors will be elected by a plurality voting standard. The Founder Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Rubicon’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New Rubicon Board of Directors.

Non-Binding Governance Proposal 4F — Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, New Rubicon’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Rubicon’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Rubicon. Further, the Founder Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Founder is aware to obtain control of New Rubicon, and Founder and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the Founder Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Rubicon. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Non-Binding Governance Proposal 4G — Corporate Opportunities

The Founder Board believes that amending New Rubicon’s corporate opportunities provision is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New Rubicon and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New Rubicon. The Founder Board believes that without such a waiver, qualified directors could be dissuaded from serving on New Rubicon’s board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New Rubicon and its affiliates). The Founder Board believes that the corporate opportunity waiver included in the Proposed Organizational Documents provides a clear delineation between what constitutes a corporate opportunity for New Rubicon and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New Rubicon to attract and retain qualified directors.

Non-Binding Governance Proposal 4H — Provisions Related to Status as Blank Check Company

The Founder Board believes that changing New Rubicon’s corporate name from “Founder SPAC” to “Rubicon Technologies, Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination with Rubicon and to clearly identify New Rubicon as the publicly traded entity.

The elimination of certain provisions related to Founder’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Rubicon and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the Founder Board believes it is the most appropriate period for New Rubicon following the Business Combination. In addition, certain other provisions in Founder’s current organizational documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Founder has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of each Governance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding Founder Ordinary Shares present in person or represented by proxy at the Meeting or any adjournment thereof and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The approval of each Governance Proposal is not conditioned on any other proposal. A vote to approve a Governance Proposal is an advisory vote, and therefore, is not binding on Founder. Accordingly, regardless of the outcome of the non-binding advisory vote, Founder intends that each of the Proposed Charter and Proposed Bylaws, in the form set forth in Annex B and Annex C of the proxy statement/consent solicitation statement/prospectus, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on an advisory and non-binding basis, that the Memorandum and Articles of Association currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter, a copy of which is attached to the proxy statement/consent solicitation statement/prospectus as Annex B, and the Proposed Bylaws, a copy of which is attached to the proxy statement/consent solicitation statement/prospect as Annex C, in each case as set forth in Proposals 4A through 4H.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL 5 — THE DIRECTORS PROPOSAL

Election of Directors

Upon the consummation of the Business Combination, the New Rubicon Board of Directors will consist of nine (9) directors. Assuming the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Proposal are approved at the Meeting, holders of Founder Class B Shares are being asked to elect nine (9) directors to the New Rubicon Board of Directors, effective upon the consummation of the Business Combination. The election of these directors is contingent upon the closing of the Business Combination.

Pursuant to the Merger Agreement, Founder has agreed to take all necessary action, including causing the directors of Founder to resign, so that effective at the Closing, the entire New Rubicon Board of Directors will consist of nine individuals, a majority of whom will be independent directors in accordance with the requirements of NYSE.

At the Meeting, it is proposed that nine directors will be elected to be the directors of New Rubicon upon consummation of the Business Combination. The New Rubicon Board of Directors will be reclassified following the Closing. The term of office of the Class I directors will expire at the first annual meeting of shareholders following the initial reclassification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of shareholders following such initial reclassification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of shareholders following such initial reclassification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of shareholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred share to elect directors, any vacancy occurring in the New Rubicon Board of Directors for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the New Rubicon Board of Directors determines by resolution that any such vacancies or newly created directorships will be filled by the shareholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the shareholders.

It is proposed that the New Rubicon Board of Directors consist of the following directors:

●	Class I directors: , and ;

●	Class II directors: , and ;

●	Class III directors: , and .

Following consummation of the Business Combination, the election of directors of New Rubicon will be governed by the Proposed Charter and the laws of the State of Delaware.

Biography of Nominees

As contemplated by the Merger Agreement, the board of directors of New Rubicon following consummation of the Business Combination will consist of up to nine directors, nominated as follows:

Nate Morris founded Rubicon in 2008, has served as the CEO since 2010 and as the Chairman since December 2016. In 2021, Rubicon was recognized as “One of the World’s Most Innovative Companies” by Fast Company. Mr. Morris currently serves a member of Business Executives for National Security (BENS.org) since February 2021, the Trilateral Commission since February 2021, and the Council on Foreign Relations since March 2022. Mr. Morris has served on the Deans Advisory Council since October 2012 and as the Entrepreneur in Residence at the Gatton College of Business and Economics at the University of Kentucky since November 2016. Mr. Morris was inducted into the Kentucky Entrepreneur Hall of Fame in November 2019. Mr. Morris was recognized by Fortune Magazine on their “Fortune 40 Under 40” list in October 2014, and he served as a Young Global Leader at the World Economic Forum from February 2014 to February 2019. Mr. Morris graduated from George Washington University, with a Bachelor of Arts in Political Science, as a Scottish Rite Scholar, and was elected Phi Beta Kappa.

Andres Chico has served as a director of Rubicon since 2017. In 2016, Mr. Chico founded Rodina, an investment firm focused on real estate, technology, hotels and resorts, and infrastructure investments, where he serves as its Managing Partner. Mr. Chico is the co-founder of Tortuga Resorts, a diversified hotel platform based in Mexico, and has served as its Chief Executive Officer since 2017. Previous to Rodina and Tortuga Resorts, Mr. Chico worked at Riverwood Capital, a New York based private equity fund focused on investing in growth equity in the technology sector, and started his investment career at Promecap where he acted as an investment professional for over three years. Mr. Chico has been the Co-Chairman of the board of Tortuga Resorts since 2017 and RLH Properties (RLHA:MM) since 2020, and has served on the board of SSA Marine Inc., a marine terminal and rail yard operator in more than 250 strategic locations around the world, since 2019. Mr. Chico holds a BA in Finance from Universidad Iberoamericana in Mexico City, and an MBA from Kellogg Graduate School of Management, Northwestern University.

Coddy Johnson is an advisor to TPG (Nasdaq: TPG), a private equity firm, and Goodwater Capital, a venture capital firm that focuses on consumer technology. From June 2017-June 2020, Mr. Johnson served as President and Chief Operating Officer of Activision Blizzard (Nasdaq: ATVI), a leading technology and entertainment company, where he was responsible for companywide profits and losses and all business units and product lines. From April 2016-June 2017, Mr. Johnson was co-founder and Chief Operating Officer for Altschool, a Silicon Valley education technology company focused on developing personalized, whole-child learning platforms for students and classrooms. Prior to Altschool, Mr. Johnson held numerous roles in executive strategy, operations, and planning at Activision, including Chief Financial Officer and Executive Vice President of Finance and Operations (2012-2016), Chief Operating Officer for Activision Worldwide Studios (2010-2012) and Senior Vice President and Chief of Staff to the CEO (2008-2010). Mr. Johnson serves on the boards of multiple technology companies, including Scopely, an interactive entertainment and mobile game company, and Photomath, an EdTech company, and is a member of the board of the Environmental Defense Action Fund. He received a B.A. in Ethics, Politics, and Economics from Yale University and a MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar.

Paula Henderson currently serves as Executive Vice President and Chief Sales Officer for the Americas for SAS, a global leader in analytics software, where she is a member of the SAS Executive Leadership Team. Prior to her current role, Ms. Henderson served as Senior Vice President of US Commercial and Public Sector at SAS from January 2019-January 2021 and Vice President of US State & Local Government from May 2002-January 2019. Since joining SAS in 2002, Ms. Henderson has led teams and operations, partnering to create transformational digital solutions for commercial --private and public sector organizations across the life science, financial, manufacturing and consumer industries. Ms. Henderson serves as a board member for the First Flight Venture Center, American Heart Association, Prevent Child Abuse for NC and the Executive Roundtable for the NC Chamber of Commerce. She received a BS in Business Administration from North Carolina State University, where she serves on the National Advisory Board Member for the Institute of Emerging Issues, and an MBA from Meredith College.

Ambassador Paula J. Dobriansky is a Senior Fellow at Harvard University’s Belfer Center for Science and International Affairs since 2009 and is Vice Chair of the Atlantic Council’s Scowcroft Center for Strategy and Security. She has also served as Vice Chair of the U.S. Water Partnership’s National Executive Committee since 2015 and as an Adjunct Professor at Georgetown University’s School of Foreign Service since 2013. From 2018-2021, Ambassador Dobriansky served as a Strategic Adviser to Global Water 2020, providing strategic advice on international water and health issues, specifically, water, sanitation, and hygiene in health care facilities. From 2014-2017, she was a Senior International Affairs & Energy Policy Advisor to Southern Company (NYSE: SO), where she focused on projects involving cutting-edge energy technologies including improvements in energy efficiency and new combustion methods. Previously, Ambassador Dobriansky served as Under Secretary of State for Global Affairs from 2001-2009, and as the President’s Envoy to Northern Ireland from 2007-2009, for which she received the Distinguished Service Medal (the Secretary of State’s highest honor). Ambassador Dobriansky has served on Rubicon, LLC’s board of directors since 2020 and also serves on the boards of several non-profits and private institutions, including the Atlantic Council, the Middle East Institute, the Naval War College Foundation, and Georgetown University’s School of Foreign Service. She received a B.S.F.S. in International Politics from Georgetown University’s School of Foreign Service, an M.A. in International Relations from Harvard University, and a Ph.D. in U.S.-Soviet Foreign Policy & Strategic Studies from Harvard University.

Brent Callinicos served as the chief operating officer and the chief financial officer of Virgin Hyperloop One from January 2017 to January 2018. Prior to that, Mr. Callinicos served as the chief financial officer of Uber Technologies Inc. (NYSE: UBER) from September 2013 to March 2015, and then as an advisor for 18 additional months. Prior to joining Uber, he worked at Google (Nasdaq: GOOG) from January 2007 to September 2013, where he last served as vice president, treasurer and chief accountant. He also led green energy investments and financial services at Google Inc. From 1992 to 2007, he served in a variety of increasingly senior roles at Microsoft Corporation (Nasdaq: MSFT), where he last served as corporate vice-president and divisional chief financial officer of the Platforms and Services Division, and oversaw Microsoft’s Worldwide Licensing and Pricing and Microsoft Financing. He currently serves on the board of directors of Rubicon, LLC, where he is chairman of the audit committee; Baidu (Nasdaq: BIDU), where he is the chairman of the audit committee; and PVH Corp. (NYSE: PVH), where he is a member of the Corporate Responsibility committee. Mr. Callinicos is on the Board of Trustees of Mayfield Senior School in Pasadena, CA, where he is the Chairman of the Finance Committee. Mr. Callinicos is a certified public accountant. Mr. Callinicos received a bachelor’s degree from the University of North Carolina at Chapel Hill and an M.B.A. degree from the Kenan-Flagler School of Business at Chapel Hill.

Barry H. Caldwell has served as Principal of Wroxton Civic Ventures LLC, an advisory services business since 2018, through which he provides strategic advice, direction and support to nonprofit organizations in energy and education. Prior to Wroxton, Mr. Caldwell spent 16 years at Waste Management (NYSE: WM), a Fortune 200 company and leading provider of comprehensive waste, recyclin, and environmental solutions in North America. From 2017-2018, Mr. Caldwell served as Waste Management’s Senior Vice President of Corporate Affairs and Chief People Officer and had primary responsibility for human resources, state and federal policy, corporate communications and community relations. He previously served as the company’s Senior Vice President of Corporate Affairs and Chief Legal Officer from September 2014-December 2016, and as Senior Vice President of Public Affairs and Communications from September 2002-September 2014. Mr. Caldwell serves as chair of the board of directors of the Discovery Green Conservancy in Houston, TX, and vice chair of the board of directors of KIPP DC Public Schools. He also serves on the boards of the Washington Latin Public Charter School, the DC Public Defender Service, CityBridge Education, and the Electrification Coalition. He previously served on the boards of Keep America Beautiful (2004-2018), the National Waste & Recycling Association (2002-2018), and the National Association of Manufacturers (2005-2018), and on the Dartmouth Alumni Council (2013-2017). Mr. Caldwell received an A.B. in History from Dartmouth College and a J.D. from Georgetown University Law Center.

Osman Ahmed currently serves as CEO of Founder SPAC (Nasdaq: FOUN). Mr. Ahmed has significant principal investment experience from origination through exit in B2C and B2B platforms. Mr. Ahmed is currently an investor at KCK Group, a position he has held since 2015. Mr. Ahmed was previously the CFO at Beehive3D, a KCK Group Portfolio company, and has held roles at Volition Capital, Scale Venture Partners, and Stifel Financial (NYSE: SF). Mr. Ahmed currently serves on the Board of Directors of Harvest Sherwood Food Distributors and KCK Frontier Investments Ltd. From 2018 to 2020, Mr. Ahmed served on the Board of Directors of Kaidee and, from 2015 to 2016, was a Board Observer at Hibernia Networks. Previously, Mr. Ahmed was a Board Observer at Yield Engineering Systems and Emerging Markets Property Group. Mr. Ahmed has led and participated in investment rounds for companies such as Axcient (acquired), Hibernia Networks (acquired), RingCentral (NYSE: RNG) , TraceLink (active), and Kaidee (acquired). Mr. Ahmed holds a BS in Computer Science from the University of Southern California and an MBA from the University of Chicago Booth School of Business. Mr. Ahmed was selected to serve on the board due to his experience in the technology industry.

Jack Selby is a technology and finance executive who brings more than 20 years of experience. Currently, Mr. Selby is a Managing Director at Thiel Capital, the family office of Peter Thiel. As a “PayPal Mafia” member, Mr. Selby co-founded Clarium Capital Management after selling PayPal (Nasdaq: PYPL) to eBay (Nasdaq: EBAY) in October 2002 for $1.5 billion. At PayPal, Mr. Selby joined as an early employee and later served as a Senior Vice President, overseeing the company’s international and corporate operations. Mr. Selby is an active technology investor and adviser. He was an early investor in Affirm (Nasdaq: AFRM), Bird (NYSE: BRDS), Myeloid Therapeutics, and SpaceX, and facilitated several investments in Palantir (NYSE: PLTR) over the company’s lifespan. Mr. Selby was also a formal member of the advisory boards of Blend (NYSE: BLND) and Offerpad (NYSE: OPAD). In addition to his responsibilities at Thiel Capital, Mr. Selby is currently a member of the Board of Directors of the Arizona Commerce Authority, a co-host/founder of the Arizona Technology Innovation Summit with Governor Doug Ducey, Chairman of invisionAZ, and Co-founder and member of the Board of Directors for the Wyoming Global Technology Partnership with Governor Mark Gordon. He received a BA in Economics from Hamilton College where he is a member of the Board of Trustees. Mr. Selby was selected to serve on the board due to his experience in managing and investing in companies in the technology industry.

Vote Required for Approval

Under the terms of the Memorandum and Articles of Association, only the holders of Founder Class B Shares are entitled to vote on the election of directors to our Board.

The approval of the Directors Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the Founder Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The Directors Proposal is conditioned on the approval of each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Proposal. Therefore, if each of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Proposal is not approved, the Directors Proposal will have no effect, even if approved by holders of Founder Class B Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on Rubicon Technologies, Inc.’s board of directors upon the consummation of the Business Combination:

Class I directors: , and ;

Class II directors: , and ;

Class III directors: , and .”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE SHARE PLAN PROPOSAL

We are asking our shareholders to approve and adopt the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Incentive Award Plan”) and the material terms thereunder.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is included in this proxy statement/consent solicitation statement/prospectus as Annex K.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Summary of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan to be included as Annex K to this proxy statement/consent solicitation statement/prospectus.

Purpose; Types of Awards. The purpose of the Incentive Award Plan is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of New Rubicon and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Incentive Award Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of New Rubicon through incentives that are consistent with New Rubicon’s goals and that link the personal interests of participants to those of New Rubicon’s stockholders. The Incentive Award Plan provides for the grant of options, stock appreciation rights, restricted stock units, restricted stock and other stock-based awards, any of which may be performance-based, and for incentive bonuses, which may be paid in cash, Domestication Class A Common Stock or a combination thereof, as determined by the Committee (as defined in the Incentive Award Plan).

Domestication Class A Common Stock Subject to the Incentive Award Plan. A total of 29,000,000 shares of Domestication Class A Common Stock will be reserved and available for issuance under the Incentive Award Plan. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 29,000,000 shares of Domestication Class A Common Stock; provided that such number of shares issuable under the Incentive Award Plan will automatically increase on January 1st of each year beginning in 2022 and ending with a final increase on January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of Domestication Class A Common Stock outstanding on December 31st of the preceding calendar year (provided that the New Rubicon Board of Directors may provide that there will be no January 1st increase in the number of shares issuable for any such year or that the increase in the number of shares issuable for any such year will be a smaller number of shares of Domestication Class A Common Stock than would otherwise occur pursuant to the preceding clause). The aggregate number of shares available for issuance under the Incentive Award Plan at any time shall not be reduced by (i) shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to awards that have been retained or withheld by New Rubicon in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award, or (iii) shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to New Rubicon in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award shall be available for issuance under the Incentive Award Plan.

Limitations on Non-Employee Director Compensation. The Incentive Award Plan limits non-employee director compensation, including equity-based (based on the grant date fair market value of equity-based awards) and cash compensation to a maximum of $400,000 per calendar year in respect of their service as non-employee directors; provided, however, that in the calendar year in which a non-employee director first joins the New Rubicon Board of Directors or is designated as chairman or lead director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to $800,000.

Administration of the Incentive Award Plan. The Incentive Award Plan will be administered by the Committee. The Committee has the power to prescribe and amend the terms of the awards granted under the Incentive Award Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The Committee also has the power to determine the persons to whom and the time or times at which awards will be granted and to make all other determinations deemed necessary or advisable for the administration of the Incentive Award Plan.

Participation. Participation in the Incentive Award Plan will be open to any current or prospective employee, officer, non-employee director or other service provider of New Rubicon or any of its subsidiaries; provided, however, that incentive stock options may only be granted to employees.

Transferability Restrictions. Each award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right shall be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, (i) outstanding options may be exercised following the participant’s death by the participant’s beneficiaries or as permitted by the Committee and (ii) a participant may transfer or assign an award as a gift to an entity wholly owned by such participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned options and stock appreciation rights only during the lifetime of the assigning participant (or following the assigning participant’s death, by the participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity may not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such award.

Termination of Employment. The Committee will specify before, at, or after the time of grant of an award the provisions governing the effect(s) upon an award of a participant’s termination of employment.

Types of Awards. The types of awards that may be made under the Incentive Award Plan are described below. All of the awards described below are subject to the agreements, restrictions, conditions or limitations as may be provided by the Committee in its discretion, subject to certain limitations provided in the Incentive Award Plan.

Non-Qualified Stock Options. A non-qualified stock option entitles the recipient to purchase shares of Domestication Class A Common Stock at a fixed exercise price, which purchase may be conditioned on vesting in accordance with terms and conditions established by the Committee and set forth in an applicable award agreement. The exercise price per share will be determined by the Committee, but such price will not be less than 100% of the fair market value of a share of Domestication Class A Common Stock on the date of grant. Fair market value will generally be the closing price of a share of Domestication Class A Common Stock on the New York Stock Exchange on the date of grant. Non-qualified stock options under the Incentive Award Plan generally must be exercised within ten years from the date of grant. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

Incentive Stock Options. An incentive stock option is a stock option that entitles the recipient to purchase shares of Domestication Class A Common Stock at a fixed exercise price and further meets the requirements of Section 422 of the Code. The recipient’s purchase of shares under an incentive stock option may be conditioned on vesting in accordance with terms and conditions established by the Committee and set forth in an applicable award agreement. Incentive stock options may be granted only to employees of New Rubicon and certain of its affiliates. The exercise price per share of an incentive stock option must not be less than 100% of the fair market value of a share of Domestication Class A Common Stock on the date of grant, and the aggregate fair market value of shares underlying incentive stock options that are exercisable for the first time by a participant during any calendar year (based on the applicable exercise price) may not exceed $100,000. The term of an incentive stock option may not exceed 10 years from the date of grant. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Rubicon’s total combined voting power or that of any of New Rubicon’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. A stock appreciation right entitles the holder to receive an amount equal to the difference between the fair market value of a share of Domestication Class A Common Stock on the exercise date and the exercise price of the stock appreciation right (which may not be less than 100% of the fair market value of a share of Domestication Class A Common Stock on the grant date), multiplied by the number of shares of Domestication Class A Common Stock subject to the stock appreciation right (as determined by the Committee).

Restricted Stock. A restricted stock award is an award of shares of Domestication Class A Common Stock that vest in accordance with the terms and conditions established by the Committee and set forth in the applicable award agreement. The Committee will determine and set forth in the award agreement whether the participant will be entitled to vote the shares of restricted stock and/or receive dividends on such shares.

Restricted Stock Units. A restricted stock unit is a right to receive shares of Domestication Class A Common Stock (or their cash equivalent) at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, New Rubicon must deliver to the holder of the restricted stock unit unrestricted shares of Domestication Class A Common Stock (or their cash equivalent).

Other Stock-Based Awards. Subject to limitations under applicable law, the Committee is authorized to grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Domestication Class A Common Stock, as deemed by the Committee to be consistent with the purposes of the Incentive Award Plan. The Committee shall determine the terms and conditions of such awards.

Incentive Bonuses. The Committee shall establish the performance criteria and level of achievement versus such criteria that shall determine the amount payable under any incentive bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such achievement, and which criteria may be based on performance conditions. The Committee shall determine the timing and form of payment of any incentive bonus (which may be paid in cash, Domestication Class A Common Stock, or a combination thereof).

Performance-Based Awards. The Committee may grant awards, the vesting of which is conditioned on satisfaction of certain performance criteria. Such performance-based awards may include performance-based restricted shares, restricted stock units or any other types of awards authorized under the Incentive Award Plan.

Performance Criteria. The Committee may establish performance criteria and level of achievement versus such criteria that determine the number of shares of Domestication Class A Common Stock, restricted stock units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award.

Equitable Adjustments. In the event of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Domestication Class A Common Stock outstanding, the Committee shall adjust the number and kind of shares of Domestication Class A Common Stock available for issuance under the Incentive Award Plan (including under any awards then outstanding) and the number and kind of shares of Domestication Class A Common Stock subject to the limits under the Incentive Award Plan to reflect such event. In addition, in the event there shall be any other change in the number or kind of outstanding shares of Domestication Class A Common Stock, or any stock or other securities into which such Domestication Class A Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control (as defined in the Incentive Award Plan), other merger, consolidation or otherwise, then the Committee shall determine in its sole discretion the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different awards or different types of awards. In addition, in the event of such change described in the preceding sentence, the Committee may accelerate the time or times at which any award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the Committee in its sole discretion.

Change in Control. In the event of any Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards or issue substitute awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed, continued or substituted for shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an option or stock appreciation right, the participant shall have the ability to exercise such option or stock appreciation right, including any portion of the option or stock appreciation right not previously exercisable, (b) in the case of any award the vesting of which is in whole or in part subject to performance criteria or an incentive bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award shall immediately lapse and the participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, and (c) in the case of outstanding restricted stock, restricted stock units or other stock-based awards (other than those referenced in subsection (b) above), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award shall immediately lapse. In no event shall any action be taken in connection with a Change in Control that would change the payment or settlement date of an award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code. In addition, the Committee may instead provide for the cancellation and cash-out of any awards upon a Change in Control.

Amendment and Termination. The New Rubicon Board of Directors may amend, alter or discontinue the Incentive Award Plan and the Committee may amend or alter any agreement or other document evidencing an award made under the Incentive Award Plan but, except for certain equitable adjustments contemplated by the Incentive Award Plan, no such amendment shall, without the approval of the stockholders of New Rubicon: (i) increase the maximum number of shares of Domestication Class A Common Stock for which awards may be granted under the Incentive Award Plan; (ii) reduce the price at which options may be granted under the Incentive Award Plan; (iii) reprice outstanding options or stock appreciation rights; (iv) extend the term of the Incentive Award Plan; (v) change the class of persons eligible to be participants; (vi) increase any individual maximum limits under the Incentive Award Plan; or (vii) otherwise amend the Incentive Award Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which Domestication Class A Common Stock is traded, listed or quoted.

No amendment or alteration to the Incentive Award Plan or an award or award agreement shall be made which would materially impair the rights of the holder of an award without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for New Rubicon, the Incentive Award Plan or the award to satisfy any law or regulation or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

Clawback; Recoupment. Awards granted under the Incentive Award Plan will be subject to recoupment in accordance with any clawback policy that New Rubicon adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which New Rubicon’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an award agreement as the Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of Domestication Class A Common Stock or other cash or property upon the occurrence of misconduct.

Summary of U.S. Federal Income Tax Consequences

The following discussion of certain relevant U.S. federal income tax effects applicable to certain awards granted under the Incentive Award Plan is only a summary of certain of the U.S. federal income tax consequences applicable to U.S. residents under the Incentive Award Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Award Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Award Plan.

Non-Qualified Stock Options and Stock Appreciation Rights. The recipient generally will not have any income at the time a nonqualified stock option or a SAR is granted nor will New Rubicon be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of shares of Domestication Class A Common Stock), in an amount equal to the excess of the fair market value of the shares of Domestication Class A Common Stock to which the option exercise pertains over the option exercise price. When an SAR is exercised, the holder generally will recognize ordinary income equal to the sum of (a) the gross cash proceeds payable and (b) the fair market value on the exercise date of any shares of Domestication Class A Common Stock received.

Incentive Stock Options. A recipient generally will not have any income at the time an incentive stock option is granted or have regular taxable income at the time the incentive stock option is exercised. However, the excess of the fair market value of the shares of Domestication Class A Common Stock at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the incentive stock option with which to pay such tax. If the optionee disposes of the shares of Domestication Class A Common Stock acquired on exercise of an incentive stock option after the later of two years after the grant of the incentive stock option and one year after exercise of the incentive stock option, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the shares of Domestication Class A Common Stock within two years of the grant of the incentive stock option or within one year of exercise of the incentive stock option, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the shares of Domestication Class A Common Stock over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares of Domestication Class A Common Stock are held. New Rubicon generally is not entitled to a deduction as the result of the grant or exercise of an incentive stock option. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, New Rubicon will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.

Restricted Stock. A participant generally will not recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the shares of Domestication Class A Common Stock of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares of Domestication Class A Common Stock (determined without regard to the restrictions imposed by the Incentive Award Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale generally will be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to shares of Domestication Class A Common Stock that are subsequently forfeited, (i) he or she will not be entitled to deduct any amount previously included in income by reason of such election, but (ii) he or she may be able to recognize a loss in an amount equal to the excess, if any, of the amount paid for the shares over the amount received upon such forfeiture (which loss will ordinarily be a capital loss). If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the Incentive Award Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of such shares of Domestication Class A Common Stock on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to shares of Domestication Class A Common Stock subject to restrictions will be treated as additional compensation income and not as dividend income so long as such shares remain subject to vesting restrictions.

Restricted Stock Units. A participant generally will not recognize income upon the grant of an award of restricted stock units. The participant generally will recognize ordinary income in the year the restricted stock unit is paid to him or her, in an amount equal to the excess, if any, of the fair market value of the shares of Domestication Class A Common Stock on the date of payment over the amount paid by the participant for such shares of Domestication Class A Common Stock.

Withholding Taxes. Generally, New Rubicon will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards granted under the Incentive Award Plan. The plan administrator may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of Domestication Class A Common Stock, by electing to have New Rubicon withhold a portion of the shares of Domestication Class A Common Stock that would otherwise be issued upon exercise of an award or by tendering shares of Domestication Class A Common Stock already owned by the participant.

New Incentive Award Plan Benefits

The benefits that will be awarded or paid in the future, including to New Rubicon executive officers, under the Incentive Award Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of post-combination company common stock issuable under the Incentive Award Plan.

Required Vote

The approval of the Share Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Initial Shareholders holding an aggregate of 7,906,250 Founder Class B Shares (or 20% of the outstanding Founder Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Share Plan Proposal is a majority of the then outstanding Founder Ordinary Shares present and entitled to vote at the Meeting, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 1,976,564 Founder Class A Shares or approximately 6.3% of the outstanding Founder Class A Shares held by the public shareholders must vote in favor of the Share Plan Proposal for it to be approved.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Founder SPAC’s adoption of the Rubicon Technologies, Inc. 2022 Equity Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” THE SHARE PLAN PROPOSAL.

PROPOSAL 7 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (2) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Although Nasdaq Listing Rules do not specifically discuss what constitutes a “change of control” for purposes of Rule 5635(b), related guidance with respect to Nasdaq Listing Rule 5635(b) has indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Pursuant to the Merger Agreement, we anticipate that we will issue to the Rubicon equity holders as consideration in the Business Combination, up to 31,261,641 shares of Domestication Class A Common Stock (including 1,494,811 shares of Domestication Class A Common Stock issuable as Earn-Out Class A Shares and 9,836,017 shares of restricted Domestication Class A Common Stock, in each case following the Closing) and 127,488,529 Class B Units of Rubicon (including 8,894,549 Class B Units of Rubicon issuable as Earn-Out Units), where such 127,488,529 Class B Units of Rubicon represent 127,488,529 shares of Domestication Class A Common Stock upon exchange pursuant to the terms of the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon. See the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Additionally, Founder will issue up to 11.1 million shares of Domestication Class A Common Stock to certain investors pursuant to the PIPE Investment. Because the number of shares of Domestication Class A Common Stock we anticipate issuing pursuant to the Merger Agreement and PIPE Investment (1) will constitute more than 20% of our outstanding Founder Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and (2) may result in a change of control of Founder, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Founder Shareholders

If the Nasdaq Proposal is adopted, Founder would issue Domestication Class A Common Stock representing more than 20% of the outstanding Founder Ordinary Shares in connection with the Merger Agreement and PIPE Investment. The issuance of such shares would result in significant dilution to the Founder shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Founder.

It is anticipated that upon completion of the Business Combination, assuming a No Redemption Scenario: (a) Founder’s public shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 16.7% of New Rubicon, (b) the PIPE Investors will have an aggregate Voting Power and Implied Ownership of approximately 5.9% of New Rubicon, (c) the Initial Shareholders will retain an aggregate Voting Power and Implied Ownership of approximately 4.2% of New Rubicon, and (d) Blocked Unitholders and Rubicon Continuing Unitholders will have an aggregate Voting Power and Implied Ownership of approximately 73.2% of New Rubicon. If the actual facts are different from the assumptions underlying the No Redemption Scenario (which they are likely to be), the Voting Power and Implied Ownership of New Rubicon’s stockholders will be different. For more information regarding post-Business Combination ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination.”

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, Founder would be in violation of Nasdaq Listing Rule 5635(a) and (b), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of Founder and Rubicon to close the Business Combination that our Domestication Class A Common Stock remains listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The Nasdaq Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by holders of Founder Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Initial Shareholders holding an aggregate of 7,906,250 Founder Class B Shares (or 20% of the outstanding Founder Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this proxy statement/consent solicitation statement/prospectus. As a result, only 11,859,376 Founder Class A Shares held by the public shareholders will need to be present in person by attendance or by proxy to satisfy the quorum requirement for the Meeting. In addition, as the vote to approve the Nasdaq Proposal is a majority of the then outstanding Founder Ordinary Shares present and entitled to vote at the Meeting, assuming only the minimum number of Founder Ordinary Shares to constitute a quorum is present, only 1,976,564 Founder Class A Shares or approximately 6.3% of the outstanding Founder Class A Shares held by the public shareholders must vote in favor of the Nasdaq Proposal for it to be approved.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a) and (b), the issuance of Domestication Class A Common Stock pursuant to the Merger Agreement and the PIPE Investment be approved in all respects.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other proposals set forth in this proxy statement/consent solicitation statement/prospectus.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our shareholders, the chairman will not adjourn the Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Proposal, the Directors Proposal, the Share Plan Proposal or the Nasdaq Proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Founder Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Meeting be approved.”

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE FOUNDER SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Mergers. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical unaudited balance sheet of Founder as of March 31, 2022 with the historical unaudited consolidated balance sheet of Rubicon as of March 31, 2022, giving effect to the Mergers as if they had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 combines the historical unaudited statement of operations of Founder for the three months ended March 31, 2022 with the historical unaudited consolidated statement of operations of Rubicon for the three months ended March 31, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 combines the historical audited statement of operations of Founder for the period April 26, 2021 (inception) through December 31, 2021 with the historical audited consolidated statement of operations of Rubicon for the fiscal year ended December 31, 2021. The unaudited pro forma statements of operations give effect to the Mergers as if they had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/consent solicitation statement/prospectus:

●	The historical unaudited financial statements of Founder as of and for the three months ended March 31, 2022, and the historical audited consolidated financial statements of Founder as of and for the period from April 26, 2021 (inception) through December 31, 2021; and

●	The historical unaudited condensed financial statements of Rubicon as of and for the three months ended March 31, 2022, and the historical audited condensed financial statements of Rubicon as of and for the fiscal year ended December 31, 2021.

The foregoing historical financial statements have been prepared in accordance with GAAP.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Founder” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon,” and other financial information included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Description of the Mergers

On December 15, 2021, Founder entered into the Merger Agreement with Merger Sub, Rubicon, and the other parties thereto, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex A, whereby, among other things, (i) Founder, a Cayman Islands exempted company, will redomesticate as a Delaware corporation, and in connection therewith be renamed “Rubicon Technologies, Inc.” and (ii) Merger Sub will merge with and into Rubicon, with Rubicon surviving the merger as a wholly owned subsidiary of Founder.

Pursuant to the Merger Agreement, in considerations of the transactions set forth above, Rubicon equity holders will be entitled to receive Domestication Class A Common Stock, Domestication Class V Common Stock and/or Class B Units of Rubicon, in each case as set forth in the Merger Agreement and as further described in this proxy statement/consent solicitation statement/prospectus. The aggregate Merger Consideration issuable to Rubicon equity holders at Closing will be 19,930,813 shares of Domestication Class A Common Stock at a deemed value of $10.00 per share and 118,593,980 shares of contingently redeemable Class B Units of Rubicon (and an equivalent number of Domestication Class V Common Stock) at a deemed value of $10.00 per share for an aggregate Merger Consideration of $1,385.3 million. In connection with the execution of the Merger Agreement, Founder entered into the Subscription Agreements with the PIPE Investors to sell an additional 11,100,000 shares of Domestication Class A Common Stock (at a price of $10.00 per share) at Closing, for a total aggregate purchase price of up to $111.0 million.

Accounting for the Mergers

Under any of the redemption scenarios, we anticipate that the Mergers will be accounted for akin to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. We anticipate that the Mergers will not be treated as a change in control of Rubicon as RGH, Inc. controls (x) Rubicon through its rights to nominate the majority of the members of the board of managers directors of Rubicon under Rubicon’s existing operating agreement and (y) New Rubicon through its control of the board of managers of Rubicon and, pursuant to Section 8.7(a)(i) of the Merger Agreement, such board’s right prior to Closing to nominate the Rubicon Nominees. Pursuant to Section 8.7(a)(i) of the Merger Agreement, we also anticipate that one of the Rubicon Nominees will serve as the chairman of the New Rubicon Board of Directors effective upon the Closing and that all Rubicon Nominees will continue to control and serve on the New Rubicon Board of Directors until at least the 2023 annual shareholder meeting of New Rubicon. Under the guidance in ASC 805 for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of Rubicon and Founder are recognized at their carrying amounts on the date of the Mergers.

Under this method of accounting, Founder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Rubicon issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder will be stated at their historical value within the pro formas with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Mergers and the PIPE Investment. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon the Closing.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and do not necessarily reflect what the New Rubicon’s financial condition or results of operations would have been had the Mergers occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Rubicon. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Founder and Rubicon have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Founder Class A Shares into cash:

No Redemption Scenario.

●	This presentation assumes that no holders of Founder Class A Shares exercise their redemption rights upon the Closing.

Maximum Redemption Scenario.

●	This presentation assumes the redemption of 31.1 million Founder Class A Shares, at a per share redemption price of $10.15, inclusive of interest earned on the Trust Account, resulting in a total aggregate redemption of $316.0 million from the Trust Account, such that after redemptions the Trust Account will be at least $5,000,001

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different. For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, as well as the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.

Unaudited Pro Forma Condensed Balance Sheet
As of March 31, 2022
(in thousands)

	Founder SPAC (as reported)	Rubicon Technologies, LLC (as reported)	Transaction Adjustments (No Redemptions)		Pro Forma Combined (No Redemptions)	Transaction Adjustments (Maximum Redemptions)		Pro Forma Combined (Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	162	9,459	321,077	(d)	362,675	(316,076	)(m)	46,599
			111,000	(e)
			(42,888	)(g)
			(35,000	)(i)
			(1,135	)(c)
Accounts receivable, net	-	40,291	-		40,291	-		40,291
Contract assets	-	55,280	-		55,280	-		55,280
Prepaid expenses	511	6,344	-		6,855	-		6,855
Other current assets	-	2,064	-		2,064	-		2,064
Total current assets	673	113,438	353,054		467,165	(316,076)		151,089

Property and Equipment, net	-	2,745	-		2,745			2,745

Other Assets
Operating right-of-use assets	-	3,664	-		3,664	-		3,664
Other noncurrent assets (b)	274	5,328	(2,112	)(g)	3,490	-		3,490
Goodwill	-	32,132	-		32,132	-		32,132
Intangible assets, net	-	13,326	-		13,326	-		13,326
Deferred offering costs	-	-	-		-	-		-
Marketable securities held in Trust Account	321,077	-	(321,077	)(d)	-	-		-

Total assets	322,024	170,633	29,865		522,522	(316,076)		206,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	-	59,793	-		59,793	-		59,793
Line of credit	-	33,132	-		33,132	-		33,132
Accrued expenses	-	68,003	-		68,003	-		68,003
Deferred compensation	-	10,870	(10,870	)(j)	-	-		-
Contract liabilities	-	4,763	-		4,763	-		4,763
Operating lease liabilities, current	-	1,576	-		1,576	-		1,576
Warrant liabilities	-	1,658	-		1,658	-		1,658
Current portion of long-term debt, net of debt issuance costs	-	23,463	-		23,463	-		23,463
Accrued offering costs	-	-	-		-	-		-
Due to Sponsor	102	-	-		102	-		102
Total current liabilities	102	203,258	(10,870)		192,490	-		192,490

Long-Term Liabilities
Deferred income taxes	-	213	-		213	-		213
Operating lease liabilities, noncurrent	-	3,311	-		3,311	-		3,311
Long-term debt, net of issuance costs	-	49,500	-		49,500	-		49,500
Other long-term liabilities	-	416	45,800	(h)	46,216	-		46,216
Warrant liabilities	-	-			-	-		-
Deferred underwriting commissions	11,069	-	(11,069	)(g)	-	-		-
Total Long-Term Liabilities	11,069	53,440	34,731		99,240	-		99,240
Total Liabilities	11,171	256,698	23,861		291,730	-		291,730

Commitments and Contingencies
Class A common stock; 31,625,000 shares subject to possible redemption at $10.15 per share	320,994	-	(320,994	)(f)	-	-		-
Class V Common Stock, $0.0001 par value; 118,593,980 issued and outstanding	-	-	12	(a)	12	-		12

Members / Shareholders’ equity:
Class A common stock	-	-	2	(a)	8	(3	)(m)	5
	-	-	1	(e)	-	-
	-	-	3	(f)	-	-
	-	-	1	(j)	-	-
	-	-	1	(k)	-	-
Class B common stock	-	-			-	-		-
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-			-	-		-
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	1	-	(1	)(k)	-	-		-
Additional Paid-in capital	-	-	(14	)(a)	342,602	(316,073	)(m)	235,225
	-	-	78,282	(c)	-	208,696	(l)	-
	-	-	110,999	(e)	-	-		-
	-	-	320,991	(f)	-	-		-
	-	-	(33,931	)(g)	-	-		-
	-	-	10,966	(j)	-	-		-
	-	-	(144,691	)(l)	-	-		-
Accumulated deficit	(10,142)	(86,065)	(78,282	)(c)	(256,521)	-		(256,521)
	-	-	(1,135	)(c)	-	-		-
	-	-	(97	)(j)	-	-		-
	-	-	(45,800	)(h)	-	-		-
	-	-	(35,000	)(i)	-	-		-
Total members / shareholders’ equity attributable to Rubicon Technologies, LLC / Rubicon Technologies, Inc.	(10,141)	(86,065)	182,295		86,089	(107,381)		(21,292)
Non-Controlling Interests	-	-	144,691	(l)	144,691	(208,695	)(l)	(64,004)
Total members’ / stockholders’ equity	(10,141)	(86,065)	326,986		230,780	(316,076)		(85,296)

Total liabilities, preferred units, and shareholders’ equity	322,024	170,633	29,865		522,522	(316,076)		206,446

Unaudited Pro Forma Condensed Statement of Operations

For the Three Months Ended March 31, 2022

(in thousands, except share and per share amounts)

	Founder SPAC (as reported)	Rubicon Technologies, LLC (as reported)	Transaction Adjustments (No Redemptions)		Pro Forma Combined (No Redemptions)		Transactions Adjustments (Maximum Redemptions)		Pro Forma Combined (Maximum Redemptions)
Revenue
Service	-	134,698	-		134,698		-		134,698
Recyclable commodity	-	25,108	-		25,108		-		25,108
Total Revenue	-	159,806	-		159,806		-		159,806

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation)
Service	-	129,693	-		129,693		-		129,693
Recyclable commodity	-	23,236	-		23,236		-		23,236
Total cost of revenue (exclusive of amortization and depreciation)	-	152,929	-		152,929		-		152,929
Sales and marketing	-	3,950	-		3,950		-		3,950
Product development	-	9,218	-		9,218		-		9,218
General and administrative	-	12,627	-		12,627		-		12,627
Amortization and depreciation	-	1,490	-		1,490		-		1,490
Formation and operating costs	632	-	-		632		-		632
Total Costs and Expenses	632	180,214	-		180,846		-		180,846
Loss from operations	(632)	(20,408)	-		(21,040)		-		(21,040)

Other Income (Expense):
Interest earned	61	-	(61	)(hh)	-		-		-
Gain on forgiveness of debt	-	-	-		-		-		-
Change in fair value of warrant liabilities	-	(278)	-		(278)		-		(278)
Other expense	-	(330)	-		(330)		-		(330)
Interest expense	-	(3,775)	-		(3,775)		-		(3,775)
Total Other Expense	61	(4,383)	(61)		(4,383)		-		(4,383)

Income before income taxes	(571)	(24,791)	(61)		(25,423)		-		(25,423)
Income tax expense (benefit)	-	28	20	(bb)	48		-		48
Net income (loss)	(571)	(24,819)	(81)		(25,471)		-		(25,471)
Net income (loss) attributable to non-controlling interests, net of tax	-	-	(15,969	)(dd)	(15,969)		(3,146	)(dd)	(19,116)
Net Income attributable to Rubicon Technologies Inc.	(571)	(24,819)	15,888		(9,502)		3,146		(6,355)

Basic and diluted loss per share - Class A redeemable common stock	$(0.01)	-	-		-		-		-
Weighted average shares outstanding of Class A redeemable common stock	31,625,000	-	-		-		-		-

Basic and diluted loss per share - Class B common stock	$(0.01)	-	-		-		-		-
Weighted average shares outstanding of Class B common stock	7,906,250	-	-		-		-		-

Basic and diluted loss per share, non-redeemable Class A common stock	-	$(0.74)	-		$(0.13	)(ii)	-		$(0.16	)(ii)
Weighted average shares outstanding, Class A common stock	-	33,509,272	-		70,562,063	(ii)	-		39,429,674	(ii)

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2021

(in thousands, except share and per share amounts)

	Founder SPAC	Rubicon Technologies, LLC (as reported)	Transaction Adjustments (No Redemptions)		Pro Forma Combined (No Redemptions)		Transaction Adjustments (Maximum Redemptions)		Pro Forma Combined (Maximum Redemptions)
Revenue
Service	-	500,911	-		500,911		-		500,911
Recyclable commodity	-	82,139	-		82,139		-		82,139
Total Revenue	-	583,050	-		583,050		-		583,050

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation)
Service	-	481,642	-		481,642		-		481,642
Recyclable commodity	-	77,030	-		77,030		-		77,030
Total cost of revenue (exclusive of amortization and depreciation)	-	558,672	-		558,672		-		558,672
Sales and marketing	-	14,457			14,457		-		14,457
Product development	-	22,485			22,485		-		22,485
General and administrative	-	52,915	4,137	(aa)	217,366		-		217,366
	-	-	97	(cc)	-		-
	-	-	78,282	(ee)	-		-
	-	-	1,135	(ee)	-		-
	-	-	35,000	(ff)	-		-
	-	-	45,800	(gg)	-		-
Amortization and depreciation	-	7,128	-		7,128		-		7,128
Formation and operating costs	938	-	-		938		-		938
Total Costs and Expenses	938	655,657	164,451		821,046		-		821,046
Loss from operations	(938)	(72,607)	(164,451)		(237,996)		-		(237,996)

Other Income (Expense):
Interest earned	22	2	(22)	(hh)	2		-		2
Gain on forgiveness of debt	-	10,900	-		10,900		-		10,900
Change in fair value of warrants	-	(606)	-		(606)		-		(606)
Other expense	-	(1,055)	-		(1,055)		-		(1,055)
Interest expense	-	(11,455)	-		(11,455)		-		(11,455)
Total Other Expense	22	(2,214)	(22)		(2,214)		-		(2,214)

Income before income taxes	(916)	(74,821)	(164,473)		(240,210)		-		(240,210)
Income tax expense (benefit)	-	(1,670)	76	(bb)	(1,594)		-		(1,594)
Net income (loss)	(916)	(73,151)	(164,549)		(238,616)		-		(238,616)
Net income (loss) attributable to non-controlling interests, net of tax	-	-	(149,604)	(dd)	(149,604)		(29,474)	(dd)	(179,077)
Net Income attributable to Rubicon Technologies Inc.	(916)	(73,151)	(14,945)		(89,012)		29,474		(59,539)

Basic and diluted loss per share - Class A redeemable common stock	$(0.10)	-	-		-		-		-
Weighted average shares outstanding of Class A redeemable common stock	9,271,586	-	-		-		-		-

Basic and diluted loss per share - Class B common stock	$(0.14)	-	-		-		-		-
Weighted average shares outstanding of Class B common stock	7,906,250	-	-		-		-		-

Basic and diluted loss per share, non-redeemable Class A common stock	-	$(2.21)	-		$(1.26)	(ii)	-		$(1.51	)(ii)
Weighted average shares outstanding, Class A common stock	-	33,048,809	-		70,562,063	(ii)	-		39,429,674	(ii)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Mergers had been consummated on March 31, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Mergers had been consummated on January 1, 2021, in the case of the unaudited pro forma condensed combined statement of operations, as this is the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Mergers will be accounted for as a common control transaction, with no goodwill or other intangible assets recorded, in accordance with GAAP. As the Mergers represent a common control transaction from an accounting perspective, the Mergers will be treated similar to a reverse recapitalization. Rubicon has been determined to be the predecessor to the combined entity.

Under this method of accounting, Founder will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Mergers will be treated as the equivalent of Rubicon issuing stock for the net assets of Founder, accompanied by a recapitalization. The net assets of Founder will be stated at their historical value within the pro formas with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/consent solicitation statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any tax impacts associated with the pro forma adjustments. There is no expectation that the related tax benefit would be realizable, and Rubicon currently records a full valuation allowance.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital and are assumed to be cash settled.

2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2022 are as follows:

(a)	Represents issuance of 19.9 million shares of Domestication Class A Common Stock and 118.6 million shares of Domestication Class V Common Stock to existing Rubicon equity holders as consideration for the Mergers. An accounting analysis was performed, and it was determined that Domestication Class V Common Stock should be classified as temporary equity.

(b)	A corporation that owns a partnership is required to record the deferred tax related to its outside basis difference, which reflects the book basis compared to tax basis in the investment in the partnership. Under both the No Redemptions Scenario and Maximum Redemption Scenario, there would be a deferred tax asset, which would be fully offset by a valuation allowance since there are no available sources of income that can be used to realize the deferred tax asset. The actual deferred tax balance may change based on the facts and circumstances at the time of recording the amount in the books and records of New Rubicon.

(c)	In connection with the Mergers, Legacy Rubicon Incentive Units were amended to permit acceleration. An assessment was performed, and it was determined that this amendment should be treated as a modification under ASC 718 for accounting purposes and that the award should be equity classified. As such, the modification resulted in the recognition of additional paid in capital and compensation expense, presented herein as an impact to accumulated deficit, related to the modification of the Legacy Rubicon Incentive Units in the amount of $78.3 million. The related nonrecurring expense incurred from grant date to Closing for these awards was recorded via adjustment (ee).

The pro forma adjustment of $1.1 million represents the employer portion of payroll taxes of the vested Legacy Rubicon Incentive Units incurred in connection with the consummation of this offering and the modification of the Legacy Rubicon Incentive Units, discussed above.

(d)	Reflects the reclassification of cash and marketable securities held in short-term investments that become available in conjunction with the Mergers.

(e)	Represents the pro forma adjustment to record the proceeds of $111.0 million from the PIPE Investment and the issuance of 11.1 million shares of Domestication Class A Common Stock to the PIPE Investors.

(f)	Reflects the reclassification of $321.0 million of Founder Class A Shares subject to possible redemption.

(g)	Represents the pro forma adjustment to record transaction costs of $45.0 million. Of the total transaction costs, Rubicon had incurred $2.1 million in transaction costs, including legal, accounting and other related costs, which have been recorded in other non-current assets on the balance sheet as of March 31, 2022. Founder had incurred and accrued for $11.1 million in deferred underwriting commissions on the balance sheet as of March 31, 2022.

(h)	Represents the pro forma adjustment to record the earnout of Domestication Class A Common Stock, as contemplated by the Merger Agreement. An accounting analysis was performed, and it was determined that the earnout should be classified as a liability.

(i)	Represents the pro forma adjustment to record $35.0 million of management incentive compensation related to the transaction, which is expected to be paid to employees in cash upon Closing of the Mergers.

(j)	In connection with the Mergers, Legacy Rubicon Phantom Units were amended to permit acceleration. An assessment was performed, and it was determined that this amendment should be treated as a modification under ASC 718 for accounting purposes and that the awards should be equity classified. As such, the deferred compensation liability previously recorded associated with the awards in the amount of $10.9 million is reclassified to equity. Additionally, the modification resulted in the recognition of additional paid in capital and compensation expense, presented herein as an impact to accumulated deficit, related to the modification of Legacy Rubicon Phantom Units held by former employees in the amount of $0.1 million. The related nonrecurring expense incurred from grant date to Closing for these awards was recorded via adjustment (cc). See also adjustment (aa) for additional compensation expense related to the modification of Legacy Rubicon Phantom Units held by current employees, which will be recognized over the 6 months following Closing.

(k)	Represents the pro forma adjustment to record the issuance by New Rubicon of 7.9 million shares of Domestication Class A Common Stock to Sponsor.

(l)

Immediately following the Mergers, the economic interests held by the noncontrolling interest (comprising the Class B Units of Rubicon issued at Closing) will be approximately 62.7% under the No Redemption Scenario and 75.0% under the Maximum Redemption Scenario. The percentage representing the noncontrolling interest under the No Redemption Scenario was calculated as Class B Units of Rubicon issued at Closing of 118,593,980 divided by 189,156,043, which is the sum of Class A and Class B Units of Rubicon that will be outstanding following the merger assuming no redemptions. The percentage representing the noncontrolling interest under the Maximum Redemption Scenario was calculated as Class B Units of Rubicon issued at Closing of 118,593,980 divided by 158,023,654, which is the sum of Class A and Class B Units of Rubicon that will be outstanding following the merger assuming maximum redemptions.

Net assets attributable to the contingently redeemable noncontrolling interest assuming no redemptions will be $144.7 million (i.e., 62.7% of net assets of $230.8 million). The incremental adjustment to arrive at net assets attributable to the contingently redeemable noncontrolling interest assuming maximum redemptions will be ($208.7) million (i.e., 75.0% of net assets of ($85.3) million, or ($64.0) million, less the adjustment to arrive at net assets attributable to the contingently redeemable noncontrolling interest assuming no redemptions). For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.

(m)	Represents the pro forma adjustment to record the redemption of 31.1 million shares of common stock given a maximum redemption scenario, at an assumed redemption price of $10.15 per share, inclusive of interest earned on funds held in the Trust Account.

3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and for the fiscal year ended December 31, 2021 are related to the Mergers:

(aa)	Reflects the pro forma adjustment to record nonrecurring stock based compensation expense related to Legacy Rubicon Phantom Units that were held by Rubicon employees immediately prior to the Mergers and will be exchanged for restricted Domestication Class A Common Stock following the Closing and will vest over a period of six months following the Closing of the Mergers.

(bb)	Reflects the adjustment for the income tax provision related to the three months ended March 31, 2022 and for the year ended December 31, 2021 of $0.02 million expense and $0.08 million expense, respectively, for the combined entities on a pro forma basis. The proforma effective tax rate for the same periods of (0.19)% and 0.66%, respectively, differs from the statutory rate due primarily to the full valuation allowance at Rubicon Technologies, Inc., the allocation of income taxes to the noncontrolling interest, and additional entity level state taxes at the Rubicon Technologies LLC partnership level. Additionally, for the year ended December 31, 2021, a majority of the proforma adjustments related to additional compensation did not result in a tax benefit due to the limitation under IRC section 162(m).

(cc)	Reflects the pro forma adjustment to record nonrecurring stock based compensation expense as of Closing related to Legacy Rubicon Phantom Units that were held by former Rubicon employees and are vested as of the Mergers. The equity impact related to these awards is presented as part of adjustment (j).

(dd)

Immediately following the Mergers, the economic interests held by the noncontrolling interest (comprising the Class B Units of Rubicon issued at Closing) will be approximately 62.7% under the No Redemption Scenario and 75.0% under the Maximum Redemption Scenario. The percentage representing the noncontrolling interest under the No Redemption Scenario was calculated as Class B Units of Rubicon issued at Closing of 118,593,980 divided by 189,156,043, which is the sum of Class A and Class B Units of Rubicon that will be outstanding following the merger assuming no redemptions. The percentage representing the noncontrolling interest under the Maximum Redemption Scenario was calculated as Class B Units of Rubicon issued at Closing of 118,593,980 divided by 158,023,654, which is the sum of Class A and Class B Units of Rubicon that will be outstanding following the merger assuming maximum redemptions.

For the three months ended March 31, 2022, net losses attributable to the contingently redeemable noncontrolling interest assuming no redemptions will be $16.0 million (i.e., 62.7% of net losses of $25.5 million). The incremental adjustment to arrive at net losses attributable to the contingently redeemable noncontrolling interest assuming maximum redemptions will be $3.1 million (i.e., 75.0% of net losses of $25.5 million less the adjustment to arrive at net losses attributable to the contingently redeemable noncontrolling interest assuming no redemptions).

For the year ended December 31, 2021, net losses attributable to the contingently redeemable noncontrolling interest assuming no redemptions will be $149.6 million (i.e., 62.7% of net losses of $238.6 million). The incremental adjustment to arrive at net losses attributable to the contingently redeemable noncontrolling interest assuming maximum redemptions will be $29.5 million (i.e., 75.0% of net losses of $238.6 million less the adjustment to arrive at net losses attributable to the contingently redeemable noncontrolling interest assuming no redemptions).

For more information regarding the underlying assumptions to the No Redemption Scenario and Maximum Redemption Scenario, see the section titled “Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.

(ee)	Reflects the pro forma adjustment to record nonrecurring stock based compensation expense as of Closing related to Legacy Rubicon Incentive Units that are vested as of the Mergers. Compensation related to these awards will be recognized over a period beginning at the grant date and extending through Closing. The equity impact related to the vested amount of these awards is presented at adjustment (c).

(ff)	Reflects the pro forma adjustment to record nonrecurring management incentive compensation expense as of Closing related to the transaction. The equity impact related to this compensation is presented as part of adjustment (i).

(gg)	Reflects the pro forma adjustment to record nonrecurring earnout expense as of Closing related to the transaction. The equity impact related to the earnout is presented as part of adjustment (h).

(hh)	Reflects the elimination of interest income earned on the Founder Trust Account.

(ii)	Pro forma basic earnings per share is computed by dividing the net income (loss) available to Class A common shareholders by the weighted-average shares of Class A common stock outstanding during the period. Shares of our Domestication Class V Common Stock do not share in the earnings or losses of New Rubicon and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Domestication Class V Common Stock under the two-class method has not been presented. Potentially dilutive shares have been excluded from the computations of diluted earnings per share of Domestication Class A Common Stock because the effect would have been anti-dilutive under the if-converted method.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Tax Consequences of the Merger to U.S. Holders of Founder Ordinary Shares

The following is a discussion of the material U.S. federal income tax considerations for Holders (as defined below) of Founder Class A Shares and Founder Public Warrants (“Founder Public Securities”) immediately prior to the Business Combination with respect to (i) the Domestication, (ii) electing to have their Domestication Class A Common Stock redeemed for cash if the Business Combination is completed and (iii) the ownership and disposition of Domestication Class A Common Stock and Domestication Public Warrants (“New Rubicon Securities”) following the Business Combination. For purposes of this discussion, a “Holder” is a beneficial owner of Founder Public Securities immediately prior to the Business Combination or, as a result of owning such Founder Public Securities, of New Rubicon Securities immediately following the Business Combination. Although not entirely clear, because Founder Units (each Founder Unit consisting of one Founder Class A Share and one-half of one Founder Public Warrant) can be separated into their component parts at the option of the Holder, we intend to treat a Holder of a Founder Unit as the owner of the underlying Founder Public Securities for U.S. federal income tax purposes. Assuming such treatment is appropriate, the discussion below with respect to Holders of Founder Class A Shares and Founder Public Warrants should also apply to Holders of Founder Units (as the deemed owners of the underlying Founder Public Securities that constitute the Founder Units).

This discussion applies only to Founder Public Securities and New Rubicon Securities, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. Founder has not sought and does not intend to seek any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to be a complete analysis of all potential tax effects resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination, including, but not limited to, the issuance of Founder Class A Shares in connection with the Founder Private Placement Warrants. Furthermore, it does not address all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local, or non-U.S. tax laws, any tax treaties or tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

●	banks, insurance companies, or other financial institutions;

●	tax-exempt or governmental organizations;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	dealers in securities or foreign currencies;

●	persons whose functional currency is not the U.S. dollar;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell Founder Public Securities or New Rubicon Securities under the constructive sale provisions of the Code;

●	persons that acquired Founder Public Securities or New Rubicon Securities through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	persons that hold Founder Public Securities or New Rubicon Securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

●	certain former citizens or long-term residents of the United States;

●	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of shares of Founder or New Rubicon;

●	holders of Founder Class B Shares, Founder Private Placement Warrants, and Domestication Private Warrants; and

●	the Initial Shareholders, Sponsor, and Founder’s or New Rubicon’s officers or directors.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Founder Units, Founder Public Securities or New Rubicon Securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Founder Public Securities or New Rubicon Securities to consult with, and rely solely upon, their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Taxation of U.S. Holders

This section applies to you if you are a “U.S. Holder.”

For purposes of this discussion, a “U.S. Holder” is a Holder that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

The Domestication

The discussion under this heading “—U.S. Federal Income Taxation of U.S. Holders—The Domestication” constitutes the opinion of Winston & Strawn L.L.P., U.S. tax counsel to Founder, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of Founder Class A Shares and Founder Public Warrants as a result of the Domestication, based on, and subject to, customary assumptions, qualifications, and limitations, and the assumptions, qualifications, and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of Founder. The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (such a reorganization, an “F Reorganization”). Pursuant to the Domestication, Founder will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (and in connection with the Domestication will change its name to “Rubicon Technologies, Inc.”). The Domestication should qualify as an F Reorganization.

Under generally applicable tax rules, if the Domestication qualifies as an F Reorganization, for U.S. federal income tax purposes:

●	Founder should be treated (i) as having transferred all of its assets and liabilities to New Rubicon in exchange for all of the outstanding common stock and warrants of New Rubicon, and then (ii) as having distributed the common stock and warrants of New Rubicon to the shareholders and warrant holders of Founder in liquidation of Founder, and the taxable year of Founder should end on the date of the Domestication;

●	subject to certain rules discussed under “—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b)” and “—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules” below, a U.S. Holder that exchanges it Founder Class A Shares for Domestication Class A Common Stock and/or Founder Public Warrants for Domestication Public Warrants in the Domestication should not recognize any gain or loss on such exchange;

●	subject to certain rules discussed under “—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Rules” below, the tax basis of a share of Domestication Class A Common Stock or a Domestication Public Warrant, as applicable, received by a U.S. Holder in the Domestication should be equal to the U.S. Holder’s adjusted tax basis in the Founder Class A Share or Founder Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder pursuant to Section 367(b) of the Code; and

●	the holding period for a share of Domestication Class A Common Stock or a Domestication Public Warrant, as applicable, received by a U.S. Holder should include such U.S. Holder’s holding period for the Founder Class A Share or Founder Public Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder generally would recognize gain or loss with respect to each of its Founder Class A Shares and Founder Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding share of Domestication Class A Common Stock or Domestication Public Warrant received in the Domestication and the U.S. Holder’s adjusted tax basis in the Founder Class A Share or Founder Public Warrant surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the share of Domestication Class A Common Stock or Domestication Public Warrant received in the Domestication would be equal to the fair market value of that share of Domestication Class A Common Stock or that Domestication Public Warrant on the date of the Domestication, and such U.S. Holder’s holding period for the share of Domestication Class A Common Stock or Domestication Public Warrant received in the Domestication would begin on the day following the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of Domestication Class A Common Stock described in the subsection of this proxy statement/consent solicitation statement/prospectus entitled “Founder’s Extraordinary General Meeting — Redemption Rights,” U.S. Holders exercising their redemption rights with respect to their Domestication Class A Common Stock will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising their redemption rights with respect to their Domestication Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF FOUNDER PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, INCLUDING IF IT WERE TO FAIL TO QUALIFY AS AN F REORGANIZATION.

Effects of Section 367(b)

Section 367(b) of the Code applies to certain non-recognition transactions involving foreign corporations, including the domestication of a foreign corporation in an F Reorganization. When it applies, Section 367(b) imposes U.S. federal income tax on certain U.S. persons in connection with transactions that otherwise would generally be tax-free. Section 367(b) may apply with respect to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Domestication Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A. U.S. Holders that Own Less than 10 Percent (by Vote and Value) of Founder

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Founder Public Warrants) Founder Class A Shares with a fair market value of $50,000 or more but with less than 10% of the total combined voting power of all classes of Founder stock entitled to vote and less than 10% of the total value of all classes of Founder stock, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder, as described below.

Unless a U.S. Holder makes the “all earnings and profits” election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its Domestication Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Domestication Class A Common Stock over the U.S. Holder’s adjusted tax basis in the Founder Class A Shares surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and would be long-term capital gain if the U.S. Holder held the Founder Class A Shares for longer than one year (subject to the suspension of the applicable holding period for the reasons described in “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domestication Class A Common Stock and Domestication Public Warrants” below).

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Founder Class A Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. The election must comply with applicable U.S. Treasury regulations and generally must include, among other things, (i) a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable U.S. Treasury regulations), (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from New Rubicon establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Founder Class A Shares and (B) a representation that the U.S. Holder has notified New Rubicon that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s U.S. federal income tax return or otherwise furnished pursuant to the Code or the U.S. Treasury regulations. The election must be attached by the electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice that it is making the election to New Rubicon no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Founder’s earnings and profits upon written request.

EACH U.S. HOLDER, INCLUDING THOSE WHO OWN 10 PERCENT OR MORE OF FOUNDER (BY VOTE OR VALUE), IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

B. U.S. Holders that Own Founder Class A Shares with a Fair Market Value of Less than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively, including as a result of the applicable attribution rules that would take into account such U.S. Holder’s ownership of Founder Public Warrants) Founder Class A Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication or to include any part of the “all earnings and profits amount” in income.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

Passive Foreign Investment Company Rules

In addition to the discussion under “—U.S. Federal Income Taxation of U.S. Holders—Effects of Section 367(b),” the Domestication could be a taxable event for U.S. Holders under the “passive foreign investment company” (or “PFIC”) provisions of the Code.

A. PFIC Status of Founder

In general, a foreign (i.e., non-U.S.) corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either: (i) at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or (ii) the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%. Under the start-up exception, a foreign corporation will not be treated as a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

Because Founder is a blank-check company with no current active business, based upon the composition of its income and assets, and upon review of its financial statements, Founder believes that it likely was treated as a PFIC for the 2021 taxable year and likely will be considered a PFIC for its current taxable year (which is expected to end on the date of the Domestication).

B. Effects of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in U.S. Treasury regulations, a U.S. Holder that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations are currently in effect under Section 1291(f) of the Code. However, proposed U.S. Treasury regulations under Section 1291(f) of the Code have been promulgated, with a retroactive effective date once they become final. If finalized in their proposed form, those proposed U.S. Treasury regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of Founder Class A Shares and Founder Public Warrants, as applicable, for Domestication Class A Common Stock and Domestication Public Warrants in the Domestication if Founder were classified as a PFIC at any time during such U.S. Holder’s holding period for such Founder Class A Shares or Founder Public Warrants, as applicable. The tax on any such recognized gain would be imposed based on a complex set of computational rules. However, as discussed in more detail below, a U.S. Holder may be able to avoid the PFIC gain and other tax consequences described below with respect to its Founder Class A Shares (but not its Founder Public Warrants) if such U.S. Holder either (i) is eligible to and makes a timely and valid QEF Election (as defined and described below) in the first taxable year in which such U.S. Holder held (or was deemed to hold) Founder Class A Shares and in which Founder was classified as a PFIC or (ii) makes a Mark-to-Market Election (as defined and described below) with respect to its Founder Class A Shares. Generally, neither election is available with respect to the Founder Public Warrants.

Under these rules:

●	the U.S. Holder’s gain would be allocated ratably over the U.S. Holder’s aggregate holding period for such U.S. Holder’s Founder Class A Shares or Founder Public Warrants;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder’s holding period prior to the first day of Founder’s taxable year in which Founder was a PFIC, would be taxed as ordinary income; and

●	the amount of gain allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

The proposed U.S. Treasury regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed U.S. Treasury regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “—Effects of Section 367(b),” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.

It is not possible to predict whether, in what form and with what effective date the proposed U.S. Treasury regulations under Section 1291(f) of the Code will become final. Therefore, U.S. Holders of Founder Class A Shares that have not made a timely QEF Election or a Mark-to-Market Election (both as defined and described below) and U.S. Holders of Founder Public Warrants may, pursuant to the proposed U.S. Treasury regulations, be subject to taxation on the Domestication to the extent their Founder Class A Shares or Founder Public Warrants have a fair market value in excess of their tax basis.

C. QEF Election with Respect to Founder Class A Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Founder Class A Shares (but not its Founder Public Warrants, for which a QEF Election is not available) will depend on whether such U.S. Holder is eligible to and makes a timely and valid election to treat Founder as a “qualified electing fund” under Section 1295 of the Code (which we refer to as a “QEF Election”) for the first taxable year in which such U.S. Holder held (or was deemed to hold) Founder Class A Shares and Founder is classified as a PFIC. Generally, a QEF Election should be made on or before the due date for filing such U.S. Holder’s U.S. federal income tax return for such taxable year. A QEF Election is made by an individual U.S. Holder (and, once made, can be revoked only with the consent of the IRS) and generally requires such U.S. Holder to include annually in gross income its pro rata share of the ordinary earnings (as ordinary income) and net capital gains (as long-term capital gain), if any, of Founder, regardless of whether Founder makes distributions to such U.S. Holder. However, in order to comply with the QEF Election requirements, a U.S. Holder must receive a PFIC annual information statement from Founder. Upon written request, Founder will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that Founder will timely provide such required information.

D. Mark-to-Market Election with Respect to Founder Class A Shares

The impact of the PFIC rules on a U.S. Holder with respect to its Founder Class A Shares (but not its Founder Public Warrants, for which a Mark-to-Market Election is not available) may also depend on whether such U.S. Holder is eligible to and makes a timely and valid “Mark-to-Market Election” under Section 1296 of the Code with respect to its Founder Class A Shares. No assurance can be given that the Founder Class A Shares are considered to be “marketable stock” (which generally would include stock that is regularly traded on a national securities exchange that is registered with the SEC, including the New York Stock Exchange (on which Founder Class A Shares have been listed)) for purposes of the Mark-to-Market Election. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the PFIC rules described above. However, if the Mark-to-Market Election is made by a U.S. Holder after the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Founder Class A Shares and in which Founder was classified as a PFIC, then the PFIC rules will continue to apply to certain dispositions of, distributions on and other amounts taxable with respect to Founder Class A Shares.

THE PFIC RULES (INCLUDING THE RULES WITH RESPECT TO THE QEF ELECTION AND THE MARK-TO-MARKET ELECTION) ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION ARE COMPLEX. U.S. HOLDERS OF FOUNDER PUBLIC SECURITIES ARE URGED TO CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE DOMESTICATION.

Redemption of Domestication Class A Common Stock

In the event that a U.S. Holder’s Domestication Class A Common Stock is redeemed pursuant to the redemption provisions described in the subsection of this proxy statement/consent solicitation statement/prospectus entitled “Founder’s Extraordinary General Meeting — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Domestication Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Domestication Class A Common Stock, the U.S. Holder will be treated as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domestication Class A Common Stock and Domestication Public Warrants” below. If the redemption does not qualify as a sale of Domestication Class A Common Stock, the U.S. Holder will be treated as receiving a distribution from New Rubicon with the tax consequences described below under “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Domestication Class A Common Stock.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeeming U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Domestication Public Warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Domestication Class A Common Stock generally will be treated as a sale of Domestication Class A Common Stock (rather than as a distribution from New Rubicon) if the redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of the redeeming U.S. Holder’s interest in New Rubicon, or (iii) is “not essentially equivalent to a dividend” with respect to the redeeming U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include the Domestication Class A Common Stock which could be acquired pursuant to the exercise of the Domestication Public Warrants.

In order to meet the substantially disproportionate test, the percentage of New Rubicon’s outstanding voting stock actually and constructively owned by the redeeming U.S. Holder immediately following the redemption of our Domestication Class A Common Stock must, among other requirements, be less than 80% of the percentage of New Rubicon’s outstanding voting stock actually and constructively owned by the redeeming U.S. Holder immediately before the redemption. Prior to the Business Combination, the Domestication Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Domestication Class A Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive (and effectively waives in accordance with specific rules) the attribution of stock owned by certain family members, and the U.S. Holder does not constructively own any other shares of our stock (including stock constructively owned by the U.S. Holder as a result of owning Domestication Public Warrants). The redemption of Domestication Class A Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Rubicon. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Rubicon will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with, and rely solely upon, its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, the redemption will be treated as a distribution from New Rubicon and the tax considerations will be as described under “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Domestication Class A Common Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Domestication Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Domestication Public Warrants or possibly in other shares of our stock constructively owned by it.

U.S. Holders who actually or constructively own five percent (or, if our Domestication Class A Common Stock is not then publicly traded, one percent) or more of our stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of our Domestication Class A Common Stock, and such holders should consult with, and rely solely upon, their own tax advisors with respect to their reporting requirements.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Domestication Class A Common Stock, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Domestication Class A Common Stock are urged to consult with, and rely solely upon, their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Taxation of Distributions with Respect to Domestication Class A Common Stock

If New Rubicon pays distributions of cash or other property to U.S. Holders of shares of Domestication Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New Rubicon’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Domestication Class A Common Stock, that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Domestication Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Domestication Class A Common Stock and will be treated as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domestication Class A Common Stock and Domestication Public Warrants” below.

Distributions treated as dividends that New Rubicon pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends New Rubicon pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. It is unclear whether the redemption rights that applied with respect to the Founder Class A Shares prior to the Domestication may prevent a U.S. Holder of Domestication Class A Common Stock from taking the holding period of its Founder Class A Shares into account when determining whether it has satisfied the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be, with respect to such U.S. Holder’s Domestication Class A Common Stock held after the Domestication. U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the availability of the dividends received deduction or the lower preferential rate for qualified dividend income, as the case may be, for any dividends paid with respect to Domestication Class A Common Stock.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domestication Class A Common Stock and Domestication Public Warrants

Upon a sale or other taxable disposition of Domestication Class A Common Stock or Domestication Public Warrants (which, in general, would include a redemption of Domestication Class A Common Stock or Domestication Public Warrants that is treated as a sale of such securities as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Domestication Class A Common Stock or Domestication Public Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Domestication Class A Common Stock or Domestication Public Warrants, as applicable, so disposed of exceeds one year. It is unclear whether the redemption rights that applied with respect to the Founder Class A Shares prior to the Domestication may prevent a U.S. Holder of Domestication Class A Common Stock from taking the holding period of its Founder Class A Shares into account when determining whether it has satisfied the applicable holding period with respect to its Domestication Class A Common Stock held after the Domestication for this purpose. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Domestication Class A Common Stock or Domestication Public Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Domestication Class A Common Stock or Domestication Public Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Domestication Class A Common Stock or Domestication Public Warrants generally will equal the U.S. Holder’s acquisition cost of the Founder Class A Shares or Founder Public Warrants exchanged therefore (see the tax basis discussion above under the caption “—U.S. Federal Income Taxation of U.S. Holders—The Domestication”) or, as discussed below, the U.S. Holder’s initial basis for the Domestication Class A Common Stock received upon exercise of Domestication Public Warrants, less, in the case of Domestication Class A Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above).

Exercise or Redemption of Domestication Public Warrant

Except as discussed below with respect to the cashless exercise of a Domestication Public Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Domestication Class A Common Stock upon the exercise of a Domestication Public Warrant. The U.S. Holder’s tax basis in its Domestication Class A Common Stock received upon exercise of a Domestication Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Founder Public Warrant exchanged for the Domestication Public Warrant (see the tax basis discussion above under the caption “—U.S. Federal Income Taxation of U.S. Holders—The Domestication”) and the exercise price of such Domestication Public Warrant. It is unclear whether a U.S. Holder’s holding period for the Domestication Class A Common Stock received upon exercise of the Domestication Public Warrant will commence on the date of exercise of the Domestication Public Warrant or the date following the date of exercise of the Domestication Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Domestication Public Warrant.

The tax consequences of a cashless exercise or cashless redemption (collectively referred to herein as a “cashless exchange”) of a Domestication Public Warrant are not clear under current tax law. A cashless exchange may be tax-free, either because the exchange is not treated as a realization event or, if it is treated as a realization event, because the exchange is treated as a “recapitalization” for U.S. federal income tax purposes. If, however, the cashless exchange were treated as a realization event other than a recapitalization, the exchange could be taxable in whole or in part. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exchange, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the tax consequences of a cashless exchange.

New Rubicon intends to treat any cashless exercise of a Domestication Public Warrant occurring after its giving notice of an intention to redeem the Domestication Public Warrant for cash as permitted under the terms of the Warrant Agreement as if New Rubicon redeemed such Domestication Public Warrant for shares in a cashless redemption qualifying as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder should not recognize any gain or loss on the redemption of Domestication Public Warrants for shares of Domestication Class A Common Stock. A U.S. Holder’s aggregate tax basis in the shares of Domestication Class A Common Stock received in the redemption should equal the U.S. Holder’s aggregate tax basis in the Domestication Public Warrants redeemed, and the holding period for the shares of Domestication Class A Common Stock received in redemption of the Domestication Public Warrants would include the U.S. Holder’s holding period for the redeemed Domestication Public Warrants. Alternatively, if the cashless exercise were treated as a cashless redemption that was not treated as a realization event, a U.S. Holder’s basis in the Domestication Class A Common Stock received would generally equal the U.S. Holder’s basis in the Domestication Public Warrants, and it is unclear whether a U.S. Holder’s holding period in the Domestication Class A Common Stock would be treated as commencing on the date of exercise of the Domestication Public Warrants or on the date following the date of exercise of the Domestication Public Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Domestication Public Warrants.

However, if such cashless exercise of a Domestication Public Warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the Domestication Public Warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the Domestication Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such Domestication Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of Domestication Public Warrants having an aggregate value equal to the exercise price of the number of Domestication Public Warrants deemed exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the Domestication Public Warrants deemed exercised and (ii) the U.S. Holder’s tax basis in the Domestication Public Warrants deemed surrendered. In such case, a U.S. Holder’s tax basis in the Domestication Class A Common Stock received would generally equal the sum of the U.S. Holder’s tax basis in the Domestication Public Warrants deemed exercised and the exercise price of the Domestication Public Warrants deemed exercised. It is unclear whether a U.S. Holder’s holding period for the Domestication Class A Common Stock would commence on the date of exercise of the Domestication Public Warrants or on the date following the date of exercise of the Domestication Public Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Domestication Public Warrants.

If New Rubicon redeems the Domestication Public Warrants for cash as permitted under the terms of the Warrant Agreement or if New Rubicon purchases Domestication Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “—U.S. Federal Income Taxation of U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domestication Class A Common Stock and Domestication Public Warrants” above.

Expiration of a Domestication Public Warrant

If a Domestication Public Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Domestication Public Warrant (see the tax basis discussion above under the caption “—U.S. Federal Income Taxation of U.S. Holders—The Domestication”). The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Domestication Public Warrants

The terms of the Domestication Public Warrants provide for an adjustment to the number of shares of Domestication Class A Common Stock for which Domestication Public Warrants may be exercised or to the exercise price of the Domestication Public Warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of the Domestication Public Warrants would, however, be treated as receiving a constructive distribution from New Rubicon if, for example, the adjustment increases the warrant holders’ proportionate interest in New Rubicon’s assets or earnings and profits (e.g., through an increase in the number of shares of Domestication Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Domestication Public Warrant) as a result of a distribution of cash or other property to the holders of shares of Domestication Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Domestication Public Warrants received a cash distribution from New Rubicon generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Domestication Class A Common Stock described herein. See “—U.S. Federal Income Taxation of U.S. Holders—Taxation of Distributions with Respect to Domestication Class A Common Stock” above. For certain information reporting purposes, New Rubicon is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which New Rubicon may rely on prior to the issuance of final regulations, specify how the date and amount of any such constructive distributions are determined.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Founder Units, Domestication Class A Common Stock and Domestication Public Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

INFORMATION ABOUT FOUNDER

Overview

Founder was incorporated in Cayman Islands on April 26, 2021 and was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Founder has until January 19, 2023 to consummate a business combination. If Founder is unable to complete its initial business combination within such 15 month period (or up to 18 months from the consummation of this offering if we extend the period of time to consummate a business combination), it will (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Founder Class A Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Cayman law to provide for claims of creditors and the requirements of other applicable law. However, if we anticipate that we may not be able to consummate our initial business combination by January 19, 2023, our initial shareholders or their affiliates may, but are not obligated to, extend the period of time to consummate an initial business combination by an additional three months (for a total of up to 18 months to complete an initial business combination) without the need for a separate shareholder vote. Pursuant to the terms of our Memorandum and Articles of Association and the Trust Agreement, in order for the time available for Founder to consummate our initial business combination to be extended, the Sponsor, upon five days’ advance notice prior to the applicable deadline, must deposit into the Trust Account $3,162,500 ($0.10 per Founder Unit), on or prior to the date of the applicable deadline, for the three month extension, providing a total possible business combination period of 18 months. Pursuant to our Memorandum and Articles of Association and the Trust Agreement, if such funds are not deposited, the time to complete an initial business combination cannot be extended unless our shareholders otherwise approve an extension on different terms. In the event that they elected to extend the time to complete our initial business combination and deposited the applicable amount of money into trust, the initial shareholders would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the Trust Account to do so. Such note would be paid upon consummation of our initial business combination. There will be no redemption rights or liquidating distributions with respect to our Founder Warrants, which will expire worthless if we fail to complete our business combination within the time period referenced above.

If we are unable to consummate an initial business combination and are forced to redeem 100% of our outstanding Founder Class A Shares for a portion of the funds held in the Trust Account, we anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date, and anticipate it will take no more than 10 business days to effectuate the redemption of our Founder Class A Shares. Our insiders have waived their rights to participate in any redemption with respect to their Founder Class B Shares. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account. If such funds are insufficient, our insiders have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $50,000), and have agreed not to seek repayment of such expenses. Each holder of Founder Class A Shares will receive a pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of public shareholders.

Trust Account

Following the closing of the IPO on October 19, 2021, including the underwriters’ full exercise of the over-allotment option, $320,993,750 from the net proceeds of the sale of the Founder Units in the IPO and the sale of the Founder Private Placement Warrants was placed in the Trust Account maintained by Continental, acting as trustee. The funds held in the Trust Account is and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that Founder is not deemed to be an investment company under the Investment Company Act, except with respect to interest earned on the funds held in the Trust Account that may be released to Founder to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a business combination or the redemption of 100% of the outstanding Founder Class A Shares if Founder has not completed a business combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which Founder completes a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

Business Combination Activities

On December 15, 2021, we entered into the Merger Agreement. As a result of the transaction, Rubicon will become our wholly owned subsidiary, and we will change our name to “Rubicon Technologies, Inc.” In the event that the Business Combination is not consummated by January 19, 2023 (unless extended), our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public shareholders.

Redemption Rights

Our shareholders (except the Initial Shareholders) will be entitled to redeem their Founder Class A Shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.15 per share) net of taxes payable. The Initial Shareholders do not have redemption rights with respect to any Founder Class B Shares owned by them, directly or indirectly (such waiver entered into in connection with the IPO for which the Initial Shareholders received no additional consideration).

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If Founder does not complete a business combination within 15 months (or up to 18 months as applicable) from the consummation of the IPO (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our Memorandum and Articles of Association. No vote will be required from Founder’s shareholders to commence such a voluntary winding up, dissolution and liquidation. If Founder is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of Founder’s outstanding Founder Class A Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. Public shareholders will also forfeit the one-quarter of one Warrant included in the Founder Class A Shares being redeemed.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public shareholders. Although Founder will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Founder will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public shareholders may be less than $10.15.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

The Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Founder Private Placement Warrants they hold.

Employees

Founder has three executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs until we have completed our initial business combination. Founder presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while Founder is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). Founder does not intend to have any full-time employees prior to the consummation of a business combination.

DIRECTORS AND EXECUTIVE OFFICERS OF FOUNDER

Current Directors and Executive Officers

Founder’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Osman Ahmed	35	Chief Executive Officer and Director
Manpreet Singh	38	Chief Financial Officer
Hassan Ahmed	64	Director and Executive Chairman
Rob Theis	60	Director
Steve Papa	49	Director
Allen Salmasi	67	Director
Jack Selby	48	Director

Osman Ahmed, our CEO, has significant principal investment experience from origination through exit in B2C and B2B platforms. Mr. Ahmed is currently an investor at KCK Group, a position he has held since 2015. Mr. Ahmed was previously the CFO at Beehive3D, a KCK Group Portfolio company, and has held roles at Volition Capital, Scale Venture Partners, and Stifel Financial. Mr. Ahmed currently serves on the Board of Directors of Harvest Sherwood Food Distributors and KCK Frontier Investments Ltd. From 2018 to 2020, Mr. Ahmed served on the Board of Directors of Kaidee and, from 2015 to 2016, was a Board Observer at Hibernia Networks. Previously, Mr. Ahmed was a Board Observer at Yield Engineering Systems and Emerging Markets Property Group. Mr. Ahmed has led and participated in investment rounds for companies such as Axcient (acquired), Hibernia Networks (acquired), RingCentral (IPO), TraceLink (active), and Kaidee (acquired). Mr. Ahmed holds a BS in Computer Science from the University of Southern California and an MBA from the University of Chicago Booth School of Business. Mr. Ahmed was selected to serve on the board due to his experience in the technology industry.

Manpreet Singh, CFA, our Chief Financial Officer and the founder and Chief Investment Officer of Singh Capital Partners (SCP), a multifamily office that directs investments into venture capital, private equity, and real estate. SCP invests capital on behalf of Fortune 500 CXOs, unicorn founders, and operators and has executed investments in North America, Europe, and Asia. Mr. Singh has made over 50 private investments over the last decade including Baazarvoice, Alibaba, Uber, Spotify, Duo, PayTM, Impossible Foods, Cohesity, DocSend, SoFi, Carta, SpaceX, MindBody, Robinhood, and Postmates. Prior to starting SCP, Mr. Singh was the Co-Founder and President of TalkLocal, a venture backed local services marketplace that serviced customers in 49 states and placed over 2 million calls to contractors. Prior to TalkLocal, Mr. Singh was the longest tenured employee at Profit Investment Management (PIM), a DC-based firm where he helped to grow assets under management from $20 million to over $2 billion through various roles in trading, marketing, research, investing, and operations. He was eventually responsible for managing over $1 billion invested across technology companies globally while at the firm. Mr. Singh serves on the boards of Acquco, US Inspect, Snowball Industries, Embrace Software, Shukr Investments, the Suburban Hospital Foundation, and the Dingman Center at the Smith School of Business. Mr. Singh received his MBA from the Wharton School of Business in Entrepreneurship, Finance, and Real Estate. He also holds a B.S. in Finance with a citation in Entrepreneurship from the University of Maryland, College Park, and is a CFA charterholder.

Hassan Ahmed, our Executive Chairman, was most recently Chairman and CEO of Affirmed Networks, which he co-founded in 2010. Mr. Ahmed was responsible for all aspects of the company’s operations and oversaw its sale to Microsoft in April 2020. From 1999 to 2008, Mr. Ahmed was Chairman and CEO of Sonus Networks, a company that actively transformed telephony. Mr. Ahmed led Sonus Networks for ten years, overseeing the company through its IPO on Nasdaq in 2000. Before joining Sonus, Mr. Ahmed was EVP and GM of the Core Switching division of Ascend Communications (acquired by Lucent for $20.3 billion) and Chief Technology Officer of Cascade Communications (acquired by Ascend for $3.7 billion). He also served on the Board of Directors at Airvana Networks until it was acquired by Siris Capital. Currently, Mr. Ahmed is a member of the Board of Directors of Ciena Corp (NYSE: CIEN) and KINS Technology Group (NASDAQ: KINZU, KINZ, KINZW) and a Senior Advisor at Charles River Ventures. Mr. Ahmed holds a BS in Electrical Engineering and an MS in Aerospace Engineering from Carleton University. He also received a PhD in Electrical Engineering from Stanford University. Mr. Ahmed was selected to serve on the board due to his business experience and experience in the technology sector.

Rob Theis is the General Partner of World Innovation Lab with more than 18 years of venture capital experience. Mr. Theis invests in a broad range of multi-stage technology companies with exceptional growth potential. Over the course of his career at various VC funds, Mr. Theis has led investments in over 25 companies, including, Auth0, Automation Anywhere, BirdEye, BrightRoll, Digital Shadows, DocuSign, Fortinet, HubSpot, PGP, RingCentral, and VanceInfo. Formerly, Mr. Theis was a Managing Director of Scale Venture Partners, Sun Microsystems, General Partner of DCM Ventures, EVP at New Era Networks, and Product Manager of SGI. Currently, he serves on the Board of Directors at RingCentral. Mr. Theis was selected to serve on the board due to his experience in the technology and venture capital industries.

Steve Papa is the CEO and founder of Parallel Wireless, a member of the Board of Directors of Desktop Metal and Chairman of Toast. As a founder and CEO of Endeca, Mr. Papa reimagined the database to support faceted information, ultimately leading to Oracle acquiring the company for $1.1 billion (Oracle’s 6th largest acquisition at the time). Mr. Papa was a member of the team creating Akamai that reimagined global internet content distribution – now carrying peaks of 15 terabits/s of web traffic on any given day. Mr. Papa also led the team at Inktomi that reimagined the network cache to create carrier class caching. Mr. Papa also worked with AT&T / Teradata where enterprise computing was reimagined with the first use of Intel processors for enterprise servers. Mr. Papa was selected to serve on the board due to his experience in the technology industry.

Allen Salmasi is a pioneer in the wireless industry with over 40 years of experience building leading edge companies. Currently, Mr. Salmasi is the CEO of both Veea, a provider of comprehensive full stack solutions for edge computing and communications, and NLabs, a family office investment firm. Previously, Mr. Salmasi served as Chairman, CEO and President of NextWave Wireless Inc. which developed and implemented the first Mobile Virtual Network Operator (MVNO) service with MCI Corp. Prior to joining NextWave, Mr. Salmasi was the President of the Wireless Division and Chief Strategy Officer of Qualcomm. Mr. Salmasi currently serves on the Board of Directors of mimik Technology Inc., the Korea Information and Communications Company and is the Chairman of the Board at OncoSynergy and NLabs. He was previously on the Board of Directors at Qualcomm. Mr. Salmasi was selected to serve on the board due to his experience in the wireless technology industry.

Jack Selby is a technology and finance executive who brings more than 20 years of experience. Currently, Mr. Selby is a Managing Director at Thiel Capital, the family office of Peter Thiel. As a “PayPal Mafia” member, Mr. Selby co-founded, Clarium Capital Management, after selling PayPal to eBay in October 2002 for $1.5 billion. At PayPal, Mr. Selby joined as an early employee and later served as a Senior Vice President, overseeing the company’s international and corporate operations. Mr. Selby is an active technology investor and adviser. He was an early investor in Affirm, Bird, Myeloid Therapeutics, and SpaceX, and facilitated several investments in Palantir over the company’s lifespan. Mr. Selby was also a formal member of the advisory boards of Blend and Offerpad. In addition to his responsibilities at Thiel Capital, Mr. Selby is currently a member of the Board of Directors of the Arizona Commerce Authority, a co-host/founder of the Arizona Technology Innovation Summit with Governor Doug Ducey, Chairman of invisionAZ, and Co-founder and member of the Board of Directors for the Wyoming Global Technology Partnership with Governor Mark Gordon. He received a BA in Economics from Hamilton College where he is a member of the Board of Trustees. Mr. Selby was selected to serve on the board due to his experience in managing and investing in companies in the technology industry.

Sponsor has agreed with one of its members to re-nominate each of our current directors for any election of directors we hold prior to the closing our initial business combination, and that it will vote in favor of the election of such persons.

Advisors

We have the following advisors but they have no fiduciary obligations to us and are not obligated to provide us with any advice or service.

Adeel Rouf is currently the Senior Vice President of Corporate Finance of Altitude Acquisition Corp, a SPAC primarily targeting the travel sector. Prior to joining Altitude Acquisition Corp., Mr. Rouf was an Investment Professional at FinTech Acquisition Corp. III and Insurance Acquisition Corp., SPACs which recently completed mergers with Paya and Shift Technologies, respectively, and an Investment Professional at Cohen & Company. From 2017 to 2019, Mr. Rouf was an Investment Banker in J.P. Morgan’s leveraged finance group, where he executed debt transactions in diversified industries, and, from 2015 to 2017, he was a Project Finance Associate in Sumitomo Mitsui’s Power and Renewables Group. Mr. Rouf holds a BBA in Accounting from Baruch College and is currently pursuing a MS from Columbia University.

John Muleta is currently the CEO of Atelum LLC, a strategic consulting firm focused primarily on the wireless communications industry. Previously, Mr. Muleta served as the non-executive Chairman & Board Member of HRsmart, a leading innovator in the Talent Management SaaS field which sold to Deltek, a Thoma Bravo portfolio company. Mr. Muleta was also CEO of M2Z Networks Inc. which sought to provide a nationwide, free, broadband network with the backing of Kleiner Perkins, CRV, Redpoint Ventures and DirecTV. Prior to starting M2Z, Mr. Muleta was Chief of the Wireless Telecommunications Bureau of the FCC, where he was responsible for wireless regulations covering radio services for cellular, private land mobile, public safety, microwave and mobile 911 in the United States. Mr. Muleta was previously a Partner at Venable LLP and co-head of the firm’s Communications Practice. Mr. Muleta served as a senior executive in two publicly traded technology companies. Mr. Muleta was EVP of Navisite, Inc., and led the datacenter company’s international expansion efforts as well as its innovative streaming business unit that was eventually acquired by Akamai. Prior to joining Navisite, Mr. Muleta was SVP of PSInet Inc. and responsible for building the company’s global fiber and satellite footprint as well as leading the company’s IMEA region and its corporate venture fund. Mr. Muleta was a Board Member of FiberTower, a microwave carrier (acquired by Verizon) and served on the advisory boards of several innovative companies including Good Technology (acquired by Blackberry), Cognio (acquired by Cisco), and PacketHop (acquired by SRA). Mr. Muleta graduated with a BSc in Systems Engineering from the University of Virginia and received a JD/MBA from the University of Virginia School of Law and Darden Graduate School of Business Administration.

Nikhil Kalghatgi has been the Head of Alternative Investments at S.P. Hinduja Banque Privee since early 2020. He was previously a Partner at CoVenture primarily investing in high-yield asset-backed credit opportunities and creating quantitative trading strategies. CoVenture’s investment areas primarily included fintech, special situations and emerging assets. Mr. Kalghatgi was also a Partner at CoVenture Crypto, a multi-strategy cryptocurrency asset management firm backed by SBI Holdings, with a quantitative trading fund, smart-beta fund and venture capital investments. Prior to this, he was a Partner at Vast Ventures Management LLC, investing in early-stage and late-stage companies. He has invested across technology including space exploration, consumer, healthcare, software, and transportation. He has also previously been a Principal at Softbank, Founder of Partner 6, a long-only equity investment firm, and a Director of Business Development and Marketing at Localytics, a mobile analytics platform. He also spent several years in the military intelligence sector at the MITRE Corporation. Mr. Kalghatgi holds a Bachelor of Science and a Master’s degree in engineering from Tufts University and an MBA from Harvard Business School.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Steve Papa, Rob Theis, and Jack Selby, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Our Board has determined that Mr. Grossman, chairman of our Audit Committee, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

Our Compensation Committee consists of Jack Selby, Rob Theis, and Allen Salmasi, each of whom is an independent director. Jack Selby is the chairman of our Compensation Committee. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Employment Agreements

Founder has not entered into any employment agreements with its executive officers and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

No executive officer has received any cash compensation for services rendered to us. Commencing on October 15, 2021 through the completion of our initial business combination with a target business, we pay to the Sponsor a fee of $10,000 per month for providing us with office space and certain office and secretarial services. However, pursuant to the terms of such agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination. No compensation or fees of any kind, including finder’s fees, consulting fees and other similar fees, will be paid to our insiders or any of the members of our management team, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New Rubicon with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. It will be up to the directors of the post-combination business to determine executive and director compensation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF FOUNDER

The following discussion and analysis of Founder’s financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements, including the related notes, contained in this proxy statement/consent solicitation statement/prospectus. This proxy statement/consent solicitation statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/consent solicitation statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding Founder’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.

For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this proxy statement/consent solicitation statement/prospectus. Founder’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Founder disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated on April 26, 2021, as a Cayman Islands exempted company and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/consent solicitation statement/prospectus as our “initial business combination”. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering that occurred on October 19, 2021, (the “Initial Public Offering”) and the private placement of the Private Placement Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the Initial Public Offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from April 26, 2021 (inception) through March 31, 2022, were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and after our Initial Public Offering, identifying target companies for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses.

For the three months ended March 31, 2022, we had a net loss of $570,351, which consisted of $631,558 of operating costs and $61,207 of income earned on investments in Trust Account.

Liquidity and Capital Resources

As of March 31, 2022, Founder had $161,924 in its operating bank account and working capital of $570,766.

Founder’s liquidity needs up to March 31, 2022 had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares to cover certain offering costs. In addition, in order to finance transaction costs in connection with a Business Combination, Founder’s Sponsor or an affiliate of the Sponsor or certain of Founder’s officers and directors may, but are not obligated to, provide Founder Working Capital Loans. As of March 31, 2022, there were no amounts outstanding under any Working Capital Loans.

Prior to the completion of the Initial Public Offering, Founder lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Founder has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to Founder for general working capital purposes totaling $ 2,603,980. As of March 31, 2022, approximately $161,924 remains available to use for general working capital purposes. Management has since reevaluated Founder’s liquidity and financial condition and determined that it may not be sufficient to meet Founder’s obligation over the period of twelve months from the issuance date of the financial statements. Founder’s sponsor has agreed to provide support to enable Founder to continue its operations and meet its potential obligations over a period of one year from the issuance date of these financial statements. Management believes current working capital, and the support from its Sponsor, provides sufficient capital to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Based on the foregoing, management believes that Founder will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, Founder will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Off-Balance Sheet Arrangements

As of March 31, 2022, and December 31, 2021, we did not have any off-balance sheet.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than described below

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants) will have registration rights to require Founder to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Founder register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. Founder will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Note-Related Party

On April 27, 2021, the Sponsor agreed to loan Founder an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. As of March 31, 2022, and December 31, 2021, Founder had not drawn on the Note

Underwriter’s Agreement

Founder granted the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. Concurrently with the consummation of the IPO, the underwriters exercised the over-allotment option to purchase an additional 4,125,000 units.

Deferred Fees

The underwriter will be entitled to a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, $6,325,000. In addition, the underwriter will be entitled to a deferred fee of 3.50% of the gross proceeds of the Initial Public Offering, or $11,068,750. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that Founder completes a Business Combination, subject to the terms of the underwriting agreement

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Founder has identified the following as its critical accounting estimates

Warrants

Founder accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether they are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to Founder’s own common shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of Founder’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

Ordinary Shares Subject to Possible Redemption

All of the 31,625,000 shares of Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such shares of Class A ordinary shares in connection with Founder’s liquidation, if there is a shareholder vote or tender offer in connection with our business combination and in connection with certain amendments to Founder’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of Founder require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

Founder recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Net (Loss)/Income Per Ordinary Share

Founder complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Founder has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss)/income per ordinary share is calculated by dividing the net (loss)/income by the weighted average of ordinary shares outstanding for the respective period. Founder did not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement in the calculation of diluted (loss)/income per share because their exercise is contingent upon future events and since their inclusion would be antidilutive under the treasury stock method.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 for public business entities (other than smaller reporting companies) and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. Founder has irrevocably elected to avail itself of the JOBS Act extended transition period for complying with new or revised accounting standards; assuming Founder remain an emerging growth company, ASU 2020-06 will not apply to us until January 1, 2024. Founder is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our unaudited condensed financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the unaudited condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT RUBICON

Unless the context otherwise requires, all references in this section to the “Company”, “we,” “us,” or “our” refer to Rubicon, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Business Overview

Mission

Founded in 2008, Rubicon is a digital marketplace for waste and recycling and provides cloud-based waste and recycling solutions to businesses and governments. As a digital challenger to status quo waste companies, the Company has developed and commercialized proven, cutting-edge platform that brings transparency and environmental innovation to the waste and recycling industry, enabling customers and hauling and recycling partners to make data-driven decisions that can lead to more efficient and effective operations and yield more sustainable outcomes. Using proprietary technology in Machine Learning, Artificial Intelligence (“AI”), computer vision, and Industrial Internet of Things (“IoT”), for which the Company has secured more than 50 U.S. and international patents, Rubicon has built an innovative digital platform aimed at modernizing the outdated, approximately $2.1 trillion global waste and recycling industry. Fast Company named Rubicon to its annual list of the “World’s Most Innovative Companies” for 2021.

Through its suite of cutting-edge solutions, Rubicon has driven innovation in the waste and recycling industry, reimagined the customer experience, and empowered a wide range of customers, from small businesses to Fortune 500 companies, to municipal and city agencies, to better optimize their waste handling and recycling programs. The implementation of Rubicon’s solutions enables customers to find economic value in their physical waste streams by improving business processes, reducing costs, and saving energy while helping those customers execute their sustainability goals.

Our Company

Rubicon is a leading provider of cloud-based waste and recycling solutions for businesses, governments, and organizations worldwide. The Company’s platform brings new transparency to the waste and recycling industry — empowering its customers and hauling and recycling partners to make data-driven decisions that can lead to more efficient and effective operations as well as more sustainable waste outcomes.

We believe we have built one of the world’s largest digital marketplaces for waste and recycling services. Underpinning this marketplace is a cutting-edge, modular platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. Rubicon provides its waste generator customers with a digital marketplace that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals. We enhance our hauling and recycling partners’ economic opportunities by democratizing access to large, national accounts that typically engage suppliers at the corporate level. By providing telematics-based and waste-specific solutions as well as access to group purchasing efficiencies, Rubicon helps large national accounts optimize their businesses. Rubicon helps governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively by digitizing their routing and back-office operations and using the Company’s computer vision technology to combat recycling material contamination at the source.

Over the past decade, this value proposition has allowed Rubicon to scale its platform considerably. Our digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, which together are representative of Rubicon’s broader customer base, and encompasses over 8,000 hauling and recycling partners across North America. Rubicon has also deployed its technology in over 70 municipalities within the United States and operates in 20 countries. Furthermore, the Company has secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

Our revenues have grown from approximately $359 million in 2018 to approximately $583 million in 2021.

Industry Background & Market Opportunity

Massive and fragmented market

The global waste and recycling industry is massive. Every human on the planet generates waste, and proper waste disposal is a key public service across the globe. In 2019, the waste and recycling market represented approximately $2.1 trillion on a global basis and was projected to grow at an approximately 5.3% compound annual growth rate (“CAGR”) between 2020 and 2027 in North America, according to Allied Market Research. The waste and recycling market in North America, Rubicon’s core operating territory, was approximately $208 billion in 2019 according to Allied Market Research.

(1) Allied Market Research, Statista ‘Waste Management Market Value Worldwide (2019-2027), July 2021; Technavio ‘Global Smart City Market’ report; World Bank Group ‘What a Waste 2.0’; (2) Allied Market Research; (3) CapitalIQ as of 11/6/2021 (4) Waste Management, Republic Services, and Waste Connections

The waste and recycling industry is comprised of multiple segments, and there are many parties with different priorities operating across these segments, which we believe creates friction and inefficiencies for the broader ecosystem. Key segments within the industry include:

●	Collection: Involves collecting and transporting waste and recyclable materials from either commercial / industrial sites or residential communities to transfer stations, material recovery facilities (“MRFs”), or disposal sites.

●	Transfer: The solid waste is then consolidated and compacted to reduce the volume and make the transport to disposal sites more efficient.

●	Landfill: Landfills are municipal solid waste facilities that collect and bury whatever isn’t sent to MRFs and are the main depositories for solid waste in North America.

●	Recycling: Facilities that extract reusable commodities out of waste to be repurposed for future use.

●	Waste & Recycling Brokerage: Third parties that work on behalf of businesses to pair them with suitable waste hauling and recycling services.

The waste and recycling industry in the United States is also highly fragmented. While Waste Management, Republic Services, and Waste Connections (the “Big 3”) are large, publicly traded players with substantial market share in the United States, approximately 85% of the North America waste and recycling market is comprised of non-Big 3 haulers. Furthermore, the Big-3 haulers have historically pursued acquisitions to drive some of their growth, but we believe this strategy will be less viable for them going forward due to increased regulatory scrutiny over large acquisitions.

Stable and Resilient Industry

In addition to being a massive industry, the waste and recycling services market is also incredibly stable and resilient. The disposal of waste is considered a mission-critical service in communities across the world. The United States has long been one of the largest waste-producing countries per capita. The United States ranks third highest in the world, with each person producing approximately 25.8 tons of waste per year according to the World Bank “What a Waste” global database.

These dynamics have also made the industry resilient against economic downturns. Over the past two U.S. recessions in 2001-2002 and 2008-2009, the contraction of U.S. GDP has been approximately 3.4 times greater than the contraction seen in the waste and recycling industry, based on data from the Bureau of Economic Analysis. Further, the industry has historically been very profitable, as evidenced by the reported EBITDA margins of the Big 3, which ranged from approximately 26-32% between 2002 and 2021 based on data from FactSet.

Industry Trends

While the waste and recycling market is massive and stable, several dynamics are driving significant changes in the industry and are creating opportunities to disintermediate the legacy business model.

The waste and recycling industry is highly regulated and complex, and public policy is increasingly focused on improving diversion from landfills and reducing emissions. Current policies tend to encourage and reward reductions in carbon dioxide emissions, and many major cities in the United States have promulgated climate action plans committing to achieve emissions reductions in line with the Paris Climate Accords.

Concurrently, traditional waste infrastructure is approaching capacity, and we believe large landfill owners are facing more and more hurdles to get regulatory approval to expand their sites or break ground on new sites. Without prospects for expansion, the average remaining life of landfill capacity is declining rapidly. According to a study conducted by Environmental Research & Education Foundation in 2015, seven states will likely run out of landfill space in the next five years, one state will reach capacity in five to 10 years, and three states have only 11 to 20 years of remaining capacity.

Historically, the United States has mitigated this infrastructure capacity issue in part by sending waste abroad. However, foreign countries that have historically accepted waste or recycling have recently begun to reduce or otherwise restrict their imports. For instance, China, which handled nearly half of the global recyclable waste for the past quarter-century according to Yale Environment360, recently instituted its National Sword policy, which bans the import of most plastics and other materials, making exportation into China extremely difficult.

In addition to the logistical problems associated with handling waste, today’s digital-first world has highlighted the industry’s historical under-investment in technology, which has plagued both customers and operators alike. While the large legacy players have been able to rely on their scale and incumbent position, independent operators have been particularly impacted by their inability to make technology investments that could help them optimize their operations and scale more profitably. Meanwhile, given most operators’ lack of technological infrastructure to collect data, customers have historically lacked visibility into pricing and their waste and recycling outcomes, compounding the antiquated, analog customer experience typical of the industry.

Challenges for Constituents in the Waste Value Chain

Challenges for Waste Generators

The preferences and demands of waste generators, who are the customers of the waste cycle, are shifting. They increasingly expect seamless digital customer experiences that provide ease of use and transparency, like those they are experiencing in many other industries and in their personal lives. Corporate consumers are also increasingly making environmentally conscious purchasing and operating decisions, and more and more are looking for greater information to manage and track their operations and hold their service providers accountable for their environmental impact.

Incumbent service offerings in the waste and recycling industry have long been outdated and misaligned with the needs and shifting preferences of their customers. We do not believe legacy players have embraced technology, limiting their ability to provide modern customer experiences that deliver efficiency, convenience, and transparency. Furthermore, we believe these players have made substantial investments in landfills, transfer stations, and other infrastructure, incentivizing them to fill and monetize landfills rather than to think creatively and identify alternative solutions, such as diverting waste streams elsewhere or creating circular solutions.

Challenges for Haulers and Recyclers

Independent waste haulers and recyclers face numerous competitive challenges. Given their limited operating footprint, they struggle to win large, enterprise-class hauling contracts. Without these contracts, the smaller independent players struggle to achieve economies of scale with respect to operating costs and cannot generate sufficient capital to make the substantial investments necessary to modernize their businesses, including the technology upgrades to optimize their operations or improve their customer service experience.

Challenges for Governments

Governments have long identified the impact waste disposal and recycling has on the environment, on climate change, and on community quality of life. There has never been a greater focus on eliminating waste as a means of slowing the rapid advance of climate change, and the COVID-19 pandemic has heightened the importance of public health and, consequently, waste management’s crucial supporting role. Sound waste management helps to keep communities healthy while, at the same time, helping to ensure that these communities can thrive, businesses can flourish, and families can live safely. For those communities that are taking tangible steps to make a difference, having credible data is essential for them to take actionable steps to improve the vital service of waste and recycling pick and disposal. With good data, public works departments can better determine where and when to direct human and financial resources to ensure equitable and adequate public services, drive meaningful positive outcomes, and then measure their progress towards limiting waste and achieving the reduction goals promulgated by government leaders.

Outside of waste management, municipalities have also struggled to manage budget constraints while still providing vital adequate public services and maintaining critical infrastructure.

Rubicon’s Solution

Without owning any hauling, recycling or landfill infrastructure, Rubicon’s digital marketplace allows the Company to manage the full spectrum of waste and recycling services through an extensive network of more than 8,000 vendor and hauling and recycling partners. The Company’s programs span cardboard (“OCC”), plastic, paper, metal, glass, pallets, electronics recycling, construction, and demolition (“C&D”), organics recycling (including food waste and composting services), grease and oil recycling, and single-stream recycling (“SSR”), among other adjacent services. Rubicon’s subject matter experts manage recyclable commodity markets, zero-waste programs, and other sustainability offerings across our portfolio.

Underpinning Rubicon’s digital marketplace is a cutting-edge, modular, digital platform that allows us to deliver value, transparency, and seamless digital experiences to our customers and hauling and recycling partners. Rubicon leverages its technology to audit hauler invoices and match to landfill weight tickets or recyclable commodity bills of lading. It provides customers with dashboards and digital tools to manage and monitor their waste services, and it provides its hauling and recycling partners with technology tools that help them optimize their operations.

This platform has been packaged into solutions that Rubicon offers to various parties in the waste and recycling value chain. RUBICONSmartCity, an advanced smart city solution, helps municipalities achieve and maintain more efficient, effective, and sustainable waste and recycling operations. RUBICONPremier, an enterprise SaaS solution, allows haulers and recyclers to scale their operations into new geographies more efficiently.

Solutions for Waste Generators

Rubicon’s cloud-based digital marketplace provides an innovative customer experience through an easy-to-use interface, where customers can order new services and manage existing services, track invoices, and view environmental outcomes. Rubicon provides commercial waste generators—such as commercial property owners, the hospitality and restaurant industries, retail services and logistics companies—an all-in-one waste and recycling solution that allows for enhanced visibility into its customers’ waste management services. This means deeper insights into their waste streams, informed decision making, and increasingly efficient action taken across locations. These features are designed to save time and minimize waste throughout the organization by reducing administrative support costs in managing complex waste and recycling programs, identifying waste reduction and landfill diversion opportunities, and designing and implementing solutions to deliver on them. We also empower customers to report on their environmental goals through data visibility and by aggregating waste diversion activities and generating custom reports on carbon emission reductions. These data and reports are then reviewed and substantiated by a third party.

Solutions for Haulers & Recyclers

Rubicon works with a network of more than 8,000 hauling and recycling partners. Through its extensive network, Rubicon provides its hauling and recycling partners with access to large, often national multi-location accounts that they can service within their local markets or with their narrower service capabilities. Rubicon has also developed products that enable haulers and recyclers to better scale their businesses and optimize their operations through several programs.

RUBICONPro App

The RUBICONPro App sits on the truck dashboard, providing drivers with route details, navigation, and alerts while collecting real-time service information as well as vehicle tracking and safety metrics. Drivers can safely interact with the app to record weight tickets, verify instances of service confirmation, report issues, and more in real time. Without our product, most, if not all, of this work would be done manually and on or through multiple disparate services. Rubicon’s products can reduce truck repair costs with vehicle maintenance insights, which alert haulers and recyclers regarding everything from routine service needs to severe mechanical issues, creating opportunities to improve performance and operate more efficient fleets.

RUBICONPro Pod

The RUBICONPro Pod plugs into the existing diagnostics port inside the truck’s cab to automate service confirmations, recording the date and time of services and proactively communicating them to the waste generators. Rubicon’s hardware and digital platform are compatible with virtually any truck with the requisite port, making this a useful solution for residential, commercial, cart, and roll-off services. Once the pod is installed, no further driver interaction is required.

RUBICONSelect

RUBICONSelect is a buying consortium program in which Rubicon has negotiated preferred rates with certain third-party customers specifically for the benefit of Rubicon’s partners that provide waste and recycling services on our behalf. The program empowers haulers and recyclers across the country with new business opportunities, savings, and tools they would otherwise not have access to, all through a user-friendly interface. Foremost is that Rubicon offers its hauling and recycling partners new business opportunities to service their own waste generator customers. Given that many of Rubicon’s customers have a national presence (if not international), we believe the only way a local supplier can get access to these important locations is often through Rubicon.

In addition to helping scale small and medium size business (“SMB”) haulers and recyclers, we leverage the scale of our business to negotiate better, “big-business” pricing and terms for our hauling and recycling partners. Leveraging our scale, which can provide the same buying power as some of the largest waste services companies, the haulers and recyclers in our network are better positioned to successfully compete by reducing their operating costs, thereby freeing up capital that they can invest in their businesses. Rubicon has numerous buying program partners, including Commercial Credit Group (CCG), ACE Equipment, Concorde Inc., Wastequip, and more. RUBICONSelect is recruiting new program partners daily to provide a wide breadth of offerings including financing, equipment purchase, rentals, insurance, maintenance, fuel, tires, and more.

Rubicon has not yet monetized RUBICONSelect but has plans to do so in the near term.

Solutions for Cities

In addition to working with commercial waste generators and commercial waste and recycling service providers, Rubicon has deployed its technology in more than 70 cities to help them manage their waste and recycling infrastructure and reach their sustainability goals. Rubicon uses its proprietary technology to digitize trash and recycling routes, allowing collection crews to cover routes more effectively and efficiently while automating many reporting processes.

RUBICONSmartCity is a smart city technology suite that helps city governments everywhere run more efficient, effective, and sustainable operations. A software-as-a-service (“SaaS”) offering originally designed for waste and recycling fleets, this full-service solution can be deployed across virtually any fleet to help reduce costs, improve service, and contribute to an enhanced quality of life for citizens.

RUBICONSmartCity can help governments save tax dollars by transforming existing government-owned fleets into roaming data collection centers, delivering insights about specific conditions throughout the community. Waste-specific insights include recycling participation and overflowing containers, as well as insights about material contamination directly at the source. Examples of general city infrastructure assessment insights include identifying and indexing instances of road potholes, broken curbs, vacant homes, and graffiti. Rubicon’s technology helps improve neighborhood streetscapes by monitoring vehicle health, improving driver behavior, and improving material collection efficiency, which can result in more sustainable, resilient, and equitable neighborhoods.

For the years ended December 31, 2022 and 2021, and the quarters ended March 31, 2022 and 2021, Rubicon’s revenue generated from sales to government entities is less than 5% of its total revenue.

Solutions for Global Fleets

Rubicon’s various SaaS offerings help waste and recycling companies around the world to digitize their operations while equipping municipalities and businesses of all sizes to initiate or grow their waste collection capabilities with a digital cloud-based model. Rubicon’s solutions allow companies to replicate Rubicon’s innovative, asset-light model by providing a third-party logistics technology backbone and by allowing services to be provided across a wider geographic coverage area than what may otherwise be covered by a vertically integrated asset footprint. Features within the product enable users to provide an enhanced experience for their own waste generator customers, the opportunity to restructure the cost of their collection operations, and the ability to enter new markets without massive investment.

Strengths and Competitive Advantages

Rubicon’s business model provides a transparent marketplace that digitizes the waste and recycling sector for private companies and municipalities. Rubicon gains, maintains, and grows its customer relationships by providing what we believe are superior solutions that can help waste generators save money. Rubicon believes it has expertise and competitive advantages that will allow it to continue to maintain and grow its market share.

Cloud-Based Model Reduces Costs and Benefits from the Network Effect

Rubicon’s business model is highly scalable because of its digital, cloud-based nature; it does not depend on owning any physical infrastructure such as trucks or waste facilities. Without any physical infrastructure and the working capital requirements inherent in those operations, Rubicon can efficiently and effectively deploy its platform around the world without the capital investment or the exposure that comes along with owning and operating this infrastructure.

Rubicon’s platform also benefits from significant network effects. As more waste generator customers join Rubicon’s platform, increased waste and recycling volumes improve Rubicon’s ability to negotiate with haulers and recyclers. Increased waste and recycling volumes also create efficiencies within haulers’ and recyclers’ routes and operations, because the marginal cost of servicing additional locations within an existing route is comparatively low, which can improve service and pricing for Rubicon’s customers. Additionally, as the network expands, the amount of data Rubicon collects increases, allowing us to learn and further improve its solutions, benefiting all network participants. As Rubicon’s pricing improves with haulers and recyclers and as its expanding data asset improves its ability to deliver new circular solutions, Rubicon’s overall value proposition improves for its waste generator customers.

Business Model and Customer Interests are Aligned Benefiting Rubicon and Providing Greater Value to Customers

Rubicon’s platform provides service and cost transparency to both its customers and partners along with automated business processes, allowing them to make informed decisions based on their priorities, whether it’s business growth, cost savings, or environmental outcomes.

Rubicon’s incentives are aligned with its customers, both economically and environmentally. Landfill owners and operators often generate revenues through collection volumes and tipping fees, so they are incentivized to collect bins more frequently than necessary even when they are not full. Because Rubicon does not own landfills, it is not motivated by maximizing volumes and / or tipping fees. Therefore, Rubicon can work with its customers to optimize service levels for their business needs. In practice, Rubicon advises its waste generator customers on the implementation of new source separated recycling programs and educates store-level employees on how to safely and efficiently manage such program implementation and execution. Additionally, Rubicon will work upstream with its customers to design and effect reverse supply chain programs to aggregate valuable waste stream materials at central locations, or even to design programs that create internalized, circular solutions or reduce waste at the source.

Further, using our proprietary computer vision-based technology and our team of subject matter experts to examine the contents of a waste stream, Rubicon can assess the material composition of the waste stream. This information provides multiple benefits, including providing more detailed information about the contents and allowing customers to identify opportunities to divert certain materials from landfills. Using this information, Rubicon and its customers can generate better environmental outcomes, and, to the extent Rubicon can sell the materials to recycling and processing facilities, it can also create significant economic benefits.

For RUBICONPro, RUBICONPremier, and RUBICONSmartCity, the Company’s SaaS offerings, the core of services is about maximizing the use of scarce resources. Rubicon does this by optimizing routes and full fleet operations, by providing data for preventative vehicle maintenance, and by focusing on improving driver safety and behavior, which can improve outcomes for all constituents: drivers, supervisors, governments officials, and residents.

Superior Technology

Rubicon’s user-friendly platform is vertically integrated and gives us control of all critical operations and transaction elements, which facilitates a fast, simple, and consistent user experience. We believe our ground-breaking technology is what the industry has needed for many years.

Rubicon’s technology can affect all parties within the waste and recycling ecosystem:

●	Rubicon services waste generators’ needs through its network of haulers and recyclers and with vendor management, compliance, invoicing, payments, and receipts managed on its digital platform. Rubicon services requests through Rubicon’s proprietary customer portal RUBICONConnect or directly from waste generators via FMS / OMS system integrations, with real-time confirmation of service.

●	Rubicon equips haulers and recyclers with technology to detect location, load, and capacity. Haulers and recyclers digitally receive dispatched orders to be configured into their existing routes.

●	Municipal fleets are equipped with telematics and AI cameras to collect data for asset optimization. The resultant operational efficiencies can drive taxpayer savings, turning a garbage truck into a “roaming data center” that can deliver critical infrastructure assessments for governments all while performing its primary functions.

●	Rubicon’s technology also helps implement advanced recycling programs, coordinating multiple vendors, directing the waste feedstock to specific processing facilities, and tracking end-destinations for traceability.

●	Rubicon enables data-driven waste management for all its partners, and integrated landfill operators process volumes contracted to Rubicon.

Depth & Quality of Hauling & Recycling Network Benefits All Constituent Parties

Rubicon works with a network of more than 8,000 hauling and recycling partners. The scale of Rubicon’s network means we have access to vastly more hauling and recycling options through the Company’s digital platform. Rubicon’s ability to access this extensive network benefits its customers and enables it to mitigate business risks for its customers associated with sole sourcing, including labor shortages, cost offsets (overages, contamination, etc.), and unaccommodating supplier scheduling.

The stickiness of the supplier side of Rubicon’s marketplace is ensured by the valuable services Rubicon provides them. Foremost is that Rubicon offers its hauling and recycling partners new business opportunities to service its waste generator customers. Given that many of Rubicon’s customers have a national or even global presence, often the only way a local supplier can get access to these important locations is through Rubicon.

Rubicon also offers its hauling and recycling partners a digital platform that is simple and efficient and can help them improve their routing, fleet operations, and driver behavior.

Lastly, Rubicon offers the benefits of scale to even the smallest hauler/recycler through a buying consortium where haulers and recyclers can save money on items critical to their businesses (fuel, parts, tires, insurance, etc.). Rubicon has not yet monetized this buying consortium but has plans to do so in the near term.

Number of Blue-chip Customers Creating Barrier to Entry

Rubicon’s platform has been validated by a diverse group of over 8,000 customers in businesses and governments, most of which are under long-term contracts. Our typical customer agreement has a term of 3 years, providing confidence in and visibility towards future revenue streams. Rubicon’s large and national accounts have also attracted many haulers and recyclers to the platform. Some of our blue-chip customers include Apple, Starbucks, Walmart, Dollar General, Chipotle, and FedEx.

Our Growth Strategies

The foundation of Rubicon’s business is its digital marketplace platform where it seamlessly transacts with its customers and hauling and recycling partners. The majority of Rubicon’s revenue is generated via this digital marketplace, which allows the Company to capture additional revenue streams through solutions designed to modernize hauling and recycling operations. Rubicon believes it has multiple proven avenues for future growth, including through increasing its geographic reach and the depth of its customer, hauling, and recycling networks in those markets.

Organic Customer Growth Through New Customer and Contract Wins Based on the Strengths of our Solutions

Rubicon has built a first-class sales and marketing organization that has helped build its base of more than 8,000 customers. Rubicon combines cutting-edge and sorely needed technology solutions with deep subject matter expertise in a mission-critical sector. Its products are designed to save customers money, provide for a more transparent and seamless customer experience, and help customers achieve positive environmental outcomes. This differentiated proposition creates a strong product-market fit within an industry that is ripe for change.

Additionally, Rubicon is uniquely capable of providing a “one-stop-shop” solution for all the waste generator customers’ waste and recycling needs. Rubicon offers a tiered solution, beginning with simply auditing and administering an incumbent hauler’s existing program for waste generators, through to the creation and provisioning of a full zero-waste program.

Organic customer growth is expected to continue to be a core driver of growth for Rubicon for the foreseeable future as a result of these and other strengths.

Growing Revenues with Existing Customers

Rubicon has proven its ability to expand its customer relationships. This is achieved both by expanding its geographic penetration across a customer’s footprint over time as well as by working collaboratively with its customers to identify incremental services that can be offered to further enhance their waste and recycling programs. Rubicon’s waste generator account managers are empowered and incentivized to expand our existing customer relationships. Underscoring Rubicon’s ability to expand our existing customer relationships, revenue net retention stood at approximately 116% as of March 31, 2022.

Adding More Service Capabilities

Rubicon has demonstrated its ability to expand its capabilities in the past. Rubicon has expanded its waste marketplace service capabilities to over 150 material types and multiple fleet types, and even beyond waste and recycling. Rubicon intends to continue to add service capabilities and invest in product development and has the platform, vision, and data to fuel growth.

From a customer perspective, Rubicon currently services national and SMB waste generator accounts, predominately within the U.S. market. Through its SaaS-based offerings, Rubicon has already expanded its footprint internationally and expects to continue this expansion – first by leading with technology, then by building out digital marketplace offerings in these markets.

As our business expands in its breadth and depth, we will continue to refine how we monetize our products and relationships. Today we earn money from licensing our technology, from waste and recycling services within our digital marketplace, and by participating in recyclable commodity sales transactions. By servicing all the constituents within the waste and recycling ecosystem, Rubicon has gathered valuable datasets that we have begun and will continue to offer on their own as data subscriptions. Further, Rubicon expects to be a larger player in establishing recycling and recyclable commodity marketplaces.

International Expansion within Existing Markets and into New Markets

Rubicon believes it is a global innovator in the waste and recycling industry and has successfully deployed its solutions in 20 countries though it currently generates the vast majority of its revenue within the United States. Rubicon intends to continue selling its solutions globally.

Strategic Acquisitions

Rubicon intends to grow by acquiring other businesses and the customers they serve. Rubicon has proven its ability to identify and execute on attractive acquisition targets. We have acquired and successfully integrated multiple businesses and have established a repeatable process for identifying and integrating complementary companies. Furthermore, Rubicon has spent considerable efforts building relationships across the industry, helping to build a large pipeline of additional acquisition opportunities.

Certified B Corporation Status

While not required by Delaware law or the terms of our certificate of formation, we have been designated as a Certified B Corporation. The term “Certified B Corporation” or “B Corp” does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability, and transparency. B Lab sets the standards for B Corp certification and may change those standards over time.

As a Certified B Corp, we balance purpose and profit, which makes us uniquely positioned to deliver on our mission to solve the world’s waste problem. The commitment to using business as a force for good helps to create a culture of trust and mutual respect among our employees, along with an environment in which we consider the impact of every decision on our employees, customers, suppliers, community, and environment.

Human Capital Resources

Our People and Culture

We are passionate about our people, and work hard to attract, develop, and retain employees who share our core values and are committed to achieving our mission to end waste. As of March 31, 2022, we had 650 employees, 646 of whom were based in the United States. None of our employees is represented by a labor union, and we consider our relations with our employees to be very good. A strong commitment to diversity and inclusion is central to our core values in all that we do. We also support the following employee affinity groups: African American Affinity Group, Latin American and Caribbean Heritage Affinity Group, Asian and Pacific Islander Affinity Group, Veterans Affinity Group, LQBTQ+ Affinity Group, and Women in Leadership Affinity Group. The groups meet routinely to discuss matters important to them, host social events and volunteer opportunities, and make presentations at our All Hands meetings to share topics of interest with all our employees.

Our commitment to our employees and culture is reflected in the fact that we have earned a certification from Great Place to Work for five consecutive years (2018, 2019, 2020, 2021, and 2022). We believe that this certification is one of the most definitive “employer-of-choice” recognitions that companies aspire to achieve. It is the only recognition based entirely on what employees anonymously report about their workplace experience – specifically, how consistently they experience a high-trust workplace.

Benefits, Health, Safety & Wellbeing

We are proud to offer an employee benefits package that aligns with our Certified B Corp philosophy, as well as our commitment to being a Great Place to Work. This includes benefits such as 100% employer paid health insurance for the family unit, an employee assistance program for mental wellbeing, paid maternity and paternity leave, and unlimited vacation for exempt employees. We also focus on the financial wellbeing of our employees with competitive compensation, a 401(k) plan with employer match, and financial education programs.

We currently maintain four offices: a headquarters in Lexington, Kentucky; and offices in Atlanta, Georgia, New York, New York and Tinton Falls, New Jersey. In light of the ongoing challenges and risks posed by the COVID-19 pandemic, the remainder of our employees continue to work remotely.

The health and safety of our employees are of the utmost importance. Thus, we are committed to allowing our employees to “work from home” and are committed to providing them with a one-time home office stipend to ensure they have a comfortable and productive remote working environment.

Sales

The Commercial Sales organization is responsible for initiatives to drive growth, retention, and overall client satisfaction through new opportunity development, pipeline execution, account planning, and client service.

The Commercial Sales organization is separated into the below business units:

●	Key Account Sales: Responsible for sales development and closing new customer accounts with annual revenues over certain thresholds

●	Mid-Market Sales: Responsible for sales development and closing new multi-location customer accounts with annual revenues below certain thresholds

●	SMB Sales: Responsible for leading a highly digitized sales process for primarily single-location new customer accounts for small and medium size businesses

●	Launch and Implementation: Responsible for overseeing new account setup and expansion projects, irrespective of new customer account size

●	Partnerships: Responsible for building an eco-system of referral partners and channel sales

●	Key Account Management: Responsible for managing and growing our existing key account customers

We established a “land and expand” strategy within our existing book of business which we believe has delivered more reliable and substantial revenue growth on a year-over-year basis. This strategy means that we may initially acquire a small footprint of a customer account and over time expand the product offering through the RUBICONConnect platform.

Marketing

In order to market the Company’s services effectively, acquire new customers, and build brand awareness in key geographies, Rubicon deploys a multi-channel marketing strategy designed to reach prospects and expand our relationships with existing customers – a “land and expand” strategy – by communicating the operational benefits and value of our solutions. Our paid marketing campaigns, discussed in more detail below, are augmented by other unpaid/organic activities including regular social media updates and press/media placements. We also use a range of brand assets to further drive awareness of our products and services in high-value and high-visibility placements.

Digital – Digital advertising, which includes website display ads, geo-targeted mobile advertising, pay-per-click, and paid search advertising such as Google and Bing, is a central component of our marketing strategy. Given this channel’s precise targeting capabilities, we can effectively and efficiently reach our ideal buyers wherever they are.

Social Media – Rubicon’s social channels are a key part of our marketing efforts. Using both paid and organic programs, we advertise on a number of different social media feeds and channels, including Twitter, LinkedIn, Instagram, and Facebook.

Offline Media – We run offline advertising campaigns in markets where such opportunities are available and of demonstrable value, including billboards/out-of-home placements, and transit advertising.

Events – Rubicon participates in many industry and industry-adjacent events identified by our marketing team in close consultation with our Commercial Sales Organization. Rubicon also has an enterprise webinar platform which is used to develop and co-host webinars with customers, prospects, thought-leaders, and officials on important waste and recycling industry topics such as food waste and labeling, plastic pollution, and environmental innovation.

Special Projects – Each year, Rubicon runs special projects intended to further our mission and build the Company’s profile in our industry and beyond. Two notable examples are: Trick or Trash – Rubicon’s annual Halloween campaign targeted at schools and small businesses, which is designed to mitigate the waste that builds up over the course of the Halloween season, and Project Clear Constellation – a program devised to confront the growing problem of space waste, in which U.S. colleges and universities are invited to submit design concepts for solutions to help clean up space debris.

Communications Programs – Rubicon pursues media placements with industry and non-industry publications and actively pitches stories to journalists and media outlets to garner additional coverage.

Competition

Our industry is highly competitive, and we encounter intense competition from governmental, quasi-governmental and private sources in all aspects of our operations. Our platform and solutions address the needs of a variety of industry participants, including waste generators, haulers/recyclers, and varying levels of government, meaning we compete in a number of segments with a wide array of competitors, including some of our own customers. We principally compete with large national waste management companies such as Waste Management and Republic Services, counties and municipalities that maintain and manage their own waste collection and disposal operations, and regional and local companies of varying sizes and financial resources. Our industry also includes companies that specialize in certain discrete areas of waste management, operators of alternative disposal facilities, companies that seek to use parts of the waste stream as feedstock for renewable energy and other by-products, and other waste brokers that rely upon haulers in local markets to address customer needs.

We compete on a variety of factors, including quality of services, ease of doing business and price.

Product Development

We continue to make substantial investments in product development because we believe it is essential to improve and optimize our platform and underpins our goal to drive innovation in the waste and recycling industry. Our product development roadmap balances technology advances and new offerings with regular enhancements to existing solutions. We are continuously looking for ways to improve our proprietary platform and solutions, following a roadmap to build and deliver additional functionalities to our customers. Our allocation of product development resources is guided by management-established priorities, input from team members, and user and sales force feedback.

As of March 31, 2022, we had 61 employees focused on our product development activities. For the years ended December 31, 2021 and 2020, our product development spending was $22.5 million and $14.9 million, respectively, and, as a percentage of total revenues, was 3.9% and 2.8%, respectively. For the three months ended March 31, 2022 and 2021, our product development spending was $9.2 million and $4.2 million, respectively, and, as a percentage of total revenues, was 5.8% and 3.1%, respectively. We intend to continue to invest in our product development capabilities to extend our platform.

Intellectual Property

Intellectual property rights are critical to our success. We rely on a combination of patents, copyright, trademark, and trade secrets in the United States and other jurisdictions, as well as confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary platform, software, know-how, and brand. As of December 31, 2021, we had more than 50 patents granted and over 70 patents pending in the United States and internationally. Among other things, our patents and published patent applications address hauler and vendor facing innovations that enable monitoring and management of waste hauling vehicles including service confirmation, load monitoring, vehicle weight determination, bin overflow detection, route determination, intelligent dispatching, unscheduled stop detection, and remote waste auditing; customer-facing innovations that allow customers to make on-demand service requests, remotely manage waste services, request bulk material removal, and track of waste receptacles; innovations related to intelligent dispatching, remote auditing, route generation, and residential waste management systems; and smart cities innovations including systems for monitoring waste service regulation and compliance data, road condition detection, smart bins and sensors offering use-based incentives, and air quality-based waste management. In addition, from time to time we enter into collaboration arrangements and in-bound licensing agreements with third parties, including certain of our competitors, in order to expand the functionality and interoperability of our solutions. We are not substantially dependent upon any one of these arrangements, and we are not obligated to pay any material royalty or license fees with respect to them.

Our names, logos, website names, and addresses are owned by us or licensed by us. We reference herein trademarks, trade names, and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to herein may appear without the ®, TM, or SM symbols, but the lack of those references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names, and service marks. We do not intend our use or display of other parties’ trademarks, trade names, or service marks to imply - and such use or display should not be construed to imply - endorsement or sponsorship of us by these other parties.

Facilities

While most of our employee base operates remotely, we maintain four facilities for operations: our corporate headquarters are in Lexington, Kentucky and we maintain offices in Atlanta, Georgia, New York, New York, and Tinton Falls, New Jersey. We lease all our facilities. We believe that our current office space and facilities are adequate to meet our current needs.

Legal Proceedings

In the ordinary course of business, Rubicon is or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on Rubicon’s consolidated results of operations, cash flows or financial position.

Regulation

The waste and recycling industry is highly regulated with a complex array of laws, rules, orders and interpretations governing environmental protection, health, safety, land use, zoning, transportation and related matters. These regulations and related enforcement actions can significantly restrict operations of landfill operators and haulers by imposing: limitations on siting and constructing new or expanding existing waste disposal, transfer, recycling or processing facilities; limitations or levies on collection and disposal prices, rates and volumes; limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste; mandates regarding management of solid waste, including requirements to recycle, divert or otherwise process certain waste, recycling and other streams; or limitations or restrictions on the recycling, processing or transformation of waste, recycling and other streams. Additionally, landfill operations emit anthropogenic methane, identified as a greenhouse gas, and vehicle fleets emit, among other things, carbon dioxide, which also is a greenhouse gas, and efforts to curtail the emission of these and other greenhouse gases and to ameliorate the effects of climate change continue to progress. Although passage of comprehensive, federal climate change legislation may not occur in the near term, any such legislation, if enacted, could significantly restrict and impose significant costs on the waste industry. Although we do not own or operate and landfills or transfer stations nor do we operate as a hauler, many of our customers and third parties with whom we contract are in one or more of these categories, and therefore subject to the forgoing regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF RUBICON

Unless the context otherwise requires, all references in this section to “Rubicon”, “the Company”, “we”, “us” or “our” refer to the business of Rubicon Technologies, LLC and its subsidiaries prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes appearing elsewhere in this proxy statement/consent solicitation statement/prospectus. Certain statements in this discussion are forward-looking statements. These forward-looking statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

Rubicon is a digital marketplace for waste and recycling services. Underpinning this marketplace is a cutting-edge, modular platform that powers a modern, digital experience and delivers data-driven insights and transparency for our customers and hauling and recycling partners. We provide our waste generator customers with a platform that delivers pricing transparency, self-service capabilities, and a seamless customer experience while helping them achieve their environmental goals; we enhance our hauling and recycling partners’ economic opportunities and help them optimize their businesses; and we help governments provide more advanced waste and recycling services that allow them to serve their local communities more effectively.

Over the past decade, this value proposition has allowed Rubicon to scale its platform considerably. Our digital marketplace now services over 8,000 customers, including numerous large, blue-chip customers such as Apple, Dollar General, Starbucks, Walmart, Chipotle, and FedEx, and encompasses over 8,000 hauling and recycling partners across North America. Rubicon has also deployed its technology in over 70 municipalities within the United States and operates in 20 countries. Furthermore, the Company has secured a robust portfolio of intellectual property, having been awarded more than 50 patents, with over 70 pending, and 20 trademarks.

We operate as one segment. See Note 1, Nature of operations and summary of significant accounting policies, to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus for our discussion about segments.

COVID-19 Update

On January 30, 2020, the World Health Organization declared the coronavirus “COVID-19” outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. COVID-19 and actions taken to mitigate it such as travel bans and restrictions, limitations on business activity, quarantines, work-from-home directives and shelter-in-place orders have had and are expected to continue to have an adverse impact on certain businesses and industries and the economies and financial markets regionally and globally, including the geographical areas in which we operate. The COVID-19 pandemic has created significant global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business, results of operations and cash flows and could further impact our business, results of operations and our cash flows in the future.

In response to the COVID-19 pandemic, we have proactively taken steps to put our employees’, customers’ and partners’ needs first to ensure that we can provide our services safely and efficiently. Since the beginning of the outbreak, we took actions in response to the pandemic that focused on maintaining business continuity, supporting our employees, helping our customers and communities and preparing for the future and the long-term success of our business.

As a result of the pandemic, we experienced customer attrition during the second half of 2020 which caused a decline in service revenue during the first half of 2021 as compared to the same prior-year period; however, our revenues have subsequently begun to recover and for the second half of 2021, our service revenue increased by $21.7 million as compared to the second half of 2020 and by $15.1 million for the three months ended March 31, 2022 as compared to the first quarter of 2021. Additionally, our sales and marketing activities and spend decreased during 2021 and 2020 as a result of pandemic-related cost-saving initiatives. Some sales and marketing activities, including hiring in the sales and marketing teams and team members’ attendance at business development conferences and meetings, have resumed in the first quarter of 2022, resulting in a $0.9 million increase in sales and marketing cost for the three months ended March 31, 2022 as compared to the first quarter of 2021. In addition, several customers filed for bankruptcy during 2020 which resulted in $3.6 million of bad debt expenses related to these customers in 2020. Furthermore, we received loans under the Paycheck Protection Program (“PPP”), which was established under the CARES Act and is administered by the Small Business Administration (“SBA”), for an amount totaling $10.8 million, the full amount of which, along with associated accumulated interest, was forgiven during 2021.

While it is unknown how long pandemic conditions will last and what the complete financial impact will be, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business and are unable at this time to predict the impact that COVID-19 will have on our business, financial position, and operating results in future periods due to numerous uncertainties.

The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance depends on certain developments, including the duration of the pandemic and any resurgences, the severity of the disease, responsive actions taken by public health officials, the development, efficacy, distribution and public acceptance of treatments and vaccines, and the impacts on our customers, employees, partners, sales cycles and industry, all of which are uncertain and currently cannot be predicted with any degree of certainty. In addition, the global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided.

Proposed Mergers

We entered into a Merger Agreement with Founder SPAC (“FOUN”) on December 15, 2021. Pursuant to the Merger Agreement, the newly-formed Ravenclaw Merger Sub LLC (“Merger Sub”), a wholly-owned subsidiary of FOUN, will merge with and into Rubicon, with Rubicon surviving as a wholly-owned subsidiary of FOUN.

The Mergers are anticipated to be accounted for akin to a reverse recapitalization. Rubicon will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Rubicon’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, FOUN will be treated as the acquired company for financial statement reporting purposes. Upon consummation of the Mergers, the most significant changes in Rubicon’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to Rubicon’s consolidated balance sheet at March 31, 2022) of approximately $37.1 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $353.2 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $111.0 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the Mergers, offset by additional transaction costs for the Mergers. The estimated transaction costs for the Mergers are approximately $45.0 million. See “Unaudited Pro Forma Condensed Combined Financial Information”

As a result of the Mergers, New Rubicon will become the successor to a publicly traded company and will be listed on NYSE, which will require New Rubicon to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Rubicon expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Key Factors Affecting Our Performance

Financial results from our operations and the growth and future success of our business are dependent upon many factors. While each of these factors presents significant opportunities for us, these factors also pose challenges that we must successfully address to sustain and grow our business.

Industry trends and customers preference

The waste and recycling industry is highly regulated and complex, and public policy is increasingly focused on improving diversion from landfills and reducing emissions. Current policies tend to encourage and reward reductions in carbon dioxide emissions, and many major cities in the United States have promulgated climate action plans committing to achieve emissions reductions in line with the Paris Climate Accords. Additionally, the waste generators’ awareness of benefits achieved by improved diversion from landfills has been increasing which is driving preference for recycling over landfills. We view these trends as an opportunity to accelerate the growth of our business, including our revenue and profitability.

Commodity nature of our recycling program

Through our recycling program, we market a variety of materials, including fibers such as old corrugated cardboard (“OCC”), old newsprint, aluminum, glass, pallets and other materials. Currently, OCC is the most significant material in our recycling program. Our recyclable commodity revenue is influenced by fluctuations in prices of the recyclable commodities. Periods of increasing prices generally provide the opportunity for higher revenue while periods of declining prices may result in declines in sales. For the reporting periods, the trend of the recyclable commodity prices was generally upward and contributed to higher recyclable commodity revenue in more recent periods. For the three months ended March 31, 2022 and 2021, our recyclable commodity revenue was $25.1 million and $13.4 million, respectively. For the years ended December 31, 2021 and 2020, our recyclable commodity revenue was $82.1 million and $49.3 million, respectively.

See the sections titled “Qualitative and Quantitative Disclosures About Market Risk” in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rubicon and “Risk Factors” included elsewhere in this proxy statement/consent solicitation statement/prospectus for further discussion regarding recyclable commodity price risk.

Investment in growth

We are actively investing in our business to support future growth and we expect this investment to continue. We have built a leading cloud-based digital marketplace that provides a transformational customer experience through an easy-to-use interface, where customers can manage services, track invoices, and view environmental outcomes. We believe that our platform is highly differentiated, and we expect to continue to invest in product development to further develop and enhance our platform’s features and functionality to further extend the adoption of our platform. For the three months ended March 31, 2022 and 2021, our product development cost was $9.2 million and $4.2 million, respectively. For the years ended December 31, 2021 and 2020, our product development cost was $22.5 million and $14.9 million, respectively. We expect the product development cost to increase as a percentage of revenue in the next twelve months as we anticipate continued investment in growth.

We also anticipate that our operating expenses will increase as we continue to build our sales and marketing efforts and expand our employee base. In addition, we intend to continue to grow our platform by using acquisitions and strategic partnerships. From time to time, we acquire and invest in companies with teams and technologies that enable us to strengthen our offerings and expand our growth.

While we continue to make investments to provide capacity for the growth of our business, our strategy may continue to change related to these investments and we may slow the pace of our investments including in response to the known and potential impacts of COVID-19 on our business.

Components of Results of Operations

Revenue

We generate our revenue from waste removal, waste management and consultation services, platform subscriptions, and the purchase and sale of recyclable commodities.

Service revenue:

Service revenues are comprised of waste removal and consultation services provided to customers for waste, recycling and logistics solutions. Services include planning, consolidation of billing and administration, cost savings analyses, vendor procurement and performance management, and a suite of solutions providing insights into the customers’ waste streams.

Recyclable commodity revenue:

We recognize recyclable commodity revenue through the purchase and sale of OCC, old newsprint, aluminum, glass, pallets and other recyclable materials.

Cost of revenue, exclusive of amortization and depreciation

Cost of service revenues primarily consist of expenses related to delivering our service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consist of expenses related to purchase of OCC, old newsprint, aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

Sales and marketing

Sales and marketing expenses consist primarily of compensation costs, including salaries, bonuses, benefits and other incentives to our sales and marketing personnel, advertising expenses, digital marketing expenses, sales commissions and other promotional expenditures.

Product development

Product development expenses consist primarily of compensation costs, including salaries, bonuses and other benefits to our product development team, contract labor expenses and fees for software licenses, consulting, legal, and other services.

General and administrative

General and administrative expenses consist primarily of compensation and benefits related costs, including equity-based compensation expense for our general corporate functions. General and administrative costs also consist of third-party professional service fees for external legal, accounting, and other consulting services, insurance charges, hosting fees and overhead costs.

We expect to incur additional expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Amortization and depreciation

Amortization and depreciation consist of all depreciation and amortization expenses associated with our property and equipment, acquired intangible assets and customer acquisition costs.

Interest expense

Interest expense consists primarily of interest expense associated with our outstanding debt, including accretion of debt issuance costs.

Results of Operations

The following table shows our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands)
Revenue:
Service	$134,698	$119,575	$500,911	$490,122
Recyclable commodity	25,108	13,395	82,139	49,251
Total revenue	159,806	132,970	583,050	539,373
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	129,693	114,193	481,642	471,039
Recyclable commodity	23,236	12,834	77,030	45,892
Total cost of revenue (exclusive of amortization and depreciation)	152,929	127,027	558,672	516,931
Sales and marketing	3,950	3,076	14,457	14,782
Product development	9,218	4,159	22,485	14,857
General and administrative	12,627	9,723	52,915	37,754
Amortization and depreciation	1,490	1,625	7,128	6,450
Total costs and expenses	180,214	145,610	655,657	590,774
Loss from operations	(20,408)	(12,640)	(72,607)	(51,401)
Other income (expense):
Interest earned	-	2	2	8
Gain on forgiveness of debt	-	1,008	10,900	-
Loss on change in fair value of warrants	(278)	-	(606)	-
Other expense	(330)	(184)	(1,055)	(427)
Interest expense	(3,775)	(2,196)	(11,455)	(8,217)
Total other income (expense)	(4,383)	(1,370)	(2,214)	(8,636)
Loss before income taxes	(24,791)	(14,010)	(74,821)	(60,037)
Income tax expense (benefit)	28	(149)	(1,670)	(1,454)
Net loss	$(24,819)	$(13,861)	$(73,151)	$(58,583)

The following table sets forth the components of our consolidated statements of operations data as a percentage of revenue for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	(in percentages)
	2022	2021	2021	2020
Revenue
Service	84.3%	89.9%	85.9%	90.9%
Recyclable commodity	15.7	10.1	14.1	9.1
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Cost of revenue (exclusive of amortization and depreciation)
Service	81.2	85.9	82.6	87.3
Recyclable commodity	14.5	9.7	13.2	8.5
Total cost of revenue (exclusive of amortization and depreciation)	95.7	95.5	95.8	95.8
Sales and marketing	2.5	2.3	2.5	2.7
Product development	5.8	3.1	3.9	2.8
General and administrative	7.9	7.3	9.1	7.0
Amortization and depreciation	0.9	1.2	1.2	1.2
Total costs and expenses	112.8	109.5	112.5	109.5
Loss from operations	(12.8)	(9.5)	(12.5)	(9.5)
Other income (expense):
Interest earned	-	-	-	-
Gain on forgiveness of debt	-	0.8	1.9	-
Loss on change in fair value of warrants	(0.2)	-	(0.1)	-
Other expense	(0.2)	(0.1)	(0.2)	(0.1)
Interest expense	(2.4)	(1.7)	(2.0)	(1.5)
Total other income (expense)	(2.7)	(1.0)	(0.4)	(1.6)
Loss before income taxes	(15.5)	(10.5)	(12.8)	(11.1)
Income tax expense (benefit)	-	(0.1)	(0.3)	(0.3)
Net loss	(15.5)%	(10.4)%	(12.5)%	(10.9)%

Comparison of the three months ended March 31 2022 and 2021

Revenue

Total revenue increased by $26.8 million, or 20.2%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.

Service revenue increased by $15.1 million, or 12.6%, primarily due to a combination of sales to new customers in the amount of $7.7 million and increased service levels for existing customers in the amount of $6.5 million.

Revenues from sales of recyclable commodities increased by $11.7 million, or 87.4%, primarily due to an increase in the sales prices for recyclable commodities, especially OCC, whose average price per ton increased by 100.5%.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $25.9 million, or 20.4%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.

Cost of service revenue increased by $15.5 million or 13.6%, primarily attributable to an increase in hauling-related costs, $10.2 million of which was driven by the service level increase to new and existing customers and $5.3 million was due to price increase by our hauling and recycling partners.

Cost of recyclable commodity revenue increased by $10.4 million or 81.1% primarily due to an increase in the cost of recyclable commodities sold mainly driven by the increase in the recyclable commodity prices.

Sales and marketing

Sales and marketing expenses increased by $0.9 million or 28.4% for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily attributable to higher payroll related costs of $0.4 million due to headcount increases and higher costs for sales and marketing activities including meetings, conferences and other business development activities in the amount of $0.4 million.

Product development

Product development expenses increased by $5.1 million, or 121.6%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily attributable to higher product development support costs of $4.2 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $0.7 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to increase over the next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “Liquidity and Capital Resources.”

General and administrative

General and administrative expenses increased by $2.9 million, or 29.9%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily attributable to higher employee-related costs by $1.8 million due to headcount increases, deferred compensation costs by $1.6 million, and professional services costs by $1.3 million mainly to support our growth and preparation to operate as a publicly traded company. The increase was partially offset by decrease in bad debt expense in the amount of $2.0 million which was primarily attributable to improved cash collections.

Amortization and depreciation

Amortization and depreciation expenses for the three months ended March 31, 2022 were relatively unchanged compared to the three months ended March 31, 2021.

Other income (expense)

Other expense increased by $3.0 million, or 219.9%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase over the prior period was primarily attributable to a $1.6 million increase in interest expense due to higher borrowings under the Term Loan Facility (as defined in the “Debt” section) and the Subordinated Term Loan Facility (as defined in the “Debt” section) entered into on December 22, 2021. In March 2021, the Company amended the Term Loan agreement, increasing the principal amount of the facility from $40.0 million to $60.0 million. Additionally, we recognized the forgiveness of the PPP loans in the amount of $1.0 million in March 2021 which did not repeat in 2022, and a $0.3 million loss on change in fair value of warrants during the first quarter of 2022 for the warrants issued in the fourth quarter of 2021.

Income tax expense (benefit)

Income tax expense for the three months ended March 31, 2022 increased by $0.2 million or 118.8% compared to the three months ended March 31, 2021. The increase was primarily attributable to the deferred tax expenses related to book and tax basis difference in intangible assets.

Comparison of years ended December 31, 2021 and 2020

Revenue

Total revenue increased by $43.7 million, or 8.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Service revenue increased by $10.8 million, or 2.2%, primarily due to a combination of sales to new customers in the amount of $6.5 million and increased service levels for existing customers in the amount of $4.3 million. During the first half of 2021, the service revenue decreased by $10.9 million as compared to the same prior-year period primarily due to the impact of decreased service levels from customer attrition in the second half of 2020, including in connection with customer bankruptcies. During the second half of 2021, service revenues began to recover and increased by $21.7 million as compared to the same prior-year period.

Revenues from sales of recyclable commodities increased by $32.9 million, or 66.8%, primarily due to an increase in the sales prices for recyclable commodities, especially OCC, whose average price per ton increased by 91.8%.

Cost of revenue, exclusive of amortization and depreciation

Total cost of revenue increased by $41.7 million, or 8.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Cost of service revenue increased by $10.6 million or 2.3%, primarily due to an increase in hauling-related costs corresponding to the service revenue increase as a result of service level increases to new and existing customers.

Cost of recyclable commodity revenue increased by $31.1 million or 67.9% primarily due to an increase in the cost of recyclable commodities sold mainly driven by the increase in the recyclable commodity prices.

Sales and marketing

Sales and marketing expenses for the year ended December 31, 2021 were relatively unchanged compared to the year ended December 31, 2020.

Product development

Product development expenses increased by $7.6 million, or 51.3%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to higher product development support costs of $5.0 million, which was mainly driven by higher software subscription costs to support our product development team, and higher payroll related costs of $2.1 million, which increased primarily due to the headcount increase in our product development team to support our growth.

We expect the product development cost to continue to increase over the next twelve months. The increase is expected to be driven by the Palantir Technologies, Inc. software services subscription, which provides advanced data analytics capabilities to enhance the data security, visibility, models, and algorithms of our digital platform. See “Liquidity and Capital Resources.”

General and administrative

General and administrative expenses increased by $15.2 million, or 40.2%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to higher equity compensation costs by $7.0 million, employee-related costs by $3.3 million, professional services costs by $3.0 million, and software license costs by $1.3 million, mainly to support our growth and preparation to operate as a publicly traded company.

Amortization and depreciation

Amortization and depreciation expenses for the year ended December 31, 2021 were relatively unchanged compared to the year ended December 31, 2020.

Other income (expense)

Other expense decreased by $6.4 million, or 74.4%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The decrease was primarily attributable to forgiveness of the PPP loans in the amount of $10.9 million during 2021 which was partially offset by an $3.2 million increase in interest expense due to higher borrowings under the Term Loan Facility (as defined in the “Debt” section) as compared to the prior year. In March 2021, the Company amended the Term Loan agreement, increasing the principal amount of the facility from $40.0 million to $60.0 million. See Note 4, Debt, to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Income tax expense (benefit)

Income tax benefit for the year ended December 31, 2021, was relatively unchanged compared to the year ended December 31, 2020.

Key Metrics and Non-GAAP Financial Measures

In addition to the measures presented in our consolidated financial statements, we use the following key business and non-GAAP metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Exit rate revenue

Exit rate revenue (ERR) is a key business metric that is calculated as an estimate of the total annualized revenue, including service revenue and recyclable commodity revenue, under contract as of the applicable period-end. ERR is calculated by annualizing GAAP revenue for the most recent monthly period and is normalized for non-recurring items derived from recurring contracted services. We calculate ERR based on customer volumes and commodity sales pricing as of the period-end and do not adjust for any potential or anticipated future fluctuations in volumes or commodity pricing. Estimates of future annualized contract values may be used when contracted services commence during the applicable month and are not fully accounted for in GAAP revenue for that monthly period. Additionally, ERR is inclusive of the forecasted annualized revenue of recently executed customer contracts whose related services have not commenced as of period-end. A new customer program generally requires up to 90 days from contract execution to service commencement. Our estimate of contracted customer revenue may be impacted by fluctuations in customer volumes and commodity prices. We use ERR as one measure of our revenue trends and as an indication of our future revenue opportunity from existing customer contracts as of the period-end. We believe this metric is useful to investors in evaluating our ongoing operational performance and trends, and in comparing our financial measures with other companies within our industry. However, it is important to note that other companies, including companies in our industry, may name, calculate and use ERR differently or not at all, which may reduce its usefulness as a comparative measure. Additionally, because certain contracts can be terminated on relatively short notice without penalty and volumes and pricing can change, there is no assurance that we will generate all of the estimated revenues under contract in the amount of ERR as of a particular date.

ERR was $697.9 million and $529.9 million as of March 31,2022 and 2021, respectively, and $658.6 million and $516.4 million as of December 31, 2021 and 2020, respectively.

Revenue net retention

We believe our ability to retain customers is an indicator of the stability of our revenue base and the long-term value of our customer relationships. We calculate revenue net retention as a year-over-year comparison that measures the percentage of revenue recognized in the current quarter from customers retained from the corresponding quarter in the prior year. We believe that our revenue net retention rate is an important metric to measure overall client satisfaction and the general quality of our service offerings as it is a composition of revenue expansion or contraction within our customer accounts.

Our revenue net retention rate was 116.4% and 95.1% as of March 31, 2022 and 2021, respectively, 125.0% and 96.7% as of December 31, 2021 and 2020, respectively.

Adjusted gross profit and Adjusted gross profit margin

Adjusted gross profit is a non-GAAP financial measure which is calculated by adding back amortization and depreciation for revenue generating activities and platform support costs to GAAP gross profit, the most comparable GAAP measurement. Adjusted gross profit margin is calculated as adjusted gross profit divided by total GAAP revenue.

We believe adjusted gross profit and adjusted gross profit margin are important measures and are useful to investors because they provide additional information regarding the markup and margin we charge that are incremental to our marketplace vendor costs. Our management team uses these non-GAAP measures as one of the means to assess comparability between periods and our digital platform’s operating performance. However, it is important to note that other companies, including companies in our industry, may calculate and use these measures differently or not at all, which may reduce their usefulness as a comparative measure. Further, these measures should not be read in isolation from or without reference to our results prepared in accordance with GAAP.

The following table shows the calculation of GAAP gross profit and a reconciliation of (i) GAAP gross profit to non-GAAP adjusted gross profit and GAAP gross profit margin to non-GAAP adjusted gross profit margin, (ii) amortization and depreciation for revenue generating activities to total amortization and depreciation and (iii) platform support costs to total cost of revenue (exclusive of amortization and depreciation) for each of the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands, except percentages)
Total revenue	$159,806	$132,970	$583,050	$539,373
Less: total cost of revenue (exclusive of amortization and depreciation)	152,929	127,027	558,672	516,931
Less: amortization and depreciation for revenue generating activities	650	565	2,947	1,826
Gross profit	$6,227	$5,378	$21,431	$20,616
Gross profit margin	3.9%	4.0%	3.7%	3.8%

Gross profit	$6,227	$5,378	$21,431	$20,616
Add: amortization and depreciation for revenue generating activities	650	565	2,947	1,826
Add: platform support costs	6,220	4,896	22,556	19,844
Adjusted gross profit	$13,097	$10,839	$46,934	$42,286
Adjusted gross profit margin	8.2%	8.2%	8.0%	7.8%

Amortization and depreciation for revenue generating activities	$650	$511	$2,947	$1,826
Amortization and depreciation for sales, marketing, general and administrative activities	840	1,114	4,181	4,624
Total amortization and depreciation	$1,490	$1,625	$7,128	$6,450

Platform support costs (1)	$6,220	$4,896	$22,556	$19,844
Marketplace vendor costs (2)	146,709	122,131	536,116	497,087
Total cost of revenue (exclusive of amortization and depreciation)	$152,929	$127,027	$558,672	$516,931

(1)	We define platform support costs as costs to operate our revenue generating platforms that do not directly correlate with volume of sales transactions procured through our digital marketplace. Such costs include employee costs, data costs, platform hosting costs and other overhead costs.

(2)	We define marketplace vendor costs as direct costs charged by our hauling and recycling partners for services procured through our digital marketplace.

Exit rate adjusted gross profit

Exit rate adjusted gross profit (ERAGP) is a key business metric that is calculated as an estimate of the total annualized non-GAAP adjusted gross profit under contract as of the applicable period-end. ERAGP is calculated by annualizing adjusted gross profit for the most recent monthly period and is normalized for non-recurring items derived from recurring contracted services. We calculate ERAGP based on customer volumes, marketplace vendor pricing, and contracted commodity purchase and sales pricing as of the period-end and do not adjust for any potential or anticipated future fluctuations in volumes or commodity pricing. Estimates of future annualized contract values may be used when contracted services commence during the applicable month and are not fully accounted for in adjusted gross profit for that monthly period. Additionally, ERAGP is inclusive of the forecasted annualized adjusted gross profit of recently executed customer contracts whose related services have not commenced as of period-end. A new customer program generally requires up to 90 days from contract execution to service commencement. Our estimate of contracted adjusted gross profit may be impacted by fluctuations in customer volumes and commodity prices. We use ERAGP as one measure of our digital platform’s performance trends and an indication of our future adjusted gross profit opportunity from existing customer contracts as of the period-end. We believe this metric is useful to investors in evaluating our ongoing operational performance and trends, and in comparing our financial measures with other companies within our industry. However, it is important to note that other companies, including companies in our industry, may name, calculate and use ERAGP differently or not at all, which may reduce its usefulness as a comparative measure. Additionally, because certain contracts can be terminated on relatively short notice without penalty and volumes and pricing can change, there is no assurance that we will generate all of the estimated adjusted gross profit under contract in the amount of ERAGP as of a particular date.

ERAGP was $60.9 million and $43.9 million as of March 31, 2022 and 2021, respectively, and $58.1 million and $43.2 million as of December 31, 2021 and 2020, respectively.

ERAGP margin, which we calculate as ERAGP as a percentage of ERR, was 8.7% and 8.3% as of March 31, 2022 and 2021, respectively, and 8.8% and 8.4% as of December 31, 2021 and 2020, respectively.

During the three months ended March 31, 2022, we executed new agreements with estimated adjusted gross profit margins higher than the blended average of the legacy customer portfolio. ERAGP margin includes the new customer agreements contracted at the end of the quarter, which did not materially impact our consolidated statements of operations within the current quarter.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and GAAP net loss is its most comparable GAAP measurement. We define adjusted EBITDA as GAAP net loss adjusted to exclude interest expense and income, income tax benefit, amortization and depreciation, equity-based compensation, phantom unit expense, gain or loss on change in fair value of warrants, other non-operating income and expenses, and unique non-recurring income and expenses.

We have included adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Further, we believe it is helpful in highlighting trends in our operating results because it allows for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. It is also often used by analysts, investors and other interested parties in evaluating and comparing our results to other companies within our industry. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of net loss or our other results as reported under GAAP. Some of these limitations are:

●	adjusted EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

●	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

●	although amortization and depreciation are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements;

●	adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments in historical periods; and

●	other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as comparative measures.

The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated in accordance with GAAP, to adjusted EBITDA for each of the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Total revenue	$159,806	$132,970	$583,050	$539,373

Net loss	$(24,819)	$(13,861)	$(73,151)	$(58,583)
Adjustments:
Interest expense	3,775	2,196	11,455	8,217
Interest earned	-	(2)	(2)	(8)
Income tax expense (benefit)	28	(149)	(1,670)	(1,454)
Amortization and depreciation	1,490	1,625	7,128	6,450
Equity-based compensation	58	120	543	468
Phantom unit expense	2,549	859	7,242	271
Loss on change in fair value of warrants	278	-	606	-
Other expenses(3)	330	184	1,055	427
Gain on forgiveness of debt	-	(1,008)	(10,900)	-
Adjusted EBITDA	$(16,311)	$(10,036)	$(57,694)	$(44,212)
Net loss as a percentage of total revenue	(15.5)%	(10.4)%	(12.5)%	(10.9)%
Adjusted EBITDA as a percentage of total revenue	(10.2)%	(7.6)%	(9.9)%	(8.2)%

(3)	Other expenses primarily consist of foreign currency exchange gains and losses, taxes, penalties, settlements and gains and losses on sale of property and equipment.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows in the short- and long-term to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, other commitments and contractual obligations. We consider liquidity in terms of cash flows from operations and other sources, including availability under our credit facility, and their sufficiency to fund our operating and investing activities. Our principal sources of liquidity have been borrowings under our current and prior credit facilities, proceeds from the issuance of equity and warrant exercises and cash generated by operating activities. Historically, we have financed our operations and acquisitions from a combination of cash generated from operations and periodic borrowings under senior secured credit facilities. Our primary cash needs are for day-to-day operations, to fund working capital requirements, to fund our growth strategy, including acquisitions, and to pay interest and principal on our indebtedness. Our acquisition strategy and our interest expense in particular may require that we seek additional sources of equity or debt financing in future periods.

At March 31, 2022, cash and cash equivalents totaled $9.5 million, accounts receivable totaled $40.3 million and unbilled accounts receivable totaled $55.3 million. Availability under our Revolving Credit Facility, which provides the ability to borrow up to $60.0 million, was $14.5 million.

In September 2021, we entered into a software subscription agreement with Palantir Technologies, Inc., including related support and update services. The agreement was subsequently amended in December 2021. The term of the amended agreement is through December 31, 2024. Pursuant to the agreement, as of March 31, 2022, $16.5 million will become due in the next 12 months and $26.3 million thereafter through October 2024, unless we exercise our right to terminate the agreement prior to the closing of the Mergers. We expect the Palantir services will support, improve, and strengthen our platform, which increases its value to our customers and partners for the continued growth of our business.

Cash flows from operations could continue to be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic and other risks detailed in the section titled “Risk Factors” included elsewhere in this proxy statement/consent solicitation statement/prospectus. We received PPP loans in an amount totaling $10.8 million, the full amount of which, along with associated accumulated interest, was forgiven during 2021. The SBA and other government communications have however indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete.

We believe that additional debt or equity financing, including the financings contemplated in connection with the Mergers, combined with extending the Company’s revolving line of credit will provide sufficient liquidity for the Company for the next year and beyond. We may, however, need to seek additional debt or equity financing for purposes of funding our long-term liquidity needs.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands)
Net cash used in operating activities	$(1,328)	$(17,759)	$(59,861)	$(31,482)
Net cash used in investing activities	(491)	(199)	(4,002)	(1,506)
Net cash provided by financing activities	661	19,853	68,459	21,343
Net increase (decrease) in cash and cash equivalents	$(1,158)	$1,895	$4,596	$(11,645)

Cash flows used in operating activities

Net cash used in operating activities decreased by $16.5 million to $1.3 million for the three months ended March 31, 2022 compared to $17.8 million for the three months ended March 31, 2021. The decrease in cash used in operating activities was driven by:

●	a $26.0 million favorable impact attributable to changes in operating assets and liabilities, primarily driven by an increase in favorable impact from accrued expenses by $9.4 million, accounts payable by $8.1 million, accounts receivable by $6.8 million and contract liabilities by $1.0 million.

●	a $1.4 million increase in non-cash charges which was primarily attributable to an increase of $1.7 million in phantom unit expense, a $1.0 million decrease in gain on forgiveness of the PPP loans, a $0.5 million increase of amortization of debt issuance costs and a $0.3 million increase of loss on change in fair value of warrants, partially offset by a $2.1 million decrease in bad debt reserve.

●	offset by a $11.0 million increase in net loss.

Net cash used in operating activities increased by $28.4 million to $59.9 million for the year ended December 31, 2021, compared to $31.5 million for the year ended December 31, 2020. The increase in cash used in operating activities was driven by:

●	a $14.6 million increase in net loss.

●	a $2.8 million decrease in non-cash charges which was primarily attributable to a $10.9 million gain on forgiveness of the PPP loans during 2021, offset by a $7.0 million increase in phantom unit expense, a $0.7 million increase in amortization and depreciation and a $0.6 million increase in loss on change in fair value of warrants.

●	a $11.1 million unfavorable impact attributable to changes in operating assets and liabilities, primarily driven by an increase in unfavorable impact from contract assets by $25.4 million, accounts payable by $9.5 million and prepaid expenses by 3.2 million, partially offset by an increase in favorable impact from accrued expenses by $17.5 million, accounts receivable by $7.7 million and other current assets by $1.7 million.

Cash flows used in investing activities

Cash flows used in investing activities generally include property, equipment and intangible asset purchases.

Net cash used in investing activities was relatively unchanged for the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

Net cash used in investing activities increased by $2.5 million for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily attributable to purchases of technology assets during 2021.

Cash flows from financing activities

Net cash provided by financing activities was $0.7 million for the three months ended March 31, 2022, compared to $19.9 million for the three months ended March 31, 2021. Net cash provided by financing activities for the three months ended March 31, 2022 resulted primarily from net borrowing on line of credit of $3.2 million offset in part by $1.5 million repayments of long-term debt and $1.1 million payments of deferred offering costs. Net cash provided by financing activities for the three months ended March 31, 2021 resulted primarily from proceeds of $20.0 million from long-term debt and net borrowings on line of credit of $0.7 million, offset in part by $0.8 million of financing costs paid.

Net cash provided by financing activities was $68.5 million for the year ended December 31, 2021 and $21.3 million for the year ended December 31, 2020. Net cash provided by financing activities for the year ended December 31, 2021 resulted primarily from proceeds of $42.3 million from long-term debt and proceeds of $32.5 million from exercise of warrants, offset in part by repayments of $3.0 million of long-term debt and payments of $2.8 million of financing costs and $1.1 million of deferred offering costs. Net cash provided by financing activities for the year ended December 31, 2020 resulted primarily from proceeds of $30.8 million from long-term debt, offset in part by net payments of $6.6 million of borrowings on the line of credit and repayments of $2.3 million of long-term debt.

Debt

On December 14, 2018, we entered into a Revolving Credit Facility, which was subsequently amended, and which provides for borrowings of up to $60.0 million and matures in December 2022. As of March 31, 2022, the Company had approximately $33.1 million of borrowings under the Revolving Credit Facility, resulting in an unused borrowing capacity of approximately $14.5 million. We may use the proceeds of future borrowings under the Revolving Credit Facility to finance our acquisition strategy and for other general corporate purposes. The Revolving Credit Facility bore interest at LIBOR plus 4.5%, where LIBOR was replaced by Term SOFR by the amended agreement entered on April 26, 2022. Our Revolving Credit Facility also includes a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender.

On March 29, 2019, we entered into a Term Loan agreement, which was subsequently amended, and which provides for $60.0 million of term loan secured by a second lien on all assets of the Company at an interest rate of LIBOR plus 9.5% (the “Term Loan Facility”). The Term Loan matures on the earlier of March 2024 or the maturity date under the Revolving Credit Facility. The Term Loan agreement requires us to raise $50.0 million of qualified equity contributions during the period after April 26, 2022 and on or prior to June 30, 2022. Failure to raise qualified equity contributions could require the use of available funds under the Revolving Credit Facility as collateral for the Term Loan agreement by an amount up to $20.0 million. As of March 31, 2022, we had term loans outstanding under the Term Loan agreement with a total carrying value of $54.1 million.

On December 22, 2021, we entered into a Subordinated Term Loan agreement which provides for $20.0 million of term loan secured by a third lien on all assets of the Company at an interest rate of 15.0% (the “Subordinated Term Loan Facility”). The Subordinated Term Loan matures on December 22, 2022. As of March 31, 2022, we had term loans outstanding under the Subordinated Term Loan agreement with a total carrying value of $18.9 million.

In addition, we received loans under the PPP, which was established under the CARES Act and is administered by the SBA, for an amount totaling $10.8 million. We elected to repay $2.3 million of the PPP loans during the year ended December 31, 2020. The SBA forgave the PPP loans in the full amount of $10.8 million along with associated accumulated interest during the year ended December 31, 2021, resulting in a refund of the $2.3 million of the PPP loans repaid. As of March 31, 2022 and December 31, 2021, we had no outstanding PPP loan balances.

See Note 4, Debt, to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus for a more detailed description of our indebtedness.

We do not have any special purpose entities and we do not engage in off-balance sheet financing arrangements.

Contractual Obligations

Our principal commitments consist of obligations under debt agreements and leases for office facilities. We have a substantial level of debt. For more information regarding our debt service obligations, see Note 4, Debt, to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus. For more information regarding our lease obligations, see Note 8, Leases, to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus. Our agreement with Palantir Technologies, Inc. requires us to pay $42.8 million as of March 31, 2022 through October 2024 unless terminated prior to consummation of the Mergers.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue recognition

We derive our revenue principally from waste removal, waste management and consultation services, platform subscriptions, and the purchase and sale of recyclable commodities. We recognize service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by our services. We recognize recyclable commodity revenue at the point in time when the ownership, risks and rewards are transferred.

Further, judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether we control the service provided to the end-user and are the principal in the transaction (gross), or we arrange for other parties to provide the service to the end-user and are the agent in the transaction (net). We have concluded that we are the principal in most arrangements as we control the waste removal service and are the primary obligor in the transactions. The assessment of whether we are considered the principal or the agent in a transaction could impact the timing and amount of revenue recognized.

Customer acquisition costs

We make certain expenditures related to acquiring contracts for future services. These expenditures are capitalized as customer acquisition costs and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer acquisition costs is presented within amortization and depreciation on the statements of operations. Subsequent adjustments to customer acquisition costs estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce customer acquisition costs.

Equity-based compensation

We account for equity-based compensation under the fair value recognition and measurement provisions, in accordance with applicable accounting standards, which require compensation expense for the grant-date fair value of equity-based awards to be recognized over the requisite service period.

We have elected to use the Black-Scholes-Merton option pricing model to determine the fair value of incentive units on the grant date. The Black-Scholes-Merton option pricing model requires certain subjective inputs and assumptions, including the fair value of our common units, the expected term, risk-free interest rates, expected volatility of the price of our common units, and expected dividend yield.

These assumptions used in the Black-Scholes-Merton option-pricing model, other than the fair value of our common stock (see the section titled “— Valuation of Common Units” below), are estimated as follows:

●	Expected term. We estimate the expected term based on the estimated time for which the award will be held by the awardee.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

●	Expected volatility. We estimate the volatility based on a comparable market index. We have calculated the historical volatility for the index for a period of time that corresponds to the expected term of the award.

●	Expected dividend yield. Expected dividend yield is zero percent, as we have not paid and do not anticipate paying dividends on our common units.

We continue to use judgment in evaluating the expected volatility and expected term utilized in our equity-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common units, we may refine our estimates of expected volatility and expected term, which could materially impact our future equity-based compensation expense.

Valuation of common units

The fair value of the common units underlying our equity-based awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common units. Given the absence of a public trading market of our common units, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common units at each grant date. These factors include:

●	contemporaneous valuations of our common units performed by independent third-party specialists;

●	the prices of the recent preferred units sales by us to investors in arm’s-length transactions;

●	the price of sales of our common units and preferred units in recent secondary sales by existing unitholders to investors;

●	the rights, preferences, and privileges of our preferred units relative to those of our common units;

●	our capital resources and financial condition;

●	our historical operating and financial performance as well as our estimates of future financial performance;

●	the operational and financial performance and valuations of comparable publicly traded companies;

●	the hiring of key personnel and the experience of our management;

●	the relative lack of marketability inherent in our common units;

●	the general economic conditions and our industry outlook;

●	industry information such as market growth and volume and macro-economic events; and

●	additional objective and subjective factors relating to our business.

In valuing our common units, our board of directors determined the fair value of our common units using both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable guideline public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

Following the consummation of the Mergers, it will not be necessary to determine the fair value of our common units, as our shares will be traded in the public market.

Warrants

We have issued warrants to purchase shares of our Series E preferred units and common units. Warrants may be accounted for as either liability or equity instruments depending on the terms of the warrant agreements. We determine whether each of the warrants issued require liability or equity classification at their issuance dates. Warrants classified as equity are recorded at fair value as of the date of the issuance on our consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as liability are recorded at fair value as of the date of the issuance on our consolidated balance sheets and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) in our consolidated statements of operations.

Income taxes

As a limited liability company, Rubicon Technologies, LLC is a non-taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to members based on the provisions of the operating agreement and are included in the members’ income tax returns. Similar provisions apply for state income tax purposes.

The consolidated financial statements include a provision for income taxes related to RiverRoad Waste Solutions, Inc. (“RiverRoad”), one of Rubicon Technologies, LLC’s subsidiaries and a C-Corporation. RiverRoad is subject to both state and federal income tax, and both the state and federal tax obligations associated with RiverRoad are reflected in the accompanying consolidated balance sheets as a component of accrued liabilities.

We account for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute our business plans and tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

We recognize the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. The tax positions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretation of tax laws, developments in case law and closing of statutes of limitations. At March 31, 2022 or December 31, 2021, the Company has no tax positions that meet this threshold and, therefore, has not recognized any adjustments. While we believe our tax positions are fully supportable, they may be challenged by various tax authorities. If actual results were to be materially different than estimated, it could result in a material impact on our consolidated financial statements in future periods.

The provision for income taxes includes the impact of reserve provisions and changes to reserves as well as the related net interest and penalties. In addition, we are subject to the continuous examination of our income tax returns by the tax authorities which may assert assessments against us. We regularly assess the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of our provision for income taxes.

Loss contingencies

In the ordinary course of business, we are or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims. We record a provision for a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, we disclose the possible loss in the accompanying notes to the consolidated financial statements.

We review the developments in our contingencies that could affect the amount of the provisions that have been previously recorded, and the matters and related reasonably possible losses disclosed. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Significant judgment is required to determine both the probability and the estimated amount of loss. These estimates have been based on our assessment of the facts and circumstances at each balance sheet date and are subject to change based on new information and future events.

The outcomes of litigation and other disputes are inherently uncertain and subject to significant uncertainties. Therefore, if one or more of these matters were resolved against us for amounts in excess of management’s expectations, our results of operations and financial condition, including in a particular reporting period in which any such outcome becomes probable and estimable, could be materially adversely affected.

Leases

Leases with a term greater than one year are recognized on the consolidated balance sheet as right-of-use (“ROU”) assets and lease liabilities. Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. As the interest rate implicit in lease contracts is typically not readily determinable, we utilize the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment.

Recent Accounting Pronouncements

For information regarding recently issued accounting pronouncements and recently adopted accounting pronouncements, please see Note 2, Recent accounting pronouncements, to our consolidated financial statements included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The following are recently issued accounting pronouncements that would apply to Rubicon, but have not been adopted by Rubicon as of March 31, 2022:

●	In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. Assuming the consummation of the Business Combination and New Rubicon remaining an emerging growth company that will take advantage of the extended transition period under the JOBS Act for complying with new or revised accounting standards, ASU 2016-13 will be effective for New Rubicon for its 2023 fiscal year. ASU 2016-13 is currently in effect for non-emerging growth companies that are public business entities.

●	In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. Assuming the consummation of the Business Combination and New Rubicon remaining an emerging growth company that will take advantage of the extended transition period under the JOBS Act for complying with new or revised accounting standards, ASU 2021-08 will be effective for New Rubicon for its 2024 fiscal year. ASU 2021-08 will be effective for non-emerging growth companies that are public business entities with fiscal years beginning after December 15, 2022.

Qualitative and Quantitative Disclosures About Market Risk

In the normal course of business, we are exposed to market risks, including changes in interest rates, certain commodity prices and foreign currency rates. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest rate risk

Our exposures to market risk for changes in interest rates relate primarily to our Term Loan Facility and our Revolving Credit Facility. The Term Loan Facility and Revolving Credit Facility are floating rate loans and bear interest subject to LIBOR. Therefore, fluctuations in interest rates will impact our consolidated financial statements. A rising interest rate environment will increase the amount of interest paid on these loans. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on the results of our operations.

Recyclable commodity price risk

Through our recycling program, we market a variety of materials, including fibers such as OCC, old newsprint, aluminum, glass, pallets and other recyclable materials. We may use a number of strategies to mitigate impacts from recyclable commodity price fluctuations including, entering into purchase contracts indexed to the recyclable commodity price such that we mitigate the variability in cash flows generated from the sales of recycled materials at floating prices. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives. As of March 31, 2022, we were not a party to any recyclable commodity hedging agreements. In the event of a decline in recyclable commodity prices, a 10% decrease in average recyclable commodity prices from the average prices in effect would have impacted our revenues by $2.5 million and $1.3 million for the three months ended March 31, 2022 and 2021, respectively, and $8.2 million and $3.4 million for the years ended December 31, 2021 and 2020, respectively. A 10% decrease in average recyclable commodity prices from the average prices in effect would have impacted our operating loss by $0.2 million and $0.1 million for the three months ended March 31, 2022 and 2021, respectively, and $0.5 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively.

Foreign currency risk

To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements as the majority of our revenue has been generated in the United States. As we expand our presence in international markets, to the extent we are required to enter into agreements denominated in a currency other than the US dollar, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

DIRECTORS AND EXECUTIVE OFFICER COMPENSATION

Executive and Director Compensation of Founder

None of Founder’s executive officers or directors have received any cash compensation for services rendered to us. The Sponsor and Founder’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Founder’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Founder’s audit committee will review on a quarterly basis all payments that were made by Founder to the Sponsor and Founder’s executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Founder does not have any additional controls in place governing Founder’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on Founder’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Founder to the Sponsor or Founder officers, or their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, directors or members of our management team who continue with New Rubicon may be paid consulting or management fees. Aside from the limits set forth in the Incentive Award Plan, we have not established any limit on the amount of such fees that may be paid by New Rubicon to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the Business Combination because the directors of New Rubicon will be responsible for determining executive officer and director compensation. Any compensation to be paid to New Rubicon executive officers will be determined, or recommended to the board of directors for determination, either by a Compensation Committee constituted solely by independent directors or by a majority of the independent directors on the New Rubicon Board of Directors.

We do not intend to take any action to ensure that members of Founder’s management team maintain their positions with New Rubicon after the consummation of the Business Combination, although it is possible that some or all of Founder’s executive officers and directors may negotiate employment or consulting arrangements to remain with New Rubicon after the Business Combination. Founder is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation of Rubicon

As an emerging growth company, Rubicon has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of Rubicon’s executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive officer of Rubicon and the two next most highly compensated executive officers of Rubicon. These individuals are referred to as Rubicon’s “Named Executive Officers” or “NEOs.”

The compensation reported in this summary compensation table below is not necessarily indicative of how Rubicon will compensate its named executive officers in the future. Rubicon expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and Rubicon’s compensation program following the Closing could vary significantly from its historical practices.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Nate Morris, Chief Executive Officer	2021	$686,159.42	$390,332.09	$6,163.20	$1,082,654.71
	2020	$545,747.59	$297,183.48	$1,687.92	$844,618.99

Philip Rodoni, Chief Technology Officer	2021	$582,495.00		$5,397.60	$587,892.60
	2020	$490,771.92	$205,018.65	$3,375.24	$699,165.81

Michael Heller, Chief Administrative Officer	2021	$471,471.25		$11,833.56	$483,304.81
	2020	$440,607.23	$116,056.03	$8,096.64	$564,759.90

(1)	The bonuses payable to Messrs. Rodoni and Heller for fiscal year 2021 have not yet been determined and have not been paid. Their bonuses will be determined by Rubicon’s Compensation Committee and are expected to be paid out in connection with the consummation of the Business Combination.

(2)	Amounts in this column include payments of premiums for long-term and short-term disability and additional life insurance.

Narrative Disclosure to the Summary Compensation Table

The compensation described in the narrative disclosure below is not necessarily indicative of how Rubicon will compensate its named executive officers in the future.

Principal Objectives of Rubicon’s Compensation Program for Named Executive Officers

Historically, Rubicon’s executive compensation program has reflected its growth and development-oriented corporate culture. To support this culture, the following objectives have guided Rubicon’s decisions with respect to the compensation provided to its named executive officers:

●	attract, retain and incent highly effective executives who share Rubicon’s values and philosophy;

●	align the interests of our named executive officers with the interests of Rubicon’s interest holders; and

●	reward Rubicon’s named executive officers for creating value for Rubicon’s interest holders in the long-term.

Existing Employment Agreements.

In connection with Rubicon’s executive compensation program, each of Messrs. Morris, Rodoni and Heller entered into employment agreements with Rubicon Global Holdings LLC (“Rubicon Global”). Mr. Morris entered into an amended and restated employment agreement with Rubicon Global effective as of February 9, 2021, which was further amended as of April 21, 2022 (as amended from time to time) (the “Morris Employment Agreement”). Mr. Rodoni entered into an employment agreement with Rubicon Global, dated as of November 17, 2016 (as amended from time to time, the “Rodoni Employment Agreement”). Mr. Heller entered into an employment agreement with Rubicon Global Holdings, LLC, dated as of November 17, 2016 (as amended from time to time, the “Heller Employment Agreement” and, together with the Morris Employment Agreement and Rodoni Employment Agreement, the “Employment Agreements”). The foregoing description of the Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreements (including amendments), copies of which are attached as Exhibits 10.18, 10.19, and 10.20 to this proxy statement/consent solicitation/prospectus and incorporated herein by reference.

Base Salary

Rubicon pays its named executive officers a base salary to compensate them for the satisfactory performance of services rendered to Rubicon. Pursuant to the Employment Agreements, each named officer is entitled to at least a fifteen percent increase over the prior year’s base salary, and may be further adjusted upward by the Compensation Committee of Rubicon from time to time. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for Rubicon’s named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent and were originally established in each named executive officer’s employment agreement. The annual base salaries of Rubicon’s named executive officers for 2020 and 2021 are set forth in the summary compensation table above.

Annual Cash Bonuses

Pursuant to the Employment Agreements, the named executive officers of Rubicon have the opportunity to earn discretionary annual performance-based cash bonuses, based upon the achievement of key performance indicators, as determined by the Compensation Committee of Rubicon and other pre-established factors, such as leadership and adherence to Rubicon’s mission and values, capital fundraising, recruiting talent, managing Rubicon’s business, and Rubicon’s achievement of adjusted gross profit goals established by the Compensation Committee of Rubicon. Each named executive officer has an annual target bonus that is expressed as a percentage of his annual base salary. Mr. Morris is eligible to receive an annual bonus in the target amount of one hundred percent (100%) of his annual base salary, and the other NEOs are eligible to receive an annual bonus up to fifty percent (50%) of their respective annual base salaries.

The Compensation Committee of Rubicon maintains ultimate discretion over all bonus payouts and no bonuses are paid unless approved by the Compensation Committee of Rubicon. Bonus awards for 2020 and 2021 are set forth in the summary compensation table above.

Long-Term Equity Compensation

Rubicon adopted its Profits Participation Plan (the “Incentive Unit Plan”) and its Unit Appreciation Rights Plan (the “Phantom Unit Plan”) on December 11, 2014. The number of profits interests (denominated as “incentive units”) and unit appreciation rights (denominated as “phantom units”) available for issuance to the employees and service providers of Rubicon is equal to 10% of all issued and outstanding units of Rubicon. As of December 31, 2021, Rubicon had issued 3,070,151 incentive units and 572,328 phantom units at various grant thresholds, and 52,876 incentive units or phantom units remained available for grant. Grant thresholds of the issued and outstanding incentive unit and phantom unit awards range from $54,900,000 to $829,077,000. Unless otherwise provided in an individual award agreement, the awards vest over a four (4) year period, with 25% vesting on the first anniversary and the remaining seventy-five percent (75%) in equal monthly installments over the next thirty-six (36) months. Any unvested incentive or phantom units are forfeited upon the termination of the employment or relationship with the relevant employee or service provider.

Profits interest vesting is accelerated upon an applicable “change of control”, defined under the Incentive Unit Plan to include (i) any sale, directly or indirectly, of more than 50% of the equity securities of Rubicon to any person or group of persons acting in concert excluding a sale to any affiliate of Rubicon or a change in the ownership of Rubicon as a result of a private financing of Rubicon, (ii) any merger or consolidation of Rubicon with or into any person or persons who, directly or indirectly, own equity securities in Rubicon immediately prior to the effective date of the merger or consolidation and their affiliates own, directly or indirectly, less than 50% of the equity securities in the entity surviving the merger or consolidation; or (iii) a sale of all or substantially all of the assets of Rubicon to any person, excluding any affiliate of Rubicon; provided that a “change of control” will not include any transfer, directly or indirectly, of equity securities of Rubicon by gift or bequest. Notwithstanding the foregoing, a transaction shall not be deemed a “change of control” unless the transaction qualifies as a “change of control” event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Pursuant to a joint written consent of the board of managers of Rubicon and super-majority of the holders of Legacy Rubicon Preferred Units, effective April 26, 2022, the “change of control” definition under the Incentive Unit Plan was amended to provide for accelerated vesting of upon the consummation of the transactions contemplated by the Merger Agreement.

Information regarding the profits interests granted to the NEOs of Rubicon in prior years is set forth below in the “Outstanding Equity Awards at 2021 Fiscal Year End” tables. No profits interests were granted to NEOs for fiscal year 2021.

401(k), Health, Welfare and Additional Benefits

The NEOs of Rubicon are eligible to participate in employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term disability and life insurance, to the same extent as Rubicon’s other full-time employees, subject to the terms and eligibility requirements of those plans. The NEOs of Rubicon have also participated in a 401(k) defined contribution plan, subject to limits imposed by the Internal Revenue Code, to the same extent as Rubicon’s other full-time employees. Rubicon matches up to fifty percent (50%) of the first four percent (4%) of contributions made by participants in the 401(k).

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows all outstanding equity awards (which consisted solely of time-vesting profits interests of Rubicon) held by the named executive officers as of December 31, 2021. The profits interests do not require the payment of an exercise price, but are economically similar to stock appreciation rights because they have no value for tax purposes as of the grant date and will obtain value only as the value of the underlying value of the security rises above its grant date value (referred to as the “distribution threshold”).

Name	Grant Date	Number of securities underlying vested profits interests (#)	Number of securities underlying unvested profits interests (#)(1)	Market Value of Outstanding Profits Interests (#)	Option Exercise Price	Option Expiration Date
Nate Morris	N/A	0	0	0	N/A	N/A
Philip Rodoni
Award 1	June 28, 2015	163,841	0	$4,575,805.75	N/A	N/A
Award 2	July 24, 2015	70,217	0	$1,961,043.65	N/A	N/A
Award 3	February 12, 2016	58,515	0	$1,634,226.32	N/A	N/A
Award 4	July 25, 2017	41,725	0	$1,165,309.63	N/A	N/A
Award 5	December 11, 2017	66,520	0	$1,857,792.61	N/A	N/A
Award 6	October 15, 2018	40,082	0	$1,056,503.31	N/A	N/A
Award 7(2)	April 16, 2020	20,205	28,295	$1,215,853.08	N/A	N/A

Michael Heller
Award 1	June 28, 2015	175,544	0	$4,902,651.02	N/A	N/A
Award 2	July 24, 2015	140,435	0	$3,922,115.23	N/A	N/A
Award 3	February 12, 2016	90,000	0	$2,513,549.83	N/A	N/A
Award 4	July 25, 2017	70,574	0	$1,971,014.06	N/A	N/A
Award 5	December 11, 2017	94,826	0	$2,648,331.96	N/A	N/A
Award 6	October 15, 2018	78,849	0	$2,078,345.13	N/A	N/A
Award 7(2)	April 16, 2020	258	359	$15,467.66	N/A	N/A

(1)	Unless otherwise noted, profits interests vest 25% on the first anniversary of the individual’s employment start date and then in equal monthly installments for the following 36 months.
(2)	Profits interests vest 25% on the first anniversary of the award grant date and then in equal monthly installments for the following 36 months.

Potential Payments Upon Termination or Change in Control

Severance

The Employment Agreements are indefinite and are terminable by Rubicon at any time, whether for “Cause” (including but not limited to (1) willful engagement in dishonesty, illegal conduct, or gross misconduct which is materially injurious to Rubicon or its affiliates, (2) embezzlement, misappropriation, or fraud, (3) conviction of or plea of guilty to a crime that constitutes a felony, (4) the willful unauthorized disclosure of confidential information, or (5) the violation confidentiality, non-solicit, and non-compete provisions) or without Cause. Under certain circumstances, executives are entitled to the following severance benefits.

Morris Employment Agreement: If Mr. Morris is terminated without “Cause” or if he resigns with “Good Reason” (including, but not limited, to a reduction in base salary, a relocation of the principal place of employment, etc.), pursuant to the Morris Employment Agreement, he is entitled to certain special separation payments, which include an amount equal to eighteen months of his base salary, an annual performance bonus in an amount equal to one hundred percent of the base salary (which shall be pro-rated), COBRA benefits for a period no longer than eighteen months, special vesting under his equity grants (as described below) and any special performance bonus in connection with a “Sale Event” (as defined in the relevant Employment Agreement). Both the Time-Based Grants (as described below) and Performance-Based Grants (as described below) will automatically vest upon (a) resignation by Mr. Morris for Good Reason or New Rubicon terminates Mr. Morris without Cause, (b) a Change of Control event (as defined in the Incentive Plan) whereby Mr. Morris following such Change in Control ceases to be the Chief Executive Officer of the surviving entity, or (c) Mr. Morris’ death or qualifying disability.

Rodoni Employment Agreement: If Mr. Rodoni is asked to resign, resigns for Good Reason, or if he is terminated for Good Reason during a period following a Sale Event or traditional initial public offering, he is entitled to receive payment of his annual salary for the remainder of such period and an amount equivalent to his annual performance bonus, which shall be pro-rated. If Mr. Rodoni is terminated without Cause or if he resigns with Good Reason (including, but not limited, to a reduction in base salary, a relocation of the principal place of employment, etc.) prior to a Sale Event or traditional initial public offering, he is entitled to certain special separation payments, which include an amount equal to eighteen months of the base salary, an annual performance bonus in an amount equal to fifty percent of the base salary, COBRA benefits for a period no longer than eighteen months, and any special performance bonus in connection with a Sale Event or traditional initial public offering.

Heller Employment Agreement: If Mr. Heller is asked to resign, resigns for Good Reason, or if he is terminated for Good Reason during a period following a Sale Event or traditional initial public offering, he is entitled to receive payment of his annual salary for the remainder of such period and an amount equivalent to his annual performance bonus, which shall be pro-rated. If Mr. Heller is terminated without Cause or if he resigns with Good Reason (including, but not limited, to a reduction in base salary, a relocation of the principal place of employment, etc.) prior to a Sale Event or traditional initial public offering, he is entitled to certain special separation payments, which include an amount equal to eighteen months of the base salary, an annual performance bonus in an amount equal to fifty percent of the base salary, COBRA benefits for a period no longer than eighteen months, and any special performance bonus in connection with a Sale Event or traditional initial public offering.

Sale or IPO Events

Morris Employment Agreement: Mr. Morris is eligible for to two bonuses in connection with a Sale Event or traditional initial public offering: (a) a special performance bonus immediately upon the completion of a Sale Event or a traditional initial public offering that is consummated no later than February 9, 2023, in the form of a cash bonus determined by the percentages of transaction value set forth in the Morris Employment Agreement and (b) a retention bonus equal to 100% of the base salary in the event of a planned or unplanned Sale Event. It is expected that Mr. Morris will receive bonuses in connection with the consummation of the Business Combination in the aggregate of approximately $60.61 million, comprised of approximately $25 million in cash and $35.61 million in Management Rollover Consideration. In addition to special performance bonus and retention bonuses described above, Mr. Morris is also entitled to a one-time grant of restricted stock units pursuant to the Incentive Award Plan, equal to three percent of the issued and outstanding shares of New Rubicon immediately following the consummation of the Business Combination (the “Time-Based Grant”), vesting ratably over the first three years following the consummation of the Business Combination and subject to Mr. Morris’ continued employment at such vesting date (with acceleration of vesting if Mr. Morris is terminated without Cause or resigns for Good Reason or Change of Control prior to normal time vesting as described above). Mr. Morris will also be entitled to a one-time grant of restricted stock units in such amount equal to one and on-half percent of the issued and outstanding shares of New Rubicon immediately following the consummation of the Business Combination (the “Performance-Based Grant”), which will be subject to performance-based vesting (with acceleration of vesting if Mr. Morris is terminated without Cause or resigns for Good Reason or Change of Control prior to normal time vesting as described above), with such criteria to be established by the Compensation Committee of New Rubicon. The Time-Based Grant and Performance Based Grant will be issued as soon as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan by the Founder shareholders and the approval by the Compensation Committee prior to grant date. Such grants will be awarded following the filing of an effective registration statement on Form S-8.

Rodoni Employment Agreement: Mr. Rodoni is eligible for three bonuses in connection with a Sale Event or traditional initial public offering: (a) a special performance bonus upon the completion of certain Sale Events or a traditional initial public offering, which will be grossed up for any state, federal and payroll taxes that may be due as a result of such bonuses, (b) in the event Mr. Rodoni remains employed following the closing of a Sale Event or traditional initial public offering, a post-sale retention bonus of an amount equal to two times his base salary as of December 31, 2021 and (c) a one-time retention bonus following completion of a Sale Event or traditional initial public offering in an amount equal to his base salary as of December 31, 2021. The bonus payable to Mr. Rodoni under (a) is payable in cash or equity at the sole discretion of Rubicon; provided that any amount payable in equity shall be multiplied by 1.15. In connection with the consummation of the Business Combination, it is expected that the bonuses payable to Mr. Rodoni will be a mix of cash and equity comprising approximately $11.41 million in Management Rollover Consideration, approximately $1.75 million in cash, and approximately $4.38 million in restricted shares of Domestication Class A Common Stock, to be issued as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8. Following a Sale Event or traditional initial public offering, Mr. Rodoni is entitled to continue his employment in his capacity as Chief Technology Officer for a period of twenty-four months and shall be entitled to be compensated the same annual base salary and same annual performance bonus in effect at the time of the Sale Event or traditional initial public offering.

Heller Employment Agreement: Mr. Heller is eligible for three bonuses in connection with a Sale Event or traditional initial public offering: (a) a special performance bonus upon the completion of certain Sale Events or a traditional initial public offering, which shall be grossed up for any state, federal and payroll taxes that may be due as a result of such bonuses, (b) in the event Mr. Heller remains employed following the closing of a Sale Event or traditional initial public offering, a post-sale retention bonus of an amount equal to two times his base salary as of December 31, 2021, and (c) a one-time retention bonus following completion of a Sale Event or traditional initial public offering in an amount equal to his base salary as of December 31, 2021. In connection with the consummation of the Business Combination, it is expected that the bonuses payable to Mr. Heller will be a mix of cash and equity comprising approximately $9.35 million in Management Rollover Consideration, approximately $1.41 million in cash, and approximately $2.39 million in restricted shares of Domestication Class A Common Stock to be issued as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8. Following a Sale Event or traditional initial public offering, Mr. Heller is entitled to continue his employment in his capacity as Chief Administrative Officer for a period of twenty-four months and shall be entitled to be compensated the same annual base salary and same annual performance bonus in effect at the time of the Sale Event or traditional initial public offering.

Non-Competition / Non-Solicitation Obligations

Pursuant to the Employment Agreements, each of the named executive officers are subject to customary non-competition and non-solicitation provision for a period of twenty-four months following the termination date of the applicable Employment Agreement, whereby the applicable named executive officer would be obligated to protect all confidential information and/or trade secrets during his service with Rubicon and thereafter and would be prohibited from soliciting, or attempting to solicit, any person who performed services for Rubicon in the twelve month period prior to the termination date to terminate his/her engagement with Rubicon or any customer for purposes of providing products or services that are competitive with the business of Rubicon.

Director Compensation

Rubicon does not currently have a formal policy with respect to compensation payable to non-employee directors for service as directors. The table set forth below details the compensation paid to Rubicon directors for fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Nate Morris	—	0		—	—
Brent Callinicos	—	0		—	—
Andres Chico	—	0		—	—
Ambassador Paula J. Dobriansky	—	95,130	(2)	—	95,130
Stephen Goldsmith	—	0		—	—
Steve Koonin	—	0		—	—
Elizabeth Montoya	—	0		—	—
Lane Moore	—	0		—	—
Michael A. Nutter	—	0		—	—
Oscar Salazar	—	0		—	—
Nicholas Walrod	—	0		—	—
Bob Wickham	—	0		—	—

(1)	Amounts in this column represent the aggregate grant date fair value of options granted during fiscal 2021, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2021.

(2)	Represents 10,500 incentive units granted on June 10, 2021. 25% will vest on June 10, 2022 and the remainder in equal monthly installments for the following 36 months.

Other than an award of 10,500 incentive units made to Ambassador Dobriansky on June 10, 2021, no other compensation was provided by Rubicon to its non-employee directors for the year ended December 31, 2021. Ambassador Dobriansky’s 2021 award will vest 25% on the first anniversary of the grant date and the remainder in equal monthly installments for the following 36 months. Rubicon reimburses its non-employee directors’ travel expenses for travel to and from board meetings. Nate Morris and Elizabeth Montoya were the only employee directors of Rubicon for the year ended December 31, 2021 and received no additional compensation for their service as a director. The compensation received by Nathaniel Morris as an employee of Rubicon is set forth in the section titled “Executive Compensation of Rubicon.”

It is expected that New Rubicon will adopt formal compensation policy for the New Rubicon’s non-employee directors, which will govern their cash and equity compensation following the consummation of the proposed Business Combination.

MANAGEMENT OF NEW RUBICON AFTER THE BUSINESS COMBINATION

Management and Board of Directors

Founder expects that the current executive officers of Rubicon will become executive officers of the post-combination company following the Business Combination. For biographical information regarding the current executive officers of Rubicon, who Founder anticipates will be the executive officers of the post-combination company, please see the section entitled “Management of New Rubicon after the Business Combination — Information about Anticipated Executive Officers and Directors upon the Closing of the Business Combination.”

Name	Age	Position
Nate Morris	41	Chairman and Chief Executive Officer
Phil Rodoni	50	Chief Technology Officer
Michael Heller	60	Chief Administrative Officer
Jevan Anderson	52	Chief Financial Officer
Renaud de Viel Castel	44	Chief Operations Officer
Michael Allegretti	42	Chief Strategy Officer
William Meyer	39	General Counsel
David Rachelson	41	Chief Sustainability Officer
Dan Sampson	45	Chief Marketing & Communication Officer
Tom Owston	36	Interim Chief Commercial Officer
Osman Ahmed	35	Director
Jack Selby	48	Director
Ambassador Paula J. Dobriansky	66	Director
Brent Callinicos	56	Director
Barry Caldwell	61	Director
Coddy Johnson	45	Director
Andres Chico	35	Director
Paula Henderson	49	Director

Information about Anticipated Executive Officers and Directors Upon the Closing of the Merger

Phil Rodoni. Since 2015, Mr. Rodoni has served as Rubicon’s Chief Technology Officer, where he leads all of Rubicon’s technology innovation, product development, business intelligence, and research and development. From 2011 to 2015, Mr. Rodoni served as Vice President of Software Development at Esurance, where he enabled the company to expand its offerings and geographic footprint. From 2010 to 2011, Mr. Rodoni served as Vice President of Software Development at Travelzoo (Nasdaq: TZOO). Prior to that, Mr. Rodoni served as Vice President of eBusiness at Charles Schwab (NYSE: SCHW) from 1997 to 2009 and Senior Consultant at SEER Technologies from 1994 to 1997. Mr. Rodoni received a B.A in Economics from the University of California at Berkeley and an M.B.A. from the Haas School of Business.

Michael Heller. Since 2020, Mr. Heller has served as Rubicon’s Chief Administrative Officer, helping to lead strategic acquisitions and partnerships, as well as overseeing the Rubicon’s Human Resources department and professional development. Additionally, Mr. Heller advises Rubicon’s management team in key areas, including risk and financing. From 2017 to 2020, Mr. Heller served as Rubicon’s Chief Risk & Corporate Development Officer. With more than 25 years of experience, including a background as a certified public accountant (CPA) and corporate and tax attorney, Mr. Heller brings a holistic view to relationships with Rubicon’s business partners. Prior to joining Rubicon, Mr. Heller was Director of Venture Capital Relations at Deloitte, associate attorney at Edwards & Angell, and associate attorney at Holland & Knight. In these roles, Mr. Heller worked in venture financing, buy and sell side transactions (venture/private equity), and strategic business partnership structuring. Mr. Heller earned a Bachelor of Science Management degree in Accounting from Tulane University, a Juris Doctor degree from American University Washington College of Law, and a Master of Laws in Taxation from New York University School of Law.

Jevan Anderson. Since October 2021, Mr. Anderson has served as Rubicon’s Chief Financial Officer. Previously, Mr. Anderson was Chief Financial Officer and Treasurer of Finjan Holdings, Inc. (Nasdaq: FNJN), a company that focuses on the licensing of cybersecurity intellectual property, from June 2019-October 2021. At Finjan, Mr. Anderson was responsible for all financial and related operations of the company, including financial reporting, SEC filings, corporate development and investor relations. From May 2017-June 2019, Mr. Anderson was Senior Vice President of Corporate and Venture Relationships at Jones Lang LaSalle (NYSE: JLL), a commercial real estate brokerage, where he was responsible for leading strategic corporate and venture relationship development for the firm’s top commercial real estate brokerage office. Since 2016, Mr. Anderson has served as an advisory board member for HighGear Ventures, a venture capital secondary firm that provides liquidity to entrepreneurs, shareholders, limited partners, and venture capital firms. Mr. Anderson received a BS in Electrical Engineering from Lehigh University and a Masters of Business Administration from New York University’s Stern School of Business.

Renaud de Viel Castel. Since 2020, Mr. de Viel Castel has served as Rubicon’s Chief Operating Officer, where his operational responsibilities include leading the Innovations and Vendor Relations department, overseeing the Customer Account department, Business Analytics and the Procurement teams, driving product use and adoption, as well as process automation and digitization of the company. Prior to his appointment as Chief Operating Officer, Mr. de Viel Castel served as Rubicon’s Senior Vice President for Global Expansion from 2019 to present, where he is presently also responsible for building international relationships with environmental solutions companies and developing innovative partnerships with commercial and government customers across the globe. Mr. de Viel Castel brings more than fifteen years of experience in leading operational teams. Before joining Rubicon, from 2005 to 2015, Mr. de Viel Castel was General Manager at Transdev North America, a leader in the transportation industry and the largest private sector provider of multiple modes of transportation in North America, and General Manager at Veolia Environment, a leading provider of environmental solutions. Mr. de Viel Castel received his bachelor at EDC Paris Business School with a major in Economics and a Master of Science in global management from Neoma Business School of Rouen.

Michael Allegretti. Since 2019, Michael Allegretti has served as Rubicon’s Chief Strategy Officer, leading the company’s rapidly-growing RUBICONSmartCity™ and RUBICONPro™ software businesses, while overseeing company-wide strategic initiatives and public affairs. Mr. Allegretti previously served as Rubicon’s Senior Vice President of Policy and Strategic Initiatives (from 2017-2019) and Head of Public Policy (from 2016-2017). Prior to joining Rubicon, Mr. Allegretti was a Senior Manager for Public Policy at Uber Technologies Inc. (NYSE: UBER). He has also previously served as a senior advisor to The Climate Group, where he advised the Rt. Honorable Tony Blair; organized the C40 Large Cities Climate Summit in May 2007; and led public policy for the Manhattan Institute for Policy Research, a national think tank focused on solving urban issues with free market solutions. Mr. Allegretti currently serves as an advisor to Citizen, a start-up that alerts citizens in real-time to crimes and other emergencies in their vicinity, and is a member of the Citizen’s Advisory Committee to the Hudson River Park Trust. He previously served as U.S. Chair of the British American Project (from 2016-2018) and was a Board Member of the New York State League of Conservation Voters (from 2016-2019). Mr. Allegretti received a B.A. in History from Boston College, a Master of Public Policy from Harvard University’s Kennedy School of Government, and a Diploma from the Programme International de Sciences Politiques et Sociales from Sciences-Po, le Institut d’Études Politiques de. Paris.

William Meyer. Since 2019, Mr. Meyer has served as Rubicon’s General Counsel and Corporate Secretary, providing legal assistance and advice to support all aspects of the business. Prior to this role, Mr. Meyer served as Rubicon’s Deputy General Counsel from 2018 to 2019 and Associate Counsel from 2016 to 2018. Mr. Meyer earned a J.D. from the University of Virginia School of Law, where he was a member of the Order of the Coif as well as the Virginia Law Review. He earned a B.A. in Political Science from Vanderbilt University, where he graduated summa cum laude and was a member of Phi Beta Kappa.

David Rachelson. Since 2020, Mr. Rachelson has served as Rubicon’s Chief Sustainability Officer, spearheading the company’s sustainability efforts focused on achieving the company’s mission to end waste through increased landfill diversion and innovative circular economy solutions. Prior to this role, Mr. Rachelson served as Rubicon’s Vice President of Sustainability from 2017 to 2020 and Rubicon’s Director of Sustainability from 2015 to 2017. Mr. Rachelson serves on the Advisory Board of the Ray C. Anderson Center for Sustainable Business at Georgia Tech’s Scheller College of Business. Mr. Rachelson earned a B.A. from George Washington University and an M.B.A. from Emory University’s Goizueta Business School.

Dan Sampson. Mr. Sampson joined Rubicon in August 2019. He currently serves as the company’s Chief Marketing & Communications Officer, and in this role, Mr. Sampson manages Rubicon’s enterprise marketing and communications programs, including digital and traditional marketing campaigns, social media, events, press and media, and all other external marketing and communications initiatives. Previously, Mr. Sampson was Director of Global Marketing Campaigns at IPSoft Inc. from March 2018 until August 2019, where he supported the sales, engineering and cognitive teams through enterprise and industry-focused marketing programs and led member engagement, event programming and communications for the AI Pioneers Forum, a global gathering of AI practitioners and thought leaders. Prior to IPSoft Inc., Mr. Sampson was Director of Marketing & Communications at the New York Stock Exchange from September 2014 until March 2018, where he devised and managed global integrated marketing programs for NYSE-listed companies and led external communications for the sales, client management and regulatory teams. Mr. Sampson received a B.A. in Communications and Information Technology from the University of East London School of Arts and Digital Industries.

Tom Owston. Since June 2021, Mr. Owston has served as Rubicon’s interim Chief Commercial Officer, overseeing all U.S. accounts with a focus on retention, customer satisfaction, and growth. From September 2020-June 2021, Mr. Owston was Rubicon’s Vice President of Sales and Customer Relations. He rejoined Rubicon in September 2020, after two years at ADP (Nasdaq: ADP), where he served as District Manager for TotalSource and consulted with companies on HR solutions. Prior to ADP, Mr. Owston was Rubicon’s Director of Retail Business from 2015-2018. Previously, Mr. Owston worked as an Account Executive at Mercatus, a vertical SaaS platform built specifically for the renewable energy industry, and as a Strategic Account Director at Big Belly Solar, an Internet of Things trashcan hardware/software company. Mr. Owston received a B.S. in History with a minor in Business Administration from Northeastern University and currently serves as a member of the board of directors for Northeastern University’s Rowing Program.

Biographies of the Director Nominees are included above under the section entitled “Proposal 5 — The Directors Proposal.”

Family Relationships

There are no family relationships between the New Rubicon Board of Directors and any of its executive officers.

Board of Directors

Following the completion of the Business Combination, the structure of the Board will be increased to nine (9) directors, as discussed in greater detail in “Proposal 3 — The Charter Proposal.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the New Rubicon Board of Directors.

Under the Proposed Charter, directors will be elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Director Independence

NYSE listing rules require that a majority of the board of directors of a company listed on NYSE be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The New Rubicon Board of Directors has determined that, upon the consummation of the Business Combination, each of           ,           , Mr. Johnson, Ambassador Dobriansky, Mr. Caldwell, Mr. Callinicos, Mr. Ahmed, and Mr. Selby will be an independent director under NYSE listing rules. In making these determinations, the New Rubicon Board of Directors considered the current and prior relationships that each non-employee director has with Rubicon and will have with New Rubicon and all other facts and circumstances the New Rubicon Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of the New Rubicon Board of Directors will consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Corporate Citizenship Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of           ,           , and           , each of whom are independent directors under NYSE listing standards and Rule 10A-3 of the Exchange Act and are “financially literate” as defined under NYSE listing standards.            will serve as chairman of the Audit Committee. Our Board has determined that            qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

It is expected that the Audit Committee will otherwise meet NYSE audit committee composition requirements. The primary role of the Audit Committee will be to exercise primary financial oversight on behalf of the board of directors. New Rubicon’s management team will be responsible for preparing financial statements, and New Rubicon’s independent registered public accounting firm will be responsible for auditing those financial statements. The Audit Committee will be directly responsible for the selection, engagement, compensation, retention and oversight of New Rubicon’s independent registered public accounting firm. The Audit Committee shall also be responsible for the review of any proposed related persons transactions. It is expected that the Audit Committee will establish a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of           ,           , and           , each of whom is an independent director under NYSE listing standards.            will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

It is expected that the Compensation Committee will be responsible for approving the compensation payable to the executive officers of New Rubicon, and administering the Incentive Award Plan. The Compensation Committee will act on behalf of and in conjunction with the New Rubicon Board of Directors to establish or recommend the compensation of executive officers of New Rubicon and to provide oversight of New Rubicon’s overall compensation programs and philosophy.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of           ,           , and           , each of whom is an independent director under NYSE’s listing standards.            will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will assist the New Rubicon Board of Directors by identifying and recommending individuals qualified to become members of the board. The Nominating and Corporate Governance Committee will be responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with New Rubicon’s Code of Business Conduct and Ethics.

Corporate Citizenship Committee

Following the Business Combination, our Corporate Citizenship Committee will consist of Mr. Johnson, , and , each of whom is an independent director under NYSE’s listing standards. Mr. Johnson will serve as the chair of the Corporate Citizenship Committee. The Corporate Citizenship Committee will assist the New Rubicon Board of Directors in its oversight of New Rubicon’s policies, programs and related risks that concern key sustainability initiatives and engagement, public policy matters, including public issues of significance to New Rubicon and its stakeholders that may affect New Rubicon’s business, strategy, operations, performance or reputation, including charitable contributions, maintaining safe and secure communities, and corporate social responsibility.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, New Rubicon will adopt a new Code of Business Conduct and Ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on New Rubicon’s website. New Rubicon will make a printed copy of the Code of Business Conduct and Ethics available to any shareholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: Rubicon, 100 W Main Street, Suite 610, Lexington, Kentucky 40507, Attention: Elizabeth Montoya.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers of provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on New Rubicon’s website at www.rubicon.com. The information on this website is not part of this proxy statement/consent solicitation statement/prospectus.

New Rubicon Officer and Director Compensation Following the Business Combination

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of the New Rubicon Board of Directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units. We anticipate that directors who also serve as an employee of New Rubicon will not receive additional compensation for their service as a director.

Executive Compensation

Overview

Following the closing of the Business Combination, New Rubicon intends to develop an executive compensation program that is consistent with Rubicon’s existing compensation policies and philosophies, which are designed to align compensation with New Rubicon’s business objectives and the creation of stockholder value, while enabling New Rubicon to attract, motivate and retain individuals who contribute to the long-term success of New Rubicon.

Decisions on the executive compensation program, as described below, will be determined and/or ratified by the board of directors with recommendations given by the Compensation Committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the board of directors. The executive compensation program actually adopted will depend on the judgment of the members of the board of directors and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have comprise of a base salary and long-term incentive compensation in the form of restricted stock unit awards and other awards.

Base Salary

It has been Rubicon’s historical practice to ensure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Rubicon’s cost structure. Upon completion of the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

New Rubicon may use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Annual cash bonuses would be administered by the Compensation Committee and at beginning of each year, the Compensation Committee would select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee would determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

New Rubicon intends to use restricted stock unit awards and other awards to reward long-term performance of the executive officers. New Rubicon believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Restricted stock unit awards and other stock-based awards will be awarded under the Incentive Award Plan, which has been adopted by the Board and is being submitted to our shareholders for approval at the Meeting. For a description of the Incentive Plan, please see the section of this proxy statement/consent solicitation statement/prospectus under the heading “Proposal 6 — The Share Plan Proposal.”

Other Compensation

New Rubicon expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Founder Ordinary Shares as of           , 2022, pre-Business Combination and immediately after the consummation of the Business Combination by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Founder to be the beneficial owner of more than 5% of shares of our common stock as of , 2022 (pre-Business Combination) or of shares of our common stock upon the closing of the Business Combination;

●	each of Founder’s executive officers and directors;

●	each person who will become an executive officer or director of New Rubicon upon the closing of the Business Combination;

●	all of our current executive officers and directors as a group; and

●	all executive officers and directors of New Rubicon as a group upon the closing of the Business Combination.

As of the Record Date, Founder had 39,531,250 Founder Ordinary Shares issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Founder believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Founder Class A Shares having been redeemed and that 70,562,063 shares of Domestication Class A Common Stock and 118,593,980 shares of Domestication Class V Common Stock are outstanding upon consummation of the Business Combination, inclusive of the PIPE Investment and the conversion of the Founder Class B Shares in connection with the Domestication.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes 31,132,389 Founder Class A Shares having been redeemed and that 39,429,674 shares of Domestication Class A Common Stock and 118,593,980 shares of Domestication Class V Common Stock are outstanding upon consummation of the Business Combination, inclusive of the PIPE Investment and the conversion of the Founder Class B Shares in connection with the Domestication.

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Founder’s existing shareholders in Founder will be different. For additional information regarding the underlying assumptions used to calculate the No Redemption Scenario and Maximum Redemption Scenario, see the section entitled “Summary of the Proxy—Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.

	Before the Business Combination (2)		After the Business Combination
			Assuming No Redemption (3)			Assuming Maximum Redemption (4)
Name and Address of Beneficial Owner (1)	Founder Ordinary Shares	Ownership	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership	Domestication Class A Common Stock	Domestication Class V Common Stock	Voting Power and Implied Ownership
Directors and Executive Officers of Founder:
Osman Ahmed	-	0.0%	-	-	0.0%	-	-	0.0%
Manpreet Singh(5)	7,906,250	20.0%	7,906,250	-	4.2%	7,906,250	-	5.0%
Rob Theis	-	0.0%	-	-	0.0%	-	-	0.0%
Hassan Ahmed(6)	-	0.0%	-	-	0.0%	-	-	0.0%
Steve Papa	-	0.0%	-	-	0.0%	-	-	0.0%
Allen Salmasi	-	0.0%	-	-	0.0%	-	-	0.0%
Jack Selby	-	0.0%	-	-	0.0%	-	-	0.0%
All Directors and Executive Officers as a Group (7 Individuals)	7,906,250	20.0%	7,906,250	-	4.2%	7,906,250	-	5.0%

Directors and Executive Officers of New Rubicon After Consummation of the Business Combination
Nate Morris(7) (8)	-	0.0%	-	23,119,073	12.2%	-	23,119,073	14.6%
Phil Rodoni(7)	-	0.0%	-	1,346,653	*%	-	1,346,653	* %
Michael Heller(7)	-	0.0%	-	-	0.0%	-	-	0.0%
Jevan Anderson	-	0.0%	-	100,001	*%	-	100,001	* %
Renaud de Viel Castel(7)	-	0.0%	-	-	0.0%	-	-	0.0%
Michael Allegretti(7)	-	0.0%	-	-	0.0%	-	-	0.0%
William Meyer(7)	-	0.0%	-	161,938	*%	-	161,938	* %
David Rachelson(7)	-	0.0%	-	-	0.0%	-	-	0.0%
Dan Sampson	-	0.0%	-	-	0.0%	-	-	0.0%
Tom Owston(7)	-	0.0%	-	24,542	*%	-	24,542	* %
Osman Ahmed	-	0.0%	-	-	0.0%	-	-	0.0%
Jack Selby	-	0.0%	-	-	0.0%	-	-	0.0%
Ambassador Paula J. Dobriansky	-	0.0%	-	24,542	*%	-	24,542	* %
Brent Callinicos	-	0.0%	-	-	0.0%	-	-	0.0%
Barry Caldwell	-	0.0%	-	-	0.0%	-	-	0.0%
Coddy Johnson	-	0.0%	-	-	0.0%	-	-	0.0%
Andres Chico(9)	-	0.0%	-	-	0.0%	-	-	0.0%
Paula Henderson	-	0.0%	-	-	0.0%	-	-	0.0%
All Directors and Executive Officers as a Group (18 Individuals)	-	0.0%	-	24,776,749	13.1%	-	24,776,749	15.7%

Five Percent Holders
Founder SPAC Sponsor LLC(5)	7,906,250	20.0%	7,906,250	-	4.2%	7,906,250	-	5.0%
Saba Capital(10)	2,825,709	7.1%	2,825,709	-	1.5%	2,825,709	-	1.8%
MBI Holdings LP(11)	-	0.0%	660,000	10,127,863	5.7%	660,000	10,127,863	6.8%
GFAPCH FO, S.C.(12)	-	0.0%	-	17,175,204	9.1%	-	17,175,204	10.9%
Jose Miguel Enrich(13)	-	0.0%	660,000	27,303,067	14.8%	660,000	27,303,067	17.7%
Guardians of New Zealand Superannuation(14)	-	0.0%	22,995,622	-	12.2%	22,995,622	-	14.6%
RGH, Inc.(15)	-	0.0%	-	23,119,073	12.2%	-	23,119,073	14.6%
Weiss Asset Management(16)	2,870,000	7.3%	2,870,000	-	1.5%	2,870,000	-	1.8%
Beryl Capital Management(17)	1,784,896	4.5%	1,784,896	-	0.9%	1,784,896	-	1.1%
Barclays(18)	1,715,124	4.3%	1,715,124	-	0.9%	1,715,124	-	1.1%

*	Less than 1%

(1)	Unless otherwise noted, the business address of each of each person is c/o Founder SPAC, 11752 Lake Potomac Drive, Potomac, MD 20854.

(2)	The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 39,531,250 Founder Ordinary Shares outstanding as of the record date, including 7,906,250 shares of Domestication Class A Common Stock resulting from the conversion of 7,906,250 Founder Class B Shares on a one-to-one basis in connection with the consummation of the Business Combination. The amount of beneficial ownership does not reflect the issuance of Dilutive Interests.

(3)	Voting Power and Implied Ownership in the No Redemption Scenario is calculated based on 70,562,063 shares of Domestication Class A Common Stock and 118,593,980 shares of Domestication Class V Common Stock outstanding immediately after the consummation of the Business Combination, excluding the effects of any Dilutive Interests. For additional information regarding the underlying assumptions used to calculate the No Redemption Scenario, see the section entitled “Summary of the Proxy—Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.
(4)	Voting Power and Implied Ownership in the Maximum Redemption Scenario is calculated based on 39,429,674 shares of Domestication Class A Common Stock and 118,593,980 shares of Domestication Class V Common Stock outstanding immediately after the consummation of the Business Combination, excluding the effects of any Dilutive Interests. For additional information regarding the underlying assumptions used to calculate the Maximum Redemption Scenario, see the section entitled “Summary of the Proxy—Voting Power and Implied Ownership of New Rubicon Upon Consummation of the Business Combination”.
(5)	Represents 7,906,250 shares directly held by Founder SPAC Sponsor LLC. Manpreet Singh has voting and dispositive power over the securities held by Founder SPAC Sponsor LLC and therefore may be deemed to be a beneficial owner thereof.
(6)	Does not include any shares indirectly owned by this individual as a result of his membership interest in Founder SPAC Sponsor LLC.
(7)	Figures do not include the restricted Domestication Class A Common Stock expected to be issued to such holder as Management Rollover Consideration and/or Phantom Unit Consideration, in each case to be issued to such holder upon the filing and effectiveness of a Form S-8 registration statement following the consummation of the Business Combination. Such filing is expected no sooner than 60 days following the filing of the Company’s Form 10 information following statement following the consummation of the Business Combination.

(8)	Represents securities held by RGH Inc., as described in note 15.

(9)	Does not include any shares indirectly owned by this individual as a result of his pecuniary interests in MBI Holdings LP and GFAPCH FO, S.C, as described in notes 11 and 12, respectively.
(10)	According to a Schedule 13G filed with the SEC on February 14, 2022 on behalf of Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital LP”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein, each of Saba Capital LP, Saba GP and Mr. Weinstein have shared voting and dispositive power over the shares reported herein. The address of Saba Capital LP, Saba GP and Mr. Weinstein is 405 Lexington Avenue, 58th Floor, New York, New York 10174. Share ownership prior to the Business Combination represents approximately 8.9% of the issued and outstanding Founder Class A Shares.
(11)	Represents (a) 10,127,863 shares of Domestication Class V Common Stock and equivalent number of Class B Units of Rubicon held by MBI Holdings LP (“MBI”), and (b) 660,000 shares of Domestication Class A Common Stock held by MBI. Mr. Jose Miguel Enrich is the general partner of MBI, and therefore, Mr. Enrich has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held by MBI. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of MBI and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne FL 33149.

(12)	Represents (a) 5,924,456 shares of Domestication Class V Common Stock and equivalent number of Class B Units of Rubicon held by RUBCN Holdings LP (“RUBCN Holdings”), (b) 4,080,121 shares of Domestication Class V Common Stock and equivalent number of Class B Units of Rubicon held by RUBCN IV LP (“RUBCN IV”), and (c) 7,170,627 shares of Domestication Class V Common Stock and equivalent number of Class B Units of Rubicon held by RUBCN Holdings V LP (“RUBCN Holdings V”). GFAPCH FO, S.C (“Ontario GP”) is the general partner of each of RUBCN Holdings, RUBCN IV, and RUBCN Holdings V. Mr. Enrich is the sole director of Ontario GP, and therefore, Mr. Enrich has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held by RUBCN Holdings, RUBCN IV, and RUBCN Holdings V. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of RUBCN Holdings, RUBCN IV, RUBCN Holdings V, Ontario GP and Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne FL 33149.

(13)	Mr. Enrich, as referenced in notes 10 and 11 above, has voting and dispositive control over the securities of and may be deemed to beneficially own the securities held directly and indirectly by MBI and Ontario GP. Mr. Enrich disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of Mr. Enrich is 781 Crandon Blvd 902, Key Biscayne FL 33149.

(14)	Represents (a) 19,695,622 shares of Domestication Class A Common Stock held by NZSF Frontier Investments Inc. (“NZSF Frontier”) and (b) 3,300,000 shares of Domestication Class A Common Stock held by Guardians of New Zealand Superannuation (“Guardians”). Guardians is the manager and administrator of the New Zealand Superannuation Fund (“NZSF”). Guardians is the manager and administrator of the New Zealand Superannuation Fund (“NZSF”). NZSF Frontier is a wholly owned subsidiary of Guardians and, accordingly, Guardians may be deemed to have beneficial ownership of the shares held by NZSF Frontier. The business address of each of NZSF Frontier, Guardians and NZSF is Guardians of New Zealand Superannuation, Level 12, 21 Queen Street, Auckland 1010, New Zealand.
(15)	Nate Morris is a director and the chief executive officer of RGH, Inc. and has investment control of the securities held by RGH, Inc. Accordingly, Mr. Morris may be deemed to have beneficial ownership of such securities. Mr. Morris disclaims all beneficial ownership of these securities except to the extent of his pecuniary interest therein. The business address of each of Mr. Morris and RGH, Inc. is 191 Peachtree St., N.E., 34th Floor, Atlanta, GA 20202, Attn: Scott A. Augustine.
(16)	According to a Schedule 13G filed with the SEC on February 7, 2022 on behalf of Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), WAM GP LLC, a Delaware limited liability company (“WAM GP”), and Mr. Andrew M. Weiss, Ph.D. (“Dr. Weiss”), each of Weiss Asset Management, WAM GP and Dr. Weiss have shared voting and dispositive power over the shares reported herein. The address of Weiss Asset Management, WAM GP and Dr. Weiss is 11752 Lake Potomac Drive, Potomac MD, 20854. Share ownership prior to the Business Combination represents approximately 9.1% of the issued and outstanding Founder Class A Shares.
(17)	According to a Schedule 13G filed with the SEC on February 11, 2022 on behalf of Beryl Capital Management LLC (“Beryl”), Beryl Capital Management LP (“Beryl GP”), and David A. Witkin (“Mr. Witkin”), each of Beryl, Beryl GP and Mr. Witkin have shared voting and dispositive power over the shares reported herein. The address of Beryl, Beryl GP and Mr. Witkin is 1611 S. Catalina Ave., Suite 309, Redondo Beach, CA 90277. Share ownership prior to the Business Combination represents approximately 5.6% of the issued and outstanding Founder Class A Shares.
(18)	According to a Schedule 13G filed with the SEC on February 11, 2022 on behalf of Barclays PLC, Barclays Bank PLC and Barclays Capital Inc., such entities have the sole voting and dispositive power over 1,715,124 Founder Class A Shares, 1,535,500 Founder Class A Shares, and 179,624 Founder Class A Shares, respectively. The address of Barclays PLC and Barclays Bank PLC is 1 Churchill Place, London, E14 5HP, England. The address of Barclays Capital Inc. is 745 Seventh Ave., New York, NY 10019. Share ownership prior to the Business Combination represents approximately 5.4% of the issued and outstanding Founder Class A Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions—Founder

Founder Shares

On April 27, 2021, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, to cover certain of the Company’s expenses, for which the Company issued Founder Class B Shares to the Sponsor such that they currently hold an aggregate of 7,906,250 Founder Class B Shares.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a business combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of Domestication Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Domestication Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Domestication Class A Common Stock (as converted from Founder B Shares) will be released from the lock-up.

Promissory Note

On April 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the Proposed Public Offering. As of June 30, 2021 (unaudited) and April 30, 2021, the Company had not drawn on the Note.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Company’s Sponsor, an affiliate of the Sponsor, or Founder’s officers and directors may, but are not obligated to, loan Founder the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Founder Private Placement Warrants. In the event that a business combination does not close, Founder may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

As of June 30, 2021 (unaudited) and April 30, 2021, the Sponsor had paid $246,993 and nil, respectively of deferred offering expenses on behalf of the Company, which are presented on the balance sheet as Due to Sponsor.

Private Placement Warrants

Simultaneously with the closing of the IPO, Founder consummated in a private placement the sale of 12,623,125 Founder Private Placement Warrants to the Sponsor, and 1,581,250 Founder Private Placement Warrants to Jefferies LLC, in each case at a purchase price of $1.00 per Founder Private Placement Warrant, generating gross proceeds to the Company of $14,204,375. Each Founder Private Placement Warrant is exercisable to purchase one Founder Class A Share at $11.50 per share.

Related Party Policy

The audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated shareholders from a financial point of view.

Certain Relationships and Related Transactions—Rubicon

There were no related party transactions for fiscal years 2019, 2020 and 2021 disclosable pursuant to Item 404 of Regulation S-K. For additional information regarding related party transactions not otherwise reportable pursuant to Item 404 of Regulation S-K, see Note 15 to Rubicon’s audited consolidated financial statements as included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Related Person Transaction Policy

Rubicon has not adopted a related person transaction policy. Effective upon the consummation of the Business Combination, New Rubicon expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, New Rubicon’s management must present information regarding the related person transaction to New Rubicon’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the New Rubicon Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to New Rubicon of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, New Rubicon will collect information that New Rubicon deems reasonably necessary from each director, executive officer and, to the extent feasible, significant shareholder to enable New Rubicon to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under New Rubicon’s Code of Conduct that New Rubicon expects to adopt prior to the closing of this Business Combination, New Rubicon’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, New Rubicon’s audit committee, or other independent body of the New Rubicon Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to New Rubicon;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, New Rubicon’s audit committee, or other independent body of the New Rubicon Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, New Rubicon’s best interests and those of New Rubicon’s shareholders, as New Rubicon’s audit committee, or other independent body of the New Rubicon Board of Directors, determines in the good faith exercise of its discretion.

DESCRIPTION OF NEW RUBICON’S SECURITIES

As a result of the Business Combination, Founder shareholders who receive shares of Domestication Class A Common Stock in connection with the Business Combination will become stockholders of New Rubicon. Your rights as New Rubicon stockholders will be governed by Delaware law and the Proposed Charter and Proposed Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Domestication Class A Common Stock.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of            shares of capital stock, consisting of (i)            shares of Class A common stock, par value $0.0001 per share, (ii)            shares of Class V common stock, par value $0.0001 per share, and (ii)            shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Domestication Class A Common Stock following the Domestication, and the shares of Domestication Class A Common Stock and Domestication Class V Common Stock issuable in connection with the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Meeting, there were            Founder Ordinary Shares outstanding, held of record by approximately            holder(s) of Founder Ordinary Shares, no shares of preferred stock outstanding and            Founder Warrants outstanding held of record by approximately            holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Domestication Class A Common Stock

The Proposed Charter provides that the Domestication Class A Common Stock will have identical par value and participation rights to current Founder Class A Shares. Founder Class B Shares will convert on a one-to-one basis into Domestication Class A Common Stock, with identical par value and participation rights to current Founder Class A Shares. Domestication Class A Common Stock and Domestication Class V Common Stock will vote together as one class on all matters.

Pursuant to the A&R LLCA, which will be adopted in connection with the Merger, Class B Units of Rubicon will be exchangeable into an equivalent number of Domestication Class A Common Stock, subject to certain limitations and adjustments, at the election of the holder thereof or pursuant to a mandatory redemption at the election of New Rubicon (as managing member of Rubicon).

Domestication Class V Common Stock

The Proposed Charter provides that the Domestication Class V Common Stock will have identical par value and voting rights to current Founder Class A Shares and Domestication Class A Common Stock. Domestication Class V Common Stock will have no economic rights and shares of Class V Common Stock shall not be entitled to receive any assets upon dissolution, liquidation or winding up of New Rubicon, nor will such shares participate in any dividends or distributions of New Rubicon. Domestication Class V Common Stock and Domestication Class A Common Stock will vote together as one class on all matters.

Upon the retirement of any Class B Units of Rubicon, New Rubicon will retire an equivalent number of shares of Domestication Class V Common Stock held by such holder of retired Class B Units of Rubicon.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New Rubicon Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New Rubicon Board of Directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Domestication Class A Common Stock and Domestication Class V Common Stock and could have anti-takeover effects. The ability of the New Rubicon Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Founder Public Warrants will continue with New Rubicon as Domestication Public Warrants and will be exercisable for one share of Domestication Class A Common Stock pursuant to the terms provided for therein. We intend to continue to list the Domestication Public Warrants with NYSE under the symbol “RBT WS.”

As of the date of this proxy statement/consent solicitation statement/prospectus, 15,812,500 Founder Public Warrants are outstanding. Each whole Founder Public Warrant entitles the registered holder to purchase one Founder Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of January 19, 2023 (or April 19, 2023, if extended) or after the completion of an initial Business Combination. However, no Founder Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the Founder Class A Shares issuable upon exercise of the Founder Public Warrants and a current prospectus relating to such Founder Class A Shares. Notwithstanding the foregoing, if a registration statement covering the Founder Class A Shares issuable upon exercise of the Founder Public Warrants is not effective within 120 days following the consummation of our initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Founder Public Warrants on a cashless basis pursuant to an available exemption from exemption under the Securities Act. The Founder Public Warrants will expire on the fifth anniversary of our completion of an initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the outstanding Founder Public Warrants for redemption (excluding the Founder Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Founder Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the Domestication Class A Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the Domestication Class A Common Stock underlying such Founder Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Since the IPO, the per share closing price of Founder Class A Share on Nasdaq has not traded above $18.00 per share.  As a result, the recent Founder Class A Share trading prices do not exceed the threshold that would allow us to redeem Founder Public Warrants as described above.

In accordance with the Warrant Agreement, in the event that we elect to redeem the outstanding Founder Public Warrants as set forth above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us to all shareholders, including beneficial owners, not less than 30 days prior to the Redemption Date (the “30-day Redemption Period”) to the registered holders of the Founder Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provide above will be conclusively presumed to have been duly given whether or not the registered holder of the Founder Public Warrants received such notice. We are not contractually obligated to notify investors when its warrants become eligible for redemption, and does not intend to so notify investors upon eligibility of the warrants for redemption.

The right to exercise will be forfeited unless the Founder Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Founder Public Warrant will have no further rights except to receive the redemption price for such holder’s Founder Public Warrants upon surrender of such Founder Public Warrants.

The redemption criteria for our Founder Public Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Founder Public Warrants.

If we call the Founder Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Domestication Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Domestication Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Founder Public Warrants were issued in registered form under the Warrant Agreement, which provides that the terms of the Founder Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The Founder Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Founder Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Founder Ordinary Shares and any voting rights until they exercise their Founder Public Warrants and receive Founder Class A Shares (or Domestication Class A Common Stock following consummation of the Business Combination). After the issuance of Domestication Class A Common Stock following consummation of the Business Combination upon exercise of the Founder Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Founder Public Warrants will be exercisable for cash, and we will not be obligated to issue Domestication Class A Common Stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Domestication Class A Common Stock following consummation of the Business Combination issuable upon exercise of the warrants is current and the Domestication Class A Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Domestication Class A Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Domestication Class A Common Stock issuable upon exercise of the Founder Public Warrants, holders will be unable to exercise their Founder Public Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the Domestication Class A Common Stock issuable upon the exercise of the Founder Public Warrants is not current or if the Domestication Class A Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Founder Public Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the Founder Public Warrants may be limited, and the warrants may expire worthless.

A holder of a Founder Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.99% or 9.99% (or such other amount as a holder may specify) of Domestication Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Founder Public Warrants. If, upon exercise of the Founder Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Domestication Class A Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Founder Private Placement Warrants will continue with New Rubicon as Domestication Private Warrants and will be exercisable for one share of Domestication Class A Common Stock pursuant to the terms provided for therein. New Rubicon does not have any current intention to list the Domestication Private Warrants with NYSE.

As of the date of this proxy statement/consent solicitation statement/prospectus, 14,204,375 Founder Private Placement Warrants are outstanding. The Founder Private Placement Warrants are identical to the Founder Public Warrants underlying the Founder Units except that (i) each Founder Private Placement Warrant is exercisable for Domestication Class A Common Stock at an exercise price of $11.50 per share, and (ii) such Founder Private Placement Warrants will be exercisable for cash (even if a registration statement covering the Domestication Class A Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The Founder Private Placement Warrants purchased by Sponsor will not be exercisable more than five years from October 19, 2021, in accordance with FINRA Rule 5110(g)(8), as long as Jefferies LLC or any of its related persons beneficially own these warrants

We have agreed that so long as the Founder Private Placement Warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants, and we will allow the holders to exercise such warrants on a cashless basis. However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the Founder Private Placement Warrants were issued in a private transaction, the holders and their transferees are allowed to exercise the Founder Private Placement Warrants for cash even if a registration statement covering the Domestication Class A Common Stock issuable upon exercise of such warrants is not effective and receive unregistered Domestication Class A Common Stock.

Units

Each Founder Unit consists of one Founder Class A Share and one-half of one Founder Public Warrant, each as detailed above. Upon consummation of the Domestication, Founder Units will automatically separate into their respective Domestication Class A Common Stock and Domestication Public Warrants.

Dividends

Under the Proposed Charter, holders of Domestication Class A Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on Domestication Class A Common Stock for the foreseeable future.

Upon completion of the Business Combination, New Rubicon will be a holding company with no material assets other than its interest in Rubicon. We intend to cause Rubicon to make distributions to holders of Class A Units and Class B Units in amounts such that the total cash distribution from Rubicon to the holders are sufficient to enable each holder to pay all applicable taxes on taxable income allocable to such holder and other obligations under the Tax Receivable Agreement as well as any cash dividends declared by us.

The A&R LLCA generally will provide that pro rata cash Tax Distributions will be made to holders of Class A Units and Class B Units (including New Rubicon) at certain assumed tax rates. New Rubicon anticipates that the distributions it will receive from Rubicon may, in certain periods, exceed New Rubicon’s actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The New Rubicon Board of Directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Domestication Class A Common Stock. New Rubicon will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Class A Units pursuant to the A&R LLCA, to maintain one-for-one parity between Class A Units held by New Rubicon and shares of Domestication Class A Common Stock.

For more information regarding distributions under the Tax Receivable Agreement and A&R LLCA, see the sections titled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Tax Receivable Agreement” and “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Eighth Amended and Restated Limited Liability Company Agreement of Rubicon” and Annex J and Annex D, respectively.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the Proposed Charter, the holders of Domestication Class A Common Stock and Domestication Class V Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Holders of Domestication Class A Common Stock and Domestication Class V Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Domestication Class A Common Stock and Domestication Class V Common Stock under the Proposed Charter.

Preemptive or Other Rights

The Proposed Charter does not provide for any preemptive or other similar rights.

Election of Directors

Our Board currently consists of six (6) directors.

Following the completion of the Business Combination, the structure of the New Rubicon Board of Directors will be increased to nine (9) directors, as discussed in greater detail in “Proposal 5 — The Directors Proposal” and “Management After the Business Combination.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the New Rubicon Board of Directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the New Rubicon Board of Directors.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

New Rubicon will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the New Rubicon Board of Directors. To the extent permitted under applicable law, New Rubicon may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Rubicon’s stockholders have appraisal rights in connection with a merger or consolidation of New Rubicon. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Rubicon’s stockholders may bring an action in New Rubicon’s name to procure a judgment in New Rubicon’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Rubicon’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Memorandum and Articles of Association provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director is to be liable to Founder for any loss or damage incurred by Founder as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. Founder has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The Proposed Charter and Proposed Bylaws will provide for the indemnification of current and former officers and directors of New Rubicon to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current Memorandum and Articles of Association. It is the intention of the parties that New Rubicon will enter into indemnification agreements with the post-Closing directors and officers of New Rubicon. The Memorandum and Articles of Association, as well as the Proposed Charter and Proposed Bylaws, also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, (i) Founder will purchase a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy and (ii) Rubicon will purchase a tail policy with respect to liability coverage for the benefit of Rubicon’s current officers and directors on the same or substantially similar terms of its existing policy. Pursuant to the Merger Agreement, New Rubicon will maintain such tail policies for a period of no less than six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; New Rubicon’s Certificate of Incorporation and Bylaws

The Proposed Charter and Proposed Bylaws will contain, and the DGCL contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the New Rubicon Board of Directors. These provisions are intended to avoid costly takeover battles, reduce New Rubicon’s vulnerability to a hostile change of control and enhance the ability of the New Rubicon Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire New Rubicon. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Rubicon by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Domestication Class A Common Stock held by stockholders.

Delaware Law

New Rubicon will be governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

●	any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of New Rubicon.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

Provisions of the Proposed Charter and Proposed Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the New Rubicon Board of Directors or management. Among other things, the Proposed Charter and Proposed Bylaws will:

●	permit the New Rubicon Board of Directors to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;

●	provide that the authorized number of directors may be changed only by resolution of the New Rubicon Board of Directors;

●	provide that all vacancies and newly created directorships, may, except as otherwise required by law, the Proposed Charter, Proposed Bylaws or resolution of the New Rubicon Board of Directors, and subject to the rights of holders of New Rubicon’s preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director;

●	divide the New Rubicon Board of Directors into three classes, each of which stands for election once every three years;

●	for so long as the New Rubicon Board of Directors is classified, and subject to the rights of holders of New Rubicon’s preferred stock, provide that a director may only be removed from the New Rubicon Board of Directors by the stockholders for cause, and only by the affirmative vote of the holders of at least a 66⅔% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors;

●	require that any action to be taken by New Rubicon’s stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

●	not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of New Rubicon’s stockholders may be called only by the New Rubicon Board of Directors, the chairperson of the New Rubicon Board of Directors or New Rubicon’s chief executive officer;

●	provide that stockholders will be permitted to amend certain provisions of the Proposed Charter or Proposed Bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class; and

●	designate the Delaware and federal district courts as the exclusive forums for certain disputes.

Exclusive Forum

The Proposed Charter will provide that, unless New Rubicon selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of New Rubicon that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Domestication Class A Common Stock or Domestication Class V Common Stock will be deemed to have notice of and consented to the provisions of this provision.

Advance Notice of Director Nominations and New Business

The Proposed Bylaws state that in order for a stockholder of New Rubicon to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of New Rubicon not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by New Rubicon. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004. We expect to continue to use Continental as the transfer agent and warrant agent for our securities following the Business Combination.

Listing of Securities

We intend to apply to continue the listing of Domestication Class A Common Stock and Domestication Public Warrants on NYSE under the symbols “RBT” and “RBT WS”.

Registration Rights

Warrant Agreement

Concurrent with the consummation of the Merger Agreement, Founder and Continental entered into the Warrant Agreement. Pursuant to the Warrant Agreement, Founder issued 15,812,500 Founder Public Warrants and 14,204,375 Founder Private Placement Warrants. Pursuant to the Warrant Agreement, the Continental shall (i) maintain books for the registration of original issuance and the registration of transfer of the Founder Warrants, and (ii) issue and register the Founder Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the warrant agent by Founder.

The foregoing description of the Warrant Agreement is subject to and qualified in its entirety by reference to the full text of the Form of Warrant Agreement, which is attached as Exhibit 4.4 hereto and the terms of which are incorporated herein by reference.

Subscription Agreement

Concurrent with the consummation of the Merger Agreement, Founder entered into subscription agreements (the “Subscription Agreements”) with certain PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Founder agreed to issue and sell to such PIPE Investors, prior to or substantially concurrently with the Closing, $111,000,000 of Shares of Domestication Class A Common Stock at $10.00 per share (the “PIPE Financing”).

The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Merger. The Subscription Agreements provide for certain customary registration rights with respect to the shares issued thereunder.

The foregoing description of the Subscription Agreements and the PIPE Financing is subject to and qualified in its entirety by reference to the full text of the form of Subscription Agreement, which is attached as Exhibit 10.12 hereto and the terms of which are incorporated herein by reference.

A&R Registration Rights Agreement

In connection with the Closing, Rubicon and certain Rubicon equity holders (collectively, the “Legacy Rubicon Equityholders”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) with Founder and the Sponsor (collectively with the Legacy Rubicon Equityholders, the “Holders”). Pursuant to the A&R Registration Rights Agreement, within 30 days of the closing of the Business Consummation, New Rubicon will file a registration statement registering for resale (i) the outstanding Shares of Domestication Class A Common Stock held by the Holders, (ii) any warrants or any Shares of Domestication Class A Common Stock that may be acquired by the Holders upon the exercise of a warrant or other right to acquire Shares of Domestication Class A Common Stock held by a Holder immediately following closing of the Business Combination, (iii) any Shares of Domestication Class A Common Stock or warrants to purchase Shares of Domestication Class A Common Stock otherwise acquired or owned by a Holder, and (iv) any other equity security issued with respect to any of (i)-(iii) pursuant to a reorganization, stock split, stock dividend, or like transaction. New Rubicon thereafter is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the A&R Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement.

In addition, the Holders have certain “piggyback” registration rights with respect to registrations initiated by New Rubicon. New Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of A&R Registration Rights Agreement, a copy of which is included as Exhibit 10.10 to this proxy statement/consent solicitation statement/prospectus.

Listing of our Securities

The Founder Units, Founder Class A Shares and Founder Public Warrants are currently listed on Nasdaq, under the symbols “FOUNU,” “FOUN,” and “FOUNW” respectively. The Founder Units, Founder Class A Shares and Founder Public Warrants commenced trading on Nasdaq separately on or about December 6, 2021.

Certain Anti-Takeover Provisions of our Memorandum and Articles of Association

Our Memorandum and Articles of Association provide that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual general meetings. Further, prior to the completion of our initial business combination only holders of our Founder Class B Shares, which have been issued to our Sponsor, are entitled to vote on the appointment of directors, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our authorized but unissued Founder Class A Shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Founder Class A Shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, (i) Sponsor and any other holder of Founder Ordinary Shares or Founder Private Placement Warrants, as applicable, and (ii) PIPE Investors will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after Founder has completed its initial business combination, assuming Founder otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, (i) Sponsor and its permitted transferees are subject to certain transfer restrictions set forth in the Letter Agreement and Sponsor Agreement and (ii) certain holders of Rubicon Interests and their permitted transferees are subject to certain transfer restrictions set forth in the lockup agreements.

Founder anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

Warrant Agreement

Concurrent with the consummation of the Merger Agreement, Founder and Continental entered into the Warrant Agreement. Pursuant to the Warrant Agreement, Founder issued 15,812,500 Founder Public Warrants and 14,204,375 Founder Private Placement Warrants. Pursuant to the Warrant Agreement, the Continental shall (i) maintain books for the registration of original issuance and the registration of transfer of the Founder Warrants, and (ii) issue and register the Founder Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the warrant agent by Founder.

The foregoing description of the Warrant Agreement is subject to and qualified in its entirety by reference to the full text of the Form of Warrant Agreement, which is attached as Exhibit 4.4 hereto and the terms of which are incorporated herein by reference.

Subscription Agreement

In connection with the Closing, Rubicon and certain Rubicon equity holders (collectively, the “Legacy Rubicon Equityholders”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) with Founder and the Sponsor (collectively with the Legacy Rubicon Equityholders, the “Holders”). Pursuant to the A&R Registration Rights Agreement, within 30 days of the closing of the Business Consummation, New Rubicon will file a registration statement registering for resale (i) the outstanding Shares of Domestication Class A Common Stock held by the Holders, (ii) any warrants or any Shares of Domestication Class A Common Stock that may be acquired by the Holders upon the exercise of a warrant or other right to acquire Shares of Domestication Class A Common Stock held by a Holder immediately following closing of the Business Combination, (iii) any Shares of Domestication Class A Common Stock or warrants to purchase Shares of Domestication Class A Common Stock otherwise acquired or owned by a Holder, and (iv) any other equity security issued with respect to any of (i)-(iii) pursuant to a reorganization, stock split, stock dividend, or like transaction. New Rubicon thereafter is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the A&R Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement.

In addition, the Holders have certain “piggyback” registration rights with respect to registrations initiated by New Rubicon. New Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of A&R Registration Rights Agreement, a copy of which is included as Exhibit 10.10 to this proxy statement/consent solicitation statement/prospectus.

A&R Registration Rights Agreement

In connection with the Closing, Rubicon and certain Rubicon equity holders (collectively, the “Legacy Rubicon Equityholders”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) with Founder and the Sponsor (collectively with the Legacy Rubicon Equityholders, the “Holders”). Pursuant to the A&R Registration Rights Agreement, within 30 days of the closing of the Business Consummation, New Rubicon will file a registration statement registering for resale (i) the outstanding Shares of Domestication Class A Common Stock held by the Holders, (ii) any warrants or any Shares of Domestication Class A Common Stock that may be acquired by the Holders upon the exercise of a warrant or other right to acquire Shares of Domestication Class A Common Stock held by a Holder immediately following closing of the Business Combination, (iii) any Shares of Domestication Class A Common Stock or warrants to purchase Shares of Domestication Class A Common Stock otherwise acquired or owned by a Holder, and (iv) any other equity security issued with respect to any of (i)-(iii) pursuant to a reorganization, stock split, stock dividend, or like transaction. New Rubicon thereafter is required to maintain a registration statement that is continuously effective and to cause the registration statement to regain effectiveness in the event that it ceases to be effective. At any time that the registration statement is effective, any holder signatory to the A&R Registration Rights Agreement may request to sell all or a portion of its securities that are registrable in an underwritten offering pursuant to the registration statement.

In addition, the Holders have certain “piggyback” registration rights with respect to registrations initiated by New Rubicon. New Rubicon will bear the expenses incurred in connection with the filing of any registration statements pursuant to the A&R Registration Rights Agreement.

The foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by reference to the full text of the form of A&R Registration Rights Agreement, a copy of which is included as Exhibit 10.10 to this proxy statement/consent solicitation statement/prospectus.

TRADING MARKET AND DIVIDENDS

FOUNDER

Units, Ordinary Share, and Warrants

The Founder Units, Founder Class A Shares and Founder Public Warrants are each quoted on Nasdaq, under the symbols “FOUNU,” “FOUN,” and “FOUNW,” respectively. Each of Founder’s Units consists of one Founder Class A Share, and one-half of a Founder Public Warrant. Each whole Founder Public Warrant entitles the holder thereof to purchase one Founder Class A Share at a price of $11.50 per share. The Founder Units, Founder Class A Shares and Founder Public Warrants commenced trading on Nasdaq separately on or about December 6, 2021.

Founder’s Dividend Policy

Founder has not paid any cash dividends on its Founder Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Founder’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, Founder’s ability to declare dividends may be limited by restrictive covenants that Founder may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the New Rubicon Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

New Rubicon

Dividend Policy

Following completion of the Business Combination, the New Rubicon Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that New Rubicon retain its earnings for use in business operations and accordingly, we do not anticipate the New Rubicon Board of Directors declaring any dividends in the foreseeable future.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Founder is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Memorandum and Articles of Association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Memorandum and Articles of Association will differ in certain material respects from the Proposed Charter and Proposed Bylaws. As a result, when you become a stockholder of New Rubicon, your rights will differ in some regards as compared to when you were a shareholder of Founder.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Founder and New Rubicon according to applicable law or the organizational documents of Founder and New Rubicon. For specific material amendments to the provisions of the Memorandum and Articles of Association, as will be adopted via the Proposed Charter, please see the sections entitled “Proposal 3 — The Charter Proposal” and “Proposals 4A-4H — The Governance Proposals.”

This summary is qualified by reference to the complete text of the Memorandum and Articles of Association and the Proposed Charter and Proposed Bylaws, copies of which are attached to this proxy statement/consent solicitation statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Charter, Proposed Bylaws and Memorandum and Articles of Association in their entirety for a more complete description of its terms, as well as the relevant provisions of the DGCL.

	Memorandum and Articles of Association (Cayman Islands)	Proposed Organizational Documents (Delaware)
Stockholder / Shareholder Approval of Business Combinations

Mergers require a special resolution and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Pursuant to the Memorandum and Articles of Association, approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the votes of the Founder Ordinary Shares entitled to vote thereon which are present at the Meeting.

Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

Stockholder / Shareholder Votes for Routine Matters

Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon).

The Memorandum and Articles of Association are consistent with this requirement.

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

Appraisal Rights

Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

The Memorandum and Articles of Association do not expand upon or otherwise limit statutorily provided appraisal rights. There are no appraisal rights of shareholders in connection with the proposed Business Combination.

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a business combination agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2.000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided appraisal rights.

Inspection of Books and Records

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

The Memorandum and Articles of Association provide that shareholders are only entitled to inspection rights if expressly provided by law, or by resolution made by Founder’s directors or passed by ordinary resolution.

Any stockholder may inspect the corporation’s books and records for a “proper purpose” during the usual hours for business, as limited by Section 220 of the DGCL.

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Stockholder / Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Memorandum and Articles of Association do not expand upon or otherwise limit statutorily provided rights.

A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal 3).

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors of Founder owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

The Memorandum and Articles of Association provide for an explicit waiver of corporate opportunities with respect to any member of the Sponsor Group serving as a director or officer of Founder.

Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

The Proposed Organizational Documents, as described in Proposal 3, provide for an explicit waiver of corporate opportunities with respect to non-employee directors and their affiliates.

Indemnification of Directors and Officers

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

The Memorandum and Articles of Association provide that our current and former officers and directors will be indemnified by us against all liabilities, actions, proceedings, costs, damages, losses or expenses, including legal expenses, incurred by such officers and directors in carrying out their duties or otherwise in connection with Founder’s business or affairs, other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

The Proposed Organizational Documents will provide for the indemnification of current and former officers and directors of New Rubicon to the fullest extent permitted by Delaware law.

Limited Liability of Directors

Liability of directors may be limited, except with regard to their own fraud or willful default.

Pursuant to the Memorandum and Articles of Association, Founder may by special resolution release its current and former directors and officers from liability for any loss or damage arising out of or in connection with the discharge of their duties, except with regard to any such person’s own actual fraud, willful default, or willful neglect.

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Organizational Documents will limit the liability of directors of New Rubicon to the fullest extent permitted by Delaware law.

LEGAL MATTERS

The validity of the Domestication Class A Common Stock and Domestication Class V Common Stock to be issued pursuant to the Merger Agreement will be passed upon by Winston & Strawn LLP, counsel to Founder.

EXPERTS

The audited financial statements of Founder SPAC as of December 31, 2021 and for the period from April 26, 2021 (inception) through December 31, 2021, included in this proxy statement/consent solicitation statement/prospectus have been so included in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Rubicon Technologies, LLC as of December 31, 2021 and 2020 and for the years then ended included in this proxy statement/consent solicitation statement/prospectus have been so included in reliance on the report of Cherry Bekaert LLP (“Cherry Bekaert”) an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

In 2019 and 2020, Cherry Bekaert performed certain formatting and word processing services with respect to Rubicon’s financial statements for the years ended December 31, 2018 and 2019.  Although these services were permissible at the time provided under the American Institute of Certified Public Accountants’ standards, such services are considered bookkeeping services and the provision of a management function under the SEC’s auditor independence requirements and as such, are impermissible.  This second amended registration statement on Form S-4 includes Rubicon’s audited financial statements for the year ended December 31, 2020. The first amended registration statement on Form S-4 included Rubicon’s audited financial statements for the year ended December 31, 2020. The initial registration statement on Form S-4 filed on February 1, 2022 also included Rubicon’s audited financial statements for the year ended December 31, 2019.  Cherry Bekaert and Rubicon, including Rubicon’s audit committee, have considered these services and determined that Cherry Bekaert’s objectivity and impartiality in relation to the performance of the audits for the years ended December 31, 2019 and 2020 under the SEC and PCAOB independence standards has not been impacted.

APPRAISAL RIGHTS

Founder shareholders do not have appraisal rights in connection with the Business Combination under Cayman Islands law.

Rubicon unitholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/consent solicitation statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/consent solicitation statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/consent solicitation statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/consent solicitation statement/prospectus may likewise request that we deliver single copies of the proxy statement/consent solicitation statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Morrow Sodali, our proxy solicitor at:

MORROW SODALI LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

Toll Free: (800) 662-5200

International: (203) 658-9400
Email: FOUND.info@investor.morrowsodali.com

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Meeting. Under Cayman Islands law, only business that is specified in the notice of an extraordinary general meeting to shareholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed) both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in the Proposed Bylaws as to such business. To be timely for New Rubicon’s annual meeting of stockholders, New Rubicon’s secretary must receive the written notice at New Rubicon’s principal executive offices:

●	not earlier than the 120th day; and

●	not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

Accordingly, for New Rubicon’s 2023 Annual Meeting, assuming the meeting is held on May 16, 2023, notice of a nomination or proposal must be delivered to New Rubicon no later than the later of February 15, 2023, or the tenth day following the date on which the public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairperson of the New Rubicon Board of Directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time prior to the printing of the proxy statement and must comply with Rule 14a-8.

Stockholder proposals, including director nominations, for the 2023 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2023 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2023 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2023 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2023 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Rubicon’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Rubicon’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read Founder’s SEC filings, including this proxy statement/consent solicitation statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/consent solicitation statement/prospectus or if you have questions about the Business Combination or the proposals set forth in this proxy statement/consent solicitation statement/prospectus to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

MORROW SODALI LLC

333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

Toll Free: (800) 662-5200

International: (203) 658-9400
Email: FOUND.info@investor.morrowsodali.com

If you are a shareholder of Founder and would like to request documents, please do so by           , 2022, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/consent solicitation statement/prospectus relating to Founder has been supplied by Founder, and all such information relating to Rubicon has been supplied by Rubicon. Information provided by either the Founder or Rubicon does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Founder for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or Rubicon that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/consent solicitation statement/prospectus speaks only as of the date of this proxy statement/consent solicitation statement/prospectus unless the information specifically indicates that another date applies.

Index to Financial Statements

FOUNDER SPAC

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Condensed Balance Sheet as of March 31, 2022 (unaudited) and December 31, 2021	F-20
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2022	F-21
Unaudited Condensed Statement of Changes in Stockholders’ Deficit for the Three Months Ended March 31, 2022	F-22
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2022	F-23
Notes to Unaudited Condensed Financial Statements	F-24 to F-35

RUBICON TECHNOLOGIES, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Founder SPAC

Opinion on the financial statements

We have audited the accompanying balance sheet of Founder SPAC (a Cayman Islands corporation) (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from April 26, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from April 26, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Dallas, Texas

March 28, 2022

FOUNDER SPAC

BALANCE SHEET

DECEMBER 31, 2021

ASSETS
Current Assets
Cash	$761,605
Prepaid insurance	511,509
Total current assets	1,273,114
Long-term prepaid insurance	401,507
Investments held in Trust Account	321,015,932
Total Assets	$322,690,554

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued offering expenses	$96,000
Due to Sponsor	102,667
Total current liabilities	198,667
Deferred underwriting fee payable	11,068,750
Total Liabilities	11,267,417

Commitments and Contingencies (Note 6)
Class A ordinary shares; 31,625,000 shares subject to possible redemption at $10.15 per share	320,993,750

Stockholders’ Deficit
Preferred Stock - $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A Ordinary Shares - $0.0001 par value; 479,000,000 shares authorized; none issued and outstanding (excluding 31,625,000 shares subject to possible redemption)	—
Class B Ordinary Shares - $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding	791
Additional paid-in capital	-
Accumulated deficit	(9,571,405)
Total Stockholders’ Deficit	(9,570,614)
Total Liabilities, Class A Ordinary Shares subject to Possible Redemption and Stockholders’ Deficit	$322,690,554

The accompanying notes are an integral part of the financial statements.

FOUNDER SPAC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Formation costs and other operating expenses	$937,887
Loss from operations	(937,887)

Other Income:
Income earned on investments in Trust Account	22,182
Net loss	$(915,705)
Weighted average Class A ordinary shares outstanding, basic and diluted	9,271,586
Basic and diluted net loss per share, Class A	$0.02
Weighted average Class B ordinary shares outstanding, basic and diluted	7,906,250
Basic and diluted net loss per share, Class B	$(0.14)

The accompanying notes are an integral part of the financial statements.

FOUNDER SPAC

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at April 26, 2021 (inception)	–	$–	$–	$–	$–
Issuance of Class B ordinary shares to Sponsor	7,906,250	791	24,209	–	25,000
Underwriter’s fees			(6,325,000)		(6,325,000)
Deferred underwriter fees			(11,068,750)		(11,068,750)
Offering costs			(746,784)		(746,784)
Sale of private placement warrants to Sponsor			14,204,375		14,204,375
Deemed dividend to Class A Shareholders’ to state the Trust Account at Redemption value			3,911,950	(8,655,700)	(4,743,750)
Net loss				(915,705)	(915,705)
Balances at December 31, 2021	7,906,250	$791	$–	$(9,571,405)	$(9,570,614)

The accompanying notes are an integral part of the financial statements.

FOUNDER SPAC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flow from Operating Activities:
Net loss	$(915,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments in Trust Account	(22,182)
Changes in operating assets and liabilities
Prepaid insurance	(913,017)
Accrued expenses	(290,616)
Accrued offering costs	(250,000)
Net Cash used in Operating Activities	(2,391,520)

Cash Flow from Investing Activities:
Investments held in Trust Account	(320,993,750)
Net Cash used in Investing Activities	(320,993,750)

Cash Flow from Financing Activities:
Proceeds received from initial public offering, gross	$316,250,000
Proceeds from private warrants	14,204,375
Payment of offering costs	(6,307,500)
Net Cash provided by Financing Activities	324,146,875

Net change in cash	761,605
Cash at the beginning of the period	—
Cash at the end of the period	$761,605

Supplement Disclosure of Cash Flow Information:
Non-Cash Investing and Financing Activities:
Offering costs paid by Sponsor	$352,667
Deferred underwriting commissions	$11,068,750
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued offering costs	$286,145

The accompanying notes are an integral part of the financial statements.

FOUNDER SPAC

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM APRIL 26, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Founder SPAC (the “Company”) is a blank check company incorporated in the Cayman Islands on April 26, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period April 26, 2021 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Founder SPAC Sponsor, LLC (the “Sponsor”) and Jefferies LLC simultaneously with the closing of the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on October 14, 2021. On October 19, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $316,250,000. The total Units offered on IPO date consisted of 27,500,000 Class A shares and exercise of over-allotment option by the underwriters of 4,125,000 additional Class A ordinary shares (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 14,204,375 units (the “Private Placement Units”) at a price of $1.00 per Private Placement Unit in a private placement to Sponsor and the underwriters of the Initial Public Offering, generating gross proceeds of $14,204,375, which is described in Note 4.

Transaction costs amounted to $18,158,033, consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees and $764,283 of other offering costs. In addition, at October 19, 2021, cash of $2,603,980 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on October 19, 2021, an amount of $320,993,750 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholder may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association (the “Articles”) provide that, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company is not required to conduct redemptions pursuant to the proxy solicitation rules as described above, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor, officers, directors and advisors have agreed (a) to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination or a vote to amend the provisions of the Articles relating to shareholder’s rights of pre-Business Combination activity and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers, directors and advisors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 15 months (or up to 18 months if we extend the period of time to consummate a business combination) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.15.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of December 31, 2021, the Company had $761,605 in its operating bank account, and working capital of $1,074,447.

The Company’s liquidity needs up to December 31, 2021 had been satisfied through a payment from the Sponsor of $25,000 (Note 5) for the Founder Shares to cover certain offering costs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes totaling $2,603,980. As of December 31, 2021, approximately $761,605 remains available to use for general working capital purposes. Management has since reevaluated the Company’s liquidity and financial condition and determined that it may not be sufficient to meet the Company’s obligation over the period of twelve months from the issuance date of the financial statements. The Company’s sponsor has agreed to provide support to enable the Company to continue its operations and meet its potential obligations over a period of one year from the issuance date of these financial statements. Management believes current working capital, and the support from its Sponsor, provides sufficient capital to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of December 31, 2021, the Company has sufficient cash to meet its obligations as they become due within one year after the date that the financial statement is issued.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $761,605 of cash and no cash equivalents as of December 31, 2021.

Cash Held in Trust Account

At December 31, 2021, the Company has $321,015,932 in cash held in the trust account.

Net (Loss)/income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss)/income per ordinary share is calculated by dividing the net (loss)/income by the weighted average of ordinary shares outstanding for the respective period. The Company did not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement in the calculation of diluted (loss)/income per share because their exercise is contingent upon future events and since their inclusion would be antidilutive under the treasury stock method.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss)/income per share for each class of ordinary shares:

For the Period from April 26, 2021 (inception) to December 31, 2021
Class B share outstanding	7,906,250
Class A shares Issued upon IPO	31,625,000
Proceeds allocated to Class A	$316,250,000
Class A redemption amount	$320,993,750

EPS
Net (loss)/income	$(915,705)
Class A accretion to redemption amount	$(4,743,750)
Net (loss)/ income available to shareholders	$(5,659,455)

Two Class Method
	Class A	Class B
Allocation of Net (loss)/income available to shareholders	$(4,527,564)	$(1,131,891)
Accretion of Class A to redemption value	$4,743,750
Net (loss)/income	$216,186	$(1,131,891)

Weighted Average Shares outstanding	9,271,586	7,906,250

EPS	$0.02	$(0.14)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Ordinary Shares Subject to Possible Redemption

All of the 31,625,000 shares of Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such shares of Class A ordinary shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with our business combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, (“ASC 820”) approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 – Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The investment in Trust account is measured at Level 1 because the amount is invested in US Treasury securities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. Offering costs that were charged to stockholders’ equity upon the completion of the IPO amounted to $18,158,033, of which $17,393,750 related to underwriting costs and $764,283 of other offering costs.

Recently Issued Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows .

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On August 17, 2021, the Company sold 31,625,000 Units at $10.00 per Unit, generating gross proceeds of $316,250,000. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary shares at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Jefferies have purchased an aggregate of 14,204,375 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $14,204,375 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 27, 2021, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, to cover certain of the Company’s expenses, for which the Company issued founder shares to the Sponsor such that they currently hold an aggregate of 7,906,250 founder shares.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note – Related Party

On April 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022 or (ii) the consummation of the Initial Public Offering. As of December 31, 2021, the Company had not drawn on the Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors have agreed to loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021, the Company had no such related party loans outstanding.

There are expenses that are paid by the Sponsor on behalf of the Company. As of December 31, 2021, the Sponsor spent $102,667, which are presented on the balance sheet as a Due to Sponsor.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. Concurrently with the consummation of the IPO, the underwriters exercised the over-allotment option to purchase an additional 4,125,000 units.

The underwriter was paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $6,325,000, in connection with the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $11,068,750. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Agreement and Plan of Merger

On December 15, 2021, Founder SPAC, a Cayman Islands exempted company (together with its successors, the “Acquiror”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Acquiror (“Merger Sub”), Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), entered into an agreement and plan of merger (“Merger Agreement”) with Rubicon Technologies, LLC, a Delaware limited liability company.

The Merger agreement contains customary representations, warranties, and covenants by the parties thereto and is subject to certain conditions as further described in the Merger Agreement.

NOTE 7. WARRANTS

The Company has accounted for the 30,016,875 warrants in connection with the Initial Public Offering (15,812,500 Public Warrants and 14,204,375 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has registered our Class A ordinary shares issuable upon exercise of the warrants because the warrants will become exercisable 30 days after the completion of our initial business combination, which may be within one year of this offering. However, because the warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number or Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average trading price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants when the price per Class A ordinary shares equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the last reported sale price (the “closing price”) of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of New Rubicon’s Securities—Warrants—Public Warrants”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8 – Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2021, the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross Proceeds	$316,250,000
Less:
Class A ordinary shares issuance costs	(18,057,563)
Add:
Remeasurement of carrying value to redemption value	22,801,313
Class A ordinary shares subject to possible redemption	$320,993,750

NOTE 9. STOCKHOLDERS’ DEFICIT

Preferred stock –The Company is authorized to issue 1,000,000 shares of $0.0001 par value preference shares. At December 31, 2021, there were no preferred shares issued or outstanding.

Class A ordinary shares – The Company is authorized to issue up to 479,000,000 shares of Class A, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021, there were no shares of Class A ordinary shares issued or outstanding (excluding 31,625,000 shares subject to possible redemption).

Class B ordinary shares – The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021, there were 7,906,250 Class B ordinary shares issued and outstanding.

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 10. SUBSEQUENT EVENTS

Management of the Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

FOUNDER SPAC

UNAUDITED CONDENSED BALANCE SHEET

	March 31, 2022	December 31, 2021
ASSETS
Current Assets
Cash	$161,924	761,605
Prepaid insurance	511,509	511,509
Total current assets	673,433	1,273,114
Long-term prepaid insurance	273,630	401,507
Investment held in Trust Account	321,077,139	321,015,932
Total Assets	$322,024,202	322,690,554

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accrued ordinary expenses	$—	$96,000
Due to Sponsor	102,667	102,667
Total current liabilities	102,667	198,667
Deferred underwriting fee payable	11,068,750	11,068,750
Total Liabilities	11,171,417	11,267,417

Commitments and Contingencies (Note 6)
Class A common stock; 31,625,000 shares subject to possible redemption at $10.15 per share	320,993,750	320,993,750

Stockholders’ Deficit
Preferred Stock - $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Ordinary Shares - $0.0001 par value; 479,000,000 shares authorized; none issued and outstanding (excluding 31,625,000 shares subject to possible redemption)	—	—
Class B Ordinary Shares - $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding at March 31, 2022 and December 31, 2021	791	791
Additional paid-in capital	—	—
Accumulated deficit	(10,141,756)	(9,571,405)
Total Stockholders’ Deficit	(10,140,965)	(9,570,614)
Total Liabilities, Class A Ordinary Shares subject to Possible Redemption and Stockholders’ Deficit	$322,024,202	322,690,554

The accompanying notes are an integral part of the financial statements.

FOUNDER SPAC

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

Operating expenses:
Formation costs and other operating expenses	$631,558
Loss from operations	$(631,558)
Other Income:
Income earned on investments in Trust Account	61,207
Net loss	(570,351)

Weighted average Class A ordinary shares outstanding, basic and diluted	31,625,000
Basic and diluted net loss per share, Class A	$(0.01)
Weighted average Class B ordinary shares outstanding, basic and diluted	7,906,250
Basic and diluted net loss per share, Class B	$(0.01)

The accompanying notes are an integral part of these financial statements.

FOUNDER SPAC

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class B Ordinary Shares		Additional Paid-In	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2021	7,906,250	$791	—	$(9,571,405)	$(9,570,614)
Net loss	—	—	—	(570,351)	(570,351)
Balance - March 31, 2022	7,906,250	$791	—	$(10,141,756)	$(10,140,965)

The accompanying notes are an integral part of these financial statements.

FOUNDER SPAC

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2022

Cash Flow from Operating Activities:
Net loss	$(570,351)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments in Trust Account	(61,207)
Changes in operating assets and liabilities
Prepaid insurance	127,877
Accrued expenses	(96,000)
Net Cash used in Operating Activities	(599,681)

Net change in cash	(599,681)
Cash at the beginning of the period	761,605
Cash at the end of the period	161,924

The accompanying notes are an integral part of these financial statements.

FOUNDER SPAC

NOTES TO UNUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Founder SPAC (the “Company”) is a blank check company incorporated in the Cayman Islands on April 26, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2022, the Company had not yet commenced any operations. All activity for the period April 26, 2021 (inception) through March 31, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Founder SPAC Sponsor, LLC (the “Sponsor”) and Jefferies LLC simultaneously with the closing of the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on October 14, 2021. On October 19, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $316,250,000. The total Units offered on IPO date consisted of 27,500,000 Class A shares and exercise of over-allotment option by the underwriters of 4,125,000 additional Class A ordinary shares (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 14,204,375 units (the “Private Placement Units”) at a price of $1.00 per Private Placement Unit in a private placement to Sponsor and the underwriters of the Initial Public Offering, generating gross proceeds of $14,204,375, which is described in Note 4.

Transaction costs amounted to $18,158,033, consisting of $6,325,000 of underwriting fees, $11,068,750 of deferred underwriting fees and $764,283 of other offering costs. In addition, at October 19, 2021, cash of $2,603,980 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on October 19, 2021, an amount of $320,993,750 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”) located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholder may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association (the “Articles”) provide that, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company is not required to conduct redemptions pursuant to the proxy solicitation rules as described above, the Company will, pursuant to its Articles, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor, officers, directors and advisors have agreed (a) to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to redeem any shares (including the Founder Shares) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination or a vote to amend the provisions of the Articles relating to shareholder’s rights of pre-Business Combination activity and (c) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and the Company’s officers, directors and advisors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 15 months (or up to 18 months if we extend the period of time to consummate a business combination) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit $10.15.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its shareholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Management’s Plan

As of March 31, 2022, the Company had $161,924 in its operating bank account and working capital of $570,766.

The Company’s liquidity needs up to March 31, 2022 had been satisfied through a payment from the Sponsor of $25,000 (Note 5) for the Founder Shares to cover certain offering costs. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (Note 5). As of March 31, 2022, there were no amounts outstanding under any Working Capital Loans.

Prior to the completion of the Initial Public Offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes totaling $ 2,603,980. As of March 31, 2022, approximately $161,924 remains available to use for general working capital purposes. Management has since reevaluated the Company’s liquidity and financial condition and determined that it may not be sufficient to meet the Company’s obligation over the period of twelve months from the issuance date of the financial statements. The Company’s sponsor has agreed to provide support to enable the Company to continue its operations and meet its potential obligations over a period of one year from the issuance date of these financial statements. Management believes current working capital, and the support from its Sponsor, provides sufficient capital to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As of March 31, 2022, the Company has sufficient cash in hand and the ability to obtain a working capital loan to meet its obligations as they become due within one year after the date that the financial statement is issued.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $161,924 and $761,605 of cash and no cash equivalents as of March 31, 2022, and December 31, 2021, respectively.

Cash Held in Trust Account

On March 31, 2022, and December 31, 2021, the Company has $321,077,139 and $321,015,932 in cash held in the trust account, respectively.

Net (Loss)/income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss)/income per ordinary share is calculated by dividing the net (loss)/income by the weighted average of ordinary shares outstanding for the respective period. The Company did not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement in the calculation of diluted (loss)/income per share because their exercise is contingent upon future events and since their inclusion would be antidilutive under the treasury stock method.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss)/income per share for each class of ordinary shares:

For the three months ended March 31, 2022
Class B share outstanding	7,906,250
Class A shares Issued upon IPO	31,625,000
Class A redemption amount	$320,993,750
EPS
Net loss available to shareholders	$570,351

Two Class Method

	Class A	Class B
Allocation of Net loss available to shareholders	$456,281	$114,070

Weighted Average Shares outstanding	31,625,000	7,906,250

EPS	$(0.01)	$(0.01)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Ordinary Shares Subject to Possible Redemption

All of the 31,625,000 shares of Class A ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such shares of Class A ordinary shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with our business combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, Fair Value Measurement, (“ASC 820”) approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The investment in Trust account is measured at Level 1 because the amount is invested in US Treasury securities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. Offering costs that were charged to stockholders’ equity upon the completion of the IPO amounted to $18,158,033, of which $17,393,750 related to underwriting costs and $764,283 of other offering costs.

NOTE 3. INITIAL PUBLIC OFFERING

On August 17, 2021, the Company sold 31,625,000 Units at $10.00 per Unit, generating gross proceeds of $316,250,000. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary shares at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Jefferies have purchased an aggregate of 14,204,375 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $14,204,375 to the Company.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 27, 2021, the Sponsor made a capital contribution of $25,000, or approximately $0.003 per share, to cover certain of the Company’s expenses, for which the Company issued founder shares to the Sponsor such that they currently hold an aggregate of 7,906,250 founder shares.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their shares of ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

Promissory Note — Related Party

On April 27, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of (i) December 31, 2022, or (ii) the consummation of the Initial Public Offering. As of March 31, 2022, and December 31, 2021, the Company had not drawn on the Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors have agreed to loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of March 31, 2022, and December 31, 2021, the Company had no such related party loans outstanding.

There are expenses that are paid by the Sponsor on behalf of the Company. As of March 31, 2022, and December 31, 2021, the Sponsor spent $102,667, which are presented on the balance sheet as a Due to Sponsor.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter’s Agreement

The Company granted the underwriter a 45-day option to purchase up to 4,125,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. Concurrently with the consummation of the IPO, the underwriters exercised the over-allotment option to purchase an additional 4,125,000 units.

The underwriter was paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $6,325,000, in connection with the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of three and half percent (3.50%) of the gross proceeds of the Initial Public Offering, or $11,068,750. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Agreement and Plan of Merger

On December 15, 2021, Founder SPAC, a Cayman Islands exempted company (together with its successors, the “Acquiror”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Acquiror (“Merger Sub”), Ravenclaw Merger Sub Corporation 1, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 1”), Ravenclaw Merger Sub Corporation 2, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 2”), Ravenclaw Merger Sub Corporation 3, a Delaware corporation and wholly owned subsidiary of the Acquiror (“Merger Sub Inc. 3” and, together with Merger Sub Inc. 1 and Merger Sub Inc. 2, each a “Blocker Merger Sub”), Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), entered into an agreement and plan of merger (“Merger Agreement”) with Rubicon Technologies, LLC, a Delaware limited liability company.

The Merger agreement contains customary representations, warranties, and covenants by the parties thereto and is subject to certain conditions as further described in the Merger Agreement.

NOTE 7. WARRANTS

The Company has accounted for the 30,016,875 warrants in connection with the Initial Public Offering (15,812,500 Public Warrants and 14,204,375 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has registered our Class A ordinary shares issuable upon exercise of the warrants because the warrants will become exercisable 30 days after the completion of our initial business combination, which may be within one year of this offering. However, because the warrants will be exercisable until their expiration date of up to five years after the completion of our initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of our initial business combination, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Company’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number or Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average trading price of the Class A ordinary shares for the 10 trading days immediately following the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants when the price per Class A ordinary shares equals or exceeds $18.00. Once the public warrants become exercisable, the Company may redeem the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder and

●	if, and only if, the last reported sale price (the “closing price”) of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Warrants”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The exercise price and number of shares of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8 — Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At March 31, 2022, and December 31, 2021 the Class A ordinary shares subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross Proceeds	$316,250,000
Less:
Class A ordinary shares issuance costs	(18,057,563)
Add:
Remeasurement of carrying value to redemption value	22,801,313
Class A ordinary shares subject to possible redemption	$320,993,750

NOTE 9. STOCKHOLDERS’ DEFICIT

Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preference shares. At March 31, 2022, and December 31, 2021, there were no preferred shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue up to 479,000,000 shares of Class A, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At March 31, 2022, and December 31, 2021, there were no shares of Class A ordinary shares issued or outstanding (excluding 31,625,000 shares subject to possible redemption).

Class B ordinary shares — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value ordinary shares. Holders of the Company’s ordinary shares are entitled to one vote for each share. At March 31, 2022, and December 31, 2021, there were 7,906,250 Class B ordinary shares issued and outstanding.

The shares of Class B ordinary shares will automatically convert into shares of Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B ordinary shares shall convert into shares of Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of ordinary shares outstanding upon the completion of the Initial Public Offering plus all shares of Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B ordinary shares into an equal number of shares of Class A ordinary shares, subject to adjustment as provided above, at any time.

The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

NOTE 10. SUBSEQUENT EVENTS

Management of the Company evaluated events that have occurred after the balance sheet date through the date the financial statements were issued. Based upon the review, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Rubicon Technologies, LLC

Atlanta, Georgia

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rubicon Technologies, LLC and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, members’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As discussed in Note 17 to the consolidated financial statements, the Company has incurred recurring losses from operations and negative cash flows from operating activities and has a negative working capital and is in member’s deficit. Management’s plans in regard to these matters are also described in Note 17. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2013.

Atlanta, Georgia

April 8, 2022

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

(in thousands)

	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$10,617	$6,021
Accounts receivable, net	42,660	45,019
Contract assets	56,984	43,357
Prepaid expenses	6,227	4,290
Other current assets	1,769	2,224
Total Current Assets	118,257	100,911

Property and equipment, net	2,611	2,289
Operating right-of-use assets	3,920	3,884
Other noncurrent assets	4,558	5,535
Goodwill	32,132	32,132
Intangible assets, net	14,163	15,148
Total Assets	$175,641	$159,899

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$47,531	$41,915
Line of credit	29,916	29,373
Accrued expenses	65,538	48,990
Deferred compensation	8,321	1,079
Contract liabilities	4,603	3,993
Operating lease liabilities, current	1,675	1,412
Warrant liabilities	1,380	-
Current portion of long-term debt, net of debt issuance costs	22,666	680
Total Current Liabilities	181,630	127,442

Long-Term Liabilities:
Deferred income taxes	178	1,897
Operating lease liabilities, noncurrent	3,770	4,555
Long-term debt, net of debt issuance costs	51,000	47,024
Other long-term liabilities	367	167
Total Long-Term Liabilities	55,315	53,643
Total Liabilities	236,945	181,085

Commitments and Contingencies (Note 14)

Members’ Equity (Deficit)	(61,304)	(21,186)
Total Liabilities and Members’ Equity (Deficit)	$175,641	$159,899

The accompanying notes to the consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands, except unit data)

	2021	2020
Revenue:
Service	$500,911	$490,122
Recyclable commodity	82,139	49,251
Total revenue	583,050	539,373
Costs and Expenses:
Cost of revenue (exclusive of amortization and depreciation):
Service	481,642	471,039
Recyclable commodity	77,030	45,892
Total cost of revenue (exclusive of amortization and depreciation)	558,672	516,931
Sales and marketing	14,457	14,782
Product development	22,485	14,857
General and administrative	52,915	37,754
Amortization and depreciation	7,128	6,450
Total Costs and Expenses	655,657	590,774
Loss from Operations	(72,607)	(51,401)

Other Income (Expense):
Interest earned	2	8
Gain on forgiveness of debt	10,900	-
Loss on change in fair value of warrants	(606)	-
Other expense	(1,055)	(427)
Interest expense	(11,455)	(8,217)
Total Other Expense	(2,214)	(8,636)
Loss Before Income Tax Expense	(74,821)	(60,037)

Income Tax Expense (Benefit)	(1,670)	(1,454)
Net Loss	$(73,151)	$(58,583)
Net loss per common unit, basic and diluted	$(2.21)	$(1.81)
Weighted-average units used in computing net loss per common unit, basic and diluted	33,048,809	32,426,264

The accompanying notes to the consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands)

	Common	Preferred
	Unit Holders	Unit Holders	Total
Balance, January 1, 2020	(116,033)	152,962	36,929
Compensation costs related to incentive units	-	468	468
Net loss	(17,388)	(41,195)	(58,583)
Balance, December 31, 2020	(133,421)	112,235	(21,186)
Compensation costs related to incentive units	-	543	543
Warrants exercised	-	32,490	32,490
Net loss	(20,895)	(52,256)	(73,151)
Balance, December 31, 2021	$(154,316)	$93,012	$(61,304)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2021 AND 2020

(in thousands)

	2021	2020
Cash flows from operating activities:
Net loss	$(73,151)	$(58,583)
Adjustments to reconcile net loss to net cash flows from operating activities:
Amortization and depreciation	7,128	6,450
Amortization of debt issuance costs	1,563	1,319
Bad debt reserve	4,926	4,783
Loss on change in fair value of warrants	606	-
Equity-based compensation	543	468
Phantom unit expense	7,242	271
Gain on forgiveness of debt	(10,900)	-
Deferred income tax (benefit) expense	(1,720)	(1,144)
Change in operating assets and liabilities (net of effects of acquisitions):
Accounts receivable	(2,567)	(10,235)
Contract assets	(13,627)	11,731
Other current assets	117	(1,557)
Prepaid expenses	(2,470)	695
Operating lease assets	(36)	716
Accounts payable	5,616	15,099
Accrued expenses	16,670	(863)
Other noncurrent assets	(89)	(601)
Contract liabilities	610	1,114
Operating lease liabilities	(522)	(1,176)
Other liabilities	200	31
Net cash flows from operating activities	(59,861)	(31,482)

Cash flows from investing activities:
Property and equipment purchases	(1,971)	(1,288)
Intangible asset purchases	(2,031)	(218)
Net cash flows from investing activities	(4,002)	(1,506)

Cash flows from financing activities:
Net (payments) borrowings on line of credit	543	(6,578)
Proceeds from long-term debt	42,254	30,778
Repayments of long-term debt	(3,000)	(2,254)
Financing costs paid	(2,771)	(603)
Proceeds from warrant exercise	32,490	-
Payments of deferred offering costs	(1,057)	-
Net cash flows from financing activities	68,459	21,343

Net change in cash and cash equivalents	4,596	(11,645)
Cash, beginning of year	6,021	17,666
Cash, end of year	$10,617	$6,021

Supplemental disclosure of cash flow information:
Cash paid for interest	$8,366	$6,413
Fair value of warrants issued as debt discount	773	-

The accompanying notes to the consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 1—Nature of operations and summary of significant accounting policies

Description of Business – Rubicon Technologies, LLC is a digital marketplace for waste and recycling services and provides cloud-based waste and recycling solutions to businesses and governments. Rubicon’s sustainable waste and recycling solutions provide comprehensive management of customers’ waste streams through a platform that powers a modern, digital experience and delivers data-driven insights and transparency for the customers and hauling and recycling partners.

Rubicon provides consultation and management services to customers for waste removal, waste management, logistics, and recycling solutions. Consultation and management services include planning, consolidation of billing and administration, cost savings analyses, and vendor performance monitoring and management. The combination of Rubicon’s technology and services provides a holistic audit of customer waste streams. Rubicon also provides logistics services and markets and resells recyclable commodities.

The operations presented in these consolidated financial statements include the operations of Rubicon Technologies, LLC and subsidiaries for the years ended December 31, 2021 and 2020. Operations for the years ended December 31, 2021 and 2020 were primarily through Rubicon Global, LLC.

Rubicon Technologies, LLC and all subsidiaries are hereafter referred to as “Rubicon” or the “Company.”

Principles of Consolidation – The consolidated financial statements include the accounts of Rubicon Technologies, LLC; Rubicon Global, LLC; Charter Waste Management, Inc.; RiverRoad Waste Solutions, Inc.; Rubicon Technologies International, Inc. and Rubicon Technologies Germany UG; and one inactive subsidiary. All significant intercompany and related accounts and transactions have been eliminated.

Segments – The Company operates in one operating segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM role is fulfilled by the Executive Leadership Team (“ELT”), who allocates resources and assesses performance based upon consolidated financial information.

Basis of Accounting – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Financial Accounting Standards Board (“FASB”) has established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. GAAP.

Use of Estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of any contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – In accordance with the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), the Company recognizes revenue when it transfers control of the promised goods or services to customers, in an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, estimates may be required, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

Pursuant to ASC 606, the Company applies the following five-step model:

1.	Identify the contract(s) with a customer.

2.	Identify the performance obligation(s) in the contract.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

3.	Determine the transaction price.

4.	Allocate the transaction price to the performance obligations in the contract.

5.	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company recognizes service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by the Company’s services. The Company recognizes recyclable commodity revenue point in time when the ownership, risks and rewards transfer. The Company derives its revenue from waste removal, waste management and consultation services, software subscriptions, and the purchase and sale of recyclable commodities.

Service Revenue:

Service revenues are primarily derived from long-term contracts with waste generator customers including multiple promises delivered through the Company’s digital marketplace platform. The promises include waste removal, consultation services, billing administration and consolidation, cost savings analyses, and vendor procurement and performance management, each of which constitutes an input to the combined service managed through the digital platform. The digital platform and services are highly interdependent, and accordingly, each contractual promise is not considered a distinct performance obligation in the context of the contract and is combined into a single performance obligation. In general, fees are invoiced, and revenue is recognized over time as control is transferred. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing the service. The Company invoices for certain services prior to performance. These advance invoices are included in contract liabilities and recognized as revenue in the period service is provided.

Service revenues also include software-as-a service subscription, maintenance, equipment and other professional services, which represent separate performance obligations. Once the performance obligations and the transaction price are determined, including an estimate of any variable consideration, the Company then allocates the transaction price to each performance obligation in the contract using a relative standalone selling price method. The Company determines standalone selling price based on the price at which the good or service is sold separately.

Recyclable Commodity Revenue:

The Company recognizes recyclable commodity revenue through the purchase and sale of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets, and other recyclable materials at market prices. The Company purchases recyclable commodities from certain waste generator customers and sells the recyclable materials to recycling and processing facilities. Revenue recognized under these agreements is variable in nature based on the market, type and volume or weight of the materials sold. The amount of revenue recognized is based on commodity prices at the time of sale, which are unknown at contract inception. Fees are billed, and revenue is recognized at a point in time when control is transferred to the recycling and processing facilities.

Management reviews contracts and agreements the Company has with its waste generator customers and hauling and recycling partners, and performs an evaluation to consider the most appropriate manner in accordance with ASC 606-10, Revenue Recognition: Principal Agent Considerations, by which revenue is presented within the consolidated statements of operations.

Judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether the Company controls the service provided to the end-user and are the principal in the transaction (gross), or the Company arranges for other parties to provide the service to the end-user and are the agent in the transaction (net). Management concluded that Rubicon is the principal in most arrangements as the Company controls the waste removal service and are the primary obligor in the transactions.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Cost of Revenue, exclusive of amortization and depreciation – Cost of service revenues primarily consists of expenses related to delivering the Company’s service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consists of expenses related to purchase of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

The Company recognizes the cost of revenue exclusive of any amortization or depreciation expenses, which are recognized in operating expense on the consolidated statements of operations.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times exceed the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced losses in such accounts and does not believe it is exposed to any significant credit risk.

Accounts Receivable – Accounts receivable consists of trade accounts receivable for services provided to customers. Accounts receivable are stated at the amount the Company expects to collect. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past-due balances and other higher-risk amounts are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to operations and a credit to an allowance for doubtful accounts. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. As of December 31, 2021 and 2020, the allowance for doubtful accounts was $8.6 million and $7.1 million, respectively.

Contract Balances – The Company recognizes revenue when services are performed, and corresponding performance obligations are satisfied. Timing of invoicing to customers may differ from the timing of revenue recognition and these timing differences result in contract assets (unbilled accounts receivables) or contract liabilities (deferred revenue) on the Company’s consolidated balance sheets.

Contract assets represent the Company’s right to consideration based on satisfied performance obligations from contracts with customers but have not yet been billed to the customer. Accounting for contract assets requires estimates and assumptions regarding the quantity of waste collected by their vendors. The Company estimates quantities using historical transaction and market data based on the waste stream composition, equipment type, and equipment size.

The changes in contract assets during 2021 and 2020 were follows (in thousands):

Balance, January 1, 2020	$55,088
Invoiced to customers in the current period	(56,892)
Changes in estimate related to prior period	1,804
Estimated accrual related to current period	43,357
Balance, December 31, 2020	43,357
Invoiced to customers in the current period	(43,513)
Changes in estimate related to prior period	156
Estimated accrual related to current period	56,984
Balance, December 31, 2021	$56,984

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Contract liabilities consists of amounts collected prior to having satisfied the performance obligation. The Company periodically invoices customers for recurring front load services in advance on a monthly basis. During the year ended December 31, 2021, the Company recognized $4.0 million of revenue that was included in the contract liabilities balance as of December 31, 2020. During the year ended December 31, 2020, the Company recognized $2.9 million of revenue that was included in the contract liabilities balance as of December 31, 2019.

Accrued Hauler Expenses – The Company recognizes hauler costs and the cost of recyclable products when services are performed. Accounting for accrued hauler costs and the cost of recyclable products requires estimates and assumptions regarding the quantity of waste collected by their vendors. The Company estimates quantities using historical transaction and market data based on the waste stream composition, equipment type, and equipment size. Accrued hauler expenses are presented within accrued expenses on the consolidated balance sheets.

The changes in accrued hauler expenses during 2021 and 2020 were follows (in thousands):

Balance, January 1, 2020	$41,339
Invoiced by vendors in the current period	(43,288)
Changes in estimate related to prior period	1,949
Estimated accrual related to current period	37,429
Balance, December 31, 2020	37,429
Invoiced by vendors in the current period	(37,726)
Changes in estimate related to prior period	297
Estimated accrual related to current period	49,607
Balance, December 31, 2021	$49,607

Fair Value Measurements – In accordance with U.S. GAAP, the Company groups its financial assets and financial liabilities at fair value in three levels, based on the markets in which the financial assets and financial liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuations for financial assets and financial liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 – Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar financial assets and financial liabilities.

Level 3 – Valuations for financial assets and financial liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models, and similar techniques and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such financial assets or financial liabilities.

The compensation costs recorded in conjunction with phantom units issued under the terms of the Company’s Unit Appreciation Rights Plan are recorded at fair value and remeasured periodically based on the then assessed fair value and adjusted if necessary. The increases or decreases in the fair value of phantom units are based on the number of units granted, forfeited, and vested during the period along with changes in the Company’s fair market value. As the fair value measure is based on significant inputs that are not observable in the market, it is categorized as Level 3.

The contingent consideration and earnout liabilities related to business combinations are recorded at fair value and remeasured periodically based on the then assessed fair value and adjusted if necessary. The increases or decreases in the fair value are based on significant inputs that are not observable in the market and are categorized as Level 3.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Property and Equipment – Property and equipment are stated at cost; additions and major improvements are capitalized, while regular maintenance and repairs are expensed as incurred. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets.

Lives used for depreciation calculations are as follows:

Computers, equipment and software	3-5 years
Furniture and fixtures	3-5 years
Customer equipment	3-10 years
Leasehold improvements	Lesser of useful life or remaining lease term

Leases – The Company determines if an arrangement is a lease at inception and classifies its leases at commencement. Operating leases are included in operating lease right-of-use (“ROU”) assets and current and noncurrent operating lease liabilities on the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term. The corresponding lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less for any asset classes.

Lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement, net of any future tenant incentives. The Company’s lease terms may include options to extend or terminate the lease. Periods beyond the noncancelable term of the lease are included in the measurement of the lease liability when it is reasonably certain that the Company will exercise the associated extension option or waive the termination option. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the control of the Company. As most of the Company’s leases do not provide an implicit rate, the net present value of future minimum lease payments is determined using the Company’s incremental borrowing rate. The Company’s incremental borrowing rate is an estimate of the interest rate the Company would have to pay to borrow on a collateralized basis with similar terms and payments.

The lease ROU asset is recognized based on the lease liability, adjusted for any rent payments or initial direct costs incurred or tenant incentives received prior to commencement. Lease expenses for minimum lease payments for operating leases are recognized on a straight-line basis over the lease term.

The Company has entered into subleases or has made decisions and taken actions to exit and sublease certain unoccupied leased office space. Similar to other long-lived assets discussed below, management tests ROU assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For leased assets, such circumstances would include the decision to leave a leased facility prior to the end of the minimum lease term or subleases for which estimated cash flow do not fully cover the costs of the associated lease.

Deferred Offering Costs – Offering costs, consisting of legal, accounting, printer and filing fees related to the Mergers (as defined in Note 17), are deferred and will be offset against proceeds from the Mergers upon consummation of the transactions. In the event the transactions are terminated, all deferred offering costs would be expensed at that time. Deferred offering costs capitalized as of December 31, 2021 and 2020 were $1.1 million and $-0-, respectively, and included in other noncurrent assets in the consolidated balance sheets.

Advertising – Advertising expenses are charged to income as incurred. The total advertising costs were $1.5 million and $2.1 million for the years ended December 31, 2021 and 2020, respectively. Advertising costs are included in selling, general, and administrative expenses on the consolidated statements of operations.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Goodwill and Intangible Assets – Goodwill represents the excess of the purchase price over fair value of net assets acquired. Goodwill and intangible assets determined to have an indefinite useful life at acquisition are not amortized, but instead tested for impairment at least annually. Any intangible assets with estimated useful lives are amortized over their respective estimated useful lives to their residual values and reviewed for impairment in accordance with accounting standards. The customer and hauler relationship assets are being amortized on a straight-line basis over a period ranging from two to eight years.

The Company evaluates and tests the recoverability of its goodwill for impairment at least annually during its fourth quarter of each fiscal year or more often if and when circumstances indicate that goodwill may not be recoverable.

During the years ended December 31, 2021 and 2020, the Company considered the impacts of the COVID-19 pandemic as qualitative factors in the annual goodwill impairment test. Based on the cumulative evidence, management concluded the qualitative indicators did not meet the more likely than not threshold; thus, no impairment losses were recorded for the years ended December 31, 2021 and 2020.

Impairment of Long-Lived Assets – In accordance with U.S. GAAP, long-lived assets such as property and equipment, including intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined there were no impairment charges during 2021 or 2020.

Debt Issuance Costs – Debt issuance costs related to term loans are capitalized and reported net of the current and long-term debt. The Company amortizes debt issuance costs to interest expense on the term loan using the effective interest method over the life of the debt agreement. Debt issuance costs related to lines of credit are capitalized and reported as a prepaid asset and are amortized to interest expense on a straight-line basis over the life of the debt agreement.

Customer Acquisition Costs – The Company makes certain expenditures related to acquiring contracts for future services. These expenditures are capitalized and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer incentive costs is presented within amortization and depreciation on the statement of operations. Total customer acquisition costs capitalized for the years ended December 31, 2021 and 2020 totaled $-0- and $0.5 million, respectively, and are included in other current assets and other noncurrent assets within the consolidated balance sheets. Total amortization of these capitalized costs was $2.5 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively.

Net loss per common unit – The Company calculates its basic and diluted net loss per common unit in conformity with the two-class method required for companies with participating securities. All series of convertible preferred units are considered to be participating securities as the holders of the preferred units are entitled to receive distributions on a pro rata pari passu basis. Under the two-class method, in periods when the Company has net income, net income attributable to common unit holders is determined by allocating undistributed earnings, calculated as net income less current period convertible preferred unit non-cumulative dividends, between common units and the preferred units. In computing diluted net income attributable to common unit holders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. The Company’s basic net loss per unit attributable to common unit holders is calculated by dividing the net loss attributable to common unit holders by the weighted-average number of common units outstanding for the period.

The diluted net loss per unit attributable to common unit holders is computed by giving effect to all potential dilutive common unit equivalents outstanding for the period. The dilutive effect of these potential common units is reflected in diluted earnings per unit by application of the treasury stock method. The dilutive effect of outstanding warrants is reflected in diluted earnings per unit by application of the if-converted method. For purposes of this calculation, unvested incentive units and any outstanding warrants have been excluded from the calculation of diluted net loss per common unit as their effect is anti-dilutive.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Income Taxes – As a limited liability company, Rubicon Technologies, LLC is a non-taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to members based on the provisions of the operating agreement and are included in the members’ income tax returns. Similar provisions apply for state income tax purposes.

The consolidated financial statements include a provision for income taxes related to the RiverRoad Waste Solutions, Inc. (“RiverRoad”), one of Rubicon Technologies, LLC’s subsidiaries which is organized as a C-Corporation. RiverRoad is subject to both state and federal income tax, and both the state and federal tax obligations associated with RiverRoad are reflected in the accompanying consolidated balance sheets as a component of accrued liabilities.

The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by taxing authorities. The Company recognizes interest and penalties related to income tax matters, including those related to uncertain tax positions, in income tax expense.

Under the guidance, the Company first determines whether it would more likely than not sustain its position if it were analyzed with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Company measures the amount of tax benefit based on the largest amount of tax benefit that the Company has a greater than 50% chance of realizing in a final settlement with the relevant authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard, or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statute of limitations. At December 31, 2021 or 2020, the Company has no tax positions that meet this threshold and, therefore, has not recognized any adjustments.

Note 2—Recent accounting pronouncements

Accounting pronouncements adopted during 2021

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017- 04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, simplifying the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The Company adopted this ASU as of January 1, 2021. The adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplified the accounting for income taxes. The new accounting guidance removes (i) the exception to the incremental approach for intra-period tax allocations when there is a loss from continuing operations and income or gain from other items such as discontinued operation or other comprehensive income, (ii) the exception to the requirement to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, (iii) the exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary, and (iv) the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The new accounting guidance also simplifies the accounting for income taxes by (i) requiring an entity to recognize franchise tax that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, (ii) requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination in which the book goodwill was originally recognized and when it should be considered a separate transaction, (iii) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements, (iv) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date, and (v) making minor Codification improvements for income taxes related to employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. The Company adopted this ASU as of January 1, 2021. The adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 addresses the risks from the discontinuation of the London Interbank Offered Rate (LIBOR) and provides optional expedients and exceptions to contracts, hedging relationships and other transactions that reference LIBOR if certain criteria are met. This ASU is effective and may be applied beginning March 12, 2020 through December 31, 2022. The Company adopted this ASU as of October 15, 2021, in connection with the amendments of the Revolving Credit Facility and the Term Loan agreement (see Note 4). The adoption did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements issued, but not adopted as of December 31, 2021

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. ASU 2016-13 is effective for the Company at the beginning of 2023, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. ASU 2021-08 will be effective for the Company at the beginning of 2024 on a prospective basis, with early adoption permitted. The Company is currently evaluating the impact of this ASU will have on the Company’s consolidated financial statements.

Note 3—Property and equipment

Property and equipment, net is comprised of the following at December 31 (in thousands):

	2021	2020
Computers, equipment and software	$2,968	$2,431
Customer equipment	1,122	913
Furniture and fixtures	1,570	1,130
Leasehold improvements	3,769	3,020
	9,429	7,494
Less accumulated amortization and depreciation	(6,818)	(5,205)
Property and equipment, net	$2,611	$2,289

Property and equipment amortization and depreciation expenses for the years ended December 31, 2021 and 2020 totaled $1.6 million and $1.6 million, respectively.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 4—Debt

Revolving Credit Facility – On December 14, 2018, the Company entered into a $60.0 million “Revolving Credit Facility” secured by all assets of the Company including accounts receivable, intellectual property, and general intangibles. The loan’s original maturity was December 31, 2021 and bears an interest rate of LIBOR plus 4.50% (6.00% and 6.00% at December 31, 2021 and 2020, respectively). On February 27, 2020, the Company amended the Revolving Credit Facility extending the maturity date to December 31, 2022. On March 24, 2021, the Company amended the Revolving Credit Facility which modified the calculation of qualified billed and unbilled receivables. The amendment incrementally increased the qualified unbilled receivables resulting in additional availability on the Revolving Credit Facility. On October 15, 2021, the Company amended the Revolving Credit Facility, adding terms permitting the Company to enter into additional subordinated loan agreements. The borrowing capacity is calculated based on qualified billed and unbilled receivables. The fee on the average daily balance of unused loan commitments is 0.70%. Interest and fees are payable monthly with principal due upon maturity. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that the Revolving Credit Facility amendments were considered a debt modification.

The Revolving Credit Facility requires a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender. This arrangement, combined with the existence of the subjective acceleration clause in the “Line of Credit” agreement, necessitates the Line of Credit be classified as a current liability on the consolidated balance sheets. The acceleration clause allows for amounts due under the facility to become immediately due in the event of a material adverse change in the Company’s business condition (financial or otherwise), operations, properties or prospects, change of management, or change in control. As of December 31, 2021, the Company’s total outstanding borrowings under the Line of Credit were $29.9 million and $23.0 million remained available to draw. As of December 31, 2020, the Company’s total outstanding borrowings under the Line of Credit were $29.4 million and $21.3 million remained available to draw. The Revolving Credit Facility is subject to certain financial covenants. As of December 31, 2021, the Company was not in violation of these financial covenants.

The Company capitalized a total of $1.9 million in deferred debt charges related to the Revolving Credit Facility for its origination and subsequent amendments, which have been recorded to prepaid expenses in the consolidated balance sheet and are expensed over the term of the Revolving Credit Facility. Amortization of deferred debt charges were $0.5 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively.

Term Loan Facilities – On March 29, 2019, the Company entered into a $20.0 million “Term Loan” agreement secured by a second lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Term Loan bore an interest rate of LIBOR plus 9.00% with the maturity date of the earlier of March 29, 2024 or the maturity date of the Revolving Credit Facility. The Company capitalized $1.2 million in deferred debt charges related to the Term Loan agreement.

On February 27, 2020, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $40.0 million. The amended term loan bears an interest rate of LIBOR plus 9.50% and includes covenants for minimum qualified billed and unbilled receivables. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification. The Company capitalized an additional $0.6 million in deferred debt charges related to the amendment.

On March 24, 2021, the Company the Term Loan agreement, increasing the principal amount of the facility to $60.0 million and deferring principal payments to July 2021. The Company committed to minimum equity raise of $100.0 million, which if not completed by July 31, 2021, could require the use of available funds under the Line of Credit as term loan collateral by an amount up to $20.0 million. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification. The Company capitalized an additional $0.8 million in deferred debt charges related to the amendment.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

On October 15, 2021, the Company amended the Term Loan agreement, adding terms permitting the Company to enter into additional subordinated loan agreements. The amendment also modified the qualified equity contributions requirement of $100.0 million by July 31, 2021 to $50.0 million during the period after October 15, 2021 and on or prior to February 28, 2022. Since the Mergers (see Note 17) had not consummated on or prior to February 28, 2022, the Company did not meet the amended qualified equity contributions requirement. The lender has temporarily waived the requirement to use the available funds under the Line of Credit as term loan collateral through June 30, 2022 while the Company and the lender negotiate a term loan amendment. The Company does not believe that any term loan collateral reduction corresponding to the qualified equity contribution would impact the Company’s ability to meet its liquidity requirements over the next twelve months. Pursuant to the amended Term Loan agreement, on October 15, 2021, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 9). In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification. The Company capitalized an additional $1.3 million in deferred debt charges related to the amendment.

Amortization of deferred debt charges related to the Term Loan agreement was $1.0 million and $0.7 million for the years ended December 31, 2021 and 2020, respectively.

On December 22, 2021, the Company entered into a $20.0 million “Subordinated Term Loan” agreement secured by a third lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Subordinated Term Loan matures on December 22, 2022 and bears an interest rate of 15.00%. Pursuant to the Subordinated Term Loan agreement, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 9). The Company capitalized $1.5 million in deferred debt charges that are expensed over the term of the Subordinated Term Loan agreement. Amortization of deferred debt charges related to the Subordinated Term Loan agreement was insignificant for the year ended December 31, 2021 and $-0- for the years ended December 31, 2020.

Components of long-term debt were as follows (in thousands):

	As of December 31,
	2021	2020
Term loan balance	$77,000	$48,524
Less unamortized loan origination costs	(3,334)	(820)
Total borrowed	73,666	47,704
Less short-term loan balance	(22,666)	(680)
Long-term loan balance	$51,000	$47,024

At December 31, 2021, the future aggregate maturities of long-term debt are as follows (in thousands):

Fiscal Years Ending December 31,
2022	$26,000
2023	6,000
2024	45,000
Total	$77,000

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

PPP Loans – In 2020, the Company received loans under the Paycheck Protection Program for an amount totaling $10.8 million, which was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and administered by the Small Business Administration (“SBA”). The PPP Loans had a maturity date of 2 years from the initial disbursement and carry an interest rate of 1% per year. The application for the PPP Loan required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operation of the Company. This certification further required the Company to consider current business activity and ability to access other sources of liquidity sufficient to support the ongoing operations in a manner that was not significantly detrimental to the business. The receipt of the funds from the PPP Loans and the forgiveness of the PPP Loans were dependent on the Company having initially qualified for the PPP Loans and qualifying for the forgiveness of such PPP Loans based on funds being used for certain expenditures such as payroll costs and rent, as required by the terms of the PPP Loans.

The Company elected to repay $2.3 million of the PPP Loans during the year ended December 31, 2020. The SBA forgave the PPP loans in the full amount of $10.8 million along with associated accumulated interest during the year ended December 31, 2021, which resulted in a refund of $2.3 million the Company had repaid in 2020. The Company recognized $10.9 million to gain on forgiveness of debt in the consolidated statements of operations for the year ended December 31, 2021. The PPP Loan balances totaled $-0- and $8.5 million as of December 31, 2021 and 2020, respectively, and are presented in long-term debt in the consolidated balance sheets. Presently, the SBA and other government communications have indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete. If the SBA determines that the PPP Loans were not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would be required to repay some or all of the PPP Loans and record additional expense which could have a material adverse effect on the Company business, financial condition and results of operations in a future period.

Interest expense related to the Revolving Credit Facility, Term Loan Facilities, and PPP Loans was $11.5 million and $8.2 million for the years ended December 31, 2021 and 2020, respectively.

Note 5—Accrued expenses

Accrued expenses consist of the following at December 31 (in thousands):

	2021	2020
Accrued hauler expenses	$49,607	$37,429
Accrued compensation	9,656	8,783
Accrued income taxes	3	61
Other accrued expenses	6,272	2,717
	$65,538	$48,990

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 6—Goodwill and other intangibles

The Company holds certain intangible assets recorded in accordance with the accounting policies disclosed in Note 1. Intangible assets consisted of the following (in thousands):

	December 31, 2021
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(728)	$-
Customer and hauler relationships	2 to 8	20,976	(9,582)	11,394
Non-competition agreements	3 to 4	550	(487)	63
Technology	3	3,178	(1,307)	1,871
		25,432	(12,104)	13,328
Domain Name	Indefinite	835	-	835
		$26,267	$(12,104)	$14,163

	December 31, 2020
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(719)	$9
Customer and hauler relationships	2 to 8	20,976	(7,023)	13,953
Non-competition agreements	3 to 4	550	(349)	201
Technology	3	1,197	(997)	200
		23,451	(9,088)	14,363
Domain Name	Indefinite	785	-	785
		$24,236	$(9,088)	$15,148

Amortization of these intangible assets for the years ended December 31, 2021 and 2020 was $3.0 million and $3.3 million, respectively, and future amortization expense is as follows (in thousands):

Fiscal Years Ending December 31,
2022	$3,282
2023	3,220
2024	3,110
2025	2,559
2026	1,157
Future amortization of intangible assets	$13,328

Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized but are tested for impairment at least annually during the fourth quarter. The carrying amounts of goodwill were as follows (in thousands):

Balance at January 1, 2020	$32,132
Balance at December 31, 2020	$32,132
Balance at December 31, 2021	$32,132

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 7—Leases

The Company leases its office facilities under operating lease agreements expiring through 2031. While each of the leases includes renewal options, the Company has only included the base lease term in its calculation of lease assets and liabilities as it is not reasonably certain to utilize the renewal options. The Company does not have any finance leases.

Balance sheet information related to operating leases is as follows (in thousands):

	As of December 31,
	2021	2020
Assets
Right-of-use assets	$3,920	$3,884

Liabilities
Current lease liabilities	1,675	1,412
Non-current lease liabilities	3,770	4,555
Total liabilities	$5,445	$5,967

Lease expense information related to operating leases is as follows (in thousands):

	2021	2020
Lease expense
Operating lease expense	$1,507	$1,479
Short-term lease expense	601	586
Less: Sublease income	(802)	(605)
Total lease expense	$1,306	$1,460

Lease expenses are included in “General and administrative” expenses in the Company’s consolidated statements of operations. The impact of the Company’s leases on the consolidated statement of cash flows is presented in the operating activities section, which mainly consisted of cash paid for operating lease liabilities of approximately $2.0 million and $1.9 million during the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021 and 2020, operating leases had weighted-average remaining lease terms of approximately 4.6 years and 3.5 years, respectively, and a weighted-average discount rate of 11.43% and 11.50%, respectively, to measure operating lease liabilities.

The following table presents information regarding the maturities of the undiscounted remaining operating lease payments, with a reconciliation to the amount of the liabilities representing such payments as presented in the December 31, 2021 Consolidated Balance Sheet (in thousands).

Years Ending December 31,
2022	$2,224
2023	2,276
2024	1,228
2025	151
2026	152
Thereafter	732
Total minimum lease payments	6,763
Less: Imputed interest	(1,318)
Total operating lease liabilities	$5,445

Operating lease amounts above do not include sublease income. The Company has entered into a sublease agreement with a third party. Under the agreement, the Company expects to receive sublease income of approximately $1.9 million over the next three years.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 8—Members’ equity (deficit)

	Authorized		Held by Members
	as of December 31,		as of December 31,
	2021	2020	2021	2020
Common units	34,438,298	34,438,298	9,440,108	9,440,108
Series A Preferred	4,834,906	4,834,906	4,834,906	4,834,906
Series B Preferred	6,820,450	6,820,450	6,774,923	6,774,923
Series C Preferred	3,142,815	3,142,815	3,141,500	3,141,500
Series D Preferred	2,816,403	2,816,403	2,787,707	2,787,707
Series E Preferred	7,451,981	7,451,981	6,530,128	5,447,120
	59,504,853	59,504,853	33,509,272	32,426,264

The founding member holds 8,278,000 common units.

During 2021, the Company received $32.5 million from warrant holders in exchange for 1,083,008 Series E preferred units.

Under the terms of the LLC Operating Agreement (“Agreement”), allocations of profits, losses, capital gains, and distributions are in the following priorities:

Profits and Losses – After giving effect to any required regulatory allocations, net profits and net losses (and to the extent necessary, individual items of income, gain, loss, deduction, or credit) of the Company shall be allocated to and among the members in a manner such that, as of the end of each allocation period, the sum of (i) the capital account of each member, (ii) each member’s share of partnership minimum gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)), and (iii) each member’s partner nonrecourse debt minimum gain, shall be equal, as nearly as possible, to the respective net amounts that would be distributed to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with the Agreement to the members immediately after making such allocations.

Distributions – Distributable cash from operations shall be distributed to the members as follows:

First, to members for tax distributions based on the highest applicable individual income tax rate applied to the allocation of net taxable income.

Second, to preferred unit holders on a pro rata basis until each preferred unit holder has received aggregate distributions in full repayment of their capital contributions.

Last, to preferred and common unit holders pro rata according to the number of units held by each member.

The Agreement also contains provisions governing the sale of the founding member’s interest in certain circumstances. The Agreement also provides for certain limitations of liability of operating managers upon good faith distributions of funds in accordance with the Agreement and limits each member’s liability to their respective capital contribution.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 9—Warrants

Series E Warrants – As part of the pre-funding Series E raise during 2018, the Company issued to the Series E unit holders a total of 844,000 Series E warrants, providing a right to purchase one unit each of Series E units at a price of $30.00 per unit any time prior to the third anniversary of the grant date. Grant dates ranged from April 30, 2018 to October 29, 2018. The Series E warrants were evaluated at issuance and were determined to be equity classified.

During 2019, the Company issued to the Series E unit holders a total of 240,725 Series E warrants, providing a right to purchase one unit each of Series E units at a price of $30.00 per unit any time prior to the second anniversary of the grant date. Grant dates ranged from July 9, 2019 to August 30, 2019. The Series E warrants were evaluated at issuance and were determined to be equity classified.

During 2021, the Company received $32.5 million from warrant holders in exchange for 1,083,008 Series E preferred units.

The following table summarizes equity-classified warrant activity as of and for the years ended December 31, 2021 and 2020:

	Number	Weighted Average Exercise Price Per Warrant
Outstanding – January 1, 2020	1,084,725	30.00
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding - December 31, 2020	1,084,725	30.00
Granted	-	-
Exercised	(1,083,008)	30.00
Expired	(1,717)	30.00
Outstanding - December 31, 2021	-	$-

Warrant Liabilities – Pursuant to the amended Term Loan agreement entered on October 15, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants, which granted the lender the right to purchase up to 62,003 units of the Company’s common units at the exercise price of $0.01 any time prior to the earlier of the tenth anniversary of the issuance date of October 15, 2021, or certain triggering events, including a sale of the Company, the Company’s initial public offering and a merger between the Company and a special purpose acquisition company (“SPAC”), where the warrants are fully redeemed or exchanged. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. As such, the outstanding warrants are recognized as warrant liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) in the consolidated statements of operations. The Company measured the fair value of the warrants at issuance and December 31, 2021, and recognized $0.7 million and $1.3 million of warrant liabilities in the consolidated balance sheets, respectively, with the difference of $0.6 million recorded as other expense in the consolidated statement of operations for the year ended December 31, 2021. During the year ended December 31, 2021, none of the warrants issued to the lender of the Term Loan were exercised.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Pursuant to the Subordinated Term Loan agreement entered on December 22, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants under the condition that if the Company does not repay the term loans on or prior to the maturity date, the lender receives right to purchase up to (i) the number of the Company’s common units worth $2.0 million if the Company consummates a SPAC transaction on or before the maturity date or (ii) 54,600 units of the Company’s common units in case the SPAC transaction is not consummated on or before the maturity date, at the exercise price of $0.01 any time after the maturity date prior to the earlier of the date principal and interest on all outstanding term loans under this Subordinated Term Loan agreement are repaid or the tenth anniversary of the issuance date. If the Company repays the Subordinated Term Loan on or prior to the maturity date, the warrants will automatically terminate and be voided and no warrant share will be exercisable. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. The Company measured the fair value of the warrants at issuance and December 31, 2021, and recognized $0.1 million and $0.1 million of warrant liabilities in the consolidated balance sheets, respectively. The impact to the consolidated statement of operations from the changes in the fair value of the warrants was insignificant for the year ended December 31, 2021. During the year ended December 31, 2021, none of the warrants issued to the lender of the Subordinated Term Loan were exercisable.

Note 10—Equity incentive plan

The 2014 Profits Participation Plan and Unit Appreciation Rights Plan (“2014 Plan”) is a Board-approved plan. Under the 2014 Plan, the Company has the authority to grant incentive and phantom units to acquire common units. Unit awards generally vest at 25% of the units on the one year anniversary of continued employment, with the remaining 75% vesting in equal monthly installments over the next three years, unless otherwise specified.

Incentive Units – Calculating incentive unit compensation expense requires the input of highly subjective assumptions pertaining to the fair value of its units. The Company utilized an independent valuation specialist to assist with the Company’s determination of the fair value per unit. The methods used to determine the fair value per unit included discounted cash flow analysis, comparable public company analysis, and comparable acquisition analysis. Starting in the beginning of 2021, the probability-weighted expected return method was used and considered multiple exit scenarios. The assumptions used in calculating the fair value of incentive unit awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. The Company estimates volatility based on a comparable market index and has calculated the historical volatility for the index for a period of time that corresponds to the expected term of the option. The expected term is calculated based on the estimated time for which the option will be held by the awardee. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of units issued during the years ended December 31, 2021 and 2020. Incentive units granted in 2021 had a weighted average value of $13.40 per unit, resulting in an aggregate fair value of $2.9 million. Incentive units granted in 2020 had a weighted average value of $4.08 per unit, resulting in an aggregate fair value of $0.7 million. Compensation expense for all options awarded to date is recognized over the vesting term of the underlying options. The Company recognized $0.5 million and $0.5 million in equity compensation costs for the years ended December 31, 2021 and 2020.

The assumptions used to calculate fair value of incentive units granted for the years ended December 31, 2021 and 2020 are as follows:

	As of December 31,
	2021	2020
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.40%	2.20%
Expected life in years	3.00	3.00
Expected volatility	48.20%	28.70%

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The following represents a summary of the Company’s incentive unit activity and related information for the years ended December 31, 2021 and 2020:

Units
Outstanding - January 1, 2020	2,848,050
Granted	176,117
Forfeited/redeemed	(6,976)
Outstanding - December 31, 2020	3,017,191
Granted	214,642
Forfeited/redeemed	(147,183)
Outstanding - December 31, 2021	3,084,650

Vested - December 31, 2021	2,886,439

A summary of nonvested incentive units and changes for the years ended December 31, 2021 and 2020 follows:

	Units	Weighted Average Grant Date Fair Value
Nonvested - January 1, 2020	244,964	3.49
Granted	176,117	4.08
Vested	(138,659)	3.37
Forfeited/redeemed	(6,976)	4.08
Nonvested - December 31, 2020	275,446	3.91
Granted	214,642	13.40
Vested	(144,695)	3.75
Forfeited/redeemed	(147,183)	9.36
Nonvested - December 31, 2021	198,210	$10.25

As of December 31, 2021, there was $2.0 million of total unrecognized compensation cost related to incentive unit arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.84 years.

Additionally, the Company is authorized to issue phantom units to eligible employees under the terms of the Company’s Unit Appreciation Rights Plan. The Company estimates the fair value of the phantom units as of the end of each reporting period and expenses the vested fair market value of each award. During the years ended December 31, 2021 and 2020, the Company awarded -0- and 203,750 units, respectively. Compensation cost recognized during the year ended December 31, 2021 and 2020 was $7.2 million and $0.3 million, respectively.

Note 11—Employee benefits plan

Employees are offered the opportunity to participate in the Company’s 401(k) Plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Eligible employees may contribute up to $19,500 of their salary to the 401(k) Plan annually during the years ended December 31, 2021 and 2020. The Company’s contributions to the 401(k) Plan were $0.5 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 12—Net loss per common unit

The following table sets forth the calculation of basic and diluted net loss per common unit during the periods presented:

	Year ended December 31,
	2021	2020
Net loss attributable to common unit holders (in thousands)	$(73,151)	$(58,583)
Weighted-average units used in computing net loss per common unit, basic and diluted	33,048,809	32,426,264
Net loss per common unit, basic and diluted	$(2.21)	$(1.81)

Incentive units described in Note 10 do not participate in losses and have been excluded from the net loss per common unit.

Due to their anti-dilutive effect, the warrants described in Note 9 have been excluded from diluted net loss per common unit.

Note 13—Income taxes

Deferred tax attributes resulting from differences between financial accounting amounts and tax basis of assets and liabilities follow (in thousands):

	December 31,
Deferred tax assets (liabilities):	2021	2020
Allowance for doubtful accounts	$55	$161
Accrued vacation	21	21
Accrued bonuses	137	134
Deferred rent liability	21	-
Interest expense limitation	1	1
Lease liability	221	224
Intangible assets	(1,831)	(2,835)
Net operating losses	2,366	1,523
Capitalized transaction costs	53	59
Right of use asset	(206)	(209)
Depreciation	11	(54)
Goodwill	(1,027)	(922)
Deferred tax liability, net	$(178)	$(1,897)

The provision for income taxes consists of the following (in thousands):

	December 31,
	2021	2020
Current:
Federal	$-	$(437)
State	50	127
Total current	50	(310)
Deferred:
Federal	(1,197)	(1,100)
State	(523)	(44)
Total deferred	(1,720)	(1,144)
Total income tax expense (benefit)	$(1,670)	$(1,454)

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The reconciliation between the federal statutory rate and the effective income tax rate is as follows:

	December 31,
	2021	2020
Statutory U.S. federal tax rate	21.00%	21.00%
State income taxes (net of federal benefit)	0.50%	-0.11%
Income passed through to Members	-19.27%	-18.47%
Permanent differences	0.00%	0.00%
Other	0.00%	0.00%
Effective income tax rate	2.23%	2.42%

On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the new tax provisions of the CARES Act and is planning to utilize the reinstated NOL carryback provisions for its subsidiary, RiverRoad. All other CARES Act provisions are determined to have an immaterial impact to the Company.

Pursuant to the provisions of the CARES Act above, the RiverRoad subsidiary carried back its Federal 2020 tax loss to tax year 2018. The estimated tax benefit for this carryback claim is approximately $0.4 million and is recorded as a current tax benefit for the year ended December 31, 2020. The corresponding $0.4 million tax receivable is presented within other current assets on the consolidated balance sheets as of December 31, 2021 and 2020.

The provision for income taxes differs from the amount that would result from applying statutory rates because of differences in the deductibility of certain book and tax expenses. Significant book to tax temporary differences that result in taxable income to the Company for the year ended December 31, 2021 include accrued bonuses and accounts receivable allowances not deductible for tax purposes and variations between both amortization and depreciation methods.

Goodwill related to the Company’s business combinations in prior years is tax deductible and amortized over 15 years for tax purposes, but generally not amortized for book purposes. As such, a deferred tax liability is created from this indefinite-lived asset. As of December 31, 2021 and 2020, the net deferred tax liability on such indefinite-lived assets was $1.0 million and $0.9 million, respectively.

As of December 31, 2021, the Company has a federal net operating loss carryforward of $9.7 million, and a state net operating loss carryforward of $7.4 million, fully attributable to its RiverRoad corporate subsidiary purchased in 2018. The federal operating loss carryforward will begin to expire in 2032. Pursuant to Section 382, RiverRoad, prior to acquisition, underwent a substantial ownership change during 2017, which triggered a limitation to the Company’s future net operating loss deductions. The annual limitation of the deduction will be approximately $0.2 million, computed as the approximate fair value of the Company (at the time of ownership change in 2017) multiplied by the long-term tax-exempt rate. Any amount of the NOL deduction limitation not used in any given year carries over to the following year. Depending on a variety of factors, this limitation, if applicable, could cause a portion or all the NOLs to expire before utilization occurs. No Section 382 limitation, if any, has been determined in connection with Rubicon’s purchase of RiverRoad in 2018; however, a second change in ownership can only potentially further limit annual limitations on utilization, and any such reduction would be immaterial to the consolidated financial statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 14 – Commitments and contingencies

In the ordinary course of business, the Company is or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims.

The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable and subject to significant uncertainties. At this time, the Company is not able to reasonably estimate the amount or range of possible losses in excess of any amounts accrued, including losses that could arise as a result of application of non-monetary remedies, with respect to the contingencies it faces, and the Company’s estimates may not prove to be accurate.

In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on the Company’s consolidated results of operations, cash flows or financial position. However, depending on the nature and timing of any such dispute or other contingency, an unfavorable resolution of a matter could materially affect the Company’s current or future results of operations or cash flows, or both.

Software subscription

The Company entered into a certain software subscription agreement with Palantir Technologies, Inc., including related support and update services on September 22, 2021. The Company subsequently amended the agreement on December 15, 2021. The term of the amended agreement is through December 31, 2024. Pursuant to the agreement, as of December 31, 2021, $17.0 million will become due in the next 12 months and $30.0 million thereafter through October 2024, unless the Company exercises its right to terminate the agreement prior to the closing of the Mergers (as defined in Note 17).

Note 15—Related party transactions

Sales to related party investors in the amount of $1.6 million and $1.9 million were included in revenues in the consolidated statements of operations for the year ended December 31, 2021 and 2020, respectively. The corresponding billed and unbilled accounts receivable balance was $0.3 million and $0.2 million as of December 31, 2021 and 2020, respectively. All outstanding balances with the related party were priced on an arms-length basis and are to be settled in cash. None of the balances is secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

Note 16—Concentrations

During the years ended December 31, 2021 and 2020, the Company had two significant customers that accounted for approximately 30% and 28% of total revenues, respectively. As of December 31, 2021 and 2020, approximately 23% and 23%, respectively, of the Company’s accounts receivable and contract assets were due from these two customers.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

Note 17—Liquidity and pending mergers

During 2021, and in each fiscal year since the Company’s inception, it has incurred losses from operations and generated negative cash flows from operating activities. The Company also has negative working capital and member’s deficit as of December 31, 2021 and 2020 and debt that is maturing in 2022. Management believes that additional capital will be needed to support the Company’s debt and growth. Management plans to refinance its existing debt obligations and fund its future operations, product development, and acquisitions by raising additional capital through debt and equity financing.

On December 15, 2021, the Company entered into a Merger Agreement with Founder SPAC (“FOUN”), a Special Purpose Acquisition Company (the “Mergers”). The Mergers are subject to approval by stockholders of the Company and FOUN. Pursuant to the Merger Agreement, the newly-formed Ravenclaw Merger Sub LLC (“Merger Sub”), as a wholly-owned subsidiary of FOUN, will merge with and into Rubicon, with Rubicon surviving as a wholly-owned subsidiary of FOUN. As a result of the Mergers, the Company may receive up to $352.7 million of additional cash on its balance sheet assuming no redemptions and $36.7 million in a maximum redemption scenario.

In management’s opinion, additional debt or equity financing, combined with extending the Company’s line of credit, will provide liquidity for the Company for at least one year. However, it is possible additional funding, if needed, may have terms that are less favorable to the Company than its existing terms.

Note 18—Subsequent events

Subsequent events have been evaluated through April 8, 2022, the date these financial statements were available to be issued.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$9,459	$10,617
Accounts receivable, net	40,291	42,660
Contract assets	55,280	56,984
Prepaid expenses	6,344	6,227
Other current assets	2,064	1,769
Total Current Assets	113,438	118,257

Property and Equipment, net	2,745	2,611
Operating right-of-use assets	3,664	3,920
Other noncurrent assets	5,328	4,558
Goodwill	32,132	32,132
Intangible assets, net	13,326	14,163
Total Assets	$170,633	$175,641

LIABILITIES AND MEMBERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$59,793	$47,531
Line of credit	33,132	29,916
Accrued expenses	68,003	65,538
Deferred compensation	10,870	8,321
Contract liabilities	4,763	4,603
Operating lease liabilities, current	1,576	1,675
Warrant liabilities	1,658	1,380
Current portion of long-term debt, net of debt issuance costs	23,463	22,666
Total Current Liabilities	203,258	181,630

Long-Term Liabilities:
Deferred income taxes	213	178
Operating lease liabilities, noncurrent	3,311	3,770
Long-term debt, net of debt issuance costs	49,500	51,000
Other long-term liabilities	416	367
Total Long-Term Liabilities	53,440	55,315
Total Liabilities	256,698	236,945

Commitments and Contingencies (Note 13)

Members’ (Deficit) Equity	(86,065)	(61,304)
Total Liabilities and Members’ (Deficit) Equity	$170,633	$175,641

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except unit data)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Service	$134,698	$119,575
Recyclable commodity	25,108	13,395
Total revenue	159,806	132,970
Costs and Expenses:
Cost of revenue (exclusive of amortization and depreciation):
Service	129,693	114,193
Recyclable Commodity	23,236	12,834
Total cost of revenue (exclusive of amortization and depreciation)	152,929	127,027
Sales and marketing	3,950	3,076
Product development	9,218	4,159
General and administrative	12,627	9,723
Amortization and depreciation	1,490	1,625
Total Costs and Expenses	180,214	145,610
Loss from Operations	(20,408)	(12,640)

Other Income (Expense):
Interest earned	-	2
Gain on forgiveness of debt	-	1,008
Loss on change in fair value of warrants	(278)	-
Other (expense) income	(330)	(184)
Interest expense	(3,775)	(2,196)
Total Other Income (Expense)	(4,383)	(1,370)
Loss Before Income Tax Benefit	(24,791)	(14,010)

Income tax expense (benefit)	28	(149)
Net Loss	$(24,819)	$(13,861)
Net loss per unit, basic and diluted	$(0.74)	$(0.43)
Weighted-average units used in computing net loss per unit, basic and diluted	33,509,272	32,426,264

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ (DEFICIT) EQUITY

(UNAUDITED)

(in thousands)

	Common	Preferred
	Unit Holders	Unit Holders	Total
Balance, December 31, 2020	$(133,421)	$112,235	$(21,186)

Compensation costs related to incentive units		120	120

Net loss	(4,014)	(9,847)	(13,861)

Balance, March 31, 2021	$(137,435)	$102,508	$(34,927)

Balance, December 31, 2021	$(154,316)	$93,012	$(61,304)

Compensation costs related to incentive units	-	58	58

Net loss	(6,992)	(17,827)	(24,819)

Balance, March 31, 2022	$(161,308)	$75,243	$(86,065)

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(24,819)	$(13,861)
Adjustments to reconcile net loss to net cash flows from operating activities:
Loss on disposal of property and equipment	11	-
Amortization and depreciation	1,490	1,596
Amortization of debt issuance costs	831	357
Bad debt reserve	(1,710)	387
Loss on change in fair value of warrants	278	-
Equity-based compensation	58	120
Phantom unit expense	2,549	859
Gain on forgiveness of debt	-	(1008)
Deferred income taxes	35	(158)
Change in operating assets and liabilities:
Accounts receivable	4,079	(2,756)
Contract assets	1,704	1,139
Prepaid expenses	(150)	(806)
Other current assets	(341)	110
Operating right-of-use assets	256	201
Accounts payable	12,262	4,124
Accrued expenses	2,465	(6,941)
Other noncurrent assets	23	16
Contract liabilities	160	(803)
Operating lease liabilities	(558)	(368)
Other liabilities	49	33
Net cash flows from operating activities	(1,328)	(17,759)

Cash flows from investing activities:
Property and equipment purchases	(491)	(148)
Intangible asset purchases	-	(51)
Net cash flows from investing activities	(491)	(199)

Cash flows from financing activities:
Net borrowings on line of credit	3,216	653
Proceeds from long-term debt	-	20,000
Repayments of long-term debt	(1,500)	-
Financing costs paid	-	(800)
Payments of deferred offering costs	(1,055)	-
Net cash flows from financing activities	661	19,853
Net change in cash and cash equivalents	(1,158)	1,895
Cash, beginning of period	10,617	6,021
Cash, end of period	$9,459	$7,916

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,968	$1,817

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Nature of operations and summary of significant accounting policies

Description of Business – Rubicon Technologies, LLC is a digital marketplace for waste and recycling services and provides cloud-based waste and recycling solutions to businesses and governments. Rubicon’s sustainable waste and recycling solutions provide comprehensive management of customers’ waste streams through a platform that powers a modern, digital experience and delivers data-driven insights and transparency for the customers and hauling and recycling partners.

Rubicon provides consultation and management services to customers for waste removal, waste management, logistics, and recycling solutions. Consultation and management services include planning, consolidation of billing and administration, cost savings analyses, and vendor performance monitoring and management. The combination of Rubicon’s technology and services provides a holistic audit of customer waste streams. Rubicon also provides logistics services and markets and resells recyclable commodities.

Rubicon Technologies, LLC and all subsidiaries are hereafter referred to as “Rubicon” or the “Company.”

Basis of Presentation and Consolidation – The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to generally accepted accounting principles in the United States of America (“U.S. GAAP”) and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the results of the interim periods presented, under the rules and regulations of the United States Securities and Exchange Commission (“SEC”).

In the opinion of management, the Company has prepared the accompanying unaudited condensed consolidated financial statements on a basis substantially consistent with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2021. These condensed consolidated financial statements include all adjustments consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods presented. The Company’s condensed consolidated financial statements include the accounts of Rubicon Technologies, LLC, and subsidiaries. The Company’s condensed consolidated financial statements reflect the elimination of all significant inter-company accounts and transactions. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2022. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes to the consolidated financial statements for the fiscal year ended December 31, 2021.

Segments – The Company operates in one operating segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM role is fulfilled by the Executive Leadership Team (“ELT”), who allocates resources and assesses performance based upon consolidated financial information.

Use of Estimates – The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of any contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – The Company recognizes service revenue over time, consistent with efforts performed and when the customer simultaneously receives and consumes the benefits provided by the Company’s services. The Company recognizes recyclable commodity revenue point in time when the ownership, risks, and rewards transfer. The Company derives its revenue from waste removal, waste management and consultation services, software subscriptions, and the purchase and sale of recyclable commodities.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Service Revenue:

Service revenues are primarily derived from long-term contracts with waste generator customers including multiple promises delivered through the Company’s digital marketplace platform. The promises include waste removal, consultation services, billing administration and consolidation, cost savings analyses, and vendor procurement and performance management, each of which constitutes an input to the combined service managed through the digital platform. The digital platform and services are highly interdependent, and accordingly, each contractual promise is not considered a distinct performance obligation in the context of the contract and is combined into a single performance obligation. In general, fees are invoiced, and revenue is recognized over time as control is transferred. Revenue is measured as the amount of consideration the Company expects to receive in exchange for providing the service. The Company invoices for certain services prior to performance. These advance invoices are included in contract liabilities and recognized as revenue in the period service is provided.

Service revenues also include software-as-a service subscription, maintenance, equipment and other professional services, which represent separate performance obligations. Once the performance obligations and the transaction price are determined, including an estimate of any variable consideration, the Company then allocates the transaction price to each performance obligation in the contract using a relative standalone selling price method. The Company determines standalone selling price based on the price at which the good or service is sold separately.

Recyclable Commodity Revenue:

The Company recognizes recyclable commodity revenue through the purchase and sale of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets, and other recyclable materials at market prices. The Company purchases recyclable commodities from certain waste generator customers and sells the recyclable materials to recycling and processing facilities. Revenue recognized under these agreements is variable in nature based on the market, type and volume or weight of the materials sold. The amount of revenue recognized is based on commodity prices at the time of sale, which are unknown at contract inception. Fees are billed, and revenue is recognized at a point in time when control is transferred to the recycling and processing facilities.

Management reviews contracts and agreements the Company has with its waste generator customers and hauling and recycling partners, and performs an evaluation to consider the most appropriate manner in accordance with ASC 606-10, Revenue Recognition: Principal Agent Considerations, by which revenue is presented within the condensed consolidated statements of operations.

Judgment is required in evaluating the presentation of revenue on a gross versus net basis based on whether the Company controls the service provided to the end-user and are the principal in the transaction (gross), or the Company arranges for other parties to provide the service to the end-user and are the agent in the transaction (net). Management has concluded that the Company is the principal in most arrangements as it controls the waste removal service and is the primary obligor in the transactions.

Cost of Revenue, exclusive of amortization and depreciation – Cost of service revenues primarily consists of expenses related to delivering the Company’s service and providing support, including third-party hauler costs, costs of data center capacity, certain fees paid to various third parties for the use of their technology, services and data, and employee-related costs such as salaries and benefits.

Cost of recyclable commodity revenues primarily consists of expenses related to purchase of old corrugated cardboard (OCC), old newsprint (ONP), aluminum, glass, pallets and other recyclable materials, and any associated transportation fees.

The Company recognizes the cost of revenue exclusive of any amortization or depreciation expenses, which are recognized in operating expense on the condensed consolidated statements of operations.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times exceed the Federal Deposit Insurance Corporation insurance limits. The Company has not experienced losses in such accounts and does not believe it is exposed to any significant credit risk.

Accounts Receivable – Accounts receivable consists of trade accounts receivable for services provided to customers. Accounts receivable are stated at the amount the Company expects to collect. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. Past-due balances and other higher-risk amounts are reviewed individually for collectability. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Contract Balances – In cases where customers pay for services in arrears, the Company accrues for revenue in advance of billings as long as the criteria for revenue recognition are met, thus creating a contract asset (unbilled receivable). As of March 31, 2022 and December 31, 2021, the Company had unbilled receivables of $55.3 million and $57.0 million, respectively. These unbilled balances were the result of services provided in period, but not yet billed to the customer. During the three months ended March 31, 2022, the Company invoiced its customers $48.0 million pertaining to contract assets for services delivered prior to December 31, 2021.

Contract liabilities (deferred revenue) consists of amounts collected prior to having satisfied the performance obligation. The Company periodically invoices customers for recurring front load services in advance on a monthly basis. As of March 31, 2022 and December 31, 2021, the Company had deferred revenue balances of $4.8 million and $4.6 million, respectively. During the three months ended March 31, 2022, the Company recognized $2.9 million of revenue that was included in the contract liabilities balance as of December 31, 2021.

Accrued Hauler Expenses – The Company recognizes hauler costs and the cost of recyclable products when services are performed. Accounting for accrued hauler costs and the cost of recyclable products requires estimates and assumptions regarding the quantity of waste collected by their vendors. The Company estimates quantities using historical transaction and market data based on the waste stream composition, equipment type, and equipment size. Accrued hauler expenses are presented within accrued expenses on the condensed consolidated balance sheets.

Fair Value Measurements – U.S. GAAP establishes a fair value hierarchy which has three levels based on the reliability of the inputs to determine the fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these items.

Deferred Offering Costs – Offering costs, consisting of legal, accounting, printer and filing fees related to the Mergers (as defined in Note 15), are deferred and will be offset against proceeds from the Mergers upon consummation of the transactions. In the event the transactions are terminated, all deferred offering costs would be expensed at that time. Deferred offering costs capitalized as of March 31, 2022 and December 31, 2021 were $2.1 million and $1.1 million, respectively, and included in other noncurrent assets on the condensed consolidated balance sheets.

Customer Acquisition Costs – The Company makes certain expenditures related to acquiring contracts for future services. These expenditures are capitalized and amortized in proportion to the expected future revenue from the customer, which in most cases results in straight-line amortization over the life of the customer. Amortization of these customer incentive costs is presented within amortization and depreciation on the condensed consolidated statements of operations.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 2—Recent accounting pronouncements

Accounting pronouncements adopted during 2022

The Company has not adopted any new or revised accounting pronouncements during 2022.

Accounting pronouncements issued, but not adopted as of March 31, 2022

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. ASU 2016-13 is effective for the Company at the beginning of 2023, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combination (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. ASU 2021-08 will be effective for the Company at the beginning of 2024 on a prospective basis, with early adoption permitted. The Company is currently evaluating the impact of this ASU will have on the Company’s consolidated financial statements.

Note 3—Property and equipment

Property and equipment, net is comprised of the following as of March 31, 2022 and December 31, 2021 (in thousands):

	March 31, 2022	December 31, 2021
Computers, equipment and software	$3,313	$2,968
Customer equipment	1,174	1,122
Furniture and fixtures	1,641	1,570
Leasehold improvements	3,768	3,769
	9,896	9,429
Less accumulated amortization and depreciation	(7,151)	(6,818)
Property and equipment, net	$2,745	$2,611

Property and equipment amortization and depreciation expense reflected in operating expense for the three months ended March 31, 2022 and 2021 was $0.3 million and $0.4 million, respectively.

Note 4—Debt

Revolving Credit Facility – On December 14, 2018, the Company entered into a $60.0 million “Revolving Credit Facility” secured by all assets of the Company including accounts receivable, intellectual property, and general intangibles. The loan’s original maturity was December 31, 2021 and bore an interest rate of LIBOR plus 4.50% (6.00% and 6.00% at March 31, 2022 and December 31, 2021, respectively). On February 27, 2020, the Company amended the Revolving Credit Facility extending the maturity date to December 31, 2022. On March 24, 2021, the Company amended the Revolving Credit Facility which modified the calculation of qualified billed and unbilled receivables. The amendment incrementally increased the qualified unbilled receivables resulting in additional availability on the Revolving Credit Facility. On October 15, 2021, the Company amended the Revolving Credit Facility, adding terms permitting the Company to enter into additional subordinated loan agreements. The borrowing capacity is calculated based on qualified billed and unbilled receivables. The fee on the average daily balance of unused loan commitments is 0.70%. Interest and fees are payable monthly with principal due upon maturity. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that the Revolving Credit Facility amendments were considered a debt modification.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Revolving Credit Facility requires a lockbox arrangement, which provides for receipts to be swept daily to reduce borrowings outstanding at the discretion of the lender. This arrangement, combined with the existence of the subjective acceleration clause in the “Line of Credit” agreement, necessitates the Line of Credit be classified as a current liability on the consolidated balance sheets. The acceleration clause allows for amounts due under the facility to become immediately due in the event of a material adverse change in the Company’s business condition (financial or otherwise), operations, properties or prospects, change of management, or change in control. As of March 31, 2022, the Company’s total outstanding borrowings under the Line of Credit were $33.1 million and $14.5 million remained available to draw. As of December 31, 2021, the Company’s total outstanding borrowings under the Line of Credit were $29.9 million and $23.0 million remained available to draw. The Revolving Credit Facility is subject to certain financial covenants. As of March 31, 2022, the Company was in compliance with these financial covenants.

Term Loan Facilities – On March 29, 2019, the Company entered into a $20.0 million “Term Loan” agreement secured by a second lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Term Loan bore an interest rate of LIBOR plus 9.00% with the maturity date of the earlier of March 29, 2024 or the maturity date of the Revolving Credit Facility.

On February 27, 2020, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $40.0 million. The amended term loan bears an interest rate of LIBOR plus 9.50% and includes covenants for minimum qualified billed and unbilled receivables. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification.

On March 24, 2021, the Company amended the Term Loan agreement, increasing the principal amount of the facility to $60.0 million and deferring principal payments to July 2021. The Company committed to minimum equity raise of $100.0 million, which if not completed by July 31, 2021, could require the use of available funds under the Line of Credit as term loan collateral by an amount up to $20.0 million. In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification.

On October 15, 2021, the Company amended the Term Loan agreement, adding terms permitting the Company to enter into additional subordinated loan agreements. The amendment also modified the qualified equity contributions requirement of $100.0 million by July 31, 2021 to $50.0 million during the period after October 15, 2021 and on or prior to February 28, 2022. Since the Mergers (see Note 15) had not consummated on or prior to February 28, 2022, the Company did not meet the amended qualified equity contributions requirement. The lender has waived the requirement to use the available funds under the Line of Credit as term loan collateral through June 30, 2022 with the term loan amendment executed on April 26, 2022 (see Note 16). The Company does not believe that any term loan collateral reduction corresponding to the qualified equity contribution would impact the Company’s ability to meet its liquidity requirements over the next twelve months. Pursuant to the amended Term Loan agreement, on October 15, 2021, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 8). In accordance with ASC 470-50, Debt – Modifications and Extinguishments, it was determined that this Term Loan amendment was considered a debt modification.

On December 22, 2021, the Company entered into a $20.0 million “Subordinated Term Loan” agreement secured by a third lien on all assets of the Company including accounts receivable, intellectual property and general intangibles. The Subordinated Term Loan matures on December 22, 2022 and bears an interest rate of 15.00%. Pursuant to the Subordinated Term Loan agreement, the Company entered into warrant agreements and issued common unit purchase warrants (see Note 8).

Amortization of deferred debt charges were $0.8 million and $0.4 million for the three months ended March 31, 2022 and 2021, respectively.

Components of long-term debt were as follows (in thousands):

	March 31, 2022	December 31, 2021
Term loan balance	$75,500	$77,000
Less unamortized loan origination costs	(2,537)	(3,334)
Total borrowed	72,963	73,666
Less short-term loan balance	(23,463)	(22,666)
Long-term loan balance	$49,500	$51,000

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

At March 31, 2022, the future aggregate maturities of long-term debt for the remainder of 2022 and subsequent years are as follows (in thousands):

Fiscal Years Ending December 31,
2022	$24,500
2023	6,000
2024	45,000
$75,500

PPP Loans – In 2020, the Company received loans under the Paycheck Protection Program for an amount totaling $10.8 million, which was established under the Coronavirus Aid, Relief, and Economic Security Act approved by the U.S. Congress on March 27, 2020 (the “CARES Act”) and administered by the Small Business Administration (“SBA”). The PPP Loans had a maturity date of 2 years from the initial disbursement and carry an interest rate of 1% per year. The application for the PPP Loan required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operation of the Company. This certification further required the Company to consider current business activity and ability to access other sources of liquidity sufficient to support the ongoing operations in a manner that was not significantly detrimental to the business. The receipt of the funds from the PPP Loans and the forgiveness of the PPP Loans were dependent on the Company having initially qualified for the PPP Loans and qualifying for the forgiveness of such PPP Loans based on funds being used for certain expenditures such as payroll costs and rent, as required by the terms of the PPP Loans.

The SBA Loans were eligible for forgiveness as part of the CARES Act, if certain requirements were met. The Company applied for forgiveness with the SBA in December 2020, and on March 30, 2021 the SBA forgave the principal balance and associated accumulated interest of one of the two SBA Loans in full. As a result, the Company recognized $1.0 million to gain on forgiveness of debt in the condensed consolidated statements of operations in the three months ended March 31, 2021. On June 10, 2021, the SBA forgave the principal balance and associated accumulated interest of the second SBA Loans in full, which resulted in a gain of $9.9 million on forgiveness of debt for the Company. Presently, the SBA and other government communications have indicated that all loans in excess of $2.0 million will be subject to audit and that those audits could take up to seven years to complete. If the SBA determines that the SBA Loan was not properly obtained and/or expenditures supporting forgiveness were not appropriate, the Company would be required to repay some or all of the SBA Loan and record additional expense which could have a material adverse effect on the Company business, financial condition and results of operations in a future period.

The Company elected to repay $2.3 million of the PPP Loans during 2020, which the SBA paid back to the Company upon forgiveness of the SBA loan on June 10, 2021. The PPP Loan balances were $-0- as of March 31, 2022 and December 31, 2021.

Interest expense related to the Revolving Credit Facility, Term Loan Facilities, and PPP Loan was $3.8 million and $2.2 million for the three months ended March 31, 2022 and 2021, respectively.

Note 5—Accrued expenses

Accrued expenses consist of the following as of March 31, 2022 and December 31, 2021 (in thousands):

	March 31, 2022	December 31, 2021
Accrued hauler expenses	$51,786	$49,607
Accrued compensation	10,773	9,656
Accrued income taxes	-	3
Other accrued expenses	5,444	6,272
	$68,003	$65,538

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 6—Goodwill and other intangibles

There were no additions to goodwill for the three months ended March 31, 2022 or the year ended December 31, 2021. No impairment of goodwill was identified for the three months ended March 31, 2022 or the year ended December 31, 2021.

Intangible assets consisted of the following (in thousands, except years):

	March 31, 2022
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(728)	$-
Customer and hauler relationships	2 to 8	20,976	(10,222)	10,754
Non-competition agreements	3 to 4	550	(519)	31
Technology	3	3,178	(1,472)	1,706
		25,432	(12,941)	12,491
Domain Name	Indefinite	835	-	835
		$26,267	$(12,941)	$13,326

	December 31, 2021
	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	5	$728	$(728)	$-
Customer and hauler relationships	2 to 8	20,976	(9,582)	11,394
Non-competition agreements	3 to 4	550	(487)	63
Technology	3	3,178	(1,307)	1,871
		25,432	(12,104)	13,328
Domain Name	Indefinite	835	-	835
		$26,267	$(12,104)	$14,163

Amortization expense for these intangible assets was $0.8 million and $0.8 million for the three months ended March 31, 2022 and 2021, respectively. Future amortization expense for the remainder of 2022 and subsequent years is as follows (in thousands):

Fiscal Years Ending December 31,
2022	$2,445
2023	3,220
2024	3,110
2025	2,559
2026	1,157
$12,491

Note 7—Members’ (deficit) equity

	Authorized as of		Held by Members as of
	March 31, 2022	December 31, 2021	March 31, 2022	December 31, 2021
Common units	34,438,298	34,438,298	9,440,108	9,440,108
Series A Preferred	4,834,906	4,834,906	4,834,906	4,834,906
Series B Preferred	6,820,450	6,820,450	6,774,923	6,774,923
Series C Preferred	3,142,815	3,142,815	3,141,500	3,141,500
Series D Preferred	2,816,403	2,816,403	2,787,707	2,787,707
Series E Preferred	7,451,981	7,451,981	6,530,128	6,530,128
	59,504,853	59,504,853	33,509,272	33,509,272

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The founding member holds 8,278,000 common units.

Under the terms of the LLC Operating Agreement (“Agreement”), allocations of profits, losses, capital gains, and distributions are in the following priorities:

Profits and Losses – After giving effect to any required regulatory allocations, net profits and net losses (and to the extent necessary, individual items of income, gain, loss, deduction, or credit) of the Company shall be allocated to and among the members in a manner such that, as of the end of each allocation period, the sum of (i) the capital account of each member, (ii) each member’s share of partnership minimum gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)), and (iii) each member’s partner nonrecourse debt minimum gain, shall be equal, as nearly as possible, to the respective net amounts that would be distributed to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with the Agreement to the members immediately after making such allocations.

Distributions – Distributable cash from operations shall be distributed to the members as follows:

First, to members for tax distributions based on the highest applicable individual income tax rate applied to the allocation of net taxable income.

Second, to preferred unit holders on a pro rata basis until each preferred unit holder has received aggregate distributions in full repayment of their capital contributions.

Last, to preferred and common unit holders pro rata according to the number of units held by each member.

The Agreement also contains provisions governing the sale of the founding member’s interest in certain circumstances. The Agreement also provides for certain limitations of liability of operating managers upon good faith distributions of funds in accordance with the Agreement and limits each member’s liability to their respective capital contribution.

Note 8—Warrant Liabilities

Pursuant to the amended Term Loan agreement entered on October 15, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants, which granted the lender the right to purchase up to 62,003 units of the Company’s common units at the exercise price of $0.01 any time prior to the earlier of the tenth anniversary of the issuance date of October 15, 2021, or certain triggering events, including a sale of the Company, the Company’s initial public offering and a merger between the Company and a special purpose acquisition company (“SPAC”), where the warrants are fully redeemed or exchanged. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. As such, the outstanding warrants are recognized as warrant liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income (expense) in the consolidated statements of operations. The Company measured the fair value of the warrants as of March 31, 2022 and December 31, 2021, and recognized $1.6 million and $1.3 million of warrant liabilities in the condensed consolidated balance sheets, respectively, with the difference of $0.3 million recorded as other expense in the condensed consolidated statement of operations for the three months ended March 31, 2022. During the three months ended March 31, 2022 and the year ended December 31, 2021, none of the warrants issued to the lender of the Term Loan were exercised.

Pursuant to the Subordinated Term Loan agreement entered on December 22, 2021 (see Note 4), the Company concurrently entered into warrant agreements and issued common unit purchase warrants under the condition that if the Company does not repay the term loans on or prior to the maturity date, the lender receives right to purchase up to (i) the number of the Company’s common units worth $2.0 million if the Company consummates a SPAC transaction on or before the maturity date or (ii) 54,600 units of the Company’s common units in case the SPAC transaction is not consummated on or before the maturity date, at the exercise price of $0.01 any time after the maturity date prior to the earlier of the date principal and interest on all outstanding term loans under this Subordinated Term Loan agreement are repaid or the tenth anniversary of the issuance date. If the Company repays the Subordinated Term Loan on or prior to the maturity date, the warrants will automatically terminate and be voided and no warrant will be exercisable. The Company determined that the warrants required liability classification pursuant to ASC 480 Distinguishing Liabilities from Equity. The Company measured the fair value of the warrants as of March 31, 2022 and December 31, 2021, and recognized $0.1 million and $0.1 million of warrant liabilities in the condensed consolidated balance sheets, respectively. The impact to the condensed consolidated statement of operations from the changes in the fair value of the warrants was insignificant for the three months ended March 31, 2022. During the three months ended March 31, 2022 and the year ended December 31, 2021, none of the warrants issued to the lender of the Subordinated Term Loan were exercisable.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9—Equity incentive plan

The 2014 Profits Participation Plan and Unit Appreciation Rights Plan (“2014 Plan”) is a Board-approved plan. Under the 2014 Plan, the Company has the authority to grant incentive and phantom units to acquire common units. Unit awards generally vest at 25% of the units on the one year anniversary of continued employment, with the remaining 75% vesting in equal monthly installments over the next three years, unless otherwise specified.

Incentive Units – Calculating incentive unit compensation expense requires the input of highly subjective assumptions pertaining to the fair value of its units. The Company utilized an independent valuation specialist to assist with the Company’s determination of the fair value per unit. The methods used to determine the fair value per unit included discounted cash flow analysis, comparable public company analysis, comparable acquisition analysis and probability-weighted return analysis. The assumptions used in calculating the fair value of incentive unit awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. The Company estimates volatility based on a comparable market index and has calculated the historical volatility for the index for a period of time that corresponds to the expected term of the option. The expected term is calculated based on the estimated time for which the option will be held by the awardee. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of units issued during the three months ended March 31, 2022. There were no incentive units granted during the three months ended March 31, 2022. Compensation expense for all incentive units awarded to date is recognized over the vesting term of the underlying incentive units. The Company recognized $0.1 million and $0.1 million in equity compensation costs during the three months ended March 31, 2022 and 2021, respectively.

The following represents a summary of the Company’s incentive unit activity and related information for the three months ended March 31, 2022:

Units
Outstanding – December 31, 2021	3,084,650
Granted	-
Forfeited/redeemed
Outstanding – March 31, 2022	3,084,650

Vested – March 31, 2022	2,900,653

A summary of nonvested incentive units and changes for the three months ended March 31, 2022 follows:

	Units	Weighted Average Grant Date Fair Value
Nonvested - December 31, 2021	198,210	$10.25
Granted
Vested	(14,213)	4.08
Forfeited/redeemed	-	-
Nonvested - March 31, 2022	183,997	$10.73

As of March 31, 2022, there was $2.0 million of total unrecognized compensation cost related to incentive unit arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.7 years.

Additionally, the Company is authorized to issue phantom units to eligible employees under the terms of the Company’s Unit Appreciation Rights Plan. The Company estimates the fair value of the phantom units as of the end of each reporting period and expenses the vested fair market value of each award. The fair value of the phantom units is measured using the same independent valuation assessment as the incentive units.

The Company did not award phantom units during the three months ended March 31, 2022. Phantom unit expense recognized during the three months ended March 31, 2022 and 2021 was $2.5 million and $0.9 million, respectively.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 10—Net loss per preferred and common unit

Basic net loss per unit is computed by dividing net loss by the weighted average number of units outstanding for the period. Diluted net loss per unit is computed by giving effect to all potential dilutive common unit equivalents for the period. Basic and diluted net loss per unit were the same for each period presented as the inclusion of all potential units outstanding would have been anti-dilutive.

The following table sets forth the calculation of basic and diluted net loss per preferred and common unit during the periods presented:

	Three Months Ended
	March 31,
	2022	2021
Net loss attributable to unitholders (in thousands)	$(24,819)	$(13,861)
Weighted-average units used in computing net loss per unit, basic and diluted	33,509,272	32,426,264
Net loss per common and preferred unit, basic and diluted	$(0.74)	$(0.43)

Incentive units described in Note 9 do not participate in losses and have been excluded from the net loss per common unit.

Due to their anti-dilutive effect, the warrants described in Note 8 have been excluded from diluted net loss per common unit.

Note 11—Income taxes

The Company’s quarterly tax provision is based upon an estimated annual effective tax rate. The Company’s provision for income taxes has not been historically significant to the business as the Company has incurred operating losses to date. The provision for income taxes consists primarily of state taxes in jurisdictions in which the Company conducts business.

The Company’s income tax expense was $-0- million with an effective tax rate of (0.1)% for the three months ended March 31, 2022. The Company’s income tax benefit was $0.1 million with an effective tax rate of 1.1% for the three months ended March 31, 2021. The provision for income taxes differs from the amount that would result from applying statutory rates because of differences in the deductibility of certain book and tax expenses. Significant book to tax temporary differences that result in taxable income to the Company for the three months ended March 31, 2022 include accrued bonuses and accounts receivable allowances not deductible for tax purposes and variations between both amortization and depreciation methods.

During the three months ended March 31, 2022, the Company recorded a full valuation allowance against its deferred tax assets. The Company intends to maintain this position until there is sufficient evidence to support the reversal of all or some portion of the allowance. The Company also has certain assets with indefinite lives for which the basis is different for book and tax. In accordance with ASC 740-10-30-18, the deferred tax liability related to these intangible assets cannot be used to offset deferred tax assets when determining the amount of the valuation allowance for deferred tax assets which are not more-likely-than-not to be realized. As a result, the Company is in a net deferred tax liability position of $0.2 million as of March 31, 2022.

Note 12—Commitments and contingencies

Legal Matters

In the ordinary course of business, the Company is or may be involved in various legal or regulatory proceedings, claims or purported class actions related to alleged infringement of third-party patents and other intellectual property rights, commercial, corporate and securities, labor and employment, wage and hour and other claims.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable and subject to significant uncertainties. At this time, the Company is not able to reasonably estimate the amount or range of possible losses in excess of any amounts accrued, including losses that could arise as a result of application of non-monetary remedies, with respect to the contingencies it faces, and the Company’s estimates may not prove to be accurate.

In management’s opinion, resolution of all current matters is not expected to have a material adverse impact on the Company’s condensed consolidated results of operations, cash flows or financial position. However, depending on the nature and timing of any such dispute or other contingency, an unfavorable resolution of a matter could materially affect the Company’s current or future results of operations or cash flows, or both.

Leases

The Company leases its office facilities under operating lease agreements expiring through 2031. While each of the leases includes renewal options, the Company has only included the base lease term in its calculation of lease assets and liabilities as it is not reasonably certain to utilize the renewal options. The Company does not have any finance leases.

The following table presents information regarding the maturities of the undiscounted remaining operating lease payments, with a reconciliation to the amount of the liabilities representing such payments as presented in the March 31, 2022 condensed consolidated balance sheet (in thousands).

Years Ending December 31,
2022	$1,674
2023	2,276
2024	1,228
2025	151
2026	152
Thereafter	732
Total minimum lease payments	6,213
Less: Imputed interest	(1,326)
Total operating lease liabilities	$4,887

Software subscription

The Company entered into a certain software subscription agreement with Palantir Technologies, Inc., including related support and update services on September 22, 2021. The Company subsequently amended the agreement on December 15, 2021. The term of the amended agreement is through December 31, 2024. Pursuant to the agreement, as of March 31, 2022, $16.5 million will become due in the next 12 months and $26.3 million thereafter through October 2024, unless the Company exercises its right to terminate the agreement prior to the closing of the Mergers (as defined in Note 15).

Note 13—Related party transactions

Sales to related party investors in the amount of $0.4 million and $0.4 million were included in revenues in the condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021, respectively. The billed and unbilled accounts receivable balance as of March 31, 2022 and December 31, 2021 was $0.1 million and $0.3 million, respectively. All outstanding balances with the related party were priced on an arms-length basis and are to be settled in cash. None of the balances is secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

RUBICON TECHNOLOGIES, LLC AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 14—Concentrations

During the three months ended March 31, 2022 and 2021, the Company had two significant customers that accounted for approximately 32% and 27% of total revenues, respectively. As of March 31, 2022 and December 31, 2021, approximately 25% and 23%, respectively, of the Company’s accounts receivable and contract assets were due from these two customers.

Note 15—Liquidity and pending mergers

During the three months ended March 31, 2022, and in each fiscal year since the Company’s inception, it has incurred losses from operations and generated negative cash flows from operating activities. The Company also has negative working capital and is in member’s deficit as of March 31, 2022 and December 31, 2021 and debt that is maturing in 2022. Management believes that additional capital will be needed to support the Company’s debt and growth. Management plans to refinance its existing debt obligations and fund its future operations, product development, and acquisitions by raising additional capital through debt and equity financing.

On December 15, 2021, the Company entered into a Merger Agreement with Founder SPAC (“FOUN”), a Special Purpose Acquisition Company (the “Mergers”). The Mergers are subject to approval by stockholders of the Company and FOUN. Pursuant to the Merger Agreement, the newly-formed Ravenclaw Merger Sub LLC (“Merger Sub”), as a wholly-owned subsidiary of FOUN, will merge with and into Rubicon, with Rubicon surviving as a wholly-owned subsidiary of FOUN. As a result of the merger, the Company may receive up to $353.2 million of additional cash on its balance sheet assuming no redemptions and $37.1 million in a maximum redemption scenario.

In management’s opinion, additional debt or equity financing, combined with extending the Company’s line of credit, will provide liquidity for the Company for at least one year. However, it is possible additional funding, if needed, may have terms that are less favorable to the Company than its existing terms.

Note 16—Subsequent events

On April 26, 2022, the Company amended its Revolving Line of Credit agreement. The amendment replaced the benchmark interest rate from LIBOR to SOFR.

On April 26, 2022, the Company amended the term loan agreement. The amendment modified the period of the $50.0 million qualified equity contribution requirement to the period after April 26, 2022 and on or before June 30, 2022.

The Company capitalized $2.0 million in deferred debt charges that will be expensed over the term of the term loan agreement.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOUNDER SPAC,

as the Acquiror,

RAVENCLAW MERGER SUB LLC,
as Merger Sub LLC,

RAVENCLAW MERGER SUB CORPORATION 1, as Merger Sub Inc. 1,

RAVENCLAW MERGER SUB CORPORATION 2, as Merger Sub Inc. 2, and

RAVENCLAW MERGER SUB CORPORATION 3, as Merger Sub Inc. 3,

(collectively, Blocker Merger Subs),

Boom Clover Business Limited, as Blocker Company 1,

NZSF Frontier Investments Inc., as Blocker Company 2, and

PLC Blocker A LLC, as Blocker Company 3,

(collectively, Blocker Companies),

and

Rubicon Technologies, LLC
as the Company

Dated as of December 15, 2021

Annex A

Page

ARTICLE I CERTAIN DEFINITIONS		Annex A-3
Section 1.1.	Definitions	Annex A-3
Section 1.2.	Construction	Annex A-16
Section 1.3.	Knowledge	Annex A-16

ARTICLE II THE MERGERS; CLOSING		Annex A-17
Section 2.1.	The Mergers	Annex A-17
Section 2.2.	Closing	Annex A-17
Section 2.3.	Effective Times	Annex A-17
Section 2.4.	Closing Deliverables	Annex A-18
Section 2.5.	Governing Documents	Annex A-19
Section 2.6.	Directors and Officers	Annex A-19
Section 2.7.	Tax Consequences	Annex A-19

ARTICLE III EFFECTS OF THE MERGERS; CONSIDERATION		Annex A-20
Section 3.1.	Effects of the Mergers	Annex A-20
Section 3.2.	Conversion of Securities	Annex A-21
Section 3.3.	Transaction Consideration	Annex A-22
Section 3.4.	Earnout	Annex A-22
Section 3.5.	Letter of Transmittal; Appointment Letter	Annex A-23
Section 3.6.	Withholding	Annex A-25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BLOCKER COMPANIES		Annex A-25
Section 4.1.	Blocker Company Organization	Annex A-25
Section 4.2.	Due Authorization	Annex A-26
Section 4.3.	No Conflict	Annex A-26
Section 4.4.	Governmental Authorities; Consents	Annex A-26
Section 4.5.	Capitalization	Annex A-26
Section 4.6.	Business Activities	Annex A-27
Section 4.7.	Taxes	Annex A-27
Section 4.8.	Broker’s Fees	Annex A-28
Section 4.9.	No Dissenter’s or Appraisal Rights	Annex A-29
Section 4.10.	No Additional Representation or Warranties; No Reliance	Annex A-29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		Annex A-29
Section 5.1.	Company Organization	Annex A-29
Section 5.2.	Subsidiaries	Annex A-29
Section 5.3.	Due Authorization	Annex A-30
Section 5.4.	No Conflict	Annex A-30
Section 5.5.	Governmental Authorities; Consents	Annex A-30
Section 5.6.	Capitalization	Annex A-31
Section 5.7.	Capitalization of Subsidiaries	Annex A-31
Section 5.8.	Financial Statements	Annex A-32
Section 5.9.	Undisclosed Liabilities	Annex A-33
Section 5.10.	Litigation and Proceedings	Annex A-33
Section 5.11.	Legal Compliance	Annex A-33
Section 5.12.	Contracts; No Defaults	Annex A-33
Section 5.13.	Company Benefit Plans	Annex A-35
Section 5.14.	Labor Relations; Employees	Annex A-36
Section 5.15.	Taxes	Annex A-37
Section 5.16.	Brokers’ Fees	Annex A-39
Section 5.17.	Insurance	Annex A-39

Annex A-i

Section 5.18.	Licenses	Annex A-39
Section 5.19.	Equipment and Other Tangible Property	Annex A-39
Section 5.20.	Real Property	Annex A-40
Section 5.21.	Intellectual Property	Annex A-40
Section 5.22.	Environmental Matters	Annex A-42
Section 5.23.	Absence of Changes	Annex A-42
Section 5.24.	Anti-Corruption Compliance	Annex A-43
Section 5.25.	Sanctions and International Trade Compliance	Annex A-43
Section 5.26.	Information Supplied	Annex A-43
Section 5.27.	Top Customers; Top Haulers	Annex A-43
Section 5.28.	Transactions with Affiliates	Annex A-44
Section 5.29.	No Additional Representation or Warranties; No Reliance	Annex A-44

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES		Annex A-44
Section 6.1.	Acquiror Organization	Annex A-44
Section 6.2.	Due Authorization	Annex A-45
Section 6.3.	No Conflict	Annex A-45
Section 6.4.	Litigation and Proceedings	Annex A-45
Section 6.5.	SEC Filings	Annex A-46
Section 6.6.	Financial Statements; Internal Controls; Listing	Annex A-46
Section 6.7.	Governmental Authorities; Consents	Annex A-47
Section 6.8.	Trust Account	Annex A-47
Section 6.9.	Investment Company Act; JOBS Act	Annex A-47
Section 6.10.	No Undisclosed Liabilities	Annex A-47
Section 6.11.	Capitalization of Acquiror	Annex A-48
Section 6.12.	Brokers’ Fees	Annex A-49
Section 6.13.	Indebtedness	Annex A-49
Section 6.14.	Taxes	Annex A-49
Section 6.15.	Business Activities	Annex A-50
Section 6.16.	Stock Market Quotation	Annex A-50
Section 6.17.	PIPE Investment	Annex A-51
Section 6.18.	Compensation and Benefit Matters	Annex A-51
Section 6.19.	Affiliate Agreements	Annex A-51
Section 6.20.	No Additional Representation or Warranties	Annex A-52

ARTICLE VII COVENANTS OF THE COMPANY		Annex A-52
Section 7.1.	Conduct of Business	Annex A-52
Section 7.2.	Inspection	Annex A-54
Section 7.3.	Preparation and Delivery of Additional Company Financial Statements	Annex A-55
Section 7.4.	Affiliate Agreements	Annex A-55
Section 7.5.	Consents	Annex A-55
Section 7.6.	Company Interest Holder Approval	Annex A-55
Section 7.7.	No Trading	Annex A-55
Section 7.8.	280G Approval	Annex A-56
Section 7.9.	Blocker Company Conduct of Business	Annex A-56

ARTICLE VIII COVENANTS OF ACQUIROR		Annex A-56
Section 8.1.	Shareholder Litigation	Annex A-56
Section 8.2.	Trust Account	Annex A-56
Section 8.3.	Listing	Annex A-57
Section 8.4.	Conduct of Business	Annex A-57
Section 8.5.	PIPE Subscriptions	Annex A-58
Section 8.6.	Domestication	Annex A-59
Section 8.7.	Post-Closing Directors and Officers of Acquiror	Annex A-60

Annex A-ii

ARTICLE IX JOINT COVENANTS		Annex A-60
Section 9.1.	HSR Act; Other Filings	Annex A-60
Section 9.2.	Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals	Annex A-61
Section 9.3.	Support of Transaction	Annex A-63
Section 9.4.	Tax Matters	Annex A-63
Section 9.5.	Cooperation; Consultation	Annex A-64
Section 9.6.	No Solicitation	Annex A-64
Section 9.7.	Notification	Annex A-65
Section 9.8.	Indemnification; Directors’ and Officers’ Insurance	Annex A-66
Section 9.9.	Section 16 Matters	Annex A-66
Section 9.10.	Employment Agreements	Annex A-67

ARTICLE X CONDITIONS TO OBLIGATIONS		Annex A-67
Section 10.1.	Mutual Closing Conditions	Annex A-67
Section 10.2.	Conditions to Obligations of Acquiror Entities	Annex A-67
Section 10.3.	Conditions to the Obligations of the Rubicon Companies and Blocker Companies	Annex A-68

ARTICLE XI TERMINATION/EFFECTIVENESS		Annex A-68
Section 11.1.	Termination	Annex A-68
Section 11.2.	Effect of Termination	Annex A-69

ARTICLE XII MISCELLANEOUS		Annex A-70
Section 12.1.	Trust Account Waiver	Annex A-70
Section 12.2.	Waiver	Annex A-70
Section 12.3.	Notices	Annex A-70
Section 12.4.	Assignment	Annex A-71
Section 12.5.	Parties in Interest	Annex A-71
Section 12.6.	Expenses	Annex A-71
Section 12.7.	Governing Law	Annex A-71
Section 12.8.	Headings; Counterparts	Annex A-72
Section 12.9.	Company and Acquiror Disclosure Letters	Annex A-72
Section 12.10.	Entire Agreement	Annex A-72
Section 12.11.	Amendments	Annex A-72
Section 12.12.	Publicity	Annex A-72
Section 12.13.	Severability	Annex A-72
Section 12.14.	Jurisdiction; Waiver of Jury Trial	Annex A-73
Section 12.15.	Enforcement	Annex A-73
Section 12.16.	Non-Recourse	Annex A-73
Section 12.17.	Non-Survival of Representations, Warranties and Covenants	Annex A-74
Section 12.18.	Conflicts and Privilege	Annex A-74

Exhibit A – Form of Domesticated Charter

Exhibit B – Form of Domesticated Bylaws

Exhibit C – Form of A&R LLCA

Exhibit D – Sponsor Support Agreement

Exhibit E – Form of Voting Agreement

Exhibit F – Form of Lock-Up Agreement

Exhibit G – Form of Subscription Agreement

Exhibit H – Form of Tax Receivable Agreement

Exhibit I – Form of Registration Rights Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 15, 2021 by and among (i) FOUNDER SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Acquiror”), (ii) RAVENCLAW MERGER SUB LLC, a Delaware limited liability company and wholly-owned subsidiary of the Acquiror (“Merger Sub LLC”), (iii) RAVENCLAW MERGER SUB CORPORATION 1, a Delaware corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub Inc. 1”), (iv) RAVENCLAW MERGER SUB CORPORATION 2, a Delaware corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub Inc. 2”), (v) RAVENCLAW MERGER SUB CORPORATION 3, a Delaware corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub Inc. 3” and together with Merger Sub Inc. 1 and Merger Sub Inc. 2, “Blocker Merger Subs” and, Blocker Merger Subs, Merger Sub LLC and the Acquiror, collectively, the “Acquiror Entities”), (vi) Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), (vii) NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), (viii) PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), and (ix) Rubicon Technologies, LLC, a Delaware limited liability company (the “Company” and, together with its Subsidiaries, the “Rubicon Companies”). The Acquiror, Merger Sub LLC, the Blocker Merger Subs, the Blocker Companies, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

B. The Acquiror owns all of the issued and outstanding equity interests of Merger Sub LLC and Blocker Merger Subs, which were formed for the sole purpose of the Mergers (as defined below);

C. Prior to the consummation of the Mergers (as defined below), at or prior to the Closing, the Acquiror shall transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate (the “Domestication”) as a Delaware corporation (“Surviving Pubco”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (as amended, the “CICA”);

D. Concurrently with the Domestication, the Acquiror shall file a certificate of incorporation substantially in the form attached as Exhibit A hereto (the “Domesticated Charter”) with the Secretary of State of Delaware (the “DE SOS”), pursuant to which Acquiror will change its name to Rubicon Technologies, Inc., and adopt bylaws substantially in the form attached as Exhibit B hereto (the “Domesticated Bylaws”), with such changes as may be agreed in writing by the Acquiror and the Company;

E. At the effective time of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Surviving Pubco Class A Shares”); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into one Surviving Pubco Class A Share; (iii) each then issued and outstanding Acquiror Public Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one Surviving Pubco Class A Share (“Surviving Pubco Public Warrant”); (iv) each then issued and outstanding Acquiror Private Placement Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one Surviving Pubco Class A Share (“Surviving Pubco Private Placement Warrant”), pursuant to the Warrant Agreement; and (v) each then issued and outstanding unit of Acquiror, which consists of one Acquiror Class A Ordinary Share and one-half of one Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, convert automatically, into one Surviving Pubco Class A Share and one-half of one Surviving Pubco Public Warrant;

Annex A-1

F. Following the Domestication, but prior to the Merger (as defined below), Surviving Pubco will contribute to Merger Sub LLC (i) all of the cash and cash equivalents in the Trust Account as of the Effective Time, (ii) the proceeds from the PIPE Investment and (iii) a number of Surviving Pubco Class V Shares;

G. Upon the terms and subject to the conditions set forth herein, following the Domestication, the Parties intend to effect a business combination transaction pursuant to which Merger Sub LLC will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Company”), whereby the LLC Agreement of the Surviving Company will be amended and restated substantially in the form attached as Exhibit C (the “A&R LLCA”), pursuant to which the ownership interests of the Surviving Company will be recapitalized into Class A Units and Class B Units and the Surviving Pubco will be admitted as the managing member of the Surviving Company;

H. Immediately following the effectiveness of the A&R LLCA and upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), the mergers among the Surviving Pubco, Blocker Merger Sub, Blocker Companies and Surviving Blocker Companies, as set forth on Section 2.1(b) of the Company Disclosure Letter will occur in the order set forth therein (all such mergers, together the “Blocker Company Mergers” and, together with the Merger, the “Mergers”);

I. Concurrently with the execution hereof, Founder SPAC Sponsor, LLC (“Sponsor”), has entered into a support agreement substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (a) vote its Acquiror Ordinary Shares in favor of the Acquiror Shareholder Approval Matters, (b) not redeem its Acquiror Common Stock in connection with such stockholder approval, and (c) amend and restate in its entirety that certain letter, dated October 14, 2021, from Sponsor and certain other individuals, to Acquiror (the “Prior Letter Agreement”);

J. The Acquiror has received voting and support agreements substantially in the form attached as Exhibit E hereto (collectively, the “Voting Agreements”) signed by the Company and Company Interest Holders (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement (including any separate class or series votes of Company Preferred Units (as defined herein));

K. Simultaneously with the execution and delivery of this Agreement, the Acquiror entered into Lock-Up Agreements in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit F (each, a “Lock-Up Agreement”), with Significant Company Holders, each of which shall become effective as of the Closing;

L. On or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which such PIPE Investors agreed to purchase from Acquiror, prior to or substantially concurrently with the Closing, $111,000,000 (the “PIPE Commitment Amount”) of Surviving Pubco Class A Shares at $10.00 per share, in each case on terms and subject to the conditions set forth therein, substantially in the form attached hereto as Exhibit G;

M. Concurrent with the Closing, Acquiror, certain of the direct and indirect subsidiaries of Acquiror, and the TRA Holders (as defined in Exhibit H) and the TRA Representative (as defined in Exhibit H) entered into a tax receivable agreement substantially in the form attached hereto as Exhibit H (the “Tax Receivable Agreement”), which shall become effective as of the Effective Time;

N. Concurrent with the Closing, Surviving Pubco, Sponsor, the Company Interest Holders and the Blocked Unitholders will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit I.

O. Prior to the Closing, the Company will enter into amendments of its existing employment agreements with each of the individuals set forth on Section 9.10 of the Company Disclosure Letter (each, an “Amended Employment Agreement”), which will be assigned to the Surviving Pubco effective as of the Closing; and

P. Certain capitalized terms used herein are defined in Section 1.1 hereof.

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“2021 Financial Statements” has the meaning specified in Section 7.3(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Business Combination” has the meaning specified in Section 9.6(b).

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Resolution” means the unanimous written resolution of the holders of Acquiror Class B Ordinary Shares passed by way of an Ordinary Resolution (as defined in the Governing Documents of the Acquiror) approving the appointment of the board of directors of Acquiror at Closing.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means from and following the Domestication, Surviving Pubco Class A Shares.

“Acquiror Cure Period” has the meaning specified in Section 11.1(g).

“Acquiror D&O Tail Policy” has the meaning specified in Section 9.8(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financing Certificate” has the meaning specified in Section 2.4(c)(i).

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby.

“Acquiror Ordinary Shares” means, together, the Class A Ordinary Shares and Class B Ordinary Shares of Acquiror prior to the consummation of the Domestication.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 6.5.

“Acquiror Securities” has the meaning specified in Section 6.11(a).

Annex A-3

“Acquiror Share Amount” means the number of Acquiror Class A Ordinary Shares to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval Matters” has the meaning specified in the definition of Acquiror Shareholder Approvals.

“Acquiror Shareholder Approvals” means the (a) approval of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 9.2(b) (such Transaction Proposals, collectively, the “Acquiror Shareholder Approval Matters”), at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICA, the Governing Documents of Acquiror, and the Nasdaq rules and regulations and (b) the passing of the Acquiror Class B Ordinary Resolution.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iii) 50% of the fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Working Capital Loans, and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Unit” means each unit of Acquiror, which (a) prior to the Domestication, consists of one Acquiror Class A Ordinary Share and one-half of one Acquiror Public Warrant and (b) from and following the Domestication, consists of one Surviving Pubco Class A Share and one-half of one Surviving Pubco Public Warrant.

“Acquiror Warrants” means (a) prior to the Domestication, the Acquiror Public Warrants and the Acquiror Private Placement Warrants and (b) from and following the Domestication, the Surviving Pubco Public Warrants and Surviving Pubco Private Placement Warrants.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(e).

“Alternative PIPE Investment” has the meaning specified in Section 8.5(d).

Annex A-4

“Alternative Subscription Agreement” has the meaning specified in Section 8.5(d).

“Amended Employment Agreements” has the meaning specified in the Recitals hereto.

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Available Cash Amount” means (i) the amount of cash available in the Trust Account at the Closing, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 12.6), plus (ii) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other employee benefit and compensation plan, program or arrangement including, but not limited to, any employment, retention, change of control, termination, severance, separation, consulting, independent contractor, retirement, welfare, accident, disability, fringe benefit, vacation or paid time off, bonus, commission, incentive, equity or equity-based, deferred compensation plan, program, policy, agreement or arrangement that is maintained, sponsored, or contributed (or required to be contributed) to by any Rubicon Company, or under or with respect to which any Rubicon Company has or may have any liability.

“Blocker Company” has the meaning specified in the Preamble.

“Blocker Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Blocker Company Shares” has the meaning specified in Section 4.5(a).

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).

“Cash Transaction Bonus Amount” means the aggregate amount of those cash payments payable to those individuals at the Closing, in each case as calculated and allocated pursuant to Section 3.3(d), and which shall not exceed $35,000,000.

Annex A-5

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Pubco), has direct or indirect beneficial ownership of equity securities (or rights convertible or exchangeable into equity securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Surviving Pubco; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Surviving Pubco immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors or similar governing body of the ultimate parent entity resulting from such transaction or series of related transactions or (ii) the voting equity securities of the Surviving Pubco immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the direct or indirect combined voting power of the then outstanding voting equity securities of the ultimate parent entity resulting from such transaction or series of related transactions; or (c) the result of which is a sale of all or substantially all of the assets of Surviving Pubco and its Subsidiaries, taken as a whole, to any Person other than Surviving Pubco or any of its Affiliates.

“CICA” has the meaning specified in the Recitals hereto.

“Class A Units” means those Class A Units of the Surviving Company, as set forth in the A&R LLCA.

“Class B Units” means those Class B Units of the Surviving Company, as set forth in the A&R LLCA.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Awards” has the meaning specified in Section 5.6(b).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Business Combination” has the meaning specified in Section 9.6(a).

“Company Common Units” means the Common Units of the Company prior to the effectiveness of the A&R LLCA.

“Company Convertible Securities” means, collectively, the options, warrants or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the Company Incentive Units and excluding the Company Phantom Units.

“Company Cure Period” has the meaning specified in Section 11.1(f).

“Company D&O Tail Policy” has the meaning specified in Section 9.8(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Financing Certificate” has the meaning specified in Section 2.4(c)(ii).

“Company Fully Diluted Interests” means, with respect to all outstanding Company Interests and other securities or other instruments convertible into or exchangeable for Company Interests, on an as-converted to Company Common Unit basis, treating shares of Company Preferred Units and any other security or other instrument convertible or exchangeable for Company Units on an as-converted or as-exchanged basis as described in Section 3.2 and Section 3.5, in each case in accordance with the terms of the Company’s Governing Documents. For those securities or interests not convertible to Company Common Units pursuant to the Company Governing Documents, including the Company Incentive Units (but excluding the Company Phantom Units), such securities shall be converted to Company Common Units for purposes of calculating the Company Fully Diluted Interests amount in proportion to such security’s cash value at Closing as compared to a Company Common Unit’s cash value at Closing, as based upon a Company valuation equal to the Merger Consideration, and the Company Phantom Units shall be excluded from the calculation of the Company Fully Diluted Interests.

Annex A-6

“Company Group” has the meaning specified in Section 12.18(b).

“Company Incentive Plan” means that certain Rubicon Global Holdings, LLC Profits Participation Plan, dated December 11, 2014.

“Company Incentive Unit” means each “Unit” (as defined in the Company Incentive Plan) granted by the Company pursuant to the terms of the Company Incentive Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Rubicon Companies as currently conducted.

“Company Interest Holder Approval” has the meaning specified in Section 7.6.

“Company Interest Holders” means, collectively, the holders of Company Interests.

“Company Interests” means, collectively, the Company Units and the Company Convertible Securities.

“Company IP Licenses” has the meaning set forth in Section 5.12(a)(xiii).

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Rubicon Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 5.4 and other similar representations and warranties with respect to the effect of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the like (and in Section 10.1 and 11.1 to the extent related to such representations); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Rubicon Companies, taken as a whole, compared to other Persons operating in the same industry as the Rubicon Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

Annex A-7

“Company Material Contract” has the meaning specified in Section 5.12(a).

“Company Operating Agreement” means the Seventh Amended and Restated Operating Agreement of the Company, dated April 27, 2018, as amended.

“Company Phantom Plan” means that certain Rubicon Global Holdings, LLC Unit Appreciation Rights Plan, dated December 11, 2014.

“Company Phantom Unit” means a “Phantom Unit” (as defined in the Company Phantom Plan) granted by the Company pursuant to the terms of the Company Phantom Plan.

“Company Preferred Units” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, and Series E Preferred Units of the Company prior to the effectiveness of the A&R LLCA.

“Company Registered IP” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Authority, quasi-governmental authority, or registrar.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the Company’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating or pursuing a going-public transaction including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, stay, sale or transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby, including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iv) 50% of the fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to obtaining any consents required to be obtained hereunder, (vi) the Cash Transaction Bonus Amount, and (vii) such expenses detailed in (i) through (vi) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude (i) Indebtedness and (ii) any payments that are payable pursuant to an agreement or other arrangement entered into by or at the direction of Acquiror or its Affiliates.

“Company Units” means, collectively, the Company Common Units and the Company Preferred Units.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, or directive by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

Annex A-8

“D&O Persons” has the meaning specified in Section 9.8(a).

“DE SOS” has the meaning specified in the Recitals hereto.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLLCA” has the meaning specified in the Recitals hereto.

“Dollars” or “$” means lawful money of the United States.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or the protection of human health and safety (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excess Cash Transaction Bonus Amount” means an amount equal to the Cash Transaction Bonus Amount minus $17,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 5.25(a).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Financial Statements” has the meaning specified in Section 5.8(a).

“Founder Group” has the meaning specified in Section 12.18(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GDC” has the meaning specified in Section 12.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

Annex A-9

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” has the meaning specified in Section 9.2(b).

“Incentive Unit Holder” means a holder of Company Incentive Units.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Insurance Policies” has the meaning specified in Section 5.17.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, industrial designs, and utility models, and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, certification marks, trade dress and trade names, slogans, internet domain names and social media accounts and handles, and all other source or business identifiers or designators of origin (all of the foregoing whether registered or unregistered), and all registrations and applications for registration of, and renewals and extensions of, any of the foregoing, together with the goodwill associated with any of the foregoing; (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all of the foregoing whether registered or unregistered), and all registrations and applications for registration of, and renewals and extensions of, and all moral rights associated with, any of the foregoing; (iv) trade secrets and other confidential or proprietary information, including know-how, processes, customer lists, business plans, databases, data compilations, inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, source code, methods, techniques, formulae, research and development, compositions, manufacturing processes, production processes, specifications, reports, analyses, data analytics, supplier lists, pricing information, cost information, business proposals, marketing plans, and marketing proposals; (v) Software; (vi) artificial intelligence technologies, including machine learning technologies and deep learning technologies; (vii) all economic rights of authors and inventors, however denominated; (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (ix) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Interim Period” has the meaning specified in Section 7.1.

Annex A-10

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied pursuant to a Company Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise (excluding licenses of Intellectual Property).

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) programs similar in design or function to any of the foregoing.

“Management Rollover Amount” means $83,255,936.10.

“Management Rollover Consideration” means the number of restricted Surviving Pubco Class A Shares issuable to certain current and former officers and directors of the Company, in each case as calculated and allocated pursuant to Section 3.3(a), and in the aggregate, equal to the Management Rollover Amount divided by $10.00, as rounded to the nearest whole share.

“Merger Consideration” has the meaning specified in Section 3.3(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Modification in Recommendation” has the meaning specified in Section 9.2(b).

“Nasdaq” has the meaning specified in Section 6.6(c).

“NYSE” has the meaning specified in Section 8.3.

“Off-the-Shelf Software” has the meaning set forth in Section 5.12(a)(xiii).

Annex A-11

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a Rubicon Company.

“Owned Software” means all Software that is Owned Intellectual Property.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (ix) Liens related to Indebtedness of any of the Rubicon Companies existing as of the Effective Date or as permitted by Section 7.1(l), and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, to the extent regulated by Contract, Law or privacy policy applicable to a Rubicon Company, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including or any other data that constitutes personal information or personal data under any Contract, Law or privacy policy applicable to a Rubicon Company.

“Phantom Unit Consideration” shall have the meaning set forth in Section 3.2(a)(iii).

“Phantom Unit Consideration Amount” means $15,104,235.80.

“Phantom Unitholder” means a holder of a Company Phantom Unit.

“PI Merger Consideration” shall have the meaning set forth in Section 3.3(a).

“PIPE Investment” means the purchase of shares of Surviving Pubco Class A Shares pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror upon the closing of the PIPE Investment or any Alternative PIPE Investment.

Annex A-12

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Money Equity Value” means $1,500,000,000.

“Privacy and Security Requirements” means, to the extent applicable to any Rubicon Company, (a) any Laws regulating the Processing of Protected Data including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification, 201 CMR 17.00, et seq., NY SHIELD Act, and all Laws relating to the security or protection of Personal Information; (b) the PCI DSS and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between any Rubicon Company and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures applicable to a Rubicon Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning specified in Section 12.1.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which a Rubicon Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Purchaser Payments” has the meaning set forth in Section 7.8.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

Annex A-13

“Representatives” has the meaning specified in Section 9.6(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means each Company Interest Holder that is listed on Section 1.1 of the Company Disclosure Letter.

“Software” means computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

“Sponsor” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Awards” has the meaning set forth in Section 5.7(c).

“Surviving Pubco Class A Shares” has the meaning specified in the Recitals hereto.

“Surviving Pubco Class V Shares” means the Class V common stock, par value $0.0001 per share, of Surviving Pubco following the consummation of the Domestication, with voting, but not economic rights, as set forth in Exhibit A.

“Surviving Pubco Private Placement Warrants” means the Acquiror Private Placement Warrants following the Domestication.

“Surviving Pubco Public Warrants” means the Acquiror Public Warrants following the Domestication.

Annex A-14

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, escheat, unclaimed property, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(f).

“Top Customers” has the meaning specified in Section 5.27.

“Top Haulers” has the meaning specified in Section 5.27.

“Transaction Proposals” has the meaning specified in Section 9.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trust Termination Letter” has the meaning specified in Section 8.2.

“Trustee” has the meaning specified in Section 6.8.

“Unblocked Unitholders” means the holders of Company Units other than Blocker Companies.

“Unitholder Interest Value” means, with respect to each Company Interest Holder, the value of such Company Interest Holder’s Company Units as determined in accordance with Section 9.1(b), Section 9.1(c) and the last sentence of Section 9.5(a) of the Company Operating Agreement with the “Distributable Cash” (as defined in the Company Operating Agreement) an amount equal to the Merger Consideration. For avoidance of doubt, the Unitholder Consideration for each Company Interest Holder is calculated as set forth on Schedule A of the Company Disclosure Letter.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Annex A-15

“Waived 280G Benefits” has the meaning specified in Section 7.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means the Warrant Agreement, dated as of October 14, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Winston” has the meaning specified in Section 12.18(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 7.6.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article V as qualified by the Company Disclosure Letter, in the case of a Blocker Company, Article V as qualified by the Blocker Company Disclosure Letter, or, in the case of Acquiror, Article VI as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Any actions reasonably taken in good faith (or reasonably omitted to be taken in good faith) by the Rubicon Companies or any of their Subsidiaries as a result of or in response to COVID-19 Measures shall be deemed to be in the ordinary course of business and all references to the “ordinary course of business” or “ordinary course of business consistent with past practice”, in each case of the Rubicon Companies or any of their Subsidiaries in this Agreement, shall be interpreted and qualified accordingly.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter and (iii) “to the knowledge” of Blocker Company means the knowledge of the officers of the relevant Blocker Company in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

Annex A-16

Article II
THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a) Surviving Company Merger.

(i) Following the Domestication and the consummation of the PIPE Investment, but prior to the Merger, Surviving Pubco will contribute to Merger Sub LLC (i) all of the cash and cash equivalents in the Trust Account as of the Effective Time, (ii) the proceeds from the PIPE Investment and (iii) a number of Surviving Pubco Class V Shares.

(ii) Upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, Acquiror and Merger Sub LLC shall cause the Merger to be consummated, pursuant to which Merger Sub LLC shall be merged with and into the Company, following which the separate limited liability company existence of Merger Sub LLC shall cease and the Company shall continue as the Surviving Company.

(b) Blocker Company Mergers. Immediately following the consummation of the Merger and the effectiveness of the A&R LLCA, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, each Blocker Merger Sub, each Blocker Company, each entity surviving each merger between a Blocker Merger Sub and a Blocker Company, and Surviving Pubco shall effectuate a series of mergers in such order as set forth in Section 2.1(b) of the Company Disclosure Letter.

Section 2.2. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 800 Capitol St Suite 2400, Houston, TX 77002, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3. Effective Times.

(a) Subject to the conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing a certificate of merger for the merger of Merger Sub LLC with and into the Company (the “Certificate of Merger”) with the DE SOS in accordance with the relevant provisions of the DLLCA (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

(b) Immediately following the Effective Time, the Parties hereto shall effectuate the mergers set forth in Section 2.1(b) of the Company Disclosure Letter in such order as set forth therein.

(c) For the avoidance of doubt, the Closing, the Effective Time and the effective times of those mergers set forth on Section 2.1(b) of the Company Disclosure Letter shall occur after the completion of the Domestication.

Annex A-17

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been fulfilled;

(ii) to Acquiror, the Registration Rights Agreement, duly executed by the Company and, to the extent received prior to the Closing, by the Blocked Unitholders and the Company Interest Holders;

(iii) to Acquiror, counterparts of, or joinders to, the A&R LLCA and Tax Receivable Agreement, duly executed by the Company and, to the extent received prior to the Closing, by the other parties thereto; and

(iv) to Acquiror, (x) a duly completed IRS Form W-9 from each Unblocked Unitholder, (y) a certificate dated as of the Closing Date from each Blocker Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g) and (h) and 1.1445-2(c)(3), certifying that no interest in the Blocker Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).and (z) a certificate dated as of the Closing Date from the Company that no Company Interest or Company Incentive Unit is an interest described in Treasury Regulations Section 1.1445-11T(d)(1) because (i) less than fifty percent of the value of the gross assets of the Company consists of “United States real property interests” within the meaning of Section 897(c) of the Code, or (ii) less than ninety percent of the value of the gross assets of the Company consists of “United States real property interests” within the meaning of Section 897(c) of the Code plus “cash or cash equivalents” within the meaning of Treasury Regulations Section 1.1445-11T(d)(1). Notwithstanding anything to the contrary in this Agreement, the Acquiror’s sole recourse for a failure to deliver any certificate described in this Section 2.4(a)(iv) shall be to withhold Taxes in accordance with applicable Law and Section 3.6.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been fulfilled;

(ii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;

(iii) to the Company, the A&R LLCA and Tax Receivable Agreement, duly executed by duly authorized representatives of Acquiror; and

(iv) to the Company, the written resignations of all of the directors and officers of the Acquiror Entities (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 8.6 or as otherwise agreed between the parties), effective as of the Effective Time.

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(c) Closing Financing Certificates.

(i) Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, and (D) the amount of cash available in the Trust Account as of the Closing Date prior to any distributions or payments pursuant to Section 8.2.

(ii) Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the Transaction Consideration Schedule calculated in accordance with Section 3.3(d), and (B) the unpaid Company Transaction Expenses, as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing.

(iii) Each of the financing certificates delivered pursuant to this Section 2.4(c) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

Section 2.5. Governing Documents.

(a) At the Effective Time, the certificate of formation and the operating agreement of Merger Sub LLC, each as in effect immediately prior to the Effective Time, shall become the certificate of formation and the operating agreement, respectively, of the Surviving Company, except that the name of the Surviving Company in such certificate of formation shall be amended to be “Rubicon Technologies, LLC” and the operating agreement of the Surviving Company shall be amended and restated substantially in the form attached as Exhibit C, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or limited liability company agreement, as applicable. At the Effective Time, the officers of the Company immediately prior to the Merger shall continue as the officers of the Surviving Company, each to hold office in accordance with the operating agreement of the Surviving Company.

Section 2.6. Directors and Officers. The officers of the Company shall, from and after the Effective Time, become officers of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company and applicable Law. From and after the Effective Time, the sole manager of the Surviving Company shall be the Acquiror, which shall be the managing member of the Surviving Company (and all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as of the Effective Time), until the Governing Documents of the Surviving Company are thereafter amended in accordance with the DLLCA and as provided in such Governing Documents.

Section 2.7. Tax Consequences. For U.S. federal income and all other applicable tax purposes, it is the Parties’ intention that:

(a) The Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

(b) The conversion of Acquiror Class B Ordinary Shares into Surviving Pubco Class A Shares shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code.

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(c) The receipt of the Class B Units shall be treated as a recapitalization of the Surviving Company that is tax-free under Rev. Rul. 84-52 and its progeny.

(d) To the extent the assets of Merger Sub are retained by the Surviving Company following the Closing, the Merger shall be treated as a contribution of those assets to the Surviving Company by the Surviving Pubco that is tax free under section 721(a) of the Code.

(e) To the extent assets of Merger Sub are distributed to the members of the Company, the Merger shall be treated as a taxable sale of Company Interests or Company Incentive Units, as applicable, in exchange for the distributed assets under section 707(a)(2)(B) of the Code.

(f) Each Step 1 Blocker Company Merger and Step 2 Blocker Company Merger, taken together, shall be treated as a reorganization under section 368(a) of the Code and Rev. Rul. 2001-46 that is tax-free to the Surviving Pubco under section 1032 of the Code, to the applicable Blocker Company under section 361 of the Code, and to the Blocked Unitholders under section 354 or section 356 of the Code (except to the extent of any “boot” received).

(g) Each of the Acquiror, Merger Sub Inc. 1, Merger Sub Inc. 2, and the Blocker Companies shall be parties to the applicable reorganization within the meaning of section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

Article III
EFFECTS OF THE MERGERS; CONSIDERATION

Section 3.1. Effects of the Mergers.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub LLC and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub LLC and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the effective time of each merger between a Blocker Company and Blocker Merger Sub, in each case as set forth in Section 2.1(b) of the Company Disclosure Letter (each such merger a “Step 1 Blocker Company Merger” and the effective time of such Step 1 Blocker Company Merger, a “Step 1 Effective Time”), the effect of each Step 1 Blocker Company Merger shall be as provided in this Agreement, the applicable certificate of merger filed with the DE SOS and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of each Step 1 Blocker Company Merger, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the applicable Blocker Merger Sub and the applicable Blocker Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Blocker Company, which shall include the assumption by the Surviving Blocker Company of any and all agreements, covenants, duties and obligations of the applicable Blocker Merger Sub and applicable Blocker Company set forth in this Agreement to be performed after the Effective Time and at such time as set forth in Section 2.1(b) of the Company Disclosure Letter.

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(c) At the effective time of each merger between a Surviving Blocker Company and Surviving Pubco, in each case as set forth in Section 2.1(b) of the Company Disclosure Letter (each such merger a “Step 2 Blocker Company Merger” and the effective time of such Step 2 Blocker Company Merger, a “Step 2 Effective Time”), the effect of each Step 2 Blocker Company Merger shall be as provided in this Agreement, the applicable certificate of merger filed with the DE SOS and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of each Step 2 Blocker Company Merger, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the applicable Surviving Blocker Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Surviving Pubco, which shall include the assumption by Surviving Pubco of any and all agreements, covenants, duties and obligations of the applicable Surviving Blocker Company set forth in this Agreement to be performed after the Effective Time and at such time as set forth in Section 2.1(b) of the Company Disclosure Letter.

Section 3.2. Conversion of Securities.

(a) Concurrent with the Effective Time and the adoption of the A&R LLCA:

(i) Company Units. All Company Units held by the Unblocked Unitholders shall be converted into a number of Class B Units and Surviving Pubco Class V Shares equal to the UP-C Merger Consideration and all Company Units held by Blocker Companies shall be converted into an equal number of Class B Units, and the Unblocked Unitholders and Blocker Companies shall be admitted as members of the Surviving Company. At the Effective Time, each holder of Company Units shall cease to have any other rights in and to the Company or the Surviving Company.

(ii) Company Incentive Units. All outstanding Company Incentive Units issued and outstanding immediately prior to the Effective Time will be automatically cancelled and cease to exist in exchange for Class B Units equal to PI Merger Consideration, as applicable, without interest. As of the Effective Time, each holder of Company Incentive Units shall cease to have any other rights in and to the Company or the Surviving Company.

(iii) Phantom Units. The Company Phantom Units held by the Phantom Unitholders as of immediately prior to the Effective Time will be automatically cancelled and cease to exist in exchange for a right to receive a number of restricted Surviving Pubco Class A Shares as set forth in the Transaction Consideration Schedule (the “Phantom Unit Consideration”) as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8. At the Effective Time, each holder of Company Phantom Units shall cease to have any other rights in and to the Company or the Surviving Company. Phantom Unit Consideration shall vest upon the six (6) month anniversary of the Closing Date.

(iv) Other Company Convertible Securities. Any other Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

(v) Merger Sub LLC Interests. At the Effective Time, all membership interests in Merger Sub LLC outstanding immediately prior to the Effective Time shall be converted into Class A Units equal in number to the number of Surviving Pubco Class A Shares outstanding as of immediately prior to the Effective Time (but, for such purposes, after giving effect to the Domestication and the transactions occurring at the effective time of the Domestication), and the Acquiror, as the sole holder thereof, shall automatically be admitted as the managing member of the Surviving Company.

(b) Concurrent with each Step 1 Effective Time, (i) the Class B Units held by the applicable merging Blocker Company shall be automatically converted into an equal number of Class A Units and (ii) the Blocker Company Shares of the applicable merging Blocker Company shall automatically be cancelled and converted into a right to receive the applicable pro rata portion of the Class A Merger Consideration to be distributed among such holders of Blocker Company Shares in accordance with Section 3.2(b)(ii) of the Company Disclosure Letter (the “Blocked Unitholders”).

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Section 3.3. Transaction Consideration.

(a) Merger Consideration. The aggregate value of the securities consideration to be issued to the Company Interest Holders at the Closing pursuant to the Mergers, as applicable (the “Merger Consideration”), shall be an amount equal to (a) the Pre-Money Equity Value minus (b) the Excess Cash Transaction Bonus Amount minus (c) the Management Rollover Amount minus (d) the Phantom Unit Consideration Amount. The number of securities issuable as Merger Consideration to each Company Interest Holder will equal (i) the Unitholder Interest Value divided by (ii) $10.00. Securities issuable as Merger Consideration to Company Interest Holders at the Closing will be issued in the form of: (w) in the case of the Blocked Unitholders, a number of Surviving Pubco Class A Shares (the “Class A Merger Consideration”) upon delivery of the Transmittal Documents in accordance with Section 3.5, (x) in the case of the Unblocked Unitholders, a number of Surviving Pubco Class V Shares and an equivalent number of Class B Units (the “UP-C Merger Consideration”, together with the Class A Merger Consideration, the “Unitholder Merger Consideration”) upon delivery of the Transmittal Documents in accordance with Section 3.5, (y) in the case of the Incentive Unit Holders, a number of Class B Units (the “PI Merger Consideration”) upon delivery of the Appointment Letters in accordance with Section 3.5, in each case in accordance with the Governing Documents of the Company and in such allocated amounts as set forth on the Transaction Consideration Schedule.

(b) Management Rollover Consideration. Concurrent with the issuance of Merger Consideration, certain individuals shall be entitled to receive Management Rollover Consideration in such amounts in accordance with Section 3.3(d), to be issued by Surviving Pubco as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8. Management Rollover Consideration shall vest upon the six (6) month anniversary of the Closing Date.

(c) Earnout Consideration. After the Closing, subject to the terms and conditions set forth in this Agreement, Company Interest Holders shall have the contingent right to receive Earnout Shares as additional consideration if the requirements for the receipt of such earnout payments as set forth in Section 3.4 are satisfied.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth a schedule setting forth, (i) the outstanding interests in the Company on a Company Fully Diluted Interests basis as of the date hereof and the other data and assumptions reflected therein, (ii) an illustrative allocation of the Merger Consideration and Earnout Shares (as calculated pursuant to Section 3.4) among the Company Interest Holders, (iii) the allocation of the Management Rollover Consideration, (iv) allocation of the Phantom Unit Consideration, and (v) the allocation of the Cash Transaction Bonus Amount (the “Illustrative Transaction Consideration Schedule”). Pursuant to Section 2.4(c)(ii) the Company shall deliver to the Acquiror at least three (3) Business Days prior to the Closing Date, a schedule (the “Transaction Consideration Schedule”) in substantially the same format as the Illustrative Transaction Consideration Schedule and prepared in accordance with the same principles and methodologies used in the preparation thereof with such calculation presented in each case as of the Closing Date.

Section 3.4. Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Interest Holders, as applicable, shall be issued their pro rata portion of a number of (i) Surviving Pubco Class A Shares and (ii) Class B Units (which shall trigger issuance of an equal number of Surviving Pubco Class V Shares) equal, in the aggregate, to 10,389,359, in each case as set forth on the Transaction Consideration Schedule (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration based on the performance of Surviving Pubco Class A Shares, during the five (5) year period after the Closing (the “Earnout Period”), as set forth below upon satisfaction of any of the following conditions (each, an “Earnout Condition”):

(i) In the event that (x) the VWAP of the Surviving Pubco Class A Shares equals or exceeds $14.00 per share (the “Tier I Share Price Target”) for twenty (20) of thirty (30) consecutive trading days during the Earnout Period, or (y) Surviving Pubco consummates a Change of Control in which results in the stockholders of Surviving Pubco having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the Tier I Share Price Target (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by Surviving Pubco board of directors) then, in each case, subject to the terms and conditions of this Agreement, the Company Interest Holders shall be entitled to receive from the Surviving Pubco, as additional consideration, 50% of the Earnout Shares.

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(ii) In the event that (x) the VWAP of the Surviving Pubco Class A Shares equals or exceeds $16.00 per share (the “Tier II Share Price Target”, and together with the Tier I Share Price Target, the “Share Price Targets”) for twenty (20) of any thirty (30) consecutive trading days during the Earnout Period, or (y) Surviving Pubco consummates a Change of Control which results in the stockholders of Surviving Pubco having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the Tier II Share Price Target (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by Surviving Pubco board of directors) then, in each case, subject to the terms and conditions of this Agreement, the Company Interest Holders shall be entitled to receive from Surviving Pubco, as additional consideration, the remaining 50% of the Earnout Shares.

(b) In the event that a Share Price Target is not met during the Earnout Period, the Company Interest Holders shall not be entitled to receive the applicable portion of the Earnout Shares.

(c) Each Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Earnout Condition. If an Earnout Condition is satisfied, within five (5) Business Days after the last trading day in such thirty-day period, or immediately prior to the consummation of the Change of Control, if applicable, the Surviving Pubco shall instruct the Exchange Agent to, or the Surviving Company shall, as applicable, issue the Earnout Shares earned therefrom to each Company Interest Holder in such amounts as set forth in the Transaction Consideration Schedule (the “Earnout Instruction”), with no action being required on the part of the Company Interest Holders. For the avoidance of doubt, a Company Interest Holder does not need to hold any securities in Surviving Pubco at the time an Earnout Condition is satisfied in order to be eligible to receive Earnout Shares.

(d) Until the Earnout Shares are issued in accordance with this Section 3.4, (i) the right to receive any Earnout Shares is not transferable except by operation of Law relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in the Surviving Pubco or the Company, and (ii) the Company Interest Holders shall not have any rights as a shareholder of the Surviving Pubco or a Member of the Company as a result of the right to receive any Earnout Shares hereunder.

(e) From and after the Closing, at all times an Earnout Share remains subject to an Earnout Condition, the Surviving Pubco will keep available for issuance a sufficient number of unissued Surviving Pubco Class A Shares or Surviving Pubco Class V Shares to permit the Surviving Pubco to satisfy its issuance obligations set forth in this Section 3.4 and will take all actions required to increase the authorized number of Surviving Pubco Class A Shares or Surviving Pubco Class V Shares if at any time there will be insufficient unissued Surviving Pubco Class A Shares or Surviving Pubco Class V Shares to permit such reservation.

(f) The Earnout Shares and the underlying target price for each Earnout Condition set forth in Section 3.4(a) will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Surviving Pubco Class A Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Class A Shares, occurring on or after the date hereof and prior to the time any such Earnout Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide to the Company Interest Holders the same economic effect as contemplated by this Agreement as if no change with respect to the Surviving Pubco Class A Shares had occurred.

(g) Except to the extent required to be treated as interest under applicable Law, any issuance made pursuant to Section 3.4 shall be treated as a non-taxable adjustment to the Merger Consideration by the Parties for all applicable Tax purposes, unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

Section 3.5. Letter of Transmittal; Appointment Letter.

(a) Prior to the Effective Time, the Acquiror shall appoint its transfer agent, Continental Stock & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Units (“Company Certificates”). At or prior to the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the Unitholder Merger Consideration. Prior to the Effective Time, the Acquiror or the Company, as applicable, shall send, or shall cause the Exchange Agent to send, to each applicable Company Interest Holder, a letter of transmittal for use in such exchange, in the form to be mutually agreed upon by the Company and the Acquiror (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Unitholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

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(b) Each Company Interest Holder shall be entitled to receive its applicable portion (i) of the Merger Consideration, as soon as reasonably practicable after the Effective Time, and (ii) the Earnout Shares, if any, at the time of the distribution of Earnout Shares in accordance with Section 3.4, in respect of the Company Units represented by the Company Certificate(s), but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, (ii) a properly completed and duly executed IRS Form W-8 or W-9, as applicable, and (iii) such other documents as may be reasonably requested by the Exchange Agent or the Acquiror. Until so surrendered, each Company Unit shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration and Earnout Shares attributable to such Company Certificate.

(c) Each unvested Incentive Unit Holder shall be entitled to receive its applicable portion (i) of the PI Merger Consideration and (ii) the Earnout Shares, if any, at the time of the distribution of Earnout Shares in accordance with Section 3.4, subject to the delivery to the Acquiror of a duly executed letter appointing a representative to be identified by the Company to represent such Incentive Unit Holder’s interests for the purposes and on the terms set forth therein (all such letters “Appointment Letters,” which shall be considered Transmittal Documents for all purposes hereunder except that such Appointment Letters shall not be submitted to the Exchange Agent or otherwise be subject to the provisions set forth in Section 3.5(a) hereof).

(d) Each Phantom Unitholder shall be entitled to receive its applicable portion of the Phantom Unit Consideration as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8 with the SEC, subject to the delivery (x) to the Exchange Agent of the applicable Transmittal Documents and (y) to the Company a consent for use in such exchange, in the form to be mutually agreed upon by the Company and the Acquiror.

(e) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Interests shall have been permitted in accordance with the terms of the Company’s Governing Documents and any agreement among members with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Unitholder Merger Consideration, or the Person in whose name such portion of the Unitholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Acquiror and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Interest Holder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Acquiror (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Acquiror may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Acquiror or the Surviving Company with respect to the Company Interests represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.5(f) shall be treated as a Company Certificate for all purposes of this Agreement.

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(g) After the Effective Time, there shall be no further registration of transfers of Company Interests. If, after the Effective Time, Company Certificates are presented to the Surviving Company, the Surviving Pubco or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 3.5. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Ordinary Shares or Acquiror Common Stock (and Surviving Pubco Class A Shares following the Effective Time) with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Unitholder Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Surviving Pubco shall promptly deliver to the record holders thereof, without interest, the Unitholder Merger Consideration issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Unitholder Merger Consideration.

(h) All securities issued upon the surrender of Company Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Interests.

(i) Upon receipt by the Exchange Agent of the Earnout Instruction, the Exchange Agent shall issue to the applicable Company Interest Holder (or its designee) its pro rata portion of the Earnout Shares.

(j) Notwithstanding anything to the contrary contained herein, no fraction of a share or fraction of a unit will be issued by virtue of the Mergers or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share or unit (after aggregating all fractional shares or fractional units that otherwise would be received by such holder) shall instead have the number of shares or units, as applicable, issued to such Person rounded up in the aggregate to the nearest whole share or whole unit, as applicable.

Section 3.6. Withholding. The Acquiror, Merger Sub LLC, and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement to Company Interest Holders, Incentive Unit Holders, Phantom Unitholders, and recipients of the Management Rollover Consideration, such amounts as are required to be deducted and withheld under the Code or any applicable provision of Tax Law, provided, however, no such deduction or withholding shall be made with respect to (i) any Unblocked Unitholder that has delivered a duly executed IRS Form W-9 pursuant to Section 3.5(b) or (ii) under section 1445 of the Code, in respect of a Blocker Company that that has delivered the certificate described in Section 2.4(a)(iv)(y). To the extent that amounts are so deducted and withheld, the Acquiror, Merger Sub LLC, or the Surviving Company, as applicable shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Tax Law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE Blocker COMPANIES

Except as set forth in the disclosure letter delivered to the Acquiror Entities by the Blocker Companies on the date of this Agreement (the “Blocker Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), each Blocker Company, solely on behalf of itself and in respect of the representations and warranties relating to such Blocker Company, hereby represents and warrants to the Acquiror, as follows:

Section 4.1. Blocker Company Organization. The Blocker Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

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Section 4.2. Due Authorization. The Blocker Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Blocker Company of this Agreement and the consummation by the Blocker Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Blocker Company. No corporate proceedings on the part of the Blocker Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby other than those that have already been completed. This Agreement has been duly executed and delivered by the Blocker Company and is legal, valid, binding and enforceable upon and against the Blocker Company.

Section 4.3. No Conflict. No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or at the Step 1 Effective Time or Step 2 Effective Time will be, applicable to the transactions contemplated by this Agreement. The consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation, certificate of limited partnership, or other organizational or governing documents of such Blocker Company, (b) violate any provision of, or result in the breach of or default by such Blocker Company under, or require any filing, registration, or qualification under any applicable Law, (c) require any consent, waiver, or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination, or modification of, or create in any party the right to accelerate, terminate, cancel, or modify any Contract, (d) result in the creation of any Lien upon any of the properties, rights, or assets of such Blocker Company, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation, or creation of a Lien upon any of the properties, rights, or assets of such Blocker Company, or (f) result in a violation or revocation of any license, permit, or approval from any Governmental Authority or other Person.

Section 4.4. Governmental Authorities; Consents. The execution, delivery and performance by the Blocker Company of this Agreement and the consummation by the Blocker Company of the transactions contemplated hereby do not and will not require any Governmental Authorization, except for the filings with the DE SOS contemplated by Section 2.3.

Section 4.5. Capitalization.

(a) The issued and outstanding shares or other equity interests of each Blocker Company (all such shares, collectively, the “Blocker Company Shares”) are set forth on Section 4.5(a)(i) of the Blocker Company Disclosure Letter. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Blocker Company Shares and other equity interests of the Company are set forth on Section 4.5(a)(ii) of the Blocker Company Disclosure Letter, along with the beneficial and record owners thereof, all of which Blocker Company Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Blocker Company’s Governing Documents. The Blocker Company Shares (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the applicable Blocker Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Blocker Company or any Contract to which such Blocker Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens and those imposed under such Blocker Company’s Governing Documents.

(b) There are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any Blocker Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of a Blocker Company (collectively, “Blocker Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate a Blocker Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

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(c) No Blocker Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.6. Business Activities.

(a) The Blocker Company was formed solely for the purpose of acquiring, owning, holding and disposing of those equity interests of the Company owned by it and reflected on Section 5.6(a) of the Company Disclosure Letter (the “Blocker Company Interests”). The Blocker Company (a) does not own any assets or properties other than the Blocker Company Interests owned by it, tax assets and assets incidental to maintaining its legal status or ownership of the units, (b) does not have any employees, (c) does not have any liabilities or obligations other than those arising under the Governing Documents of the Company, tax liabilities and liabilities incidental to maintaining its legal status or ownership of the units, (d) is not a party to any transaction other than the Governing Documents of the Blocker Company and the Company and this Agreement and (e) has not conducted any business operations prior to the date of this Agreement other than organizational activities, opening and maintaining bank accounts, and those operations conducted in connection with its acquisition and ownership of the Blocker Company Interests owned by it, and will not have conducted any other business operations nor incurred any additional liabilities prior to the Step 1 Effective Time and Step 2 Effective Time.

Section 4.7. Taxes.

(a) The Blocker Company has timely filed, or caused to be timely filed, all income or other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns were true, accurate, correct and complete in all material respects. All material amounts of Taxes due and owing by the Blocker Company have been paid within applicable time limits (taking into account valid extensions). The Blocker Company has paid, collected or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, and all such collected or withheld Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due. Since January 1, 2021 the Blocker Company has not incurred any material Tax liability outside the ordinary course of business. The Blocker Company has not filed any Tax Return inconsistently with the Schedule K-1 delivered to it by the Company for the taxable period to which the Tax Return relates.

(b) There is no Legal Proceeding currently pending or, to the knowledge of the Blocker Company, threatened in writing against the Blocker Company by a Governmental Authority in a jurisdiction where the Blocker Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in such jurisdiction.

(c) The Blocker Company is not being audited by any Governmental Authority in respect of any Tax nor has the Blocker Company been notified in writing or, to the knowledge of Blocker Company, orally by any Governmental Authority that any audit is contemplated or pending in respect of any Tax. There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending against the Blocker Company in respect of any Tax, and the Blocker Company has not been notified in writing of any proposed Tax claims or assessments against it.

(d) There are no Liens with respect to any Taxes upon the Blocker Company’s assets, other than Taxes described in clause (ii) of the definition of Permitted Liens.

(e) There are no outstanding agreements waiving or extending the statutory period of limitations applicable to any claim for, or the period for the collection or reassessment of, Taxes of the Blocker Company and no written request for any such waiver or extension is currently pending. There are no outstanding requests by the Blocker Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than automatic extensions of not more than six months).

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(f) The Blocker Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(g) The Blocker Company has not been a party to, participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h) The Blocker Company has no Liability or potential Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(i) The Blocker Company is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(j) The Blocker Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not and has not been (A) during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(k) The Blocker Company has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(l) The Blocker Company is, and has always been resident only in its jurisdiction of organization for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than (1) in its jurisdiction of organization or (2) by reason of being a member of the Company.

(m) The Blocker Company is, and has at all times since its formation been, classified as a corporation for U.S. federal income tax purposes.

(n) As of the Closing Date, the Blocker Company has not taken or agreed to take any action, and has no reason to believe that any conditions exist with respect to the Blocker Company that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 2.7.

Except as provided in Section 4.6, the representations and warranties in this Section 4.7 are the only representations and warranties being made by the Blocker Company with respect to Taxes.

Section 4.8. Broker’s Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Blocker Companies or any of their Affiliates for which Acquiror or any of the Blocker Companies has any obligation.

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Section 4.9. No Dissenter’s or Appraisal Rights. With respect to the transactions contemplated hereby, no holder of Blocker Company Shares is entitled to exercise any appraisal rights under the DGCL or any successor statute, or any similar dissenter’s or appraisal rights.

Section 4.10. No Additional Representation or Warranties; No Reliance. Except as provided in this Article V (as modified by the Blocker Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Blocker Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub I, Merger Sub II or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 4.10 (INCLUDING THE BLOCKER COMPANY DISCLOSURE LETTER), THE BLOCKER COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE BLOCKER COMPANY OR ITS BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Blocker Company acknowledges and agrees that, except for the representations and warranties contained in Article VI (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article VI (as modified by the Acquiror Disclosure Letter). The Blocker Company is not relying on any representations or warranties other than those representations or warranties set forth in Article VI (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in the disclosure letter delivered to the Acquiror Entities by the Rubicon Companies on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), the Company, solely on behalf of itself and its Subsidiaries and in respect of the representations and warranties relating to the Company and its Subsidiaries, hereby represents and warrants to the Acquiror, as follows:

Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing and is in good standing under the Laws of the State of Delaware, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are (i) true, correct and complete and (ii) in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Section 5.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

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Section 5.3. Due Authorization.

(a) Other than the Company Interest Holder Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other company or proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of managers of the Company has duly adopted a written consent or resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and the Company Interest Holders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other action or proceeding is required on the part of the Company or any of the Company Interest Holders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Interest Holder Approval.

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth on Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Rubicon Companies, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 5.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.5. Governmental Authorities; Consents. Except as set forth in Section 5.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Rubicon Companies with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the filings with the DE SOS contemplated by Section 2.3.

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Section 5.6. Capitalization.

(a) The issued and outstanding membership or other equity interests of the Company, as of the date of this Agreement, consists of 9,440,108 Company Common Units, warrants exercisable for 62,003 Company Common Units, 4,834,906 Series A Preferred Units, 6,774,923 Series B Preferred Units, 3,141,500 Series C Preferred Units, 2,787,707 Series D Preferred Units, and 6,530,128 Series E Preferred Units. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Units and other equity interests of the Company are set forth on Section 5.6(a) of the Company Disclosure Letter, along with the beneficial and record owners thereof. The equity interests of the Company (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens and those imposed under the Company’s Governing Documents.

(b) Except as set forth on Section 5.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c) Except as set forth in this Section 5.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens or Liens imposed by the Governing Documents of such Subsidiary.

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(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”, together with Company Awards, the “Rubicon Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except as set forth in this Section 5.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.8. Financial Statements.

(a) As used herein, the term “Financial Statements” means the (i) audited consolidated financial statements of the Company and its direct and indirect Subsidiaries (the “Target Companies”) (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020 and December 31, 2019, and the related consolidated audited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Financial Statements”), (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2021 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then ended and the related unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2021, and the related unaudited consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then ended (the “Q3 Financial Statements”). True and correct copies of the Financial Statements have been provided to the Acquiror. The Financial Statements (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated (subject, in the case of the Q3 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability.

(c) All accounts receivable reflected on the most recent balance sheet of the Company represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

(d) The Company (including, to the knowledge of the Company, any employee thereof) has not identified or been made aware of, and any independent auditor of the Company has not identified in writing to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

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Section 5.9. Undisclosed Liabilities. Except as set forth on Section 5.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Rubicon Companies, or (c) that would not, individually or in the aggregate, reasonably be expected to be material to the Rubicon Companies, taken as a whole.

Section 5.10. Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Rubicon Companies or their respective properties or assets and (b) there is no outstanding Governmental Order imposed upon any of the Rubicon Companies, nor are any properties or assets of the Rubicon Companies’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Rubicon Companies, taken as a whole.

Section 5.11. Legal Compliance.

(a) Except as set forth on Section 5.11(a) of the Company Disclosure Letter, each of the Rubicon Companies is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, reasonably be expected to be material to the Rubicon Companies, taken as a whole.

(b) For the past three (3) years, none of the Rubicon Companies has received any written notice or any written allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Rubicon Companies, taken as a whole.

(c) The Rubicon Companies maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Rubicon Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Rubicon Companies, will be prevented, detected and deterred.

Section 5.12. Contracts; No Defaults.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts with the Company or Company Subsidiary (or which the Company or a Company Subsidiary is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i) contains covenants that limit the ability of any Rubicon Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

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(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Rubicon Company having an outstanding principal amount in excess of $200,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Rubicon Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Rubicon Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Rubicon Companies under such Contract or Contracts of at least $2,500,000 per year or $10,000,000 in the aggregate;

(viii) is with any Top Customer or Top Hauler; provided, however, the Parties acknowledge and agree that no one Contract with a Top Hauler constitutes a Company Material Contract, but all Contracts in the aggregate with a Top Hauler constitute a Company Material Contract;

(ix) is between any Rubicon Company and any directors, officers or employees of a Rubicon Company providing annual base compensation equal to or greater than $250,000;

(x) obligates the Rubicon Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Rubicon Company has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than another Rubicon Company or any manager, director or officer of any Rubicon Company) with a power of attorney;

(xiii) relates to the development, ownership, licensing, enforcement, or use of any Intellectual Property by, to or from any Rubicon Company (“Company IP Licenses”), other than (A) “shrink wrap,” “click wrap,” and “off the shelf” Software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein, and (B) employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, and non-exclusive licenses in Contracts with customers or Top Haulers entered into in the ordinary course of business;

(xiv) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 5.12(a); and

(xv) an agreement with any professional employer organization, staffing company, temporary employment agency, or other service provider of any Company.

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(b) Except as set forth in Section 5.12(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 5.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Rubicon Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 5.4 and Section 5.5 of the Company Disclosure Letter are not obtained.

(c) Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Rubicon Companies, taken as a whole, (x) the Rubicon Companies have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 5.12(a) and none of the Rubicon Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Rubicon Companies or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 5.13. Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter is a true and complete list of each material Benefit Plan of a Rubicon Company (each, a “Company Benefit Plan”). No Rubicon Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with respect to entities other than the Rubicon Companies.

(b) Each Company Benefit Plan is and has been operated at all times in material compliance with the terms of such Company Benefit Plan and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Rubicon Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To any Rubicon Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, individual service provider, consultant or employee (or beneficiary thereof) of a Rubicon Company, the Company has provided to Acquiror accurate and complete copies, if applicable, of: (i) all plan documents (or, to the extent such plan has not been reduced to writing, a written summary of material terms) and agreements and related trust or custodial agreements, annuity Contracts, or other funding vehicles (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority for the past three (3) years; and (ix) Forms 1094-C and 1095-C for the three (3) previous years.

(d) With respect to each Company Benefit Plan, except as would not result in material liability for the Company, no breach of fiduciary duty has occurred. No Legal Proceeding is pending, or to any Rubicon Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration). No prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption. All contributions and premiums due through the Closing Date have been timely made as required under the terms of the Company Benefit Plans or applicable law or have been fully accrued on the Financial Statements.

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(e) None of the Rubicon Companies nor their ERISA Affiliates is a participant in, contributes to, has any obligation to contribute to, and each such entity has not, in the past six (6) years, had an obligation to contribute to, or has any liability or obligation (including any liability on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Rubicon Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Rubicon Company currently maintains or has in the past three (3) years maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) Except as set forth on Section 5.13(f) of the Company Disclosure Letter, no arrangement exists pursuant to which a Rubicon Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax or other tax on a payment to such person.

(g) Each Rubicon Company and each of their ERISA Affiliates has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code. The Rubicon Companies (i) have offered their full-time employees minimum essential coverage that is affordable and provides minimum value to the extent required to avoid a penalty under Code Section 4980H; and (ii) have satisfied the requirements of Code Sections 6055 and 6056, to the extent applicable.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) restrict the right to amend or terminate any Company Benefit Plan.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2018 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(j) There are no pending, or to the Rubicon Company’s knowledge, threatened actions, suits or claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, as applicable, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

(k) Except to the extent required by Section 4980B of the Code or similar state Law, no Rubicon Company provides health or welfare benefits to any former or retired employee or service provider or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

Section 5.14. Labor Relations; Employees.

(a) Except as set forth in Section 5.14(a) of the Company Disclosure Letter, no Rubicon Company is a party to or bound by any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Rubicon Company, and to the knowledge of any Rubicon Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees in the past three (3) years. There has not occurred or, to the knowledge of any Rubicon Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees in the past five (5) years. Section 5.14(a) of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of any Rubicon Company, threatened between any Rubicon Company and Persons employed by or providing services as independent contractors to a Rubicon Company. No current officer of a Rubicon Company has provided any Rubicon Company written or, to the knowledge of any Rubicon Company, oral notice of his or her plan to terminate his or her employment with any Rubicon Company.

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(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, each Rubicon Company (i) is and has in the last five (5) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including with respect to terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the knowledge of any Rubicon Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against a Rubicon Company, and (ii) has paid all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that have become due and payable to its employees, individual consultants, individual independent contractors, and other individual service providers pursuant to any Law or Contract or policy of any Rubicon Company, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth on Section 5.14(b) of the Company Disclosure Letter, there are no (and there has not within the last three (3) years been) Legal Proceedings pending or, to the knowledge of the Rubicon Companies, threatened against a Rubicon Company brought by or on behalf of any applicant for employment, any current or former employee intern, volunteer, consultant, independent contractor, or any Person alleging to be a current or former employee, or any Governmental Authority, arising from or relating to his or her employment or engagement, termination of employment or engagement, applicable for employment or engagement, any employee benefits, or any other employment-related Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Rubicon Companies, there has not in the past three (3) years been any act or allegation of or relating to sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any of the Rubicon Companies relating to the foregoing, in each case involving any of the Rubicon Companies or any of their respective current or former employees, officers, directors, or managers, individual independent contractors or other service providers of the Rubicon Companies, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, settlement or other arrangement been proposed or, to the Rubicon Company’s knowledge, threatened.

(c) Within the past three (3) years, no Rubicon Company has undertaken any action constituting a “plant closing” or “mass layoff” (each as defined in the WARN Act), nor has any Rubicon Company incurred any unsatisfied Liability or obligation under the WARN Act in the past three (3) years.

Section 5.15. Taxes.

(a) Each Rubicon Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns were, true, accurate, correct and complete in all material respects. All material amounts of Taxes due and owing by a Rubicon Company have been paid within applicable time limits (taking into account valid extensions), other than such Taxes for which adequate reserves in the Financial Statements have been established. Each Rubicon Company has paid, collected or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, and all such collected or withheld Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(b) There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Rubicon Company by a Governmental Authority in a jurisdiction where the Rubicon Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in such jurisdiction.

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(c) No Rubicon Company is being audited by any Governmental Authority in respect of any Tax nor has a Rubicon Company been notified in writing or, to the knowledge of the Company, orally by any Governmental Authority that any audit is contemplated or pending in respect of any Tax. There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending against a Rubicon Company in respect of any Tax, and no Rubicon Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Financial Statements have been established).

(d) There are no Liens with respect to any Taxes upon any Rubicon Company’s assets, other than Taxes described in clause (ii) of the definition of Permitted Liens.

(e) There are no outstanding agreements waiving or extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of a Rubicon Company and no written request for any such waiver or extension is currently pending. There are no outstanding requests by a Rubicon Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than automatic extensions of not more than six months).

(f) No Rubicon Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(g) No Rubicon Company has been a party to, participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h) No Rubicon Company has any Liability or potential Liability for the Taxes of another Person (other than another Rubicon Company) that are not adequately reflected in the Financial Statements (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(i) No Rubicon Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(j) No Rubicon Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been (A) during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the applicable Rubicon Company is or was the common parent corporation.

(k) Each Rubicon Company has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

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(l) No election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) has been made with respect to any Rubicon Company.

(m) As of the Closing Date, no Rubicon Company has taken or agreed to take any action, or has any reason to believe that any conditions exist with respect to the Rubicon Company that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 2.7.

(n) Except as expressly provided in Section 5.13(d), the representations and warranties in this Section 5.15 are the only representations and warranties being made by the Rubicon Companies with respect to Taxes.

Section 5.16. Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Rubicon Companies or any of their Affiliates for which Acquiror or any of the Rubicon Companies has any obligation.

Section 5.17. Insurance. Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the Insurance Policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole. The Rubicon Companies do not maintain any self-insurance programs.

Section 5.18. Licenses. Except as set forth in Section 5.18 of the Company Disclosure Letter, the Rubicon Companies maintain all Licenses necessary for the Rubicon Companies to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and all such Licenses are valid, final, and in full force and effect. Except as set forth in Section 5.18 of the Company Disclosure Letter, none of the Rubicon Companies: (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past five (5) years, has received any notice that any Governmental Authority that has issued any License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire, except as would not reasonably be expected to be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

Section 5.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Rubicon Companies as owned by a Rubicon Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Rubicon Companies are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Rubicon Companies.

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Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter contains a complete and accurate list of all premises currently leased or subleased by a Rubicon Company for the operation of the business of a Rubicon Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to the Acquiror a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Rubicon Company or any other party under any of the Company Real Property Leases, and no Rubicon Company has received notice of any such condition. No Rubicon Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

Section 5.21. Intellectual Property.

(a) Section 5.21(a)(i) of the Company Disclosure Letter sets forth an accurate and complete list of: (i) all Company Registered IP, specifying as to each item, as applicable: (A) the nature of the item, including the title (if applicable), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers; and (ii) all other material unregistered Owned Intellectual Property. Each Rubicon Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Owned Intellectual Property. No item of Company Registered IP that consists of a pending patent application fails to identify all pertinent inventors, and for each patent and patent application in the Company Registered IP, the Rubicon Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Section 5.21(a)(ii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Rubicon Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Rubicon Company has recorded all necessary assignments of all Company Registered IP.

(b) All registrations for Company Registered IP are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Company Registered IP are pending and in good standing, all without any non-governmental challenge of any kind. No Rubicon Company is party to any Contract that requires a Rubicon Company to assign to any Person all of its rights in any Intellectual Property developed by a Rubicon Company under such Contract.

(c) Except as set forth in Section 5.21(c)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Rubicon Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company Intellectual Property, nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 5.21(c)(i) of the Company Disclosure Letter, in the past six (6) years, no Rubicon Company has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property, or right of publicity, of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Rubicon Company (including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of any products or services of each Rubicon Company and the use of the Owned Intellectual Property), or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, nor to the knowledge of the Company is there a reasonable basis therefor. There are no Governmental Orders to which any Rubicon Company is a party or its otherwise bound that (i) restrict the rights of a Rubicon Company to use, transfer, license or enforce any Intellectual Property owned by a Rubicon Company, (ii) restrict the conduct of the business of a Rubicon Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Rubicon Company. Except as set forth in Section 5.21(c)(ii) of the Company Disclosure Letter, to the Company’s knowledge, no Rubicon Company is currently infringing, misappropriating, or otherwise violating, or has, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property, or right of publicity, of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or the present or past conduct of the business of each Rubicon Company, and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services. Except as set forth in Section 5.21(c)(ii) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company Intellectual Property.

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(d) All Persons involved in the development of any Owned Intellectual Property, including officers, directors, employees and independent contractors of a Rubicon Company (and each of their respective Affiliates) have assigned to the applicable Rubicon Company all Intellectual Property arising from the services performed for such Rubicon Company by such Persons. No Persons, including current or former officers, employees or independent contractors of a Rubicon Company have claimed any ownership interest in any Intellectual Property owned by a Rubicon Company and to the knowledge of the Company there is no reasonable basis therefor. The Company has taken commercially reasonable actions to protect all of the Owned Intellectual Property, including (i) the secrecy, confidentiality and value of all trade secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom the Company has a confidentiality obligation. To the knowledge of the Company, there has been no violation of a Rubicon Company’s policies or practices related to protection of Company Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Rubicon Company. To the Company’s knowledge, none of the employees of any Rubicon Company is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of such employee’s best efforts to promote the interests of the Rubicon Companies, or that would conflict with the business of any Rubicon Company as presently conducted or contemplated to be conducted.

(e) To the knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Rubicon Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Rubicon Company. Each Rubicon Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Company’s knowledge, the operation of the business of the Rubicon Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) Except as set forth in Section 5.21(e) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of, (i) any Contract providing for the license or other use of Owned Intellectual Property, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Rubicon Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Rubicon Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Rubicon Companies would otherwise be required to pay in the absence of such transactions.

(g) All Owned Software (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Rubicon Companies or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, (iii) to the Company’s knowledge, does not contain any Malicious Code, and (iv) has been maintained by the applicable Rubicon Company, in all material respects, in accordance with its contractual obligations to customers or other transferees. Except as set forth on Section 5.21(a)(ii) of the Company Disclosure Letter, no Person other than the applicable Rubicon Company possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software, and all such source code has been maintained strictly confidential. The Rubicon Companies have no obligation to afford any Person access to any such source code. The Rubicon Companies are in possession of all documentation and other materials relating to the Software used in and material to the business of each Rubicon Company that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the business of each Rubicon Company, including installation and user documentation, engineering specifications, flow charts, programmers’ notes, and know-how. No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Software or any product or service of the Rubicon Companies in any manner that may (i) require, or condition the use or distribution of any Owned Software or any such product or service on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software, product, or service or (ii) otherwise impose any material limitation, restriction, or condition on the right or ability of each Rubicon Company to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property.

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Section 5.22. Environmental Matters.

(a) Except as set forth in Section 5.22(a) of the Company Disclosure Letter, the Rubicon Companies are and for the past five (5) years have been in compliance with all Environmental Laws and all Licenses required under Environmental Law in all material respects.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any License required under Environmental Law, and none of the Rubicon Companies has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any License required under Environmental Law.

(c) There has been no Release of any Hazardous Materials by the Rubicon Companies or, to the knowledge of the Company, any other Person (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Rubicon Companies have been transported to, sent, placed or disposed of, except as would not be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

(d) None of the Rubicon Companies are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Rubicon Companies or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(e) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Rubicon Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

(f) Except as set forth on Section 5.22(f) of the Company Disclosure Letter, none of the Rubicon Companies has assumed or retained by contract, operation of law, or otherwise, or indemnified or held harmless any Person for, any material liability or material obligation under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

(g) The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Rubicon Companies concerning the environmental condition of the Leased Real Property or any real property formerly owned or leased by any of the Rubicon Companies or any non-compliance of the Rubicon Companies with, or liability of any Rubicon Company under, Environmental Law.

Section 5.23. Absence of Changes. Except as set forth in Section 5.23 of the Company Disclosure Letter, since the Interim Balance Sheet Date, (a) the Rubicon Companies have conducted the business in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of this Transactions and COVID-19 Measures), (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, any purchase, redemption or other acquisition by the Company of any securities of the Rubicon Companies, including any Rubicon Award and (d) any action taken or agreed upon by any of the Rubicon Companies that would be prohibited by Section 7.1 if such action were taken on or after the date hereof without the consent of Acquiror.

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Section 5.24. Anti-Corruption Compliance.

(a) For the past five (5) years, none of the Rubicon Companies, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Rubicon Companies, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Rubicon Companies has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Rubicon Companies.

Section 5.25. Sanctions and International Trade Compliance.

(a) The Rubicon Companies (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against any Rubicon Company related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Rubicon Companies nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Rubicon Companies, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 5.26. Information Supplied. None of the information supplied or to be supplied by the Rubicon Companies specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror Entities for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.27. Top Customers; Top Haulers. Section 5.27 of the Company Disclosure Letter sets forth, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through the Interim Balance Sheet Date, the ten (10) largest customers of the Rubicon Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Rubicon Companies (the “Top Haulers”), along with the amounts of such dollar volumes. Except as set forth on Section 5.27 of the Company Disclosure Letter, no Top Hauler within the last twelve (12) months (i) has cancelled or otherwise terminated, or, to the Company’s knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Rubicon Company or (ii) has materially decreased or, to the Company’s knowledge, threatened to stop, material decrease or limit, or, to the Company’s knowledge, intends to materially modify its material relationships with a Rubicon Company or stop, decrease or limit materially its products or services to any Rubicon Company or its usage or purchase of the products or services of any Rubicon Company.

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Section 5.28. Transactions with Affiliates. Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business or as disclosed on Section 5.28 of the Company Disclosure Letter, none of the Rubicon Companies nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Rubicon Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Rubicon Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Rubicon Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Rubicon Company in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 5.28 of the Company Disclosure Letter, no Rubicon Company has outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Rubicon Company.

Section 5.29. No Additional Representation or Warranties; No Reliance. Except as provided in this Article V (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Rubicon Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub I, Merger Sub II or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 5.29 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Company acknowledges and agrees that, except for the representations and warranties contained in Article VI (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article VI (as modified by the Acquiror Disclosure Letter). The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article VI (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.8, Section 6.11 and Section 6.14), or (ii) in the case of Acquiror Entities, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article VI), Acquiror Entities represent and warrant to the Company as follows:

Section 6.1. Acquiror Organization. Each of Acquiror Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror Entities, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub LLC and Blocker Merger Subs have no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub LLC and Blocker Merger Subs are held directly by Acquiror. Each of Acquiror Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

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Section 6.2. Due Authorization.

(a) Each Acquiror Entity has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror Entity, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Blocker Merger Subs, by Acquiror as the sole shareholder of each Blocker Merger Sub, and by Acquiror as the sole member of Merger Sub LLC, (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders and (iii) determined by the Board of Directors of each Blocker Merger Sub as advisable to each such Blocker Merger Sub and the sole shareholder of Blocker Merger Subs and recommended for approval by the sole shareholder of Blocker Merger Subs. No other action or proceeding on the part of the Acquiror Entities is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.

Section 6.3. No Conflict. Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by the Acquiror Entities and the other documents contemplated hereby by the Acquiror Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of any of the Acquiror Entities (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Acquiror Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which an Acquiror Entity is a party or by which an Acquiror Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of an Acquiror Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 6.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon an Acquiror Entity, nor are any assets of the Acquiror Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each Acquiror Entity is in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, the Acquiror Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

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Section 6.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6. Financial Statements; Internal Controls; Listing.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (the “Nasdaq”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq.

(d) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of the Acquiror Entities with respect to the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICA, (iii) the Domestication and the filing of the Certificate of Merger and certificates of merger to effectuate such mergers set forth on Section 2.1(b) of the Company Disclosure Letter with the DE SOS, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) the filing with the NYSE and Nasdaq and such other compliance with NYSE and Nasdaq rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 6.8. Trust Account. As of the date of this Agreement, Acquiror has at least $320,993,750 in the Trust Account (including, if applicable, an aggregate of approximately $11,068,750 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 14, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.

Section 6.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10. No Undisclosed Liabilities. Except for any fees and expenses payable by the Acquiror Entities as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against an Acquiror Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of the Acquiror Entities, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

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Section 6.11. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is US$50,000 divided into (i) 479,000,000 Acquiror Class A Ordinary Shares, 31,625,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, of which 7,906,250 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no such shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), together with the Acquiror Warrants and Acquiror Units, collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 15,812,500 Acquiror Public Warrants and 14,204,375 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, the Working Capital Loans, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 6.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), and the Working Capital Loans, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Merger Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub LLC and the Blocker Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

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Section 6.12. Brokers’ Fees. Except fees described in Section 6.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.13. Indebtedness. Except for such Indebtedness described on Section 6.13 of the Acquiror Disclosure Letter, as of the date hereof, none of the Acquiror Entities has any Indebtedness.

Section 6.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct, complete and accurate in all material respects. All material amounts of Taxes due and owing by Acquiror or its Subsidiaries have been paid within applicable time limits (taking into account valid extensions). All Taxes required to be paid, collected, or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, have been paid to the appropriate Governmental Authorities, collected, or withheld, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of Acquiror or its Subsidiaries.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or its Subsidiaries that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) There are no ongoing or pending Legal Proceedings with respect to any Taxes of Acquiror or its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or its Subsidiaries. There are no outstanding requests by the Acquiror for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e) Neither Acquiror nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Rubicon Companies and Blocker Companies) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(f) As of the Closing Date, the Acquiror and its Subsidiaries have not taken or agreed to take any action, and does not have any reason to believe that any conditions exist with respect to the Acquiror or any of its Subsidiaries that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 2.7. Without limiting the generality of the preceding sentence, each Blocker Merger Sub and Merger Sub LLC was formed solely to facilitate the transactions contemplated by this Agreement and has never had any activities, assets or liabilities other than in connection with such transactions.

(g) The Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

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(h) Acquiror has not been notified in writing (i) of any proposed Tax claims or assessments against the Acquiror (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP or are immaterial in amount), or (ii) that the Acquiror may be subject to Tax in a jurisdiction that is not listed on Section 6.14(g) of the Acquiror Disclosure Letter.

(i) The Acquiror and its Subsidiaries have complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(j) The Acquiror and each of its Subsidiaries is, and has always been resident only in its jurisdiction of organization for Tax purposes (in the case of the Acquiror, including its jurisdiction of organization immediately after the Domestication) and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

(k) The Acquiror is, and has at all times since its formation been, classified as a corporation and has not elected to be treated other than as a C corporation, in each case, for U.S. federal income tax purposes.

(l) As of the Closing Date, each of the Domestication and the conversion of Acquiror Class B Ordinary Shares into Surviving Pubco Class A Shares met all applicable requirements to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) and (E) of the Code (respectively).

(m) Except as expressly provided in Section 6.18, the representations and warranties in this Section 6.14 are the only representations and warranties being made by the Acquiror Entities with respect to Taxes.

Section 6.15. Business Activities.

(a) Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts in excess of $500,000 outstanding under any Working Capital Loans.

Section 6.16. Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUN”. As of the date hereof, the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUNU”. As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUNW”. Acquiror is in compliance with the rules of Nasdaq and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on Nasdaq. None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

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Section 6.17. PIPE Investment. Acquiror has made available to the Company true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have committed to provide the PIPE Investment in an amount equal to the PIPE Commitment Amount to Acquiror in connection with the transactions contemplated by this Agreement, and as of the date hereof, each such Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The shares to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the PIPE Investors against full payment therefor in accordance with the terms of each Subscription Agreement, such shares will be validly issued, fully paid and non-assessable. There are no other Contracts between Acquiror and any PIPE Investor relating to any such Subscription Agreement and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement on the Closing Date. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.18. Compensation and Benefit Matters. As of the date of this Agreement, except as contemplated by this Agreement, each of Acquiror, Merger Sub I and Merger Sub II does not sponsor, maintain or contribute to (or has any liability, contingent or otherwise with respect to) or has made any plan or commitment to establish or adopt (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (b) any other bonus, profit-sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, restricted stock unit, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, individual employment, individual consulting, executive compensation, incentive, commission, retention, change-in-control plan, policy, program, arrangement or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider of each of the Acquiror Entities or its dependents, spouses, or beneficiaries, in each case, prior to the Effective Time. Neither the execution and delivery of this Agreement by each of the Acquiror Entities nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any employee or individual independent contractor of each of the Acquiror Entities, (ii) result in any forgiveness of indebtedness to any employee or individual independent contractor of each of the Acquiror Entities, (iii) increase any benefits otherwise payable by the each of the Acquiror Entities, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code under any plan maintained by the Acquiror Entities prior to the Closing, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code with respect to any current or former officer, director, or other service provider of Acquiror Entities who is a “disqualified individual” within the meaning of Section 280G of the Code. There is no Contract or plan by which each of the Acquiror Entities is bound to compensate any current or former officer, director, or other service provider of Acquiror Entities for excise Taxes pursuant to Section 4999 of the Code.

Section 6.19. Affiliate Agreements. Except as described in the Acquiror SEC Filings, there are no material transactions, Contracts, agreements, arrangements or undertakings between Acquiror and any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror and its Subsidiaries, on the other hand.

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Section 6.20. No Additional Representation or Warranties. Except as provided in this Article VI (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Acquiror Entities nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 6.20 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF the Acquiror Entities MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE RUBICON COMPANIES OR BLOCKER COMPANIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF the Acquiror Entities OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of the Acquiror Entities acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Company Disclosure Letter) and Article IV (as modified by the Blocker Company Disclosure Letter), neither Company or its Affiliates nor the Blocker Companies nor any of their Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Rubicon Companies or Blocker Companies or the transactions contemplated hereunder, including in respect of the Company or Blocker Companies and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Company Disclosure Letter) and Article IV (as modified by the Blocker Company Disclosure Letter). Each of the Acquiror Entities is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Company Disclosure Letter) and Article IV (as modified by the Blocker Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article VII
COVENANTS OF THE COMPANY

Section 7.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measures):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) (i) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Rubicon Companies (including Rubicon Awards) or (ii) make or declare any cash or non-cash dividend or distribution to the Company Interest Holders, or make any other distributions in respect of any of the equity interests of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Rubicon Companies, except for (i) the acquisition by the Rubicon Companies of any shares of capital stock, membership interests or other equity interests (other than Rubicon Awards) of the Rubicon Companies in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

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(e) enter into, modify or otherwise amend, waive any material right or obligation, or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.12(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practices or as required by Law;

(f) enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company (other than Agreements between or among the Rubicon Companies);

(g) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Rubicon Companies, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (ii) transactions in the ordinary course of business consistent with past practice;

(h) except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 5.12 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Rubicon Companies, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation equal to or greater than $250,000, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business consistent with past practice), (iv) increase the cash compensation or cash bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Rubicon Companies, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Rubicon Companies;

(i) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Rubicon Companies as the bargaining representative for any employees of the Rubicon Companies;

(j) terminate the employment of any officer or other key employee or any group of employees (in each case, other than for cause), or hire any employee with base annual compensation equal to or greater than $250,000;

(k) (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business;

(l) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Rubicon Companies, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act) in excess of $75,000,000 individually or $95,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $75,000,000 individually or $95,000,000 in the aggregate, except in the ordinary course of business consistent with past practice, (iv) make or commit to make capital expenditures other than in an amount not in excess of $50,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Rubicon Companies in connection with any Indebtedness thereof (other than Permitted Liens);

(m) (i) Make, change or rescind any material election relating to Taxes, (ii) adopt or change any annual Tax accounting period or any material accounting method or policies with respect to Taxes, (iii) settle, compromise or abandon any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material liability for Taxes, (iv) enter into any closing agreement with respect to any material amount of Taxes, (v) amend any material Tax Return, (vi) surrender any claim for material refund, or (vii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (viii) enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), excluding, in each case, actions taken within the ordinary course of business consistent with past practices;

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(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Rubicon Company (other than the Mergers);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than in the ordinary course of business or where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing;

(p) transfer, dispose of, abandon or permit to lapse any rights to any material Intellectual Property owned by the Rubicon Companies except for in the ordinary course of business, in the exercise of reasonable business judgment or the expiration of Company Registered IP in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(q) terminate without replacement or amend in a manner materially detrimental to the Rubicon Companies, taken as a whole any License or Insurance Policy; or

(r) authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 7.1.

Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, by the Rubicon Companies or its Subsidiaries in response to the COVID-19 pandemic (including pursuant to any applicable Law, directive, pronouncement or guideline issued by a Governmental Authority related to the COVID-19 pandemic) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act.

Section 7.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Rubicon Companies by third parties that may be in the Rubicon Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Rubicon Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Rubicon Companies, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Rubicon Companies as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Rubicon Companies without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Rubicon Companies in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

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Section 7.3. Preparation and Delivery of Additional Company Financial Statements.

 (a) As soon as reasonably practicable, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings unitholders’ equity and cash flows of the Target Companies as of and for the year ended December 31, 2021 (the “2021 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to May 16, 2022, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, unitholders’ deficit, and cash flow of the Target Companies as of and for the three-month period ended March 31, 2022, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

Section 7.4. Affiliate Agreements. All Contracts set forth on Section 7.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Rubicon Companies or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 7.4 of the Company Disclosure Letter.

Section 7.5. Consents. The Rubicon Companies and Blocker Companies shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 5.4, and Section 7.5 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 5.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. Subject to Laws relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company and Blocker Companies on the information provided in connection with obtaining such consents and as to the form and substance of such consents. Acquiror and its Subsidiaries shall cooperate with and assist the Company and Blocker Companies in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Acquiror nor its Subsidiaries shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 7.6. Company Interest Holder Approval. After the execution of this Agreement and in accordance with the DLLCA, the Company shall use its reasonable best efforts to solicit (a) the agreement and written consent of the Company Interest Holders (the “Written Consent”) to approve, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law, this Agreement and the transactions contemplated thereby and (b) all other consents necessary pursuant to the Company’s Governing Documents to effectuate the transactions contemplated by this Agreement (the “Company Interest Holder Approval”). The Company shall recommend the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby by the Company Interest Holders and shall not withdraw, amend or modify, or propose to resolve to withdraw, amend or modify such recommendation. The Company shall comply with the DLLCA and all other applicable Law with respect to the submission to the Company Interest Holders of this Agreement, the Mergers and the transactions contemplated hereby, the distribution to the Company Interest Holders of any solicitation materials (or any amendment or supplement thereto) and the solicitation of the Written Consent.

Section 7.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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Section 7.8. 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven (7) business days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.8 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. In connection with the foregoing, Acquiror shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Acquiror or its Affiliates (“Purchaser Payments”), together with all Section 280G payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least twenty (20) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 7.8 or otherwise in this Agreement, to the extent Acquiror has provided inaccurate information, or the Acquiror’s omission of information has resulted in inaccurate information, with respect to any Purchaser Payments, and such inaccurate information is not corrected prior to the Closing, there shall be no breach of the covenant contained herein or the representation set forth in Section 5.13(f) above to the extent caused by such inaccurate or omitted information. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the Company Interest Holders was solicited in accordance with the foregoing and whether the requisite number of votes was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.9. Blocker Company Conduct of Business. During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each Blocker Company shall (i) cause the business of the Blocker Company to be conducted only in the ordinary course of business consistent with past practice and (ii) not make, change or revoke any Tax election, change any method of Tax accounting, change any Tax period, amend any Tax Return, enter into any closing agreement with respect to Taxes, or settle or compromise any Tax claim, or enter into any Tax sharing or similar agreement.

Article VIII
COVENANTS OF ACQUIROR

Section 8.1. Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (i) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (ii) pay all amounts due in respect of the Company Transaction Expenses and Acquiror Transaction Expenses, and (iii) immediately following the payments described in clauses (i) and (ii) above, pay all remaining amounts then available in the Trust Account to the account(s) designated in writing by Acquiror, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

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Section 8.3. Listing. From the date hereof through the Domestication, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq (b) prepare and submit to the New York Stock Exchange (the “NYSE”) a listing application, if required under NYSE rules and regulations, as promptly as practicable after the execution of this Agreement, covering the shares of Surviving Pubco Class A Shares and Surviving Pubco Public Warrants, and (c) obtain approval for the listing of such shares of Surviving Pubco Class A Shares and Surviving Pubco Public Warrants. The Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 8.4. Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i) change, modify or amend or seek any approval from the Acquiror Shareholders to change, modify or amend, the Trust Agreement or any other agreement related to the Trust Account or the Governing Documents of the Acquiror Entities, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Acquiror Entities, other than a redemption of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(iv) create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Rubicon Companies or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, including any Working Capital Loan in excess of $500,000 (provided that any Working Capital Loans outstanding immediately prior to the Closing shall be repaid in cash and shall constitute Acquiror Transaction Expenses);

(v) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuances contemplated by Article III or issuances of Surviving Pubco Class A Shares pursuant to the PIPE Investment or any Alternative PIPE Investment, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

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(vi) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Mergers);

(vii) except the Ancillary Agreements, enter into, review or amend any Contract with an Affiliate (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(viii) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(ix) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(xi) enter into any agreement to do any action prohibited under this Section 8.4.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.

Section 8.5. PIPE Subscriptions.

(a) Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the PIPE Commitment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Surviving Pubco Class A Shares contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to (i) comply with respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, (iv) consummate the PIPE Investment when required pursuant to this Agreement, and (v) enforce its rights under the Subscription Agreements, in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

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(b) Without limiting the generality of Section 8.5(a), Acquiror shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

(c) Acquiror may arrange for the purchase by third Persons of additional Surviving Pubco Class A Shares at a price per share of not less than $10.00 and on substantially the same terms as the PIPE Investment in effect as of the date hereof (including using subscription agreements in the same form as the Subscription Agreements entered into as of the date hereof), in an aggregate amount not to exceed $200,000,000 without the prior written consent of the Company, and such amounts shall be included within the definition and amount of the PIPE Investment Amount and Available Cash Amount for all purposes hereunder (including for purposes of Section 10.3(e)).

(d) If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall promptly use its commercially reasonable efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, Acquiror shall use its commercially reasonable efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Surviving Pubco Class A Shares containing terms and conditions not less favorable from the standpoint of Acquiror and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the commercially reasonable good-faith judgment of Acquiror and the Company). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Surviving Pubco Class A Shares under any Alternative Subscription Agreement.

Section 8.6. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the DE SOS a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Domesticated Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Domesticated Bylaws, (c) causing the directors and officers set forth on Section 8.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal and (d) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Surviving Pubco Class A Share; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Surviving Pubco Class A Share; (iii) each then issued and outstanding Acquiror Public Warrant shall convert automatically into one (1) Surviving Pubco Public Warrant, pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant shall convert automatically into one (1) Surviving Pubco Private Placement Warrant, pursuant to the Warrant Agreement; and (v) each then issued and outstanding Acquiror Unit shall, to the extent not already split into underlying Surviving Pubco Class A Shares and Surviving Pubco Public Warrants by the holder thereof, convert automatically, into one (1) Surviving Pubco Class A Share and one-half of one Surviving Pubco Public Warrant.

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Section 8.7. Post-Closing Directors and Officers of Acquiror. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Surviving Pubco shall consist of nine (9) directors, a majority of which will be independent under NYSE rules and regulations, and shall initially include:

(i) seven (7) director nominees designated by the Company’s Board of Directors, one of whom shall serve as the chairperson of the Board of Directors;

(ii) two (2) director nominees designated by the Acquiror, who will each qualify as independent under applicable NYSE rules and regulations.

(b) If any Person nominated pursuant to Section 8.7(a) is not duly elected at the Acquiror’s Shareholder Meeting, the Parties shall take all necessary action to fill any such vacancy on the board of directors of Acquiror with an alternative Person designated by the Company’s Board of Directors or Acquiror pursuant to Section 8.7(a).

Article IX
JOINT COVENANTS

Section 9.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d) With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the Surviving Pubco Class A Shares and Surviving Pubco Public Warrants to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares, Acquiror Public Warrants and Acquiror Units comprising such, respectively, in the Domestication, (B) the Surviving Pubco Private Placement Warrants to be issued in exchange for the issued and outstanding Acquiror Private Placement Warrants, in the Domestication, (C) the shares of Surviving Pubco Class A Shares underlying the Surviving Pubco Public Warrants and Surviving Pubco Private Placement Warrants, and (D) the shares of Surviving Pubco Class A Shares issuable as Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE and Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

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(ii) To the extent not prohibited by Law, Acquiror shall advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

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(b) Acquiror Shareholder Approvals. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the Acquiror (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Transaction Proposals, (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption and (c) procure the passing of the Acquiror Class B Ordinary Resolution. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, including approval of Mergers, (B) adoption and approval of the Domestication in accordance with applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the Domesticated Charter (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Merger Consideration in connection with the Mergers and the issuance of Surviving Pubco Class A Shares in connection with the PIPE Investment, (E) approval of the adoption of the incentive equity plan (the “Incentive Plan”) in the form reasonably agreed to by the Parties and approved by the board of directors of the Acquiror prior to filing the Registration Statement (with such changes as may be agreed in writing by Acquiror and the Company), (F) election of directors effective as of the Closing as contemplated by Section 8.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”), except as required by applicable Law. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, and by way of the Acquiror Class B Ordinary Resolution, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 9.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 9.4. Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be treated as set forth in Section 2.7. The Parties shall maintain their books and records and file or cause to be filed all federal, state and local income Tax Returns and schedules thereto in a manner consistent with Section 2.7, except as otherwise required by a change in applicable Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

(b) Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the Mergers will be paid by the Acquiror when due, and Acquiror will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(c) Without the prior written consent of the Company Interest Holders and Incentive Unit Holders, Acquiror, the Company, and their respective Affiliates shall not, with respect to any Pre-Closing Tax Period, make, change or rescind any Tax election, claim a refund, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction, in each case, that would have, or reasonably be expected to have, the effect of (1) increasing the Tax liability of any of the Rubicon Companies in respect of any Pre-Closing Tax Period or portion thereof or (2) increasing the Tax liability, or giving rise to other liabilities, on the part of any Company Interest Holders or Incentive Unit Holders.

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(d) Acquiror and the Company agree to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Rubicon Companies as is reasonably necessary for the filing of all Tax Returns of or with respect to any Rubicon Company, the making of any election related to Taxes of or with respect to any Rubicon Company, the preparation for any audit by any Tax authority and the prosecution or defense of any claim or other disputes relating to any Tax Return of or with respect to any Rubicon Company. Acquiror and the Company will cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to any Rubicon Company.

(e) The Company and each relevant Rubicon Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(f) The Parties agree that, for U.S. federal income tax purposes, any Cash Transaction Bonus Amount and Company Transaction Expenses shall be allocated and attributable to a Pre-Closing Tax Period to the maximum extent allowed under applicable Law.

Section 9.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 9.6. No Solicitation.

(a) Except as set forth in Section 9.6(a) of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its respective employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than Acquiror and its agents, representatives, advisors) concerning any debt or equity financing (other than any such debt or equity financing contemplated or permitted under this Agreement), merger, acquisition, consolidation, sale of all or substantially all of the ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. Notwithstanding anything to the contrary, the foregoing shall not restrict the Company’s Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than the Rubicon Companies.

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(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Acquiror and its Subsidiaries shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, purchase of all or substantially all of the ownership interests or assets of Acquiror, recapitalization or similar business combination transaction (each, a “Acquiror Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an Acquiror Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination. Acquiror and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Acquiror Business Combination. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(c) The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Acquiror if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If the Company or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination, such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

(d) Acquiror shall promptly notify the Company if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Acquiror Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If Acquiror or its Representatives receives an inquiry, proposal, offer or submission with respect to an Acquiror Business Combination such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

Section 9.7. Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article V or of any covenant that would cause the conditions set forth in Section 10.2(a) or Section 10.2(b), as applicable, or not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article VI or of any covenant that would cause the conditions set forth in Section 10.3(a) or Section 10.3(b), as applicable, or not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach.

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Section 9.8. Indemnification; Directors’ and Officers’ Insurance.

(a) Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the managers and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 9.8 of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Company shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were managers or officers of the Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law. Prior to the Effective Time, the Company may, at its option, enter into customary indemnification agreements with its existing managers and officers in a form reasonably acceptable to Acquiror, and Acquiror agrees that any such indemnification agreements shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing in accordance with their terms.

(b) None of Acquiror or the Company shall have any obligation under this Section 9.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at its option and at or prior to the Closing, and Acquiror shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Tail Policy”). Any such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof.

(d) Prior to the Effective Time, Acquiror shall purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. If Acquiror elects to purchase such an Acquiror D&O Tail Policy prior to the Effective Time, Acquiror will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e) If Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or the Company shall assume all of the obligations set forth in this Section 9.8 unless otherwise assumed by operation of Law.

(f) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 9.8 are intended to be third-party beneficiaries of this Section 9.8. This Section 9.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 9.9. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company or the Acquiror (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Section 9.10. Employment Agreements. At the Closing, the Surviving Company and Surviving Pubco shall work in good faith to assign or cause to be assigned the Amended Employment Agreement to Surviving Pubco.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.1. Mutual Closing Conditions. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approvals shall have been obtained;

(b) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(c) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) The Domesticated Charter shall have been filed with the DE SOS at or prior to the Closing and prior to the consummation of the Mergers; and

(g) The shares of Surviving Pubco Class A Shares and Surviving Pubco Public Warrants to be issued in connection with the Mergers and Closing shall have been approved for listing on NYSE pursuant to Section 8.3.

Section 10.2. Conditions to Obligations of Acquiror Entities. The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company set forth in Section 5.1 (Company Organization), Section 5.2 (Subsidiaries) other than the last sentence thereof, Section 5.3 (Due Authorization), Section 5.6(a) (Capitalization), and Section 5.16 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Rubicon Companies shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

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(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement;

(d) The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a) and Section 2.4(c)(ii); and

(e) The Company Interest Holder Approval shall have been obtained.

Section 10.3. Conditions to the Obligations of the Rubicon Companies and Blocker Companies. The obligation of the Rubicon Companies and Blocker Companies to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of the Acquiror set forth in Section 6.1 (Acquiror Organization), Section 6.2 (Due Authorization), Section 6.11 (Capitalization of Acquiror), and Section 6.12 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article VI other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b) The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(d) Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(c)(i); and

(e) The Available Cash Amount shall equal or exceed $111,000,000.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 11.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(c) by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

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(d) by written notice of Acquiror if the Company shall not have obtained the Company Interest Holder Approval and delivered to Acquiror, within one (1) business day prior to the Acquiror Shareholders’ Meeting, evidence that the Company Interest Holder Approval has been obtained;

(e) by written notice of the Company or Acquiror if the Closing has not occurred on or before the date that is eight (8) months after the date of this Agreement (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article X); provided, however, that if the Acquiror Shareholder Approval is obtained prior to the Agreement End Date, the Agreement End Date shall be extended by thirty (30) days.

(f) by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and any of Acquiror, Merger Sub I or Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; or

(g) by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub I or Merger Sub II set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

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Article XII
MISCELLANEOUS

Section 12.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-258158) (the “Prospectus”), substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its income Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the Acquiror Ordinary Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to an Acquiror Entity prior to the Closing, to:

Founder SPAC
11752 Lake Potomac Drive
Potomac, Maryland 20854

Attention:	Osman Ahmed
Email:	osman@founderspac.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol St Suite 2400
Houston, TX 77002

Attention:	Michael Blankenship James R. Brown Louis B. Savage

Email:	mblankenship@winston.com jrbrown@winston.com lsavage@winston.com

Annex A-70

(b) If to the Rubicon Companies or Blocker Companies prior to the Closing, or to Surviving Pubco, to:

Rubicon Technologies, LLC
950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attn:	William Meyer, General Counsel

Email:	bill.meyer@rubicon.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Ave.
New York, NY 10166

Attention:	Saee Muzumdar Evan D’Amico

Email:	SMuzumdar@gibsondunn.com EDAmico@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30075

Attention:	Scott A. Augustine

Erica L. Opitz

Email:	scott.augustine@chamberlainlaw.com

erica.opitz@chamberlainlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.4 shall be null and void, ab initio.

Section 12.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 9.8 (which shall be for the benefit of the D&O Persons), (b) the provisions of Section 12.18 (which shall be for the benefit of GDC and Winston), and (c) the provisions of Section 12.16 (which shall be for the benefit of the Persons described therein).

Section 12.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 8.2.

Section 12.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Annex A-71

Section 12.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Confidentiality Agreement, dated as of October 20, 2021, between Acquiror and the Company (the “Confidentiality Agreement”), (c) the Domesticated Charter, (d) the Domesticated Bylaws, (e) the A&R LLCA, (f) the Sponsor Support Agreement, (g) the Voting Agreements, (h) the Lock-Up Agreements, (i) the Subscription Agreements, (j) the Tax Receivables Agreement, (k) the Registration Rights Agreement, and (l) the Incentive Plan (clauses (b) through (l), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b) The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 12.12. Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company equity holders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.

Section 12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Annex A-72

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or its Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Annex A-73

Section 12.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Founder Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Winston & Strawn LLP (“Winston”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Founder Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Founder Group, on the one hand, and Winston, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Founder Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of Acquiror.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Founder Group, on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”) and Chamberlain, Hrdlicka, White, Williams & Aughtry (“CHWWA”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and GDC or CHWWA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

[Remainder of page intentionally left blank]

Annex A-74

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FOUNDER SPAC

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

RAVENCLAW MERGER SUB LLC

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Manager

RUBICON TECHNOLOGIES, LLC

By:	/s/ Nathaniel R. Morris
Name:	Nathaniel R. Morris
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-75

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RAVENCLAW MERGER SUB CORPORATION 1

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

RAVENCLAW MERGER SUB CORPORATION 2

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

RAVENCLAW MERGER SUB CORPORATION 3

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-76

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BOOM CLOVER BUSINESS LIMITED

By:	/s/ Odilo Werlen
Name:	Odilo Werlen
Title:	Authorized Signatory/Director

NZSF FRONTIER INVESTMENTS INC.

By:	/s/ Hishaam Mirza
Name:	Hishaam Mirza
Title:	Director

PLC BLOCKER A LLC

By:	/s/ Daniel Platt
Name:	Daniel Platt
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-77

EXHIBIT A

[Included as Annex B to this proxy statement/consent solicitation statement/prospectus]

Annex A-78

EXHIBIT B

[Included as Annex C to this proxy statement/consent solicitation statement/prospectus]

Annex A-79

EXHIBIT C

[Included as Annex D to this proxy statement/consent solicitation statement/prospectus]

Annex A-80

EXHIBIT D

[Included as Annex F to this proxy statement/consent solicitation statement/prospectus]

Annex A-81

EXHIBIT E

[Included as Annex G to this proxy statement/consent solicitation statement/prospectus]

Annex A-82

EXHIBIT F

[Included as Annex H to this proxy statement/consent solicitation statement/prospectus]

Annex A-83

EXHIBIT G

[Included as Annex E to this proxy statement/consent solicitation statement/prospectus]

Annex A-84

EXHIBIT H

[Included as Annex J to this proxy statement/consent solicitation statement/prospectus]

Annex A-85

EXHIBIT I

[Included as Annex I to this proxy statement/consent solicitation statement/prospectus]

Annex A-86

Annex B

CERTIFICATE OF INCORPORATION

OF

RUBICON TECHNOLOGIES, INC.

(a Delaware corporation)

Rubicon Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), does hereby certify as follows:

ARTICLE I

NAME

The name of the Corporation is Rubicon Technologies, Inc.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 838 Walker Road, Suite 21-2, Dover, Delaware 19904, Kent County. The name of its registered agent at such address is Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904, Kent County.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares that the Corporation shall have authority to issue is [●] shares, of which [●] shares shall be designated as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), [●] shares shall be designated as Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and [●] shares shall be designated as preferred stock, par value $[●] per share (the “Preferred Stock”).

Annex B-1

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock, as such, and Class V Common Stock, as such, shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and each holder of Class V Common Stock shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board”). Except as otherwise provided under this Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of Class V Common Stock.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class V Common Stock shall not be entitled to receive any assets upon dissolution, liquidation or winding up of the Corporation.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article (including any Preferred Stock Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5 No Redemption; Cancellation. The Common Stock is not redeemable. One share of Class V Common Stock will be automatically cancelled upon the exchange of a Class B Unit (as defined herein) for a share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies Holdings, LLC (“Rubicon LLC”), as the same may be amended, modified, supplemented and/or restated from time to time (the “LLC Agreement”).

Section 4.6 No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

Annex B-2

Section 4.7 Exchange.

(a) Rubicon LLC has issued units designated as “Class A Units” (each, a “Class A Unit”) and “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units is referred to herein as a “Class B Holder.”

(b) Pursuant to and subject to the terms of the LLC Agreement, each Class B Holder has the right to surrender a Class B Unit to Rubicon LLC (at which point one share of Class V Common Stock held by such Class B Holder will be automatically cancelled pursuant to Section 4.5 of this Certificate of Incorporation), in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein and in the LLC Agreement.

Section 4.8 Retirement of Class V Common Stock. If any outstanding share of Class V Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and upon such transfer shall be automatically retired and shall thereupon be restored to the status of an authorized but unissued share of Class V Common Stock of the Corporation.

Section 4.9 Further Issuances of Class V Common Stock. No shares of Class V Common Stock shall be issued at any time after the filing and effectiveness of this Certificate of Incorporation except to a Class B Holder in a number necessary to maintain a one-to-one ratio between the number of Class B Units and the number of shares of Class V Common Stock outstanding.

Section 4.10 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting Exchanges (as defined in the LLC Agreement), such number of shares of Class A Common Stock as shall be deliverable under the LLC Agreement to effect any such Exchanges.

Section 4.11 Protective Provisions. Until such time as no shares of Class V Common Stock (such number to be adjusted to account for any division (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation) remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 4.7, Section 4.10, this Section 4.11 or Section 4.12 (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class V Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

Section 4.12 Reclassifications, Mergers and Other Transactions.

(a) If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class V Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class V Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class V Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Rubicon LLC to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

Annex B-3

(b) The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each share of Class V Common Stock together with one Class B Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, it would have been entitled to had it been exchanged into Class A Common Stock pursuant to the LLC Agreement immediately before such consolidation, merger, combination or other transaction (assuming for purposes of this determination that the Class B Holder was entitled to make such exchange). The consideration for each share of Class V Common Stock together with one Class B Unit shall be deemed to satisfy the immediately preceding sentence, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board in good faith) to maintain the relative voting power of each share of Class V Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.12(b) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding Class A Common Stock and (B) the holders of a majority of the outstanding Class V Common Stock, each of (A) and (B) voting as separate classes.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Classification.

(a) Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section 5.2.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Annex B-4

(c) Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation, shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

ARTICLE VI

STOCKHOLDER ACTION

Section 6.1 No Action Without Meeting. Except with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 6.2 Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board, the Chairman of the Board, or the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board.

Annex B-5

ARTICLE VII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII
corporate opportunity

Section 8.1 General. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 8.2 No Duty to Refrain, Communicate or Offer. No Non-Employee Director or his or her Affiliates or Affiliated Entities (collectively, the “Identified Persons” and each, individually, an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly: (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time; or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 8.3 hereof. Subject to Section 8.3 hereof, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (as defined below).

Section 8.3 Offers Presented Solely in Capacity as Director or Officer. Subject to Section 8.4 hereof, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such Non-Employee Director solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 8.2 hereof shall not apply to any such corporate opportunity.

Annex B-6

Section 8.4 Matters Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; (c) is one in which the Corporation has no interest or reasonable expectancy; or (d) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate or Affiliated Entity over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Section 8.5 Certain Definitions. For purposes of this Article:

(a) “Affiliate” means: (i) when used in reference to the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) when used in reference to a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation);

(b) “Affiliated Entity,” when used in reference to a member of the Board, means: (i) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation); (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person; or (iii) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and

(c) “Person” means any individual and any corporation, partnership, unincorporated association or other entity.

Section 8.6 Notice and Consent. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 8.7 Amendments; Non-Exclusivity. Neither the alteration, amendment, addition to or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, IX, and X of this Certificate of Incorporation.

Annex B-7

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Section 11.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any individual or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 11.2 Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any individual, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other individuals or entities or circumstances shall not in any way be affected or impaired thereby.

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Annex B-8

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [●] day of [●], 2022.

By:
Name:
Title:

Signature Page to Certificate of Incorporation

Annex B-9

Annex C

BYLAWS

OF

RUBICON TECHNOLOGIES, INC.

(a Delaware corporation)

Article I
CORPORATE OFFICES

Section 1.1 Registered Office. The registered office of Rubicon Technologies, Inc. (the “Corporation”) shall be fixed in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Corporation may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the board of directors of the Corporation (the “Board of Directors”) shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.2 Special Meeting. Special meetings of stockholders may be called only in the manner set forth in the Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”). The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

Annex C-1

Section 2.3 Notice of Stockholders’ Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, if the meeting is to be held solely by means of remote communications, the means for accessing the list of stockholders contemplated by Section 2.5 of these Bylaws, shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.

(b) Except as otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given: (i) if mailed, when notice is deposited in the U.S. mail, postage prepaid; and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.

(c) So long as the Corporation is subject to the Securities and Exchange Commission’s proxy rules set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notice shall be given in the manner required by such rules. To the extent permitted by such rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”). If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the DGCL.

(d) Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the DGCL and shall be deemed given as provided therein.

(e) An affidavit that notice has been given, executed by the Secretary of the Corporation (the “Secretary”), Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

(f) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.6(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4 Organization.

(a) Unless otherwise determined by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board of Directors (the “Chairman”), or in his or her absence, by the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or, in his or her absence, by another person designated by the Board of Directors. The Secretary, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

Annex C-2

(b) The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made, pursuant to Section 2.10(c)(i) of these Bylaws, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.10 of these Bylaws), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5 List of Stockholders. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6 Quorum. Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

Annex C-3

Section 2.7 Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8 Voting; Proxies.

(a) Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b) Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation), these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

(c) Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or an executed new proxy bearing a later date.

Section 2.9 [Submission of Information by Director Nominees.]

(a) To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary at the principal executive offices of the Corporation the following information:

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(i) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person: (A) consents to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election; (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation; or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; and (D) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and

(ii) all completed and signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these Bylaws, any law, rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) (all of the foregoing, “Questionnaires”). The Questionnaires will be promptly provided following a request therefor.

(b) A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

(c) Notwithstanding any other provision of these Bylaws, if a stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 2.10, the Questionnaires described in Section 2.9(a)(ii) above and the additional information described in Section 2.9(b) above shall be considered timely if provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request, and all information provided pursuant to this Section 2.9 shall be deemed part of the stockholder’s notice submitted pursuant to Section 2.10.

Section 2.10 Notice of Stockholder Business and Nominations.

(a) Annual Meeting.

(i) Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any authorized committee thereof); or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(a) is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.10(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).

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(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.10(c)(ii) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held [or deemed to have been held] in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(ii) below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. For purposes of this Section 2.10, the [●] annual meeting of stockholders shall be deemed to have been held on [●]. Such stockholder’s notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) the information required to be submitted by nominees pursuant to Section 2.9(a) above;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1) the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;

(2) the class or series and number of shares of stock of the Corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and

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(3) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business;

(D) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):

(1) the class or series and number of shares of stock of the Corporation which are beneficially owned (as defined in Section 2.10(c)(ii) below) by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting;

(2) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or control person and any other person, including, without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(3) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

(4) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Corporation’s stock required to approve or adopt the business to be proposed in the case of other business.

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(iii) Notwithstanding anything in Section 2.10(a)(ii) above or Section 2.10(b) below to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.10 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under clauses (ii)(C)(2) and (ii)(D)(1)-(3) of this Section 2.10(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.

(iv) This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(v) Notwithstanding anything in this Section 2.10(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice in accordance with Section 2.10(a)(ii) above, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors (or any authorized committee thereof); or (ii) provided that one or more directors are to be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.10(a) above and provides the additional information required by Section 2.9 above. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 2.10(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(c) General.

(i) Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.10. Except as otherwise required by law, each of the Chairman, the Board of Directors or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10 (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 2.10). If any proposed nomination or other business is not in compliance with this Section 2.10, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Chairman, the Board of Directors or the chairman of the meeting, if the stockholder does not provide the information required under Section 2.9 or clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)-(3) of this Section 2.10 to the Corporation within the time frames specified herein, any such nomination shall be disregarded and any such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Chairman, the Board of Directors or the chairman of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business (whether pursuant to the requirements of these Bylaws or in accordance with Rule 14a-8 under the Exchange Act), such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii) For purposes of this Section 2.10, the “close of business” shall mean [6:00 p.m. local time] at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the [Dow Jones News Service, Associated Press] or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 2.10, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(iii) Nothing in this Section 2.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation (including any Preferred Stock Designation).

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Section 2.11 Inspectors of Election. Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;

(b) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(c) count and tabulate all votes and ballots; and

(d) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Section 2.12 Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.13 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

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Article III
DIRECTORS

Section 3.1 Powers. Except as otherwise required by the DGCL or as provided in the Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number and Election. Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. At any meeting of stockholders at which directors are to be elected, directors shall be elected by a plurality of the votes cast. Directors need not be stockholders unless so required by the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law or provided for or fixed pursuant to the Certificate of Incorporation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.4 Resignations and Removal.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman or the Secretary. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Directors of the Corporation may be removed from office only in the manner provided in and to the extent permitted in the Certificate of Incorporation.

Section 3.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.6 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

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Section 3.7 Remote Participation in Meetings. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8 Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the total number of directors then authorized shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9 Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.10 Chairman of the Board of Directors. The Chairman shall preside at meetings of stockholders (unless otherwise determined by the Board of Directors) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11 Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13 Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

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Article IV
COMMITTEES

Section 4.1 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 4.2 Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. A majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by law, the Certificate of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the directors then serving on the committee. Unless the Certificate of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.

Article V
OFFICERS

Section 5.1 Officers. The officers of the Corporation shall consist of [a Chief Executive Officer, a President, a Chief Financial Officer, [one or more Vice Presidents], a Secretary, a Treasurer, a Controller] and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

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Section 5.2 Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors or by a duly authorized officer and may be altered by the Board of Directors [or by a duly authorized officer] from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3 Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors or by a duly authorized officer, without prejudice to the rights, if any, of such officer under any contract to which he or she is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

Section 5.4 Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws or determined by the Board of Directors, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman, preside at meetings of the stockholders.

Section 5.5 President. The President shall be the chief operating officer of the Corporation, with general responsibility for the management and control of the operations of the Corporation. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.6 Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.7 [Vice Presidents. Each Vice President shall have such powers and duties as shall be prescribed by his or her superior officer, the Chief Executive Officer or the President. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or another duly authorized officer may from time to time determine.]

Section 5.8 Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all monies and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.9 Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may from time to time determine.

Annex C-14

Section 5.10 Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.11 Additional Matters. The Chief Executive Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. [The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.]

Section 5.12 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority, to sign or endorse all checks, drafts, other orders for payment of money and notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Corporation, and only the persons so authorized shall sign or endorse such instruments.

Section 5.13 Corporate Contracts and Instruments; How Executed. Except as otherwise provided in these Bylaws, the Board of Directors may determine the method and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized, or within the power incident to a person’s office or other position with the Corporation, no person shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 5.14 Signature Authority. Unless otherwise determined by the Board of Directors or otherwise provided by law or these Bylaws, contracts, evidences of indebtedness and other instruments or documents of the Corporation may be executed, signed or endorsed: (i) by the Chief Executive Officer or the President; or (ii) by the Chief Financial Officer,[any Vice President,] the Treasurer, the Secretary or the Controller, in each case only with regard to such instruments or documents that pertain to or relate to such person’s duties or business functions.

Section 5.15 Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.16 Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

Annex C-15

Article VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1 Right to Indemnification.

(a) Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer [(which means, for purposes of this Article VI, any individual designated by the Board of Directors as an officer for purposes of Section 16 of the Exchange Act)] of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the Indemnitee) actually and reasonably incurred by such Indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.4 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding, or part thereof, voluntarily initiated by such Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such Indemnitee; or (ii) the Corporation in a Proceeding initiated by such Indemnitee) only if such Proceeding, or part thereof, was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

(b) To receive indemnification under this Article VI, an Indemnitee shall submit a written request to the Secretary. Such request shall include documentation or information that is necessary to determine the entitlement of the Indemnitee to indemnification and that is reasonably available to the Indemnitee. Upon receipt by the Secretary of such a written request, unless indemnification is required by Section 6.3, the entitlement of the Indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board of Directors (except with respect to clause (v) of this Section 6.1(b)): (i) the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a Change of Control (as defined below) has occurred, by independent legal counsel [(to be mutually agreed upon by the Corporation and the Indemnitee, with such agreement not to be unreasonably withheld)] in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Secretary of a written request for indemnification. For purposes of this Section 6.1(b), a “Change of Control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

Annex C-16

Section 6.2 Right to Advancement of Expenses.

(a) In addition to the right to indemnification conferred in Section 6.1, an Indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”), provided, however, that an Advancement of Expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) To receive an Advancement of Expenses under this Section 6.2, an Indemnitee shall submit a written request to the Secretary. Such request shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be accompanied by the Undertaking required by Section 6.2(a). Each such Advancement of Expenses shall be made within 20 days after the receipt by the Secretary of a written request for Advancement of Expenses.

Section 6.3 Indemnification for Successful Defense. To the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding (or in defense of any claim, issue or matter therein), such Indemnitee shall be indemnified under this Section 6.3 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 6.3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 6.4 (notwithstanding anything to the contrary therein); provided, however, that, any Indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 6.1 and this Section 6.3 only if such Indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

Section 6.4 Right of Indemnitee to Bring Suit. In the event that a determination is made that the Indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 6.1(b), if a request for indemnification under Section 6.3 is not paid in full by the Corporation within 60 days after a written request has been received by the Secretary, or if an Advancement of Expenses is not timely made under Section 6.2(b), the Indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or Advancement of Expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Further, in any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

Annex C-17

Section 6.5 Non-Exclusivity of Rights; Priority. The rights conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise. The Corporation hereby acknowledges that certain Indemnitees may have rights to indemnification and advancement (directly or through insurance) provided by one or more third parties with which they are associated, and which may include third parties for whom the Indemnitees serve as a manager, member, officer, employee or agent (collectively, the “Other Indemnitors”). The Corporation hereby agrees and acknowledges that notwithstanding any such rights that an Indemnitee may have with respect to any Other Indemnitors: (a) the Corporation is the indemnitor of first resort with respect to any Proceedings or amounts that are the subject of the Corporation’s indemnification and advancement obligations under this Article VI; (b) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Indemnitees, to the fullest extent required by law, these Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Indemnitees may have against the Other Indemnitors; and (c) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Indemnitees have sought payment from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Indemnitees against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this Section 6.5. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 6.5 shall only apply to Indemnitees in their capacity as Indemnitees.

Section 6.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Annex C-18

Section 6.7 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation.

Section 6.8 Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.9 Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any Indemnitee under this Article VI for any amounts paid in settlement of any Proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

Section 6.10 Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (excluding insurance obtained on the Indemnitee’s own behalf), and the Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.11 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the Indemnitee to the fullest extent set forth in this Article VI.

Article VII
CAPITAL STOCK

Section 7.1 Certificates of Stock. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, or an Assistant Treasurer or Assistant Secretary certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Annex C-19

Section 7.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 and Section 151 of the DGCL a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 7.3 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Transfers may also be made in any manner authorized by the Corporation (or its authorized transfer agent) and permitted by Section 224 of the DGCL.

Section 7.4 Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 7.5 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Annex C-20

Section 7.6 Record Date for Determining Stockholders.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.7 Regulations. To the extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Section 7.8 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII
GENERAL MATTERS

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Annex C-21

Section 8.2 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3 Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation (including any Preferred Stock Designation) and applicable law.

Section 8.5 Electronic Signatures, etc. Except as otherwise required by the Certificate of Incorporation (including as otherwise required by any Preferred Stock Designation) or these Bylaws (including, without limitation, as otherwise required by Section 2.13), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

Article IX
AMENDMENTS

Section 9.1 Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. Except as otherwise provided in the Certificate of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote) or these Bylaws, and in addition to any other vote required by law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Bylaws were adopted by the Board of Directors on [●], effective as of [●].

Annex C-22

Annex D

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RUBICON TECHNOLOGIES HOLDINGS, LLC

a Delaware limited liability company

dated as of [●]

THE LIMITED LIABILITY COMPANY INTERESTS IN RUBICON TECHNOLOGIES HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Annex D

Page
Article I GENERAL PROVISIONS		Annex D-1
Section 1.1	Formation and Continuation	Annex D-1
Section 1.2	Name	Annex D-2
Section 1.3	Principal Place of Business; Other Places of Business	Annex D-2
Section 1.4	Designated Agent for Service of Process	Annex D-2
Section 1.5	Term	Annex D-2
Section 1.6	No State Law Partnership	Annex D-2
Section 1.7	Business Purpose	Annex D-2
Section 1.8	Powers	Annex D-2
Section 1.9	Certificates; Filings	Annex D-3
Section 1.10	Representations and Warranties by the Members	Annex D-3

Article II UNITS; CAPITAL CONTRIBUTIONS		Annex D-4
Section 2.1	Units	Annex D-4
Section 2.2	Capital Contributions of the Members; No Deficit Restoration Obligation	Annex D-5
Section 2.3	No Interest; No Return	Annex D-5
Section 2.4	Issuances of Additional Units	Annex D-6
Section 2.5	Additional Funds and Additional Capital Contributions	Annex D-7

Article III DISTRIBUTIONS		Annex D-8
Section 3.1	Distributions Generally	Annex D-8
Section 3.2	Tax Distributions	Annex D-8
Section 3.3	Distributions in Kind	Annex D-10
Section 3.4	Distributions to Reflect Additional Units	Annex D-10
Section 3.5	Other Distribution Rules	Annex D-10

Article IV Management and OPERATIONS		Annex D-11
Section 4.1	Management	Annex D-11
Section 4.2	Tax Actions	Annex D-14
Section 4.3	Compensation and Reimbursement of Managing Member	Annex D-14
Section 4.4	Outside Activities	Annex D-15
Section 4.5	Transactions with Affiliates	Annex D-16
Section 4.6	Limitation on Liability	Annex D-16
Section 4.7	Indemnification	Annex D-17

Article V BOOKS AND RECORDS		Annex D-17
Section 5.1	Books and Records	Annex D-17
Section 5.2	Financial Accounts	Annex D-18
Section 5.3	Inspection; Confidentiality	Annex D-18
Section 5.4	Information to Be Provided by Managing Member to Members	Annex D-18

Annex D-i

(continued)

Page
Article VI Tax Matters, ACCOUNTING, AND REPORTING		Annex D-18
Section 6.1	Tax Matters	Annex D-18
Section 6.2	Accounting and Fiscal Year	Annex D-18

Article VII UNIT TRANSFERS, Encumbrance, AND member WITHDRAWALS		Annex D-19
Section 7.1	Transfer Generally Prohibited	Annex D-19
Section 7.2	Conditions Generally Applicable to All Transfers	Annex D-19
Section 7.3	Substituted Members	Annex D-20
Section 7.4	Drag-Along Rights	Annex D-21
Section 7.5	Company Right to Call Units	Annex D-22
Section 7.6	Withdrawal	Annex D-22
Section 7.7	Restrictions on Termination Transactions	Annex D-23
Section 7.8	Incapacity	Annex D-23
Section 7.9	Legend	Annex D-24

Article VIII ADMISSION OF ADDITIONAL MEMBERS		Annex D-24
Section 8.1	Admission of Additional Members	Annex D-24
Section 8.2	Limit on Number of Members	Annex D-25

Article IX DISSOLUTION, LIQUIDATION AND TERMINATION		Annex D-25
Section 9.1	Dissolution Generally	Annex D-25
Section 9.2	Events Causing Dissolution	Annex D-25
Section 9.3	Distribution upon Dissolution	Annex D-26
Section 9.4	Rights of Members	Annex D-27
Section 9.5	Termination	Annex D-27

Article X PROCEDURES FOR ACTIONS AND CONSENTS OF MEMBERS; MEETINGS		Annex D-27
Section 10.1	Actions and Consents of Members	Annex D-27
Section 10.2	Procedures for Meetings and Actions of the Members	Annex D-27

Article XI EXCHANGE RIGHTS		Annex D-29
Section 11.1	Elective and Mandatory Exchanges	Annex D-29
Section 11.2	Additional Terms Applying to Exchanges	Annex D-30
Section 11.3	Exchange Consideration; Settlement	Annex D-31
Section 11.4	Adjustment	Annex D-32
Section 11.5	Class A Common Stock to Be Issued in Connection with an Exchange	Annex D-32
Section 11.6	Withholding	Annex D-32
Section 11.7	Tax Treatment	Annex D-33
Section 11.8	Contribution by the Managing Member	Annex D-33

Annex D-ii

(continued)

Page
Article XII MISCELLANEOUS		Annex D-33
Section 12.1	Conclusive Nature of Determinations	Annex D-33
Section 12.2	Company Counsel	Annex D-33
Section 12.3	Appointment of Managing Member as Attorney-in-Fact	Annex D-34
Section 12.4	Entire Agreement	Annex D-34
Section 12.5	Further Assurances	Annex D-35
Section 12.6	Notices	Annex D-35
Section 12.7	Governing Law	Annex D-36
Section 12.8	Jurisdiction and Venue	Annex D-36
Section 12.9	Equitable Remedies	Annex D-36
Section 12.10	Construction	Annex D-36
Section 12.11	Counterparts	Annex D-37
Section 12.12	Third-Party Beneficiaries	Annex D-37
Section 12.13	Binding Effect	Annex D-37
Section 12.14	Severability	Annex D-37
Section 12.15	Survival	Annex D-37

Article XIII DEFINED TERMS		Annex D-37
Section 13.1	Definitions	Annex D-37
Section 13.2	Interpretation	Annex D-46

Annex D-iii

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF RUBICON TECHNOLOGIES HOLDINGS, LLC

THIS EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of RUBICON TECHNOLOGIES HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of [●], is entered into by and among [the Persons listed on Schedule [●]] and Rubicon Technologies, Inc. (the “Managing Member”).

WHEREAS, the Company’s current operating agreement is the Seventh Amended and Restated Operating Agreement, dated April 27, 2018, as amended by that certain First Amendment to Seventh Amended and Restated Operating Agreement, dated July 2, 2019, as further amended by that certain Second Amendment to Seventh Amended and Restated Operating Agreement, dated August 17, 2021, and as further amended by that Third Amendment to Seventh Amended and Restated Operating Agreement, dated [●], 20221 (the “Seventh Amended and Restated Operating Agreement”);

WHEREAS, in connection with the Merger (as defined in this Agreement), the Members of the Company desire to amend and restate the Seventh Amended and Restated Operating Agreement in its entirety by this Eighth Amended and Restated Operating Agreement (the “Eighth Amended and Restated Operating Agreement”), with this Eighth Amended and Restated Operating Agreement superseding and replacing the Seventh Amended and Restated Operating Agreement in its entirety; and

WHEREAS, immediately upon the effectiveness of this Agreement and without any action required on part of the Company or any Member, the Recapitalization (as defined in this Agreement) occurs.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

GENERAL PROVISIONS

Section 1.1 Formation and Continuation. The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Certificate of Formation and all actions taken or to be taken by any person who executed and filed or who executes and files, after the date of this Agreement, the Certificate of Formation or any amendment thereto are hereby adopted and ratified, or authorized, as the case may be.

[1]	Note: To reflect name change from “Rubicon Technologies, LLC” to “Rubicon Technologies Holdings, LLC”

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Section 1.2 Name. The name of the Company is “Rubicon Technologies Holdings, LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Company may change its name, from time to time, in accordance with Law.

Section 1.3 Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 950 East Paces Ferry Road, Suite 1900, Atlanta, GA 30326, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 1.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation. The Company’s registered agent for service of process at such address shall also be as set forth in the Certificate of Formation.

Section 1.5 Term. The term of the Company commenced at the time the Certificate of Formation of the Company was filed with the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, state, and local tax purposes, and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7 Business Purpose. The Company may carry on any Lawful business, purpose or activity in which a limited liability company may be engaged under Law.

Section 1.8 Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

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Section 1.9 Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Managing Member to be necessary or appropriate) to be made by the Company.

Section 1.10 Representations and Warranties by the Members.

(a) Individual-Member-Specific Representations. Each Member that is an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Non-Individual-Member-Specific Representations. Each Member that is not an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Annex D-3

(c) Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents, warrants, and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d) Survival of Representations and Warranties. The representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(e) No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Modification of Representations and Warranties. The Managing Member may permit the modification of any of the representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Article II

UNITS; CAPITAL CONTRIBUTIONS

Section 2.1 Units.

(a) Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b) Classes. The Units are initially divided into:

Annex D-4

(i) “Class A Units,” which are issuable solely to the Managing Member and such other persons as the Managing Member shall determine;

(ii) “Class B Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement; and

(iii) Other Classes of Units. The Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

(c) [Reserved].

(d) Recapitalization. Immediately upon the execution of this Agreement and without any action required on part of the Company or any Member:

(i) The Series A Units, Series B Units, Series C Units, Series D Units, Series E Units, and Common Units (each as defined in the Seventh Amended and Restated Operating Agreement) of the Company issued and outstanding immediately before the effective time of this Agreement shall be recapitalized into Class B Units of the Company in the amount set forth opposite the name of the Member on the Register; and

(ii) The Incentive Units (as defined in the Seventh Amended and Restated Operating Agreement) of the Company issued and outstanding immediately before the effective time of this Agreement and set forth on Schedule [●] shall be recapitalized into Class B Units of the Company in the amount set forth opposite the name of the Member on the Register (the recapitalizations described in clauses (i) and (ii), together, the “Recapitalization”).

Section 2.2 Capital Contributions of the Members; No Deficit Restoration Obligation.

(a) Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company.

(b) No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

Annex D-5

Section 2.4 Issuances of Additional Units. Subject to the rights of any Member set forth in a Unit Designation:

(a) General. The Company may issue additional Units for any Company purpose at any time or from time to time to the Members (including, subject to Section 2.4(b), the Managing Member) or any other Person and may admit any such Person as an Additional Member for such consideration and on such terms and conditions as shall be established by the Company. Any additional Units may be issued in one or more classes or one or more series of any of such classes with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Company (each, a “Unit Designation”). Upon the issuance of any additional Unit, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter.

(b) Issuances to the Managing Member. No additional Units shall be issued to the Managing Member unless at least one of the following conditions is satisfied:

(i) The additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units;

(ii) The additional Units are (x) Class A Units issued in connection with an issuance of Class A Common Stock or issued with appropriate adjustments to the Exchange Rate in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Managing Member (other than Common Stock), and, in each case, the Managing Member contributes to the Company the net proceeds received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Managing Member;

(iii) The additional Units are Class A Units issued in connection with an issuance of Class A Common Stock in accordance with the Incentive Compensation Plans of the Managing Member to an employee of the Company or its Subsidiaries;

(iv) The additional Units are issued as Earnout Shares in accordance with the Merger Agreement;

(v) There is a recapitalization of the Capital Stock of the Managing Member, including any stock split, stock dividend, reclassification or similar transaction;

(vi) The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Managing Member; or

(vii) The additional Units are issued in accordance with the express terms of the other provisions of this Article II (other than Section 2.4(a)).

Annex D-6

(c) Issuances of Class B Units. No additional Class B Units shall be issued except (1) in the event of a recapitalization of the Capital Stock of the Managing Member, including any stock split, stock dividend, reclassification or similar transaction or (2) as Earnout Shares in accordance with the Merger Agreement.

(d) No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

Section 2.5 Additional Funds and Additional Capital Contributions

(a) General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person.

(b) Additional Capital Contributions. The Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contribution.

(c) Loans by Third Parties. The Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d) Issuance of Securities by the Managing Member. Unless otherwise agreed to by the Members, after the completion of the SPAC Transaction, except in the case of a Liquidity Offering for purposes of a Cash Settlement, the Managing Member shall not issue any additional Capital Stock or New Securities unless (1) such Capital Stock or New Securities are issued in accordance with the Incentive Compensation Plan of the Managing Member to an employee of the Company or its Subsidiaries, or (2) the Managing Member contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be) and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, (ii) in the case of an issuance of Class V Common Stock, Class B Units, or (iii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Managing Member, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equivalent number of Class A Units or other Equivalent Units shall be issued to the Managing Member. It is the intent of the parties that the Managing Member will always maintain a one-to-one ratio of Units to its outstanding Capital Stock (other than Class V Common Stock), except as provided pursuant to Section 11.4, and the parties hereby acknowledge that the Managing Member may undertake all actions, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to maintain such ratio.

Annex D-7

(e) Reimbursement of Issuance Expenses. If the Managing Member issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Managing Member’s expenses associated with such issuance.

(f) Repurchase or Redemption of Capital Stock. If any shares of Capital Stock, or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member, then the Managing Member shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units, Class B Units, or Equivalent Units held by the Managing Member, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired.

Article III

DISTRIBUTIONS

Section 3.1 Distributions Generally.

Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Managing Member to the Members pro rata in accordance with their Units.

Section 3.2 Tax Distributions.

(a) Generally. If the amount distributed to a Designated Member pursuant to Section 3.1 in respect of a Fiscal Year is less than that Member’s Assumed Tax Liability, the Company shall distribute an amount of Available Cash to the Members such that the Designated Member with the highest Assumed Tax Liability receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to such Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”). Any Tax Distribution made to a Member shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Member under Section 3.1 or Section 9.3(a). Except as provided in Section 3.2(d) and subject to any Unit Designation, all Tax Distributions shall be made to the Members pro rata in accordance with their Units.

Annex D-8

(b) Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Member’s Tax Distributions under Section 3.2(a), a Designated Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i) the sum of (A) the net taxable income and gain allocated to that Member for U.S. federal income tax purposes in the Fiscal Year, and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Member is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by

(ii) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in the U.S. (as reasonably determined by the Company) for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made by (i) taking into account (x) the character of the income or gain and (y) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year and (ii) disregarding the effect of any special basis adjustments under Code section 743(b). In addition, the Company shall increase a Designated Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and (ii)replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c) Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d) Impact of Insufficient Available Cash. If the amount of Tax Distributions to be made exceeds the amount of the Available Cash, the Tax Distribution for each Member that would otherwise be made under Section 3.2(a) and Section 3.2 (b) shall be reduced in accordance with the provisions of this Section 3.2(d) (the amount of the reduction in each Member’s share, the “Tax Distribution Shortfall Amount”), and Available Cash shall be distributed in the following order of priority:

(i) First, to the Managing Member in an amount equal to the full amount of its Tax Distribution, but calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”;

(ii) Second, to the Members other than the Managing Member pro rata in accordance with their Units in an amount such that the Designated Member with the highest Assumed Tax Liability has received distributions pursuant to this Section 3.2(d)(ii) that is not less than their Assumed Tax Liability (calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”); and

Annex D-9

(iii) Third, to the Members (including the Managing Member) pro rata in accordance with their Units until each Member has received the full amount of its Tax Distribution calculated in accordance with Section 3.2(b).

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent Fiscal Years and will be distributed when and to the extent that the Company has sufficient Available Cash. The distribution of any Tax Distribution Shortfall Amounts to a Member shall for all purposes of this Agreement be a Tax Distribution and shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Member under Section 3.1 or Section 9.3(a).

(e) No Tax Distributions on Liquidation. No Tax Distributions shall be made (i) in connection with the liquidation of the Company or a Member’s Units in the Company or (ii) solely by reason of any income or gain arising as a result of any Exchange, redemption, or Transfer of a Member’s Units in the Company.

Section 3.3 Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical.

Section 3.4 Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation, the Managing Member is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5 Other Distribution Rules.

(a) Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b) Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c) Over-Distributions. If the amount of any distribution to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

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(d) Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e) Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

Article IV

Management and OPERATIONS

Section 4.1 Management.

(a) Authority of Managing Member.

(i) Except as otherwise provided in this Agreement, the Managing Member shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Managing Member deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to Section 4.1, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii) The Managing Member shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii) Subject to the rights of any Member set forth in Section 4.1(f), any determinations to be made by the Company pursuant to this Agreement shall be made by the Managing Member, and such determinations shall be final, conclusive and binding upon the Company and every Member.

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(iv) The Managing Member shall at all times be a Member of the Company and may not be removed by the Members, with or without cause, except with the consent of the Managing Member. Subject to the rights of any Member set forth in Section 4.1(f), any determinations to be made by the Company pursuant to this Agreement shall be made by the Managing Member, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(b) Appointment of Officers. The Managing Member may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Managing Member from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c) No Participation by Members Other than Managing Member. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law and subject to Section 4.1, no Member (acting in such capacity) other than the Managing Member shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company.

(d) Bankruptcy. Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(e) Amendment of Agreement. All amendments to this Agreement must be approved by the Managing Member. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f) and Section 4.1(g), the Managing Member shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) To add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii) To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

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(iii) To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv) To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the issuance of additional Units, or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v) To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi) If the Company is the Surviving Company in any Termination Transaction, to modify Section 11.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.7(b)(iii); and

(vii) To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Managing Member and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f) Certain Amendments and Actions Requiring Member Consent.

(i) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Managing Member or the Company without the consent of any Member holding Common Units that would be adversely affected by such amendment or action. Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Members holding Common Units will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article III or Section 9.3(a)(iii), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for federal income tax purposes (other than in connection with a Termination Transaction), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Member holding Common Units that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Members holding the same class or series of Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series. If some, but not all, of the Members consent to such an amendment or action, the Company may, in its discretion, make such amendment or action effective only as to the Members that consented to it, to the extent it is practicable to do so.

(ii) This Agreement shall not be amended, and no action may be taken by the Managing Member without the consent of any Member holding Common Units that would be adversely affected by such amendment or action if such amendment or action would (A) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company or (B) amend this Section 4.1(f)(ii).

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(g) Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section 4.2 Tax Actions. All tax-related action, decision, or determination (or failure to take an available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Managing Member.

Section 4.3 Compensation and Reimbursement of Managing Member.

(a) General. The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided in this Agreement.

(b) Reimbursement of Managing Member. The Company shall be liable for, and shall reimburse the Managing Member on an after-tax basis at such intervals as the Managing Member may determine, all:

(i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Managing Member;

(ii) expenses of the Managing Member incidental to being a public reporting company;

(iii) reasonable fees and expenses related to the SPAC Transactions or any subsequent public offering of equity securities of the Managing Member (without duplicating any provisions of Section 2.5(e)) or private placement of equity securities of the Managing Member (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv) franchise and similar taxes of the Managing Member, Pre-Closing Taxes, and other fees and expenses in connection with the maintenance of the existence of the Managing Member;

(v) customary compensation and benefits payable by the Managing Member, and indemnities provided by the Managing Member on behalf of, the officers, directors, and employees of the Managing Member; and

(vi) reasonable expenses paid by Managing Member on behalf of the Company; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Managing Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 4.7.

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Section 4.4 Outside Activities.

(a) Limitation on Outside Activities of Managing Member. The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Managing Member, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of its Subsidiaries) to its Subsidiaries, (x) holding any cash or property (but not operating any property), (xi) indemnifying officers, directors, members of management, managers, employees, consultants, or independent contractors of the Managing Member, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or similar transaction in accordance with this Agreement, (xiii) preparing reports to governmental authorities and to its shareholders, (xiv) holding director and shareholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the Managing Member, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Managing Member and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Managing Member).

(b) Outside Activities of Members.

(i) Subject to (w) Article XIII of the Amended and Restated Certificate of Incorporation of the Managing Member, (x) any agreements entered into pursuant to Section 4.5 and (y) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary, any Member (but, with respect to the Managing Member, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company.

(ii) None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, no Member (other than the Managing Member) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

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Section 4.5 Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with the Managing Member or Subsidiaries of the Company or other Persons in which the Company has an equity investment on terms and conditions determined by the Managing Member. Without limiting the foregoing, but subject to Section 4.4, (a) the Company may (i) lend funds to, or borrow funds from, the Managing Member or to Subsidiaries of the Company or other Persons in which the Company has an equity investment and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (b) the Managing Member may (i) propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries and (ii) sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6 Limitation on Liability.

(a) General. To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud or willful misconduct by the Indemnitee.

(b) Action in Good Faith. An Indemnitee acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever the Managing Member or the Company is permitted or required to make a decision or take an action under this Agreement (i) in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c) Outside Counsel. The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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Section 4.7 Indemnification.

(a) General. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law and to the same extent and in the same manner provided by the provisions of Article VI of the Amended and Restated Bylaws of the Managing Member applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c) Nature of Rights. The rights conferred upon Indemnitees in this Section 4.7 shall be contract rights and shall continue as to an Indemnitee who has ceased to be the Managing Member, an Affiliate of the Managing Member, the Tax Representative, the Designated Individual, or an officer or director of the Managing Member, the Company, or their respective Affiliates. Any amendment, alteration or repeal of this Section 4.7 or of Article VI of the Amended and Restated Bylaws of the Managing Member that would adversely affect any right of an Indemnitee or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

Article V

BOOKS AND RECORDS

Section 5.1 Books and Records.

(a) General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b) Specific Records. In particular, the Company shall maintain:

(i) A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Managing Member may deem necessary or desirable and attached to this Agreement as Annex A (as may be amended or updated from time to time, the “Register”). The Managing Member shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii) A copy of the Certificate of Formation and this Agreement and all amendments thereto.

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Section 5.2 Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3 Inspection; Confidentiality. The Managing Member may keep confidential from the Members (or any of them) for such period of time as the Managing Member determines to be reasonable, any information (a) that the Managing Member believes to be in the nature of trade secrets, (b) the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member, or (c) that the Company or the Managing Member is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4 Information to Be Provided by Managing Member to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Managing Member as soon as practicable after such mailing or electronic delivery.

Article VI

Tax Matters, ACCOUNTING, AND REPORTING

Section 6.1 Tax Matters.

(a) Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b) Other Tax Matters. Each of the provisions of Annex C, which address various tax matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2 Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

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Article VII

UNIT TRANSFERS, Encumbrance, AND member WITHDRAWALS

Section 7.1 Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and Article XI. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII or Article XI shall be null and void ab initio.

Section 7.2 Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a) Transfers by Members Other than the Managing Member.

(i) Consent of Managing Member. No Member other than the Managing Member shall Transfer any portion of its Units to any transferee without the prior written consent of the Managing Member unless the Transfer is a Related Party Transfer and all the conditions in this Section 7.2 are satisfied.

(ii) Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member.

(iii) No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless admitted as a Substituted Member.

(b) Transfers by the Managing Member.

(i) Consent of Members. The Managing Member may not Transfer any of its Units without the consent of a Majority-in-Interest of the Members, except in connection with an Applicable Sale or Termination Transaction or to a wholly owned subsidiary in accordance with Section 7.2(b)(ii).

(ii) Transfer to Subsidiary. Subject to compliance with the other provisions of this Article VII, the Managing Member may Transfer all of its Units at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Managing Member without the consent of any Member and may designate the transferee to become the new Managing Member for all purposes of this Agreement.

(c) Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

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(d) Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of a Related Party Transfer, an acquisition of Units by the Managing Member or any other acquisition of Units by the Company) if the Company determines:

(i) Based on the advice of nationally recognized tax counsel (for the avoidance of doubt, including each Company Counsel), such Transfer would create a material risk of the Company being classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii) That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii) That the Transfer would be in violation of Law;

(iv) That the Transfer would be of any fractional or component portion of a Unit, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Unit;

(v) That the Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified Person” (as defined in Code section 4975(c));

(vi) Based on the advice of counsel, that the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii) Based on the advice of counsel, that the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

(viii) Based on advice of counsel, that such Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix) Based on the advice of counsel, that the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3 Substituted Members.

(a) Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

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(b) Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Managing Member may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c) Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Managing Member or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4 Drag-Along Rights.

(a) If at any time the Managing Member and/or its Affiliates (excluding, for purposes of this Section 7.4, the Company and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Units (or any beneficial interest therein) to constitute a Change of Control to a bona fide third party that is not an Affiliate of the Managing Member (an “Applicable Sale”), the Managing Member may require each other Member either (i) to sell the same ratable share of its Units as is being sold by the Managing Member and such Affiliates (based upon the total Units held by the Managing Member and its Affiliates at such time) on the same terms and conditions and/or (ii) to exchange its Units pursuant to Section 11.1(b) (each, a “Drag-Along Right”). The Managing Member may in its sole discretion elect to cause the Managing Member and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s Assets.

(b) No Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Member may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Managing Member of its Drag-Along Right pursuant to this Section 7.4, each Member shall take all reasonably necessary and desirable actions approved by the Managing Member in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the Managing Member or its Affiliates, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Company or all of its Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, (D) any indemnities or other liabilities approved by the Managing Member shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale, and (E) such Members shall not be required to enter into any non-compete agreement in connection with such Applicable Sale.

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(c) At least five (5) Business Days before consummation of an Applicable Sale, the Managing Member shall (i) provide the Members written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the Managing Member has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to the material terms and keep the Members reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Members copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 7.4(c) or otherwise. The Managing Member shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Section 7.5 Company Right to Call Units. Beginning on the date on which the aggregate Percentage Interests of the Members (other than the Managing Member and its Subsidiaries) are less than fifteen (15) percent, the Company shall have the right, but not the obligation, from time to time and at any time to redeem all (but not less than all) outstanding Exchangeable Units by treating each Member as an Exchangeable Unit Member who has delivered an Elective Exchange Notice pursuant to the Policy Regarding Exchanges in respect of all of such Exchangeable Unit Member’s Exchangeable Units. The Company shall exercise this right by giving notice to an Exchangeable Unit Member stating that the Company has elected to exercise its rights under this Section 7.5. The notice given by the Company to an Exchangeable Unit Member pursuant to this Section 7.5 shall be treated as if it were an Elective Exchange Notice delivered to the Company by such Exchangeable Unit Member. For purposes of this Section 7.5, the provisions of Annex C shall apply except to the extent otherwise determined by the Company.

Section 7.6 Withdrawal.

(a) Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i) As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or Article XI with respect to which the transferee becomes a Substituted Member;

(ii) Pursuant to an acquisition by the Managing Member or Subsidiary of the Managing Member of all of its Units; or

(iii) With the prior written consent of the Company.

(b) Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII where such transferee was admitted as a Substituted Member or (ii) to the Managing Member, whether or not pursuant to Section 11.1, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

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Section 7.7 Restrictions on Termination Transactions.

(a) General. Except as provided in Section 7.7(b), neither the Company nor the Managing Member shall engage in, or cause or permit, a Termination Transaction.

(b) Consent. The Company or Managing Member may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i) A Majority-in-Interest of the Members give Consent;

(ii) In connection with any such Termination Transaction, each holder of Common Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property that the holder of Common Units would have received had it exercised its right to Exchange pursuant to Article XI and received Class A Common Stock in exchange for its Common Units immediately before such Termination Transaction; or

(iii) All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company (including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.7(b)(iii)) and as those applicable to any other limited partners or non-managing members of the Surviving Company; and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 7.8 Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

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Section 7.9 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RUBICON TECHNOLOGIES HOLDINGS, LLC DATED AS OF [●], AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Section 7.10 Encumbrance. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered (a “Pledge Transaction”) unless (i) the Company consents in writing to the Pledge Transaction, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) there is not more than one creditor with respect to all Pledge Transactions by any one Member (each a “Permitted Lender Party”), and (iii) the creditor with respect to the Pledge Transaction is obligated, pursuant to the terms of the Pledge Transaction, to satisfy the requirements of Section 7.3 of this Agreement as a transferee of Units prior to obtaining legal title or beneficial interest in the Units subject to the Pledge Transaction.

Article VIII

ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission of Additional Members.

(a) Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 12.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

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(b) Consent of Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

Section 8.2 Limit on Number of Members. Unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Article IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Dissolution Generally.

(a) Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b) Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 9.2 Events Causing Dissolution.

(a) Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

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(b) Liquidating Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i) an election to dissolve the Company made by the Managing Member, with the Consent of a Majority-in-Interest of the Members;

(ii) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all Assets; or

(iii) any other event that results in a mandatory dissolution under the Act.

Section 9.3 Distribution upon Dissolution.

(a) Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Managing Member (or, in the event that the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Managing Member or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s Debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Members, in the same order of priorities provided for in Article III.

(b) Discretion of Liquidator and Managing Member.

(i) Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

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(ii) In the sole discretion of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

A) Distributed to a trust established for the benefit of the Managing Member and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

B) Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a) as soon as practicable.

Section 9.4 Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5 Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all Debts, liabilities, and obligations of the Company, have been distributed to the Members in the manner provided for in this Article IX and the Certificate of Formation shall have been cancelled in the manner required by the Act.

Article X

PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; MEETINGS

Section 10.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X.

Section 10.2 Procedures for Meetings and Actions of the Members.

(a) Time; Quorum; Consent. Meetings of the Members may be called only by the Managing Member and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

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(b) Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Managing Member setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Managing Member’s recommendation with respect to the proposal.

(c) Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) Record Date for Meetings and Other Purposes.

(i) The Managing Member may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.

(ii) If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d), such determination shall apply to any adjournment thereof.

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(e) Conduct of Meetings. Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

(f) Waivers. Any time period for notice with respect to meetings or consents of the Members may be waived by a Member as to such Member.

Article XI

EXCHANGE RIGHTS

Section 11.1 Elective and Mandatory Exchanges.

(a) Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) to the Company or the Managing Member and to thereby cause the Company or the Managing Member to deliver to that Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”).

(b) Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i) pursuant to Section 7.4, if an Applicable Sale is determined to be a Mandatory Exchange event in the sole discretion of the Managing Member;

(ii) pursuant to Section 7.5; or

(iii) in the discretion of the Managing Member, with the consent of Members whose Class B Units represent fifty percent (50%) of the Class B Units of all Members in the aggregate, all Members will be required to exchange all Exchangeable Units then held by the Members.

(c) Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b), the Managing Member may exercise its right to cause a mandatory exchange of a Member’s Exchangeable Units (a “Mandatory Exchange”) by delivering to each Member a written notice pursuant to the notice provisions in Section 12.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Company will effect the Mandatory Exchange.

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Section 11.2 Additional Terms Applying to Exchanges.

(a) Rights of Exchangeable Unit Member. On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, shares of Class V Common Stock held by the holder of the Class B Units that are subject to the Exchange shall cease, and, unless the Company or Managing Member, as applicable, has elected Cash Settlement as to all Exchangeable Units tendered, the Managing Member shall use commercially reasonable efforts to cause the transfer agent or registrar of the Managing Member to update the stock register of the Managing Member such that such Exchangeable Unit Member (or its designee) become the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b) Right of Managing Member to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Managing Member shall have the right but not the obligation to have the Managing Member (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, an equivalent number of shares of Class V Common Stock held by the holder of those Class B Units directly from an Exchangeable Unit Member for the elected Exchange Consideration. If the Managing Member acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the Exchangeable Units.

(c) Expenses. Except as otherwise agreed by the Company, the Managing Member and an Exchangeable Unit Member, the Company, the Managing Member, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Managing Member (or the Company, at the Managing Member’s direction) shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member) or the Cash Settlement is to be paid to a Person other than the Exchangeable Unit Member that requested the Exchange, then such Member or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Managing Member (or the Company, at the Managing Member’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Managing Member that such tax has been paid or is not payable.

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Section 11.3 Exchange Consideration; Settlement.

(a) Generally. The Managing Member shall have the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Managing Member shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice. If the Managing Member elects a Cash Settlement, the Managing Member shall only be obligated to contribute to the Company (or, if the Managing Member elects to settle directly pursuant to Section 11.2(b), settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the Managing Member of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement. Except as otherwise required by Law, the Managing Member shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Unit Member. Except as otherwise determined by the Managing Member, if (i) the Managing Member determines that some or all of the Exchange Consideration with respect to an Exchange will be Class A Common Stock and (ii) such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid as a Cash Settlement.

(b) Notice of Intended Exchange Consideration. At least two (2) Business Days before the Exchange Date, the Managing Member shall give written notice to the Company (with a copy to the Exchangeable Unit Member) of its intended Exchange Consideration. If the Managing Member does not timely deliver such written notice, the Managing Member shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(c) Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Managing Member or the Company will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(d) Obligations of Managing Member and Company. Upon any Exchange, the Managing Member or the Company, as applicable, shall take such actions as (A) may be required to ensure that such Member receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Managing Member and the Member for U.S. federal and applicable state and local income tax purposes.

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Section 11.4 Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5 Class A Common Stock to Be Issued in Connection with an Exchange.

(a) Class A Common Stock Reserve. The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges. The preceding sentence shall not affect the Managing Member’s right to elect a Cash Settlement.

(b) Rule 16(b) Exemption. The Managing Member has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Managing Member (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Managing Member for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Managing Member (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Managing Member upon the registration of any class of equity security of the Managing Member pursuant to Section 12 of the Exchange Act.

(c) Validity of Class A Common Stock. The Managing Member covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Managing Member or any right of first refusal or other right in favor of any Person.

Section 11.6 Withholding. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations in respect of any Exchange, as provided in Section 4.10(c) of Annex C.

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Section 11.7 Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Managing Member, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the Managing Member and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by Law.

Section 11.8 Contribution by the Managing Member. On the Exchange Date (i) the Managing Member shall contribute to the Company the shares of Class A Common Stock and/or Cash Settlement that the Managing Member has elected to deliver and that the Member is entitled to receive in the applicable Exchange and (ii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Exchangeable Units surrendered by the Member.

Article XII

MISCELLANEOUS

Section 12.1 Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Managing Member, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Managing Member, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 12.2 Company Counsel. THE COMPANY, THE MANAGING MEMBER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER AND AFFILIATES THEREOF. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE COMPANY HAS INITIALLY SELECTED GIBSON, DUNN & CRUTCHER LLP AND CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & AUGHTRY, PC (EACH, “COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY COMPANY COUNSEL, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

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Section 12.3 Appointment of Managing Member as Attorney-in-Fact.

(a) Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and Lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Managing Member deems appropriate in accordance with the terms of this Agreement.

(iii) All conveyances of Company Assets and other instruments that the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) Power and Interest. The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 12.4 Entire Agreement. This Agreement, together with the Tax Receivable Agreement and that certain Registration Rights Agreement dated [●], by and among the Managing Member and the stockholders of the Managing Member party thereto, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Seventh Amended and Restated Operating Agreement.

Annex D-34

Section 12.5 Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 12.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Managing Member) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i)	if to the Company or the Managing Member:

c/o Rubicon Technologies, Inc.
950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Email:	bill.meyer@rubicon.com
Attention:	William Meyer, General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Email:	SMuzumdar@gibsondunn.com; EDAmico@gibsondunn.com
Attention:	Saee Muzumdar; Evan M. D’Amico

and

Chamberlain, Hrdlicka, White, Williams & Aughtry, PC

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30303

Email:	Scott.Augustine@chamberlainlaw.com
Attention:	Scott A. Augustine

or to such other address as the Company may from time to time specify by notice to the Members;

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(ii)	if to any Member, to:

the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.8 Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 12.6 shall be deemed effective service of process on such party.

Section 12.9 Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 12.10 Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

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Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 12.12 Third-Party Beneficiaries. Except as provided in Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 12.13 Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 12.14 Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15 Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 12.1 (Conclusive Nature of Determinations), Section 12.3 (Appointment of Managing Member as Attorney-in-Fact), Section 12.4 (Entire Agreement), Section 12.5 (Further Assurances), Section 12.6 (Notices), Section 12.7 (Governing Law), Section 12.8 (Jurisdiction and Venue), Section 4.8 (Survival of Obligations) of Annex C (and this Section 12.15 (Survival)) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Article XIII

DEFINED TERMS

Section 13.1 Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time), and any successor to such statute.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

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“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Agreement” means this Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies Holdings, LLC, together with the Schedules and Exhibits to this Agreement, as now or hereafter amended, restated, modified, supplemented, or replaced.

“Applicable Sale” is defined in Section 7.4(a).

“Applicable Sale Notice” is defined in Section 7.4(c).

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

“Available Cash” means, after taking into account amounts determined by the Managing Member to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Managing Member determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Managing Member.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or New York State Law or regulation.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Managing Member now or hereafter authorized.

Annex D-38

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Member in an Exchange, multiplied by (y) the price per share, net of underwriting discounts and commissions, at which Class A Common Stock is issued by the Managing Member in an underwritten offering or block trade commenced in anticipation of the applicable Exchange (a “Liquidity Offering”); or (z) if no such Liquidity Offering occurs prior to the receipt of the Exchange Notice, the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the amount specified in clause (y) shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Managing Member that do not have an interest in the Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, shares of Class V Common Stock being Exchanged.

“Certificate of Formation” means the Certificate of Formation of Rubicon Technologies, LLC, as filed with the Delaware Secretary of State on April 11, 2011, as amended from time to time.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class V Common Stock required to be surrendered in connection with an Exchange of Class B Units, and (C) such other information, documents or instruments as either the Managing Member (or the Managing Member’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Managing Member (or the Managing Member’s transfer agent) and the Company and, if required by the Managing Member or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Managing Member or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” means, as of any date of determination, in one transaction or a series of related transactions, the Transfer of Units (or any beneficial interest therein) of the Company representing more than fifty (50) percent of the outstanding Common Units as of such date of determination.

“Class A Common Stock” means the Class A common stock of the Managing Member, $0.0001 par value per share.

“Class A Unit” is defined in Section 2.1(b)(i).

Annex D-39

“Class B Unit” is defined in Section 2.1(b)(ii).

“Class V Common Stock” means the Class V Common Stock of the Managing Member, $0.0001 par value per share.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Stock” means the Class A Common Stock or the Class V Common Stock (and shall not include any additional series or class of the Managing Member’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Unit, a Class B Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Company Counsel” is defined in Section 12.2.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Designated Member” means, with respect to each Fiscal Year, a Member who holds, as of the first day of such Fiscal Year, at least one percent (1%) of the Units outstanding that are held by Members other than the Managing Member.

“Drag-Along Right” is defined in Section 7.4(a).

“Earnout Share” has the meaning given to it in Section 3.4 of the Merger Agreement.

Annex D-40

“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex B.

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities (except Debt described in clause (ii) of the definition of New Securities) have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), (y) the Cash Settlement, plus, in the case of an Exchange of Class B Units under either subclause (x) or (y), an amount that is equal to $0.0001 multiplied by the number of shares of Class V Common Stock included in the Exchange, or (z) a combination of the Stock Consideration and the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Managing Member immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class B Unit pursuant to Article XI, and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means (i) each Member, other than the Managing Member and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit or (ii) each holder of an interest in a Member that holds a Unit that is an Exchangeable Unit pursuant to Article XI.

Annex D-41

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Company, the following assumptions will be made when determining the Fair Market Value of Units:

(a) that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time; and

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Managing Member for the benefit of the employees or other service providers (including directors, advisers, and consultants) of the Company, or any Subsidiaries of the Company.

“Incentive Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Incentive Units” in the Seventh Amended and Restatement Operating Agreement and includes both Restricted Incentive Units and Unrestricted Incentive Units, as defined in the Seventh Amended and Restatement Operating Agreement.

“Indemnitee” means the Managing Member, each Affiliate of the Managing Member, the Tax Representative, the Designated Individual and each officer or director of the Managing Member, the Company or their respective Affiliates, in all cases in such capacity.

Annex D-42

“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Majority-in-Interest of the Members” means Members (excluding the Managing Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Managing Member) entitled to vote on or consent to such matter.

“Managing Member” is defined in the preamble to this Agreement.

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member.

“Member Representative” is defined in Section 7.8.

“Merger” means the merger of Ravenclaw Merger Sub LLC with and into the Company, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, by and among the Company, the Managing Member, and other parties thereto, dated December 15, 2021.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries), including Debt that provides any of the rights described in clause (i).

“Percentage Interest” means, with respect to each Member, as to any class or series of relevant Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members, in each case determined as of the date of determination. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

Annex D-43

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Permitted Lender Party” has the meaning given to it in Section 7.10 of this Agreement.

“Pledge Transaction” has the meaning given to it in Section 7.10 of this Agreement.

“Policy Regarding Exchanges” is defined in Section 11.1(a).

“Pre-Closing Taxes” means any (a) U.S. federal, state, or local or non-U.S. tax obligations owed by the Blocker Companies (as defined in the Merger Agreement) for any taxable period (or portion thereof) ending at or before the date of this Agreement in excess of (b) any cash on hand (including cash equivalents and temporary investments of cash) of the Blocker Companies as of the Step 1 Effective Time (as defined in the Merger Agreement) to the extent such cash is not contributed to the Company substantially contemporaneously with the Effective Time (as defined in Merger Agreement).

“Preferred Stock” means shares of preferred stock of the Managing Member now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Managing Member for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Managing Member and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

Annex D-44

“Related-Party Transfer” means a Transfer by a Member of all or part of its Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equity holder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equity holder described in (ii), or (iv) the Managing Member or any Subsidiary of the Managing Member.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 12.8.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Merger Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [●], entered into by and among the Managing Member, the Company, each of the parties thereto identified as a “TRA Holder” or the “TRA Representative” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a Transfer of all or any portion of the Managing Member’s Units (other than to a wholly owned Affiliate).

“Terms” is defined in the definition of “Equivalent Units.”

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“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. Neither (i) an Exchange nor (ii) a hypothecation, lien, or encumbrance satisfying the requirements of Section 7.10 shall constitute a Transfer under this Agreement.

“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit or Class B Unit, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 13.2 Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e) any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

Annex D-46

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

By:
Name:
Title:

By:
Name:
Title:

Annex D-47

Annex A: INITIAL UNITS

Member	Units
Rubicon Technologies, Inc.	[______] Class A Units
[______] Class B Units

Annex D-48

Annex B: ELECTIVE EXCHANGE NOTICE

Please see attached.

Annex D-49

Annex C: TAX MATTERS

Article I

Definitions

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for federal income tax purposes; provided, however, that:

(i) the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii) the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), or (E) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company; and

(iv) the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

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“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(b) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(c)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

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(iv) gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii) notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii) where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Push Out Election” means the election under Code section 6226 or Code section 6227 (or, in each case, any similar provision under the Bipartisan Budget Act of 2015 or other applicable federal, state, or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) for U.S. federal income tax purposes, with respect to each taxable year beginning after December 31, 2017, the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code section 6223 for such taxable year, (b) for U.S. federal income tax purposes, with respect to each taxable year beginning on or before December 31, 2017 the Member designated as the “tax matters partner” for the Company under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) for state, local, or non-U.S. tax purposes, with respect to each applicable taxable period, the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

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Article II

Member’s Capital Accounts.

The Company or Managing Member shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

Article III

Allocations

Section 3.1 Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

Section 3.2 Priority Allocations.

(a) Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members pro rata in accordance with their Units, unless otherwise determined by the Company.

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(c) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d) Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset, pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e) Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a)-(d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3 Other Allocation Rules.

(a) In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Loss) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

(b) Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to (i) any property contributed to the Company before the SPAC Transactions and (ii) “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the SPAC Transactions. With respect to property contributed or section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

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(c) Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(d) Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(e) Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations.

(f) Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code section 752 without the consent of the Company.

Article IV

Certain Tax Matters

Section 4.1 Provision of Information.

(a) Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (Federal Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of Federal Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s Units through electronic delivery.

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(b) Information to Be Provided by Members to Company.

(i) Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii) Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c) No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.2 Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the Merger and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for in this Agreement, and the Members hereby consent to all such elections.

Section 4.3 Tax Representative.

(a) Appointment and Replacement of Tax Representative.

(i) Tax Representative. For each taxable year, including Fiscal Years before the date of this Agreement, the Company shall act as the Tax Representative, but the Company may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of any Person serving as the Tax Representative, or require that Person to resign. For any jurisdiction with respect to which the Company cannot serve as the Tax Representative, however, the Managing Member shall act as the Tax Representative, unless otherwise determined by the Company.

(ii) Designated Individual. If the Tax Representative is not an individual, the Company shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

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(iii) Approval by Members. For each taxable year since the formation of the Company, each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b) Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, that, if a Person other than the Company is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Company. The Tax Representative may delegate its authority under this Section 4.3(b) of this Annex C to a Designated Individual who shall in all cases act solely at the direction of the Company.

(c) Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.4 Tax Audits.

(a) Determinations with Respect to Audits and Other Tax Controversies. Except to the extent otherwise required by applicable tax Law (including Code section 6241(11)), the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Company (acting directly and/or through the Tax Representative or Designated Individual) in connection with any such audits or controversies shall be binding upon the Company and the Members and former Members.

(b) Determinations with Respect to Elections. The Company may make the election “out” under Code section 6221(b) if such an election is available, unless otherwise determined by the Company. If the Company does not make the election described in the preceding sentence, the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”). Notwithstanding any provision of this Agreement to the contrary, the Company shall not make any Push Out Election with respect to any taxable periods ending on or before the effective date of the SPAC Transaction, including the portion of any taxable period through the end of the effective date of the SPAC Transaction.

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(c) Responsibility for Payment of Tax; Former Members.

(i) Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii) Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share, provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share). Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 4.4(c)(ii) of this Annex C.

Section 4.5 No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code section 6241(11).

Section 4.6 United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7 State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

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Section 4.8 Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member to the extent determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be adversely impacted by such amendment.

Section 4.9 Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10 Withholding.

(a) Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except as otherwise determined by the Company pursuant to Section 4.4(c)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b) Additional Provisions with Respect to a Transfer of Units. A Member transferring Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance). If a Member transferring Units will not satisfy clause (i) in connection with any such Transfer unless the transferor Member and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Company against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 4.10(b) of this Annex C.

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(c) Additional Provisions with Respect to an Exchange of Units.

(i) Withholding of Cash or Class A Common Stock Permitted. If (x) the Company or the Managing Member shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations in respect of any Exchange or (y) the applicable Member has unpaid amounts described in Section 4.4(c) of this Annex C, the Company, or the Managing Member, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements or satisfy such payment obligations, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Managing Member, as the case may be, may be required to withhold or the Member may be required to pay with respect to such Exchange. To the extent that amounts are (or property is) so withheld and, if required, paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii) Notice of Withholding. If the Company or the Managing Member determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Managing Member, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Managing Member believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Managing Member is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Managing Member to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C.

(iii) Reimbursement of Taxes by Exchangeable Unit Member. If, within the three-year period beginning at the start of the date of an Exchange, (i) the Company or the Managing Member withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the three-year period ending at the end of the date of such Exchange, and (ii) the Company, the Managing Member or any person other than the applicable Exchangeable Unit Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Managing Member in respect of the Exchangeable Units pursuant to Section 4.10 of this Annex C), the Exchangeable Unit Member shall, upon notice by the Company and/or the Managing Member, promptly reimburse the Company and/or the Managing Member for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 4.10(c)(iii) of this Annex C shall not exceed the amount of cash and Fair Market Value (determined as of the date of receipt) of other consideration received by the Exchangeable Unit Member in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 4.10(c)(iii) of this Annex C shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange. The Company and the Managing Member shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Managing Member or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 4.10(c)(iii) of this Annex C.

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Annex D: SCHEDULE OF OFFICERS

Name	Title
President
Chief Financial Officer
Secretary
Treasurer
Vice President

Annex D-61

Annex E: POLICY REGARDING EXCHANGES

Please see attached.

Annex D-62

Annex E

Execution Version

FORM OF SUBSCRIPTION AGREEMENT

[●], 2021

Founder SPAC

11752 Lake Potomac Drive

Potomac, Maryland 20854

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth above by and between Founder SPAC, a Cayman Islands exempted company (together with any successor thereto, including after the Domestication (as defined below), the “Company”), and the undersigned Investor (the “Investor”), in connection with the proposed business combination (the “Transaction”) between the Company and Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon” or the “Target”) pursuant to that certain Agreement and Plan of Merger, dated as of December 15, 2021, by and among the Company, Rubicon, Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub LLC”), certain blocker merger subsidiaries listed on the signature pages thereto (“Blocker Merger Subs” and, together with Merger Sub LLC, the “Merger Subsidiaries”), and certain blocker companies listed on the signature pages thereto (as it may be amended from time to time, the “Transaction Agreement”). In connection with the Transaction, the Company is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with, the closing of the Transaction (the “Transaction Closing”), shares of common stock of the Company (after giving effect to the Domestication), par value $0.0001 per share (“Common Shares”), for a purchase price of $10.00 per share (the “Per Share Purchase Price”) in a private placement to be conducted by the Company (the “Offering”). On or about or following the date of this Subscription Agreement, the Company is entering into subscription agreements with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Other Investors, severally and not jointly, and the Investor have agreed or will agree to purchase Common Shares, on the date of the Transaction Closing, at the Per Share Purchase Price (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions set forth herein, and intending to be legally bound hereby, each of the Investor and the Company acknowledges and agrees as follows:

1. Subscription. As of the date written above, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Investor, the number of Common Shares set forth on the signature page of this Subscription Agreement (the “Shares”) at the Per Share Purchase Price on the terms and subject to the conditions provided for herein.

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2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing,” and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction Closing. The Closing shall occur on the date of, and immediately prior to the Transaction Closing, but after the Company’s transfer by way of continuation out of the Cayman Islands and domestication into the State of Delaware pursuant to the applicable provisions of the Cayman Islands Companies Act (As Revised) and the Delaware General Corporation Law, as amended (the “Domestication”). The Company shall provide written notice (which may be via email) to the Investor (the “Closing Notice”), which Closing Notice shall contain wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”), to be identified in the Closing Notice, that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than five (5) business days from the date of the Closing Notice and the Investor shall deliver, at least two (2) business days prior to the Scheduled Closing Date, (i) to the Escrow Account, the Subscription Amount by wire transfer of United States dollars in immediately available funds and (ii) to the Escrow Agent, any information that is reasonably requested by the Company or the Escrow Agent in order for the Company to issue the Shares to the Investor, including, without limitation, a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. The wire transfer shall identify the Investor and, unless otherwise agreed by the Company, the funds shall be wired from an account in the Investor’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Investor of the Shares. On the Closing Date, promptly after the Closing, the Company shall deliver (or cause delivery of) the number of Shares set forth on the signature page to this Subscription Agreement in book entry form with restrictive legends to the Investor as indicated on the signature page or to a custodian designated by the Investor, as applicable, as indicated below but otherwise free and clear of ay liens or other restrictions (other than those arising under state or federal securities laws); provided, however, that the Company’s obligation to issue the Shares to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Investor to the Escrow Account, then, promptly after such termination (and in any event, within three (3) business days thereafter), the Company will instruct the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor. For purposes of this Subscription Agreement, (x) “business day” shall mean a day other than a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized or required by law to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, Founder SPAC Sponsor LLC.

3. Closing Conditions.

a. In addition to the conditions to Closing set forth in Section 2, the obligation of the parties hereto to consummate the Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

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(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition on consummations of the transactions contemplated hereby; and

(iii) all conditions precedent to the Transaction Closing under the Transaction Agreement shall have been satisfied or waived, other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the Transaction Closing.

b. The obligation of the Company to consummate the Closing is also subject to the satisfaction or waiver by the Company of the conditions that: (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the Closing is also subject to the satisfaction or waiver by the Investor of the conditions that:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) all obligations, covenants and agreements of the Company required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement, which such prohibition, for the avoidance of doubt, shall not include the waiver of any minimum cash condition set forth in the Transaction Agreement by the Company and/or the Target;

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(iv) no suspension of the qualification of the Company’s Class A ordinary shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A ordinary shares on the NYSE shall have occurred; and

(v) there shall have been no amendment, waiver, or modification to any Other Subscription Agreement on or prior to the Closing that benefits such Other Investors (other than terms particular to the regulatory requirements of such Other Investors or related funds) unless the Investor has been offered substantially similar benefits in writing.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company is duly formed, validly existing and in good standing under the laws of the Cayman Islands, and, after giving effect to the Domestication, the Company will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Shares have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or applicable law or any other agreement or contract.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and principles of equity, whether considered at law or equity.

d. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Investor than the Investor hereunder and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that benefits the Other Investor thereunder unless the Investor has been offered substantially similar benefits; provided, however, that the foregoing shall exclude (A) any commercial arrangements entered into by the Company or the Target with Other Investors that have executed Other Subscription Agreements and that the Company or the Target has determined are strategic investors and (B) any arrangements that the Target has entered into prior to or as of the date hereof with Other Investors that have executed Other Subscription Agreements which Other Investors, as of the date hereof, are equity holders of the Target (“Current Target Members”) who have entered into such arrangements in their capacity as members of the Target (including, for the avoidance of doubt, agreements or other arrangements entered into by Other Investors that are Current Target Members, in their capacities as equity holders of the Target, simultaneously with and pursuant to the Transaction Agreement but excluding any Other Subscription Agreements with Current Target Members, which Other Subscription Agreements shall be entered into on terms substantially similar to those set forth in this Subscription Agreement and, in no event on terms materially more favorable than those set forth herein).

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e. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) and will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, in each case that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with its obligations under this Subscription Agreement.

f. Except for any delays in the filing of the Company’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), as of their respective dates (each a “Filing Date”), all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed at the time of the execution of this Subscription Agreement and at the time of the Transaction Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the Filing Date of the applicable SEC Report, as interpreted as of the Filing Date, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

g. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable. Other than Moelis and Cohen (the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Common Shares in the Offering.

h. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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i. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement. The Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. As of the date hereof, the authorized share capital of the Company consists of (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (A) 31,625,000 Class A ordinary shares of the Company are issued and outstanding, (B) 7,906,250 Class B ordinary shares of the Company are issued and outstanding, (C) 15,812,500 redeemable public warrants to purchase Class A ordinary shares are issued and outstanding, (D) 14,204,375 private placement warrants to purchase Class A ordinary shares of the Company are issued and outstanding and (E) no preference shares are issued and outstanding. All (1) issued and outstanding ordinary shares of the Company are, and, after giving effect to the Domestication, will be, duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants of the Company have been duly authorized and validly issued and are not subject to any preemptive rights. None of the outstanding ordinary shares of the Company has been (and, after giving effect to the Domestication, none of the outstanding Common Shares will be) issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to herein or therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any ordinary shares or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as set forth in the SEC Reports and as contemplated by the Transaction Agreement. As of the date hereof, the Company has no direct or indirect subsidiaries except for the Merger Subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any entity, whether incorporated or unincorporated.

k. As of the date hereof, the Company’s issued and outstanding Class A ordinary shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUN” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the Company’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of such shares on Nasdaq, or to deregister the shares under the Exchange Act. Other than as contemplated by the Transaction, the Company has taken no action that is intended to, or would reasonably be expected to result in, termination of the registration of such shares under the Exchange Act.

l. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

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m. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6. Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a. The Investor is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) Applicable to U.S. investors: At the time the Investor was offered the Shares, it was, as of the date hereof, the Investor is, and as of the Closing Date the Investor will be (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), as indicated in the questionnaire attached hereto as Exhibit A and (ii) is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(ii) Applicable to non-U.S. investors: The Investor understands that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Investor is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. The Investor is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. The Investor understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law), mortgaged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares delivered at the Closing in accordance herewith will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge, mortgage or disposition of any of the Shares. The Investor has conducted its own investigation of the Company, the Target and the Shares and the Investor has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

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c. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, the Target or any of their respective affiliates or any control persons, shareholders, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has (i) received, reviewed and understood the Disclosure Documents (as defined below) made available to the Investor in connection with the Transaction and (ii) conducted and completed its own independent due diligence with respect to the Transaction based on such information as the Investor deems appropriate and necessary in order to make an investment decision with respect to the Shares and assuming the accuracy of the information in the Disclosure Documents in all material respects, including, without limitation, with respect to the Company, the Transaction and the business of the Target and its subsidiaries. The Investor has not relied on the Placement Agents, or any statement or action by the Placement Agents, to decide to enter into the transactions contemplated hereby. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of October 14, 2021 and filed with the SEC (File No. 333-258158) on October 15, 2021 (the “Prospectus”), (ii) each of the other SEC Reports, from the date of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement and (iv) the investor presentation by the Company and the Target (the “Investor Presentation”), a copy of which will be furnished by the Company to the SEC. The Investor acknowledges the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in the terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, the Investor is not relying upon any projections contained in the Investor Presentation; provided, that nothing set forth in this sentence shall be deemed to limit, amend or modify the other representations and warranties made by the Company in Section 5 hereof. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

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f. The Investor hereby acknowledges and agrees that (i) the Placement Agents are acting solely as placement agents to the Company in connection with the Transaction, and are not acting as underwriters or in any other capacity, and are not and shall not be construed as fiduciaries or financial advisors for the Investor in connection with subscription for Shares hereunder or the Transaction, (ii) the Placement Agents have not made and will not make any representation or warranty, express or implied, to the Investor with regard to this Offering, the Shares, the Company or the Target and have not provided any advice or recommendation to the Investor in connection with the transactions herein, (iii) the Placement Agents will have no responsibility for the representations, warranties or agreements made by the Company or the Investor, or between them, hereunder, (iv) neither the Placement Agents, nor any of their respective representatives or affiliates, has made any independent investigation with respect to the Company, the Shares or the Target or the accuracy, completeness or adequacy of any information supplied to the Investor by or on behalf of the Company or the Target, and (v) the Placement Agents shall not bear responsibility or liability to the Investor for any losses or damages the Investor may incur as a result of or in connection with its purchase of the Shares or any transaction contemplated hereby and, to the fullest extent permitted by law, the Investor hereby waives any claims or causes of action that the Investor may have, now or in the future, against the Placement Agents in connection with any matter set forth herein.

g. The Investor became aware of this Offering of the Shares solely by means of direct contact between the Investor and the Company or the Placement Agents or a representative of the Company or the Placement Agents, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company, the Placement Agents or a representative of the Company or the Placement Agents. The Investor did not become aware of this Offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor has a substantive pre-existing relationship with the Company, the Target or their respective affiliates or the Placement Agents or their respective affiliates for this Offering of the Shares. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Company, the Target or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its decision to subscribe in the Offering. Neither the Investor, nor any of its directors, officers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the SEC Reports. The Investor is (i) an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The Investor understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Investor has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Investor is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor is able to bear the substantial risks associated with its purchase of the Shares, including but not limited to loss of its entire investment therein.

i. The Investor has sought such accounting, legal and tax advice as the Investor considered necessary to make an informed investment decision regarding its purchase of the Shares and participation in the Offering and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Target or the Placement Agents has provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement.

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j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company.

k. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Reports.

l. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation. The Investor has the power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule, order, subpoena, judgment, ruling or regulation of any court or other tribunal or the rules of any governmental commission or agency or regulatory or self-regulatory body, including the SEC or any applicable securities exchange, or any agreement or other undertaking to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, by-laws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representation and warranty made by the Investor hereunder shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties hereunder.

o. The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Investor represents that to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

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p. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares. The Investor agrees that each Placement Agent and each of its respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Target or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Company. In connection with the issue and purchase of the Shares, neither Placement Agent has acted as the Investor’s financial advisor or fiduciary. The Investor acknowledges that neither Placement Agent assumes any responsibility for independent verification of, or the accuracy or completeness of, any information or projections provided to the Investor hereunder.

q. Neither the Investor, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Investor has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of the Shares by the Investor will not subject the Company to any Disqualification Event.

r. The Investor acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

s. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Shares hereunder.

t. The Investor has and, when required to deliver payment to the Escrow Agent pursuant to Section 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

u. The Investor does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

v. The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

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w. If the Investor is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that neither the Company nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice with respect to its decision to acquire and hold the Shares, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

7. Registration Rights.

a. The Company agrees that it will use reasonable best efforts to prepare an advanced draft of, prior to the Closing Date, and, in any event will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”) as promptly as practicable following the Closing Date, and in any event on the first business day to occur (10) calendar days after the Closing Date, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Filing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Effectiveness Date, (ii) the date on which the Investor ceases to hold any Shares covered by such Registration Statement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Prior to the effective date of the Registration Statement, the Company will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by the Company to effect the registration of such Shares, and execution of such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of the Shares. If the SEC prevents the Company from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Company securities which is equal to the maximum number of Company securities as is permitted by the SEC, (ii) the number of Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and (iii) the Company shall promptly file another registration statement covering the offer and sale of the remaining Common Shares held by the Investor. The Company will provide a draft of the Registration Statement to the Investor for review reasonably in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. Any failure by the Company to file the Registration Statement by the required Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 7, provided that any delay in the Filing Date or Effectiveness Date that is not a breach of the Company’s obligations hereunder shall give rise to a corresponding extension of such deadline(s), as applicable, by an equal number of days. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares and any other equity security issued or issuable with respect to the Shares by way of share split, dividend or distribution on or with respect to the Shares.

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b. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Company becomes eligible to use such Form S-3. Further, the Investor acknowledges and agrees that the Company may delay filing or suspend the use of any such registration statement if it determines in good faith, that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, if such filing or use could reasonably be expected to materially affect a bona fide business or financing transaction of the Company or in the event that filing such registration statement would require premature disclosure of information that could reasonably be expected to materially adversely affect the Company (each such circumstance, a “Suspension Event”), provided, that the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter; provided, further, that the Company may not delay filing or suspend use of any registration statement (including the Registration Statement) on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period.

c. Upon receipt of any written notice from the Company of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until the Investor receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Investor will deliver to the Company or destroy, in the sole discretion of the Investor, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Shares is effective or when the Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legends on any Shares following the Company’s receipt of any documentation reasonably requested by the Company or the transfer agent (including customary representations in connection with such sale and legend removal).

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d. Indemnification. From and after the Closing,

(i) The Company agrees to indemnify and hold the Investor, each person, if any, who controls the Investor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each officer, employee, director, member, attorney, agent and affiliate of the Investor within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which the Investor effects or executes the resale of any Shares (collectively, the “Investor Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by the Investor Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment or supplement thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, except to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Company hereunder be greater in amount than the Subscription Amount and the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(ii) The Investor agrees to, severally and not jointly with any other selling shareholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by the Company Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation and the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Investor (which consent shall not be unreasonably withheld, delayed or conditioned).

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(iii) If the indemnification provided under this Section 7 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(iii) from any person who was not guilty of such fraudulent misrepresentation. This Section 7(d)(iii) shall be subject to the limitations and restrictions in the last sentence of each of Sections 7(d)(i) and 7(d)(ii).

e. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of any Registration Statement, it will use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor in accordance herewith and shall:

(i) advise the Investor within five (5) business days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; and (D) when a Registration Statement or any post-effective amendment thereto has become effective.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Investor of the events listed above, provide the Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Investor of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(iv) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Shares have been listed; and

(v) use its commercially reasonable efforts (1) to take all other steps necessary to effect the registration of the Shares contemplated hereby, (2) for so long as the Investor holds the Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Investor to sell the Shares under Rule 144 and (3) to take such further actions, at the Investor’s expense, as the Investor may reasonably request in writing from time to time to enable the Investor to sell the Shares under Rule 144.

8. Investor’s Covenant. The Investor agrees that, from the date of this Subscription Agreement until the Closing, none of the Investor or any person acting on behalf of the Investor or pursuant to any understanding with the Investor (i) will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any Shares, any securities of the Company or any instrument exchangeable for or convertible into any securities of the Company prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Company, in cash or otherwise, or (ii) will publicly disclose the intention to undertake any of the foregoing; provided, further, that the provisions of this Section 8 shall not apply to long sales (including sales of securities held by the Investor prior to the date of this Subscription Agreement and securities purchased by the Investor in the open market after the date of this Subscription Agreement) other than those effectuated through derivatives transactions and similar instruments. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit any entities under common management with the Investor that have no knowledge (constructive or otherwise) of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby from entering into any such transactions; and in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares hereunder.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) upon written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Agreement End Date (as defined in the Transaction Agreement as of the date hereof) (any of (a) through (c), collectively, “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company or a Placement Agent shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Sections 9 through 13 of this Subscription Agreement and the obligations in Section 2 with respect to the Company instructing the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor will survive any termination of this Subscription Agreement and continue indefinitely) and, promptly after any such Termination Event, the Company shall instruct the Escrow Agent to promptly return any monies paid by the Investor to the Escrow Account in connection herewith to the Investor.

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10. Trust Account Waiver. Reference is made to the Prospectus. The Investor understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (the “Public Shareholders”) and certain other parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Company fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension as described in the Prospectus or by an amendment to its organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company’s entry into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Investor nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or to make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Company or its representatives, on the one hand, and the Investor or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Investor on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Investor or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Subscription Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its affiliates under applicable law. To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Investor hereby acknowledges and agrees that the Investor’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its representatives, as applicable, shall be entitled to recover from the Investor and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 10 shall not affect any rights of the Investor or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of the Company if it does not consummate a Business Combination prior to its deadline to do so. For purposes of this Subscription Agreement, “representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 10 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

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11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned without the prior written consent of each of the other parties hereto and any such and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the delivery of the Closing Notice, the Investor may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Investor, or to any fund or account managed by the same investment manager as the Investor, that can make the representations set forth in Section 6(a) as if such representations applied to such assignee, so long as the Investor provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed questionnaire in the form attached hereto as Exhibit A (if applicable) duly executed by such assignee; provided, further, that (i) such assignee shall agree in writing to be bound by the terms hereof and shall make to the Company each of the representations, warranties and covenants of the Investor set forth in Section 6 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Investor will relieve the Investor of its obligations under this Subscription Agreement, and the Investor will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

b. The Company may request from the Investor such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested and to the extent readily available and reasonably consistent with the Investor’s internal policies and procedures; provided that the Company agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law. The Investor acknowledges and agrees that if it does not provide the Company with such requested information, the Company may without any liability hereunder reject the Investor’s subscription prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Company to evaluate the Investor’s eligibility to acquire the Shares or the Company determines that the Investor is not eligible to acquire the Shares.

c. The Investor acknowledges that the Company, the Placement Agents, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Exhibit A hereto, as if they were made directly to them; provided, however, that the Closing may only be enforced against the Investor by the Company (or any successor entity). Prior to the Closing, the Investor agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (or, with respect to the contents of Exhibit A, in any respect).

d. The Company, the Placement Agents and the Target are entitled to rely upon this Subscription Agreement and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each party against whom enforcement of such amendment, modification, waiver or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

g. This Subscription Agreement (including Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Investor in connection with the Offering). Except as expressly set forth herein (including Section 7(d)), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, that, notwithstanding anything to the contrary contained herein, the Target and the Placement Agents are each intended third party beneficiaries of the representations, warranties and agreements of the Investor contained in Section 6 hereof, with rights of enforcement only with respect to the waivers or obligations set forth therein that are specific to the Target or to the Placement Agents, respectively.

Annex E-18

Confidential

h. This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. If any change in the number, type or classes of authorized shares of the Company (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11(o). Nothing in this Section 11(n) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ENFORCEMENT HEREOF.

Annex E-19

Confidential

o. Any notice or communication required or permitted to be given hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, in the case of the Investor, and at the address set forth in this Section 11(o), in the case of the Company, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the following address or to such other address or addresses as the Investor or the Company may hereafter designate by written notice to the other party.

If to the Company, to:		with copies (which shall not constitute notice) to:

Founder SPAC		Winston & Strawn LLP
11752 Lake Potomac Drive		800 Capitol St Suite 2400
Potomac, Maryland 20854		Houston, TX 77002
Attention:	Osman Ahmed	Attention:	Michael Blankenship
Email:	osman@founderspac.com		James Brown
		Email:	mblankenship@winston.com
jrbrown@winston.com

Notice to the Investor shall be given to the address underneath the Investor’s name on the signature page hereto.

p. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and the correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Investor agrees that neither (i) any Other Investor pursuant to any Other Subscription Agreement entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other representatives of any such Other Investor, but excluding, for the avoidance of doubt, the Company) nor (ii) the Placement Agents, their affiliates or any of their or their affiliates’ respective control persons, officers, directors, employees or other representatives (but excluding, for the avoidance of doubt, the Company), shall be liable to the Investor pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares. The Investor acknowledges that neither the Placement Agents, nor their representatives (excluding, for the avoidance of doubt, the Company): (a) shall be liable to the Investor for any improper payment made in accordance with the information provided by the Company; (b) make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or the Transaction Agreement (together with any related documents, the “Transaction Documents”); or (c) shall be liable to the Investor (whether in tort, contract or otherwise) (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Subscription Agreement or any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement or any Transaction Document, except for their fraud, gross negligence, willful misconduct or bad faith. Notwithstanding anything else herein, nothing contained in this Subscription Agreement shall be construed as a waiver of any rights arising from fraud, intentional misrepresentation, or of any similar rights provided under applicable laws.

Annex E-20

Confidential

13. Disclosure. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13; provided, however, that the Investor hereby consents to the publication and disclosure in any press release issued by the Company or Current Report on Form 8-K (“Form 8-K”) filed by the Company with the SEC in connection with the execution and delivery of the Transaction Agreement or this Subscription Agreement and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any governmental authority or to security holders of the Company) of the Investor’s identity and beneficial ownership of Shares and the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement or the form hereof; provided, further, that in any such case, the Company shall provide, except to the extent prohibited by applicable law, the Investor with written notice of any disclosure permitted under this Section 13 prior to such disclosure, give the Investor a reasonable opportunity to comment on such disclosure and consider in good faith any such reasonable comments provided by the Investor.

14. Company Disclosure. The Company shall (a) no later than 9:30 am (Eastern Time) on the first business day after the date on which this Subscription Agreement is executed by the Investor and the Company, (i) issue one or more press releases (collectively, the “Press Release”) announcing the execution of the Transaction Agreement by the parties thereto and (ii) file a copy of the Press Release with the SEC on Form 8-K to which a copy of the Investor Presentation is also an exhibit and (b) by the end of the second business day following the date on which this Subscription Agreement is executed (the “Disclosure Time”) file an additional Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated by the Transaction Agreement and the Subscription Agreements. From and after the Disclosure Time, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement.

[SIGNATURE PAGES FOLLOW]

Annex E-21

Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOUNDER SPAC

By:
Name:
Title:

Annex E-22

Confidential

{INVESTOR SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Investor:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Investor (if not same as address for notice):

Subscription Amount:	$

Number of Shares:

Investor status (mark one): ☐ U.S. investor ☐ Non-U.S. investor

EIN Number:

Annex E-23

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings ascribed to such terms in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

______	(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Investor’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of the Investor’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

______	(ii)	A natural person who had an individual income in excess of $200,000, or joint income with the Investor’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Investor should add to the Investor’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

______	(iii)	A director or executive officer of the Company;

______	(iv)	A natural person holding in good standing one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities and Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

______	(v)	A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

______	(vi)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

Annex E-24

______	(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

______	(viii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

______	(ix)	An insurance company as defined in Section 2(a)(13) of the Securities Act;

______	(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that act;

______	(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

______	(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

______	(xiii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

______	(xiv)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

______	(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

______	(xvi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

______	(xvii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

______	(xviii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

______	(xix)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

Annex E-25

______	(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

______	(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

______	(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

______	(xxiii)	The Investor does not qualify under any of the investor categories set forth in (i) through (xxii) above.

2.1	Type of the Investor. Indicate the form of entity of the Investor:

☐	Individual	☐	Limited Partnership
☐	Corporation	☐	General Partnership
☐	Revocable Trust	☐	Limited Liability Company
☐	Other Type of Trust (indicate type):
☐	Other (indicate form of organization):

2.2.1	If the Investor is not an individual, indicate the approximate date on which the Investor entity was formed: __________________.

2.2.2	If the Investor is not an individual, initial the line below which correctly describes the application of the following statement to the Investor’s situation: the Investor (x) was not organized or reorganized for the specific purpose of acquiring the securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Investor.

True

False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Investor:

Investor Name:

By:
Signatory Name:
Signatory Title:

Date:

Annex E-26

Annex F

December 15, 2021

Founder SPAC

11752 Lake Potomac Drive

Potomac, MD 20854

Rubicon Technologies, LLC

950 E. Paces Ferry Road Suite #1900

Atlanta, GA 30326

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as such term is defined in the Merger Agreement), “SPAC”), Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of SPAC (“Merger Sub LLC”), certain blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Merger Sub Incs” and, together with Merger Sub LLC, “Merger Subs”), certain blocker companies listed on the signature pages thereto (each a “Blocker Company” and collectively, the “Blocker Companies”) pursuant to which, among other things, Merger Sub LLC shall be merged with and into the Company (the “Merger” and together with the other transactions contemplated by the Merger Agreement the “Merger”), and hereby amends and restates in its entirety that certain letter, dated October 14, 2021, from, Founder SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of SPAC’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 7 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Acquiror Private Placement Warrants, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company, SPAC Entities, and Blocker Companies to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with SPAC Entities and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

(a)	vote any ordinary shares owned by it, him or her (all such ordinary shares, the “Covered Shares”) in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger;

(b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Covered Shares against any Business Combination Proposal and any other action, in each case, that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of the SPAC Entities under the Merger Agreement, result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of SPAC;

Annex F-1

(d)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Covered Shares against any change in business, management or board of directors of SPAC (other than in connection with the Merger and the other proposals related to the Merger);

(e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval; and

(f)	execute and return an action by written resolution approving the board of directors of Acquiror at Closing in accordance with the terms of the Merger Agreement.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and shall do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of SPAC or whether the board of directors of SPAC has effected a SPAC Change in Recommendation.

2.	The Sponsor and each Insider hereby agrees and acknowledges that: (a) SPAC and, prior to any valid termination of the Merger Agreement in accordance with its terms, the Company may be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	(a)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one hundred eighty (180) days after the completion of the Merger and (B) subsequent to the Merger, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Acquiror Private Placement Warrants (or any Class A ordinary shares issued or issuable upon the exercise of the Acquiror Private Placement Warrants), until the earlier of (A) one hundred eighty (180) days after the completion of the Merger and (B) subsequent to the Merger, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

Annex F-2

(c)	Notwithstanding the provisions set forth in paragraphs 3(a) and 3(b), Transfers of the Founder Shares, Acquiror Private Placement Warrants and Class A Common Stock issued or issuable upon the exercise or conversion of the Founder Shares and the Acquiror Private Placement Warrants, in each case, that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (i) to SPAC’s officers or directors, any affiliate or family member of any of SPAC’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private transfers or transfers made in connection with any contingent forward purchase agreement or similar arrangement or in connection with the consummation of the Merger at prices no greater than the price at which the shares or warrants were originally purchased; (vi) in the case of the Sponsor, by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (vii) in the event of SPAC’s completion of a liquidation, merger, capital stock exchange or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property subsequent to the completion of the Merger; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement with SPAC agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including, but not limited to, the provisions herein relating to voting, the Trust Account and liquidating distributions).

(d)	Notwithstanding anything to the contrary in paragraphs 3(a), 3(b) and 3(c) if either (i) any waiver, release, termination, shortening or other amendment or modification to the Lockup Agreement, dated as of the date hereof among SPAC and certain stockholders of the Company (the “Lockup Agreement”) occurs which improves the terms of the lock-up of any shares of Common Stock held by such stockholders immediately following the Closing, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in the Lockup Agreement as to any such Company stockholder (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the lock-up on the Founder Shares and the provisions of this Section 3 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of this Section 3 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Founder Shares; provided, however, that in any such circumstances the holders of Founder Shares shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any such amendment to the Lockup Agreement and this Agreement, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to any holder of Founder Shares indicating that the Company plans to take a specified action with respect to the Lockup Agreement and this Agreement and setting forth the terms of any such amendment.

4.	The Sponsor hereby irrevocably and unconditionally (i) agrees that pursuant to Article 37 of the SPAC’s Amended & Restated Memorandum of Association (the “Articles”), all of the Founder Shares outstanding as of the date hereof (whether or not held by the Sponsor), shall convert into shares of Class A Common Stock on a one-for-one basis and (ii) waives any adjustment to the Conversion Ratio (as defined in the Articles) to which it would otherwise be entitled pursuant to Article 37.4 of the Articles that would result from the issuance of any equity or equity-linked securities pursuant to the Subscription Agreements, the Merger or otherwise in connection with the Closing.

5.	The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

Annex F-3

6.	As used herein: (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “Founder Shares” shall mean the outstanding shares of Class B ordinary shares and the Class A ordinary shares issuable upon conversion of such shares of Class B ordinary shares in connection with the Closing; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Class A ordinary shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of SPAC; (v) “Class B ordinary shares” shall mean the Class B ordinary shares, par value $0.0001 per share, of SPAC; (vi) “ordinary shares” shall mean the Class A ordinary shares and the Class B ordinary shares; (vii) “Acquiror Private Placement Warrants” shall mean the SPAC warrants that the Sponsor purchased for an aggregate purchase price $12,623,125, or $1.00 per SPAC warrant, in a private placement that occurred simultaneously with the consummation of SPAC’s initial public offering, pursuant to which the Sponsor is entitled to purchase up to 12,623,125 Class A ordinary shares; and (viii) “Business Combination Proposal” means any action to initiate, solicit, facilitate, consider, engage in or continue any discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, response, provide information to, or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

7.	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by SPAC Entities and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement in accordance with its terms.

8.	No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, the SPAC Entities and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.	Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10.	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Annex F-4

12.	This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Any action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in Chancery Court of the State of Delaware, and each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action arising under this Sponsor Agreement, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this paragraph. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. THE PARTIES EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS SPONSOR AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SPONSOR AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or electronic or facsimile transmission in accordance with Section 12.3 of the Merger Agreement.

14.	This Sponsor Agreement shall automatically terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of SPAC prior to the consummation of the Merger. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, SPAC or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

Annex F-5

15.	The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (a) if such Person is not an individual, it is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other actions on the part of the Sponsor; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (d) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the Governing Documents of such Person, or (ii) require any Consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Acquiror Private Placement Warrants, as applicable), in each case, to the extent such Consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (e) there are no Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (f) except for the fees described on Section 6.12 of the Acquiror’s Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from such Person, SPAC, any of SPAC’s Subsidiaries or any affiliate of such Person or SPAC in connection with the transactions contemplated by the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective affiliates would have any obligations or liabilities of any kind or nature following the consummation of the Merger; (g) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (h) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) as of the date hereof, such Person has good title to all such Founder Shares and Acquiror Private Placement Warrants set forth opposite such Person’s name on Schedule A, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Acquiror Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Acquiror Private Placement Warrants, other than pursuant to (1) this Sponsor Agreement, (2) the Articles, (3) the Merger Agreement, (4) the Registration Rights Agreement, dated as of October 14, 2021, by and among SPAC, the Sponsor and certain security holders party thereto (the “Registration Rights Agreement”), or (5) any applicable securities laws; (j) the Founder Shares and Acquiror Private Placement Warrants identified on Schedule A are the only Founder Shares or Acquiror Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Acquiror Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Acquiror Private Placement Warrants, except as provided in this Sponsor Agreement; and (k) solely with respect to the Sponsor, immediately prior to the Effective Time and prior to the forfeiture of the Forfeited Securities: (1) all of the Forfeited Securities will be owned by the Sponsor and (2) the Sponsor has, as of the date hereof and immediately prior to giving effect to the Merger on the Closing Date, valid, good and marketable title to such Forfeited Securities, free and clear of all Encumbrances (other than Liens pursuant to this Sponsor Agreement, the Merger Agreement, the Certificate of Incorporation, the Registration Rights Agreement or any Ancillary Agreement and transfer restrictions under applicable Laws or the Governing Documents of SPAC).

16.	Subject to the terms and conditions of this Sponsor Agreement, (a) the Sponsor hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by paragraph 4 and (b) from the date hereof until the earlier of the Closing and the valid termination of the Merger Agreement, the Sponsor shall not enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any of the Forfeited Securities.

Annex F-6

17.	If, and as often as, (a) there are any changes in SPAC, the Founder Shares or the Acquiror Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Sponsor acquiring new shares of Common Stock, SPAC Warrants or any other Equity Securities of SPAC, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any ordinary shares, SPAC warrants or other Equity Securities of SPAC after the date of this Sponsor Agreement or (c) the Sponsor acquires the right to vote or share in the voting of any ordinary shares or other Equity Securities of SPAC after the date of this Sponsor Agreement (any and all such shares of Common Stock, SPAC warrants or other Equity Securities of SPAC, collectively the “New Securities”), then, in each case, (i) such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the ordinary shares or SPAC warrants owned by the Sponsor as of the date hereof and (ii) if applicable, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, as applicable, the Founder Shares and SPAC warrants, including the Acquiror Private Placement Warrants, each as so changed.

18.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Annex F-7

Sincerely,

FOUNDER SPAC SPONSOR LLC

	By:	/s/ Manpreet Singh
		Name:	Manpreet Singh
		Title:	Manager

/s/ Allen Salmasi
Allen Salmasi

/s/ Steve Papa
Steve Papa

/s/ Rob Theis
Rob Theis

/s/ Jack Selby
Jack Selby

/s/ Hassan Ahmed
Hassan Ahmed

/s/ Osman Ahmed
Osman Ahmed

/s/ Manpreet Singh
Manpreet Singh

Annex F-8

Acknowledged and Agreed:

FOUNDER SPAC

By:	/s/ Osman Ahmed
	Name:	Osman Ahmed
	Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

Annex F-9

Acknowledged and Agreed:

RUBICON TECHNOLOGIES, LLC

By:	/s/ Nathaniel R. Morris
	Name:	Nathaniel R. Morris
	Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

Annex F-10

Schedule A

Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Founder SPAC Sponsor LLC	7,906,250	12,623,125
Total	7,906,250	12,623,125

Annex F-11

Annex G

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December [●], 2021, is entered into by and among Founder SPAC, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Purchaser”) and each of the Persons set forth on Schedule A hereto (the “Supporting Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, (i) Purchaser, (ii) Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub LLC”), (iii) certain blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Merger Sub Incs” and, together with Merger Sub LLC, “Merger Subs”), (iv) certain blocker companies listed on the signature pages thereto (each a “Blocker Company” and collectively, the “Blocker Companies”), and (v) Rubicon Technologies, LLC, a Delaware limited liability company (the “Company” and, together with its subsidiaries, the “Rubicon Companies”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to the Supporting Holders, which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub LLC will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Purchaser, (ii) following the Merger, each Merger Sub Inc will merge with and into its corresponding Blocker Company (each surviving company after such mergers, a “Surviving Blocker Company”) and, immediately thereafter and prior to each additional Merger Sub Inc. merging into its corresponding Blocker Company, each such Surviving Blocker Company will merge with and into Purchaser, with Purchaser surviving such mergers (such mergers, the “Blocker Mergers” and, together with the Merger, the “Mergers”), and (iii) Class A common stock of Purchaser, par value $0.0001 per share and Class V common stock of Purchaser, par value $0.0001 per share (“Purchaser Common Stock”), with a contingent right to receive a number of additional shares Purchaser Common Stock in accordance with the Merger Agreement, shall be issued by Purchaser to holders of Company Units (defined below) in consideration thereof;

WHEREAS, as of the date hereof, the Supporting Holder is the record owner, beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over (a) the number of Common Units of the Company (“Company Common Units”) set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Company Common Units” and (b) the number of (i) Series A Units of the Company (“Company Series A Units”), (ii) Series B Units of the Company (“Company Series B Units”), (iii) Series C Units of the Company (“Company Series C Units”), (iv) Series D Units of the Company (“Company Series D Units”), and (v) Series E Units of the Company (“Company Series E Units”) (collectively, “Company Preferred Units” and collectively with the Company Common Units, the “Company Units”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Company Preferred Units” (all such Company Common Units specified on Schedule A under the column heading “Number of Company Common Units” shall be referred to herein as the Supporting Holder’s “Subject Common Shares,” all such Company Preferred Units specified on Schedule A under the column heading “Number of Company Preferred Units” shall be referred to herein as the Supporting Holder’s “Subject Preferred Shares,” and the Supporting Holder’s Subject Common Shares and Subject Preferred Shares and any other shares of Company Common Units or Company Preferred Units the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Shares”); and

Annex G-1

WHEREAS, as a condition to Purchaser’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Purchaser to enter into the Merger Agreement, the Supporting Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO VOTE SUBJECT SHARES

1.1 Voting of Subject Shares. Each Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event not later than five (5) Business Days after the Registration Statement is declared effective by the SEC, the Supporting Holders shall deliver to Purchaser and the Company a written consent in the form attached hereto as Exhibit A (the “Written Consent”) voting all of the Subject Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (including the Mergers). The Supporting Holders covenant and agree that, prior to the termination of this Agreement, the Supporting Holders will at any meeting of the members of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the members of the Company (whenever presented), cause the Subject Shares to be voted (including via proxy) (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement(ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Series A Units, Series B Units, Series C Units, Series D Units, and Series E Units present in person or represented by proxy to constitute a quorum, and (iii) against any proposal, offer, or submission with respect to a Company Business Combination or the adoption of any agreement to enter into a Company Business Combination.

1.2 No Inconsistent Agreements. The Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the obligations and terms of this Article I. The Supporting Holders covenant and agree to not, at any time prior to the termination of this Agreement, enter into any agreement or undertaking that is inconsistent in any material respect with, or would otherwise materially interfere with, or prohibit or prevent the Supporting Holders from satisfying, their obligations pursuant to this Agreement.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

Each Supporting Holder represents and warrants to Purchaser that:

2.1 Authorization; Binding Agreement.

(a) The Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Annex G-2

(b) This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) if not a natural person, violate the certificate or articles of incorporation, bylaws or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the Company Operating Agreement, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Shares; Total Shares. The Supporting Holder is the record and beneficial owner of all of the Supporting Holder’s Subject Shares and has good and marketable title to all of the Supporting Holder’s Subject Shares, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a member in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any Lock-Up Agreement entered into by and between the Supporting Holder, Purchaser and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Company Operating Agreement (collectively, “Permitted Encumbrances”). The equity securities listed on Schedule A opposite the Supporting Holder’s name constitute all of the Company Common Units and Company Preferred Units owned by the Supporting Holder as of the date hereof and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Units or Company Preferred Units held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power. As of the date of this Agreement, there is no action or proceeding pending against the Supporting Holders or, to the knowledge of the Supporting Holders, threatened against the Supporting Holders that disputes the beneficial or record ownership of the Supporting Holder’s Subject Shares, the validity of this Agreement or the performance by the Supporting Holders of its obligations under this Agreement.

2.4 Voting Power. The Supporting Holder has full voting power with respect to all of the Supporting Holder’s applicable Subject Shares and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Shares. None of the Supporting Holder’s Subject Shares are subject to any members’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Operating Agreement.

2.5 Reliance. The Supporting Holder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants and other agreements of the Supporting Holders contained herein.

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2.6 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

2.7 Adequate Information. The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Purchaser to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Purchaser, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Supporting Holders that:

3.1 Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

3.2 Authority for This Agreement. Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized by all necessary entity action on the part of Purchaser, and no other entity proceedings on the part of Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of Purchaser and each Merger Sub, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Article IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), sell, gift, pledge dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

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(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (A) in the case of a Supporting Holder that is an individual, by gift to a member of one of the Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Supporting Holder that is an individual, by virtue of laws of descent and distribution upon death of the Supporting Holder; (C) in the case of a Supporting Holder being an individual, pursuant to a qualified domestic relations order; (D) in the case of a Supporting Holder who is not a natural person, by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (E) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; (F) in the case of a Supporting Holder who is not a natural person, to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer referred to in Section 4.1(b)(A), (D), or (F) shall be permitted only if, (x) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Purchaser, to assume all of the obligations of the Supporting Holder under, and be bound by all of the terms of, this Agreement, and (y) such transfer is effected no later than three Business Days prior to the date on which the Form S-4 is declared effective.

4.2 Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holders shall not engage in any transactions involving the securities of Purchaser without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that this Section 4.2 shall not apply to transactions involving any securities of Purchaser held by the Supporting Holders as of or prior to the date of this Agreement.

4.3 No Legal Action. The Supporting Holders shall not, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.4 Documentation and Information. The Supporting Holders shall permit and hereby consent to and authorizes Purchaser and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Purchaser and/or the Company reasonably determines to be necessary in connection with the Mergers and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement, the Supporting Holders’ identity and ownership of the Subject Shares and the nature of the Supporting Holders’ commitments and obligations under this Agreement; provided that the Supporting Holders’ identity will not be included in a press release or other public disclosure (other than a filing with the SEC) without each Supporting Holder’s prior consent.

4.5 Adjustments; Acquisition of Additional Securities. In the event of any unit split, unit dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the units of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Supporting Holder acquires beneficial ownership of any additional Company Common Units or Company Preferred Units (“New Securities”), or the right to vote or share in the voting of any such New Securities, then such New Securities acquired by such Supporting Holder shall be subject to the terms of this Agreement to the same extent as if they were owned or controlled by the Supporting Holder as of the date hereof.

Annex G-5

4.6 Anti-Takeover Approvals. The board of directors of Purchaser has approved, or will approve as promptly as practicable following the date hereof but in no event later than the time immediately prior to the consummation of the Mergers, the Merger Agreement and this Agreement and the acquisition of Purchaser Common Stock by the Company’s members pursuant to any of the foregoing pursuant to Section 203 of the General Corporation Law of Delaware and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law, and such approval by the board of directors of Purchaser is or will be, once approved, sufficient to render inapplicable to the Mergers, the Merger Agreement and this Agreement and such acquisition the provisions of Section 203 of the General Corporation Law of Delaware or any other such anti-takeover law.

Article V
MISCELLANEOUS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Purchaser, to the address or email address set forth in Section 12.3 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

5.4 Expenses. All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Purchaser, in the case of an assignment by a Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holders, in the case of an assignment by the Purchaser. Any assignment in violation of this Section 5.5 shall be null and void ab initio.

Annex G-6

5.6 Enforcement of the Agreement. The parties agree that irreparable damage may occur in the event that any Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Purchaser may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Purchaser, and the exercise by Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7 Jurisdiction; Waiver of Jury Trial; Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference the second and third sentences of Section 12.14 (Jurisdiction) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

5.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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5.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.12 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, and schedule references are to the articles, sections, paragraphs, and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.13 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holders by Purchaser and at Purchaser’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14 Supporting Holder Obligation Several and Not Joint. The obligations of the Supporting Holders hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

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5.15 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares of the Supporting Holders. All rights, ownership, and economic benefits of and relating to the Subject Shares of the Supporting Holders shall remain vested in and belong to the Supporting Holders, and the Purchaser shall have no authority to direct the Supporting Holders in the voting or disposition of any of the Supporting Holders’ Subject Shares, except as otherwise provided herein.

5.16 No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the members of the Company.

[Signature Pages Follow.]

Annex G-9

The parties are executing this Agreement on the date set forth in the introductory clause.

Founder spac

By:
Name:
Title:

SUPPORTING HOLDERS

[____]

By:
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[____]

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[____]

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[____]

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[____]

By:
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[____]

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[____]

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[____]

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Annex H

Execution Version

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 by and among (i) Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Purchaser”), (ii) Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and (iii) [●](“Holder”). Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Purchaser, (ii) Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub LLC”), (iii) certain blocker merger subsidiaries listed on the signature pages thereto (collectively, “Blocker Merger Subs”), (iv) certain blocker companies listed on the signature pages thereto (collectively, the “Blocker Companies”), and (v) the Company entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (a) at or prior to the Closing, the Purchaser will domesticate (the “Domestication”) as a Delaware corporation (“Surviving Pubco”) pursuant to the applicable provisions of the CICL and the DGCL, (b) following the Domestication, Merger Sub LLC will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Company”), whereby the LLC Agreement of the Surviving Company will be amended and restated substantially in the form attached as Exhibit C to the Merger Agreement (the “A&R LLCA”), (c) immediately following the consummation of the Merger and the effectiveness of the A&R LLCA, each Blocker Merger Sub, each Blocker Company, each Surviving Blocker Company, and Surviving Pubco will effectuate a series of mergers in the order set forth in Section 2.1(b) of the Company Disclosure Letter (all such mergers together, the “Blocker Company Mergers” and, together with the Merger, the “Mergers”), and (d) pursuant to the Mergers, the Company Interest Holders shall receive consideration in the form of securities issued by the Purchaser or the Company, which, in the case of Holder, shall take the form of [Surviving Pubco Class A Shares][Surviving Pubco Class V Shares and an equivalent number of Class B Units (with a pair of one such Class B Unit and one such Surviving Pubco Class V Share being exchangeable, in the future, subject to the terms and conditions of this Agreement, the A&R LLCA, and the Policy Regarding Exchanges set forth in Annex E to the A&R LLCA (the “Exchange Policy”), for Surviving Pubco Class A Shares (any such shares, “Exchange Shares”))] (the “Holder Consideration Securities,” including all Earnout Shares to which Holder may become entitled, if issued pursuant to the terms of the Merger Agreement [and including all Exchange Shares]), in each case upon the terms and subject to the conditions set forth in the Merger Agreement (such transactions, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Holder Consideration Securities received by Holder in the Transactions, including Holder’s Surviving Pubco Class A Shares that may be issued as Earnout Shares[, and any Exchange Shares] (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted but, for the avoidance of doubt, not including any shares issued in connection with the PIPE Investment Subscription Agreements, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

Annex H-1

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of Purchaser, during the period commencing from the Closing and ending on the earlier of (x) 180 days after the date of the Closing and (y) the date after the Closing on which Purchaser consummates a liquidation, merger, stock exchange, reorganization, tender offer, or other similar transaction that results in all of Purchaser’s stockholders having the right to exchange their equity holdings in Purchaser for cash, securities or other property (such period, the “Lock-Up Period”): (i) lend, offer to sell, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) by operation of law, pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, (IV) pursuant to any hypothecation or pledge securing a loan, or (V) in connection with Purchaser’s consummation of a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of Purchaser’s stockholders having the right to exchange their equity holdings in Purchaser for cash, securities or other property; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser and the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse or domestic partner and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder, and (E) any Affiliate of Holder or any employees, officers, directors or members of Holder or any Affiliates of Holder. Holder further agrees to execute such agreements as may be reasonably requested by Purchaser or the Company that are consistent with the foregoing and necessary to give further effect thereto.

(b) [For the avoidance of doubt, there shall be no exchanges of Class B Units pursuant to the Exchange Policy until after expiration of the Lock-Up Period under this Agreement.]

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period, except in compliance with the foregoing exceptions.

Annex H-2

(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Purchase will make best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(e) For the avoidance of doubt, (i) Holder shall retain all of its rights as a shareholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities and to receive any dividends and distributions in respect of any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Surviving Pubco Class A Shares, Class B Units, Surviving Pubco Class V Shares or other securities of the Company acquired by Holder in open market transactions or in any public or private capital raising transactions of the Company or otherwise to any Surviving Pubco Class A Shares, Class B Units, Surviving Pubco Class V Shares or other securities of the Company (other than the Restricted Securities). Prior to or at the Closing, the Company shall execute and deliver to the Purchaser the Registration Rights Agreement and allow Holder the opportunity to be a party to the Registration Rights Agreement entitled to the registration rights thereunder.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of the Purchaser and the Company. Each of the Purchaser and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

Annex H-3

(d) Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement and all related claims or causes of action shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Sections 12.7 and 12.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser prior to the Closing to: Founder SPAC 11752 Lake Potomac Drive Rockville, MD 20854		With a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St. Suite 2400 Houston, Texas 77002
Attn:	Osman Ahmed	Attn:	Michael J. Blankenship
Email:	osman@founderspac.com	Email:	MBlankenship@winston.com

Annex H-4

If to the Company prior to the Closing to: Rubicon Technologies, LLC 950 East Paces Ferry Road NE Suite 1900		With a copy (which will not constitute notice) to: Gibson, Dunn & Crutcher LLP 200 Park Ave. New York, New York
Atlanta, Georgia 30326		Attn:	Saee Muzumdar
Attn:	William Meyer, General Counsel		Evan D’Amico
Email:	bill.Meyer@rubicon.com	Email:	SMuzumdar@gibsondunn.com EDAmico@gibsondunn.com

If to the Purchaser or the Company after the Closing, to: Rubicon Technologies, LLC 950 East Paces Ferry Road NE Suite 1900		with copies (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP 200 Park Ave. New York, New York
Atlanta, Georgia 30326		Attn:	Saee Muzumdar
Attn:	William Meyer, General Counsel		Evan D’Amico
Email:	bill.Meyer@rubicon.com	Email:	SMuzumdar@gibsondunn.com EDAmico@gibsondunn.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Purchaser and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by an interestholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such interestholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Purchaser shall provide prompt notice thereof to Holder, and (ii) if any such interestholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Purchaser shall provide prompt notice thereof to Holder.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex H-5

(i) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Purchaser and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of the Purchaser and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser and the Company or any of the obligations of Holder under any other agreement between Holder and the Purchaser or the Company or any certificate or instrument executed by Holder in favor of the Purchaser or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of Holder under this Agreement.

(k) Further Assurances. From time to time, at the other party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

Annex H-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:

FOUNDER SPAC

By:
Name:
Title:

Company:

RUBICON TECHNOLOGIES, LLC

By:
Name:
Title:

Annex H-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

[_________________]

By:
Name:
Title:

Number and Type of Company Securities:

Company Common Units:

Company Common Warrants:

Company Series [A/B/C/D/E] Units:

Address for Notice:

[_________]
Attention: [________]
E-mail:

with a copy (which will not constitute notice) to:
[*]
[*]
Attn: [*]
Telephone No.: [*]
Email:

Annex H-8

Annex I

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of [●], by and among:

(i) Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication) (“SPAC”);

(ii) Founder SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”);

(iii) Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon”, which will be renamed “Rubicon Technologies Holdings, LLC” prior to the Merger (defined below), or “Legacy Rubicon” following the Merger (defined below)); and

(iv) the equity holders designated as Legacy Rubicon Equityholders on Schedule A hereto (collectively, the “Legacy Rubicon Equityholders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, the “Holders” and each individually a “Holder”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, SPAC and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 14, 2021 (the “Prior Agreement”);

WHEREAS, SPAC, Rubicon, Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of SPAC (“Merger Sub LLC”), certain blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Blocker Merger Subs,” and Blocker Merger Subs, Merger Sub LLC, and the SPAC, collectively, the “SPAC Entities”), certain blocker companies listed on the signature pages thereto (collectively, the “Blocker Companies”) are party to that certain Agreement and Plan of Merger, dated as of December 15, 2021 (as amended, supplemented, restated, or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Rubicon (the “Merger”), with Rubicon surviving the Merger as a subsidiary of SPAC;

WHEREAS, following the consummation of the Merger, SPAC will be renamed “Rubicon Technologies Inc.” (SPAC, following the consummation of the Merger, the “Company”) and, concurrently, Rubicon will be renamed;

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

Annex I-1

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with legal counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making public.

“Agreement” is defined in the preamble to this Agreement.

“Blackout Period” is defined in Section 3.4.2.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Class A Units” means the Class A Units of limited liability company interest in Rubicon (other than any such interests owned, directly or indirectly, by the Company or any of its subsidiaries).

“Class B Common Stock” means the Class B common stock of the Company, par value $0.0001 per share.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

Annex I-2

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” is defined in the recitals to this Agreement.

“Demanding Holder” is defined in Section 2.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

”Governmental Authority” means any United States or foreign or international (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private), which for the purposes of this Agreement shall include FINRA and the Commission.

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Authority.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy Rubicon” is defined in the recitals to this Agreement.

“Legacy Rubicon Equityholders” is defined in the preamble to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Merger” is defined in the recitals to this Agreement.

“Merger Shares” is defined in the recitals to this Agreement.

Annex I-3

“Merger Sub” is defined in the recitals to this Agreement.

“Minimum Takedown Threshold” is defined in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” is defined in Section 2.1.7.

“Other Coordinated Offering” is defined in Section 2.4.1.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Placement Warrants” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean the effect of preparing and filing a registration statement, prospectus or similar document (including any related Shelf Takedown) in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (including shares of Common Stock issuable pursuant to the Business Combination Agreement and upon the exchange of Class A Units), (b) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by a Holder immediately following the Closing, including, without limitation, all shares of Class A Common Stock issuable upon exchange of any Class A Units, (c) any warrants or any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Common Stock held by a Holder immediately following the Closing, (d) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant or upon the exchange of Class A Units) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Annex I-4

“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for the Company;

(v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(vi) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering (not to exceed $50,000 without the consent of the Company).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity (other than Rubicon)).

“Requesting Holder” is defined in Section 2.1.5.

Annex I-5

“SEC Guidance” is defined in Section 2.1.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” means the Form S-1 Shelf, a Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Shelf, including a Piggyback Registration.

“SPAC” is defined in the preamble to this Agreement.

“Sponsor” is defined in the preamble to this Agreement.

“Sponsor Shares” is defined in the recitals to this Agreement.

“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Business Combination Agreement.

“Subsequent Shelf Registration” is defined in Section 2.1.2.

“Suspension Period” is defined in Section 3.4.1.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.1.4.

Annex I-6

“Warrants” means the warrants of the Company, including the Private Placement Warrants, with each whole warrant entitling the holder to purchase one share of Common Stock.

“Withdrawal Notice” is defined in Section 2.1.6.

2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. Subject to Section 3.3, the Company shall file within 30 days after the Closing Date, and shall use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

Annex I-7

2.1.3 Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five (5.0%) percent of the Registrable Securities then outstanding, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Holders (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $35 million (the “Minimum Takedown Threshold”). Other than a Registration effected pursuant to Section 2.4, all requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. Subject to Section 2.4.3, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy Rubicon Equityholders, on the one hand, and the Sponsor, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

Annex I-8

2.1.5 Reduction of Underwritten Shelf Takedown. Other than with respect to a Registration effected pursuant to Section 2.4, if the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Shelf Takedown pursuant to separate written contractual piggy-back registration rights held by any other stockholders, in such Underwriter’s reasonable judgment, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Other than with respect to a Registration effected pursuant to this Section 2.4, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Legacy Rubicon Equityholder or the Sponsor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Legacy Rubicon Equityholders or the Sponsor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

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2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly and no later than 15 days after receiving such notice from the Commission, (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration. Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company to the extent the Registration was initiated by the Company for its own account and not any Holder pursuant to Section 2.1.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering such Registrable Securities pursuant to Section 2.1.5.

2.2.3 Piggyback Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company, each Holder that elects to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $35 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

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2.4.3 Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The majority in interest of the Demanding Holder initiating such Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

3. REGISTRATION PROCEDURES

3.1 Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

3.1.1 Filing Registration Statement. The Company shall prepare and file with the Commission as soon as practicable a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

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3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that no less than five (5) days before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider such comments in good faith before filing any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference.

3.1.5 State Securities Laws Compliance. The Company shall (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement.

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3.1.7 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter or placement agent or sales agent participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter or placement agent or sales agent, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply any information reasonably requested by any of them in connection with such Registration Statement; provided, however, that such Underwriter, placement agent, sales agent or other representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

3.1.8 Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or placement agent or sales agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder.

3.1.9 Earnings Statement. The Company shall use commercially reasonable efforts to make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.10 Listing. The Company shall cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.11 Road Show. The Company shall make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

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3.1.12 Legend Removal. Upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement and are no longer held by an affiliate of the Company, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s shares of Common Stock transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of by the Holder of customary documentation requested by the Company or the Company’s transfer agent, including any documentation required to be provided by the Company by such restrictive legend or book-entry notation or as may be requested by the Company’s transfer agent.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time the Company becomes aware of the Misstatement), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a period of not more than sixty (60) consecutive days after such notice is given to the Holders (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than one-hundred twenty (120) days in the aggregate during any 365-day period.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date three hundred and sixty five (365) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 145 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Annex I-18

4. INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification by the Company. To the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof , the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any Misstatement or alleged Misstatement contained in any Registration Statement or Prospectus; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any Misstatement or alleged Misstatement made in such Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder Indemnified Party expressly for use therein.

4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which the Holder of Registrable Securities is participating, to the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company and each Underwriter or placement agent or sales agent (if any), and each other selling Holder and each other person, if any, who controls the Company, another selling holder or such Underwriter or placement agent or sales agent within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement, if the Misstatement or alleged Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and several and shall be limited to the amount of any net proceeds actually received by such selling holder, except in the case of fraud or willful misconduct by such Holder.

Annex I-19

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party provided, that, if (i) the Indemnified Party shall have reasonably concluded that there may be one or more legal or equitable defenses available to it which are additional to or conflict with those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against the Indemnified Party or involves actual or alleged criminal activity, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party without such Indemnified Party’s prior written consent and the Indemnifying Party shall reimburse the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party for that portion of the fees and expenses of any counsel retained by the Indemnified Party which is reasonably related to the matters covered by the indemnity provided hereunder. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, in the reasonable judgment of the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Annex I-20

4.4 Contribution

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

5. MISCELLANEOUS

5.1 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

5.2 Acknowledgment. The Holders hereby agree and acknowledge that their respective Registrable Securities (other than their respective Registrable Securities acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Registrable Securities occurs on or after the closing of the Merger) are subject to the lock-up provisions set forth in (a) with respect to the Sponsor, Section 3 of that certain letter agreement, dated as of December 15, 2021, by and among SPAC, the Sponsor, Legacy Rubicon and the other parties thereto, and (b) with respect to the Rubicon Equityholders, the lock-up agreement, dated as of December 15, 2021, between the Rubicon Equityholders and the Company.

Annex I-21

5.3 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3.

5.4 Modifications, Amendments and Waivers. Prior to the Closing, upon the written consent of Rubicon and the Company, and from and after the Closing, upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.5 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Rubicon granted under any other agreement, including, but not limited to, the Prior Agreement and that certain Amended and Restated Investors’ Rights Agreement, dated as of May 7, 2020, by and among Legacy Rubicon Equityholders and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.6 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

Annex I-22

5.7 Notices. All notices, requests, claims, demands and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC (prior to the Closing Date), to:

Founder SPAC

11752 Lake Potomac Drive

Potomac, MD 20854

Attn:   Osman Ahmed

Email: osman@thefounderspac.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn:   Michael Blankenship

           James R. Brown

Email: mblankenship@winston.com

            jrbrown@winston.com

If to the Company (on or after the Closing Date), to:

Rubicon Technologies Inc.

950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attn:   William Meyer, General Counsel

Email: bill.meyer@rubicon.com

with copies (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn:   Saee Muzumdar

            Evan D’Amico

Email: SMuzumdar@gibsondunn.com

            EDAmico@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.

191 Peachtree, NE

46th Floor Atlanta, GA 30075

Attention: Scott A. Augustine

                  Erica L. Opitz

Email: scott.augustine@chamberlainlaw.com

            erica.opitz@chamberlainlaw.com

or to such other address as SPAC or the Company, as applicable, may have previously furnished to the others in writing in the manner set forth above. If to any Holder, to such address indicated on (i) prior to the Closing Date, Legacy Rubicon’s or SPAC’s records, as applicable, with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing and (ii) on or after the Closing Date, the Company’s records with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing.

Annex I-23

5.8 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

5.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

5.10 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in Wilmington, Delaware), for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.11 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address in accordance with Section 5.7 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

Annex I-24

5.12 Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) such parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.12 shall not be required to provide any bond or other security in connection with any such injunction.

5.13 Entire Agreement. This Agreement and any other documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or any of their respective subsidiaries with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto, except as expressly set forth or referenced in this Agreement.

Annex I-25

5.14 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.15 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.16 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

5.17 Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

5.18 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided, however, that the provisions herein shall not be effective until the consummation of the Merger. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex I-26

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FOUNDER SPAC

By:
	Name:	Osman Ahmed
	Title:	Chief Executive Officer

FOUNDER SPAC SPONSOR LLC

By:
	Name:	Matt Higgins
	Title:	President

RUBICON TECHNOLOGIES HOLDINGS, LLC

By:
	Name:	Nate Morris
	Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

Annex I-27

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:

[●]

[Signature Page to Registration Rights Agreement]

Annex I-28

SCHEDULE A

Legacy Rubicon Equityholders

·	[●]

Annex I-29

Annex J

TAX RECEIVABLE AGREEMENT

dated as of

[●]

Annex J

Page

Article I DETERMINATION OF REALIZED TAX BENEFIT		Annex J-2

Section 1.01	Realized Tax Benefit and Realized Tax Detriment	Annex J-2
Section 1.02	Assumptions, Conventions, and Principles for Calculations	Annex J-2
Section 1.03	Procedures Relating to Calculation of Tax Benefits	Annex J-3

Article II TAX BENEFIT PAYMENTS, THE CONSOLIDATED GROUP, AND TRANSFERS OF CORPORATE ASSETS		Annex J-6

Section 2.01	Payments	Annex J-6
Section 2.02	No Duplicative Payments	Annex J-7
Section 2.03	Order of Payments	Annex J-7
Section 2.04	No Escrow or Clawback; Reduction of Future Payments	Annex J-7

Article III EARLY TERMINATIONS		Annex J-8

Section 3.01	Early Termination Events	Annex J-8
Section 3.02	Early Termination Notice and Early Termination Schedule	Annex J-9
Section 3.03	Early Termination Payment	Annex J-10
Section 3.04	Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets	Annex J-11

Article IV SUBORDINATION AND LATE PAYMENTS		Annex J-12

Section 4.01	Subordination	Annex J-12
Section 4.02	Late Payments by the Corporation	Annex J-12
Section 4.03	Manner of Payment	Annex J-12

Article V PREPARATION OF TAX RETURNS; COVENANTS; TRA REPRESENTATIVE		Annex J-12

Section 5.01	No Participation by TRA Holder in the Corporation’s and the Company’s Tax Matters	Annex J-12
Section 5.02	Consistency	Annex J-13
Section 5.03	Cooperation	Annex J-13
Section 5.04	Section 754 Election	Annex J-13
Section 5.05	Available Cash	Annex J-13
Section 5.06	Expense
Section 5.07	TRA Representative	Annex J-13

Article VI MISCELLANEOUS		Annex J-14

Section 6.01	Notices	Annex J-14
Section 6.02	Bank Account Information.	Annex J-16
Section 6.03	Counterparts	Annex J-16
Section 6.04	Entire Agreement	Annex J-16
Section 6.05	Governing Law	Annex J-16

Annex J-i

(continued)

Page

Section 6.06	Severability	Annex J-17
Section 6.07	Assignment; Amendments; Waiver of Compliance; Successors	Annex J-17
Section 6.08	Titles and Subtitles	Annex J-18
Section 6.09	Dispute Resolution	Annex J-18
Section 6.10	Indemnification of the TRA Representative
Section 6.11	Withholding	Annex J-20
Section 6.12	Confidentiality	Annex J-21
Section 6.13	LLC Agreement	Annex J-21
Section 6.14	Joinder	Annex J-21
Section 6.15	Survival	Annex J-21

Article VII DEFINITIONS		Annex J-20

Annex J-ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], is entered into by and among Rubicon Technologies, Inc., a Delaware corporation (“Rubicon Technologies, Inc.”, together with each of its Subsidiaries that is classified as a corporation for U.S. federal income tax purposes, and each successor thereto, the “Corporation”), Rubicon Technologies Holdings, LLC, a Delaware limited liability company that is classified as a partnership for U.S. federal income tax purposes (the “Company”), each of the TRA Holders, and the TRA Representative.

RECITALS

WHEREAS, the Company’s Class B Units are held directly by the Unblocked TRA Holders;

WHEREAS, the Blocked TRA Holders hold, and will continue to hold until the effective time of the Blocker Mergers, the Class B Units indirectly through the Blockers;

WHEREAS, the Corporation is the managing member of the Company;

WHEREAS, pursuant to the Transaction Agreement, Merger Sub LLC will merge with and into the Company, with the Company surviving (the “Merger”);

WHEREAS, pursuant to and following the consummation of the transactions set forth in the Transaction Agreement (including the Merger), the Corporation will become the owner of the Class B Units held by the Blockers (the “Blocker Mergers”);

WHEREAS, the Class B Units held by the Unblocked TRA Holders are exchangeable with the Company or the Corporation in certain circumstances for Class A Shares and/or cash pursuant to the exchange provisions of the Eighth Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”);

WHEREAS, each of the Company and any of its direct or indirect Subsidiaries classified as partnerships for United States federal income tax purposes shall have in effect an election under section 754 of the Code for each Taxable Year that includes the effective date of the Blocker Mergers and the Merger Date and each Taxable Year in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company and such Subsidiaries, solely with respect to the Corporation;

WHEREAS, the liability of the Corporation in respect of Taxes may be reduced by the Tax Assets;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the benefits attributable to the effect of the Tax Assets on the liability for Taxes of the Corporation;

Annex J-1

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the undersigned parties agree as follows:

Article I
DETERMINATION OF REALIZED TAX BENEFIT

Section 1.01 Realized Tax Benefit and Realized Tax Detriment. Except as otherwise expressly provided in this Agreement, the parties intend that, for a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability over the Actual Tax Liability (such excess, the “Realized Tax Benefit”) or (b) the Actual Tax Liability over the Hypothetical Tax Liability (such excess, the “Realized Tax Detriment”) shall measure the decrease or increase (respectively) in the Actual Tax Liability for such Taxable Year that is attributable to the Tax Assets, determined using a “with and without” methodology (that is, treating the Tax Assets as the last tax attributes used in such Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination with respect to that portion of the Actual Tax Liability.

Section 1.02 Assumptions, Conventions, and Principles for Calculations. The “Actual Tax Liability” shall be the Tax liability of the Corporation as reflected on the relevant Corporate Tax Return calculated (y) using such reasonable methods as the Corporation determines and (z) substituting the Basis Adjustment for any adjustment under sections 732, 734, 743, or 1012 of the Code (as applicable) as a result of (i) an Exchange or (ii) the Blocker Mergers (including any adjustment under section 743 of the Code that the Corporation directly or indirectly owns as a result of the Blocker Mergers). In making the calculations required by this Agreement, the Corporation shall use the following assumptions, conventions, and principles:

(a) Treatment of Tax Benefit Payments. Tax Benefit Payments shall be treated in part as Imputed Interest and in part as additional purchase price for (i) interests in the Blockers in the case of the Blocker Mergers, (except as otherwise required by the Code) or (ii) Units in the case of an Exchange. Tax Benefit Payments (other than amounts accounted for as Imputed Interest) arising as a result of an Exchange shall be treated as upward purchase price adjustments that give rise to further Basis Adjustments to Adjusted Assets for the Corporation in the year of payment, and, as a result, such additional Basis Adjustments shall be incorporated into the current year calculation and into future year calculations, as appropriate.

(b) Imputed Interest. The Actual Tax Liability shall take into account the deduction of the portion of each Tax Benefit Payment that is accounted for as Imputed Interest under the Code due to the characterization of such Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in connection with an Exchange or the Blocker Mergers.

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(c) Carryovers and Carrybacks. Carryovers or carrybacks of any income, gain, loss (including any NOLs), deduction, or credit attributable to the Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type (including sections 382, 383 and 384 of the Code). If a carryover or carryback of any Tax item includes a portion that is attributable to a Tax Asset and another portion that is not, the portion attributable to the Tax Asset shall be considered to be used in accordance with the “with and without” methodology (that is, treating the Tax Assets as the last tax attributes used in such Taxable Year).

(d) State and Local Taxes. For purposes of calculating the Actual Tax Liability with respect to a Taxable Year, the Corporation may, but shall not be required to, assume that the Corporation’s state and local Tax liability (the “Assumed SALT Liability”) equals (x) the product of (i) the taxable income and gain determined for the Taxable Year in accordance with this Agreement and (ii) four percent (4%) or (y) if the Corporation determines in its sole discretion (but, in any case, not more frequently than annually) that the percentage described in clause (x) materially differs from the actual state and local liability, then, in consultation with the TRA Representative, the Corporation will use such other percentage as the Corporation reasonably determines from time to time reflects its blended state and local tax rate (using the apportionment factors set forth on the relevant Corporate Tax Returns for that Taxable Year unless otherwise determined by the Corporation after consultation with the TRA Representative). Notwithstanding the provisions of clause (y) of the preceding sentence, the Corporation shall not use a rate that is materially lower than the rate initially used to calculate the Assumed SALT Liability without the consent of the TRA Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

(e) Treatment of State and Local and Non-United States Taxes. The provisions of this Agreement, including the assumption, conventions, and principles with respect to the determination of income and gain, shall apply to state and local and non-United States tax matters mutatis mutandis.

Section 1.03 Procedures Relating to Calculation of Tax Benefits.

(a) Preparation and Delivery of Schedules.

(i) Exchange Basis Schedule and Merger Date Asset Schedule.

(A) Merger Date Asset Schedule. The Merger Date Asset Schedules are attached as Annex A with respect to the Blockers. The calculations required by this Agreement shall be made in accordance with the Merger Date Asset Schedules. If any calculation is required to be made before the finalized Merger Date Asset Schedules are agreed upon in accordance with this Section 1.03(a)(i)(A) and Section 1.03(b), reasonable estimates shall be used. Within 75 days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year in which the Blocker Mergers and the Merger occurred, the Corporation shall deliver draft Merger Date Asset Schedules to the TRA Representative and the Blocked TRA Holders. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year in which the Blocker Mergers and the Merger occurred, the Corporation shall deliver to the TRA Representative and the Blocked TRA Holders the finalized Merger Date Asset Schedule, as determined in accordance with Section 1.03(b) (the “Finalized Merger Date Asset Schedules”). The Merger Date Asset Schedules shall show, in reasonable detail, (v) summary of Tax Assets resulting from the Blocker Mergers, (w) the actual common tax basis of the Adjusted Assets as of the Merger Date, (x) any Basis Adjustment with respect to the Adjusted Assets as a result of the Blocker Mergers, (y) the period or periods, if any, over which the common tax basis of the Adjusted Assets are amortized and/or depreciable, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

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(B) Exchange Basis Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for each Taxable Year in which any Exchange has occurred, the Corporation shall deliver to the TRA Representative and Blocked TRA Holders a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, (w) the actual common tax basis of the Adjusted Assets as of each Exchange Date, (x) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years ending after the date of this Agreement, calculated (1) in the aggregate and (2) with respect to Exchanges by each TRA Holder, (y) the period or periods, if any, over which the common tax basis of the Adjusted Assets are amortizable and/or depreciable, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. The calculations required by this Agreement, shall be made in accordance with the Exchange Basis Schedule. If any calculation is required to be made before the Exchange Basis Schedule is agreed upon, reasonable estimates shall be used.

(ii) Tax Benefit Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year ending after the date of this Agreement, the Corporation shall provide to the TRA Representative and the Blocked TRA Holders either (A) (x) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), and (y) Amended Merger Date Asset Schedules and/or Exchange Basis Schedule, as applicable, reflecting the cumulative use of Tax Assets through the end of such Taxable Year, or, (B) if there is no Realized Tax Benefit or Realized Tax Detriment for that Taxable Year, notice to that effect.

(iii) Supporting Material; Review Right. Each time the Corporation delivers to the TRA Representative or the Blocked TRA Holders the Merger Date Asset Schedules, Exchange Basis Schedule, Early Termination Schedule or a Tax Benefit Schedule (or at such other times as the TRA Representative or the Blocked TRA Holders may reasonably request), the Corporation shall also deliver to the TRA Representative and the Blocked TRA Holders schedules and work papers providing reasonable detail regarding the preparation of the schedules and a Supporting Letter confirming the calculations and allow the TRA Representative and the Blocked TRA Holders reasonable access, at no cost to the TRA Representative or the Blocked TRA Holders, to the appropriate representatives at the Corporation and, if applicable, the Advisory Firm in connection with a review of such schedules or workpapers. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any schedule that is delivered to the TRA Representative and Blocked TRA Holders identifies any material assumptions or operating procedures or principles that were used for purposes of preparing such schedule.

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(iv) Provision of Information to TRA Holders. Upon the reasonable request of a TRA Holder, the TRA Representative shall provide to that TRA Holder, in a reasonably prompt manner, such information that the TRA Representative receives pursuant to this Agreement (including the schedules described in this Section 1.03), but only to the extent that the TRA Representative determines that such information is material, relevant, and relates to that TRA Holder.

(b) Objection to, and Finalization of, Schedules. Each Merger Date Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 1.03(c), shall become final and binding on all parties unless the TRA Representative or the Blocked TRA Holders, within 30 days after receiving an Merger Date Asset Schedule, an Exchange Basis Schedule, or a Tax Benefit Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (an “Objection Notice”). If the Corporation and the TRA Representative and/or the Blocked TRA Holders, as applicable, are unable to successfully resolve the issues raised in the Objection Notice within 30 days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Representative and/or the Blocked TRA Holders, as applicable, shall employ the dispute resolution procedures as described in Section 6.09 (the “Dispute Resolution Procedures”).

(c) Amendment of Schedules. After finalization of an Merger Date Asset Schedule, Exchange Basis Schedule, or a Tax Benefit Schedule in accordance with Section 1.03(b), any Merger Date Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule shall be amended from time to time by the Corporation (i) in accordance with Section 1.03(a)(ii), (ii) to correct material inaccuracies in any such schedule, (iii) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, including any such change attributable to either a carryback or carryforward of a Tax Item to such Taxable Year or to an amended Tax Return filed with respect to such Taxable Year, (iv) to adjust the Exchange Basis Schedule to take into account material payments made pursuant to this Agreement, (v) to reflect the cumulative use of Tax Assets through the end of such Taxable Year, (vi) to comply with the Arbitrators’ determinations under the Dispute Resolution Procedures, or (vii) in connection with a material Determination affecting such schedule (any schedule amended in accordance with this Section 1.03(c), an “Amended Schedule” or, as applicable, an “Amended Merger Date Asset Schedule”, “Amended Exchange Basis Schedule”, or “Amended Tax Benefit Schedule”). Any Amended Schedule shall (x) be subject to the finalization procedures set forth in Section 1.03(b) and the Dispute Resolution Procedures set forth in Section 6.09, and (y) delivered to the TRA Representative and Blocked TRA Holders.

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Article II
TAX BENEFIT PAYMENTS, THE CONSOLIDATED GROUP, AND TRANSFERS OF CORPORATE ASSETS

Section 2.01 Payments.

(a) General Rule. The Corporation shall pay to each TRA Holder for each Taxable Year the Tax Benefit Payment that is attributable to that TRA Holder at the times set forth in Section 2.01(c). For purposes of this Section 2.01(a), the amount of a Tax Benefit Payment that is attributable to a TRA Holder shall be determined by multiplying (i) the aggregate Tax Benefit Payment for the Taxable Year by (ii) a fraction (x) the numerator of which is the aggregate number of Units held by the TRA Holder immediately after the Merger (but before the Blocker Mergers), and (y) the denominator of which is the aggregate number of Units held by all TRA Holders immediately after the Merger (but before the Blocker Mergers). For purposes of this Section 2.01, the Units held by any Blocker are treated as held by the Blocked TRA Holders that were owners of the Blocker immediately before the applicable Blocker Merger in proportion to their ownership interest in the Blocker as set forth in Schedule [●].

(b) Determination of Tax Assets. The Tax Assets shall be determined separately with respect to (i) each separate Exchange, on a Unit-by-Unit basis by reference to the Exchange of a Unit and the resulting Tax Assets with respect to the Corporation and (ii) the Blocker (or, after the Blocker Mergers, the Corporation).

(c) Timing of Tax Benefit Payments. The Corporation shall make each Tax Benefit Payment not later than 10 days after a Tax Benefit Schedule delivered to the TRA Representative and the Blocked TRA Holders become final in accordance with Section 1.03(b). The Corporation may, but is not required to, make one or more estimated payments at other times during the Taxable Year and reduce future payments so that the total amount paid to a TRA Holder in respect of a Taxable Year equals the amount calculated with respect to such Taxable Year pursuant to Section 2.01(a). Notwithstanding the provision of the two preceding sentences, no TRA Holder shall receive any Tax Benefit Payment until such TRA Holder has exchanged at least five (5) percent or more of the aggregate number of Units held by the TRA Holder on the day of the Merger (the “Minimum Exchanged Units”). Any Tax Benefit Payments not paid to a TRA Holder by reason of the preceding sentence shall be paid to the TRA Holder once it has exchanged at least the Minimum Exchanged Units.

(d) Optional Cap on Payments. Notwithstanding any provision of this Agreement to the contrary, any Unblocked TRA Holders may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Exchange to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Exchange, or a specified portion of the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchange. The TRA Holder shall exercise its rights under the preceding sentence by including a notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Additional Amounts in respect of any such Exchange) in the Elective Exchange Notice delivered in accordance with Section 12.01(b) of the LLC Agreement.

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Section 2.02 No Duplicative Payments. The provisions of this Agreement are not intended to, and shall not be construed to, result in duplicative payment of any amount (including interest) required under this Agreement.

Section 2.03 Order of Payments. If for any reason (including, but not limited to, the lack of sufficient Available Cash to satisfy the Corporation’s obligations to make all Tax Benefit Payments due in a particular Taxable Year under this Agreement) the Corporation does not fully satisfy its obligations to make all payments due under this Agreement in a particular Taxable Year, then (i) the TRA Holders shall receive payments under this Agreement in respect of such Taxable Year in the same proportion as they would have received if the Corporation had been able to fully satisfy its payment obligations, without favoring one TRA Holder over the other TRA Holders, and (ii) no payment under this Agreement shall be made in respect of any subsequent Taxable Year until all such payments under this Agreement in respect of the current and all prior Taxable Years have been made in full.

Section 2.04 No Escrow or Clawback; Reduction of Future Payments. No amounts due to a TRA Holder under this Agreement shall be escrowed, and no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made to it. No TRA Holder shall be required to make a payment to the Corporation on account of any Realized Tax Detriment. If a TRA Holder receives amounts in excess of its entitlements under this Agreement (including as a result of an audit adjustment or Realized Tax Detriment), future payments under this Agreement shall be reduced until the amount received by the TRA Holder equals the amount the TRA Holder would have received had it not received the amount in excess of such entitlements.

Section 2.05 Limits on Aggregate Tax Benefit Payment.

(a) Calculation of Tax Benefit Payment Reduction Amount. If, but for the application of this Section 2.05, this Agreement would require the Corporation to make Tax Benefit Payments with respect to any Taxable Year such that the sum of (i) such Tax Benefit Payments plus (ii) the Actual Tax Liability for such Taxable Year paid by the Corporation, exceeds the Hypothetical Tax Liability for such Taxable Year, then the Tax Benefit Payments for that Taxable Year shall be reduced so that the aggregate Tax Benefit Payments for that Taxable Year do not result in any such excess (the amount of that reduction, if any, the “Tax Benefit Payment Reduction Amount”).

(b) Impact of Tax Benefit Payment Reduction Amount. The Tax Benefit Payment Reduction Amount shall be borne by the TRA Holders in the same proportion as the Tax Benefit Payments they would have received if this Section 2.05 were not in this Agreement, without favoring one TRA Holder over the other TRA Holders. The Corporation shall pay the Tax Benefit Payment Reduction Amount as a Tax Benefit Payment in subsequent years to the TRA Holders whose Tax Benefit Payments were reduced by reason of this Section 2.05, with the limitation contained in this Section 2.05 being applied to each such payment. No payment under this Agreement shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payment Reduction Amounts have been paid in full.

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Article III
EARLY TERMINATIONS

Section 3.01 Early Termination Events.

(a) Early Termination Election by Corporation. The Corporation may terminate all or a portion of the rights under this Agreement with respect to the Blocked TRA Holders and/or all or a portion of the Units held (including those previously Exchanged) by all TRA Holders at any time by (A) delivering an Early Termination Notice as provided in Section 3.02(a) and (B) paying the Early Termination Payment as provided in Section 3.03(a). If the Corporation terminates less than all of the rights under this Agreement with respect to the TRA Holders, such termination shall be made among the TRA Holders in such manner that it results in each TRA Holder receiving the same proportion of the Early Termination Payment made at that time as each TRA Holder would have received had the Corporation terminated all of the rights of the TRA Holders under this Agreement at that time.

(b) Deemed Early Termination.

(i) Deemed Early Termination Event. Upon a Material Uncured Breach of this Agreement with respect to a TRA Holder (an “Affected TRA Holder”) or as soon as reasonably practicable before a Change of Control (each, a “Deemed Early Termination Event”), (A) the Corporation (or the TRA Representative (with a copy to the Corporation)) shall deliver, (x) in the case of a Material Uncured Breach, to the Affected TRA Holder(s) or, (y) in the case of a Change of Control, to all TRA Holders, an Early Termination Notice as provided in Section 3.02(a), and (B) all obligations under this Agreement with respect to such TRA Holder(s) shall be accelerated on the date of such Material Uncured Breach or on the effective date of such Change of Control, as applicable.

(ii) Payment upon Deemed Early Termination Event. The amount payable to the applicable TRA Holder as a result of an acceleration contemplated in Section 3.01(b)(i) shall equal the sum of:

(A) an Early Termination Payment calculated with respect to such TRA Holder(s) pursuant to this Article III as if an Early Termination Notice had been delivered on the date of the Deemed Early Termination Event using the Valuation Assumptions but substituting the phrase “the date of the Deemed Early Termination Event” in each place where the phrase “Early Termination Date” appears;

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(B) any Tax Benefit Payment agreed to by the Corporation and such TRA Holder(s) as due and payable but unpaid as of the date of such Deemed Early Termination Event; and

(C) any Tax Benefit Payment due to such TRA Holder(s) for the Taxable Year ending with or including the date of such Deemed Early Termination Event (except to the extent that any amounts described in clauses (B) or (C) are included in the amount payable upon early termination).

(iii) Waiver of Deemed Early Termination. A TRA Holder may elect to waive the acceleration of obligations under this Agreement triggered by a Deemed Early Termination Event by submitting a waiver in writing to the Corporation within 30 days after the date of the Early Termination Notice. If a TRA Holder elects to waive the acceleration of obligations pursuant to the preceding sentence, this Agreement shall continue to apply with respect to that TRA Holder as though no Deemed Early Termination Event had occurred, and, if there are any due and unpaid amounts with respect to that TRA Holder, the Corporation shall pay those amounts to the TRA Holder in the manner provided in this Agreement.

Section 3.02 Early Termination Notice and Early Termination Schedule.

(a) Notice; Schedule.

(i) Delivery of Early Termination Notice and Early Termination Schedule. If the Corporation chooses to exercise its right of early termination under Section 3.01(a) above, or if there is a Deemed Early Termination Event under Section 3.01(b) above, the Corporation shall, within 30 days after the Corporation elects to terminate this Agreement or the effective date of the Deemed Early Termination Event, deliver to each TRA Holder whose rights are being terminated a notice (an “Early Termination Notice”) specifying (x) such early termination and (y) the date on which the termination of rights is to be effective (the “Early Termination Date”), which date shall be (I) the date of the Material Uncured Breach of this Agreement, in the case of a Material Uncured Breach, (II) the effective date of the Change of Control in the case of a Change of Control, and (III) not less than 30 days and not more than 120 days after the date of the Early Termination Notice in the case of a termination pursuant to Section 3.01(a). Within 60 days after the Corporation delivers an Early Termination Notice, the Corporation shall deliver to the applicable TRA Holder(s) a schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to each TRA Holder as determined in accordance with Section 3.01(b)(ii)(A), (B) and (C) (the “Early Termination Schedule”), together with a Supporting Letter in respect of such schedule.

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(ii) Finalization of Early Termination Schedule; Disputes. The applicable Early Termination Schedule delivered to a TRA Holder pursuant to Section 3.02(a)(i) shall become final and binding on the Corporation and such TRA Holder unless that TRA Holder, within 30 days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (“Material Objection Notice”). If the Corporation and such TRA Holder are unable to successfully resolve the issues raised in the Material Objection Notice within 30 days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Holder shall employ the Dispute Resolution Procedures set forth in Section 6.09.

(iii) Withdrawal of Early Termination Notice. The Corporation may withdraw an Early Termination Notice delivered in connection with Section 3.01(a) before the Early Termination Payment is due and payable to any applicable TRA Holder(s).

(b) Amendment of Early Termination Schedule. After finalization of an Early Termination Schedule in accordance with Section 3.02(a)(ii), any Early Termination Schedule shall be amended by the Corporation at any time before the Early Termination Payment is made (i) in connection with a Determination materially affecting such schedule, (ii) to correct material inaccuracies in any such schedule, or (iii) to comply with the Arbitrators’ determinations under Section 6.09. Any amendment shall be subject to the procedures of Section 3.02(a)(ii) and the Dispute Resolution Procedures set forth in Section 6.09.

Section 3.03 Early Termination Payment.

(a) Amount and Timing of Early Termination Payment. The payment due to a TRA Holder in connection with an early termination described in Section 3.01(a) or 3.01(b) (the “Early Termination Payment”) shall be an amount equal to the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that the Corporation would be required to pay to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. Not later than 10 days after an Early Termination Schedule delivered to a TRA Holder becomes final in accordance with Section 3.02(a)(ii), the Corporation shall pay to the TRA Holder the Early Termination Payment (including, for the avoidance of doubt, any other amounts due pursuant to Section 3.01(b)(ii)(B) and Section 3.01(b)(ii)(C)) due to that TRA Holder.

(b) Effect of Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation under Section 3.03, neither the TRA Holder nor the Corporation shall have any further rights or obligations under this Agreement in respect of the payments that otherwise would be due pursuant to this Agreement or the Units (including those previously Exchanged) with respect to which the rights under this Agreement have been terminated in accordance with Section 3.01, other than for any (i) payment under this Agreement that is due and payable but has not been paid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Date (except to the extent that the amounts described in clauses (i) or (ii) are included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation has made an Early Termination Payments with respect to all Units (including those previously Exchanged), the Corporation shall have no obligations under this Agreement with respect to such Exchange other than any obligations described in clause (i) or clause (ii) of the preceding sentence.

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Section 3.04 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) Admission of the Corporation into a Consolidated Group. If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law (a “Consolidated Group”), then: (i) the provisions of this Agreement shall be applied with respect to the Consolidated Group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items in this Agreement shall be computed with reference to the consolidated taxable income of the Consolidated Group as a whole. Nothing in this Section 3.04(a) shall be interpreted to alter the circumstances that give rise to an early termination as described in Section 3.01(a) or 3.01(b).

(b) Transfers of Assets by Corporation.

(i) General Rule. If the Company or any of its Subsidiaries or the Corporation transfers one or more assets to a corporation with which the transferor does not file a consolidated Tax Return pursuant to section 1501 et. seq. of the Code, then, for purposes of calculating the amount of any payment due under this Agreement, the transferor shall be treated as having disposed of such asset(s) in a fully taxable transaction on the date of the transfer.

(ii) Rules of Application. For purposes of this Section 3.04(b):

(A) Except as provided in Section 3.04(b)(ii)(B), the consideration deemed to be received by the transferor in the transaction shall be deemed to equal the fair market value of the transferred asset(s) (taking into account the principles of section 7701(g) of the Code);

(B) The consideration deemed to be received by the transferor in exchange for a partnership interest shall be deemed to equal the fair market value of the partnership interest increased by any liabilities (as defined in Treasury Regulation § 1.752-1(a)(4)) of the partnership allocated to the transferor with regard to such transferred interest under section 752 of the Code immediately after the transfer; and

(C) A transfer to a “corporation” (other than the Corporation) includes a transfer to any entity or arrangement classified as a corporation for U.S. federal income tax purposes, and “partnership” includes any entity or arrangement classified as a partnership for U.S. federal income tax purposes

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Article IV
SUBORDINATION AND LATE PAYMENTS

Section 4.01 Subordination; Priority. Any Tax Benefit Payment or Early Termination Payment required to be paid by the Corporation to a TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall, except as otherwise provided in this Agreement, rank pari passu with all current or future unsecured obligations of the Corporation that are not principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall be senior to equity interests in the Corporation.

Section 4.02 Late Payments by the Corporation. The amount of all or any portion of any amount due under the terms of this Agreement that is not paid to any TRA Holder when due shall be payable, together with any interest thereon computed at the Default Rate commencing from the date on which such payment was due and payable. Notwithstanding the preceding sentence, the Default Rate shall not apply (and the Agreed Rate shall apply) to any late payment that is late solely as a result of (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

Section 4.03 Manner of Payment. All payments required to be made to a TRA Holder pursuant to this Agreement will be made by electronic payment of immediately available funds to a bank account previously designated and owned by such TRA Holder or, if no such account has been designated, by check payable to such TRA Holder.

Article V
PREPARATION OF TAX RETURNS; COVENANTS; TRA Representative

Section 5.01 No Participation by TRA Holder in the Corporation’s and the Company’s Tax Matters.

(a) General Rule. Except as otherwise provided in this Article V, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Company, including, without limitation, the preparation, filing and amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

(b) Notification of TRA Representative. The Corporation shall notify the TRA Representative and Blocked TRA Holders of, and keep the TRA Representative and Blocked TRA Holders reasonably informed with respect to, the portion of any audit of the Corporation and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Holders’ rights and obligations under this Agreement.

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Section 5.02 Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. tax purposes and financial reporting purposes, all tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule provided by or on behalf of the Corporation under this Agreement unless the Corporation or a TRA Holder receives a written opinion from an Advisory Firm that reporting in such manner should result in an imposition of penalties pursuant to the Code. Any Dispute concerning such written opinion shall be subject to the Dispute Resolution Procedures set forth in Section 6.09.

Section 5.03 Cooperation. Each TRA Holder shall (a) furnish to the Corporation in a timely manner such information, documents and other materials, not to include such TRA Holder’s personal Tax Returns, as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) of this Section 5.03, and (c) reasonably cooperate in connection with any such matter. The Corporation shall reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred by the TRA Holder in complying with this Section 5.03.

Section 5.04 Section 754 Election. The Corporation shall (i) ensure that the Company and each of its Subsidiaries that is classified as a partnership for U.S. federal income Tax purposes shall have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for each Taxable Year that includes the effective date of each of the Blocker Mergers and the Merger Date and each Taxable Year in which an Exchange occurs and (ii) use commercially reasonable efforts to ensure that, on and after the date of this Agreement and continuing throughout the term of this Agreement, any entity in which the Company holds a direct or indirect interest that is classified as a partnership for U.S. federal income Tax purposes that is not a “Subsidiary” as defined in this Agreement will have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law).

Section 5.05 Available Cash. The Corporation shall use reasonable best efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement, including using reasonable best efforts to determine that there is Available Cash and to cause the Company to make distributions to the Corporation to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

Section 5.06 TRA Representative.

(a) Power of the TRA Representative; Reliance by Corporation. A decision, act, consent, or instruction of the TRA Representative shall constitute a decision of all TRA Holders and shall be final, binding and conclusive upon each TRA Holder. The Corporation may rely upon any decision, act, consent, or instruction of the TRA Representative as being the decision, act, consent, or instruction of each TRA Holder.

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(b) Scope of Liability. The TRA Representative shall not be liable to any TRA Party for any act of the TRA Representative arising out of, or in connection with, the reasonable and good faith administration of its rights and duties under this Agreement.

(c) Expenses and Indemnification of the TRA Representative. To the fullest extent permitted by law, the Corporation shall pay, or to the extent the TRA Representative pays, indemnify and reimburse, the TRA Representative for all liability and loss and all reasonable and contemporaneously documented costs and expenses, including legal and accounting fees, in connection with the TRA Representative’s reasonable and good faith exercise of its rights and duties under this Agreement.

(d) Successor TRA Representative. If at any time the TRA Representative is unable or unwilling to serve in such capacity, the person then-serving as the TRA Representative shall be entitled to appoint its successor. If the TRA Representative fails to appoint a successor that will serve as of the effective date of the termination of the then-serving TRA Representative’s tenure, the Corporation shall be entitled to appoint the successor. In either case, such successor shall be subject to the approval of the TRA Holders who would be entitled to receive at least fifty percent (50%) of the total amount of the Early Termination Payments that would be payable to all TRA Holders if the Corporation had exercised its right of early termination under Section 3.01(a) on the date of the most recent Exchange as of the effective date of the resignation of the then-serving TRA Representative. If such successor does not receive the requisite approval, the Corporation and the TRA Holders shall attempt to resolve the matter in good faith. If no such resolution has occurred by the earlier of (i) 90 days following the termination of tenure and (ii) five (5) days before a TRA Representative will be required to take an action or make a decision under this Agreement, the Corporation shall be entitled to appoint the successor, who shall serve as the TRA Representative.

Article VI
MISCELLANEOUS

Section 6.01 Notices. All notices, requests, claims, demands and other communications with respect to this Agreement shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by e-mail if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service. All notices under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

Rubicon Technologies, Inc.

950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attention: William Meyer, General Counsel

E-mail: bill.meyer@rubicon.com

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with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Phone: +1.212.351.2340
Fax: +1.212.351.5220
Attention: Eric Sloan

E-mail: esloan@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, PC

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30303

Email: Scott.Augustine@chamberlainlaw.com

Attention: Scott A. Augustine

if to the Company, to:

Rubicon Technologies Holdings, LLC

950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attention: William Meyer, General Counsel

E-mail: bill.meyer@rubicon.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Phone: +1.212.351.2340
Fax: +1.212.351.5220
Attention: Eric Sloan

E-mail: esloan@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, PC

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30303

Email: Scott.Augustine@chamberlainlaw.com

Attention: Scott A. Augustine

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if to the TRA Representative, to:

the address provided to the Corporation at the time of the TRA Representative’s appointment in accordance with the definition of “TRA Representative.”

if to the TRA Holder(s), to:

the address set forth for such TRA Holder in the records of the Company.

Any party may change its address by giving the other party written notice of its new address, fax number, or e-mail address in the manner set forth in this Section 6.01.

Section 6.02 Bank Account Information. The Corporation may require each TRA Holder to provide its bank account information to facilitate wire transfers. The Corporation shall be entitled to rely on the bank account information provided by a TRA Holder absent actual knowledge that such bank account information is incorrect.

Section 6.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed in two or more counterparts by manual, electronic or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.04 Entire Agreement. The provisions of this Agreement, the LLC Agreement, the Transaction Agreement, and the other writings referred to in this Agreement or delivered pursuant to this Agreement which form a part of this Agreement contain the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior oral and written agreements and memoranda and undertakings among the parties to this Agreement with regard to such subject matter. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party to this Agreement nor create or establish any third party beneficiary hereto.

Section 6.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the state of Delaware (and, to the extent applicable, federal law), without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

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Section 6.06 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, each Person party hereto shall take all necessary action to cause this Agreement to be amended so as to provide, to the maximum extent reasonably possible, that the purposes of the Agreement can be realized, and to modify this Agreement to the minimum extent reasonably possible.

Section 6.07 Assignment; Amendments; Waiver of Compliance; Successors and Assigns.

(a) Assignment. No TRA Holder may, directly or indirectly, assign or otherwise transfer its rights under this Agreement to any person without the express prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that, the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Holder (i) if the TRA Holder is an original signatory to this Agreement and that TRA Holder seeks to transfer a portion of its rights, in the aggregate, to more than three transferees, and (ii) if the TRA Holder is not an original signatory to this Agreement and that TRA Holder seeks to transfer less than all of its rights. Notwithstanding the provisions of the preceding sentence, to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring TRA Holder may assign to the transferee all, but not less than all, of that TRA Holder’s rights under this Agreement with respect to such transferred Units. Any assignment or transfer effected pursuant to this Section 6.07 shall be void unless the assignee or transferee, as applicable, executes and delivers a joinder to this Agreement agreeing to become a “TRA Holder” for all purposes of this Agreement (except as otherwise provided in such joinder), with such joinder being, in form and substance, reasonably satisfactory to the Corporation. Notwithstanding the preceding provisions of this Section 6.07(a), no TRA Holder shall have any right to assign or otherwise transfer, directly or indirectly, any of its rights under this Agreement to any person unless the TRA Holder (together with its Affiliates) held at least 10 percent of the total Units outstanding immediately before the Blocker Mergers.

(b) Amendments.

(i) General Rule. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation, the Company, and the TRA Holders who would be entitled to receive (x) in the case of an amendment in connection with a Change of Control, at least seventy five percent (75%) or, and (y) in connection with any amendment not described in clause (x), at least two-thirds of, the Early Termination Payments payable to all TRA Holders (as determined by the Corporation) if the Corporation had exercised its right of early termination under Section 3.01(a) on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

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(ii) Amendments with Disproportionate Adverse Effect. In addition to the requirements in Section 6.07(b)(i), if a proposed amendment would have a disproportionate adverse effect on the payments one or more TRA Holders will or may receive under this Agreement, such amendment shall not be effective without the written consent of at least two-thirds of the TRA Holders who would be disproportionately and adversely affected (with such two-thirds threshold being measured as set forth in Section 6.07(b)(i) and if there are fewer than three affected TRA Holders, the written consent of all such TRA Holders).

(c) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d) Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, division, conversion or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 6.08 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.09 Dispute Resolution.

(a) Disputes as to Interpretation and Calculations. Any Dispute as to the interpretation of, or calculations required by, this Agreement shall be resolved by the Corporation and the TRA Representative, acting reasonably and in good faith; provided, that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement, consistent with the goal that the provisions of this Agreement result in the TRA Holders receiving eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit and the Additional Amount thereon; provided, further, that, notwithstanding the preceding provisions of this Section 6.09(a), any Dispute as to the interpretation of, or calculations required by, this Agreement that involve the Blocked TRA Holders shall, at the request of Blocked TRA Holders, be resolved in accordance with Section 6.09(b), Section 6.09(c), Section 6.09(d), Section 6.09(e), and Section 6.09(f) and not pursuant to this Section 6.09(a).

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(b) Dispute Resolution; Arbitration. If any dispute is not resolved in accordance with Section 6.09(a), the parties shall negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”). To the extent any Dispute is not resolved through good faith negotiations between the Corporation, the TRA Representative, and the Blocked TRA Holders, as applicable, Disputes shall be finally resolved by arbitration before a panel of three independent tax lawyers at major law firms who are resident in New York, New York and are mutually acceptable to the parties (the “Arbitrators”). The Arbitrators, with the consent of the parties, may, or, at the direction of the parties, shall, delegate some or all of the issues under dispute (including Disputes under Section 1.03, Section 2.01(c), Article III, or Section 5.02) to a nationally recognized accounting firm selected by the Arbitrators and agreed to by the Corporation, the TRA Representative, and the Blocked TRA Holders, as applicable. Notwithstanding anything to the contrary in this Agreement, in any Dispute proceeding (i) the TRA Representative shall represent the interests of any TRA Holder(s) other than the Blocked TRA Holders in any Dispute and no TRA Holder other than the Blocked TRA Holders shall individually have the right to participate in any proceeding and (ii) the Blocked TRA Holders shall represent the interest of the Blocked TRA Holders.

(c) Selection of Arbitrators; Timing. There shall be three Arbitrators who shall be appointed by the parties within 20 days of receipt by a party of a copy of the demand for arbitration. The Corporation shall appoint one arbitrator and the TRA Representative and, if the arbitration involves the Blocked TRA Holders, the Blocked TRA Holders, shall appoint one arbitrator (with the appointment being subject, in each case, to the reasonable objection of the other party), and the parties shall jointly appoint the third arbitrator. If any of the Arbitrators is not appointed within 20 days, and the parties have not agreed to extend the 20-day time period, such arbitrator shall be appointed by JAMS in accordance with the listing, striking and ranking procedure in the JAMS Comprehensive Arbitration Rules and Procedures, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and partnership tax matters and an experienced arbitrator. In rendering an award, the Arbitrators shall be required to follow the laws of the state of Delaware, notwithstanding any Delaware choice-of-law rules. The costs of arbitration shall be split equally between the parties participating in the arbitration.

(d) Arbitration Award; Damages; Attorney Fees. The arbitral award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The Arbitrators shall not be permitted to award punitive, non-economic, or any non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the Arbitrators. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including all attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. Each party shall bear its own attorney’s fees incurred in the underlying arbitration.

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(e) Confidentiality. All Disputes shall be resolved in a confidential manner. The Arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(f) Discovery. Barring extraordinary circumstances (as determined in the sole discretion of the Arbitrators), discovery shall be limited to pre-hearing disclosure of documents that each side shall present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they shall produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the Arbitrators. The parties agree that information from the Corporate Tax Return (including by way of a redacted Corporate Tax Return) shall be sufficient, and that the Corporation shall not be compelled to produce any unredacted Tax Returns. There will be no depositions or live witness testimony.

Section 6.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts, if any, as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld and are (or, when due, will be) paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Holder shall promptly provide the Corporation or other applicable withholding agent with any necessary tax forms, in form and substance reasonably acceptable to the Corporation, as the Corporation may request from time to time in determining whether any such deductions and withholdings are required under any applicable law, including Internal Revenue Service Form W-9 or the appropriate Form W-8, as applicable. Before any withholding is made pursuant to this Section 6.10, the Corporation shall use commercially reasonable efforts to (a) notify the applicable TRA Holder and (b) cooperate in good faith with such TRA Holder to avoid such withholding, unless the TRA Holder has failed to comply with the provisions of the preceding sentence.

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Section 6.11 Confidentiality.

(a) General Rule. Each TRA Holder and each of their assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or information of the Corporation or the Company, or the Affiliates or successors of the Corporation or the Company, and the other TRA Holders acquired pursuant to this Agreement, including marketing, investment, performance data, credit and financial information and other business affairs of the Corporation or the Company, or the Affiliates or successors of the Corporation or the Company, or the other TRA Holders.

(b) Exceptions. This Section 6.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file his or her Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary in this Section 6.11, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the Company, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure.

(c) Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.11, the Corporation shall have the right and remedy to have the provisions of this Section 6.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 6.12 LLC Agreement. For U.S. federal income Tax purposes, to the extent this Agreement imposes obligations upon the Company or a member of the Company, this Agreement shall be treated as part of the LLC Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 6.13 Joinder. The Company shall have the power and authority (but not the obligation) to permit any Person who becomes a member of the Company to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in the Company by such Person, and such Person shall be treated as a “TRA Holder” for all purposes of this Agreement.

Section 6.14 Survival. If this Agreement is terminated pursuant to Article III, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 6.05 (Governing Law), Section 6.09 (Dispute Resolution), Section 6.11 (Confidentiality), and this Section 6.14 (Survival).

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Article VII
DEFINITIONS

As used in this Agreement, the terms set forth in this Article VII shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” is defined in Section 1.02.

“Additional Amount” for a given Taxable Year shall be the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year, reduced by the Tax Benefit Payment Reduction Amount for such Taxable Year (if any), calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Tax Return with respect to Taxes for the most recently ended Taxable Year until the date on which the payment is required to be made. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Additional Amount” shall equal the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year, reduced by the Tax Benefit Payment Reduction Amount for such Taxable Year (if any), calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 1.03(b) until the date on which the payment is required to be made, reduced to account for any payment of Additional Amount made in respect of the original Tax Benefit Schedule. Except to the extent that it is treated as Imputed Interest, the Additional Amount shall be treated as additional consideration for Tax purposes.

“Adjusted Asset” means any asset with respect to which a Basis Adjustment is made.

“Advisory Firm” means any accounting firm or any law firm, in each case, that is nationally recognized as being expert in Tax matters and that is selected by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 1.03(c).

“Arbitrators” is defined in Section 6.09(b).

“Assumed SALT Liability” is defined in Section 1.02(d).

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less (i) the amount of cash reserves reasonably established in good faith by the Corporation to provide for the proper conduct of business of the Corporation (including paying creditors) and (ii) any amount the Corporation cannot pay to a TRA Holder by reason of (A) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (B) restrictions under applicable law.

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“Basis Adjustment” means any adjustment under sections 732, 734, 743, or 1012 of the Code (as applicable) as a result of (a) an Exchange or (b) the Blocker Mergers (including any adjustment under section 743 of the Code that the Corporation directly or indirectly owns as a result of the Blocker Mergers). For purposes of calculating the amount of a Basis Adjustment, each Merger Date Asset shall be treated as having a basis for U.S. federal income tax purposes equal to zero as of immediately before the Merger.

“Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

“Blocked TRA Holders” means the holders of Units set forth on Schedule [●] or their successors and assigns.

“Blocker” means an entity classified as a corporation for U.S. federal income tax purposes and listed on Schedule [●].

“Blocker Mergers” is defined in the recitals to this Agreement.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required to close.

“Change of Control” means the occurrence of any of the following events:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto, excluding any TRA Party or any group of TRA Parties, becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(b) the following individuals cease for any reason to constitute a majority of the directors of the Corporation then serving: (i) individuals who, on the Merger Date, constitute the Board, and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation) whose appointment by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Merger Date or whose appointment or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

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(c) there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(d) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than the sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Corporation immediately before such sale.

“Class A Shares” is defined in the recitals of this Agreement.

“Class B Unit” has the meaning given to it in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor or replacement statute.

“Company” is defined in the preamble to this Agreement.

“Consolidated Group” is defined in Section 3.04(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Tax Return” means a Tax Return of the Corporation.

“Corporation” is defined in the preamble of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of (a) the cumulative amount of Realized Tax Benefits, if any, for all Taxable Years of the Corporation, including such Taxable Year, over (b) the cumulative amount of Realized Tax Detriments, if any, for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“day” means a calendar day.

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“Deemed Early Termination Event” is defined in Section 3.01(b)(i).

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.09(b).

“Dispute Resolution Procedures” is defined in Section 1.03(b).

“Early Termination Date” is defined in Section 3.02(a)(i).

“Early Termination Notice” is defined in Section 3.02(a)(i).

“Early Termination Payment” is defined in Section 3.03(a).

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 400 basis points.

“Early Termination Schedule” is defined in Section 3.02(a)(i).

“Elective Exchange Notice” has the meaning given to it in the LLCA.

“Exchange” means an exchange pursuant to the LLC Agreement, and any other transfer of Units for cash or otherwise, and “Exchanged” shall have a correlative meaning.

“Exchange Basis Schedule” is defined in Section 1.03(a)(i)(B), including any Amended Exchange Basis Schedule.

“Exchange Consideration” has the meaning given to it in the LLCA.

“Exchange Date” is the date of any Exchange.

“Exchangeable Unit” has the meaning given to it in the LLCA.

“Finalized Merger Date Asset Schedule” is defined in Section 3.02(a)(i).

“Hypothetical Tax Liability” means Actual Tax Liability, except that all Tax Assets shall be disregarded (i.e. treated as if they do not exist) in calculating Hypothetical Tax Liability. For the avoidance of doubt, the Assumed SALT Liability used to determine the Hypothetical Tax Liability shall be calculated by disregarding all Tax Assets.

“Imputed Interest” means any interest imputed under sections 1272, 1274, or 483 or other provision of the Code with respect to the Corporation’s payment obligations under this Agreement.

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“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market or such other commercially available source providing quotations of such rates as may be designated by Corporation from time to time), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation and the TRA Representative at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than zero percent (0%). If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation and the TRA Representative shall (as determined by the Corporation and the TRA Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation, the Company, and the TRA Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporation and the TRA Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation and the TRA Representative.

“LLC Agreement” is defined in the recitals of this Agreement.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the “Market Value” means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 3.02.

Annex J-26

“Material Uncured Breach” means the occurrence of any of the following events:

(a) the Corporation fails to make any payment required by this Agreement within 180 days after the due date for that payment (except for a failure to make any payment due pursuant to this Agreement as a result of a lack of Available Cash);

(b) this Agreement is rejected in a case commenced under the Bankruptcy Code and the Corporation does not cure the rejection within 90 days after such rejection; or

(c) the Corporation breaches any of its material obligations under this Agreement other than an event described in clause (a) or (b) with respect to one or more TRA Holders and the Corporation does not cure such breach within 90 days after receipt of notice of such breach from such TRA Holder(s).

“Merger” is defined in the recitals of this Agreement.

“Merger Date” means the date of the Merger.

“Merger Date Asset” means the assets of the Company and any of its direct or indirect Subsidiaries that is not classified as a corporation for U.S. federal income tax purposes as of the Merger Date.

“Merger Date Asset Schedule” means the Schedule attached as Annex A, including the Finalized Merger Date Asset Schedule and any Amended Merger Date Asset Schedule.

“Merger Sub LLC” means Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder SPAC.

“Net Tax Benefit” means, for each Taxable Year, the amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under Section 2.01, excluding payments attributable to any Additional Amount.

“NOLs” means the net operating losses, capital losses, or other loss carrybacks and carryforwards of the Blockers, if any, existing at the time of the Blocker Mergers, including any such losses that the Corporation succeeds to pursuant to Section 381 of the Code (and any corresponding provision of applicable state, local and/or non-U.S. Tax law).

“Objection Notice” is defined in Section 1.03(a).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Realized Tax Benefit” is defined in Section 1.01

“Realized Tax Detriment” is defined in Section 1.01.

Annex J-27

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Supporting Letter” means a letter prepared by (i) the Corporation, and certified by the Corporation’s chief financial officer, or (ii) an Advisory Firm, in either case that states that the relevant schedules to be provided to the TRA Representative and Blocked TRA Holders pursuant to Section 1.03(a)(iii) or 3.02(a) were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedules were delivered by the Corporation to the TRA Representative and the Blocked TRA Holders.

“Tax Assets” means, without duplication, (a) the Basis Adjustments, (b) Imputed Interest, (c) the basis for U.S. federal income tax purposes of any Merger Date Asset (except to the extent such basis is treated as equaling zero pursuant to the final sentence of the definition of the definition of Basis Adjustment), (d) NOLs, and (e) any other item of loss, deduction or credit, including carrybacks and carryforwards, attributable to any item described in clauses (a) to (d) of this definition.

“Tax Benefit Payment” means, for each Taxable Year, an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Additional Amount.

“Tax Benefit Payment Reduction Amount” has the meaning given to it in Section 2.05(a).

“Tax Benefit Schedule” is defined in Section 1.03(a)(ii), including any Amended Tax Benefit Schedule.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, declaration of estimated Tax, and any declaration, report, or similar statement prepared or filed in connection with any Determination (including any attached schedules).

“Taxable Year” means, for the Corporation or the Company, as the case may be, a taxable year as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable, ending on or after the closing date of the Merger.

“Taxes” means any and all non-U.S., U.S. federal, state, and local taxes, assessments, or similar charges that are based on or measured with respect to net income or profits (including any franchise taxes based on or measured with respect to net income or profits), and any interest, penalties, or additions related to such amounts imposed in respect thereof under applicable law.

“Taxing Authority” means any U.S. or non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

Annex J-28

“TRA Holder” means any Person (other than the Corporation, its Subsidiaries, and the TRA Representative, solely in their capacity as TRA Representative) that is a party to this Agreement. For purposes of Section 1.03(a)(iv), the term “TRA Holder” shall not include any person (including that person’s Affiliates) that holds less than 10 percent of the total Class B Units immediately prior to the Blocker Mergers.

“TRA Party” means the Corporation, the Company, each of the TRA Holders, the TRA Representative, and any person who becomes a party to this Agreement from time to time.

“TRA Representative” means [●] or, if it is unable or unwilling to serve as the TRA Representative, the person designated pursuant to Section 5.07(d).

“Transaction Agreement” means the Agreement and Plan of Merger, dated December 15, 2021, by and among Founder SPAC, the Company, and the other parties thereto.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unblocked TRA Holder” means the Persons listed on Annex B that hold Units on the date of this Agreement (other than the Corporation or its Subsidiaries and the Blocker).

“Valuation Assumptions” means, as of the Early Termination Date, the assumptions that

(a) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have sufficient taxable income such that the Corporation would be obligated to make a Tax Benefit Payment in respect of all available Tax Assets in such Taxable Year;

(b) any NOLs and items of loss, deduction, or credit generated by a Basis Adjustment or Imputed Interest arising in a Taxable Year preceding the Taxable Year that includes the Early Termination Date will be used by the Corporation ratably from the Taxable Year that includes the Early Termination Date through the earlier of (i) the scheduled expiration of such Tax Item or (ii) 15 years (provided that in any year in which the Corporation is unable to use the full amount of an NOL because of sections 382, 383, or 384 of the Code (or any successor provision or other similar limitation) that it otherwise would be deemed to use under this clause (b), the amount deemed to be used for purposes of this clause (b) shall equal the amount permitted to be used in such year under sections 382, 383, or 384 of the Code, or any successor provision or similar limitation);

(c) if, at the Early Termination Date, there are Exchangeable Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Exchange Consideration that would be received if the Exchange occurred on the Early Termination Date;

Annex J-29

(d) any non-amortizable assets are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date; and

(e) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, taking into account any scheduled or imminent tax rate increases. For the avoidance of doubt, an “imminent” tax rate increase is one for which both the amount and the effective time can be determined with reasonable accuracy.

[Signature page follows]

Annex J-30

In witness whereof, the undersigned have executed this Agreement as of the date first set forth above.

THE CORPORATION

Rubicon Technologies, Inc.

By:
Name:
Title:

THE COMPANY

Rubicon Technologies Holdings, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Annex J-31

TRA HOLDERS

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

TRA REPRESENTATIVE

[●]

[Signature Page to Tax Receivable Agreement]

Annex J-32

Annex A

Merger Date Asset Schedules

[To be completed]

Annex J-33

Annex B

Unblocked TRA Holders List

[To be completed]

Annex J-34

Annex K

Final Form

RUBICON TECHNOLOGIES, INC.

2022 EQUITY INCENTIVE PLAN

1.	Purpose

The purpose of this Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, officers, non-employee directors and other service providers of Rubicon Technologies, Inc. and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available employees for positions of substantial responsibility and to motivate Participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock and Other Stock-Based Awards, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash, Common Stock or a combination thereof, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b) “Act” means the Securities Exchange Act of 1934, as amended.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock Unit, Restricted Stock, Other Stock-Based Award or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.

(d) “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f) “Board” means the Board of Directors of the Company.

Annex K-1

(g) “Cause” has the meaning set forth in the written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or if there is no such agreement or no such term is defined in such agreement, means a Participant’s Termination of Employment by the Company or an Affiliate by reason of (i) the Participant’s material breach of any agreement between the Participant and the Company or an Affiliate or any policy of the Company of an Affiliate; (ii) the willful failure or refusal by the Participant to substantially perform his or her duties; (iii) the commission or conviction of the Participant of, or the entering of a plea of nolo contendere by the Participant with respect to, (A) a felony or (B) a misdemeanor involving moral turpitude; (iv) the Participant’s gross misconduct that causes harm to the reputation of the Company or (v) the Participant’s inability or failure to competently perform his or her duties in any material respect due to the use of drugs or other illicit substances. A Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to such Participant’s Termination of Employment that grounds for a Termination of Employment for Cause existed at the time of such Termination of Employment, as determined by the Committee in good faith.

(h) “Change in Control” means the occurrence of any one of the following:

(i)   any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 2(h)(iii)(A) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the Effective Date (as defined below), constitute the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were either directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iv) the implementation of a plan of complete liquidation or dissolution of the Company; or

(v) there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Annex K-2

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(j) “Committee” means the Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 6.

(k) “Common Stock” means the Class A common stock of the Company, $0.0001 par value per share, or such other class or kind of shares or other securities as may be applicable under Section 16.

(l) “Company” means Rubicon Technologies, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.

(m) “Disability” has the meaning set forth in a written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or if there is no such agreement or no such term is defined in such agreement, means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of a Participant that would entitle him or her to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect; or in the event that a Participant is not covered, for whatever reason under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Participants shall submit to an examination by such physician upon request by the Committee.

(n) “Dividend Equivalent” mean an amount payable in cash or Common Stock, as determined by the Committee, equal to the dividends that would have been paid to the Participant if the share of Common Stock with respect to which the Dividend Equivalent relates had been owned by the Participant.

(o) “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4.

(p) “Eligible Person” means (x) any current or prospective employee, officer, non-employee director or other service provider of the Company or any of its Subsidiaries and (y) any person as contemplated under the Merger Agreement, dated December 15, 2021, by and among the Company (formerly Founder SPAC), Ravenclaw Merger Sub LLC, Ravenclaw Merger Sub Corporation 1, Ravenclaw Merger Sub Corporation 2, Ravenclaw Merger Sub Corporation 3, Boom Clover Business Limited, NZSF Frontier Investments INC., PLC Blocker A LLC, and Rubicon Technologies Holdings, LLC (formerly Rubicon Technologies, LLC); provided however that Incentive Stock Options may only be granted to employees of the Company or any of its “subsidiary corporations” within the meaning of Section 424 of the Code.

Annex K-3

(q) “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(r)   “Incentive Bonus” means a bonus opportunity awarded under Section 12 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period as specified in the Award Agreement.

(s) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(v) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 11.

(w) “Participant” means any Eligible Person to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(x) “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 14(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y) “Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

Annex K-4

(z) “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(aa) “Separation from Service” or “Separates from Service” means a Termination of Employment that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(bb) “Stock Appreciation Right” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(cc) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(dd) “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(ee) “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company and its Subsidiaries, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition from employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee, (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider, and (v) the Committee may determine that a transition from employment with the Company or a Subsidiary to service to the Company or a Subsidiary other than as an employee shall constitute a “Termination of Employment”. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs or engages a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.

Annex K-5

3.	Eligibility

Any Eligible Person is eligible for selection by the Committee to receive an Award.

4.	Effective Date and Termination of Plan

This Plan became effective on [●], [●] 2022 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the 10th anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 29,000,000; provided that such number of shares issuable under the Plan will automatically increase on January 1st of each year beginning in 2022 and ending with a final increase on January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year (provided that the Board may provide that there will be no January 1st increase in the number of shares issuable for any such year or that the increase in the number of shares issuable for any such year will be a smaller number of shares of Common Stock than would otherwise occur pursuant to the preceding clause). The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 16 shall be subject to adjustment as provided in Section 16. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award. Shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. The aggregate number of shares available for issuance under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under this Plan.

Annex K-6

(c) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that, Awards using such available shares (i) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (ii) shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination, and (iii) shall comply with the requirements of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

(d) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to 29,000,000, which number shall be calculated and adjusted pursuant to Section 16 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(e) Limits on Non-Employee Director Compensation. The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director shall not exceed $400,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or during any calendar year in which a non-employee director is designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to $800,000.

6.	Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers of the Company, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any officer (within the meaning of Section 16 of the Act) or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the Chief Financial Officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including those powers set forth in Section 6(b)(iv) through (ix) and to execute Award Agreements or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

Annex K-7

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(iii)   to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(iv)   to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(v) to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(vi)   to determine the extent to which adjustments are required pursuant to Section 16;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(viii) to approve corrections in the documentation or administration of any Award; and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of Section 409A of the Code. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (x) a modification of a stock right within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (y) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. § 1.409A-1 (b)(5)(v)(C), or (z) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(E).

Annex K-8

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 20, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment. The Committee or any member thereof may, in its sole and absolute discretion, except as otherwise provided in Section 20, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of, or operation of, any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for as a result of gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7.	Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted to Eligible Persons as determined by the Committee at any time and from time to time prior to the termination of the Plan. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock or cash, as applicable, may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Termination of Employment. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Termination of Employment.

Annex K-9

(c) Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Sections 10(b), 11(b) or 16 of this Plan or as otherwise provided by the Committee.

8.	Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than 10 years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the 30th day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

Annex K-10

(b) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 16), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option, and at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.

(c) No Reload Grants. Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

Annex K-11

(b) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 16), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right, and at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

(c) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.	Restricted Stock and Restricted Stock Units

(a) Vesting and Performance Criteria. The grant, issuance, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to unearned Awards of Restricted Stock or Restricted Stock Units that are subject to performance-based vesting criteria. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned.

Annex K-12

11.	Other Stock-Based Awards

(a) General Terms. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Common Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(b) Dividends and Distributions. Shares underlying Other Cash-Based Awards shall be entitled to dividends or distributions only to the extent provided by the Committee. Notwithstanding anything herein to the contrary, in no event will Dividend Equivalents be paid during the performance period with respect to unearned Other Cash-Based Awards that are subject to performance-based vesting criteria. Dividend Equivalents accrued on such shares shall become payable no earlier than the date the performance-based vesting criteria have been achieved and the shares underlying the Other Stock-Based Award have been earned.

12.	Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus such criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such achievement, and which criteria may be based on performance conditions.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.

(c) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

13.	Performance Awards

The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock, Restricted Stock Units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award (any such Award, a “Performance Award”). A Performance Award may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Committee.

Annex K-13

14.	Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Restricted Stock Units, Other Stock-Based Awards or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

15.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

16.	Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5, shall be equitably adjusted by the Committee, as determined in its sole discretion, to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee, as determined in its sole discretion, as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.

Annex K-14

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine in its sole discretion the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided in the Award Agreement or another contract, including an employment, offer, services or severance agreement or letter, or under the terms of a transaction constituting a Change in Control, the Committee may provide that any or all of the following shall occur upon a Participant’s Termination of Employment without Cause within 24 months following a Change in Control: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (ii) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, and (iii) in the case of outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (other than those referenced in subsection (ii)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards or issue substitute Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed, continued or substituted for shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (B) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, as determined by the Committee, and (C) in the case of outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (other than those referenced in subsection (B)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 16(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

Annex K-15

(d) Notwithstanding anything in this Section 16 to the contrary, in the event of a Change in Control, the Committee may provide for the cancellation and cash settlement of all outstanding Awards upon such Change in Control on such terms as determined by the Committee.

(e) Notwithstanding anything in this Section 16 to the contrary, any adjustment to an Option or Stock Appreciation Right under this Section 16 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right for purposes of Section 409A of the Code.

17.	Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (a) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (b) a Participant may transfer or assign an Award as a gift to an entity wholly owned by such Participant (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

18.	Compliance with Laws and Regulations

(a) This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined, in its sole and absolute discretion, that such registration is unnecessary.

Annex K-16

(b) In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

19.	Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may, and/or a Participant shall, make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other Award held by the Participant, or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

20.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan, and the Committee may amend or alter any Award Agreement or other document evidencing an Award made under this Plan; however, except as provided pursuant to the provisions of Section 16, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c) reprice outstanding Options or SARs as described in Sections 8(b) and 9(b);

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) increase the individual maximum limits in Section 5(e); or

Annex K-17

(g) otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award without such holder’s consent; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

21.	No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

22.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of Restricted Stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

Annex K-18

25.	Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation and Bylaws (as each may be amended from time to time), as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27.	Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

28.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

Annex K-19

29.	Clawback/Recoupment

Awards granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

30.	Plan Document Controls

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and any Award Agreement, the terms and conditions of the Plan shall control.

31.	Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

Annex K-20

Annex L

Form of Written Consent

ACTION BY WRITTEN CONSENT

IN LIEU OF A MEETING

OF MEMBERS OF

RUBICON TECHNOLOGIES, LLC

____________________________________

[●], 2022

The undersigned, being the holders of (a) Series A Units of Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), (b) Series B Units of the Company, (c) Series C Units of the Company, (d) Series D Units of the Company, (e) Series E Units of the Company (collectively, “Company Preferred Units”, and such holders, the “Preferred Members”) and (f) Common Units of the Company (“Company Common Units” and such holders the “Common Members”), acting in accordance with Section 18-302(d) of the Delaware Limited Liability Company Act (the “DLLCA”) and the governing documents of the Company, consent to the taking of the actions and adopt the resolutions set out below. This written consent (the “Written Consent”) of the undersigned Preferred Members and Common Members (collectively, the “Members”) is in lieu of a special meeting of the members of the Company, and all of the actions taken and resolutions set out in it shall have the same force and effect as if they were taken or adopted at such a meeting.

MEMBER APPROVAL OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, (i) Founder SPAC, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Purchaser”), (ii) Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub LLC”), (iii) the blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Merger Sub Incs”), (iv) certain blocker companies listed on the signature pages thereto (each a “Blocker Company” and collectively, the “Blocker Companies”), and (v) the Company (together with its subsidiaries, the “Rubicon Companies”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated December 15, 2021, a copy of which has been made available to the Members;

WHEREAS, the Merger Agreement provides for, among other things, (i) the merger of Merger Sub LLC with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger, (ii) following the Merger, each Merger Sub Inc will merge with and into its corresponding Blocker Company (each surviving company after such mergers, a “Surviving Blocker Company”) and, immediately thereafter and prior to each additional Merger Sub Inc merging into its corresponding Blocker Company, each such Surviving Blocker Company will merge with and into Purchaser, with Purchaser surviving such mergers (such mergers, the “Blocker Mergers” and, together with the Merger, the “Mergers”), and (iii) Class A common stock, par value $0.0001 per share of Purchaser and Class V common stock of Purchaser, par value $0.0001 per share (“Purchaser Common Stock”), with a contingent right to receive a number of additional shares of Purchaser Common Stock in accordance with the Merger Agreement, shall be issued by Purchaser to holders of Company Units (as defined below) in consideration thereof;

WHEREAS, the Board of Managers of the Company has approved the Merger Agreement and has recommended that the Members vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Members hold a majority of the issued and outstanding Company Preferred Units and Company Common Units (collectively, the “Company Units”), voting together as a single class; and

WHEREAS, the Members desire to adopt the Merger Agreement and approve the transactions contemplated thereby.

Annex L-1

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby consented to, adopted and approved by the Members in accordance with Section 18-209 of the DLLCA and the governing documents of the Company;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement.

PREFERRED MEMBER APPROVAL OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, the Board of Managers of the Company has approved the Merger Agreement and has recommended that the Preferred Members vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the undersigned Preferred Members hold greater than 66-2/3% of all Company Preferred Units, voting together as a single class; and

WHEREAS, the Preferred Members desire to adopt the Merger Agreement and approve the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby consented to, adopted and approved by the Preferred Members in accordance with Section 18-209 of the DLLCA and the governing documents of the Company;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement.

Annex L-2

GENERAL AUTHORITY

RESOLVED FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver, or to cause to be executed and delivered, all such other agreements, instruments, certificates and documents, to do or cause to be done all such further acts and things, and to pay or cause to be paid all necessary fees and expenses (including, without limitation, legal, financial advisory and auditors’ fees and expenses), as they or any of them may deem necessary or advisable in connection with the transactions contemplated by the foregoing resolutions or to effectuate the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officer;

RESOLVED FURTHER, that the Board of Managers be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement permitted under the DLLCA, as the Board of Managers may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company;

RESOLVED FURTHER, that any and all action heretofore taken by any officer or manager of the Company in connection with the documents and transactions referred to or contemplated by the foregoing resolutions are hereby ratified, approved and confirmed; and

RESOLVED FURTHER, that this Written Consent may be signed in counterparts, including counterparts delivered by facsimile, email or other electronic means, all of which taken together shall constitute one and the same instrument.

Annex L-3

IN WITNESS WHEREOF, the undersigned have executed this Written Consent, effective as of the date first written above.1

PREFERRED MEMBER	COMMON MEMBER

By:	By:
Name:	Name:
Title:	Title:

[1]	Note to Form: Member to sign applicable signature block based on holdings in the Company. If Member holds both Preferred Units and Common Units, Member is to execute both signature blocks.

[Signature Page to the Written Consent of the Members of Rubicon Technologies, LLC]

Annex L-4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. The Proposed Charter provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. New Rubicon has or will maintain insurance on behalf of its directors and executive officers. New Rubicon intends to enter into contracts with its directors and executive officers providing indemnification of such directors and executive officers by New Rubicon to the fullest extent permitted by law, subject to certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New Rubicon pursuant to the foregoing provisions, New Rubicon has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement, dated as of December 15, 2021, by and among Founder, Merger Sub, the Blocker Companies, the Blocker Merger Subs and Rubicon (included as Annex A to this proxy statement/consent solicitation statement/prospectus).	Form 8-K	001-40910	2.1	December 17, 2021
3.1	Second Amended and Restated Memorandum and Articles of Association of Founder.	Form 8-K	001-40910	3.1	October 20, 2021
3.2	Form of Certificate of Incorporation of Rubicon Technologies, Inc. (included as Annex B to this proxy statement/consent solicitation statement/prospectus).
3.4	Form of Bylaws of Rubicon Technologies, Inc. (included as Annex C to this proxy statement/consent solicitation statement/prospectus).

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
4.1	Specimen Unit Certificate of Founder.	Form S-1/A	333-258158	4.1	October 12, 2021
4.2	Specimen Ordinary Shares Certificate of Founder.	Form S-1/A	333-258158	4.2	October 12, 2021
4.3	Specimen Warrant Certificate of Founder.	Form S-1/A	333-258158	4.3	October 12, 2021
4.4	Warrant Agreement, dated October 14, 2021, by and between Founder and Continental, as warrant agent.	Form 8-K	001-40910	4.1	October 20, 2021
4.5+	Specimen Class A Common Stock Certificate of Rubicon Technologies, Inc.
4.6+	Specimen Class V Common Stock Certificate of Rubicon Technologies, Inc.
5.1	Opinion of Winston & Strawn LLP regarding the validity of the securities.
8.1	Tax Opinion of Winston & Strawn LLP
10.1	Letter Agreement, dated October 14, 2021, by and among Founder, its executive officers, its directors and Sponsor.	Form 8-K	001-40910	10.1	October 20, 2021
10.2	Investment Management Trust Agreement, dated October 14, 2021, by and between Founder and Continental, as trustee.	Form 8-K	001-40910	10.2	October 20, 2021
10.3	Registration Rights Agreement, dated October 14, 2021, by and among Founder, Sponsor and Jefferies LLC.	Form 8-K	001-40910	10.3	October 20, 2021
10.4	Private Placement Warrants Purchase Agreement, dated October 14, 2021, by and between Founder and Sponsor.	Form 8-K	001-40910	10.4	October 20, 2021
10.5	Private Placement Warrants Purchase Agreement, dated October 14, 2021, by and between Founder and Jefferies LLC.	Form 8-K	001-40910	10.5	October 20, 2021
10.6	Indemnity Agreements, dated October 14, 2021, by and among Founder and its directors and officers.	Form S-1/A	333-258158	10.4	October 12, 2021
10.7	Securities Subscription Agreement, dated April 27, 2021, between Founder and Sponsor.	Form S-1/A	333-258158	10.6	October 12, 2021
10.8	Forward Purchase Agreement, dated October 14, 2021, by and between Founder and Meteora Capital Partners, LP.	Form 8-K	001-40910	10.8	October 20, 2021
10.9*	Form of Rubicon Technologies, Inc. 2022 Equity Incentive Plan (included as Annex K to this proxy statement/consent solicitation statement/prospectus).
10.10	Form of Amended and Restated Registration Rights Agreement by and among Founder, Sponsor, Rubicon and certain Rubicon equity holders (included as Annex I to this proxy statement/consent solicitation statement/prospectus).	Form 8-K	001-40910	2.1	December 17, 2021

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.11	Form of Lock-Up Agreement by and among Founder, Rubicon and certain Rubicon equity holders (included as Annex H to this proxy statement/consent solicitation statement/prospectus).	Form 8-K	001-40910	10.4	December 17, 2021
10.12	Form of Subscription Agreement by and among Founder and the PIPE Investors (included as Annex E to this proxy statement/consent solicitation statement/prospectus).	Form 8-K	001-40910	10.3	December 17, 2021
10.13	Sponsor Agreement by and among Founder, Rubicon, Sponsor and certain Founder insiders (included as Annex F to this proxy statement/consent solicitation statement/prospectus).	Form 8-K	001-40910	10.1	December 17, 2021
10.14	Support Agreement by and among Founder, and certain Rubicon equityholders (included as Annex G to this proxy statement/consent solicitation statement/prospectus).	Form 8-K	001-40910	10.2	December 17, 2021
10.15	Form of Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies Holdings, LLC (included as Annex D to this proxy statement/consent solicitation statement/prospectus).
10.16	Form of Tax Receivable Agreement (included as Annex J to this proxy statement/consent solicitation statement/prospectus).
10.17	Form of Rubicon Unitholder Written Consent (included as Annex L to this proxy statement/consent solicitation statement/prospectus).
10.18*	Amended and Restated Employment Agreement, by and between Nate Morris and Rubicon Global Holdings, LLC effective as of February 9, 2021, as amended on April 26, 2022.
10.19*	Employment Agreement, by and between Phil Rodoni and Rubicon Global Holdings, LLC, dated as of November 17, 2016, as amended on April 20, 2019, April 16, 2020, August 4, 2020, January 3, 2021, February 3, 2021, and November 30, 2021.
10.20*	Employment Agreement, by and between Michael Heller and Rubicon Global Holdings, LLC, dated as of November 17, 2016, as amended on July 11, 2018, January 5, 2019, April 16, 2020, September 17, 2020, January 3, 2021, and February 3, 2021.
21.1+	List of Subsidiaries.
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of Founder.
23.2	Consent of Cherry Bekaert LLP, independent registered public accounting firm of Rubicon.
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	Power of Attorney.
99.1+	Preliminary Proxy Card.
99.2	Consent of Barry Caldwell to be named as a Director
99.3	Consent of Brent Callinicos to be named as a Director
99.4	Consent of Paula Dobriansky to be named as a Director

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
99.5	Consent of Andres Chico to be named as a Director
99.6	Consent of Paula Henderson to be named as a Director
99.7	Consent of Coddy Johnson to be named as a Director
99.8	Consent of Nate Morris to be named as a Director
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing fee table	Form S-4	333-262465	107	February 1, 2022

*	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.

#	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:

i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.	That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.	The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 12th day of May, 2022.

FOUNDER SPAC

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Osman Ahmed	Chief Executive Officer (Principal Executive Officer)	May 12, 2022
Osman Ahmed

/s/ Manpreet Singh	Chief Financial Officer	May 12, 2022
Manpreet Singh	(Principal Financial and Accounting Officer)

/s/ Hassan Ahmed	Chairman of the Board	May 12, 2022
Hassan Ahmed

/s/ Rob Theis	Director	May 12, 2022
Rob Theis

/s/ Steve Papa	Director	May 12, 2022
Steve Papa

/s/ Allen Salmasi	Director	May 12, 2022
Allen Salmasi

/s/ Jack Selby	Director	May 12, 2022
Jack Selby